  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 1996.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER THE

                            SECURITIES ACT OF 1933

                           --------------------------

                           REPUBLIC INDUSTRIES, INC.

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          4953                  73-1105145
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                        No.)

                      200 EAST LAS OLAS BLVD., SUITE 1400
                         FORT LAUDERDALE, FLORIDA 33301
                                 (954) 627-6000

         (Address, Including Zip Code, and Telephone Number, Including
             Area Code of Registrant's Principal Executive Offices)

                               RICHARD L. HANDLEY
                             SENIOR VICE PRESIDENT
                           REPUBLIC INDUSTRIES, INC.
                      200 EAST LAS OLAS BLVD., SUITE 1400
                         FORT LAUDERDALE, FLORIDA 33301
                                 (954) 627-6000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copy to:
                            Jonathan L. Awner, Esq.
                       Akerman, Senterfitt & Eidson, P.A.
                             One SE Third Avenue
                                 Suite 2800
                             Miami, Florida 33131
                                (303) 374-5600

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective and after satisfaction or waiver of all other conditions to the closing of the merger of Continental Waste Industries, Inc. with a wholly-owned subsidiary of the Registrant pursuant to the Agreement and Plan of Merger described in the enclosed Solicitation Statement/Prospectus.

                           --------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
     SECURITIES TO BE REGISTERED         BE REGISTERED(1)      PER UNIT(2)      OFFERING PRICE(2)         FEE(3)
Common Stock, par value $.01 per
  share...............................      12,949,151           $31.1875       $403,851,646.81        $122,379.29

(1) This Registration Statement relates to the maximum number of shares of the Registrant's common stock, par value $.01 per share ("Republic Common Stock"), issuable upon consummation of the merger of Continental Waste Industries, Inc. ("Continental") with a wholly-owned subsidiary of the Registrant, in connection with the conversion of outstanding shares of Continental common stock and assuming the exercise of all outstanding options and warrants to acquire shares of Continental common stock.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee. The average of the high and low prices of Republic Common Stock as reported on The Nasdaq Stock Market was $31.1875 on December 6, 1996.

(3) Pursuant to Rule 457(b), the registration fee has been reduced by $70,249.14, which was paid on October 2, 1996 in connection with the filing under the Securities Exchange Act of 1934, as amended, by Continental of preliminary copies of the Solicitation Statement/Prospectus included herein. Accordingly the registration fee payable upon the filing of this Registration Statement is $52,130.15.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       CONTINENTAL WASTE INDUSTRIES, INC.

                                67 WALNUT AVENUE
                                   SUITE 103
                            CLARK, NEW JERSEY 07066

                                                               December 13, 1996

Dear Stockholder:

     The enclosed materials seek your consent to a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 27, 1996 (the "Merger Agreement"), among Continental Waste Industries, Inc. (the "Company"), Republic Industries, Inc. ("Republic") and RI/CW Merger Corp., pursuant to which, among other things, the Company will be merged with and into RI/CW Merger Corp., a wholly-owned subsidiary of Republic (the "Merger"), and each outstanding share of the Company's common stock will be converted into the right to receive
4/5ths of a share of Republic common stock. Approval and adoption of the Merger Agreement requires the consent of the holders of a majority of the Company's outstanding shares of common stock.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTEREST OF, THE COMPANY AND ITS STOCKHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     In lieu of a special meeting of stockholders of the Company, action to approve and adopt the Merger Agreement will be taken by written consent. The Merger will be consummated as soon as practicable after consents from stockholders holding a majority of the outstanding common stock of the Company are received by the Company.

     The accompanying Solicitation Statement/Prospectus provides detailed information concerning the proposed Merger, the reasons why the Board of Directors has recommended the approval and adoption of the Merger Agreement and certain additional information including, without limitation, the information set forth under the heading "Risk Factors," which describes, among other things, potentially adverse effects to stockholders as a result of the Merger. We urge you to carefully consider all of the information in the Solicitation Statement/Prospectus. It is important that your shares of the Company's common stock be represented in this matter, regardless of the number of shares you hold. THEREFORE, PLEASE SIGN, DATE AND RETURN THE ENCLOSED CONSENT FORM AS SOON AS POSSIBLE.

                                           Sincerely,

                                           /s/ Carlos E. Aguero
                                           -------------------------------------
                                           Carlos E. Aguero
                                           President, Chief Executive Officer
                                           and Director

                       CONTINENTAL WASTE INDUSTRIES, INC.
                             SOLICITATION STATEMENT

                             ---------------------

                           REPUBLIC INDUSTRIES, INC.
REPUBLIC (LOGO)                    PROSPECTUS                 CONTINENTAL (LOGO)

     This Solicitation Statement/Prospectus is being furnished to the stockholders of Continental Waste Industries, Inc., a Delaware corporation ("Continental"), in connection with the solicitation by the Board of Directors of Continental (the "Board") of consents of Continental stockholders to a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 27, 1996 (the "Merger Agreement"), by and among Continental, Republic Industries, Inc., a Delaware corporation ("Republic"), and RI/CW Merger Corp., a Delaware corporation and wholly-owned subsidiary of Republic ("Mergersub"). Pursuant to the Merger Agreement, Mergersub is to be merged with and into Continental (the "Merger") with Continental continuing as the surviving corporation (the "Surviving Corporation") and as a wholly-owned subsidiary of Republic.

     Properly executed, dated and returned consent forms shall be given effect in accordance with the directions thereon. If no direction is indicated, the shares of common stock, $.0006 par value per share, of Continental ("Continental Common Stock") represented by such consent form shall be deemed to have consented to the approval and adoption of the Merger Agreement. A stockholder who has delivered a consent form may revoke it at any time before unrevoked consents representing the requisite number of shares of Continental Common Stock required to approve and adopt the Merger Agreement are delivered to Continental. Consents may be revoked by delivering a written notice of revocation of such consent or by submission of a properly executed later-dated consent form to the Secretary of Continental. Written consents shall only be effective to approve and adopt the Merger Agreement if the number of consents required to approve such corporate action are delivered to Continental within 60 days of the date of the earliest consent delivered to Continental.

     Continental's executive offices are located at 67 Walnut Avenue, Suite 103, Clark, New Jersey 07066 (telephone (908) 396-0018). Solicitation materials will be mailed to stockholders of Continental on or about December 13, 1996.

     This Solicitation Statement/Prospectus also constitutes a prospectus of Republic filed with the Securities and Exchange Commission (the "Commission") as part of a Registration Statement on Form S-4 (including all amendments and supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to up to 12,949,151 shares (the "Shares") of common stock, $.01 par value, of Republic ("Republic Common Stock"), that may be issued upon the closing (the "Closing") of the transactions contemplated by the Merger Agreement, in connection with the conversion of the outstanding shares of Continental Common Stock.

     Republic Common Stock is traded on The Nasdaq Stock Market ("Nasdaq") under the symbol "RWIN." On December 9, 1996, the last reported sales price for Republic Common Stock as reported by Nasdaq was $33.00 per share. On May 10, 1996, Republic's Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend to stockholders of record on May 28, 1996, which was distributed on June 8, 1996 (the "Stock Split"). On December 28, 1995, Continental effected a five-for-three stock split to all holders of record of Continental Common Stock on December 28, 1995. All references in this Solicitation Statement/Prospectus to historical share and per share data have been retroactively adjusted to reflect the stock splits.

     As of the date hereof, Republic's executive offices are located at 200 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, Florida 33301 (telephone (954) 627-6000). As of December 16, 1996, Republic's executive offices will be located at 450 East Las Olas Boulevard, Suite 1200, Fort Lauderdale, Florida 33301 (telephone (954) 627-6000).

     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF CONTINENTAL.

     THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE DATE OF THIS SOLICITATION STATEMENT/PROSPECTUS IS DECEMBER 13, 1996.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS SOLICITATION STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS SOLICITATION STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY REPUBLIC OR CONTINENTAL. NEITHER THE DELIVERY OF THIS SOLICITATION STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS SOLICITATION STATEMENT/ PROSPECTUS OR IN THE AFFAIRS OF REPUBLIC OR CONTINENTAL SINCE THE DATE HEREOF. THIS SOLICITATION STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                             ---------------------

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
AVAILABLE INFORMATION................................................................     3
SUMMARY..............................................................................     4
RISK FACTORS.........................................................................    14
SOLICITATION OF WRITTEN CONSENTS.....................................................    21
THE MERGER...........................................................................    23
THE MERGER AGREEMENT.................................................................    32
MANAGEMENT OF REPUBLIC BEFORE AND AFTER THE MERGER AND THE PENDING REPUBLIC
  ACQUISITIONS.......................................................................    41
INTERESTS OF CERTAIN PERSONS IN THE MERGER...........................................    45
EFFECT OF MERGER ON RIGHTS OF STOCKHOLDERS...........................................    45
COMPARATIVE STOCK PRICES AND DIVIDEND POLICIES.......................................    45
COMPARATIVE PER SHARE DATA...........................................................    47
DESCRIPTION OF REPUBLIC'S CAPITAL STOCK..............................................    48
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS......................    49
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF REPUBLIC........................................................................    65
BUSINESS OF REPUBLIC.................................................................    76
EXECUTIVE COMPENSATION OF REPUBLIC...................................................    94
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF REPUBLIC...........    98
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF REPUBLIC...........................   100
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF CONTINENTAL.....................................................................   102
BUSINESS OF CONTINENTAL..............................................................   111
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CONTINENTAL........   122
LEGAL MATTERS........................................................................   123
EXPERTS..............................................................................   123
OTHER MATTERS........................................................................   124
INDEX TO FINANCIAL STATEMENTS........................................................   F-1
ANNEX A -- MERGER AGREEMENT..........................................................   A-1
ANNEX B -- OPINION OF RAYMOND JAMES & ASSOCIATES, INC................................   B-1
ANNEX C -- IRREVOCABLE PROXY OF CARLOS E. AGUERO.....................................   C-1
ANNEX D -- IRREVOCABLE PROXY OF THOMAS A. VOLINI.....................................   D-1
ANNEX E -- IRREVOCABLE PROXY OF VENTURE INVESTORS....................................   E-1

                             AVAILABLE INFORMATION

     Republic and Continental are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, file reports, proxy and information statements and other information with the Commission. These reports, proxy and information statements and other information concerning Republic and Continental can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of the reports, proxy and information statements and other information concerning Republic and Continental can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Shares of Republic Common Stock and Continental Common Stock are traded on Nasdaq. Information filed by Republic and by Continental with Nasdaq may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     Republic has filed with the Commission the Registration Statement under the Securities Act with respect to the Shares to be issued pursuant to the Merger Agreement. This Solicitation Statement/Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq referred to above.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Solicitation Statement/ Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Solicitation Statement/Prospectus and the Annexes hereto. Stockholders of Continental are urged to read this Solicitation Statement/Prospectus and the Annexes hereto, and in particular the section herein entitled "Risk Factors", in their entirety.

REPUBLIC

     Republic is a holding company with major business segments in vehicle rental, vehicle retailing, integrated solid waste services, and electronic security services. In November 1996, Republic completed the acquisition of Alamo Rent-A-Car, Inc. and certain affiliated companies ("Alamo"), which operates a fleet of approximately 158,000 vehicles, owns and operates 205 car rental locations in the United States and Canada and 61 car rental locations in Europe, and licenses another 111 locations to third party operators in Europe. In August 1996, Republic completed the acquisition of CarChoice, Inc. ("CarChoice"), which owns and operates two used vehicle megastores in Dallas, Texas and Detroit, Michigan. Republic owns or operates 15 landfills and provides waste collection services to over 1,300,000 residential, commercial and industrial customers, and provides related environmental services. Republic provides electronic security monitoring services to over 207,000 businesses and residences predominantly in Florida, Colorado, Illinois and Maryland. Republic's strategy is to grow aggressively as a diversified company through internal growth and by acquiring and integrating additional automotive businesses, solid waste services businesses, and electronic security services businesses, as well as by acquiring and expanding businesses in other industries.

     In addition to the Merger, Republic has two other significant pending acquisitions of other companies: AutoNation Incorporated ("AutoNation"), which is owned in part by certain affiliates of Republic and is developing a chain of vehicle retailing megastores, and Addington Resources, Inc. ("Addington"), a company primarily engaged in the solid waste services industry (collectively, the "Pending Republic Acquisitions"). In connection with the Pending Republic Acquisitions, an aggregate of approximately 32 million shares of Republic Common Stock will be issued (which number includes shares of Republic Common Stock issuable upon future exercises of options to be assumed by Republic in the Pending Republic Acquisitions). The AutoNation transaction is subject to the approval of Republic stockholders and is expected to be closed in January 1997, and the Addington transaction is subject to approval of Addington stockholders and is expected to be closed in December 1996. Each of the Pending Republic Acquisitions is subject to other customary closing conditions, including receipt of regulatory approvals. However, the consummation of each of the Continental, AutoNation, and Addington acquisitions is not contingent on the approval or consummation of any of such other acquisitions.

     In November 1995, Republic changed its name to Republic Industries, Inc. from Republic Waste Industries, Inc. As of the date hereof, Republic's principal executive offices are located at 200 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, Florida 33301, and its telephone number is (954) 627-6000. As of December 16, 1996, Republic's principal executive offices will be located at 450 East Las Olas Boulevard, Suite 1200, Fort Lauderdale, Florida 33301.

CONTINENTAL

     Continental provides integrated solid waste management services to residential, commercial and industrial customers concentrated primarily in the eastern half of the United States. These services include non-hazardous landfill disposal, solid waste collection, transfer station operations and recycling programs. Continental conducts its operations in ten states and in Costa Rica, and operates ten landfills, ten waste collection operations, sixteen transfer stations and six recycling facilities. Since its founding in 1988, Continental has experienced significant growth in revenue and operating income, due primarily to the acquisition of 32 solid waste service businesses.

     Recent acquisitions are taking Continental into selected new markets in the eastern United States where it believes attractive opportunities for growth and integration exist. In addition to its operations in the Midwest and Mid-South, Continental is now serving markets in South Carolina and central Florida. Continental recently announced five pending acquisitions in New Jersey. Since January 1, 1995, Continental has completed twelve acquisitions representing approximately $35 million in estimated annual revenue. In addition, as of November 5, 1996, Continental had five acquisitions under definitive contract or non-binding letters of intent, representing approximately $21.0 million in combined annual revenue. Although Continental intends to aggressively pursue these and other transactions, there can be no assurance that any particular transaction will be completed.

     In general, Continental seeks to own or control both waste collection and disposal operations in each of the local markets in which it competes. For the year ended December 31, 1995, approximately 56% of the waste accepted by Continental's landfills was derived from Continental's collection operations or delivered under contracts of more than one year in duration. Similarly, for the year ended December 31, 1995, Continental's waste hauling and transfer operations disposed of approximately 93% of the waste which they collected at Continental's landfills. This strategy is intended to improve cost competitiveness and mitigate operating risk by reducing the dependence of Continental's landfills on waste streams from unaffiliated haulers, and by reducing the exposure of Continental's collection operations to disposal cost fluctuations at facilities owned by third parties.

     Continental targets landfill and collection business acquisitions primarily within midsized regional markets in the United States, as well as selected urban markets in Costa Rica. Continental generally pursues a "hub and spoke" acquisition strategy involving the acquisition of landfills in its target markets, as well as collection businesses and transfer stations which control waste volumes that can be channeled into Continental's landfills. Continental considers for acquisition both profitable and under performing landfills and collection businesses. Continental also expects to achieve internal growth by providing acquired businesses with access to capital; internal landfill remediation and construction capabilities; enhanced marketing resources and credibility; expertise in regulatory and permitting matters; and professional operating systems and financial controls. Continental seeks to improve operating efficiencies and profitability at acquired businesses through increasing the density of collection routes, economizing operating and administrative costs, and selectively increasing prices. Continental's internal growth objectives are augmented by a continuing landfill expansion program. Continental has approximately 40 million total cubic yards of remaining disposal capacity permitted, or in various stages of permitting, at its landfills.

     Continental's executive offices are located at 67 Walnut Avenue, Suite 103, Clark, New Jersey 07066.

SOLICITATION OF WRITTEN CONSENTS

     In lieu of calling a special meeting, the Board is requesting the stockholders of Continental to approve and adopt the Merger Agreement, pursuant to this Solicitation Statement/Prospectus, by execution and delivery to Continental of written consents. As a result of the Merger, Continental will become a wholly-owned subsidiary of Republic.

     The Board has fixed the close of business on November 15, 1996, as the date for the determination of stockholders entitled to consent to the proposal to approve and adopt the Merger Agreement (the "Record Date").

CONSENTS REQUIRED

     Written consents from the holders of a majority of the shares of Continental Common Stock outstanding on the Record Date are required to approve and adopt the Merger Agreement. Only stockholders of record at the close of business on the Record Date are entitled to consent to the proposal to approve and adopt the Merger Agreement. As of the Record Date, 15,349,897 shares of Continental Common Stock were issued and outstanding and entitled to consent to the proposal to approve and adopt the Merger Agreement. See "SOLICITATION OF WRITTEN CONSENTS -- Consents Required."

     As of the Record Date, 3,464,446 shares of Continental Common Stock (approximately 23% of the outstanding shares of Continental Common Stock) were beneficially owned by Carlos E. Aguero, Thomas A.

Volini, APEX Investment Fund Limited Partnership, Environmental Venture Fund Limited Partnership, and The Productivity Fund Limited Partnership (affiliates of Bret R. Maxwell) (collectively, the "Principal Stockholders"). Each of Principal Stockholders has granted Republic an irrevocable proxy to vote or to execute a written consent with respect to its shares of Continental Common Stock in favor of the approval and adoption of the Merger Agreement.

THE MERGER

     The Merger Consideration. Upon the terms and subject to the conditions of the Merger Agreement, Mergersub will be merged with and into Continental with Continental continuing as the Surviving Corporation and as a wholly-owned subsidiary of Republic. In the Merger, each share of Continental Common Stock outstanding at the Effective Time will be converted into the right to receive
0.8 of one share (the "Exchange Ratio") of Republic Common Stock, subject to cash being paid in lieu of issuing fractional shares of Republic Common Stock (the "Merger Consideration"). See "THE MERGER AGREEMENT -- Conversion of Shares."

     Recommendation of Continental's Board. The Board, at a special meeting held on June 24, 1996, unanimously approved the Merger Agreement and the transactions contemplated thereby. The Board has determined that the Merger is fair to, and in the best interests of, the stockholders of Continental and recommends that the stockholders consent to the approval and adoption of the Merger Agreement. For a discussion of the factors considered by the Board in reaching its recommendation and determination, see "THE MERGER -- Background of the Merger," "-- Reasons for the Merger; Recommendation of the Board" and "-- Opinion of Continental's Financial Advisor."

     Opinion of Continental's Financial Advisor. Continental retained Raymond James & Associates, Inc. ("Raymond James") to act as its financial advisor and to render its opinion to the Board as to the fairness of the consideration offered in the Merger, from a financial point of view, to the stockholders of Continental. Raymond James rendered its opinion to the Board that, as of June 20, 1996 and as of the date of this Solicitation Statement/Prospectus, the consideration to be received by the stockholders of Continental pursuant to the Merger Agreement is fair from a financial point of view, to the stockholders of Continental. The full text of the opinion of Raymond James, which sets forth certain assumptions made, certain procedures followed and certain matters considered by Raymond James, is included as Annex B to this Solicitation Statement/Prospectus and should be read in its entirety. For a description of this opinion, see "THE MERGER -- Opinion of Continental's Financial Advisor."

     Effective Time of the Merger. The Merger will become effective at the date and time that the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") or at such later time as may be specified in the Certificate of Merger so filed (the "Effective Time"). The filing of the Certificate of Merger will be made as soon as practicable after all conditions set forth in the Merger Agreement have been satisfied or waived. See "THE MERGER AGREEMENT -- Effective Time; Effect of the Merger."

     Conditions to the Merger. The obligations of Republic and Continental to consummate the Merger are subject to various conditions, including obtaining approval of the Merger Agreement by Continental's stockholders. See "THE MERGER AGREEMENT -- Conditions Precedent to Closing."

     Exchange of Certificates of Continental Common Stock. Detailed instructions with regard to the surrender of certificates of Continental Common Stock, together with a letter of transmittal, will be forwarded to holders of Continental Common Stock by Harris Trust and Savings Bank (the "Exchange Agent") promptly, but in no event later than five business days, following the Effective Time. Upon surrender of the certificates and other required documents to the Exchange Agent, the Exchange Agent will distribute the Merger Consideration. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. See "THE MERGER AGREEMENT -- Exchange of Certificates."

     Nasdaq Listing. Republic will file an application to list the shares of Republic Common Stock to be issued in connection with the Merger on Nasdaq, subject to approval of the Merger Agreement by

Continental's stockholders and official notice of issuance. Shares of Republic Common Stock are traded on Nasdaq under the symbol "RWIN".

     Regulatory Approvals. The obligations of Republic and Continental to consummate the Merger are subject to the expiration or early termination of the waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules promulgated thereunder. Pre-merger notification information was filed with the Antitrust Division of the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") under the HSR Act on September 9, 1996, and the waiting period expired on October 9, 1996.

     Appraisal Rights. Appraisal rights are not available to stockholders of Continental.

     Certain Federal Income Tax Consequences. Based upon the opinion of Continental's counsel, no gain or loss will be recognized for federal income tax purposes by any stockholder of Continental whose Continental Common Stock is converted solely into Republic Common Stock in the Merger. No tax rulings will be requested from the Internal Revenue Service in connection with the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences."

     Accounting Treatment. The Merger will be accounted for by Republic under the "pooling of interests" method of accounting in accordance with generally accepted accounting principles. Under the pooling of interests method of accounting, the recorded amounts of the assets and liabilities of Continental and Republic will be carried forward to the combined corporation at their previously recorded amounts. Revenues and expenses will be retroactively presented as if Continental and Republic had been combined for the entire fiscal period in which the Merger occurs, and the reported income of each corporation for prior periods will be combined and restated as income for the combined corporation. See "THE MERGER -- Accounting Treatment."

     Termination. The Merger Agreement may be terminated by Republic or Continental under certain circumstances. See "THE MERGER
AGREEMENT -- Termination."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Continental has agreed to pay a fee equal to $1.0 million in consideration for services rendered by First Analysis Securities Corporation in connection with the Merger. Bret Maxwell, a director of Continental, is a managing director of First Analysis Corporation, the parent of First Analysis Securities Corporation. SEE "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

RISK FACTORS

     Stockholders of Continental should carefully evaluate the matters set forth under "Risk Factors." Factors to be considered, among other things, include the potential for fluctuation in the value of Republic Common Stock as well as the potential for changes in the businesses and financial condition of Republic prior to the Effective Time.

EXECUTIVE OFFICERS AND DIRECTORS AFTER THE MERGER

     All of Republic's existing Directors and executive officers as of the date hereof will remain in their respective positions following the Merger. The officers of Continental are expected to remain as officers of Continental following the Merger. The directors of Mergersub will be the directors of Continental following the Merger.

     In the event that the AutoNation acquisition by Republic is consummated, which is independent of the Merger, it is anticipated that Lawrence S. Rich, a director of AutoNation, will be appointed to the Board of Directors of Republic following consummation of such acquisition.

     Except as described herein, it is expected that all of Republic's other Directors and executive officers as of the date hereof will remain in their positions following the Pending Republic Acquisitions.

RECENT DEVELOPMENTS

     Recent Acquisition of Alamo. In November 1996, Republic acquired, in merger transactions, all of the outstanding capital stock of Alamo in exchange for an aggregate of 22,123,893 shares of Republic Common Stock. Such transaction has been accounted for as a pooling of interests business combination.

     Private Placement Transaction. In November 1996, Republic issued and sold 12,079,915 shares of Republic Common Stock in a private placement transaction for $29.50 per share resulting in net proceeds to Republic of approximately $353,000,000 after deducting fees and commissions.

     Pending Acquisition of AutoNation. In May 1996, Republic entered into a merger agreement (the "AutoNation Agreement") with RI/ANI Merger Corp., a Florida corporation and wholly-owned subsidiary of Republic, AutoNation, H. Wayne Huizenga, Steven R. Berrard and JM Family Enterprises, Inc., a Delaware corporation ("JMFE"), which provides for the acquisition of AutoNation by Republic in a merger transaction (the "AutoNation Merger"). AutoNation, which is in part privately-owned by certain affiliates of Republic, is developing a chain of vehicle retailing megastores. The AutoNation Agreement provides that Republic will issue 17,467,248 shares of Republic Common Stock in exchange for all of the outstanding shares of common stock of AutoNation. In addition, Republic will reserve an additional 480,372 shares of Republic Common Stock issuable in the future upon the exercise of outstanding stock options of AutoNation. Concurrent with the execution of the AutoNation Agreement, Republic and AutoNation also entered into a loan agreement pursuant to which Republic is providing AutoNation a line of credit until the closing of the AutoNation Merger. The AutoNation Merger will be accounted for using the purchase method of accounting and is intended to be tax-free to AutoNation shareholders. Consummation of the AutoNation Merger, which is expected to close in January 1997, is subject to approval by Republic stockholders and other customary closing conditions, including receipt of regulatory approval.

     Pending Acquisition of Addington. In June 1996, Republic entered into a definitive merger agreement (the "Addington Merger Agreement") with Addington. Addington is a solid waste services company. The Addington Merger Agreement provides that each share of common stock of Addington will be exchanged in a merger transaction (the "Addington Merger"), on a tax-free basis, for nine-tenth's (0.9) of a share of Republic Common Stock. In connection with the Addington Merger, it is contemplated that an aggregate of approximately 14,014,651 shares of Republic Common Stock will be issued (which number includes shares of Republic Common Stock issuable in the future upon the exercise of outstanding stock options of Addington). Consummation of the Addington Merger, which will be accounted for as a pooling of interests business combination, is subject to approval by Addington's stockholders and other customary closing conditions, including receipt of regulatory approval. Certain stockholders of Addington, representing approximately 45% of Addington's outstanding common stock, have granted irrevocable proxies to Republic to vote or to execute written consents with respect to their shares in favor of the transaction, which is expected to close in December 1996.

     Termination of Agreement to Acquire ADT Limited. In September 1996, Republic announced that the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement"), by and among Republic, R.I./Triangle, Ltd. and ADT Limited, a Bermuda corporation ("ADT"), which provided for the acquisition of ADT by Republic, had been terminated by mutual agreement of the parties. In connection with the execution of the ADT Agreement, ADT granted to Republic a warrant (the "ADT Warrant") to purchase 15,000,000 common shares of ADT at a purchase price of $20 per share (which approximated fair market value), subject to certain antidilution adjustments. The ADT Warrant became exercisable upon the termination of the ADT Agreement and remains exercisable until March 1997. Pursuant to the terms of the ADT Warrant, ADT has granted to Republic certain registration rights with respect to the common shares of ADT issuable to Republic upon exercise of the warrant.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Certain statements in this Summary and under the captions "Risk Factors," "Recent Developments," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Republic," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental,"

"Background of the Merger," and "Reasons for the Merger" and elsewhere in this Solicitation Statement/ Prospectus, constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Republic or Continental to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, Republic's limited operating history in vehicle retailing and related businesses and uncertainty as to future profitability of such operations; the ability to meet construction and development schedules and budgets for vehicle retailing megastores; the ability to develop and implement operational and financial systems to manage rapidly growing operations; the uncertainty as to the consumer demand for new and used vehicles; competition in existing and potential future lines of business; regulatory changes; loss or failure to obtain governmental permits; the ongoing consolidation within the solid waste management industry; the availability of acquisition and expansion opportunities on attractive terms; the ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; the ability to obtain financing on acceptable terms to finance Republic's growth strategy and for Republic to operate within the limitations imposed by financing arrangements; and other factors referenced in this Solicitation Statement/Prospectus. See "RISK FACTORS."

COMPARATIVE STOCK PRICES, DIVIDEND POLICIES, AND PER SHARE DATA

     See "COMPARATIVE STOCK PRICES AND DIVIDEND POLICIES" and "COMPARATIVE PER SHARE DATA."

                REPUBLIC'S SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The historical financial statements of Republic include the financial position and results of operations of CarChoice which Republic acquired in August 1996 and Incendere, Inc. and certain affiliated waste companies controlled by Dwight C. Schaubach ("Schaubach") and certain electronic security companies known as Denver Burglar Alarm ("Denver Alarm"), both of which Republic acquired in February 1996. These transactions have been accounted for under the pooling of interests method of accounting and, accordingly, Republic's historical financial statements have been restated as if the companies had operated as one entity since inception. The following selected income statement data for each of the three years in the period ended December 31, 1995 and the balance sheet data at December 31, 1995 and 1994 are derived from consolidated financial statements of Republic contained elsewhere herein, which have been audited by Arthur Andersen LLP, independent certified public accountants. The income statement data for the years ended December 31, 1992 and 1991 and the balance sheet data at December 31, 1993, 1992 and 1991 have been derived from audited consolidated financial statements of Republic not included herein. The income statement data for the nine month periods ended September 30, 1996 and 1995 and the selected balance sheet data at September 30, 1996 are derived from unaudited interim consolidated financial statements of Republic contained elsewhere herein. The unaudited interim consolidated financial statements include all material adjustments, consisting only of normal recurring adjustments, which Republic considers necessary for a fair presentation of its financial position and results of operations for these periods. Operating results of Republic for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The data should be read in conjunction with the consolidated financial statements of Republic, the unaudited interim consolidated financial statements of Republic and management's discussion and analysis of Republic included elsewhere herein.

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1996       1995       1995       1994       1993       1992       1991
                                     --------   --------   --------   --------   --------   --------   --------
                                          (UNAUDITED)
INCOME STATEMENT DATA:
Revenue......................        $423,371   $210,679   $295,238   $218,173   $182,495   $162,504   $143,873
Income from continuing
  operations before income
  taxes......................        $ 59,770   $ 19,740   $ 35,455   $ 22,147   $  2,162   $ 12,339   $  8,820
Income (loss) from continuing
  operations.................        $ 37,954   $ 10,966   $ 19,921   $ 16,849   $   (331)  $  9,000   $  6,932
Earnings per common and
  common equivalent share
  from continuing
  operations.................        $    .17   $    .09   $    .14   $    .17   $     --   $    .09   $    .09
Weighted average common and
  common equivalent shares...         218,668    119,527    141,279     96,920     97,102     94,788     80,576

                                                                               DECEMBER 31,
                                           SEPTEMBER 30,   ----------------------------------------------------
                                               1996          1995       1994       1993       1992       1991
                                           -------------   --------   --------   --------   --------   --------
                                            (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficiency).........        $ 246,129     $144,329   $ (5,379)  $  5,651   $  6,996   $ 18,502
Short-term debt, including current
  maturities of long-term debt.......        $  18,805     $ 11,996   $ 11,210   $ 11,464   $ 10,837   $  9,191
Long-term debt, net of current
  maturities.........................        $      --     $  3,791   $ 40,703   $ 42,930   $ 31,043   $ 28,582
Shareholders' equity.................        $ 791,904     $450,548   $115,218   $102,881   $121,071   $118,082
Total assets.........................        $ 986,865     $582,466   $257,207   $217,388   $202,967   $192,472

     See Notes 2, 5, 9 and 10 to consolidated financial statements of Republic included elsewhere in this Solicitation Statement/Prospectus for discussion of business combinations, various equity transactions, the distribution of the hazardous waste services segment and restructuring charges and their effect on comparability of year-to-year data. See "COMPARATIVE STOCK PRICES AND DIVIDEND POLICIES" for a discussion of Republic's dividend policy.

               CONTINENTAL'S SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth selected consolidated financial information derived from the audited consolidated financial statements of Continental and selected consolidated operating data for the years indicated. Balance sheet data and income statement data as of and for the nine months ended September 30, 1996 and 1995 have been derived from unaudited consolidated financial statements of Continental which, in the opinion of management, include all adjustments necessary for a fair statement of the results of operations and financial position for such periods and as of such dates. Results for the nine months ended September 30, 1996, are not necessarily indicative of results for the full year. Certain factors that affect the comparability of the information set forth in the following table are described in the notes thereto. In addition, the data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CONTINENTAL," and the Consolidated Financial Statements of Continental and the related notes thereto included elsewhere herein.

                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,                       YEARS ENDED DECEMBER 31,
                                    -----------------------   ------------------------------------------------------
                                       1996         1995         1995           1994       1993      1992      1991
                                    ----------   ----------   ----------     ----------   -------   -------   ------
                                                 (RESTATED)   (RESTATED)     (RESTATED)
                                          (UNAUDITED)
INCOME STATEMENT DATA:(A)
Revenue............................  $ 53,709     $ 33,443     $ 47,815       $ 28,728    $16,204   $13,348   $8,488
Operating expenses.................    36,050       15,351       22,182         13,422      8,603     7,988    6,428
General and administrative
  expenses.........................     7,490        5,587        7,915          4,737      2,067     1,860      861
Depreciation and amortization......     8,080        4,566        6,863          3,802      2,606     1,805      434
Special charges(b).................     7,623           --        3,264             --         --        --       --
                                     --------     --------     --------        -------    -------   -------   -------
  Income (loss) from operations....    (5,534)       7,939        7,591          6,767      2,928     1,695      765
Interest expense...................     2,294        2,126        2,659          1,881      1,303       891      180
Other income (expenses), net.......     1,130          (13)         205           (126)        49       107       26
                                     --------     --------     --------        -------    -------   -------   -------
  Income (loss) before income taxes
    and extraordinary gain.........    (6,698)       5,800        5,137          4,760      1,674       911      611
Provision for income taxes.........       208        2,394        2,135          2,132        721       222      159
                                     --------     --------     --------        -------    -------   -------   -------
  Income (loss) before
    extraordinary gain.............    (6,906)       3,406        3,002          2,628        953       689      452
Extraordinary gain, net of income
  taxes............................        --           --           --            357         --        --       --
                                     --------     --------     --------        -------    -------   -------   -------
  Net income (loss)................    (6,906)       3,406        3,002          2,985        953       689      452
Preferred stock dividends
  earned(c)........................        --           --           --             --        130       411      211
                                     --------     --------     --------        -------    -------   -------   -------
  Income (loss) available to common
    stockholders...................  $ (6,906)    $  3,406     $  3,002       $  2,985    $   823   $   278   $  241
                                     ========     ========     ========        =======    =======   =======   =======
EARNINGS PER SHARE DATA:(A)
Primary earnings per share:
  Income (loss) before
    extraordinary gain.............  $  (0.45)    $   0.30     $   0.25       $   0.39    $  0.21   $  0.10   $ 0.17
  Extraordinary gain, net of income
    taxes..........................        --           --           --           0.05         --        --       --
                                     --------     --------     --------        -------    -------   -------   -------
  Net income (loss)................  $  (0.45)    $   0.30     $   0.25       $   0.44    $  0.21   $  0.10   $ 0.17
                                     ========     ========     ========        =======    =======   =======   =======
Fully diluted earnings per share:
  Income (loss) before
    extraordinary gain.............  $  (0.45)    $   0.30     $   0.25       $   0.34    $  0.19   $  0.10   $ 0.17
  Extraordinary gain, net of income
    taxes..........................        --           --           --           0.05         --        --       --
                                     --------     --------     --------        -------    -------   -------   -------
  Net income (loss)................  $  (0.45)    $   0.30     $   0.25       $   0.39    $  0.19   $  0.10   $ 0.17
                                     ========     ========     ========        =======    =======   =======   =======
Primary weighted average shares....    15,217       11,213       11,979          6,858      3,950     2,795    1,402
Fully diluted weighted average
  shares...........................    15,316       11,422       12,115          7,613      4,739     2,795    1,402
BALANCE SHEET DATA:(A)              (RESTATED)
Cash and cash equivalents..........  $  1,601     $  2,624     $  3,483       $  4,677    $ 1,062   $ 1,153   $  711
Total assets.......................   163,495      114,043      124,221         88,878     35,257    32,277    9,456
Total debt.........................    50,296       46,539       25,421         25,348     15,404    16,057    3,853
Total stockholders' equity.........    75,543       42,031       70,271         37,025      9,060     6,549    3,503

---------------

(a) Continental's revenues, expenses, assets and liabilities have been significantly affected by the number and timing of several acquisitions made by Continental during the periods presented. See Note 3 of the Notes to Consolidated Financial Statements and Note 2 of the Notes to Condensed Consolidated Financial Statements of Continental and the notes related thereto included elsewhere herein. The September 30, 1996 operating results include the historical nine month results of an acquisition accounted for as a pooling of interest. As the acquisition was not significant, prior periods were not restated.
(b) On December 31, 1995, two employment agreements were terminated which prompted Continental to close its administrative office in Indianapolis, Indiana and to write-off certain related Victory Waste Incorporated contracts. In the third quarter of 1996, Continental recorded a charge for costs related to (i) the pending purchase of Continental by Republic, (ii) the suspended operations at a landfill and (iii) an impaired agreement not to compete.
(c) Dividends on Continental's Series A preferred shares and Series B preferred shares were suspended in April, 1993 by agreement with the holders thereof. In connection with Continental's public offering in November, 1994, all outstanding shares of preferred stock were redeemed and exchanged for shares of Continental Common Stock plus warrants to purchase shares of Continental Common Stock. No preferred stock is currently outstanding.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma financial data for the nine months ended or as of September 30, 1996 and the years ended December 31, 1995, 1994 and 1993 gives effect to certain closed Republic and Continental acquisitions and certain 1995 equity transactions (collectively, the "Closed Transactions") and the Merger as if such acquisitions and transactions occurred at the beginning of the periods presented for results of operations data and as of the balance sheet date for balance sheet data. The following unaudited pro forma Combined Company financial data for the nine months ended September 30, 1996 and for the years ended December 31, 1995, 1994 and 1993 gives effect to consummation of the Merger, the Closed Transactions and the Pending Republic Acquisitions as if such events occurred for balance sheet purposes at the balance sheet date and for statement of operations purposes at the beginning of the periods presented. The selected unaudited pro forma financial data was derived from, and should be read in conjunction with, the unaudited condensed consolidated pro forma financial statements and the notes thereto appearing elsewhere in this Solicitation Statement/Prospectus. The unaudited pro forma data is not necessarily indicative of the combined results of operations or financial position that would have occurred if the Merger, the Closed Republic Transactions and the Pending Republic Acquisitions had occurred at the beginning of the period nor are they necessarily indicative of future operating results. There can be no assurance that any of the Pending Republic Acquisitions will be completed.

                    PRO FORMA REPUBLIC AND CONTINENTAL DATA

                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                                     -----------------   ------------------------------------
                                                           1996             1995         1994         1993
                                                     -----------------   ----------   ----------   ----------
PRO FORMA INCOME STATEMENT DATA:
Revenue............................................     $ 1,661,136      $1,817,737   $1,559,823   $1,347,897
Income from continuing operations before income
  taxes............................................     $    65,624      $   17,945   $   52,809   $   36,932
Income from continuing operations..................     $    32,616      $    7,940   $   31,281   $   19,682
Earnings per common and common equivalent share
  from continuing operations.......................     $       .13      $      .03   $      .25   $      .16
Weighted average common and common equivalent
  shares...........................................         253,697         228,583      125,192      123,017

                                                                                               AS OF
                                                                                           SEPTEMBER 30,
                                                                                               1996
                                                                                           -------------
PRO FORMA BALANCE SHEET DATA:
Working capital..........................................................................   $   288,388
Short-term debt, including current maturities of long-term debt..........................   $ 2,297,160
Long-term debt, net of current maturities................................................   $   260,250
Shareholders' equity.....................................................................   $   907,796
Total assets.............................................................................   $ 4,025,569
Book value per common share..............................................................   $      4.03

                        PRO FORMA COMBINED COMPANY DATA

                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                                     -----------------   ------------------------------------
                                                           1996             1995         1994         1993
                                                     -----------------   ----------   ----------   ----------
PRO FORMA INCOME STATEMENT DATA:
Revenue............................................     $ 1,716,338      $1,874,476   $1,595,880   $1,370,497
Income from continuing operations before income
  taxes............................................     $    52,379      $   22,348   $   49,999   $   28,423
Income from continuing operations..................     $    24,580      $   10,614   $   29,595   $   14,406
Earnings per common and common equivalent share
  from continuing operations.......................     $       .09      $      .04   $      .21   $      .11
Weighted average common and common equivalent
  shares...........................................         285,078         260,223      139,410      137,024

                                                                                               AS OF
                                                                                           SEPTEMBER 30,
                                                                                               1996
                                                                                           -------------
PRO FORMA BALANCE SHEET DATA:
Working capital..........................................................................   $   184,945
Short-term debt, including current maturities of long-term debt..........................   $ 2,329,088
Long-term debt, net of current maturities................................................   $   277,323
Shareholders' equity.....................................................................   $ 1,197,844
Total assets.............................................................................   $ 4,405,930
Book value per common share..............................................................   $      4.67

                                  RISK FACTORS

     In addition to the other information contained in this Solicitation Statement/Prospectus, the following risk factors should be considered carefully by the stockholders of Continental before consenting to the proposal to approve and adopt the Merger Agreement, and in evaluating an investment in Republic.

     Fixed Exchange Ratio. The Exchange Ratio is fixed and will not be adjusted in the event of any increase or decrease in the relative or respective stock prices of the Republic Common Stock and the Continental Common Stock. The relative and respective prices of the Republic Common Stock and the Continental Common Stock at the Effective Time may vary from the prices as of the date the Merger Agreement was approved by the respective Boards of Directors of Republic and Continental, the date that the opinion of Raymond James was rendered, or the date that the Merger is consummated due to changes in the business, operations and prospects of Republic or Continental, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors. See "COMPARATIVE STOCK PRICES AND DIVIDEND POLICIES."

     Uncertainties in Integrating Operations and Achieving Cost
Savings. Republic and Continental are large enterprises, with operations in different markets. The success of any business combination, including the Merger, is in part dependent on the ability following the transaction to consolidate operations, integrate departments, systems and procedures and thereby obtain business efficiencies, economies of scale and related cost savings. The consolidation of operations, the integration of departments, systems and procedures and the relocation of staff present significant management challenges. The challenges posed may be particularly significant because they must be addressed contemporaneously with integrating the Pending Republic Acquisitions. There can be no assurance that future consolidated results will improve as a result of the Merger (or the Pending Republic Acquisitions), or as to the timing or extent to which cost savings and efficiencies will be achieved.

     Consummation of Pending Republic Acquisitions; Dilution. While management of Republic remains committed to consummating each of the Pending Republic Acquisitions, there can be no assurance that the consents and approvals required for each of such acquisitions will be obtained, that the other conditions necessary for the consummation of such acquisitions will be satisfied or that such acquisitions will otherwise be consummated. The issuance of additional shares of Republic Common Stock upon closing of the Pending Republic Acquisitions, upon exercise of warrants or options, or upon completion of other acquisitions or business combinations, may have a dilutive effect on earnings per share and will have a dilutive effect on the voting rights of the holders of Republic Common Stock. Assuming the consummation of each of the Merger and the Pending Republic Acquisitions, the current stockholders of each of the following companies will own approximately the following percentages of the outstanding shares of Republic Common Stock based on the number of shares of Republic Common Stock outstanding as of November 30, 1996: Republic 83.8%; AutoNation 6.5%; Continental 4.7%; and Addington 5.1%. Assuming the consummation of only the Merger, the stockholders of Republic immediately prior to the Effective Time will own approximately 94.7% of the outstanding shares of Republic Common Stock and the former stockholders of Continental will own approximately 5.3% of the outstanding shares of Republic Common Stock based on the number of shares of Republic Common Stock outstanding as of November 30, 1996.

     Control Of Republic. As of October 31, 1996, H. Wayne Huizenga, Michael G. DeGroote, Harris W. Hudson, and John J. Melk, each a Director and/or executive officer of Republic, beneficially owned an aggregate of 83,248,062 shares of Republic Common Stock (including shares beneficially owned by certain of their spouses, with respect to which they each respectively disclaim beneficial ownership, and including warrants and options exercisable within 60 days of October 31, 1996 for an aggregate of 29,730,622 shares of Republic Common Stock), or an aggregate of approximately 37.5% of the issued and outstanding shares of Republic Common Stock (assuming the exercise of all warrants and options exercisable within 60 days of October 31, 1996 owned by such persons). Messrs. Huizenga, DeGroote, Hudson and Melk acting together are, and, after the Merger is consummated, will be, able to exert considerable influence over the election of Republic's directors and the outcome of corporate actions requiring stockholder approval. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF REPUBLIC."

     Dependence on Key Personnel. Republic's future success depends to a significant extent on its management team. The loss of the services of any of the members of its management team, in general, all of whom have entered into employment and/or non-compete agreements with Republic, or the loss of Mr. Huizenga in particular (whether such loss is through resignation or otherwise), could have a material adverse effect on Republic's business, financial condition and future prospects. Furthermore, Republic does not hold keyman insurance on any member of its management team.

     Possible Depressing Effect of Future Sales of Republic Common
Stock. Future sales of the Shares, or the perception that such sales could occur, could adversely affect the market price of Republic Common Stock. There can be no assurance as to when, and how many of, the Shares will be sold and the effect such sales may have on the market price of Republic Common Stock. Since August 1995 and as of September 30, 1996, Republic has registered for sale, from time to time on a continuous basis under several shelf registration statements, by certain selling stockholders, an aggregate of 182,599,986 shares of Republic Common Stock. In addition, Republic intends to continue to issue Republic Common Stock in connection with certain of its acquisitions or in other transactions. Such securities may be subject to resale restrictions in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public. In the event of the issuance and subsequent resale of a substantial number of shares of Republic Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of Republic Common Stock.

     Limited Operations in Vehicle Retailing Business. Republic has a limited history of operations in vehicle retailing and related businesses. Prior to its acquisition of CarChoice in August 1996, Republic had no history of operations in the vehicle retailing industry. Republic currently anticipates that it will, through acquisitions, including the acquisition of AutoNation, rapidly expand its operations in new and used vehicle retailing and related businesses. Operations of CarChoice and AutoNation did not generate revenue until 1996. Neither CarChoice nor AutoNation has operated profitably since inception. AutoNation has started up and is developing a chain of vehicle retailing megastores and opened its first AutoNation USA(TM) megastore in October 1996. The success of Republic's aggressive development plans in the vehicle retailing business is dependent on a number of factors including, but not limited to, economic conditions, competitive environment, adequate capital, accurate site selection, construction schedules, supply of new and used vehicles, consumer acceptance of the megastore concept in vehicle retailing, vehicle manufacturers' approval and control over new vehicle dealer franchises, and the building of brand recognition. There can be no assurance that Republic will be successful in the vehicle retailing industry or in any related automotive industries which it enters.

     Valuation of AutoNation. There are a number of methods of determining the valuation of any company, which methods often involve consideration of intangible factors which are not readily capable of being quantified with precision. Accordingly, determination of a precise valuation of AutoNation is difficult, due in part to such factors as its limited history of operations in vehicle retailing and related businesses. Consequently, a Special Committee of the Board of Directors of Republic (the "Special Committee") engaged an investment banking firm to evaluate the fairness of the consideration proposed to be paid by Republic to the shareholders of AutoNation in connection with the AutoNation transaction. The Special Committee and its investment banking firm relied on forecasts and projections regarding AutoNation's future operating performance, as well as numerous other factors, including AutoNation's audited financial statements, and the investment banking firm issued its opinion that the consideration to be issued by Republic in the AutoNation transaction is fair to Republic from a financial point of view. Neither Republic nor its investment banking firm, nor, to Republic's knowledge, any other party, has conducted independent appraisals or valuations of the assets or liabilities of AutoNation.

     Need for Substantial Additional Capital. Republic's strategy is to aggressively grow as a diversified company by acquiring and integrating additional companies in its existing lines of business, and companies in other lines of business, as well as through internal growth of such businesses. As of November 30, 1996, Republic had approximately $1.9 billion in long term debt outstanding ($1.6 billion of which was secured by revenue earning rental vehicles) and had approximately $93 million in cash available for general corporate purposes. Republic believes that additional capital may be necessary to continue its rapid expansion, to service its outstanding debt, and to fully capitalize on acquisition and expansion opportunities that may become available to Republic. There can be no assurance that additional financing will be available on a timely basis, if at all, or that it will be available on terms acceptable to Republic. In the event that adequate financing is not available or is not available in the amounts or on terms acceptable to Republic, the implementation of Republic's acquisition and expansion strategy could be impeded and Republic's ability to react to changes in the industries in which it does business could be limited, which could have a material adverse effect on Republic's business, financial condition and future prospects.

     Impediments to Completing Future Acquisitions. Republic's future growth strategy depends on its ability to identify and acquire appropriate companies in its existing lines of business, and companies operating in other lines of business, to integrate the acquired operations effectively and to increase its market share in such businesses. A number of Republic's competitors are better known companies, with significantly greater financial resources. There can be no assurance that Republic will be able to identify viable acquisition candidates, that any identified candidates will be acquired, that acquired companies will be effectively integrated to realize expected efficiencies and economies of scale, or that any such acquisitions will prove to be profitable. Acquisition of companies requires the expenditure of sizeable amounts of capital, and the intense competition among companies pursuing similar acquisitions may further increase such capital requirements. In the event that acquisition candidates are not identifiable or acquisitions are prohibitively costly, Republic may be forced to alter its future growth strategy. As Republic continues to pursue its acquisition strategy in the future, its stock price, financial condition and results of operations may fluctuate significantly from period to period.

     Risks Associated with Acquisitions. There may be liabilities which Republic fails or is unable to discover in the course of performing due diligence investigations on each company or business it seeks to acquire, including liabilities arising from non-compliance with certain federal, state or local environmental laws by prior owners, and for which Republic, as a successor owner, may be responsible. Republic generally seeks to minimize its exposure to such liabilities by obtaining indemnification from each former owner, which may be supported by deferring payment of a portion of the purchase price. However, there is no assurance that such indemnifications, even if obtainable, enforceable and collectible (as to which there also is no assurance), will be sufficient in amount, scope or duration to fully offset the possible liabilities arising from the acquisitions.

     Cost of Vehicle Rental Fleet. Vehicle depreciation is one of the single largest cost components of Republic's Alamo Rent-A-Car vehicle rental business, and it is materially affected by vehicle manufacturers' supply programs. Since the late 1980s, vehicle manufacturers have sold vehicles to the car rental industry under repurchase programs, pursuant to which the manufacturers agree to repurchase program vehicles during allowable repurchase periods at determinable prices, subject to certain terms and conditions ("Repurchase Programs"). Repurchase prices under Repurchase Programs are based on either (i) a predetermined percentage of original vehicle cost and the month in which the vehicle is returned or (ii) the original capitalization cost less a set monthly depreciation amount. Repurchase Programs limit the risk of market value decline at the time of vehicle disposition and enable car rental companies to accurately project their vehicle depreciation expense. Republic currently has Repurchase Programs with General Motors Corporation ("General Motors"), Chrysler Corporation, Ford Motor Company, Mazda Motor of America, Inc., Nissan Motor Corporation in U.S.A., Subaru of America, Inc. and Toyota Motor Sales U.S.A., Inc. (including its Lexus division). During model year 1996, Republic's vehicle rental operations purchased approximately 90% of its U. S. vehicle fleet and a majority of its European vehicle fleet under Repurchase Programs. If vehicle manufacturers reduce the number or mix of vehicles available to car rental companies through Repurchase Programs or increase vehicle costs under Repurchase Programs, there can be no assurance that Republic will be able to control its rental fleet costs or selection, or to pass on any increases in vehicle cost to rental customers, which could have a material adverse effect on Republic's business, financial condition and future prospects.

     Republic also purchases vehicles for its rental fleet that are not subject to Repurchase Programs and therefore Republic is responsible for the disposition of such vehicles. During model year 1996, Republic's vehicle rental operations purchased approximately 10% of its North American rental fleet and less than half of its European rental fleet outside Repurchase Programs. The proceeds from the sales of such vehicles will depend upon the prices obtained by Republic in the used car market at the time of disposition and, accordingly, will be subject to the market conditions at the time of sale, which conditions may change from time to time. Changes in the prices obtainable in the used car market could adversely affect the price realized upon any sale. In the future, the number of vehicles purchased outside Repurchase Programs may increase or decrease based on a number of factors, including a determination by Republic of the acceptable level of residual risk related to the disposition of vehicles in the used car market.

     Dependence on Vehicle Manufacturer's Credit. Republic's Alamo Rent-A-Car vehicle rental business depends upon third-party financing to purchase its revenue earning vehicles for its vehicle rental fleet. Continued availability of such financing upon favorable terms is critical to Republic's vehicle rental operations. Since a substantial portion of such indebtedness is incurred in connection with major vehicle manufacturers' Repurchase Programs, a significant change in the financial conditions of the vehicle manufacturers, particularly General Motors, impairing their ability to repurchase vehicles could significantly affect Republic's ability to obtain such financing on favorable terms. In addition, under the terms of certain of Republic's vehicle purchase credit facilities, if the senior indebtedness of a repurchase party (such as General Motors) fails to maintain an investment grade rating, or upon the bankruptcy of a repurchase party or the occurrence of any other material adverse effect on the repurchase party's ability to perform, or upon a material default under a Repurchase Program, or upon the occurrence of certain other events, Republic may be prohibited from borrowing additional amounts under such facilities for the purchase of vehicles from such repurchase party, Republic may be required to repay a portion of the indebtedness outstanding under such facilities based on the vehicles to be repurchased by such repurchase party, and Republic may be required to remove the vehicles of such repurchase party from the applicable collateral pool for such facilities. Therefore, any change in financial condition of a vehicle manufacturer with which Republic maintains a Repurchase Program could have a material adverse effect on Republic's business, financial condition and future prospects.

     Interest Rates and Restrictive Covenants. A substantial portion of Republic's outstanding indebtedness is at floating interest rates. Republic uses interest rate swaps to manage the risk of interest rate fluctuations. However, a substantial increase in interest rates could adversely affect Republic's ability to service its debt obligations. In addition, most of Republic's debt instruments contain covenants establishing certain financial and operating restrictions as well as cross-default and cross-acceleration provisions. A failure to comply with any covenant or any obligation contained in any credit agreement could result in an event of default which could accelerate debt under certain other credit agreements.

     European Vehicle Rental Operations. Republic's European vehicle rental operations are subject to certain risks, including adverse developments in the foreign political and economic environment, varying governmental regulations, foreign currency fluctuations, potential difficulties in staffing and managing foreign operations and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on Republic's business, financial condition and future prospects.

     Regulation of Collision Damage Waivers. A traditional rental related product offered by the car rental industry has been the sale of collision damage waivers, under which car rental companies agree to waive their right to recovery from a renter for damage to the rental vehicle. Approximately 6.3%, 7.6% and 6.8% of the total U.S. revenue of Republic's Alamo Rent-A-Car vehicle rental business in 1995, 1994 and 1993, respectively, was generated from the sale of collision damage waivers. The United States House of Representatives has from time to time contemplated, but never adopted, legislation that would regulate the conditions under which collision damage waivers may be sold by car rental companies. In addition, approximately 40 states have considered legislation affecting the collision damage waiver product. To date, 18 of those states have enacted legislation requiring disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance and that a collision damage waiver may not be necessary. In addition, in the late 1980s, New York and Illinois enacted legislation which eliminated car rental companies' right to offer collision damage waivers for sale and limited potential customer liability to $100 and $200, respectively. Moreover, California, Nevada and Indiana have capped the rates that may be charged for collision damage waivers to $9.00, $10.00 and $5.00 per day, respectively. In addition, Texas requires the rates charged for this protection to be reasonable in relation to costs. Adoption of national or additional state legislation limiting the sale, or capping the rates, of collision damage waivers could further restrict sales of this product, and additional limitations on potential customer liability could increase Republic's costs in its vehicle rental business.

     Dependence on Principal Rental Fleet Supplier. Since the early 1980s, General Motors has been the principal supplier of rental fleet vehicles to Republic's Alamo Rent-A-Car vehicle rental business. The number of vehicles purchased from General Motors varies from year to year. In model years 1996, 1995 and 1994, Republic's vehicle rental operations purchased approximately 61%, 68% and 78%, respectively, of its North American vehicle fleet from General Motors. Under the terms of Republic's Repurchase Program with General Motors, Republic's vehicle rental operations must purchase at least 51% of its domestic vehicles from General Motors during model years 1996 through 2000 in order to receive certain discounts and other incentives. Given the volume of vehicles purchased from General Motors, shifting significant portions of the fleet purchases to other manufacturers would require significant lead time. As a result, if General Motors were unable to supply Republic's vehicle rental operations with the planned number and type of vehicles, it could have a material adverse effect on Republic's business, financial condition and future prospects.

     Environmental Regulation. The operations of Republic's businesses are subject to certain federal, state and local requirements which regulate health, safety, environment, zoning and land-use. Operating and other permits are generally required for landfills, certain collection vehicles, fuel storage tanks, and other facilities owned or operated by Republic, and these permits are subject to revocation, modification and renewal. It may be necessary to expend considerable time, effort and money to bring Republic's existing or acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity. Applicable requirements are enforceable by injunctions and fines or penalties, including criminal penalties. These regulations are administered by the United States Environmental Protection Agency ("EPA") and various other federal, state and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration ("OSHA") of the United States Department of Labor. In addition, certain of Republic's waste disposal operations that traverse state boundaries could be adversely affected if the federal government or the state in which a landfill is located limits or prohibits, imposes discriminatory fees on, or otherwise seeks to discourage the disposal, within state boundaries, of waste collected outside of the state.

     The Solid Waste Disposal Act ("SWDA"), as amended by the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and the regulations promulgated thereunder establish a framework for regulating the storage, collection and disposal of non-hazardous solid wastes. Subtitle D of RCRA establishes a framework for regulating the disposal of municipal solid wastes. In October 1991, the EPA imposed minimum federal comprehensive solid waste management criteria and guidelines, on, among other things, location restrictions, facility design and operating criteria, closure and post-closure requirements, groundwater monitoring requirements and corrective action standards, many of which had not previously been in effect or enforced. Compliance with Subtitle D regulations has resulted in significant increases in costs. If environmental laws become more stringent, Republic's environmental capital expenditures and costs for environmental compliance may increase in the future. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures could vary substantially from those currently anticipated. See "BUSINESS OF REPUBLIC -- Regulations."

     The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), imposes liability for damages and the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment on, among others, the current and former owners and operators of such sites. Liability under CERCLA can be founded upon the release or threatened release, even as a result of unintentional and non-negligent action, of thousands of hazardous substances, including very small quantities of such substances. More than 20% of the sites on the EPA's National Priorities List which require remediation under CERCLA are solid waste landfills which ostensibly never received any hazardous wastes. Thus, even if Republic's landfills or other properties which Republic or companies it acquires may have owned or operated have never received hazardous wastes, it is possible that one or more hazardous substances may have come to be located there. Republic could be liable under

CERCLA for the cost of cleaning up such hazardous substances at the sites and for damages to natural resources, even if those substances were deposited at Republic's facilities before Republic acquired or operated them. CERCLA liability may also attach to Republic with regard to facilities owned or operated by third parties where Republic or companies it acquires arranged for disposal or treatment of hazardous substances at, or transportation of hazardous substances to, such a facility, or where Republic or companies it acquires was the waste transporter who selected such facility for treatment or disposal of hazardous substances. The costs of a CERCLA cleanup can be significant. Given the difficulty of obtaining insurance for environmental impairment liability, such liability could have a material impact on Republic's business, financial condition and future prospects. See "BUSINESS OF REPUBLIC -- Regulations."

     Republic currently carries site-specific pollution liability insurance (for a majority of its facilities), contractors' pollution liability insurance and professional liability insurance. However, these insurance policies are limited in scope and coverage. As a result, there can be no assurance that the level or breadth of such insurance coverages will be sufficient to fully cover potential claims. In addition, such insurance is becoming increasingly expensive and difficult to obtain. There can be no assurance that adequate insurance coverage will be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect Republic against liabilities. The obligation to pay any environmental damages claim in excess of Republic's insurance coverage could have a material adverse effect on the business, financial condition and future prospects of Republic.

     "False" Alarm Ordinances. Republic believes that approximately 95% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false" alarms. Significant concern has arisen in certain municipalities about this high incidence of "false" alarms. Recently, a trend has emerged on the part of local governmental authorities to address such concern by adopting various measures aimed at reducing the number of "false" alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting "false" alarms; (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of "false" alarms; (iii) imposing fines on alarm subscribers for "false" alarms; (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of "false" alarms; and/or (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect Republic's electronic security services business and operations. In addition, as a result of high incidence of "false" alarms, the police may, in general, become less responsive to alarm activations. The continuation of such trend, or perception by the public of such trend, may make home security systems less attractive to consumers, which could, in turn, have an adverse effect on Republic's electronic security services business and operations.

     Risks of Pending and Future Legal Proceedings. In addition to the costs of complying with environmental regulations, waste management companies generally will continue to be involved in legal proceedings in the ordinary course of business. Government agencies may seek to impose fines on Republic for alleged failure to comply with laws and regulations or to deny, revoke or impede the renewal of Republic's permits and licenses. In addition, such governmental agencies as well as surrounding landowners, may claim that Republic is liable for environmental damages. Citizen's groups have become increasingly active in challenging the grant or renewal of permits and licenses for landfills and other waste facilities, and responding to such challenges has further increased the costs associated with establishing new facilities or expanding current facilities. A significant judgment against Republic, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on Republic's business, financial condition and future prospects. Republic is currently a party to various legal proceedings, particularly in its vehicle rental business, as well as environmental proceedings which have arisen in the ordinary course of its business. No assurance can be given with respect to the outcome of these legal and environmental proceedings and the effect such outcomes may have on Republic. Although Republic believes that losses resulting from the ultimate resolution of such proceedings will not have a material adverse effect on Republic's business, financial condition or future prospects, unfavorable resolution of any matter individually or in the aggregate could have a material adverse effect on Republic's business, financial condition and future prospects.

     Seasonality and Dependence on Travel Industry and Fuel Supply. Republic's waste collection and landfill operations could be adversely affected by protracted periods of inclement weather which could delay the development of landfill capacity or the transfer of waste and/or reduce the volume of waste generated. Republic's vehicle retailing operations could be adversely affected by protracted periods of inclement weather. In addition, Republic's vehicle rental operations could be adversely affected by a decrease in air travel, protracted periods of inclement weather or any other event that disrupts travel patterns for an extended period of time, particularly in the peak summer travel months which have historically been the strongest revenue and net income producing months of Republic's vehicle rental operations. Republic's vehicle rental operations could also be adversely affected by limitations in fuel supplies, imposition of mandatory fuel allocation or rationing regulations or significant increases in fuel prices. There can be no assurance that protracted periods of inclement weather, decrease in air travel or any other occurrence that disrupts travel patterns, disruption of fuel supplies or increases in fuel prices will not have a material adverse effect on Republic's business, financial condition and future prospects.

     Competitive Environment. All of Republic's businesses operate in highly competitive environments. In addition, the solid waste industry, the electronic security services industry and the vehicle retailing industry are each changing as a result of rapid consolidation. The future success of Republic will be affected by such changes, the nature of which cannot be forecast with certainty. There can be no assurance that such developments will not create additional competitive pressures on some or all of Republic's businesses.

     The solid waste industry in North America is led by several large national waste management companies and numerous regional and local companies, all of which contribute to the high level of competition. Some of these companies have significantly greater financial and operational resources and more established market positions than Republic. In addition, Republic must often compete with municipalities that maintain their own waste collection and landfill operations and often have financial advantages due to the availability to municipalities of tax revenues and tax-exempt financing. Furthermore, alternatives to landfill disposal (such as recycling, incinerating and composting) are increasingly competing with landfills. There also has been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. This may result in the volume of waste going to landfills being reduced in certain areas, which may affect Republic's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. In addition, most of the states in which Republic operates landfills have adopted plans or requirements which set goals for specified percentages of certain solid waste items to be recycled. Implementation and adoption of such plans or requirements could have a material adverse effect on Republic's business, financial condition and future prospects. There can be no assurance that Republic will be able to operate effectively in the solid waste industry.

     The security alarm industry is highly competitive and highly fragmented. The electronic security services business of Republic competes with several large national companies as well as numerous smaller regional and local companies. Furthermore, new competitors are continuing to enter the industry. Certain of Republic's competitors have greater financial and other resources than Republic. Given this competitive business environment, there can be no assurance that the operations of Republic will be able to compete effectively in this industry. The existing subscriber base of Republic's electronic security services business is geographically concentrated in certain metropolitan areas primarily located in Florida, Colorado, Illinois and Maryland. Accordingly, the performance of this business segment may be adversely affected by regional or local economic conditions or regulations. Republic may from time to time make acquisitions in regions outside of its current operating areas. In order for Republic to expand successfully into a new area, Republic must obtain a sufficient number and density of subscriber accounts in such area to support the additional investment required when expanding to a new geographic area. There can be no assurance that an expansion into new geographic areas would generate operating profits.

     The car rental industry is highly competitive. In any given location, Republic's Alamo Rent-A-Car vehicle rental business may encounter competition, particularly in the leisure segment, from national, regional and local car rental companies, some of which may have access to greater financial resources than Republic and several of which are owned by or affiliated with the major automobile manufacturers, including General Motors. At times, the major car rental companies have been adversely affected by industry-wide price pressures, and Republic's vehicle rental business has, on such occasions, priced its product in response to such pressures. Moreover, at times when the car rental industry has experienced vehicle oversupply, there has been intensified competitive pressure. This oversupply has limited the industry's ability to raise rental rates. There can be no assurance that Republic will be able to compete effectively in the vehicle rental industry.

     The vehicle retailing industry in the United States is highly fragmented and competitive, and is in the early stages of consolidation. Republic believes that there is no used vehicle retailer currently operating a national chain of megastores. In addition to Republic, several other companies have announced plans to roll out national chains of used vehicle megastores over the next few years. In addition, several franchised new vehicle dealers, which have significant used vehicle operations, have recently conducted initial public offerings of their securities, with proceeds targeted to be used for acquisitions of other dealers. Some of these competitors in the new and used vehicle retailing industry have significantly greater financial and operational resources and more established market positions than Republic. There can be no assurance that Republic will be able to compete effectively in the new or used vehicle retailing industry or related automotive businesses.

                        SOLICITATION OF WRITTEN CONSENTS

ACTION BY WRITTEN CONSENT; PURPOSE; RECORD DATE

     This Solicitation Statement/Prospectus is being furnished to stockholders of Continental in connection with the solicitations by the Board of written consents to approve and adopt the Merger Agreement. As a result of the Merger, Continental will become a wholly-owned subsidiary of Republic.

     In lieu of a special meeting of stockholders of Continental, action to approve and adopt the Merger Agreement will be taken by written consent. The Merger will be consummated as soon as practicable after consents have been received and not revoked representing the number of shares of Continental Common Stock required to approve and adopt the Merger Agreement. Notwithstanding the foregoing, written consents to approve and adopt the Merger Agreement shall only be effective to take such corporate action if the number of consents required to approve and adopt the Merger Agreement are delivered to Continental within 60 days of the date of the earliest consent delivered to Continental.

     The Board has fixed the close of business on November 15, 1996, as the Record Date for the determination of stockholders entitled to consent to the proposal to approve and adopt the Merger Agreement.

CONSENTS REQUIRED

     Written consents from the holders of a majority of the shares of Continental Common Stock outstanding on the Record Date are required to approve and adopt the Merger Agreement. Only stockholders of record at the close of business on the Record Date are entitled to consent to the proposal to approve and adopt the Merger Agreement. As of the Record Date, 15,349,897 shares of Continental Common Stock were issued and outstanding and entitled to consent to the proposal to approve and adopt the Merger Agreement.

     STOCKHOLDERS WHO FAIL TO PROPERLY EXECUTE AND RETURN A CONSENT FORM WITH RESPECT TO THEIR SHARES OF CONTINENTAL COMMON STOCK WILL IN EFFECT BE VOTING AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     As of the Record Date, 3,464,446 shares of Continental Common Stock (approximately 23% of the outstanding shares of Continental Common Stock) were beneficially owned by the Principal Stockholders of Continental. The Principal Stockholders have granted irrevocable proxies to Republic to vote or to execute written consents with respect to their shares of Continental Common Stock in favor of approval and adoption of the Merger Agreement. Accordingly, consents would need to be received from holders of an additional 4,210,504 shares of Continental Common Stock to approve and adopt the Merger Agreement.

TERMS OF THE IRREVOCABLE PROXIES OF THE PRINCIPAL STOCKHOLDERS

     The following is a summary of certain provisions of the Irrevocable Proxies of the Principal Stockholders granted to Republic, conformed copies of which are included as Annexes C, D and E to this Solicitation Statement/Prospectus. Such summary is qualified in its entirety by reference to the Irrevocable Proxies.

     Pursuant to the Irrevocable Proxies, the Principal Stockholders have granted Republic irrevocable proxies to vote or to execute written consents with respect to all 3,464,446 shares of Continental Common Stock (approximately 23% of the outstanding shares of Continental Common Stock) owned by them (a) in favor of approval and adoption of the Merger Agreement and any transactions contemplated thereby, and (b) against any proposal for any merger, sale of substantial assets, sales of shares of Continental Common Stock or other securities, recapitalization, or other business combination transactions between Continental or any of the subsidiaries of Continental and any person or entity (other than the Merger) or any other corporate action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Continental under the Merger Agreement or which could result in any of the conditions to Continental's obligations under the Merger Agreement not being fulfilled (collectively the "Voting Commitments"). The Voting Commitments terminate if the Merger Agreement is terminated.

     Under the terms of the Irrevocable Proxies, each of the Principal Stockholders has covenanted and agreed not to sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant a proxy or power of attorney with respect to, create or permit to exist any lien, claim, pledge, option, right of first refusal, agreement, limitation on its voting rights, charge or other encumbrance of any nature whatsoever, with respect to, the shares of Continental Common Stock subject to the Irrevocable Proxies, or, directly or indirectly, initiate, solicit or encourage, subject to the provisions of the Merger Agreement, any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing.

USE AND REVOCATION OF CONSENT FORMS; SOLICITATION

     Shares of Continental Common Stock which are represented by properly executed, dated and returned consent forms shall be given effect in accordance with the direction thereon, unless such consent forms shall have previously been properly revoked. If no direction is indicated, the shares of Continental Common Stock represented by such form shall be deemed to have consented to the approval and adoption of the Merger Agreement. A stockholder who has delivered a consent form may revoke it at any time before unrevoked consents representing the requisite number of shares of Continental Common Stock required to approve and adopt the Merger Agreement are delivered to Continental. Consents may be revoked by delivering a written notice of revocation of such consent, or by submission of a properly executed consent form bearing a later date than the consent form being revoked, to the Secretary of Continental at 67 Walnut Avenue, Suite 103, Clark, New Jersey 07066.

     Officers and employees of Continental, without receiving additional compensation therefor, may solicit consents personally or by mail, telephone, telegram or other forms of wire or facsimile communications. Continental has also retained Georgeson & Company, Inc. ("Georgeson") as its consent solicitor in connection with this consent solicitation. The fee for such services will be not more than approximately $7,000 plus out-of-pocket expenses. Any questions or requests for assistance regarding consents and related materials may be directed to Georgeson in writing at Wall Street Plaza, New York, New York 10005. Georgeson's telephone number is (800) 223-2064. Continental will bear the cost of this consent solicitation, including the reasonable expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding solicitation material to the beneficial owners of shares of Continental Common Stock.

APPRAISAL RIGHTS

     Stockholders of Continental will have no appraisal rights under Delaware Law in connection with the Merger.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Since Continental's founding, its business strategy has focused on growth through acquisitions and internal expansion. In late 1995, the Board concluded that Continental's continued growth would be enhanced, in part, by expanding Continental's operations into markets which offered higher tip fees. In management's view, this strategy would afford Continental the opportunity to increase returns on investment and maximize shareholder value. In early February 1996, the Board met again to discuss Continental's strategy. Management presented the Board with a memorandum discussing Continental's strategy for entering higher priced/ higher population markets as well as opportunities to increase Continental's privatization activity and the availability of opportunities to enter the recycling industry. The Board and management also discussed strategies for financing this growth. Mr. Aguero advised the Board that management was exploring the feasibility of a convertible-debt financing since Continental's stock was no longer trading at a discount to Continental's competitors, making it, in Mr. Aguero's view, an opportune time to consider a debt financing.

     Following these Board meetings, Continental continued its strategy of: (a) selectively acquiring waste management operations that complemented existing operations or otherwise contributed to Continental's participation in the consolidation trend within the solid waste management industry; and (b) implementing a strategic program to increase asset utilization by maximizing waste flow volumes into its existing network of landfill and transfer station operations.

     In late 1995, representatives of Republic had informal discussions with Oliver Nicklin, President of First Analysis Securities Corporation ("First Analysis"). First Analysis is a general partner of three investment funds which were early investors in Continental and continue to hold significant ownership positions. Mr. Nicklin and Mr. Huizenga discussed Republic's future plans including the possibility of a business combination with Continental, since Mr. Huizenga is an investor in one of the First Analysis partnerships which owns stock in Continental and was apparently aware of Continental's progress.

     In early 1996, Bret Maxwell, a Managing Director of First Analysis and a Director of Continental, had additional discussions with representatives of Republic regarding a possible business combination with Continental. At the same time, representatives of Continental engaged in a series of discussions with other entities involved in the solid waste business all aimed at determining the desirability of a joint venture or other business combination with these entities, although none of these discussions resulted in any letters of intent or substantive proposals. Continental also continued to prepare documents for an offering of convertible-debt.

     In mid February 1996, senior management officers of Republic met with representatives of Continental to discuss the concept of a business combination between the two entities. These discussions continued throughout February and March including several face to face meetings with senior management of both companies, as well as additional telephonic meetings. The conversations did not, however, result in any substantive proposals. Continental also continued its discussions with other potential investors including a foreign company which indicated a desire to acquire up to 20% of Continental in a private placement.

     In April 1996, Republic expressed a renewed interest in a business combination with Continental. Continental, however, expressed a preference to remain independent. In late April, Continental entered into a due diligence review period with the potential foreign joint venture partner and continued to prepare the documents for an offering of convertible debt. Although Continental proceeded with due diligence with the potential foreign partner and Continental's management was optimistic that an agreement could be reached on terms fair and reasonable to Continental, management became concerned that the foreign company would not be able to respond quickly enough to meet Continental's timetable and needs. As Continental was completing the materials for the convertible debt offering, on May 17th and 18th representatives and senior management of Republic and Continental engaged in extensive discussions regarding a business combination between Continental and Republic. These discussions resulted in a letter of intent under which Continental would merge with and into a wholly-owned subsidiary of Republic, with Continental stockholders receiving 0.8 of a share of Republic Common Stock for each share of Continental Common Stock issued and outstanding. On May 17, 1996, Continental Common Stock closed at $13.375 per share and Republic Common Stock closed at $20.3125 per share, resulting in an imputed value of $16.00 per share for each share of Continental Common Stock.

     At the special telephonic meeting of the Board held on Sunday, May 19, 1996, the Board reviewed the proposed letter of intent between Continental and Republic and discussed the status of the potential joint venture with the foreign partner as well as the status of Continental's convertible-debt offering. Management advised the Board that the convertible offering was ready to go to market and that the foreign company, while still interested, needed more time to complete due diligence and was unwilling or unable to commit to a specific timeframe. The Board then discussed the potential foreign partner's unwillingness or inability to commit to specific timeframes. The Board and management also discussed differences in Continental's cost of capital and Republic's cost of capital. The Board concluded that Republic's cost of capital was significantly below that of Continental's based on the preliminary pricing discussions for the convertible offering and the cost of draws under Continental's line of credit compared to the cost of draws on Republic's line of credit. In addition, the Board noted that the premium offered by Republic was approximately three points higher than the closing price of Continental Common Stock on May 17 and approximately two points higher than Continental's all-time high price up to and including May 17, 1996, and concluded that it was in the best interests of Continental's stockholders to agree to the Merger. The Board then authorized management to execute the letter of intent and directed management to retain an investment banking firm to confirm the fairness of the proposed merger. Continental subsequently retained the investment banking firm of Raymond James as its financial advisor and asked Raymond James to evaluate Republic's offer and to render an opinion to the Board as to the fairness to Continental and its stockholders, from a financial point of view, of the proposed merger.

     On June 20, 1996 the Board met to review the form of the proposed Merger Agreement and to receive presentations from Raymond James and its legal advisor. Raymond James advised the Board that as of June 20, 1996, the consideration to be received by the holders of Continental Common Stock was fair from a financial point of view. For a description of the material analyses performed by Raymond James in rendering this fairness opinion see "-- Opinion of Continental's Financial Advisor." After receiving these presentations the Board asked for time to consider and review the materials presented at the meeting. On June 24, 1996, the Board once again met and voted to approve the Merger Agreement and to recommend the Merger to the holders of Continental Common Stock. The Merger Agreement was executed by both parties on the same day.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD

     At a special meeting of the Board held on June 24, 1996, the Board concluded that the Merger is fair to and in the best interests of Continental and its stockholders, approved the Merger Agreement and certain related matters, and resolved to recommend that the stockholders of Continental approve and adopt the Merger Agreement. As described under "-- Background of the Merger," at meetings held on June 20, 1996, the Board received presentations from, and reviewed the terms of the Merger Agreement with, its financial and legal advisors.

     In reaching its conclusion to enter into the Merger Agreement and to recommend the approval and adoption of the Merger Agreement by Continental's stockholders, the Board considered the following material factors:

          1. The Board's belief that there is an increasing trend of consolidation within the solid waste industry; that such consolidation has reduced and will continue to reduce the number of desirable acquisition candidates available to Continental, as well as potentially increase the cost to Continental of acquiring any such candidates; and that such consolidation also may result in fewer companies in the industry being capable of acquiring Continental or otherwise engaging in a favorable business combination with Continental.

          2. Republic's growth and diversification strategy, including Republic's demonstrated ability to effect acquisitions in the solid waste and other industries. In that regard, the Board noted that Republic's expansion of its solid waste business, as well as its contemplated entry into the automotive retailing industry through its pending acquisition of AutoNation, provided significant potential for accelerated growth of revenue and earnings.

          3. The respective businesses, financial condition, results of operations, cash flows, and prospects of each of Continental and Republic, both on a historical and on a prospective basis. In this regard, the Board believed that Republic is an established and highly regarded company with an effective and experienced management team; that the combination of Continental with Republic would result in various cost-saving synergies, economies of scale and efficiencies; that Republic's superior liquidity and access to capital would better be able to meet the increased need for capital resources to remain competitive in the consolidating solid waste industry; that the combined company would have greater ability to serve additional markets in the solid waste industry and to expand operations in existing markets; and that all of these factors would enhance the opportunities for Continental and Republic to compete effectively in the rapidly changing and highly competitive solid waste industry, affording Continental stockholders greater opportunity to realize appreciation in the value of their equity. See the separate historical financial statements of Republic and Continental and "UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS" included elsewhere in this Solicitation Statement/Prospectus.

          4. Historical market prices, price volatility, and trading volumes with respect to Continental Common Stock and Republic Common Stock, and the Board's belief that the Merger would enhance liquidity for Continental stockholders due to Republic's substantially greater market capitalization and higher historical trading volume levels.

          5. The fact that the Merger Consideration represented a substantial premium over the then-prevailing and historical market prices of Continental Common Stock.

          6. The presentations of Raymond James delivered to the Board at its meeting on June 20, 1996, including Raymond James' opinion to the effect that, as of June 20, 1996 (which opinion has been updated as of the date of this Solicitation Statement/Prospectus), the Merger Consideration is fair, from a financial point of view, to Continental's stockholders. See
     "-- Opinion of Continental's Financial Advisor."

          7. The financial and other terms and conditions of the Merger and the Merger Agreement, including the terms of the Merger Agreement that permit the Board, in the exercise of its fiduciary duties and subject to certain conditions, to respond to inquiries regarding potential alternative business combination transactions, to provide information to and negotiate with any third party making an unsolicited bona fide proposal to engage in such a transaction with Continental, and to terminate the Merger Agreement if the Board determined to recommend an alternative transaction. In that regard, the Board believed that Continental's obligation to pay to Republic a termination fee of $1,000,000 as liquidated damages if the Merger Agreement is terminated under certain circumstances would not unreasonably impede any interested third party from proposing an alternative business combination transaction. See "THE MERGER AGREEMENT -- No Solicitation of Competing Transactions; Termination Fee."

          8. The fact that since the execution of the letter of intent related to the Merger and the public announcement of the proposed Merger on May 20, 1996, no other party had proposed or indicated any interest in proposing to Continental an alternative business combination transaction. In that regard, the Board also reviewed a comparison of selected acquisition transactions within the solid waste industry and selected acquisition transactions generally, and the Board believed that any potential alternative transaction would be unlikely to provide value to Continental's stockholders superior to the Merger.

          9. The fact that the Merger will generally afford Continental stockholders the opportunity to receive Republic Common Stock in a non-taxable transaction for federal income tax purposes. See "-- Certain Federal Income Tax Consequences."

          10. The fact that the Merger will be accounted for as a pooling of interests business combination and that no goodwill will be created on the financial statements of Republic as a result thereof.

          11. The Board's belief that, in the absence of unforeseen circumstances, there is a substantial likelihood that the Merger will be consummated. In that regard, the Board noted that Continental stockholders holding approximately 23% of the outstanding shares of Continental Common Stock had granted Republic an irrevocable proxy to vote their shares in favor of the Merger Agreement.

     The Board balanced these factors against concerns regarding: (i) the volatility in Republic's stock price and the fact that the change in price tended to be more volatile than the market as a whole; (ii) Republic's limited history of operations in vehicle retailing and related businesses; (iii) the extent to which Republic's future growth is dependent on its ability to identify and acquire other companies in the solid waste, electronic security and vehicle retailing business; and (iv) Republic's dependence for its future success on Mr. Huizenga. The Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. Based on a balancing of the factors described above, the Board determined that the Merger is fair to and in the best interests of Continental and its stockholders, approved the Merger Agreement, and certain related matters and resolved to recommend that the stockholders of Continental approve and adopt the Merger Agreement.

OPINION OF CONTINENTAL'S FINANCIAL ADVISOR

     In connection with the Merger, Continental engaged Raymond James to render an opinion to the Board as to the fairness, from a financial point of view, of the consideration to be received by the holders of Continental Common Stock, based on the Exchange Ratio and other terms set forth in the Merger Agreement. No limitations were imposed on Raymond James by the Board or management of Continental with respect to the investigations made or procedures followed by Raymond James in preparing and rendering its opinion, and Continental and its management cooperated fully with Raymond James in connection therewith. Raymond James rendered its written opinion that such consideration is fair, from a financial point of view, to the holders of Continental Common Stock to the Board on June 20, 1996. Raymond James reaffirmed its opinion as of the date of this Solicitation Statement/Prospectus. Raymond James is under no obligation in the future to update, revise or reaffirm its opinion even in the event that the value of Republic stock materially changes.

     A copy of Raymond James's opinion, dated as of the date of this Solicitation Statement/Prospectus, which sets forth the assumptions made, factors considered and limitations on the review undertaken by Raymond James, is attached hereto as Annex B. Holders of Continental Common Stock should read carefully the attached Raymond James written opinion in its entirety and the discussion set forth herein concerning the scope and limitations of Raymond James's review. Raymond James's opinion is directed only to the consideration payable to holders of Continental Common Stock under the Merger Agreement and does not constitute a recommendation to any holder of Continental Common Stock as to how such holder should vote at the Continental Special Meeting.

     In connection with its opinion, Raymond James reviewed certain publicly available information concerning Continental and Republic and certain internal financial analyses and other information furnished to it by the companies. Raymond James also held discussions with members of the senior management of each of Continental and Republic regarding the business and prospects of both companies and of the combined company. In addition, Raymond James: (i) reviewed historical prices and trading activity for the common stock of Continental and Republic; (ii) compared certain financial and stock market information for Continental and Republic with similar information for certain selected companies within the solid waste industry whose securities are publicly traded; (iii) reviewed the financial terms of certain recent acquisitions and business combinations which were deemed comparable in whole or in part; and (iv) performed such other studies and analyses and considered such other factors as were deemed appropriate (all such material studies and analyses are summarized below). Raymond James also reviewed the Merger Agreement attached as Annex A to this Solicitation Statement/Prospectus.

     As described in its opinion, Raymond James relied upon and assumed, without assuming any responsibility to independently verify, the accuracy and completeness of the information that was publicly available or was furnished by Continental and Republic or otherwise reviewed by Raymond James for purposes of rendering its opinion, and Raymond James has not assumed any responsibility or liability therefore. Raymond James assumed that the information relating to the prospects of Continental and Republic reflected the best currently available estimates and judgments of the management of each of the respective companies as to the likely future financial performance of Continental and Republic. In addition, Raymond James has not assumed any responsibility to make or obtain an independent evaluation or appraisal of the assets of Continental or Republic, nor has it been furnished with any evaluation or appraisal. Raymond James's opinion states that it was based on market, economic and other conditions as they existed and could be evaluated as of the date of this Solicitation Statement/Prospectus. Subsequent developments may affect its opinion, and Raymond James does not have any obligation to update, revise or reaffirm its opinion.

     The following is a brief summary of all material analyses that Raymond James used in arriving at its opinion.

          Contribution Analysis. Raymond James compared the post-Merger percentage ownership of the combined company by the Continental stockholders with the expected financial contribution percentage of Continental to the pro forma results of the combined company using various measures of financial performance and condition, including total assets, revenues, EBITDA, EBIT, net income and book value. No other measurements of relative financial performance, earning power and valuation were considered applicable by Raymond James besides the current and projected total assets, revenues, EBITDA, EBIT, net income and book value of Republic and Continental. Actual income statement and balance sheet data for the two companies was compared for the nine months ended September 30, 1996. Continental's historical earnings data has been adjusted to remove the effects of unusual or extraordinary expense items. Additionally, projected income statement data for Continental for its fiscal year ended December 31, 1996 was compared to "run-rate" income statement data provided by Republic. Run-rate income statement data for Republic is defined as the combined 1996 anticipated annual revenues and expenses of (i) businesses owned by Republic prior to January 1, 1996; (ii) businesses acquired by Republic during the period of time in 1996 through June 20, 1996; (iii) certain businesses (including AutoNation, Addington and Continental) which may be deemed probable acquisitions of Republic; and (iv) certain businesses acquired by the above Republic subsidiaries and acquisition targets themselves in the 12 months proceeding June 20, 1996 or anticipated to be acquired by such Republic subsidiaries and acquisition targets. The anticipated revenues and expenses of each of the above businesses for the full year 1996 were summed with that of all of the other businesses to produce the run-rate income statement data, with appropriate adjustments made to reflect the cost of acquisition and the elimination of non-continuing expenses. All projected financial information for Continental utilized or referred to herein by Raymond James is taken directly from projections furnished by Continental management for the years ending December 31, 1996 and 1997, or has been derived from such projections by Raymond James, with Raymond James making adjustments appropriate for the context in which the projected financial data is used. The rapid growth of Republic and the unpredictable nature of the acquisitions which comprise much of Republic's anticipated growth make preparation of precise financial forecasts by Republic management problematic and unreliable. As such, Republic management did not provide financial forecasts beyond the run-rate income statement data mentioned above. The contribution analyses were considered in both absolute dollar terms and on a percentage basis for the nine months ended September 30, 1996. At September 30, 1996, as a pro forma result of the Merger, Continental stockholders would have owned approximately 5.2% of the combined company. The analysis indicated that Continental's contribution to the combined company's pro forma results for the period ended September 30, 1996 (prior to taking into account operating synergies that may result from the Merger) would have been 11.4% of revenues, 14.2% of EBITDA, 8.6% of EBIT, 5.4% of net income and 8.9% of book value. On a run-rate basis, Continental stockholders would own approximately 4.6% of the combined company although Continental on a stand alone basis would contribute a projected 11.1% of revenues, 14.5% of EBITDA, 11.9% of EBIT and 10.0% of net income. According to Raymond James, the disparity between the proportion of the combined company that will be owned by Continental stockholders and Continental's generally larger relative contribution to the combined company's earning power and net assets can be explained by several factors, and should not be considered evidence of insufficient consideration to the stockholders of Continental. Among the explanatory factors are:

     (i) Republic's greater scale and growth rate should and have resulted in higher price/earnings multiples in the public market than Continental enjoys; (ii) much of Republic's value in the public market can be attributed to the prospects of its AutoNation auto retailing venture, which does not yet contribute to the earnings of Republic; and (iii) Republic has a nearly debt-free balance sheet and holds a substantial amount of cash. Raymond James acknowledged that the AutoNation acquisition (and complementary Alamo acquisition), to which Raymond James attributed a portion of Republic's equity market valuation, have not yet been formally consummated by Republic. Raymond James felt it was appropriate to consider AutoNation and Alamo as part of Republic for evaluative purposes because, while there can be no absolute assurance of the completion of the AutoNation and Alamo transactions, their probability of completion was deemed very high.

          Comparison of Historical Stock Price Performance. Raymond James examined the history of the trading prices and their relative relationships for Continental Common Stock and Republic Common Stock from March 1 to November 11, 1996. During this period, Continental's closing Common Stock price ranged from a high of $26.25 per share to a low of $10.50 per share. During this period, Republic's closing Common Stock price ranged from a high of $33.625 per share to a low of $13.375 per share. By applying an Exchange Ratio of 0.8 to the Republic historical trading range, Raymond James arrived at an implied value per Continental share ranging from $10.70 to $26.90. Raymond James noted that Republic's Common Stock has experienced dramatic price volatility and relatively heavy trading volume, and that there can be no assurance that such trading volumes and share prices can be sustained, especially considering that Republic's valuation by most analytical techniques is very high when compared to other public companies in general. Raymond James noted that because the consideration to be received by Continental stockholders consists solely of Republic Common Stock and is governed inflexibly by the Exchange Ratio as to the number of shares received per Continental share, the market value of the Republic shares received in the Merger may vary significantly between the present time and the conclusion of the Merger. Following the Merger, because the common stock of Republic is being issued to stockholders of Continental at approximately the same time as other significant acquisition-related share issuances are expected to occur, such securities may trade initially at prices below those at which they would trade on a fully distributed basis. Raymond James noted two factors which potentially mitigate the risks of Republic stock price volatility to Continental stockholders. Based on Republic's November 11, 1996 closing price of $32.90 per share, Republic's stock would have to fall 46.2% to reach the $14.00 per share price level which constituted Continental's all-time high closing price prior to the public announcement of the Merger and 48.6% to reach the $13.375 per Continental share valuation prevailing on the last trading day before the Merger was first publicly announced. Also, Republic has averaged daily trading volume of 1.2 million shares over the preceding eight weeks. At this level, the quantity of shares to be received in exchange for all of the Continental shares is equal to approximately 9.9 days trading volume, making it likely that significant Continental stockholders would be able to liquidate shares of Republic Common Stock on the open market, if desired, without disruption to Republic's market price, provided that all such sale initiatives did not occur at approximately the same time. Raymond James did not identify a specific dollar value per share of Republic stock below which Raymond James would no longer consider the transaction fair to Continental stockholders.

          Comparison With Selected Publicly Traded Companies. Raymond James compared selected financial data of Continental and Republic with certain data from publicly traded companies considered by Raymond James to be comparable to Continental. Specifically, Raymond James included in its review the following five profitable, acquisition-oriented regional solid waste companies: USA Waste Services ("USA"), United Waste Systems, Superior Services, Allied Waste and American Disposal. Such financial information included market valuation, the implied multiples based on the ratio of enterprise value (defined as equity purchase price plus debt assumed minus cash) to historical revenues, EBIT and EBITDA and the implied multiples based on the ratio of the current stock price to the last four quarters' earnings per share and 1996 and 1997 projected earnings per share. The average multiple of enterprise value to EBIT for the companies was 21.1 times (excluding American Disposal and USA), with a high of 24.5 times and a low of 17.1 times. The average EBIT multiple of 21.1 times was applied to Continental's EBIT for its last four quarters to arrive at an implied enterprise value for Continental of $164.9 million and an implied price of $7.60 per fully diluted share. The average multiple of enterprise value to EBITDA for the companies reviewed (excluding USA) was 12.3 times, with a high of 16.4 times and a low of 9.1 times. The average EBITDA multiple of 12.3 times was applied to Continental's EBITDA for its last four quarters to arrive at an implied enterprise value for Continental of $223.8 million and an implied price of $11.44 per fully diluted share. The average multiple of equity market value to earnings per share was 26.5 times (excluding American Disposal and USA), with a high of
     31.5 times and a low of 20.6 times. The average multiple of equity market value to earnings per share of 26.5 times was applied to Continental's net income for its last four quarters to arrive at an implied share price of $6.63. The average multiple of equity market value to projected 1996 earnings per share was 28.5 times (excluding American Disposal), with a high of 33.8 times and a low of 25.7 times. The average multiple of equity market value to earnings per share of 28.5 times was applied to Continental's 1996 projected earnings per share to arrive at an implied share price of $16.24. The average multiple of equity market value to projected 1997 earnings per share was 21.5 times, with a high of 25.6 times and a low of 17.2 times. The average multiple of equity market value to earnings per share of 21.5 times was applied to Continental's 1997 projected earnings per share to arrive at an implied share price of $16.69 per share.

          Analysis of Selected Mergers and Acquisitions. Raymond James also selected nine recent mergers and acquisitions for comparison to the Republic/Continental transaction. The nine transactions were selected because of certain important common characteristics. All of the selected transactions: (i) involved targets of more than $20 million in annual revenues and which operated principally in the nonhazardous solid waste services industry; (ii) qualified for pooling-of-interest accounting; (iii) featured stock-for-stock consideration; and (vi) were concluded or announced within the last year. The nine transactions reviewed included Republic's concluded acquisitions of GDS, Duncan, Fennell and Southland, and its proposed acquisition of Addington; USA's acquisitions of Western, Sanifill and Chambers; and United's acquisition of Carmel Marina. In performing its analysis, Raymond James compared selected financial data, including equity purchase price as a multiple of the prior four quarters' net income and book value, and enterprise value as a multiple of the prior four quarters' revenues, EBIT and EBITDA. When available, Raymond James also considered equity purchase price as a multiple of projected target net income. The average multiple of equity purchase price to net income was
     41.5 times, with a high of 68.4 times and a low of 23.1 times, compared to
     104.0 times net income for the Merger based on Continental's earnings per share for its last four quarters ending June 30, 1996. The average multiple of enterprise value to prior four quarters' revenues was 3.6 times, with a high of 6.8 times and a low of 2.3 times, compared to 6.5 times for the Merger based on Continental's revenues for its last four quarters ending September 30, 1996. The average multiple of enterprise value to prior four quarters' EBIT was 24.2 times, with a high of 39.6 times and a low of 18.4 times, compared to 57.1 times for the Merger based on Continental's EBIT for its last four quarters ending September 30, 1996. The average multiple of enterprise value to prior four quarters' EBITDA was 15.0 times, with a high of 21.3 times and a low of 10.5 times, compared to 24.5 times for the Merger based on Continental's EBITDA for its last four quarters ending September 30, 1996. The average multiple of equity purchase price to book value for the four transactions involving public targets was 4.6 times, with a high of 7.3 times and a low of 3.3 times, compared to 5.1 times for the Merger based on Continental's book value at September 30, 1996. Only three of the above acquisitions, Addington, Sanifill and Western, had securities analysts' projected data for the target's earnings per share for the year of its acquisition (the "current year") and only Western and Sanifill had projected data for earnings per share for what would be the year following the acquisition (the "forward year"). The average multiple of equity market value to current year earnings per share for Addington, Sanifill and Western was 36.1 times, compared to 45.6 times for the Merger based on estimates of Continental's 1996 earnings per share. Western's and Sanifill's average multiple of equity market value to forward year earnings per share was 24.6 times, compared to 35.6 times for the Merger based on estimates of Continental's 1997 earnings per share. Raymond James noted that, in general, the precedent transactions involving public companies as targets (Addington, Chambers, Sanifill and Western) were more useful than transactions involving privately-held targets. This is due to the frequent existence at privately-held companies of executive compensation levels and other non-essential expenses which tend to obscure the true earning power of the target and thereby impair their usefulness in comparisons to transactions involving public companies. Raymond James noted that, based on the Exchange Ratio, the Merger results in multiples to revenues, EBIT, EBITDA, book value and historical and projected net income that are within or above the range of multiples for the nine selected transactions. In addition, Raymond James analyzed the acquisition price premiums (as measured against prices of target securities prevailing prior to acquisition announcements) of 90 stock-for-stock merger transactions since January 1995. Raymond James concluded that Continental's implied premiums are highly comparable to the average acquisition price premiums seen for the 90 similar transactions.

     The summary set forth above does not purport to be a complete description of the analyses of data presented by Raymond James. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Raymond James believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Raymond James based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which Raymond James based its analyses are set forth above under the description of each such analysis. Raymond James's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Raymond James's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses or securities actually could be bought or sold.

     The Board selected Raymond James as its financial advisor because Raymond James is a nationally recognized investment banking firm, and the principals of Raymond James have substantial experience in the solid waste industry and are familiar with Continental and its operations. As part of its investment banking practice, Raymond James is regularly engaged in valuations of businesses and their securities in connection with mergers and acquisitions; investments for passive and control purposes; negotiated underwritings; secondary distributions of listed and unlisted securities; private placements; and valuations of commercial enterprises for estate, corporate and other purposes. In the ordinary course of business, Raymond James actively trades the securities of both Continental and Republic for its own account and for the accounts of its customers, and may at any time hold a long or short position in such securities.

     In connection with the Merger, Continental contracted with Raymond James for financial advisory services, pursuant to which Continental requested Raymond James to provide a fairness opinion in connection with the Merger. Under the terms of its agreement with Raymond James, Continental agreed to pay Raymond James $100,000 upon delivery of the fairness opinion and an additional $275,000 fee upon the closing of the Merger. Continental has also agreed to reimburse Raymond James for reasonable expenses incurred by Raymond James and to indemnify Raymond James against certain liabilities, including liabilities under the federal securities laws.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Shefsky & Froelich Ltd., counsel to Continental, has delivered its opinion to Continental that, on the basis of facts, representations and assumptions set forth in its opinion:

          (i) The Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

          (ii) No gain or loss will be recognized by Continental stockholders upon the receipt of Republic Common Stock in the Merger, except to the extent of cash received in lieu of fractional shares of Republic Common Stock;

          (iii) The tax basis of the shares of Republic Common Stock received by each Continental stockholder in the Merger will equal the tax basis of such shareholder's shares of Continental Common Stock surrendered in the Merger, reduced by the amount applicable to the fractional shares for which cash is received;

          (iv) The holding period for the shares of Republic Common Stock received by each Continental stockholder in the Merger will include the holding period for such shareholder's shares of Continental Common Stock surrendered in the Merger, provided that such shares of Continental Common Stock are held as capital assets on the Effective Date;

          (v) Cash payments in lieu of fractional shares will cause the recipient to recognize gain or loss on such payment equal to the difference (if any) between the amount of cash received and the tax basis allocated to such stockholder's fractional share.

     Accordingly: (i) no gain or loss will be recognized by Continental as a result of the Merger; and (ii) no gain or loss will be recognized by any stockholder of Continental who receives Republic Common Stock in exchange for the Continental Common Stock (except with respect to any cash received in lieu of a fractional interest in a share of Republic Common Stock).

     CONTINENTAL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

     It is intended that the Merger qualify as a pooling of interests business combination for accounting and financial reporting purposes. It is a condition to the obligation of Republic and Continental to consummate the Merger that Republic and Continental shall each have received the opinion of Arthur Andersen LLP to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with the Merger Agreement. See "THE MERGER AGREEMENT -- Conditions Precedent to Closing." Under the pooling of interests method of accounting, the recorded amounts of the assets and liabilities of Continental and Republic will be carried forward to the combined corporation at their previously recorded amounts. Revenues and expenses will be retroactively presented as if Continental and Republic had been combined for the entire fiscal period in which the Merger occurs, and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation.

CERTAIN OTHER EFFECTS OF THE MERGER

     If the Merger is consummated, public trading of Continental Common Stock will cease, Continental Common Stock will cease to be quoted on Nasdaq, and the registration of Continental Common Stock under the Exchange Act will be terminated. As a result of the Merger, Continental will no longer be required to file informational reports under the Exchange Act.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain terms of the Merger Agreement, a copy of which is attached as Annex A to this Solicitation Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement.

GENERAL

     The Boards of Directors of Republic and Continental, meeting separately, each authorized the execution and performance of the Merger Agreement. In addition, the Principal Stockholders of Continental, collectively holding approximately 23% of the outstanding shares of Continental Common Stock, have granted Republic irrevocable proxies to vote or to execute written consents with respect to their shares of Continental Common Stock in favor of approval and adoption of the Merger Agreement.

EFFECTIVE TIME; EFFECT OF MERGER

     If the Merger Agreement is approved and adopted by the written consent of the requisite number of shares of Continental Common Stock, and all other conditions to the obligations of the parties to consummate the Merger are satisfied or waived, the Merger will become effective at the Effective Time. As of the Effective Time, Mergersub will be merged with and into Continental, with Continental continuing as the Surviving Corporation and a wholly-owned subsidiary of Republic.

CONVERSION OF SHARES

     As of the Effective Time, each outstanding share of Continental Common Stock will be converted into the right to receive the Merger Consideration consisting of 0.8 of one share of Republic Common Stock.

     No fractional shares of Republic Common Stock will be issued upon consummation of the Merger. In lieu thereof, each holder of Continental Common Stock as of the Effective Time will receive, upon surrender of such holder's certificates representing shares of Continental Common Stock, a cash payment without interest equal to the fair market value of the fractional share of Republic Common Stock to which such holder otherwise would be entitled, calculated by multiplying such fraction by the closing price of a share of Republic Common Stock on Nasdaq at the Effective Time.

     If prior to the Effective Time the outstanding shares of Continental Common Stock or Republic Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     Each share of Continental Common Stock held in the treasury of Continental and each share of Continental Common Stock owned by Republic or any direct or indirect wholly owned subsidiary of Republic or of Continental immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

STOCK OPTIONS AND WARRANTS

     At the Effective Time, Republic will assume all of Continental's rights and obligations with respect to each outstanding option to acquire shares of Continental Common Stock (the "Continental Stock Options") and each outstanding warrant to acquire shares of Continental Common Stock ("Continental Warrants"), and such options and warrants will continue with the same force and effect as existed immediately prior to the Effective Time, except that from and after the Effective Time each Continental Stock Option and each Continental Warrant shall be exercisable for that number of whole shares of Republic Common Stock equal to the product of the number of shares of Continental Common Stock covered by such option or warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole share of Republic Common Stock, with an exercise price per share equal to the exercise price per share of such option or warrant immediately prior to the Effective Time divided by the Exchange Ratio. At the Effective

Time, Republic will issue to each holder of an outstanding Continental Stock Option or Continental Warrant a document evidencing the assumption by Republic of Continental's obligations with respect thereto.

     As of the date hereof, the following Continental Stock Options and Continental Warrants are outstanding:

                                                                   NUMBER OF SHARES   EXERCISE
                                                                      UNDERLYING       PRICE
                                                                   ----------------   --------
    1995 Employee Stock Option Plan..............................        78,167        $10.50
    1995 Stock Option Plan for Outside Directors.................        50,004              (1)
    Non-Plan Options.............................................       510,909              (2)
    Warrants.....................................................       197,022              (3)

---------------

(1) Exercise prices ranging from $11.14 (25,002 shares) to $19.40 (25,002 shares).
(2) Exercise prices ranging from $1.12 per share to $6.15 per share.
(3) Exercise price ranging from $2.36 per share to $5.70 per share.

EXCHANGE OF CERTIFICATES

     At the Effective Time, all shares of Continental Common Stock will no longer be outstanding, will automatically be canceled and retired and will cease to exist, and each certificate previously evidencing any such shares will thereafter represent the right to receive, upon the surrender of such certificate to the Exchange Agent, the Merger Consideration.

     Prior to the Effective Time, Republic will deposit with the Exchange Agent certificates evidencing the shares of Republic Common Stock issuable to stockholders of Continental in the Merger and, upon request of the Exchange Agent, cash in an amount sufficient to make cash payments in lieu of any fractional shares of Republic Common Stock, and will irrevocably instruct the Exchange Agent to deliver such certificates and cash to holders of Continental Common Stock upon their surrender of certificates evidencing their shares of Continental Common Stock.

     After the Effective Time, Republic will instruct the Exchange Agent to mail, within five (5) business days, to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Continental Common Stock a letter of transmittal and instructions to effect the surrender of their certificates representing Continental Common Stock for certificates evidencing shares of Republic Common Stock and cash in lieu of fractional shares. Upon surrender of a certificate representing shares of Continental Common Stock for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the Exchange Agent will issue and pay to the holder thereof the Merger Consideration in exchange therefor.

     In the event of a transfer of ownership of shares of Continental Common Stock that is not registered in the transfer records of Continental prior to the Effective Time, the Merger Consideration will be issued and paid to a transferee of such shares if the certificate evidencing such shares of Continental Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid or by the transferee paying to the Exchange Agent any such transfer tax.

     No dividends or other distributions declared or made after the Effective Time with respect to Republic Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate representing shares of Continental Common Stock, until the holder of such certificate surrenders such certificate, and thereupon, there will be paid to such holder all dividends and other distributions payable in respect of such Republic Common Stock on a date after, and in respect of a record date after, the Effective Time.

     Republic or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable at the Effective Time to any holder of shares of Continental Common Stock such amounts as Republic or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Republic or the Exchange Agent, such withheld amounts will be treated for all purposes as having been paid to the holder of the shares of Continental Common Stock in respect of which such deduction and withholding was made by Republic or the Exchange Agent.

     If any certificate representing shares of Continental Common Stock is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the posting by such person of a bond in such reasonable amount as Republic may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration.

     STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR CONSENT FORMS. FOLLOWING THE EFFECTIVE TIME, STOCKHOLDERS WILL BE PROVIDED WITH A LETTER OF TRANSMITTAL AND INSTRUCTIONS RELATING TO THE SURRENDER OF THEIR STOCK CERTIFICATES.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties. The representations and warranties of Continental and Messrs. Volini and Aguero, with certain exceptions, relate to, among other things: (a) Continental's organization and good standing; (b) Continental's subsidiaries; (c) Continental's capital structure; (d) Continental's and such stockholders power and authority to enter into the Merger Agreement and perform their respective obligations thereunder; (e) the enforceability of the Merger Agreement against Continental and such stockholders; (f) the absence of restrictions and conflicts with the Merger Agreement; (g) Continental's reports filed with the Commission and financial statements; (h) the accuracy of certain information supplied to Republic; (i) the absence of certain changes or events since Continental's last reports filed with the Commission; (j) certain litigation matters; (k) compliance with laws and permit matters; (l) certain environmental matters; (m) benefit plan compliance; (n) certain tax matters; (o) certain contract matters;
(p) voting requirements; (q) certain real property matters; (r) title, condition and adequacy of assets; (s) certain labor and employment matters; (t) certain insurance matters; (u) related party transactions; (v) names and prior acquisitions; (w) inapplicability of certain state takeover statutes; (x) the absence of finder's fees; and (y) certain accounting and tax treatment matters. The representations and warranties of Continental and Messrs. Volini and Aguero contained in the Merger Agreement survive the consummation of the Merger until Republic files its Annual Report on Form 10-K for the fiscal year in which the Merger is consummated.

     The representations and warranties of Republic and Mergersub, with certain exceptions, relate to, among other things: (a) their organization and good standing; (b) Republic's capital structure; (c) their corporate power and authority to enter into the Merger Agreement and perform their respective obligations thereunder; (d) the enforceability of the Merger Agreement against them; (e) the absence of restrictions and conflicts with the Merger Agreement;
(f) Republic's reports filed with the Commission and financial statements; (g) the accuracy of certain information supplied to Continental; (h) the absence of certain changes or events since Republic's last reports filed with the Commission; (i) certain litigation matters; (j) compliance with laws; (k) certain contract matters; (l) the absence of finder's fees; (m) certain accounting and tax treatment matters; and (n) the interim operation of Mergersub. The representations and warranties of Republic and Mergersub expire at the Effective Time.

CERTAIN COVENANTS

     Prior to the Effective Time, Continental has agreed, with certain exceptions, to: (i) use its best efforts to conduct its operations according to its ordinary and usual course of business, consistent with past practice; (ii) preserve intact its business organization; (iii) keep or cause to be kept in full force and effect all of its material rights, contracts and agreements; (iv) maintain all of its property in good operating condition and repair; (v) use its best efforts to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it, consistent with Continental's past practices; (vi) maintain continuously insurance coverage substantially equivalent to the insurance coverage in existence on the date of the Merger Agreement; and (vii) subject to the exercise of the Board's fiduciary duties to its stockholders, not take any action that would, or that could reasonably to expected to, result in any of the conditions to the obligations of Continental or Republic to consummate the Merger not being satisfied. In addition, Continental has agreed, with certain exceptions, not to: (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock of any class or any options or rights to acquire, or any securities convertible into, shares of stock of any class, other than issuances of Continental Common Stock upon exercise of Continental Stock Options and Continental Warrants and in connection with the closing of any of Continental's pending acquisitions disclosed to Republic; (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) to its stockholders whether or not in respect of its capital stock, or redeem, purchase or otherwise acquire or amend the terms of any shares of, or rights to acquire shares of, capital stock, or rights to acquire shares of, or any of its subsidiaries; (c) amend its charter or by-laws;
(d) voluntarily sell, transfer, surrender, abandon or dispose of any of its material assets or property rights (tangible or intangible), other than in the ordinary course of business consistent with past practices; (e) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisitions of stock or assets) any interest in any corporation, partnership or other business organization or division thereof, or make any investment in any such entity either by purchase of securities, contributions of capital or transfer of property, or make any loans or advances to any person; (f) grant or make any mortgage or pledge or subject itself or any of its material properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due; (g) create, incur or assume any liability or indebtedness for borrowed money (contingent or otherwise), in an amount exceeding $1,000,000 individually or $2,500,000 in the aggregate, except borrowings under Continental's credit facilities with LaSalle National Bank and certain other lenders to the extent such borrowings are in the ordinary course of business consistent with past practices; (h) make or commit to make any capital expenditures in excess of $1,000,000 individually or $2,500,000 in the aggregate, other than as set forth on the capital expenditure budget provided by Continental to Republic; (i) grant any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any employee benefit plan or otherwise), other than merit increases to employees of Continental or its subsidiaries who are not directors or officers of Continental, in the ordinary course of business and consistent with past practices; (j) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected; (k) enter into any material commitment, transaction or agreement, other than in the ordinary course of business consistent with past practices and other than commitments, transactions or agreements that are terminable by Continental without cost or penalty on no more than 60 days prior notice; (l) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any affiliate of Continental or any of its subsidiaries, except in the ordinary course of business consistent with past practices; (m) modify any provision of any employee benefit plan, any stock option plans of Continental or the terms of any stock options granted thereunder; (n) modify any of its material contracts other than in the ordinary course of business consistent with past practices; (o) enter into any agreement or transaction with any person controlling, controlled by or under common control with Continental; or (p) agree, whether in writing or otherwise, to do any of the foregoing.

     Until the Effective Time, Continental has agreed to afford the representatives, officers, employees and agents of Republic reasonable access at all reasonable times to its representatives, officers, employees, agents, properties, offices, and other facilities and to all books and records, and to furnish Republic with all financial, operating and other data and information Republic, through its representatives, officers, employees or agents, may reasonably request. Republic is entitled to conduct prior to the Effective Time an environment assessment of the real properties owned and leased by Continental, and to otherwise conduct a due diligence investigation of Continental and its assets and financial condition.

     Continental has agreed to, as soon as practicable following execution of the Merger Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of Continental stockholders for the purpose of approving and adopting the Merger Agreement, which obligation is being satisfied by

Continental through solicitation of Continental's stockholders to take such corporate action by written consent in lieu of a special meeting. Subject to the exercise of its applicable fiduciary duties under Delaware Law to the stockholders of Continental, the Board has agreed to (i) recommend that Continental's stockholders approve and adopt the Merger Agreement and include such recommendation in this Solicitation Statement/ Prospectus, provided that the Board is not obligated to make such recommendation if Continental shall have received an offer for a Competing Transaction (as defined below) that the Board determines in good faith is more favorable to the stockholders of Continental from a financial point of view than the Merger, and (ii) use its reasonable best efforts to solicit from stockholders of Continental votes to approve and adopt the Merger Agreement.

     Republic has agreed (a) not to take any action that would, or that could reasonably be expected to, result in any of the conditions to the obligations of Republic to consummate the Merger not being satisfied, (b) to furnish Continental with all publicly available information relating to Republic and allow representatives of the Continental to engage in discussions with senior management of Republic, (c) to comply in all material respects with all applicable requirements of Nasdaq and the Commission with respect to the filing of information and reports, (d) to promptly prepare, with Continental's cooperation and assistance, and file with the Commission the Registration Statement, of which this Solicitation Statement/Prospectus is a part, and to have the Registration Statement declared effective as promptly as practicable after such filing and (e) as soon as is practicable after the Effective Time, to provide benefits to employees of Continental which are substantially similar to the benefits provided to similarly situated employees of Republic.

     Continental, Republic and Mergersub have agreed to use their respective best efforts to comply promptly with all legal and other requirements which may be imposed on them with respect to the Merger including (a) complying with the HSR Act, and (b) obtaining any consent, authorization, order or approval of, or any exemption by, any governmental authority or other public or private third party, required to be obtained by Continental, Republic or any of their subsidiaries in connection with the Merger.

     Pursuant to the Merger Agreement, Continental shall, and from and after the Effective Time Republic and the Surviving Corporation shall, indemnify, defend and hold harmless each of the officers and directors of Continental or any of its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments based on or arising in whole or in part out of the fact that such person is or was an officer or director of Continental or based on or arising out of, in whole or in part, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent provided under the Certificate of Incorporation or Bylaws of Continental or permitted under Delaware Law.

     Pursuant to the Merger Agreement, the Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain provisions with respect to indemnification of officers and directors of Continental that are identical in coverage to those set forth in the Certificate of Incorporation and By-Laws of Continental, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of Continental entitled to indemnification pursuant to Continental's Certificate of Incorporation and By-Laws.

     Continental will, and from and after the Effective Time Republic will, use its reasonable best efforts to cause the Surviving Corporation to, obtain and maintain in effect an extended reporting period under Continental's existing directors' and officers' liability insurance policy for a period of at least five years from the Effective Time.

     Republic and Continental have agreed that, until the Effective Time, Continental may continue to pursue certain acquisition opportunities which have been disclosed to Republic to the extent approved in writing by Republic. In connection with any such transactions, Continental has agreed to promptly provide Republic copies of all material agreements and due diligence with respect to such transactions, to keep Republic fully informed of the status and substance of all negotiations related thereto, and not to bind itself to closing any such acquisition without the prior written approval of Republic. In addition, until the Effective Time, Continental may expand its existing credit facility and borrow thereunder in the ordinary course of business, consistent with past practices, for usual corporate purposes, including funding the purchase price incurred in closing (if and to the extent approved by Republic) any of the acquisitions described above and/or paying off all indebtedness for borrowed money of any business so acquired.

     Without the prior written approval of Republic, Continental has agreed not to directly or indirectly acquire any ownership interest or joint venture interest in any additional landfill facility. Continental has further agreed that it shall, prior to the Effective Time, terminate or dispose of any and all of its or its subsidiaries' landfill management or remediation contracts or operations with respect to any and all landfill facilities which Continental or a subsidiary thereof does not own as of the date of the Merger Agreement.

NO SOLICITATION OF COMPETING TRANSACTIONS; TERMINATION FEE

     Until the earlier of (i) the Effective Time, or (ii) the date the Merger Agreement is terminated in accordance with its terms (the "Non-Solicitation Period"), Continental and the Principal Stockholders have agreed not to, directly or indirectly, solicit or initiate discussion with, enter into negotiations or agreements with, or furnish any information about Continental that is not publicly available to, or otherwise assist, facilitate or encourage, any person or group (other than Republic, an affiliate of Republic or their authorized representatives) concerning any proposal for a merger, sale of substantial assets, sale of shares of capital stock or other securities, recapitalization or other business combination transactions involving Continental or any of the subsidiaries of Continental, other than with respect to certain transactions previously disclosed to Republic (a "Competing Transaction").

     Notwithstanding the foregoing, Continental is not prohibited from entering into any negotiations (or entering into an agreement resulting from such negotiations) which were not so solicited or initiated to the extent such action is taken by, or upon the authority of, the Board due to the applicable fiduciary duties of the Board to the stockholders of Continental, as determined by such directors in the exercise of good faith judgment based upon the written advice of independent, outside legal counsel that a failure of the Board to take such action would be likely to constitute a breach of its fiduciary duties to the stockholders of Continental.

     In the event that during the Non-Solicitation Period, Continental or the Principal Stockholders either (i) receive an unsolicited proposal for a Competing Transaction (an "Acquisition Proposal") and, during the Non-Solicitation Period or within one (1) year after the date hereof, consummate a transaction of a kind that would constitute a Competing Transaction or (ii) solicit or initiate any discussions for a Competing Transaction (regardless of whether it is consummated); then, in either instance, (a) Continental has agreed to pay Republic the sum of $1,000,000 (which shall be paid contemporaneously with consummation of the Competing Transaction if the Acquisition Proposal was not solicited, or contemporaneously with the solicitation or initiation of any discussion if the Acquisition Proposal was solicited) and (b) each Principal Stockholder has agreed to pay Republic an amount in cash equal to the consideration paid by the acquiror (the "Third Party Acquisition Consideration") on a per share of Continental Common Stock basis in excess of (1) $16.00 (in the case of proposals noted in (i) above, and then this provision shall apply only to Messrs. Volini and Aguero) or (2) $13.375 (in the case of solicitations under
(ii) above) (in either case, the "Base Amount") multiplied by the number of shares beneficially owned by each such Principal Stockholder (which additional amounts shall be paid contemporaneously with consummation of the acquisition, whether or not such Acquisition Proposal was solicited).

INDEMNIFICATION BY CERTAIN STOCKHOLDERS

     After the Effective Time, Messrs Volini and Aguero have agreed to jointly indemnify and hold Republic harmless from any losses, claims, liabilities, damages, and expenses (including attorneys' fees) arising out of any breach or inaccuracy in any representation, warranty or covenant contained in the Merger Agreement or in any certificate delivered pursuant thereto, provided that each of them will be liable only to the extent of the lesser of (i) the amount of such losses, claims, damages, liabilities, and expenses resulting to Republic or the Surviving Corporation from such breach or inaccuracy in excess of $500,000 or (ii) 15% of the aggregate value (as of the Effective Time) of the shares of Republic Common Stock received by each of them in the Merger multiplied by the percentage ownership of each of them (and members of their immediate families and affiliates and associates as owned by such persons on May 20, 1996) of the outstanding Continental Common Stock on May 20, 1996, and further provided, that Republic has furnished written notice to them of any such losses, claims, liabilities, damages, and expenses, prior to the date on which Republic files its Annual Report on Form 10-K for the year ending December 31, 1996.

CONDITIONS PRECEDENT TO CLOSING

     Conditions To Obligations of Continental, Republic and Mergersub. The obligations of Continental, Republic and Mergersub to consummate the Merger are subject to the fulfillment, at or prior to the Effective Time, of several conditions, including among others:

          (a) The Merger Agreement shall have been approved and adopted by the holders of a majority of the outstanding shares of Continental Common Stock.

          (b) All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or termination of any notice and waiting period imposed by, any governmental authority or any other person in connection with the consummation of the Merger, the failure of which to obtain could reasonably be expected to have a material adverse effect on Republic and its subsidiaries or Continental and its subsidiaries, in each case taken as a whole, shall have been filed or obtained or shall have occurred, without the imposition of any conditions which would require the divestiture of any of Continental's or Republic's assets or would otherwise materially adversely affect Republic's ability to operate the businesses of Continental and its subsidiaries following the Effective Time.

          (c) The Registration Statement shall have been declared effective, and no stop order terminating the effectiveness of the Registration Statement shall have been issued or threatened.

          (d) The consummation of the Merger shall not be precluded, enjoined, prohibited or materially restricted by any order or injunction of a court of competent jurisdiction (each party agreeing to use its best efforts to have any such order reversed or injunction lifted), and no litigation, arbitration, or other proceeding initiated by any governmental authority shall be pending which seeks to enjoin, prohibit or materially restrict the consummation of the Merger.

          (e) Continental and Republic shall each have received a letter from Arthur Andersen LLP, stating that the Merger shall qualify as a pooling of interests business combination under applicable accounting and Commission rules.

          (f) Continental and Republic shall have received letters of Arthur Andersen LLP customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

          (g) The shares of Republic Common Stock to be issued in connection with the Merger shall have been duly listed for trading on Nasdaq, subject to official notice of issuance.

     Conditions to Obligations of Continental. The obligations of Continental to consummate the Merger are subject to the fulfillment, at or prior to the Effective Time, of several additional conditions, any one or more of which may be waived by Continental, including among others:

          (a) Republic and Mergersub shall have performed and complied in all material respects with all agreements required by the Merger Agreement to be performed or complied with by them at or prior to the Effective Time.

          (b) The representations and warranties of Republic and Mergersub set forth in the Merger Agreement shall be true and correct at and as of the Effective Time, with the same force and effect as through such representations and warranties had been made at and as of the Effective Time, and no event or condition shall have occurred (or shall be discovered) that could reasonably be expected to have a material adverse effect on Republic and its subsidiaries taken as a whole.

          (c) Continental shall have received the opinion of Shefsky Froelich & Devine Ltd., counsel to Continental, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code, and that Continental, Republic and Mergersub each will be a party to that reorganization within the meaning of section 368(b) of the Code.

          (d) Continental shall have received the certificates, opinions and corporate documents required by the Merger Agreement.

     Conditions to Obligations of Republic and Mergersub. The obligations of Republic and Mergersub to consummate the Merger are subject to the fulfillment, at or prior to the Effective Time, of several additional conditions, any one or more of which may be waived by Republic and Mergersub, including among others:

          (a) Continental and Messrs. Volini and Aguero shall have performed and complied in all material respects with all agreements required by the Merger Agreement to be performed or complied with by them at or prior to the Effective Time.

          (b) The representations and warranties of Continental and Messrs. Volini and Aguero set forth in the Merger Agreement shall be true and correct at and as of the Effective Time, with the same force and effect as though such representations and warranties had been made at and as of the Effective Time, and no event or condition shall have occurred (or shall be discovered) that could reasonably be expected to have a material adverse effect on Continental and its subsidiaries taken as a whole.

          (c) Republic shall be satisfied with the results of its environmental assessment and due diligence review of Continental.

          (d) Republic and Mergersub shall have received the certificates, opinions and corporate documents required by the Merger Agreement.

TERMINATION

     The Merger Agreement may be terminated and the Merger contemplated by the Merger Agreement may be abandoned prior to the Effective Time:

          (a) by mutual written consent of Republic and Continental;

          (b) by either Republic or Continental, if any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by either Republic or Continental, if the Merger has not been consummated by November 18, 1996 (such date, or such later date mutually agreed to in writing by the parties, referred to as the "End Date") (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement required to be performed at or prior to the Effective Time);

          (d) by either Republic or Continental, if a special meeting of Continental stockholders shall have been held, and the stockholders of Continental shall have failed to approve and adopt the Merger Agreement at such special meeting (or any adjournment thereof);

          (e) by Republic, if a tender offer or exchange offer for more than 30% of the outstanding shares of Continental Common Stock is commenced, and the Board, within ten business days after such tender offer or exchange offer is so commenced, fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to such offer;

          (f) by Republic, if any person or group, other than Messrs. Volini and Aguero shall have acquired beneficial ownership or the right to acquire beneficial ownership of more than 50% of the then combined voting power of all classes of the capital stock of Continental;

          (g) by Republic, if the Board does not recommend to the stockholders of Continental the approval of the Merger or withdraws, modifies or changes its recommendation to approve the Merger, or shall have resolved to do any of the foregoing;

          (h) by either Republic or Continental, if Continental or its stockholders receives an offer for a Competing Transaction that the Board determines in good faith is more favorable to the stockholders of Continental from a financial point of view than the transactions contemplated by the Merger Agreement, and the Board accepts, recommends or resolves to accept or recommend to Continental's stockholders such a Competing Transaction;

          (i) by Republic, if any of the representations and warranties of Continental in the Merger Agreement are not true and correct and could not reasonably be expected to become true and correct prior to the End Date, or if Continental breaches in any material respect any covenant of Continental contained in the Merger Agreement and such breach could not reasonably be expected to be cured prior to the End Date; or

          (j) by Continental, if any of the representations and warranties of Republic in the Merger Agreement are not true and correct and could not reasonably be expected to become true and correct prior to the End Date, or if Republic breaches in any material respect any covenant of Republic contained in the Merger Agreement and such breach could not reasonably be expected to be cured prior to the End Date.

     In the event that the Merger Agreement is terminated pursuant to paragraphs
(a), (b), (c) or (j) above, Republic has agreed, for a period of one year following the date of such termination, not to purchase or acquire, by means of a stock purchase, asset purchase, merger or other business combination, any of the entities proposed to be acquired by Continental which were disclosed to Republic in connection with the Merger Agreement.

               MANAGEMENT OF REPUBLIC BEFORE AND AFTER THE MERGER
                     AND THE PENDING REPUBLIC ACQUISITIONS

CURRENT REPUBLIC MANAGEMENT

     The following table sets forth below certain information with respect to those individuals who serve as members of the Board of Directors and executive officers of Republic as of the date hereof. Consummation of the Merger will not result in any changes to the Board of Directors and executive officers of Republic.

                     NAME                    AGE             PRINCIPAL POSITION
    ---------------------------------------  ---   ---------------------------------------
    H. Wayne Huizenga......................  58    Chairman of the Board and Co-Chief
                                                     Executive Officer
    Steven R. Berrard......................  41    Co-Chief Executive Officer, President
                                                   and a Director
    Harris W. Hudson.......................  53    Vice Chairman of the Board
    J.P. Bryan.............................  56    Director
    Rick L. Burdick........................  45    Director
    Michael G. DeGroote....................  63    Director
    John J. Melk...........................  60    Director
    George D. Johnson, Jr..................  54    Director
    Donald E. Koogler......................  47    Executive Vice President
    J. Ronald Castell......................  58    Senior Vice President
    Robert A. Guerin.......................  53    Senior Vice President
    Richard L. Handley.....................  49    Senior Vice President, General Counsel
                                                   and Secretary
    Thomas W. Hawkins......................  35    Senior Vice President
    Robert J. Henninger, Jr................  47    Senior Vice President
    Michael S. Karsner.....................  38    Senior Vice President and Chief
                                                   Financial Officer
    Michael R. Carpenter...................  38    Vice President and Corporate Controller

     The Board of Directors of Republic currently consists of eight members. Directors are elected to serve until the next annual meeting of Republic's stockholders, or until their earlier death, resignation, or removal from office. Successors to those directors whose terms have expired are required to be elected by stockholder vote while vacancies in unexpired terms and any additional positions created by board action are filled by action of the existing Board of Directors of Republic. The executive officers named above were elected or appointed to serve in such capacities until the next annual meeting of the Board of Directors of Republic, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office.

     Mr. Hudson is married to Mr. Huizenga's sister. Otherwise, there is no family relationship between any of the directors and executive officers of Republic.

     H. Wayne Huizenga has served as the Chairman of the Board and Chief Executive Officer of Republic since August 1995 (Co-Chief Executive Officer since October 1996). Mr. Huizenga served as the Vice Chairman of Viacom Inc. ("Viacom"), a diversified entertainment and communications company, from September 1994 until October 1995. Mr. Huizenga also served as the Chairman of the Board of the Blockbuster Entertainment Group, a division of Viacom, from September 1994, at which time Viacom acquired Blockbuster Entertainment Corporation ("Blockbuster") through a merger, until October 1995. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster, during which time he helped build Blockbuster into the world's largest video and music retailer. Mr. Huizenga also served as the President of Blockbuster from April 1987 to June 1988. Mr. Huizenga also co-founded Waste Management, Inc., now known as WMX Technologies, Inc. ("Waste Management"), the world's largest integrated environmental services company, in 1971, and served in various capacities, including the President, the Chief Operating Officer and a Director from its inception until 1984.

Mr. Huizenga also owns or controls the Miami Dolphins, Florida Marlins and Florida Panthers professional sports franchises, as well as Pro Player Stadium, in South Florida and has served as Chairman of the Board of Florida Panthers Holdings, Inc. ("PUCK") since September 1996. In addition, Mr. Huizenga has served as the Chairman of the Board of Extended Stay America, Inc. ("STAY"), an economy extended-stay lodging chain, since August 1995.

     Steven R. Berrard has served as Co-Chief Executive Officer, President and a Director of Republic since October 1996. Mr. Berrard has served as Chief Executive Officer of AutoNation since March 1996. From September 1994 through March 1996, Mr. Berrard served as President and Chief Executive Officer of Blockbuster Entertainment Group. Mr. Berrard joined Blockbuster in June 1987 as Senior Vice President, Treasurer and Chief Financial Officer and became a Director of Blockbuster in May 1989. He became Vice Chairman of the Board of Blockbuster in November 1989 and served as Blockbuster's President and Chief Operating Officer from January 1993 until September 1994. In addition, Mr. Berrard served as President and Chief Executive Officer and a director of Spelling Entertainment Group Inc., a television and filmed entertainment producer and distributor, from March 1993 through March 1996, and served as a director of Viacom from September 1994 until March 1996. Mr. Berrard also serves as a Director of PUCK.

     Harris W. Hudson has served as the Vice Chairman of the Board of Republic since October 1996, and as a Director of Republic since August 1995. Mr. Hudson also serves as the Chairman of Republic's Solid Waste Services Division. Mr. Hudson had served as the President of Republic from August 1995 to October 1996. From May 1995 until August 1995, Mr. Hudson had served as a consultant to Republic. Mr. Hudson founded and since inception in 1983 has served as Chairman of the Board, Chief Executive Officer and President of Hudson Management Corporation, which was acquired by Republic in August 1995. From 1964 to 1982, Mr. Hudson served as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management, and its predecessor. Mr. Hudson has been a Director of PUCK since September 1996.

     J.P. Bryan has served as a Director of Republic since May 1991 and also was a Director of Republic from August 1990 until March 1991. Since January 1995, Mr. Bryan has served as President and Chief Executive Officer of Gulf Canada Resources Ltd. ("Gulf Canada"), which is engaged in oil and gas exploration and production. Since 1981, Mr. Bryan has served as the Chairman of the Board and Chief Executive Officer of Torch Energy Advisors Inc., a subsidiary of Torchmark Corporation, engaged in the management of institutional holdings in energy-related fields and has, since March 1990, held the same positions with Nuevo Energy Company, a company involved in the oil and gas industry. Mr. Bryan also currently serves on the Board of Directors of Bellweather Exploration Company, an oil and gas exploration company.

     Rick L. Burdick has been a Director of Republic since May 1991. Since June 1995, Mr. Burdick has served as a Director of J. Ray McDermott, S.A. Mr. Burdick is the sole shareholder of a professional corporation which is a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., a limited liability partnership including professional corporations.

     Michael G. DeGroote has been a Director of Republic since 1991 and had served as the Vice Chairman of the Board of Directors of Republic from August 1995 until October 1996. Mr. DeGroote had served as the Chairman of the Board and President of Republic from August 1991 until August 1995, and as the Chief Financial Officer of Republic from May 1991 until August 1995. Since April 1995, Mr. DeGroote has served as Chairman of the Board, President and Chief Executive Officer of Republic Environmental Systems, Inc., now known as International Alliance Services, Inc. ("RESI"). Mr. DeGroote owned a controlling interest in Laidlaw Inc. ("Laidlaw"), a Canadian company, from 1959 until he sold his interest in 1988. During his tenure, Laidlaw became the third largest waste service company in North America and the largest operator of school buses with over 28,000 vehicles. Mr. DeGroote served as the Chairman of the Board and Chief Executive Officer of Laidlaw from 1959 until June 1990, when he resigned from those positions to pursue personal business matters. Mr. DeGroote has served as a Director of Gulf Canada since May 1995, and a Director of RESI since April 1995.

     John J. Melk has served as a Director of Republic since August 1995. Mr. Melk has been Chairman and Chief Executive Officer of H(2)O Plus Inc., a bath and skin care product manufacturer and retail distributor, since 1988. Mr. Melk has been a private investor in various businesses since March 1984 and prior to

March 1984, he held various positions with Waste Management and its subsidiaries, including President of Waste Management International, plc., a subsidiary of Waste Management. Mr. Melk also serves as a Director of Psychemedics Corporation and of STAY. From February 1987 until March 1989 and from May 1993 until September 1994, Mr. Melk served as a Director of Blockbuster. He also served as the Vice Chairman of Blockbuster from February 1987 until March 1989.

     George D. Johnson, Jr. has served as a Director of Republic since November 1995. Mr. Johnson presently is President, Chief Executive Officer and a Director of STAY. From 1993 until 1995, Mr. Johnson served in various executive positions with Blockbuster Entertainment Group and, prior to its merger with Viacom, with Blockbuster, including as President of the Consumer Products Division, and also as a Director of Blockbuster. From 1987 until 1993, Mr. Johnson was the managing general partner of WJB Video L.P., becoming the largest Blockbuster franchisee with over 200 video stores prior to a merger with Blockbuster in 1993. He is also a Director of Duke Power Company, Viacom and PUCK.

     Donald E. Koogler has served as an Executive Vice President of Republic since May 1991. From May 1991 until August 1995, Mr. Koogler also served as a Director of Republic and from May 1991 until June 1996 as Chief Operating Officer. In September 1990, Mr. Koogler founded K&K Investment and Consulting Services and served as its President until May 1991. Mr. Koogler joined Laidlaw as a Vice President in 1985 and became an Executive Vice President in October 1987. Mr. Koogler also served as Vice President of Waste Management from 1980 until 1985. Mr. Koogler has been employed in the solid waste industry for over 25 years, in various executive positions.

     J. Ronald Castell joined Republic as a Vice President in August 1995, and was promoted to Senior Vice President in October 1995. From September 1994 until joining Republic, he served as a consultant to Viacom. Prior to that, Mr. Castell was Senior Vice President of Programming and Communications for Blockbuster from August 1991 until September 1994 and was Senior Vice President of Programming and Merchandising from February 1989 until August 1991. From October 1985 to February 1989, he was Vice President of Marketing and Merchandising at Erol's, then a chain of two hundred video stores headquartered in the Washington, D.C. area.

     Robert A. Guerin has served as Senior Vice President of Republic since August 1995, and has served as President of Republic's Security Services Division since June 1996. From September 1994 until joining Republic, he served as a consultant to Viacom. Prior to that, Mr. Guerin was Senior Vice President of Domestic Franchising for Blockbuster from January 1992 until September 1994, was Senior Vice President of Administration and Development for Blockbuster from October 1989 until December 1991, and was a Vice President of Blockbuster from March 1988 until October 1989. From March 1986 to March 1988, Mr. Guerin served as Vice President and Region Manager of Waste Management of North America, Inc., a subsidiary of Waste Management, where he was responsible for operations with over 6,000 employees. From June 1982 to March 1986, he served as President of Wells Fargo Armored Service Corp., a transporter of currency and valuables with over 7,000 employees.

     Richard L. Handley joined Republic in October 1995 as a Senior Vice President and the General Counsel. In May 1996, Mr. Handley was also appointed Secretary of Republic. From June 1993 until joining Republic, he was a principal of Randolph Management Group, Inc., a management consulting firm specializing in the environmental industry. Prior to that, Mr. Handley was Vice President, Secretary and General Counsel of The Brand Companies, Inc., an environmental services company, from July 1990 until May 1993, Associate General Counsel of Waste Management of North America, Inc. from January 1987 to June 1990, and legal counsel to Waste Management Energy Systems, Inc., a waste-to-energy company, from September 1985 to January 1987, all of which companies were affiliates or subsidiaries of Waste Management. Prior to September 1985, Mr. Handley was a lawyer in private practice in Chicago, Illinois.

     Thomas W. Hawkins joined Republic in June 1996 as Senior Vice President. From September 1994 until June 1996, Mr. Hawkins served as Executive Vice President -- Administration of Blockbuster Entertainment Group. Prior to that, he was Senior Vice President, General Counsel and Secretary of Blockbuster from February 1994. He joined Blockbuster as Senior Corporate Counsel in November 1989, became Associate

General Counsel and Secretary in August 1991 and Vice President, General Counsel and Secretary in February 1993. Prior to November 1989, Mr. Hawkins was a lawyer in private practice in Chicago, Illinois.

     Robert J. Henninger, Jr. has served as a Senior Vice President of Republic since October 1995. From September 1994 until joining Republic, he served as a consultant to Viacom, and from July 1994 until September 1994, he served as Senior Vice President and Chief Administrative Officer of Blockbuster. Prior to July 1994, Mr. Henninger was employed by Arthur Andersen LLP, an international public accounting firm, for 23 years, and had been Managing Partner of the firm's Fort Lauderdale, Florida office since 1984.

     Michael S. Karsner has served as a Senior Vice President and Chief Financial Officer of Republic since October 1996. Prior to joining Republic, Mr. Karsner served as Senior Vice President and Chief Financial Officer at Dole Food Company, Inc., a multinational packaged food company ("Dole"), from May 1996 until September 1996, as Vice President, Chief Financial Officer and Treasurer of Dole from February 1995 until May 1996, and as Vice President and Treasurer of Dole from January 1994 until February 1995. From January 1990 through December 1983, Mr. Karsner served as Vice President and Treasurer of the Black & Decker Corporation, a multinational consumer products company.

     Michael R. Carpenter has served as Vice President and Corporate Controller of Republic since August 1995. From September 1994 until August 1995, Mr. Carpenter served as Vice President and Corporate Controller of Blockbuster Entertainment Group. Prior to that, he was Vice President and Assistant Corporate Controller of Blockbuster from May 1992. He joined Blockbuster as Director of Financial Reporting in April 1988. Mr. Carpenter is a certified public accountant.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of Republic has established three committees, the Executive Committee, the Audit Committee and the Compensation Committee. The Executive Committee consists of Messrs. Huizenga, Hudson and DeGroote. The Executive Committee has full authority to exercise all the powers of the Board of Directors of Republic between meetings of the Board of Directors of Republic, except as reserved by the Board of Directors of Republic. The Executive Committee does not have the power to elect or remove executive officers, approve a merger of Republic, recommend a sale of substantially all of Republic's assets, recommend a dissolution of Republic, amend Republic's By-laws or Certificate of Incorporation, declare dividends on Republic's outstanding securities, or, except as expressly authorized by the Board of Directors of Republic, issue any Republic Common Stock or preferred stock. By action of the Board of Directors of Republic, the Executive Committee has certain limited authority to approve the issuance of Republic Common Stock in connection with certain types of mergers and acquisitions by Republic.

     The Audit Committee consists of Messrs. Bryan, Burdick and Melk. The Audit Committee has the power to oversee the retention, performance and compensation of the independent public accountants for Republic, and the establishment and oversight of such systems of internal accounting and auditing control as it deems appropriate.

     The Compensation Committee consists of Messrs. Melk, Johnson and Bryan. The Compensation Committee reviews Republic's compensation philosophy and programs, exercises authority with respect to the payment of salaries and incentive compensation to directors and officers, and administers Republic's 1991 Stock Option Plan and 1995 Employee Stock Option Plan.

MANAGEMENT OF REPUBLIC AFTER THE CLOSING OF THE PENDING REPUBLIC ACQUISITIONS

     All of Republic's existing Directors and executive officers as of the date hereof will remain in their respective positions following the closing of the Pending Republic Acquisitions. Lawrence S. Rich, a director of AutoNation, is expected to be appointed to Republic's Board of Directors following consummation of the AutoNation Merger.

     Lawrence S. Rich, age 53, is Chief Operating Officer and a director of JMFE, a highly diversified automotive corporation founded in 1968. JMFE is ranked by Forbes magazine as the 27th largest (by revenue) privately-held company in America. The flagship of JMFE, Southeast Toyota Distributors, Inc., is the world's largest independent distributor of Toyota vehicles. Mr. Rich was an Executive Vice President of JMFE from 1986 to 1994, when he was elected Chief Operating Officer. He also has served as a director of AutoNation since September 1995.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Continental has agreed to pay First Analysis Securities Corporation a fee equal to $1.0 million in consideration for its services, as an agent to Continental, in assisting in identifying, negotiating and structuring the Merger with Republic. Bret Maxwell, a director of Continental, is a managing director of First Analysis Corporation, the parent company of First Analysis Securities Corporation, and an affiliate of Environmental Venture Fund Limited Partnership, APEX Investment Fund, L.P., and The Productivity Fund Limited Partnership.

                   EFFECT OF MERGER ON RIGHTS OF STOCKHOLDERS

     Upon consummation of the Merger, holders of Continental Common Stock will become holders of Republic Common Stock and the rights of former Continental stockholders will continue to be governed by Delaware Law but will also be governed by Republic's Certificate of Incorporation and Bylaws. There are no material differences between the current rights of stockholders of Continental Common Stock and the rights such stockholders will have after consummation of the Merger as holders of Republic Common Stock. See "DESCRIPTION OF REPUBLIC'S CAPITAL STOCK."

                 COMPARATIVE STOCK PRICES AND DIVIDEND POLICIES

     Continental Common Stock is listed on Nasdaq and is traded under the symbol "CONT." Republic Common Stock is listed on Nasdaq and is traded under the symbol "RWIN." The following table sets forth, for the periods indicated, the high and low closing prices per share of Continental Common Stock and Republic Common Stock, respectively, as reported by Nasdaq.

                                                              CONTINENTAL            REPUBLIC
                                                                COMMON                COMMON
                                                               STOCK(B)              STOCK(A)
                                                           -----------------    -------------------
                                                            HIGH       LOW       HIGH         LOW
                                                           ------     ------    ------       ------
1994
First Quarter(c).........................................  $ 5.03     $ 4.20    $   1 25/32  $   1 3/8
Second Quarter...........................................    5.55       4.95        1 3/4        1 1/4
Third Quarter............................................    5.93       4.95        1 25/32      1 7/16
Fourth Quarter...........................................    6.30       5.40        2 1/16       1 9/16
1995
First Quarter............................................  $ 6.53     $ 5.55    $   2 1/8    $   1 9/16
Second Quarter...........................................    7.20       6.00        7 3/16       1 1/2
Third Quarter............................................    9.90       6.83       13 3/8        6 7/16
Fourth Quarter...........................................   11.41       9.91       18 1/16       9 15/16
1996
First Quarter............................................  $11.63     $ 9.75    $  17 15/16  $  13 3/16
Second Quarter...........................................   22.00      10.88       34 1/8       15
Third Quarter............................................   22.38      15.13       31           19 1/4
Fourth Quarter (through December 3, 1996)................   27.25      21.25       34  5/8      27  3/8

---------------

(a) Prices of Republic Common Stock have been adjusted to reflect the Stock
     Split.
(b) Prices of Continental Common Stock have been adjusted to reflect the five-for-three stock split effected on December 28, 1995.
(c) Continental Common Stock began trading on Nasdaq on January 13, 1994.

     On May 17, 1996, the last trading day before the public announcement of the Merger, the closing price of Continental Common Stock was $13.375 per share, and the closing price of Republic Common Stock was $20.3125 per share, as reported by Nasdaq. If the Merger had occurred on May 17, 1996 at the exchange ratio of
0.8 shares of Republic Common Stock for each share of Continental Common Stock, Continental stockholders would have received approximately $16.25 in market value of Republic Common Stock for each share of Continental Common Stock. On December 3, 1996, the closing price of Continental Common Stock was $26.125 per share, and the closing price of Republic Common Stock was $33.00 per share as reported by Nasdaq. The market prices of shares of Continental Common Stock and Republic Common Stock are subject to fluctuation. As a result, Continental stockholders are urged to obtain current market quotations.

     On December 3, 1996, there were approximately 103 holders of record of Continental Common Stock.

     Since December 1989, Republic has not declared or paid any cash dividends on Republic Common Stock. Republic currently intends to retain its earnings for future growth and, therefore, does not anticipate paying cash dividends in the foreseeable future.

     Continental has not paid, and does not anticipate paying, cash dividends on Continental Common Stock and is currently restricted from paying dividends pursuant to the terms of its loan agreements.

                           COMPARATIVE PER SHARE DATA

     Set forth below are historical earnings from continuing operations and book value per common share data of Republic and Continental, individually, and unaudited pro forma per common share data for Republic and Continental combined which gives effect to the consummation of the Merger, certain completed Republic and Continental acquisitions and certain 1995 Republic Equity Transactions as if such events took place for balance sheet purposes at the balance sheet date and for statement of operations purposes at the beginning of the periods presented. Also presented is Combined Company unaudited pro forma data which gives effect to the transactions discussed above, as well as the Pending Republic Acquisitions as if such events occurred for balance sheet purposes at the balance sheet date and for statement of operations purposes at the beginning of the periods presented. The unaudited pro forma data was derived from, and should be read in conjunction with, the unaudited condensed consolidated pro forma financial statements and Continental's unaudited pro forma combining financial statements and notes thereto appearing elsewhere in this Solicitation Statement/ Prospectus. Historical amounts for Republic and the pro forma information derived therefrom are adjusted to reflect the Stock Split of Republic Common Stock. No cash dividends were declared on the common stock of Republic or Continental for the periods presented. The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements of Republic and Continental, including the notes thereto, included elsewhere in this Solicitation Statement/Prospectus and the Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this Solicitation Statement/Prospectus. See "AVAILABLE INFORMATION."

                                                          NINE MONTHS ENDED   FISCAL YEARS ENDED ON
                                                              ON OR AT         OR AT DECEMBER 31,
                                                            SEPTEMBER 30,     ---------------------
                                                                1996          1995    1994    1993
                                                          -----------------   -----   -----   -----
REPUBLIC -- HISTORICAL
  Earnings per common and common equivalent share from
     continuing operations..............................       $   .17        $ .14   $ .17   $  --
  Book value per common share...........................       $  4.15        $2.78   $1.19   $1.06
CONTINENTAL -- HISTORICAL
  Earnings (loss) per common and common equivalent share
     from continuing operations.........................       $  (.45)       $ .25   $ .34   $ .19
  Book value per common share...........................       $  4.92        $5.02   $3.59   $2.04
REPUBLIC AND CONTINENTAL -- PRO FORMA
  Earnings per common and common equivalent share from
     continuing operations..............................       $   .13        $ .03   $ .25   $ .16
  Book value per common share...........................       $  4.03          N/A     N/A     N/A
CONTINENTAL -- PRO FORMA EQUIVALENT PER SHARE
  INFORMATION FOR REPUBLIC AND CONTINENTAL COMBINED
  Earnings per common and common equivalent share from
     continuing operations..............................       $   .10        $ .02   $ .20   $ .13
  Book value per common share...........................       $  3.22          N/A     N/A     N/A
COMBINED COMPANY -- PRO FORMA
  Earnings per common and common equivalent share from
     continuing operations..............................       $   .09        $ .04   $ .21   $ .11
  Book value per common share...........................       $  4.67          N/A     N/A     N/A
CONTINENTAL -- PRO FORMA EQUIVALENT PER SHARE
  INFORMATION
  Earnings per common and common equivalent share from
     continuing operations..............................       $   .07        $ .03   $ .17   $ .09
  Book value per common share...........................       $  3.74          N/A     N/A     N/A

                    DESCRIPTION OF REPUBLIC'S CAPITAL STOCK

     The Second Amended and Restated Certificate of Incorporation of Republic (the "Certificate of Incorporation"), authorizes capital stock consisting of 500,000,000 shares of Republic Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). There were 232,466,603 shares of Republic Common Stock, and no shares of Preferred Stock, issued and outstanding as of November 30, 1996. The following summary description of the capital stock of Republic is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of Republic, copies of which have been filed as exhibits to the Registration Statement of which this Solicitation Statement/Prospectus is a part.

     Common Stock. The holders of shares of Republic Common Stock have equal pro rata rights to dividends if, as and when declared by Republic's Board of Directors; do not have any preemptive subscription or conversion rights; and have one vote per share on all matters upon which the stockholders of Republic may vote at all meetings of stockholders. There are no redemption or sinking fund provisions applicable to Republic Common Stock. The holders of Republic Common Stock do not have cumulative voting rights. As a result, the holders of a majority of the shares of Republic Common Stock voting for the election of directors can elect all the members of the Board of Directors of Republic.

     Preferred Stock. No shares of Preferred Stock are currently outstanding. The Board of Directors of Republic is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, the number of shares constituting the series, the designation of such series and such other rights, qualifications, limitations or restrictions as the Board of Directors of Republic may determine. The Board of Directors of Republic could, without stockholder approval, issue Preferred Stock with voting rights and other rights that could adversely affect the voting power of holders of Republic Common Stock and such stock could be used to prevent a hostile takeover of Republic. Republic has no present plans to issue any shares of Preferred Stock.

     Certificate of Incorporation and Bylaws. The Certificate of Incorporation was amended on November 28, 1995 to (i) change Republic's name to Republic Industries, Inc., and (ii) to eliminate all provisions relating to classification of the members of the Board of Directors of Republic. The directors of Republic are elected each year at the annual meeting of the stockholders for terms of one year and until their successors are elected and qualified; existing directors may nominate and elect qualified persons to fill vacancies on the Board of Directors of Republic. The Certificate of Incorporation was amended on May 15, 1996 to increase the number of authorized shares of Republic Common Stock to 500,000,000 from 350,000,000. Republic's Bylaws provide that directors may be removed for cause by vote of two-thirds of the other directors or by vote of a majority of stockholders, and may be removed without cause by the vote of a majority of stockholders at a meeting called for such purpose.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for Republic Common Stock is Harris Trust and Savings Bank.

         REPUBLIC INDUSTRIES, INC., CONTINENTAL WASTE INDUSTRIES, INC.,
             AUTONATION INCORPORATED AND ADDINGTON RESOURCES, INC.

        UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

     The following Unaudited Condensed Consolidated Pro Forma Financial Statements include the supplemental consolidated financial statements of Republic which include the results of operations of Alamo which Republic acquired in November 1996. This transaction has been accounted for under the pooling of interests method of accounting and, accordingly, Republic's supplemental consolidated financial statements have been retroactively adjusted as if Republic and Alamo had operated as one entity since inception. The supplemental consolidated financial statements of Republic also include the financial position and results of operations of CarChoice which Republic acquired in August 1996 and Schaubach and Denver Alarm both of which Republic acquired in February 1996. These transactions have been accounted for under the pooling of interests method of accounting and, accordingly, Republic's historical financial statements have been previously restated as if the companies had operated as one entity since inception.

     The following Unaudited Condensed Consolidated Pro Forma Balance sheet presents the pro forma financial position of Republic as of September 30, 1996 as if the pending acquisitions of Continental, AutoNation and Addington had been consummated as of September 30, 1996.

     The following Unaudited Condensed Consolidated Pro Forma Statements of Operations for the Nine Months Ended September 30, 1996 and the Years Ended December 31, 1995, 1994 and 1993 present the pro forma results of continuing operations of Republic as if the pending acquisitions of Addington and Continental, which will be accounted for under the pooling of interests method of accounting, had been consummated as of January 1, 1993. The Unaudited Condensed Consolidated Pro Forma Statements of Operations for the Nine Months Ended September 30, 1996 and the Year Ended December 31, 1995 also include the pending acquisition of AutoNation, which will be accounted for under the purchase method of accounting, as if it had been consummated as of January 1, 1995. Amounts appearing under column headings "Pro Forma Republic" and "Pro Forma Continental" include the effects of certain acquisitions and related pro forma adjustments found in Republic and Continental's stand-alone pro forma financial statements. The Unaudited Condensed Consolidated Pro Forma Statement of Operations for the Year Ended December 31, 1995 contains pro forma adjustments related to a series of 1995 completed equity transactions which are discussed further in Republic's stand-alone Unaudited Condensed Consolidated Pro Forma Financial Statements.

     The unaudited pro forma income from continuing operations per common and common equivalent share includes the weighted average number of common shares and common share equivalents outstanding of Republic and Continental and Addington (based on the respective merger share exchange ratios) and the number of common shares to be issued in the AutoNation merger. Common share equivalents include, where appropriate, the assumed exercise or conversion of warrants and options. In computing the unaudited pro forma income from continuing operations per common and common equivalent share, Republic utilizes the modified treasury stock method. Primary earnings per share is not presented as it does not significantly differ from fully diluted earnings per share.

     These Unaudited Condensed Consolidated Pro Forma Financial Statements should be read in conjunction with the respective historical consolidated financial statements and notes thereto for Republic, Continental, AutoNation, Addington and Alamo and the stand-alone pro forma financial statements of Republic and Continental which are included elsewhere herein. These Unaudited Condensed Consolidated Pro Forma Financial Statements were prepared utilizing the accounting policies of the respective entities as outlined in their historical financial statements except as described in the accompanying notes. The pending acquisition of AutoNation will be accounted for under the purchase method of accounting. Accordingly, the Unaudited Condensed Consolidated Pro Forma Financial Statements reflect Republic's preliminary allocation of the purchase price of AutoNation which will be subject to further adjustments as Republic finalizes the allocation of the purchase price in accordance with generally accepted accounting principles. The unaudited pro forma condensed consolidated results of operations do not necessarily reflect actual results which would have occurred if the acquisitions or the 1995 equity transactions had taken place on the assumed dates, nor are they necessarily indicative of the results of future combined operations. Additionally, Republic estimates that transaction related expenses totalling approximately $2,000,000 to $2,500,000 will be charged to expense during the fourth quarter of 1996 related to the November 1996 acquisition of Alamo and the pending mergers with Continental and Addington which are expected to close in December 1996.

   REPUBLIC INDUSTRIES, INC., CONTINENTAL WASTE INDUSTRIES, INC., AUTONATION
                                INCORPORATED AND
                           ADDINGTON RESOURCES, INC.

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                                                                                         PRO
                                                                                     PRO FORMA          FORMA
                                                                                    ADJUSTMENTS       REPUBLIC
                                         SUPPLEMENTAL                              -------------         AND
                                           REPUBLIC     CONTINENTAL    COMBINED    DR.      CR.      CONTINENTAL   AUTONATION
                                         ------------   -----------   ----------   ----     ----     -----------   ----------
                 ASSETS
Current assets:
 Cash and cash equivalents..............  $  190,115     $   1,601    $  191,716                     $   191,716    $  8,599
 Accounts receivable, net...............     322,794        11,881       334,675                         334,675       6,266
 Prepaid expenses and other current
   assets...............................     283,208         3,872       287,080                         287,080         167
 Inventory..............................      27,954            --        27,954                          27,954      40,769
 Revenue earning vehicles, net..........   2,201,583            --     2,201,583                       2,201,583          --
                                          ----------      --------    ----------   -----    -----     ----------    --------
                                                                                    ---      ---
       Total current assets.............   3,025,654        17,354     3,043,008                       3,043,008      55,801
Property and equipment, net.............     547,391       110,029       657,420                         657,420     134,373
Investment in subscribers, net..........      78,940            --        78,940                          78,940          --
Intangible assets, net..................     197,640        23,527       221,167                         221,167          --
Other assets............................      12,449        12,585        25,034                          25,034          --
                                          ----------      --------    ----------   -----    -----     ----------    --------
                                                                                    ---      ---
       Total assets.....................  $3,862,074     $ 163,495    $4,025,569                     $ 4,025,569    $190,174
                                          ==========      ========    ==========   ======== ========  ==========    ========
  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued
   expenses.............................  $  276,800     $  12,972    $  289,772                     $   289,772    $ 17,322
 Current maturities of long-term debt
   and notes payable....................   2,291,961         5,199     2,297,160                       2,297,160     142,118
 Deferred revenue and other current
   liabilities..........................     165,625         2,063       167,688                         167,688          --
                                          ----------      --------    ----------   -----    -----     ----------    --------
                                                                                    ---      ---
       Total current liabilities........   2,734,386        20,234     2,754,620                       2,754,620     159,440
 Long-term debt, net of current
   maturities...........................     215,153        45,097       260,250                         260,250          --
 Other liabilities......................      80,282        22,621       102,903                         102,903          --
                                          ----------      --------    ----------   -----    -----     ----------    --------
                                                                                    ---      ---
       Total liabilities................   3,029,821        87,952     3,117,773                       3,117,773     159,440
                                          ----------      --------    ----------   -----    -----     ----------    --------
                                                                                    ---      ---
Shareholders' equity:
 Common stock...........................       2,131             9         2,140   $  9(e)  $122(d)        2,253          80
 Additional paid-in capital.............     757,308        74,808       832,116    122(d)     9(e)      831,531      52,050
                                                                                    472(e)
 Retained earnings......................      70,499         1,198        71,697                          71,697     (21,396)
 Translation adjustment.................       2,315            --         2,315                           2,315          --
 Treasury stock.........................          --          (472)         (472)            472(e)           --          --
                                          ----------      --------    ----------   -----    -----     ----------    --------
                                                                                    ---      ---
   Total shareholders' equity...........     832,253        75,543       907,796    603      603         907,796      30,734
                                          ----------      --------    ----------   -----    -----     ----------    --------
                                                                                    ---      ---
       Total liabilities and
        shareholders' equity............  $3,862,074     $ 163,495    $4,025,569   $603     $603     $ 4,025,569    $190,174
                                          ==========      ========    ==========   ======== ========  ==========    ========


                                                                         PRO FORMA
                                                                        ADJUSTMENTS          PRO FORMA
                                                                   ---------------------      COMBINED
                                          ADDINGTON    COMBINED      DR.          CR.         COMPANY
                                          ---------   ----------   --------     --------     ----------
                                         <
                 ASSETS
Current assets:
 Cash and cash equivalents..............  $  1,165    $  201,480                             $  201,480
 Accounts receivable, net...............     8,567       349,508                                349,508
 Prepaid expenses and other current
   assets...............................     2,882       290,129                $112,900(f)     177,229
 Inventory..............................        --        68,723                                 68,723
 Revenue earning vehicles, net..........        --     2,201,583                              2,201,583
                                          --------    ----------   --------     --------     ----------

       Total current assets.............    12,614     3,111,423                 112,900      2,998,523
Property and equipment, net.............   122,048       913,841                                913,841
Investment in subscribers, net..........        --        78,940                                 78,940
Intangible assets, net..................        --       221,167   $161,316(a)                  382,483
Other assets............................     7,109        32,143                                 32,143
                                          --------    ----------   --------     --------     ----------

       Total assets.....................  $141,771    $4,357,514   $161,316     $112,900     $4,405,930
                                          ========    ==========   ========     ========     ==========
  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued
   expenses.............................  $  9,708    $  316,802                             $  316,802
 Current maturities of long-term debt
   and notes payable....................     2,710     2,441,988   $112,900(f)                2,329,088
 Deferred revenue and other current
   liabilities..........................        --       167,688                                167,688
                                          --------    ----------   --------     --------     ----------

       Total current liabilities........    12,418     2,926,478    112,900                   2,813,578
 Long-term debt, net of current
   maturities...........................    17,073       277,323                                277,323
 Other liabilities......................    14,282       117,185                                117,185
                                          --------    ----------   --------     --------     ----------

       Total liabilities................    43,773     3,320,986    112,900                   3,208,086
                                          --------    ----------   --------     --------     ----------

Shareholders' equity:
 Common stock...........................    16,194        18,527         80(b)  $    175(c)       2,565
                                                                     16,194(e)       137(d)
 Additional paid-in capital.............    87,187       970,768     52,050(b)   191,875(c)   1,113,025
                                                                     13,625(e)    16,194(e)
                                                                        137(d)
 Retained earnings......................     8,242        58,543                  21,396(b)      79,939
 Translation adjustment.................        --         2,315                                  2,315
 Treasury stock.........................   (13,625)      (13,625)                 13,625(e)          --
                                          --------    ----------   --------     --------     ----------

   Total shareholders' equity...........    97,998     1,036,528     82,086      243,402      1,197,844
                                          --------    ----------   --------     --------     ----------

       Total liabilities and
        shareholders' equity............  $141,771    $4,357,514   $194,986     $243,402     $4,405,930
                                          ========    ==========   ========     ========     ==========

        The accompanying notes are an integral part of these statements.

  PRO FORMA REPUBLIC INDUSTRIES, INC., PRO FORMA CONTINENTAL WASTE INDUSTRIES,
                                     INC.,
             AUTONATION INCORPORATED AND ADDINGTON RESOURCES, INC.

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          PRO FORMA
                                                                 PRO           PRO                       ADJUSTMENTS
                                                                FORMA         FORMA                   -----------------
                                                               REPUBLIC    CONTINENTAL    COMBINED     DR.        CR.
                                                              ----------   -----------   ----------   ------     ------
Revenue.....................................................  $1,601,337     $59,799     $1,661,136
Expenses:
 Cost of operations.........................................     737,219      49,469        786,688
 Selling, general and administrative........................     788,218       8,282        796,500
 Special charge.............................................          --       7,623          7,623
Other (income) expense:
 Interest and other income..................................     (17,287)     (1,030)       (18,317)
 Interest expense...........................................      20,603       2,415         23,018
                                                              ----------     -------     ----------   ------     ------
                                                               1,528,753      66,759      1,595,512
                                                              ----------     -------     ----------   ------     ------
Income (loss) from continuing operations before income
 taxes......................................................      72,584      (6,960)        65,624
Income tax provision........................................      32,723         285         33,008
                                                              ----------     -------     ----------   ------     ------
Income (loss) from continuing operations....................  $   39,861     $(7,245)    $   32,616
                                                              ==========     =======     ==========   ======     ======
Fully-diluted:
 Earnings per share from continuing operations..............  $      .17     $  (.46)
                                                              ==========     =======
Weighted average shares outstanding.........................     241,227      15,588        256,815   (3,118)(j)
                                                              ==========     =======     ==========   ======

                                                                  PRO
                                                                 FORMA
                                                               REPUBLIC
                                                                  AND
                                                              CONTINENTAL   AUTONATION   ADDINGTON    COMBINED
                                                              -----------   ----------   ---------   ----------
Revenue.....................................................  $ 1,661,136    $  9,190     $46,012    $1,716,338
Expenses:
 Cost of operations.........................................      786,688      14,297      32,432       833,417
 Selling, general and administrative........................      796,500      11,929       4,100       812,529
 Special charge.............................................        7,623          --          --         7,623
Other (income) expense:
 Interest and other income..................................      (18,317)         --         739       (17,578)
 Interest expense...........................................       23,018       1,296         629        24,943
                                                               ----------    --------     -------    ----------
                                                                1,595,512      27,522      37,900     1,660,934
                                                               ----------    --------     -------    ----------
Income (loss) from continuing operations before income
 taxes......................................................       65,624     (18,332)      8,112        55,404
Income tax provision........................................       33,008          --       2,693        35,701
                                                               ----------    --------     -------    ----------
Income (loss) from continuing operations....................  $    32,616    $(18,332)    $ 5,419    $   19,703
                                                               ==========    ========     =======    ==========
Fully-diluted:
 Earnings per share from continuing operations..............  $       .13                 $   .35
                                                               ==========                 =======
Weighted average shares outstanding.........................      253,697      17,467      15,348       286,512
                                                               ==========    ========     =======    ==========


                                                                    PRO FORMA             PRO
                                                                   ADJUSTMENTS           FORMA
                                                               -------------------      COMBINED
                                                                 DR.         CR.        COMPANY
                                                               --------     ------     ----------
Revenue.....................................................                           $1,716,338
Expenses:
 Cost of operations.........................................   $  3,025(g)                836,442
 Selling, general and administrative........................                              812,529
 Special charge.............................................                                7,623
Other (income) expense:
 Interest and other income..................................      1,296(f)                (16,282)
 Interest expense...........................................                $1,296(f)      23,647
                                                                 ------     ------     ----------
                                                                  4,321      1,296      1,663,959
                                                                 ------     ------     ----------
Income (loss) from continuing operations before income
 taxes......................................................      4,321      1,296         52,379
Income tax provision........................................                 7,902(i)      27,799
                                                                 ------     ------     ----------
Income (loss) from continuing operations....................   $  4,321     $9,198     $   24,580
                                                                 ======     ======     ==========
Fully-diluted:
 Earnings per share from continuing operations..............                           $      .09
                                                                                       ==========
Weighted average shares outstanding.........................     (1,434)(j)               285,078
                                                                 ======                ==========

        The accompanying notes are an integral part of these statements.

  PRO FORMA REPUBLIC INDUSTRIES, INC., PRO FORMA CONTINENTAL WASTE INDUSTRIES,
                                     INC.,
             AUTONATION INCORPORATED AND ADDINGTON RESOURCES, INC.

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             PRO FORMA            PRO FORMA
                                                                            ADJUSTMENTS           REPUBLIC
                                 PRO FORMA    PRO FORMA                ---------------------         AND
                                  REPUBLIC   CONTINENTAL   COMBINED      DR.          CR.        CONTINENTAL  AUTONATION  ADDINGTON
                                 ----------  -----------  ----------   --------     --------     -----------  ----------  ---------
Revenue......................... $1,751,581   $  66,156   $1,817,737                             $1,817,737          --    $56,739
Expenses:
  Cost of operations............    830,665      44,463      875,128                                875,128       2,177     38,080
  Selling, general and
    administrative..............    922,340      10,120      932,460                                932,460         887      6,631
  Restructuring and unusual
    charges.....................         --       3,264        3,264                                  3,264          --         --
Other (income) expense:
  Interest and other income.....    (13,229)       (240)     (13,469)                               (13,469)                  (427)
  Interest expense..............         --       3,344        3,344                $    935(h)       2,409          --        955
                                 ----------  -----------  ----------   --------     --------     -----------  ----------  ---------
                                  1,739,776      60,951    1,800,727                     935      1,799,792       3,064     45,239
                                 ----------  -----------  ----------   --------     --------     -----------  ----------  ---------
Income (loss) from continuing
  operations before income
  taxes.........................     11,805       5,205       17,010                     935         17,945      (3,064)    11,500
Income tax provision............      7,393       2,257        9,650   $    355(i)                   10,005          --      4,426
                                 ----------  -----------  ----------   --------     --------     -----------  ----------  ---------
Income (loss) from continuing
  operations.................... $    4,412   $   2,948   $    7,360   $    355     $    935     $    7,940    $ (3,064)   $ 7,074
                                  =========  ==========    =========   ========     ========     ==========   ==========  =========
Fully-diluted:
  Earnings per share from
    continuing operations....... $      .02   $     .23                                          $      .03                $   .45
                                  =========  ==========                                          ==========               =========
Weighted average shares
  outstanding...................    212,561      12,702      225,263      3,320(j)                  228,583      17,467     15,748
                                  =========  ==========    =========   ========                  ==========   ==========  =========

                                                     PRO FORMA
                                                    ADJUSTMENTS           PRO FORMA
                                              -----------------------      COMBINED
                                   COMBINED     DR.           CR.          COMPANY
                                  ----------  --------     ----------     ----------
Revenue.........................  $1,874,476                              $1,874,476
Expenses:
  Cost of operations............     915,385  $  4,033(g)                    919,418
  Selling, general and
    administrative..............     939,978                                 939,978
  Restructuring and unusual
    charges.....................       3,264                                   3,264
Other (income) expense:
  Interest and other income.....     (13,896)                                (13,896)
  Interest expense..............       3,364                                   3,364
                                  ----------  --------     ----------     ----------
                                   1,848,095     4,033                     1,852,128
                                  ----------  --------     ----------     ----------
Income (loss) from continuing
  operations before income
  taxes.........................      26,381     4,033                        22,348
Income tax provision............      14,431               $    2,697(i)      11,734
                                  ----------  --------     ----------     ----------
Income (loss) from continuing
  operations....................  $   11,950  $  4,033     $    2,697     $   10,614
                                   =========  ========      =========      =========
Fully-diluted:
  Earnings per share from
    continuing operations.......                                          $      .04
                                                                           =========
Weighted average shares
  outstanding...................     261,798    (1,575)(j)                   260,223
                                   =========  ========                     =========

        The accompanying notes are an integral part of these statements.

         REPUBLIC INDUSTRIES, INC., CONTINENTAL WASTE INDUSTRIES, INC.
                         AND ADDINGTON RESOURCES, INC.

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  PRO FORMA         PRO FORMA
                                                                                 ADJUSTMENTS        REPUBLIC
                                   SUPPLEMENTAL                              -------------------       AND
                                     REPUBLIC     CONTINENTAL    COMBINED      DR.         CR.     CONTINENTAL   ADDINGTON
                                   ------------   -----------   ----------   -------      ------   -----------   ---------
Revenue..........................   $1,531,095      $28,728     $1,559,823                         $ 1,559,823    $36,057
Expenses:
  Cost of operations.............      639,963       17,224        657,187                             657,187     23,798
  Selling, general and
    administrative...............      835,296        4,737        840,033                             840,033      7,119
  Restructuring and unusual
    charges......................           --           --             --                                  --        670
Other (income) expense:
  Interest and other income......       (5,920)         126         (5,794)                             (5,794)      (772)
  Interest expense...............       13,707        1,881         15,588                              15,588      8,052
                                    ----------      -------     ----------    ------      ------    ----------    -------
                                     1,483,046       23,968      1,507,014                           1,507,014     38,867
                                    ----------      -------     ----------    ------      ------    ----------    -------
Income from continuing operations
  before income taxes............       48,049        4,760         52,809                              52,809     (2,810)
Income tax provision.............       19,396        2,132         21,528                              21,528     (1,124)
                                    ----------      -------     ----------    ------      ------    ----------    -------
Income from continuing
  operations.....................   $   28,653      $ 2,628     $   31,281                         $    31,281    $(1,686)
                                    ==========      =======     ==========    ======      ======    ==========    =======
Fully-Diluted:
  Earnings per share from
    continuing operations........   $      .24      $   .34                                        $       .25    $  (.11)
                                    ==========      =======                                         ==========    =======
Weighted average shares
  outstanding....................      119,044        7,685        126,729    (1,537)(j)               125,192     15,798
                                    ==========      =======     ==========    ======                ==========    =======

                                                     PRO FORMA
                                                    ADJUSTMENTS       PRO FORMA
                                                -------------------    COMBINED
                                    COMBINED      DR.         CR.      COMPANY
                                   ----------   -------      ------   ----------
Revenue..........................  $1,595,880                         $1,595,880
Expenses:
  Cost of operations.............     680,985                            680,985
  Selling, general and
    administrative...............     847,152                            847,152
  Restructuring and unusual
    charges......................         670                                670
Other (income) expense:
  Interest and other income......      (6,566)                            (6,566)
  Interest expense...............      23,640                             23,640
                                   ----------    ------      ------   ----------
                                    1,545,881                          1,545,881
                                   ----------    ------      ------   ----------
Income from continuing operations
  before income taxes............      49,999                             49,999
Income tax provision.............      20,404                             20,404
                                   ----------    ------      ------   ----------
Income from continuing
  operations.....................  $   29,595                         $   29,595
                                   ==========    ======      ======   ==========
Fully-Diluted:
  Earnings per share from
    continuing operations........                                     $      .21
                                                                      ==========
Weighted average shares
  outstanding....................     140,990    (1,580)(j)              139,410
                                   ==========    ======               ==========

        The accompanying notes are an integral part of these statements.

         REPUBLIC INDUSTRIES, INC., CONTINENTAL WASTE INDUSTRIES, INC.
                         AND ADDINGTON RESOURCES, INC.

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               PRO FORMA             PRO
                                                                                              ADJUSTMENTS           FORMA
                                                SUPPLEMENTAL                              --------------------   REPUBLIC AND
                                                  REPUBLIC     CONTINENTAL    COMBINED      DR.          CR.     CONTINENTAL
                                                ------------   -----------   ----------   --------     -------   ------------
Revenue.......................................   $1,331,693      $16,204     $1,347,897                           $1,347,897
Expenses:
  Cost of operations..........................      493,395       11,209        504,604                              504,604
  Selling, general and administrative.........      783,502        2,067        785,569                              785,569
  Restructuring and unusual charges...........       10,040           --         10,040                               10,040
Other (income) expense:
  Interest and other income...................       (4,524)         (49)        (4,573)                              (4,573)
  Interest expense............................       14,022        1,303         15,325                               15,325
                                                 ----------      -------     ----------    -------     -------    ----------
                                                  1,296,435       14,530      1,310,965                            1,310,965
                                                 ----------      -------     ----------    -------     -------    ----------
Income (loss) from continuing operations
  before income taxes.........................       35,258        1,674         36,932                               36,932
Income tax provision..........................       16,529          721         17,250                               17,250
                                                 ----------      -------     ----------    -------     -------    ----------
Income (loss) from continuing operations......   $   18,729      $   953     $   19,682                           $   19,682
                                                 ==========      =======     ==========    =======     =======    ==========
Fully-Diluted:
  Earnings (loss) per share from continuing
    operations................................   $      .16      $   .20                                          $      .16
                                                 ==========      =======                                          ==========
Weighted average shares outstanding...........      119,226        4,739        123,965       (948)(j)               123,017
                                                 ==========      =======     ==========    =======                ==========

                                                                              PRO FORMA           PRO
                                                                             ADJUSTMENTS         FORMA
                                                                         -------------------    COMBINED
                                                ADDINGTON    COMBINED      DR.         CR.      COMPANY
                                                ---------   ----------   -------     -------   ----------
Revenue.......................................   $22,600    $1,370,497                         $1,370,497
Expenses:
  Cost of operations..........................    13,694       518,298                            518,298
  Selling, general and administrative.........     6,503       792,072                            792,072
  Restructuring and unusual charges...........     5,122        15,162                             15,162
Other (income) expense:
  Interest and other income...................        --        (4,573)                            (4,573)
  Interest expense............................     5,790        21,115                             21,115
                                                 -------    ----------   -------     -------   ----------
                                                  31,109     1,342,074                          1,342,074
                                                 -------    ----------   -------     -------   ----------
Income (loss) from continuing operations
  before income taxes.........................    (8,509)       28,423                             28,423
Income tax provision..........................    (3,233)       14,017                             14,017
                                                 -------    ----------   -------     -------   ----------
Income (loss) from continuing operations......   $(5,276)   $   14,406                         $   14,406
                                                 =======    ==========   =======     =======   ==========
Fully-Diluted:
  Earnings (loss) per share from continuing
    operations................................   $  (.34)                                      $      .11
                                                 =======                                       ==========
Weighted average shares outstanding...........    15,563       138,580    (1,556)(j)              137,024
                                                 =======    ==========   =======               ==========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.,
                      CONTINENTAL WASTE INDUSTRIES, INC.,
             AUTONATION INCORPORATED AND ADDINGTON RESOURCES, INC.,

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA FINANCIAL STATEMENTS

(a) Represents an entry to record intangible assets resulting from the preliminary allocation of the purchase price for the proposed acquisition of AutoNation as follows (in thousands):

    Shares of Republic Common Stock to be issued...........................          17,467
    Value of Republic Common Stock consideration...........................     $   192,050
    Historical net tangible assets.........................................         (30,734)
                                                                                   --------
    Allocation to intangible assets........................................     $   161,316
                                                                                   ========

     The value of the Republic Common Stock consideration was computed based upon the 5 day average quoted stock price before and after the signing and public announcement of the definitive agreement to acquire AutoNation, adjusted to reflect a discount from market value to account for selling restrictions imposed on the sellers of AutoNation. The above purchase price has been allocated on a preliminary basis using the historical value of the tangible assets and liabilities of AutoNation as of September 30, 1996, which represents a reasonable estimate of the fair value, with the remaining balance allocated to intangible assets. The pro forma purchase price will be adjusted based on the actual closing date balance sheet and thereafter for any potential contingencies which may arise prior to consummation of the merger in accordance with generally accepted accounting principles. Such adjustments for contingencies are not expected to be material.
(b) Represents an entry to eliminate the historical equity balances of AutoNation.
(c) Represents the recording of equity resulting from Republic's issuance of Republic Common Stock to the stockholders of AutoNation.
(d) Represents an entry to record the par value of the shares of Republic Common Stock issued to the stockholders of Continental and Addington both of which will be accounted for under the pooling of interests method of accounting.
(e) Represents an entry to reclassify the historical common and treasury stock balances of Continental and Addington to additional paid-in capital.
(f) Represents an entry to eliminate advances from Republic to AutoNation and related interest on such advances.
(g) Represents a net adjustment related to the elimination of the historical amortization of intangible assets and the recording of amortization, on a straight-line basis, on the intangible assets resulting from the preliminary purchase price allocation of AutoNation. Intangible assets resulting from the purchase of AutoNation are being amortized over a 40 year life which approximates the estimated useful life.
(h) Represents the assumed 1995 interest savings on the payoff of all or a portion of the existing indebtedness outstanding as of January 1, 1995 of Republic, Continental and Addington with the proceeds from the 1995 equity transactions assumed to have occurred as of January 1, 1995.
(i) Represents the incremental change in the combined entity's provision for income taxes as a result of the pre-tax loss of AutoNation and all pro forma adjustments as described above.
(j) Represents the effect of converting the Continental or Addington weighted average common shares and common share equivalents into equivalent Republic shares based upon the respective share exchange ratio, as applicable. Also included for 1995 only is the weighted average effect of shares and common share equivalents issued in the 1995 equity transactions.

          REPUBLIC INDUSTRIES, INC., HUDSON MANAGEMENT CORPORATION AND
              ENVIROCYCLE, INC. AND ACQUIRED SOLID WASTE COMPANIES

        UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

     The following Unaudited Condensed Consolidated Pro Forma Financial Statements include the supplemental consolidated financial statements of Republic which include the results of operations of Alamo which Republic acquired in November 1996. This transaction has been accounted for under the pooling of interests method of accounting and, accordingly, Republic's supplemental consolidated financial statements have been retroactively adjusted as if Republic and Alamo had operated as one entity since inception. The supplemental consolidated financial statements of Republic also include the financial position and results of operations of CarChoice which Republic acquired in August 1996 and Schaubach and Denver Alarm both of which Republic acquired in February 1996. These transactions have been accounted for under the pooling of interests method of accounting and, accordingly, Republic's historical financial statements have been previously restated as if the companies had operated as one entity since inception.

     The following Unaudited Condensed Consolidated Pro Forma Statement of Operations for the Nine Months Ended September 30, 1996 and for the Year Ended December 31, 1995 present the pro forma results of continuing operations of Republic as if the acquisitions of Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC") in August 1995 and various other solid waste companies ("Acquired Solid Waste Companies") in May 1996 as well as a series of 1995 completed Equity Transactions (the "1995 Equity Transactions") had occurred as of January 1, 1995. The 1995 Equity Transactions include the sale of common stock and warrants during the three months ended September 30, 1995 in certain private placement and other transactions resulting in net proceeds of approximately $232,000,000. These Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the respective audited and unaudited historical consolidated financial statements and notes thereto of Republic, HMC and Acquired Solid Waste Companies which are included elsewhere herein.

     The unaudited pro forma earnings per common and common equivalent share is based upon the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of Republic warrants and options. In computing the unaudited pro forma income from continuing operations per common and common equivalent share, Republic utilizes the modified treasury stock method. Primary earnings per share is not presented as it does not significantly differ from fully diluted earnings per share.

     These Unaudited Condensed Pro Forma Statements of Operations were prepared utilizing the accounting policies of the respective entities as outlined in their historical financial statements except as described in the accompanying notes. Acquired Solid Waste Companies include various businesses acquired and accounted for under the pooling of interests method of accounting and a business acquisition accounted for under the purchase method of accounting. The Acquired Solid Waste Companies accounted for under the pooling of interests method of accounting were not significant individually or in the aggregate and consequently prior period financial statements have not been restated and pro forma statements of operations for 1994 and 1993 have not been included herein. The acquisitions of HMC and one of the Acquired Solid Waste Companies have been accounted for under the purchase method of accounting. The unaudited pro forma consolidated results of operations do not necessarily reflect actual results which would have occurred if the acquisitions or the 1995 Equity Transactions had taken place on the assumed dates, nor are they necessarily indicative of future combined operations.

         REPUBLIC INDUSTRIES, INC. AND AN ACQUIRED SOLID WASTE COMPANY

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 PRO FORMA
                                                      ACQUIRED                  ADJUSTMENTS
                                      SUPPLEMENTAL   SOLID WASTE                ------------   PRO FORMA
                                        REPUBLIC     COMPANY(1)     COMBINED    DR.      CR.    REPUBLIC
                                      ------------   -----------   ----------   ----     ---   ----------
Revenue.............................   $1,597,568      $ 3,769     $1,601,337                  $1,601,337
Expenses:
  Cost of operations................      735,121        1,934        737,055   $164(a)           737,219
  Selling, general and
     administrative.................      787,254          964        788,218                     788,218
Other (income) expense:
  Interest and other income.........      (17,287)                    (17,287)                    (17,287)
  Interest expense..................       20,603                      20,603                      20,603
                                                                                         --
                                       ----------       ------     ----------   ----           ----------
                                        1,525,691        2,898      1,528,589    164            1,528,753
                                                                                         --
                                       ----------       ------     ----------   ----           ----------
Income from continuing operations
  before income taxes...............       71,877          871         72,748    164               72,584
Income tax provision................       32,454                      32,454    269(e)            32,723
                                                                                         --
                                       ----------       ------     ----------   ----           ----------
Income from continuing operations...   $   39,423      $   871     $   40,294   $433           $   39,861
                                       ==========       ======     ==========   ====     ==    ==========
Fully-diluted:
  Earnings per share from continuing
     operations.....................   $      .16                                              $      .17
                                       ==========                                              ==========
  Weighted average shares
     outstanding....................      240,792                                435(f)           241,227
                                       ==========                               ====           ==========

---------------

(1) Represents the pre-acquisition results of operations for the period from January to April 1996.

        The accompanying notes are an integral part of these statements.

            REPUBLIC INDUSTRIES, INC., HUDSON MANAGEMENT CORPORATION AND ENVIROCYCLE, INC. AND ACQUIRED SOLID WASTE COMPANIES

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             PRO FORMA
                                              ACQUIRED                      ADJUSTMENTS
                    SUPPLEMENTAL             SOLID WASTE                -------------------     PRO FORMA
                      REPUBLIC     HMC(1)     COMPANIES     COMBINED      DR.         CR.        REPUBLIC
                    ------------   -------   -----------   ----------   -------     -------     ----------
Revenue...........   $1,686,892    $33,201     $31,488     $1,751,581                           $1,751,581
Expenses:
  Cost of
     operations...      786,634     21,772      21,225        829,631   $ 1,323(a)  $   289(b)     830,665
  Selling, general
     and
 administrative...      906,931      9,298       6,558        922,787                   447(c)     922,340
Other (income)
  expense:
  Interest and
     other
     income.......      (12,384)        --        (845)       (13,229)                             (13,229)
  Interest
     expense......       19,635        489         428         20,552                20,552(d)          --
                     ----------    -------     -------     ----------   -------      ------     ----------
                      1,700,816     31,559      27,366      1,759,741     1,323      21,288      1,739,776
                     ----------    -------     -------     ----------   -------      ------     ----------
Income from
  continuing
  operations
  before income
  taxes...........      (13,924)     1,642       4,122         (8,160)    1,323      21,288         11,805
Income tax
  provision.......       (2,385)       657         104         (1,624)    9,017(e)                   7,393
                     ----------    -------     -------     ----------   -------      ------     ----------
Income from
  continuing
  operations......   $  (11,539)   $   985     $ 4,018     $   (6,536)  $10,340     $21,288     $    4,412
                     ==========    =======     =======     ==========   =======      ======     ==========
Fully-diluted:
  Earnings per
     share from
     continuing
     operations...   $     (.08)                                                                $      .02
                     ==========                                                                 ==========
  Weighted average
     shares
    outstanding...      146,627                                          65,934(g)                 212,561
                     ==========                                         =======                 ==========

---------------

(1) Represents the pre-acquisition results of operations for the period from January to July 1995.

        The accompanying notes are an integral part of these statements.

            REPUBLIC INDUSTRIES, INC., HUDSON MANAGEMENT CORPORATION AND ENVIROCYCLE, INC. AND ACQUIRED SOLID WASTE COMPANIES

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA FINANCIAL STATEMENTS

(a) Represents a net adjustment related to the elimination of the historical amortization of intangibles assets and the recording of amortization, on a straight-line basis, on the intangible assets resulting from the purchase price allocation of HMC and an Acquired Solid Waste Company, as applicable. Intangible assets resulting from the purchase of HMC and an Acquired Solid Waste Company are being amortized over a 40 year life which approximates the useful life.

(b) Represents a reduction to depreciation expense resulting from the revision of estimated lives of acquired property and equipment of HMC to conform with Republic policies.

(c) Represents the contractual reduction of salary and benefits of the sellers of HMC.

(d) Represents the assumed 1995 interest savings on the payoff of all existing indebtedness of Republic, HMC and Acquired Solid Waste Companies outstanding as of January 1, 1995 with the proceeds from the Equity Transactions assumed to have occurred as of January 1, 1995.

(e) Represents the incremental change in the combined entity's provision for income taxes as a result of the pre-tax earnings of HMC and Acquired Solid Waste Companies, as applicable, and all pro forma adjustments as described above.

(f) Represents the pro forma incremental weighted shares issued to the sellers of an Acquired Solid Waste Company assuming the acquisition occurred as of January 1, 1996.

(g) Represents the shares issued to the sellers of Acquired Solid Waste Companies and the pro forma incremental weighted shares issued to the sellers of HMC assuming such acquisition occurred as of January 1, 1995. Also included is the weighted average effect of shares issued in the 1995 Equity Transactions to the extent required to repay debt outstanding at January 1, 1995 and the pro forma common share equivalents associated with warrants sold in the 1995 Equity Transactions.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

               UNAUDITED PRO FORMA COMBINING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                     CONTINENTAL      BUSINESSES
                        WASTE          ACQUIRED     PRO FORMA    PRO FORMA                               PRO FORMA     PRO FORMA
                   INDUSTRIES, INC.    IN 1995     ADJUSTMENTS   SUBTOTAL    STATEWIDE   RECYCLING(A)   ADJUSTMENTS   CONTINENTAL
                   ----------------   ----------   -----------   ---------   ---------   ------------   -----------   -----------
REVENUE..........      $ 47,815         $6,353        $  --       $54,168     $ 9,416       $5,601        $(3,029)      $66,156
COSTS AND
  EXPENSES:
  Operating
    expenses.....        22,182          5,210          176        27,568       6,706        5,360         (3,029)       36,605
  General and
   administrative
    expenses.....         7,915            840           --         8,755       1,933          472         (1,040)       10,120
  Depreciation
    and
  amortization...         6,863             --           --         6,863         452           85            458         7,858
  Office closing
    charge.......         3,264             --           --         3,264          --           --             --         3,264
                        -------         ------        -----       -------      ------       ------        -------       -------
    Income (loss)
      from
    operations...         7,591            303         (176)        7,718         325         (316)           582         8,309
                        -------         ------        -----       -------      ------       ------        -------       -------
OTHER INCOME
  (EXPENSES):
  Interest
    expense......        (2,659)           (97)        (137)       (2,893)       (304)          (5)          (142)       (3,344)
  Other income
    (expenses),
    net..........           205              1          (10)          196          44           --             --           240
                        -------         ------        -----       -------      ------       ------        -------       -------
    Other income
      (expenses),
      net........        (2,454)           (96)        (147)       (2,697)       (260)          (5)          (142)       (3,104)
                        -------         ------        -----       -------      ------       ------        -------       -------
  Income (loss)
    before income
    taxes........         5,137            207         (323)        5,021          65         (321)           440         5,205
PROVISION
  (BENEFIT) FOR
  INCOME TAXES...         2,135            104          (96)        2,143          17         (123)           220         2,257
                        -------         ------        -----       -------      ------       ------        -------       -------
  Net income
    (loss).......      $  3,002         $  103        $(227)      $ 2,878     $    48       $ (198)       $   220       $ 2,948
                        =======         ======        =====       =======      ======       ======        =======       =======
EARNINGS PER
  SHARE:
  PRIMARY........      $    .25                                   $   .24                                               $   .23
                        =======                                   =======                                               =======
FULLY DILUTED....      $    .25                                   $   .24                                               $   .23
                        =======                                   =======                                               =======
PRIMARY WEIGHTED
  AVERAGE
  SHARES.........        11,979                          31        12,010                                     556        12,566
                        =======                       =====       =======                                 =======       =======
FULLY DILUTED
  WEIGHTED
  AVERAGE
  SHARES.........        12,115                          31        12,146                                     556        12,702
                        =======                       =====       =======                                 =======       =======

---------------

(a) Represents twelve months ended March 31, 1996.

  The accompanying Notes to Unaudited Pro Forma Combining Statements of Income
                    are an integral part of this statement.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

               UNAUDITED PRO FORMA COMBINING STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FOR THE SIX MONTHS
                                           FOR THE NINE              ENDED
                                           MONTHS ENDED          JUNE 30, 1996
                                        SEPTEMBER 30, 1996   ---------------------    PRO FORMA     PRO FORMA
                                           CONTINENTAL       STATEWIDE   RECYCLING   ADJUSTMENTS   CONTINENTAL
                                        ------------------   ---------   ---------   -----------   -----------
REVENUE...............................       $ 53,709         $ 4,695     $ 3,486      $(2,091)      $59,799
COSTS AND EXPENSES:
  Operating expenses..................         36,050           3,856       3,099       (2,091)       40,914
  General and administrative
     expenses.........................          7,490             939         230         (377)        8,282
  Depreciation and amortization.......          8,080             181          65          229         8,555
Special charge........................          7,623              --          --           --         7,623
                                              -------          ------      ------      -------       -------
  Income (loss) from operations.......         (5,534)           (281)         92          148        (5,575)
OTHER INCOME (EXPENSES):
  Interest expense....................         (2,294)           (130)         (3)          12        (2,415)
  Other income (expense), net.........          1,130            (102)          2           --         1,030
                                              -------          ------      ------      -------       -------
  Income (loss) before income taxes...         (6,698)           (513)         91          160        (6,960)
PROVISION (BENEFIT) FOR INCOME
  TAXES...............................            208             (57)         48           86           285
                                              -------          ------      ------      -------       -------
  Net income (loss)...................       $ (6,906)        $  (456)    $    43      $    74       $(7,245)
                                              =======          ======      ======      =======       =======
EARNINGS (LOSS) PER SHARE.............       $   (.45)                                               $  (.46)
                                              =======                                                =======
  Weighted average common and common
     equivalent shares................         15,217                                      371        15,588
                                              =======                                  =======       =======

  The accompanying Notes to Unaudited Pro Forma Combining Statements of Income
                    are an integral part of this statement.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA COMBINING
                              STATEMENTS OF INCOME

1.  DESCRIPTION OF PRO FORMA COMBINING STATEMENTS OF INCOME

     The unaudited pro forma combining statements of income of Continental reflect certain business acquisitions as if such acquisitions had occurred as of the beginning of the periods presented. The acquisitions included in the pro forma statements are described below:

  1995 Acquisitions:

     From January 1 to August 15, Continental expanded its operations through the acquisition of six businesses engaged in waste management businesses. Each of these transactions have been accounted for using the purchase method of accounting. The aggregate of these business acquisitions was significant to Continental. These entities included ASCO Sanitation, Inc., Larry's Disposal, Inc., Terre Haute Recycling, Inc., Gilliam Sanitation, Inc., Gilliam Transfer, Inc., Anderson Refuse Company, Inc./M.V. Dulworth, and a 72% interest in Procesa Continental S.A., de C.V.

     The aggregate purchase price of these businesses was $8.9 million, plus the assumption or refinancing of $2.1 million of debt and $0.6 million of future contingent payments. The purchase prices were paid by issuing 164,846 shares of Continental Common Stock with a market value of $1.1 million at the time of issuance, paying $5.8 million of cash obtained from Continental's credit facility and issuing $2.0 million of notes payable to the sellers.

     None of these acquisitions individually are significant, each with a purchase price and assets less than 10% of Continental's December 31, 1994 assets and each with historical income or loss before income taxes of less than 10% of Continental's income before income taxes and extraordinary gain for the year ended December 31, 1994. In addition, the aggregate of these transactions is less than 10% of the measures described above except for the aggregate of the absolute values of the incomes and losses before income taxes of these entities which total more than 10% but less than 20% of Continental's 1994 income before income taxes and extraordinary gain.

     Accordingly, although the acquired businesses are not integral to each other, their financial position and operating results were combined for purposes of the pro forma presentation.

  1996 Acquisitions:

     On July 1, 1996, Continental purchased Statewide Environmental Contractors, Inc., Recycling Industries, Inc. and all of the assets of Lomac Realty (collectively, "Statewide"). These three affiliated companies are engaged in the waste management business. Operating results of Lomac Realty are excluded from the pro forma presentation as such results are not material.

     The purchase price of Statewide was $18.6 million and consisted of $7.5 million in cash, 555,512 shares of Continental Common Stock (valued at $8.1 million based on the quoted market price as of the date of the definitive letter of intent to acquire Statewide) and $3.0 million in notes payable to the sellers. Continental recorded this transaction as a purchase.

     On September 13, 1996, Continental acquired Reliable Disposal, Inc., Reliable Recycle (a partnership) and various properties owned by certain shareholders of Reliable Disposal, Inc. or their wholly owned partnership (collectively, "Reliable"). All entities and properties of Reliable were commonly owned and integral to the Reliable business. Continental exchanged 457,001 shares of Continental Common Stock for all of the outstanding shares and interests and for the properties of Reliable. The acquisition was accounted for as a pooling of interests. Accordingly, Continental's historical statement of income for the nine months ended September 30, 1996 includes the operating results of Reliable for the entire nine month period. The

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA COMBINING
                      STATEMENTS OF INCOME -- (CONTINUED)

acquisition of Reliable was not significant and, as a consequence, prior period financial statements were not restated.

     For purposes of the accompanying pro forma financial statements, adjustments have been reflected on an estimated basis using the most recent information available. No assurances can be given that the final determination of the fair value of assets acquired and liabilities assumed in the various acquisitions will not differ from the adjustments presented herein. Such determination will be made within one year of the related acquisition and are not expected to be materially different from the estimates used herein.

     The pro forma financial statements should be read in conjunction with the respective audited and interim financial statements of Continental and the related notes thereto which are included elsewhere herein. The pro forma statements are not necessarily indicative of the results that would have been obtained if the acquisitions had been consummated at an earlier date and is not intended to be a projection of future results or trends.

2.  ADJUSTMENTS TO COMBINING STATEMENTS OF INCOME

     Operating results of acquired businesses for periods prior to their acquisition by Continental are included in pro forma statements of income. Pre-acquisition periods for each acquired business extend to their respective acquisition dates which are as follows:

    ASCO Sanitation, Inc................................................  April 1, 1995
    Larry's Disposal, Inc...............................................  April 28, 1995
    Terre Haute Recycling, Inc..........................................  July 17, 1995
    Gilliam Sanitation, Inc.............................................  July 18, 1995
    Gilliam Transfer, Inc...............................................  July 18, 1995
    Anderson Refuse Company, Inc........................................  August 1, 1995
    M.V. Dulworth.......................................................  August 1, 1995
    Procesa Continental S.A., de C.V....................................  August 15, 1995
    Statewide Environmental and affiliated companies....................  July 1, 1996

     Pro forma adjustments for "Business Acquired in 1995":

                                                                             FOR THE YEAR
                                                                                 ENDED
                                                                           DECEMBER 31, 1995
                                                                           -----------------
                                                                            (IN THOUSANDS)
    Operating expenses:
      Record depreciation of other property revaluation adjustments......        $  32
      Record amortization of goodwill from all acquisitions over 25
         years...........................................................          144
                                                                                 -----
                                                                                 $ 176
                                                                                 =====
    Interest expense:
      Record interest expense on additional borrowings under the Credit
         Facility to finance the acquisitions (9.00%)....................        $(110)
      Record interest expense on notes due to sellers....................          (27)
                                                                                 -----
                                                                                 $(137)
                                                                                 =====
    Other income (expense), net:
      Eliminate the Company's minority interest related to Victory and
         GEM.............................................................        $ (68)
      Record the Company's minority interest related to Procesa..........           58
                                                                                 -----
                                                                                 $ (10)
                                                                                 =====

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA COMBINING
                      STATEMENTS OF INCOME -- (CONTINUED)

                                                                             FOR THE YEAR
                                                                                 ENDED
                                                                           DECEMBER 31, 1995
                                                                           -----------------
                                                                            (IN THOUSANDS)
    Benefit for income taxes:
      Record income tax effect of above adjustments......................  $        (96)
                                                                                  =====
    Primary and fully dilutive weighted average shares:
      Issuance of Shares to acquire companies............................            31
                                                                                  =====

     Pro forma adjustments for "Statewide":

                                                                                    FOR THE
                                                                FOR THE           NINE MONTHS
                                                              YEAR ENDED             ENDED
                                                           DECEMBER 31, 1995   SEPTEMBER 30, 1996
                                                           -----------------   ------------------
                                                                       (IN THOUSANDS)
    Revenue:
      Elimination of intercompany revenue................       $(3,029)            $ (2,091)
                                                                =======              =======
    Operating expenses:
      Elimination of intercompany disposal costs.........       $(3,029)            $ (2,091)
                                                                =======              =======
    General and administrative expenses:
      Elimination of former owners' salaries.............  $      (1,015)      $         (363)
      Elimination of intercompany rent...................           (25)                 (14)
                                                                -------              -------
                                                                $(1,040)            $   (377)
                                                                =======              =======
    Depreciation and amortization:
      Record depreciation of other property revaluation
         adjustments (over 7-31.5 years).................       $   242             $    121
      Record amortization of goodwill from all
         acquisitions over 40 years......................           216                  108
                                                                -------              -------
                                                                $   458             $    229
                                                                =======              =======
    Interest expense:
      Record interest expense on additional borrowings
         under Continental's Credit Facility to finance
         the acquisitions (6.97%)........................       $  (451)            $   (226)
      Eliminate non-recurring interest expense...........           309                  238
                                                                -------              -------
                                                                $  (142)            $     12
                                                                =======              =======
    Provision for income taxes:
      Record income tax effect of above adjustments at
         Continental's statutory income tax rate (40%)...       $   220             $     86
                                                                =======              =======
    Primary and fully dilutive weighted average shares:
      Issuance of Shares to acquire companies............           556                  371
                                                                =======              =======

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF REPUBLIC

     The following discussion should be read in conjunction with Republic's Consolidated Financial Statements and Unaudited Condensed Consolidated Financial Statements and the Notes thereto which are included elsewhere herein. The historical financial statements of Republic include the financial position and results of operations of CarChoice which Republic acquired in August 1996 and Schaubach and Denver Alarm both of which Republic acquired in February 1996. These transactions have been accounted for under the pooling of interests method of accounting and, accordingly, Republic's historical financial statements have been restated as if the companies had operated as one entity since inception. All references in this Solicitation Statement/Prospectus to historical share and per share data of Republic Common Stock have been retroactively adjusted to reflect the Stock Split.

     The following discussion should also be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations of Continental as well as the unaudited pro forma financial statements and notes thereto appearing elsewhere in this Solicitation Statement/Prospectus.

BUSINESS COMBINATIONS

     Republic makes its decisions to acquire or invest in businesses based on financial and strategic considerations.

  Pending Acquisitions

     In June 1996, Republic entered into the Merger Agreement to acquire Continental in a merger transaction. Continental provides integrated solid waste management services to residential, commercial and industrial customers primarily in the mid-south and eastern United States. Under the terms of the Merger Agreement, each share of Continental Common Stock would be exchanged, on a tax-free basis, for 0.8 of a share of Republic Common Stock. As of September 30, 1996, there were approximately 15,300,000 shares of Continental Common Stock issued and outstanding. The transaction, which will be accounted for under the pooling of interests method of accounting, is subject to approval of Continental's stockholders and other customary closing conditions, including regulatory approvals, and is expected to close in the fourth quarter of 1996. The Principal Stockholders of Continental, representing approximately 23% of the outstanding Continental Common Stock, have granted to Republic irrevocable proxies to vote or to execute written consents with respect to their shares in favor of the approval and adoption of the Merger Agreement.

     In June 1996, Republic entered into the Addington Merger Agreement to acquire Addington in a merger transaction. Addington provides integrated solid waste disposal services including landfill, collection and recycling services for cities and counties in the southeastern United States. Under the terms of the agreement, each share of Addington common stock would be exchanged, on a tax free basis, for 0.9 of a share of Republic Common Stock. As of September 30, 1996, there were approximately 15,200,000 shares of Addington common stock issued and outstanding. The transaction, which will be accounted for under the pooling of interests method of accounting, is subject to approval by the stockholders of Addington and other customary closing conditions, including regulatory approvals, and is expected to close in the fourth quarter of 1996. Certain stockholders of Addington, representing approximately 45% of the outstanding shares of Addington common stock, have granted to Republic irrevocable proxies to, and agreed to, vote or to execute written consents with respect to their shares of Addington common stock in favor of approval and adoption of the Addington Merger Agreement.

     In May 1996, after approval by a special committee of disinterested members of Republic's Board of Directors, Republic entered into the AutoNation Agreement to acquire AutoNation. AutoNation is a privately-owned company developing a chain of megastores for the sale of new and used vehicles, and is partially owned by Republic's Co-Chief Executive Officers and certain other officers and directors of Republic. The transaction, which will be accounted for under the purchase method of accounting and is intended to be tax-free to AutoNation shareholders, is subject to final approval by the stockholders of Republic and other customary closing conditions, including regulatory approvals, and is expected to close in the first quarter of 1997. It is contemplated that Republic will issue approximately 17,467,000 shares of Republic Common Stock in connection with the transaction.

     The consummation of each of the Continental, Addington or AutoNation mergers is not contingent on the approval or consummation of any of such other mergers.

  Completed Acquisitions

     Significant businesses acquired through September 30, 1996 and accounted for under the pooling of interests method of accounting have been included retroactively in the financial statements as if the companies had operated as one entity since inception. Businesses acquired through September 30, 1996 and accounted for under the purchase method of accounting are included in the financial statements from the date of acquisition.

     In November 1996, Republic acquired Alamo in merger transactions. Alamo is the fourth largest car rental company in the United States and operates a fleet of approximately 158,000 vehicles. Alamo operates in 48 states in the United States and has operations in 9 European countries and Canada. Republic issued 22,123,893 shares of Republic Common Stock to acquire Alamo, which was accounted for under the pooling of interests method of accounting.

     In August 1996, Republic acquired all of the net assets of CarChoice. CarChoice, which commenced operations in January 1995, is a developer and operator of used car superstores similar to those being developed by AutoNation.

     In February 1996, Republic acquired, in merger transactions, all of the outstanding shares of capital stock of Schaubach. Schaubach provides solid waste collection and recycling services to residential, commercial and industrial customers in southeastern Virginia and eastern North Carolina and provides transportation of medical waste throughout the Mid-Atlantic states.

     In February 1996, Republic acquired, in merger transactions, all of the outstanding shares of capital stock of Denver Alarm. Denver Alarm provides installation, monitoring and maintenance services to residential and commercial customers throughout Colorado.

     Republic issued an aggregate of 9,707,664 shares of Republic Common Stock to acquire CarChoice, Schaubach and Denver Alarm, all of which have been accounted for under the pooling of interests method of accounting.

     During the nine months ended September 30, 1996, Republic also acquired various other businesses in the solid waste and electronic security industries which were immaterial to Republic. The aggregate purchase price paid by Republic related to immaterial acquisitions accounted for under the purchase method of accounting was approximately $101,039,000 and consisted of cash and 8,474,286 shares of Republic Common Stock. With respect to immaterial acquisitions accounted for under the pooling of interests method of accounting, Republic issued 8,318,800 shares of Republic Common Stock. These acquisitions were not material in the aggregate and, consequently, prior period financial statements were not restated.

     In November 1995, Republic acquired, in a merger transaction, all of the outstanding shares of capital stock of Cana First Corporation and several related companies doing business as Scott Alarm Company ("Scott"). Scott provides electronic security monitoring and maintenance to residential accounts in Jacksonville, Orlando and Tallahassee, Florida, as well as other metropolitan areas in the southeastern United States, including Charlotte, North Carolina, Savannah, Georgia and Nashville, Tennessee.

     In November 1995, Republic acquired, in merger transactions, all of the outstanding shares of capital stock of Fennell Container Company, Inc. and several related companies ("Fennell"). Fennell provides waste collection, recycling and environmental services to commercial, industrial and residential customers in and around Charleston and Greenville, South Carolina, and also owns a landfill.

     In November 1995, Republic acquired, in a merger transaction, all of the outstanding shares of capital stock of Garbage Disposal Service, Inc. ("GDS"). GDS provides solid waste collection and recycling services for commercial, residential and industrial customers throughout western North Carolina.

     In November 1995, Republic acquired, in merger transactions, all of the outstanding shares of capital stock of J.C. Duncan Company, Inc. and related companies ("Duncan"). Duncan provides solid waste collection and recycling services to residential, commercial and industrial customers in the Dallas-Fort Worth metropolitan area and throughout west Texas, and also operates two landfills.

     In October 1995, Republic acquired, in a merger transaction, all of the outstanding shares of capital stock of Southland Environmental Services, Inc. ("Southland"). Southland, through its subsidiaries, provides solid waste collection services to residential, commercial and industrial customers in and around Jacksonville, Florida, owns and operates a construction and demolition landfill and provides composting and recycling services.

     In October 1995, Republic acquired, in a merger transaction, all of the outstanding shares of capital stock of United Waste Service, Inc. ("United"). United provides solid waste collection, transfer and recycling services in the Atlanta, Georgia metropolitan area and services both residential and commercial customers.

     In August 1995, Republic acquired, in merger transactions, all of the outstanding shares of capital stock of Kertz Security Systems, Inc. and Kertz Security Systems II, Inc. ("Kertz"). Kertz provides electronic security monitoring and maintenance to residential and commercial customers predominantly in the South Florida, Tampa and Orlando areas.

     Republic issued an aggregate of 36,255,968 shares of Republic Common Stock for the acquisitions of Scott, Fennell, GDS, Duncan, Southland, United and Kertz, all of which were accounted for under the pooling of interests method of accounting.

     In August 1995, Republic acquired, in merger transactions, all of the outstanding shares of capital stock of HMC in exchange for an aggregate of 16,000,000 shares of Republic Common Stock. HMC, as the third largest solid waste management company in Florida, provides solid waste collection and recycling services to commercial, industrial and residential customers. The acquisition of HMC has been accounted for under the purchase method of accounting.

  Termination of ADT Agreement

     In September 1996, Republic announced that the ADT Agreement, which provided for the acquisition of ADT by Republic, had been terminated by mutual agreement of the parties. In connection with the execution of the ADT Agreement, ADT granted to Republic a warrant to purchase 15,000,000 common shares of ADT at a purchase price of $20 per share (which approximated fair market value), subject to certain anti-dilution adjustments. The warrant became exercisable upon the termination of the ADT Agreement and remains exercisable until March 1997. Pursuant to the terms of the warrant, ADT has granted to Republic certain registration rights with respect to the common shares of ADT issuable to Republic upon exercise of the warrant.

RESULTS OF OPERATIONS

  Three and Nine Months Ended September 30, 1996 and 1995

     Revenue. Republic's revenue from its waste collection operations consists of fees from residential, commercial and industrial customers. Republic's revenue from landfill operations is comprised primarily of tipping fees charged to third parties. Republic's revenue from its electronic security services business results from monitoring contracts for security systems and fees charged for the sale and installation of such systems. Republic's revenue from its automotive retailing business consists primarily of sales of used vehicles.

     The following table presents revenue data from Republic's primary industry segments for the following periods:

                                                     THREE MONTHS ENDED    NINE MONTHS ENDED
                                                       SEPTEMBER 30,         SEPTEMBER 30,
                                                     ------------------   -------------------
                                                       1996      1995       1996       1995
                                                     --------   -------   --------   --------
                                                                  (IN THOUSANDS)
    Solid waste services...........................  $113,436   $66,180   $314,200   $174,647
    Electronic security services...................    19,926    11,874     57,514     36,032
    Automobile retailing...........................    22,384        --     51,657         --
                                                     --------   -------   --------   --------
                                                     $155,746   $78,054   $423,371   $210,679
                                                     ========   =======   ========   ========

     The increases in revenue from the solid waste services segment for the three and nine months ended September 30, 1996 are primarily a result of the acquisition of HMC in August 1995 and other businesses during the periods, as well as the expansion of Republic's existing businesses. The increases in revenue from the electronic security services segment for the three and nine months ended September 30, 1996 are principally a result of the addition of new monitoring accounts during the periods. Revenue from Republic's automotive retailing business during the three and nine months ended September 30, 1996 is a result of the acquisition of CarChoice in August 1996 which was accounted for under the pooling of interests method of accounting. CarChoice opened its two used vehicle megastores in December 1995 and May 1996, respectively.

  Operating Costs and Expenses

     The following table sets forth Republic's total cost of operations and selling, general and administrative expenses as percentages of total revenue for the following periods:

                                                            THREE MONTHS         NINE MONTHS
                                                                ENDED               ENDED
                                                            SEPTEMBER 30,       SEPTEMBER 30,
                                                           ---------------     ---------------
                                                           1996       1995     1996       1995
                                                           ----       ----     ----       ----
    Cost of operations...................................   73%        69%      70%        67%
    Selling, general and administrative..................   16%        23%      18%        23%

     Cost of Operations. Cost of operations for Republic's waste collection operations includes disposal, labor, fuel and equipment maintenance costs. Landfill cost of operations includes daily operating expenses, the legal and administrative costs of ongoing environmental compliance and site closure and post-closure costs. Certain direct landfill development costs, such as engineering, upgrading, cell construction and permitting costs, are capitalized and depleted based on consumed airspace. All indirect landfill development costs, such as executive salaries, general corporate overhead, public affairs and other corporate services are expensed as incurred. Cost of operations for Republic's electronic security services business primarily consists of the labor and equipment associated with the sale, installation and monitoring of security systems. Cost of operations for Republic's automotive retailing business primarily consists of the direct cost to acquire vehicles sold and their related reconditioning costs.

     Cost of operations was $113,566,000 and $297,616,000 for the three and nine month periods ended September 30, 1996, respectively, as compared to $53,921,000 and $140,152,000 for the same periods of the prior year. These increases reflect Republic's expanded operations through acquisitions of new businesses and growth of its existing businesses. The increases in cost of operations as percentages of revenue for the three and nine month periods ended September 30, 1996 are primarily due to start-up operating costs associated with Republic's automotive retailing business.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $24,139,000 and $76,744,000 for the three and nine month periods ended September 30, 1996, respectively, as compared to $17,645,000 and $49,294,000 for the same periods of the prior year. These increases primarily reflect the growth of Republic's business through the acquisitions of HMC and other businesses as well as start-up costs related to Republic's automotive retailing business. The decreases in selling, general and administrative expenses as percentages of revenue for the three and nine months ended September 30, 1996 are primarily due to the reduction of administrative expenses for acquired businesses and growth in revenues.

     Included in selling, general and administrative expenses for the three and nine months ended September 30, 1996 are approximately $3,000,000 of transaction costs associated with the ADT Agreement which was terminated by mutual agreement of the parties on September 30, 1996. Upon terminating the ADT Agreement, Republic recorded the ADT Warrant at a value of approximately $5,670,000 based upon an option pricing model computation. Republic has recorded $3,000,000 of the $5,670,000 value attributed to the ADT Warrant as a credit to selling, general and administrative expenses for the three months ended September 30, 1996 to offset the transaction costs incurred in connection with the ADT Agreement described above. The remaining value of the ADT Warrant totaling $2,670,000 has been included as a component of other income for the three months ended September 30, 1996.

     Interest and Other Income. Interest and other income increased to $7,102,000 and $13,083,000 for the three and nine month periods ended September 30, 1996, respectively, from $1,717,000 and $2,770,000 for the comparable periods in 1995. These increases are due to the increase in interest income from Republic's cash investments resulting from the proceeds from sales of Republic Common Stock in 1996 and 1995 and interest income on advances to AutoNation. Also included in other income for the three and nine months ended September 30, 1996 is the $2,670,000 value attributed to the ADT Warrant in excess of the ADT transaction costs as described above.

     Interest Expense. Interest expense was $513,000 and $2,324,000 for the three and nine month periods ended September 30, 1996, respectively, as compared to $1,264,000 and $4,263,000 for the comparable periods in 1995. The decreases are due to a reduction in average borrowings outstanding during the periods.

     Income Taxes. Republic's provision for income taxes is based upon Republic's anticipated annual effective income tax rate. Republic's effective income tax rates for the three and nine months ended September 30, 1996 decreased to 35.1% and 36.5% respectively, from 44.0% and 44.4% respectively, for the same periods of the prior year. Such decreases are due to fluctuations associated with varying effective income tax rates of businesses acquired and accounted for under the pooling of interests method of accounting. Republic anticipates its effective income tax rates will fluctuate in future periods as a result of future business combinations, particularly those accounted for under the pooling of interests method of accounting.

  Years Ended December 31, 1995, 1994 and 1993

     Revenue. The following table presents revenue data from Republic's primary industry segments for the periods indicated:

                                                              YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
                                                                   (IN THOUSANDS)
    Solid waste services...............................  $245,412     $176,260     $146,107
    Electronic security services.......................    49,826       41,913       36,388
                                                         --------     --------     --------
                                                         $295,238     $218,173     $182,495
                                                         ========     ========     ========

     The increase in revenue from the solid waste services segment for the year ended December 31, 1995 is primarily a result of the acquisition of HMC and other businesses as well as the expansion of Republic's existing businesses. The increase for 1994 is primarily attributable to the expansion of Republic's existing businesses. The increases in revenue from the electronic security services segment for the years ended December 31, 1995 and 1994 are principally a result of the addition of new monitoring accounts during the periods.

  Operating Costs and Expenses

     The following table sets forth Republic's total cost of operations and selling, general and administrative expenses as percentages of total revenue for the years ended December 31:

                                                                      1995     1994     1993
                                                                      ----     ----     ----
    Cost of operations..............................................   65%      66%      67%
    Selling, general and administrative.............................   23%      23%      25%

     Cost of Operations. Cost of operations was $192,311,000, $143,375,000 and $121,640,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The increases reflect Republic's expanded operations through acquisitions of new businesses and growth of its existing businesses. The decreases in cost of operations as a percentage of revenue for the years ended December 31, 1995 and 1994 are primarily a result of price increases and the implementation of cost reduction measures.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $67,048,000, $49,245,000 and $46,477,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The increase for the year ended December 31, 1995 primarily reflects the growth of Republic's business through the acquisition of HMC and other businesses. The decreases in selling, general and administrative expenses as a percentage of revenue for the years ended December 31, 1995 and 1994 are primarily due to the reduction of administrative expenses for acquired businesses offset partially in 1995 by start-up costs related to Republic's automotive retailing business.

     Restructuring and Unusual Charges. In 1993, Republic recorded restructuring and unusual charges of $10,040,000 based on Republic's reevaluation of its solid waste operations. As a result of this reevaluation, Republic decided to terminate certain contracts, close one of its facilities (due to low waste volumes) and abandon its permitting effort at another facility (because of limited market opportunity in that area and delays in the permitting process). The write-off of property and equipment and accumulated permitting costs associated with these facilities were included in these restructuring and unusual charges. In addition, Republic also reevaluated its exposure related to litigation and environmental matters and provided additional accruals for the costs to defend or settle certain litigation and environmental matters. For further discussion of the restructuring and unusual charges, see Note 10 of Notes to Republic's Consolidated Financial Statements.

     Interest and Other Income. Interest and other income increased to $5,715,000 in 1995 from $1,081,000 in 1994 due to the increase in Republic's cash investments resulting from the proceeds from sales of Republic Common Stock. For further discussion of the sales of Republic Common Stock, see Note 5 of Notes to Republic's Consolidated Financial Statements.

     Interest Expense. Interest expense was $6,139,000, $4,487,000 and $2,936,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The increases are primarily due to higher average outstanding borrowings used to fund internal growth. Substantially all of Republic's outstanding borrowings were repaid during the latter half of 1995.

     Income Taxes. Republic's income tax provisions for 1995 and 1994 were partially offset by certain tax reserve adjustments resulting from tax planning strategies employed by Republic, such as combining entities to reduce state income taxes, claiming tax credits not previously claimed, recapturing taxes previously paid by acquired companies and adjustments for the resolution of tax matters in amounts more favorable than those originally estimated. Republic's 1995 income tax provision included an increase in the valuation allowance due to uncertainty surrounding future realization of a portion of the deferred tax assets generated as a result of acquired net operating loss carryforwards. Additionally, Republic's 1994 income tax provision was offset by a decrease in the valuation allowance related to the expected realization of deferred tax assets generated as a result of restructuring and unusual charges incurred in the fourth quarter of 1993. The valuation allowance was recorded in 1993 due to the uncertainty surrounding the future utilization of such deferred tax assets. For further discussion of income taxes, see Note 4 of Notes to Republic's Consolidated Financial Statements.

     Environmental and Landfill Matters. Republic provides for accrued environmental and landfill costs which include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include

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estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. Republic estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the EPA's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs.

     Environmental costs are accrued by Republic through a charge to income in the period such liabilities become probable and reasonably estimatable.

     Republic periodically reassesses its methods and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which Republic's facilities are located and the expectations regarding costs of securing environmental services.

     Discontinued Operations. In April 1995, Republic spun-off its hazardous waste services segment, RESI, to Republic's stockholders. Republic has had no direct ownership interest in RESI since the spin-off. The hazardous waste services segment of Republic's business has been accounted for as a discontinued operation in Republic's Consolidated Financial Statements.

     Republic's income (loss) from discontinued operations, net of income taxes was ($293,000), $2,684,000 and ($14,579,000) for the years ended December 31,
1995, 1994 and 1993, respectively. The 1993 loss from discontinued operations is primarily a result of a $14,900,000 nonrecurring charge in the fourth quarter of 1993 related to the restructuring of RESI. Income from discontinued operations in 1994 was partially offset by $8,484,000 of various charges related primarily to the write off of goodwill in connection with Republic's decision to spin off RESI. The 1995 loss from discontinued operations primarily consists of operating results of RESI prior to the spinoff in April 1995.

EFFECTS OF ACQUISITIONS ON RESULTS OF OPERATIONS

     The acquisition of Alamo represents Republic's entry into the automobile rental industry. For the nine months ended September 30, 1996, Alamo had total revenue of approximately $1,174,197,000 and pre-tax earnings of $10,207,000. The industry in which Alamo operates, particularly the leisure travel segment, is highly seasonal. Alamo's third quarter, which includes the peak summer travel months, has historically been the strongest quarter of the year. During the peak season Alamo increases its fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on Republic's annual performance. Alamo's first quarter is generally its weakest, when there is limited leisure family travel and a greater potential for adverse weather conditions. Many of Alamo's operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

     Due to the recent commencement of AutoNation's principal operations, the pending acquisition of AutoNation is expected to be dilutive to earnings per share until such time as the number of open stores and related revenue is sufficient to absorb the overhead and operating expenses of AutoNation. Due to the limited operating history and the plans for a rapid rollout of AutoNation stores, Republic is unable to reasonably estimate the degree of such dilution. However, Republic anticipates growth from the opening of new AutoNation stores and revenue increases as newly opened stores mature. Although AutoNation's limited operations preclude a precise estimation, AutoNation anticipates that each store will reach its planned mature sales and earnings potential within two years of opening. Given the infrequent repeat purchase cycle on vehicles, sales and earnings may continue to grow beyond this initial anticipated ramp-up period.

     The pending acquisitions of Continental and Addington are more consistent with the historical integrated solid waste management and disposal operations of Republic. Such acquisitions are expected to enhance and strengthen the operations of Republic's solid waste services division and be accretive to earnings per share in 1997 and thereafter. For the nine months ended September 30, 1996, Continental and Addington had combined revenue of approximately $99,721,000 and pre-tax earnings of approximately $1,414,000. The effect

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

of the mergers with Continental and Addington on Republic's restated historical results of operations as a result of the poolings is reflected in the unaudited Condensed Consolidated Pro Forma Financial Statements included elsewhere in this registration statement.

     As Republic completes an acquisition it reviews the overall business practices and efficiencies of the acquired company with a view to improving operations, eliminating unnecessary redundancies, increasing utilization of assets and personnel, and coordinating and integrating the acquired company with and into Republic's existing operations. Due to the size and complexity of the transactions with Addington, Alamo, AutoNation and Continental, Republic has not yet completed its review or formulated a specific plan with respect to these companies that would allow it to determine whether to record a charge against earnings in connection with these acquisitions, or if so, the size or timing of such charge, or whether such charge would be material. It is expected that this review and determination will be completed as soon as practicable and that any such charge would be quantified at that time.

FINANCIAL CONDITION

     At September 30, 1996, Republic had $154,826,000 in cash and $250,000,000 of availability under its credit facility. In addition, in November 1996, Republic issued and sold approximately 12,080,000 shares of Republic Common Stock in a private placement transaction resulting in net proceeds of approximately $353,000,000. Republic believes that its financial condition is strong and that it has the financial resources necessary to meet its anticipated financing needs.

  Working Capital

     Working capital at September 30, 1996 amounted to $246,129,000 as compared to $144,329,000 at December 31, 1995. The increase in working capital primarily results from the May 1996 sale of 9,878,400 shares of Republic Common Stock in a private placement transaction resulting in net proceeds of $197,583,000. Republic believes working capital may decline during the remainder of 1996 to lower levels as additional capital is used for the continued expansion of Republic's existing businesses and the development of the AutoNation business.

     Accounts receivable at September 30, 1996 were $62,424,000 as compared to $38,092,000 at December 31, 1995 and $26,159,000 at December 31, 1994. The
increases are primarily attributed to various business acquisitions and expansion of Republic's existing businesses. On a combined company pro forma basis, Republic had accounts receivable of $349,508,000 at September 30, 1996 consisting primarily of amounts due from retail and service customers, travel agents and tour operators and amounts due under vehicle repurchase and incentive programs.

     Inventory at September 30, 1996 amounted to $27,954,000 as compared to $14,924,000 at December 31, 1995. The increase is primarily attributed to increases in vehicle inventory associated with the May 1996 opening of a used car megastore by CarChoice.

     Other current assets at September 30, 1996 were $126,296,000 as compared to $7,323,000 at December 31, 1995. The increase is primarily due to approximately $112,900,000 in advances made to AutoNation during the nine months ended September 30, 1996. In May 1996, in connection with the execution of the AutoNation Agreement which provides for the acquisition of AutoNation by Republic, the parties also entered into a loan agreement (the "AutoNation Loan Agreement") whereby Republic has agreed to provide a line-of-credit to AutoNation for the development of megastores until consummation of the acquisition of AutoNation by Republic. Advances under the AutoNation Loan Agreement bear interest at LIBOR plus 2% and mature June 30, 1997. Additionally, advances are secured by the common stock of AutoNation's principal operating subsidiary, all trademarks and intellectual property of AutoNation and, until consummation of the AutoNation Merger, AutoNation's remaining shareholder subscription commitments, which commitments approximate $28,000,000. Also included in other current assets at September 30, 1996 is the value assigned to the ADT Warrant totaling $5,670,000 as previously discussed.

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

     Accounts payable and accrued liabilities at September 30, 1996 were $86,767,000 as compared to $40,238,000 at December 31, 1995 and $24,464,000 at
December 31, 1994. The increases are primarily attributed to various business acquisitions and expansion of Republic's existing businesses.

     Deferred revenue consists primarily of proceeds from the factoring of electronic security monitoring contracts by one of Republic's acquired security businesses. The use of factoring was discontinued by Republic subsequent to the date of acquisition of such business. The current portion of deferred revenue amounted to $25,555,000 at December 31, 1995 as compared to $13,892,000 at December 31, 1994. The increase is primarily due to new installations of electronic security devices and related monitoring contracts.

  Property and Equipment

     Property and equipment increased to $457,976,000 at September 30, 1996 from $293,734,000 at December 31, 1995 and $217,000,000 at December 31, 1994. The
increases are attributed primarily to various business acquisitions and increased capital expenditures resulting from expansion of Republic's existing businesses.

  Investment in Subscriber Accounts

     Investment in subscriber accounts represents certain capitalized costs associated with the installation of new electronic security systems and the cost of acquired subscriber accounts. Investment in subscriber accounts increased to $96,542,000 at September 30, 1996 from $53,686,000 at December 31, 1995 and
$31,170,000 at December 31, 1994. These increases are due to growth in electronic security system installations and acquisitions of subscriber accounts.

  Intangible Assets

     Intangible assets increased $90,177,000 during the nine months ended September 30, 1996 as a result of the acquisition of various businesses accounted for under the purchase method of accounting during the period. Intangible assets increased $91,572,000 during the year ended December 31, 1995 as a result of the acquisition of HMC and other businesses during the period.

     The pending acquisition of AutoNation is expected to result in additional intangible assets of approximately $161,000,000 upon consummation to be amortized over 40 years.

  Deferred Revenue, Net of Current Portion

     Deferred revenue, net of current portion, decreased to $9,794,000 at September 30, 1996 from $18,012,000 at December 31, 1995 and $20,353,000 at
December 31, 1994. Such decreases are a result of revenue recognition from previously factored monitoring contracts over the remaining term of the contracts which expire through 1998.

  Net Assets of Discontinued Operations

     Net assets of discontinued operations decreased to zero at December 31, 1995 from $20,292,000 at December 31, 1994 due to the spin-off of the hazardous waste services segment which was consummated in April 1995. For further discussion of the spin-off, see Note 9 of Notes to Republic's Consolidated Financial Statements.

  Long-Term Debt and Notes Payable, Including Current Maturities

     Long-term debt and notes payable, including current maturities increased to $18,805,000 at September 30, 1996 from $15,787,000 at December 31, 1995. The increase is primarily attributable to an increase in vehicle floor plan financing associated with Republic's automotive retailing businesses. Long-term debt and notes payable including current maturities decreased to $15,787,000 at December 31, 1995 from $51,913,000 at December 31, 1994 due to repayment of borrowings in 1995 with proceeds from 1995 sales of Republic Common Stock.

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

     On a combined company pro forma basis, Republic had long-term debt including current maturities totaling approximately $2,606,411,000 at September 30, 1996 of which $2,254,703,000 was secured by Alamo's revenue earning rental vehicles. Republic expects to continue to fund its purchases of revenue earning rental vehicles with secured vehicle financings. Included in the combined company pro forma long-term debt including current maturities are $100,000,000 principal amount of 11 3/4% Senior Notes due 2006 (the "Senior Notes") which were issued in February 1996 by Alamo Rent-A-Car, Inc. and certain of its affiliates (the "Alamo Issuers"). The Senior Notes are unsecured, joint and several obligations of each of the Alamo Issuers and rank pari passu in right of payment with all existing and future debt (as defined) of the Alamo Issuers. The Senior Notes are effectively subordinated to all existing and future secured indebtedness of each of the Alamo Issuers. In November 1996, Alamo made a tender offer for all outstanding Senior Notes. Concurrently with the tender offer, Alamo made a consent solicitation in order to effect certain changes to the indenture relating to the Senior Notes. Aggregate consideration to holders of the Senior Notes that tender and consent will be $1,206.25 per $1,000 principal amount plus accrued and unpaid interest to the tender date. Such amount consists of $1,196.25 per $1,000 principal amount plus accrued and unpaid interest for tendered notes and, for holders of the Senior Notes providing their consent by December 10, 1996, $10 per $1,000 principal amount for their consent. The consent solicitation will expire December 10, 1996 and the tender offer will expire at 12:00 midnight December 23, 1996. As of December 10, 1996, virtually all of the Senior Notes were tendered and consents were received. Republic estimates that it will record an extraordinary charge of approximately $20,000,000 to $25,000,000, net of tax, during the fourth quarter of 1996 related to the early extinguishment of the Senior Notes and certain other debt. Included in the potential charge related to the early extinguishment of debt is the premium related to the tender offer and capitalized debt costs, prepayment penalties and legal fees related to the tender offer and the repayment of other debt.

     Also included in Republic's combined company pro forma long-term debt of approximately $2,606,411,000 at September 30, 1996 is the long-term debt and current maturities of Continental and Addington of approximately $70,079,000. It is currently Republic's intention to either repay such outstanding debt or refinance such outstanding debt using Republic's $250,000,000 credit facility upon consummation of the mergers. The effect of the mergers with Continental and Addington on Republic's restated historical financial condition as a result of the poolings is reflected in the unaudited Condensed Consolidated Pro Forma Financial Statements included elsewhere in this registration statement.

  Shareholders' Equity

     Shareholders' equity increased $341,356,000 during the nine months ended September 30, 1996 primarily due to the May 1996 sale of Republic Common Stock and the acquisition of various businesses during the period. Shareholders' equity increased $335,330,000 during the year ended December 31, 1995 primarily due to sales of Republic Common Stock and the acquisition of HMC and other businesses.

CASH FLOWS

     Cash and cash equivalents decreased by $9,746,000 during the nine months ended September 30, 1996 and increased by $153,087,000 during 1995. The major components of these changes are discussed below.

  Cash Flows from Operating Activities

     Republic's net cash flows from operating activities increased during the nine months ended September 30, 1996 and during the year ended December 31, 1995 primarily as a result of various business acquisitions and expansion of Republic's existing businesses.

  Cash Flows from Investing Activities

     Republic made capital expenditures of approximately $77,538,000 during the nine months ended September 30, 1996 and $62,930,000 during the year ended December 31, 1995 which included the purchase of equipment, normal replacement of older equipment and expansion of landfill sites. Republic also made capital expenditures of approximately $24,943,000 during the nine months ended September 30, 1996 and

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$15,980,000 during the year ended December 31, 1995 related to the expansion of its electronic security services business through installations of new monitoring systems and acquisitions of subscriber accounts.

     In addition, during the nine months ended September 30, 1996, Republic advanced $112,900,000 to AutoNation under the AutoNation Loan Agreement as previously discussed.

     Republic expects capital expenditures to increase substantially during the remainder of 1996 and in the foreseeable future due to the development of the AutoNation business as well as continued internal growth of existing businesses and pending acquisitions. In addition, management anticipates continuing to make capital expenditures for equipment, upgrading existing equipment and facilities, the construction of new airspace at landfill sites and the installation of new security systems.

     AutoNation is in various stages of evaluating, contracting and closing on purchases or leases of approximately 70 additional sites for vehicle retail stores or reconditioning centers. Due to the recent commencement of AutoNation's principal operations, the amount of capital expenditures to be incurred related to such operations cannot be reasonably estimated. However, Republic intends to finance capital expenditures through cash on hand, revolving credit facilities and other financings.

  Cash Flows from Financing Activities

     Cash flows from financing activities for the nine months ended September 30, 1996 primarily consist of $197,583,000 in net cash proceeds from the May 1996 sale of Republic Common Stock.

     In August 1995, Republic issued and sold an aggregate of 16,700,000 shares of Republic Common Stock and warrants to purchase an additional 33,400,000 shares of Republic Common Stock to Mr. Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Michael G. DeGroote), Harris W. Hudson, and certain of their assigns for an aggregate purchase price of approximately $37,500,000. The warrants are exercisable at prices ranging from $2.25 to $3.50 per share. In August 1995, Republic issued and sold an additional 2,000,000 shares of Republic Common Stock each to Mr. Huizenga and John J. Melk, for $6.63 per share for aggregate proceeds of approximately $26,500,000.

     In July 1995, Republic sold 10,800,000 shares of Republic Common Stock in a private placement transaction for $6.63 per share resulting in net proceeds of approximately $69,000,000 after deducting expenses, fees and commissions. In September 1995, Republic sold 10,000,000 shares of Republic Common Stock in an additional private placement transaction for $10.13 per share resulting in net proceeds of approximately $99,000,000.

     As a result of these transactions, Republic received approximately $429,583,000 in cash, a portion of which was used to repay all outstanding borrowings resulting in no long-term debt outstanding at September 30, 1996.

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

                              BUSINESS OF REPUBLIC

INTRODUCTION

     Republic is a holding company with major business segments in vehicle rental, vehicle retailing, integrated solid waste services, and electronic security services. Republic's strategy is to aggressively build its diversified lines of business through internal growth and by acquiring and integrating automotive businesses, solid waste businesses, and electronic security services businesses, including consummating the Merger and the Pending Republic Acquisitions. In addition, it is currently anticipated that Republic will expand its operations outside of automotive businesses, solid waste management, and electronic security services through acquisitions or other means.

     Republic, through its recent acquisition of Alamo, is engaged in the vehicle rental business. As of September 30, 1996, Republic's Alamo Rent-A-Car vehicle rental business operates a fleet of approximately 158,000 vehicles in 48 states in the United States and 9 European countries and Canada, owns and operates 205 car rental locations in the United States and Canada and 61 locations in Europe, and licenses to third party operators another 111 locations in Europe.

     Republic, through recent acquisitions, is also engaged in the vehicle retailing business. Republic owns and operates used vehicle superstores in Dallas, Texas and Detroit, Michigan. Each superstore has a wide selection of late model used vehicles on site which have been extensively reconditioned for resale.

     Republic also provides integrated solid waste collection, disposal and recycling services to public and private sector customers. As of September 30, 1996, Republic owned or operated 15 solid waste landfills with six located in Texas, two in California and one each in Florida, Georgia, Michigan, North Carolina, South Carolina, Indiana and North Dakota. These landfills comprise approximately 2,107 permitted acres with a total available permitted disposal capacity of approximately 104.5 million in-place cubic yards. Republic also currently provides collection service to over 1,300,000 residential, commercial and industrial customers, primarily in areas surrounding its landfill sites noted above and certain areas of California, Maine, New Hampshire and Virginia and throughout Florida. In addition, Republic provides related environmental services including consulting and analysis, remediation and other technical services.

     Republic is also engaged in the electronic security services business, which consists of the sale, installation and maintenance of electronic security systems for commercial and residential use as well as the continuous electronic monitoring of installed security systems. Republic currently monitors over 207,000 businesses and residences, predominantly in Florida, Colorado, Illinois and Maryland.

ACQUISITIONS

  Acquisition Strategy

     Republic's growth strategy is (i) to expand its current operations in its existing lines of business through internal growth and additional acquisitions, and (ii) to further diversify its operations by acquiring or entering other lines of business. With respect to diversifying its operations, Republic intends to focus on industries which are generally capital intensive, fragmented and have potential for relatively high profit margins or substantial growth opportunities. Upon entering any industry, Republic will seek to grow through internal growth and through additional acquisitions within such industry. For certain risks involved with Republic's acquisition strategy, see "Risk Factors."

     In expanding its vehicle rental and vehicle retailing operations, Republic's primary strategy is to become a nationally branded market leader in several lines of business which currently are highly fragmented. Republic will target markets where it believes it will have favorable prospects of achieving a significant retail presence. Republic contemplates that it will expand by completing its pending acquisition of AutoNation, and then by developing AutoNation's planned chain of used vehicle megastores. Republic also anticipates developing, substantially through acquisitions, related automotive businesses, which may include, but not be limited to, franchised new vehicle dealer outlets, financing and insurance businesses, and vehicle warranty, parts, repair and maintenance businesses.

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

     In expanding its solid waste operations, Republic anticipates continuing to focus on acquiring waste collection companies that are in markets that can utilize Republic's existing landfill facilities, as well as in markets with attractive third party disposal fees. Republic also may consider acquiring additional landfills with significant permitted disposal capacity and certain levels of contracted waste volume. In addition, Republic may focus on what it believes will be the growing number of municipalities seeking to sell landfills, form joint ventures or offer management contracts to operate landfills in response to the growing technical and capital resources required by increasingly stringent federal, state and local regulations. Republic generally targets acquisitions in markets where it will be, or will have favorable prospects of becoming, a significant provider of integrated waste services in that market. Republic seeks to acquire companies which have long-term contracts for solid waste collection and hauling services in high growth markets. However, Republic is not limited to these target market criteria, and as opportunities arise, Republic may acquire solid waste operations throughout North America.

     In expanding its electronic security operations, Republic's primary goal is to grow its customer base in the residential segment of the business. Republic targets markets where it will be, or will have favorable prospects of becoming, a significant provider of electronic security services. Republic seeks to acquire security companies in high growth markets with strong recurring monthly revenues derived from monitoring services. In addition, Republic will seek to achieve economies of scale by acquiring security companies with accounts that can be monitored through Republic's existing central monitoring stations. Republic intends to retain local management and sales personnel, where appropriate.

     Republic uses internal acquisition teams, and its contacts in the automotive, solid waste, and electronic security services industries, to identify, evaluate and acquire automotive businesses, waste management companies, and electronic security services businesses in attractive markets. Acquisition candidates are evaluated by Republic's internal acquisition teams based on stringent criteria in a comprehensive process which includes operational, legal and financial due diligence reviews.

     As previously discussed, Republic will continue to pursue acquisitions in the automotive, solid waste, electronic security services and other selected industries, and anticipates financing acquisitions with the proceeds from the equity transactions mentioned below as well as through the further issuance of Republic Common Stock and/or borrowings under its lines of credit. Management believes that Republic currently has sufficient cash on hand, cash flow, credit facilities and access to the financial markets to fund current and planned operations, service its outstanding debt and make certain acquisitions. In May 1996, Republic sold 9,878,400 shares of Republic Common Stock to certain institutional investors in a private placement transaction for $20.25 per share resulting in net proceeds of approximately $197,500,000 after deducting fees and commissions. In November 1996, Republic sold 12,079,915 shares of Republic Common Stock to certain institutional investors in a private placement transaction for $29.50 per share resulting in net proceeds of approximately $353,000,000 after deducting fees and commissions. In connection with Republic's Alamo Rent-A-Car vehicle rental operations, Alamo, through a special purpose entity, may issue up to $1.4 billion of commercial paper, the proceeds of which may be used solely to purchase or finance rental fleet vehicles that are subject to Repurchase Programs or to refinance repurchase receivables due from vehicle manufacturers under Repurchase Programs. Republic also has a $250 million revolving credit facility, which may be used for general corporate purposes, and which currently has $120 million of borrowings outstanding. Republic has various other credit facilities to finance its current European vehicle rental operations. As of November 30, 1996, Republic had approximately $1.9 billion of long term debt outstanding, $1.6 billion of which was secured by revenue earning rental vehicles, and had approximately $93 million in cash.

  Pending Republic Acquisitions

     Proposed Acquisition of AutoNation. In May 1996, Republic announced that it had entered into the AutoNation Agreement, which provides for the acquisition of AutoNation by Republic in a merger transaction which will be accounted for under the purchase method of accounting. The AutoNation Agreement provides that Republic will issue approximately 17,500,000 million shares of Republic Common Stock in exchange for all of the outstanding shares of capital stock of AutoNation. Each outstanding share of AutoNation common stock will be converted, on a tax-free basis, into 0.217796 of a share of Republic

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

Common Stock. The AutoNation Merger is subject to approval of Republic stockholders and other customary closing conditions, including regulatory approval, and is expected to close in January 1997. Concurrent with the execution of the AutoNation Agreement, Republic and AutoNation also entered into the AutoNation Loan Agreement pursuant to which Republic is providing AutoNation a line of credit until the closing of the AutoNation Merger. Because AutoNation is a privately-owned corporation, there is no public market price available with respect to outstanding shares of capital stock of AutoNation.

     AutoNation has started up and is developing a chain of megastores, under the AutoNation USA(TM) brand name, for the sale of reconditioned-to-perform-like-new vehicles in a customer friendly, "no haggle" environment. AutoNation commenced operations of its first AutoNation megastore in October 1996 and operates three AutoNation megastores as of December 3, 1996. Each AutoNation megastore stocks more than 1,000 late-model, low-mileage, previously-owned vehicles, each of which has undergone extensive reconditioning and safety inspections by certified technicians. The AutoNation megastores will also offer vehicle financing, service centers and automobile accessory sales. Each AutoNation megastore is located on an approximately 20-acre site with high-visibility and convenient access. AutoNation also has smaller used vehicle retail stores which feature older-model, higher mileage vehicles than those to be offered in AutoNation megastores. AutoNation has several sources of supply for used vehicles. To date, AutoNation has acquired most of its inventory of used vehicles by purchasing them from auctions, vehicle dealerships and corporate accounts. AutoNation employs used vehicle wholesale buyers who regularly attend auctions. At the auctions, used vehicles are offered for sale through competitive bidding on behalf of new car dealers (consisting, primarily, of trade-in and off-lease vehicles), banks and finance companies (consisting of off-lease and repossessed vehicles), and car rental companies, government agencies, corporations and other entities which own vehicle fleets. AutoNation's corporate accounts include banks, and car rental and other companies with leased and fleet vehicles, from which AutoNation directly purchases. As AutoNation opens and operates more retail locations, it also anticipates obtaining significant quantities of used vehicles from trade-ins by its customers. Once purchased, all used vehicles acquired by AutoNation for retail resale are transported to a reconditioning center. AutoNation owns and operates its own reconditioning centers, and also subcontracts reconditioning centers from vehicle auctions and other third parties. At the reconditioning centers, the mechanical, safety and cosmetic condition of each vehicle is thoroughly inspected by certified technicians, and the vehicles are repaired, serviced, painted, cleaned and processed, as necessary, prior to being delivered to AutoNation's stores. AutoNation has a total of approximately 1,100 employees as of December 3, 1996, none of which are covered by collective bargaining agreements. AutoNation owns or leases 17 sites in Florida, Texas, Arizona, Nevada and Michigan which it operates or is developing as AutoNation USA(TM) megastores (11 sites), vehicle reconditioning centers (three sites) and smaller retail locations (three sites), eight of which are open and operating as of December 3, 1996 and the other nine of which are expected to be open and operating by June 30, 1997. AutoNation is in various stages of evaluating, contracting and closing on purchases or leases of approximately 70 additional sites which it plans to develop into retail stores and reconditioning centers. Republic also anticipates that its existing CarChoice locations will be permanently converted to AutoNation's format. AutoNation leases its corporate offices in Fort Lauderdale, Florida.

     Mr. Huizenga is Chairman of the Board of AutoNation, Mr. Berrard is Chief Executive Officer of AutoNation and Messrs. Huizenga, Berrard, Hudson, Melk, Johnson, Castell, Guerin, Hawkins and Henninger each have ownership interests in AutoNation. In addition, a director of AutoNation is expected to be appointed to Republic's Board upon the consummation of the AutoNation Merger. See "MANAGEMENT OF REPUBLIC BEFORE AND AFTER THE MERGER AND THE PENDING REPUBLIC
ACQUISITIONS -- Management of Republic After the Closing of the Pending Republic Acquisitions."

     Proposed Acquisition of Addington. In June 1996, Republic announced that it had entered into the Addington Merger Agreement to acquire Addington in a merger transaction. Under the terms of the Addington Merger Agreement, each share of common stock of Addington (other than shares held in the treasury of Addington, held by any of Addington's subsidiaries or held by Republic or any of its subsidiaries) would be exchanged, on a tax-free basis, for 0.9 of a share of Republic Common Stock. As of September 30, 1996, Addington had approximately 15,200,000 million shares of common stock issued and outstanding. The proposed transaction, which is intended to be accounted for under the pooling of interests method of accounting, is subject to approval by Addington's stockholders and other customary closing conditions, including regulatory approval. Several large stockholders of Addington, representing approximately 45% of Addington's outstanding shares of common stock, have granted a proxy to Republic to vote or to execute written consents with respect to their shares in favor of the transaction, which is expected to close in December 1996.

     Addington provides integrated solid waste collection, disposal and recycling services to residential, commercial and industrial customers concentrated primarily in the southeastern United States. Addington conducts its operations in four states, and operates ten landfills.

  Recent Acquisitions

     In November 1996, Republic acquired all of the outstanding capital stock of Alamo in exchange for an aggregate of 22,123,893 shares of Republic Common Stock in merger transactions accounted for as a pooling of interests business combination. Alamo is the fourth largest car rental company in the United States and operates in 48 states in the United States and in 9 European countries and Canada.

  Acquisitions Completed During the Nine Months Ended September 30, 1996

     In August 1996, Republic acquired all of the net assets of CarChoice. CarChoice, which commenced operations in January 1995, is a developer and operator of used car superstores similar to those being developed by AutoNation.

     In February 1996, Republic acquired, in merger transactions, all of the outstanding shares of capital stock of Schaubach. Schaubach provides solid waste collection and recycling services to residential, commercial and industrial customers in southeastern Virginia and eastern North Carolina and provides transportation of medical waste throughout the Mid-Atlantic states.

     In February 1996, Republic acquired, in merger transactions, all of the outstanding shares of capital stock of Denver Alarm. Denver Alarm provides installation, monitoring and maintenance services to residential and commercial customers in Denver, Fort Collins, Boulder, Colorado Springs and Pueblo, Colorado.

     Republic issued an aggregate of 9,707,664 shares of Republic Common Stock for CarChoice, Schaubach and Denver Alarm, all of which were accounted for as pooling of interests business combinations.

     During the nine months ended September 30, 1996, Republic also acquired various other businesses in the solid waste and electronic security industries which were immaterial to Republic. The aggregate purchase price paid by Republic related to immaterial acquisitions accounted for under the purchase method of accounting was approximately $101,039,000 and consisted of cash and 8,474,286 shares of Republic Common Stock. With respect to immaterial acquisitions accounted for under the pooling of interests method of accounting, Republic issued 8,318,800 shares of Republic Common Stock.

  Termination of ADT Agreement

     In September 1996, Republic announced that the ADT Agreement, which provided for the acquisition of ADT by Republic, had been terminated by mutual agreement of the parties. In connection with the execution of the ADT Agreement, ADT granted to Republic a warrant to purchase 15,000,000 common shares of ADT at a purchase price of $20 per share (which approximated fair market value), subject to certain antidilution adjustments. The warrant became exercisable upon the termination of the ADT Agreement and remains exercisable until March 1997. Pursuant to the terms of the warrant, ADT has granted to Republic certain registration rights with respect to the common shares of ADT issuable to Republic upon exercise of the warrant.

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

OPERATIONS

     Currently, Republic has organized its continuing operations primarily into four general industry segments: (1) vehicle rental, (2) vehicle retailing and related automotive businesses, (3) solid waste services, and (4) electronic security services.

  Vehicle Rental

     Republic is engaged in the vehicle rental business through its recent acquisition of Alamo. The vehicle rental industry is composed of two principal markets: the general use market, which consists of the rental of vehicles to business and leisure travelers from on-airport or near-airport locations, and the local/replacement market, which consists of the rental of vehicles to individuals who have lost the use of their vehicles through accident, theft or breakdown and generally are located near downtown or suburban areas. Republic's vehicle rental business principally targets the general use market. As of September 30, 1996, Republic operates a vehicle rental fleet of approximately 158,000 vehicles, owns and operates 205 car rental locations in the United States and Canada and 61 car rental locations in Europe, and licenses another 111 locations to third party operators in Europe. Of the rental locations owned and operated by Republic and its licensees, 121 are on-airport locations, 183 are near-airport locations and 73 are downtown or suburban locations.

     Republic's vehicle rental operations offer a wide variety of automobiles and minivans, most of which consist of the current and immediately preceding model years. Vehicle rentals are generally made on a daily or weekly basis. Historically, rental charges have included unlimited mileage, although Republic has tested fees in certain markets for mileage above a specific number of allowable miles. Rates vary at different locations depending on the type of vehicle, the local market and competitive and cost factors. Most rentals are made under rate plans under which the customer is responsible for gasoline used during the rental. Republic generally offers its customers the convenience of leaving a rental vehicle at a rental location in a city other than the one in which it was rented, although, consistent with industry practices, a drop-off charge or special intercity rate may be imposed.

     Republic's vehicle rental operations are in many cases one of five to seven vehicle rental concessionaires at the airports at which it operates. In general, concession fees for airport locations are based on a percentage of total revenues (as determined by each airport), subject to a minimum guaranteed amount. Concessions are typically awarded by airport authorities every three to five years based upon competitive bids. As a result of airport authority requirements of a minimum guaranteed fee, smaller vehicle rental companies generally are not located at airports. Concession arrangements with the various airport authorities generally include minimum requirements for vehicle age, operating hours, employee conduct, and provide for relocation in the event of future construction and abatement of fees in the event of extended low passenger volume. At near-airport locations, airport authorities generally charge permit fees for the privilege of customer pick-up and drop-off at terminals by courtesy vans or buses. Unlike on-airport concessions, there is generally no limit to the number of ground transportation permits available for issuance by the airport authority and a minimum guaranteed fee is not required. Generally, on-airport locations have greater high-yielding walk-up rentals (i.e., customers without reservations) and fewer no-shows (i.e., customers with reservations who fail to rent).

     Given the local customs and language barriers in foreign countries, Republic's foreign car rental operations utilize licensee operations in addition to owned and operated facilities. License agreements are generally for a term of one to five years and require the licensee to maintain certain quality and price standards so that Republic can strive to ensure that customers receive equivalent service and prices at all of its international locations. The license agreements provide licensees with, among other benefits, the right to use certain of Republic's vehicle rental service marks as well as access to its computer reservation system. Certain license agreements require the licensee to provide reciprocal services to other licensees, such as vehicle replacement. Licensees typically pay a percentage of revenues as a licensing fee and, in certain cases, an additional advertising or management fee. Certain license agreements provide Republic with a right of first refusal to purchase the licensee.

     Republic uses a proprietary integrated fleet management system to efficiently utilize its vehicle rental fleet and effectively price its rental vehicles. This system provides for the specific identification and status of

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

every vehicle (and the related title or certificate of ownership) in the fleet every day on a real-time basis, and enables Republic to evaluate fleet needs based on market demands and reservation projections on a daily basis and to optimize its ability to rent each available vehicle in its fleet each day at the highest possible rate. This fleet management system performs, among other functions, vehicle purchase ordering (including vehicle specifications), in-fleeting, vehicle registration, invoice and dealer payment and title control, fleet movement tracking, physical inventory and inactive vehicle management, fleet cost allocation (both purchased and leased), maintenance record keeping, grounding and car sales. This system also takes into account the present bookings, factors in the traditional no-show percentage and compares historical data for walk-ups and incoming reservations. These systems are upgraded from time to time.

     In addition to time and mileage charges from the rental of vehicles, the sale of rental related products generates approximately 23% of Republic's vehicle rental revenue in North America and Europe as of September 30, 1996. Such rental related products include collision damage waivers, additional liability protection, personal accident and personal effects protection, other travel related insurance coverages and travel related products, such as vehicle upgrades, gasoline sales, intercity drop-off charges, and miscellaneous items such as baby seats, ski racks, cellular phones and additional driver fees. Republic earns a small percentage of its overall vehicle rental revenue from its airport parking operations. In the United Kingdom, Republic also provides chauffeur-drive-services.

     Since the early 1980s, General Motors has been the principal supplier of rental fleet vehicles to Republic's vehicle rental business. The number of vehicles purchased from General Motors varies from year to year. In model years 1996, 1995 and 1994, Republic's vehicle rental operations purchased approximately 61%, 68% and 78%, respectively, of its North American rental fleet from General Motors. In addition, Republic's North American vehicle rental operations purchase or lease vehicles manufactured by, among others, Chrysler Corporation, Ford Motor Company, Mazda Motor of America, Inc., Mitsubishi Motor Sales of America, Inc., Nissan Motor Corporation in U.S.A., Subaru of America, Inc. and Toyota Motor Sales, U.S.A., Inc. (including its Lexus division).

     During model year 1996 (a vehicle model year in the United States generally commences September 1 and ends August 31), Republic purchased approximately 90% of its U.S. vehicle rental fleet and a majority of its European fleet pursuant to vehicle manufacturers' Repurchase Programs. Repurchase Programs allow Republic's vehicle rental operations to maintain program vehicles in its fleet for varying maximum periods. Republic may, at its option, require the manufacturer to repurchase program vehicles at any time during the allowable program term. At the time of repurchase by the manufacturer, Republic receives a price based on either (i) a predetermined percentage of original vehicle cost and the month of return or (ii) the original capitalization cost less a set monthly depreciation amount, and is thus protected from fluctuations in the prices of used vehicles in the wholesale market at the time of disposition. If repurchase program vehicles are returned earlier than anticipated at the time of purchase, it generally results in greater depreciation expense for the period such vehicles were in service. Repurchase Programs also impose return conditions, including mileage limitations and varying damage limitations and provide monetary incentives for advertising. Vehicles acquired under Repurchase Programs in the United States are purchased through dealerships.

     Most manufacturers renew their Repurchase Programs annually, at which time Republic negotiates the vehicle mix, vehicle cost and repurchase price. Under Republic's Repurchase Program with General Motors, Republic must purchase at least 51% of its rental vehicles from General Motors during model years 1996 through 2000 in order to receive certain discounts and incentives, and General Motors has agreed to make available to Republic a specified minimum number of vehicles each model year. Prior to each new model year Republic and General Motors negotiate the amount and mix of vehicles being purchased and certain other terms which can affect the overall vehicle cost for the model year. In addition to the Repurchase Program with General Motors, Republic maintains a fleet financing support agreement with General Motors for the benefit of certain of its lenders pursuant to which General Motors provides a limited guarantee to certain of Republic's lenders to pay up to a specified percentage of the original purchase price of General Motors vehicles in the event that Republic is unable to meet its obligations and such lenders must repossess such vehicles and dispose of them at a net loss. This support agreement may be terminated by General Motors after

August 31, 2000 upon ten days' prior written notice. However, any vehicles financed prior to termination will remain covered by such support agreement.

     Republic also purchases vehicles for its rental fleet that are not subject to Repurchase Programs and therefore Republic is responsible for the disposition of such vehicles. During model year 1996, Republic purchased approximately 10% of its North American rental fleet outside Repurchase Programs. Such purchases are made from a number of sources, including private and public auctions, wholesalers, dealers and manufacturers. In the future, the number of vehicles purchased outside Repurchase Programs may increase or decrease based on a number of factors, including a determination by Republic of the acceptable level of residual risk related to the disposition of vehicles in the used car market. Republic believes that acquiring vehicles outside Repurchase Programs enables it to (i) better match fleet size to seasonal needs by giving it the flexibility to acquire vehicles for relatively short periods of time, (ii) better match vehicle type/model mix to customer demand, and (iii) reduce overall fleet cost.

     In addition to the acquisition of vehicles under Repurchase Programs and outside such programs, Republic also leases vehicles pursuant to short term leases, the term of which is generally less than one year. The number of vehicles which Republic leases depends upon a number of factors, including price, term and availability.

     The age of vehicles in Republic's rental fleet, whether acquired through the Repurchase Programs or outside such programs, generally has not exceeded two model years. Republic disposes of its rental vehicles primarily pursuant to the repurchase provisions of the Repurchase Programs. Vehicles that are not subject to Repurchase Programs are disposed of through private and public auctions and resales to wholesalers and dealers, among other methods. Republic anticipates that it also will dispose of rental vehicles that are not subject to Repurchase Programs through Republic's vehicle retailing operations.

     In Europe, vehicle acquisition is negotiated on an individual country basis. Republic purchases vehicles under various repurchase programs, mainly with dealerships, in contrast to its North American repurchase programs which are with automobile manufacturers. During model year 1996, Republic purchased less than half of its European fleet outside of Repurchase Programs. Republic's European vehicle rental operations purchase or lease vehicles manufactured by affiliates of General Motors, Daimler-Benz A.G., Renault Osterreich Automobilvertriebs AG, Renault Nederland NV, Renault Zurich SA and Volkswagon AG.

     Republic performs routine maintenance on its vehicle rental fleet. Republic utilizes a computerized maintenance system which identifies and flags the vehicles which are due for maintenance and the type of maintenance required based on the vehicle's mileage and in-service period. The system tracks the maintenance history of each vehicle from the date of infleet to the date of outfleet, including any repairs or body work performed on the vehicle, where the work was performed and the cost. Republic's vehicle rental facilities typically include maintenance areas, and Republic has more than 2,500 employees dedicated to fleet maintenance. Vehicles are cleaned between rental transactions and are regularly inspected as part of Republic's routine maintenance program.

  Vehicle Retailing

     Republic, through recent acquisitions, is also engaged in the vehicle retailing business. Republic owns and operates used vehicle superstores in Dallas, Texas and Detroit, Michigan. Each superstore has a wide selection of late model used vehicles on site which have been extensively reconditioned for resale. In addition, Republic anticipates closing the acquisition of AutoNation, a privately-owned company developing a chain of vehicle megastores and exploring opportunities in other automotive businesses, in January 1997. Republic anticipates that all of its used vehicle superstores will be permanently converted to AutoNation's format. See "-- Acquisitions -- Pending Republic Acquisitions -- Proposed Acquisition of AutoNation" above.

  Solid Waste Services

     Republic's solid waste operations primarily consist of collection, landfill, recycling and related environmental services.

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

     Collection. Republic's solid waste collection operations are of two types: industrial and commercial/ residential. Republic's strategy is to acquire collection operations within the service areas of its landfills, such that the operations can provide a steady stream of solid waste to its landfills, and in areas with stable, attractive third party disposal fees. Republic provides collection services to over 1,300,000 residential, commercial and industrial customers.

     In its industrial collection operations, Republic supplies its customers with large waste containers known as "roll-off" containers. Republic collects the roll-off containers on a set schedule and transports the waste to a landfill. Services are provided to individual facilities on a contractual basis with terms ranging from a single pickup to a one-year term.

     Republic's commercial and residential collection operations involve the curbside collection of refuse from small containers into collection vehicles for transport to transfer stations or directly to landfills. At transfer stations, waste is compacted and transferred to larger vehicles for transport to landfills. Commercial customers generally are serviced pursuant to individual contracts with multi-year terms. Residences generally are serviced pursuant to contracts with municipal governments for collection services in the municipality. Republic's contracts generally are secured by competitive bids. See "-- Competition." Republic currently provides commercial and residential collection services in certain areas of California, Florida, Georgia, Indiana, Maine, New Hampshire, North Carolina, North Dakota, South Carolina, Texas and Virginia.

     Landfills. Republic owns or operates 15 solid waste landfills with approximately 2,107 permitted acres and total available permitted disposal capacity of approximately 104.5 million cubic in-place yards as of September 30, 1996. The in-place capacity of Republic's landfills is subject to change based on engineering factors and requirements of regulatory authorities. Certain of the landfills accept nonhazardous special waste, including utility ash, asbestos and contaminated soils. The majority of Republic's landfill revenues are derived from long-term integrated disposal and collection contracts with industrial customers and municipalities and disposal contracts with certain third party collection companies. The following table provides certain information regarding these landfills as of September 30, 1996:

                                                                                          UNUSED
                                                                    TOTAL    PERMITTED   PERMITTED
              LANDFILL NAME                  MARKETS SERVED        ACREAGE    ACREAGE     ACREAGE
    ----------------------------------  -------------------------  -------   ---------   ---------
    Anderson..........................  Northern California         1,200        150         100
    C&T Regional......................  Rio Grande Valley, Texas      194         94          55
    Cleveland Container...............  Southwest North Carolina      169        116          86
    Republic/CSC......................  North Central Texas           254        254         195
    Republic/Imperial.................  Southern California           160        120          89
    Republic/Maloy....................  East Central Texas            389        270         204
    Taymouth..........................  Central Michigan              138         43          19
    Wabash Valley.....................  Northeast Indiana             103         56          16
    Nine Mile Road....................  Northeast Florida              80         25          17
    San Angelo........................  West Texas                    283        283         133
    Presidio..........................  West Texas                     10         10           6
    Charter Waste.....................  West Texas                    396        396         300
    Oak Grove.........................  North Georgia                 117         61          61
    Pepperhill........................  Southeast South Carolina       37         22          22
    Pine Ridge........................  South Atlanta, Georgia        862        207         207
                                                                   -------   ------ ---  ------ ---
                                                                    4,392      2,107       1,510
                                                                   =======   =========   =========

     Each of Republic's existing landfill sites have the potential for expanded disposal capacity beyond the currently permitted acreage. Republic monitors the availability of permitted airspace at each of its landfills and evaluates whether to pursue expansion at a given landfill based on estimated future waste volumes, remaining capacity and likelihood of obtaining expansion. Each of Republic's landfills currently has adequate permitted capacity; however, Republic is currently seeking to expand permitted capacity at its Wabash Valley and Nine Mile Road landfills in connection with favorable design modifications.

     Recycling. Management believes that recycling has become an increasingly important component of most major markets' solid waste management plans as a result of the public's increasing environmental awareness and expanding federal and state regulations pertaining to waste recycling. Republic currently provides recycling services through most of its collection subsidiaries and has six recycling facilities located in Florida, Georgia, South Carolina and North Carolina. The services provided by Republic's collection subsidiaries include the curbside collection of recyclable waste and the provision of a variety of recycling services, including the segregated collection of cardboard boxes and construction debris for resale to paper manufacturers and others. In Florida, Georgia, South Carolina and North Carolina, Republic receives certain types of commercial and industrial solid waste which is sorted at its facilities into recyclable materials and non-recyclable waste; the recyclable materials are repackaged and sold to third parties and the non-recyclable waste is disposed of at landfills or incinerators. Republic also recycles yard waste and timber by-products into landscape and gardening mulch in Dallas and Houston, Texas and Jacksonville, Florida by composting these materials and selling the end product to nurseries, landscape architects and homeowners.

     Environmental Services. Republic provides selected environmental remediation services relating to the cleanup and containment of actual or threatened releases of hazardous materials into the environment on both a planned and emergency basis. Republic's solid waste division provides these services through three subsidiaries, Environmental Specialists, Inc. ("ESI") in Kansas City, Missouri, Laughlin Environmental, Inc. ("Laughlin") in Houston, Texas and Fenn-Vac, Inc. in North Charleston, South Carolina. ESI and Fenn-Vac, Inc. are EPA-approved emergency response contractors and provide hazardous spill cleanup and other special services on a contract basis. Laughlin provides a broad range of environmental services including remediation and other technical services.

  Electronic Security Services

     Republic is engaged in the electronic security services business, which consists of the sale, installation and maintenance of electronic security systems for commercial and residential use, as well as the continuous electronic monitoring of installed security systems. Republic sells and installs modern electronic devices in its customers' businesses and residences to provide detection of events, such as intrusion or fire. Republic purchases from various manufacturers the components of the systems it sells, installs and maintains. The products and services marketed in the electronic security services industry by Republic and others range from basic residential systems that provide entry and fire detection to sophisticated commercial systems incorporating closed circuit television and access control systems. Detection systems may be continuously monitored by centralized monitoring stations which are linked to the customer through telephone lines or via radio transceiver. Republic operates three central monitoring stations in Florida, one in Maryland, one in Illinois and one in Colorado, from which it monitors over 207,000 businesses and residences, predominantly in Florida, Colorado, Illinois and Maryland. Upon detecting an intrusion or certain other occurrences at a customer's business or residence, the central monitoring station calls the customer and, if necessary, the local police department, fire department, ambulance or other authorities.

SALES AND MARKETING

     In its vehicle rental segment, Republic's sales and marketing strategy is to strengthen Alamo Rent-A-Car's brand identification as a value service provider through a variety of media, cooperative advertising relationships with airlines, hotels and others in the travel industry and building and maintaining close relationships with the travel agent community and tour operators. Republic targets leisure travelers and cost-conscious business travelers. Republic's objective is to be the low-cost provider of quality car rental service and to increase customer satisfaction and retention by developing innovative, time saving options for customers and other quality services based on customers' specific needs.

     In the vehicle retailing segment, Republic expects to engage in mass marketing and advertising in various media to attract a broad retail customer base in the markets in which it will operate, and to make AutoNation USA a nationally-recognized brand name. Republic seeks to attract customers through "no haggle" vehicle pricing, an extensive inventory of low mileage used vehicles that have been reconditioned-to-perform-like-new, high quality service, warranties, and attractive facilities.

     For solid waste services, Republic's sales and marketing strategy is to provide full service environmental management to its customers. Republic targets potential customers of all sizes, from small quantity generators to large "Fortune 500" companies and municipalities.

     In expanding its electronic security operations, Republic's primary goal is to grow its customer base in the residential market. Republic uses various forms of broadcast and print advertising to market its electronic security business. Republic will target those markets where it will be, or will have favorable prospects of becoming, a significant provider of electronic security services.

     Republic believes in providing quality services which will enable it to maintain high levels of recurring revenue from its customers in all business segments. Republic derives its business from a broad customer base which Republic believes will enable it to experience stable growth. Marketing efforts focus on continuing and increasing business with existing customers as well as attracting new customers.

CUSTOMERS

     As of September 30, 1996, no one customer individually comprised more than 10% of the total revenue of any business segment of Republic.

REGULATIONS

  Vehicle Rental Regulations

     Republic's vehicle rental operations are subject to various federal, state and local laws and regulations including those relating to taxing and licensing of vehicles, consumer protection, insurance, advertising, currency controls, used vehicle sales, and labor matters. Republic's vehicle rental operations, as well as those of its competitors, could be affected by any limitation in the fuel supply or by any imposition of mandatory fuel allocation or rationing regulations. In the event of a severe disruption of fuel supplies, the operations of all vehicle rental companies could be adversely affected.

     Approximately 6.3%, 7.6% and 6.8% of Republic's total U.S. revenue from its vehicle rental operations in 1995, 1994 and 1993, respectively, was generated from the sale of collision damage waivers. The United States House of Representatives has from time to time contemplated, but never adopted, legislation that would regulate the conditions under which collision damage waivers may be sold by car rental companies. In addition, approximately 40 states have considered legislation affecting the collision damage waiver product. To date, 18 of those states have enacted legislation requiring disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance and that a collision damage waiver may not be necessary. In addition, in the late 1980s, New York and Illinois enacted legislation which eliminated car rental companies' right to offer collision damage waivers for sale and limited potential customer liability to $100 and $200, respectively. Moreover, California, Nevada and Indiana have capped the rates that may be charged for collision damage waivers to $9.00, $10.00 and $5.00 per day, respectively. In addition, Texas requires the rates charged for this protection to be reasonable in relation to costs. Adoption of national or additional state legislation limiting the sale, or capping the rates, of collision damage waivers could further restrict sales of this product, and additional limitations on potential customer liability could increase the costs of Republic's vehicle rental operation.

     A number of states currently make vehicle owners, including vehicle rental companies, vicariously liable, regardless of fault, for the actions of any person lawfully driving such owned vehicle. Recently, limits on such liability were enacted in Michigan and Minnesota. The State of Florida, where a substantial portion of Republic's rental transactions occur, is a vicarious liability state. In 1995, legislation was passed by both the United States Senate and House of Representatives which could effectively eliminate such vicarious liability. Subsequently, President Clinton vetoed the legislation.

     Republic's vehicle rental operations are also subject to various federal, state and local consumer protection laws and regulations including those relating to advertising and disclosure of charges to customers. The National Association of Attorneys General has promulgated suggested guidelines for car rental advertisements. Republic's vehicle rental operations and two other industry participants are subject to substantially similar consent decrees resulting from Federal Trade Commission inquiries initiated in 1989, which consent decrees require certain disclosures to customers at each stage of the rental transaction, including in advertisements, of charges that are mandatory and not otherwise reasonably avoidable. Republic believes that the practices mandated by the consent decrees have been adopted uniformly by the industry.

  Environmental Regulations

     The operation of Republic's businesses are subject to a variety of federal, state and local requirements which regulate health, safety, the environment, zoning and land-use. Operating and other permits are generally required for landfills, certain waste collection vehicles, fuel storage tanks, and other facilities owned or operated by Republic, and these permits are subject to revocation, modification and renewal.

     Republic strives to conduct its operations in compliance with applicable laws and regulations, but believes that in the existing climate of heightened environmental concerns, companies in the waste management and environmental services industry, including Republic, may be faced with fines and penalties and the need to expend funds for remedial work and related activities at landfills and other facilities. Republic has established a reserve, which it believes will be adequate, to cover any potential fines, penalties and regulatory costs. While such amounts expended in the past or anticipated to be expended in the future have not had and are not expected to have a materially adverse effect on Republic's financial condition or operations, the possibility remains that technological, regulatory or enforcement developments, the results of environmental studies or other factors could materially alter this expectation.

     In order to construct, expand and operate a landfill, one or more construction or operating permits, as well as zoning approvals, must be obtained. These are difficult and time-consuming to obtain, are often opposed by neighboring landowners and local and national citizens' groups, may be subject to periodic renewal and are subject to modification and revocation by the issuing agency. In connection with Republic's acquisition of existing landfills, it often may be necessary to expend considerable time, effort and money to bring the acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity.

     During the ordinary course of its operations, Republic may from time to time receive citations or notices from governmental authorities that its operations are not in compliance with applicable environmental or health or safety regulations. Upon receipt of such citations or notices, Republic will work with the authorities to attempt to resolve the issues raised. Failure to correct the problems to the satisfaction of the authorities could lead to monetary or criminal penalties, curtailed operations or facility closure.

     Federal Regulation. The following summarizes the primary environmental and safety-related federal statutes of the United States of America affecting the business of Republic:

          (1) SWDA as amended by RCRA. SWDA and its implementing regulations establish a framework for regulating the handling, transportation, treatment and disposal of hazardous and nonhazardous solid wastes, and require states to develop programs to ensure the safe disposal of solid wastes in sanitary landfills.

             Subtitle D of RCRA establishes a framework for regulating the disposal of municipal solid wastes. Regulations under Subtitle D now include minimum federal comprehensive solid waste management criteria and guidelines, including location restrictions, facility design and operating criteria, closure and post-closure requirements, financial assurance standards, groundwater monitoring requirements and corrective action standards, many of which have not commonly been in effect or enforced in the past in connection with municipal solid waste landfills.

             All Subtitle D regulations are now in effect, except for the financial assurance requirements which the EPA has deferred to April 1, 1997. All of Republic's planned landfill expansions or new landfill development projects have been engineered to meet or exceed Subtitle D requirements. Operating and design criteria for existing operations have been modified to comply with these new regulations. Compliance with the Subtitle D regulations has resulted in increased costs and may in

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

        the future require expenditures in addition to other costs normally associated with Republic's waste management activities.

          (2) CERCLA. CERCLA, among other things, provides for the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment. CERCLA imposes liability for the costs of cleanup and for damages to natural resources upon, among others, the current and former owners and operators of such sites.

             Liability under CERCLA is not dependent upon the intentional disposal of hazardous wastes. It can be founded upon the release or threatened release, even as a result of unintentional and non-negligent action, of thousands of hazardous substances, including very small quantities of such substances. More than 20% of the sites on the CERCLA National Priorities List of sites requiring investigation and cleanup are solid waste landfills which ostensibly never received any hazardous wastes. Thus, even if Republic's landfills have never received hazardous wastes as such, it is possible that one or more hazardous substances may have come to be located or "released" at its landfills or at other properties which Republic may have owned or operated. Republic could thus be liable under CERCLA for the cost of cleaning up such hazardous substances at the sites and for damages to natural resources, even if those substances were deposited at Republic's facilities before Republic acquired or operated them. CERCLA liability may also attach to Republic with regard to non-Republic owned or operated facilities where Republic arranged for disposal or treatment of hazardous substances at, or transportation of hazardous substances to, such a facility, or where Republic was the waste transporter who selected such facility for treatment or disposal of hazardous substances. The costs of a CERCLA cleanup can be very expensive. Given the difficulty of obtaining insurance for environmental impairment liability, such liability could have a material impact on Republic's business and financial condition. For a further discussion, see "-- Liability Insurance and Bonding."

          (3) The Federal Water Pollution Control Act of 1972 (the "Clean Water Act"). The Clean Water Act regulates the discharge of pollutants into streams, rivers and other waters. Point source runoff from Republic's landfills that is discharged into surface waters must be covered by discharge permits, that generally require Republic to conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in those discharges. Storm water discharge regulations under the Clean Water Act require a permit for certain construction activities, which may affect Republic's operations. If a landfill or transfer station discharges wastewater through a sewage system to a publicly-owned treatment works ("POTW"), the facility must comply with discharge limits imposed by the POTW. In addition, states may adopt groundwater protection programs under the Clean Water Act or Safe Drinking Water Act that could affect solid waste landfills.

          (4) The Clean Air Act. The Clean Air Act imposes limitations on emissions from various sources, including landfills. On March 12, 1996, the EPA enacted a final rule implementing standards of performance for new municipal solid waste landfills and emission guidelines for existing municipal solid waste landfills, requiring certain municipal solid waste landfills to control emissions to the level achievable by the best demonstrated system of continuous emission reduction. The new source performance standards established by the final rule apply to municipal landfills that began construction or modification, or first began to accept waste, on or after May 30, 1991. The enactment of this new rule will affect Republic's existing landfill operations, and may result in increased costs at these facilities.

          (5) The Occupational Safety and Health Act of 1970 (the "OSH
     Act"). The OSH Act authorizes OSHA to promulgate occupational safety and health standards. Various of these standards, including standards for notices of hazardous chemicals and the handling of asbestos, apply to Republic's operations.

     State Regulation. Each state in which Republic operates has its own laws and regulations governing solid waste disposal, water and air pollution and, in most cases, releases and cleanup of hazardous substances and liability for such matters. The states also have adopted regulations governing the design, operation, maintenance and closure of landfills and transfer stations. Republic's facilities and operations are likely to be subject to many, if not all, of these types of requirements. In addition, Republic's collection and landfill

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

operations may be affected by the trend in many states toward requiring the development of waste reduction and recycling programs. For example, several states have enacted laws that will require counties to adopt comprehensive plans to reduce, through waste planning, composting, recycling or other programs, the volume of solid waste deposited in landfills. Additionally, laws and regulations restricting the disposal of yard waste in solid waste landfills have recently been promulgated in several states. Legislative and regulatory measures to mandate or encourage waste reduction at the source and waste recycling also are under consideration by Congress and the EPA.

     Finally, with regard to its transportation operations, Republic is subject to the jurisdiction of the Interstate Commerce Commission and is regulated by the Federal Highway Administration, Office of Motor Carriers and by regulatory agencies in each state. Various states have enacted, or are considering enacting, laws and regulations that would restrict the interstate transportation and processing of solid waste. In 1978, the United States Supreme Court held similar laws and regulations unconstitutional, however, states have attempted to distinguish proposed laws and regulations from the laws and regulations involved in that ruling. In May 1994, the Supreme Court ruled that state and local flow control laws and ordinances (which attempt to restrict waste from leaving its place of generation) were an impermissible burden on interstate commerce, and therefore, were unconstitutional. In response to these Supreme Court rulings, Congress has considered passing legislation authorizing states and local governments to restrict the free movement of solid waste in interstate commerce. In 1994, the House and Senate each passed separate bills relating to interstate transportation and processing of solid waste. In 1995, the Senate passed a joint flow control and interstate transportation bill, and in early 1996, the House considered, but rejected a bill authorizing flow control. To date, none of these bills has been enacted into law. If federal legislation authorizing state and local governments to restrict the free movement of solid waste in interstate commerce is enacted, such legislation could adversely affect Republic's waste collection, transportation and treatment and disposal operations.

  Electronic Security Services Regulations

     "False" Alarm Ordinances. Republic believes that approximately 95% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false" alarms. Significant concern has arisen in certain municipalities about this high incidence of "false" alarms. Recently, a trend has emerged on the part of local governmental authorities to address such concern by adopting various measures aimed at reducing the number of "false" alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting "false" alarms; (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of "false" alarms; (iii) imposing fines on alarm subscribers for "false" alarms; (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of "false" alarms; and/or (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the electronic security services business and operations of Republic. In addition, as a result of high incidence of "false" alarms, the police may, in general, become less responsive to alarm activations. The continuation of such trend, or perception by the public of such trend, may make home security systems less attractive to consumers, which could, in turn, have an adverse effect on the electronic security services business and operations of Republic.

COMPETITION

     Competition in the Vehicle Rental Industry. The vehicle rental industry is characterized by intense price and service competition. In any given location, Republic's vehicle rental business may encounter competition, particularly in the leisure segment, from national, regional and local car rental companies, some of which may have access to greater financial resources than Republic and many of which are owned by or affiliated with the major automobile manufacturers, including General Motors. Republic's main domestic competitors for vehicle rentals are Avis, Inc., Budget Rent A Car Corporation, The Hertz Corporation, National Car Rental System, Inc., and, in certain locations, Dollar Rent A Car and Enterprise Rent A Car Company. In Europe, Republic's vehicle rental business competes with the companies listed above, as well as with Budget International, Europcar International, EuroDollar (Holdings) plc and other national and local car rental

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

companies. At times, the major car rental companies have been adversely affected by industry-wide price pressures, and Republic's vehicle rental business has, on such occasions, priced its product in response to such pressures. Moreover, at times when the car rental industry has experienced vehicle oversupply, there has been intensified competitive pressure. This oversupply has had a negative impact on the industry's ability to raise rental rates. Republic's vehicle rental business has taken steps to address its fixed cost structure to improve its overall competitive position; however, future oversupply or other factors affecting competition could still adversely affect Republic's business, financial condition and future prospects. In July 1995, certain participants in the car rental industry announced a $5.00 per day increase in rates, a portion of which increase Republic believes has remained in effect. There can be no assurance, however, that all or any portion of these increased rates will be sustained uniformly in the future.

     Competition in the Solid Waste Industry. The waste management industry is highly competitive and requires substantial amounts of capital. Entry into the industry and ongoing operations within the industry require substantial technical, managerial and financial resources. The solid waste industry in North America is currently dominated by two solid waste companies: WMX Technologies, Inc. and Browning-Ferris Industries, Inc. Competition in the solid waste industry also comes from a number of large second tier national companies as well as numerous regional solid waste companies, some of which are also engaging in aggressive acquisition strategies. Some of Republic's competitors have significantly larger operations and greater resources than Republic. In each of its solid waste market areas, Republic competes for landfill business on the basis of disposal fees (commonly known as "tipping fees"), geographical location and quality of operations. Republic's ability to obtain landfill business may be limited by the fact that some major collection companies also own or operate landfills to which they send their waste.

     Further, alternatives to landfill disposal (such as recycling, composting and incinerating) are increasingly competing with landfills. There also has been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. This may result in the volume of waste going to landfills being reduced in certain areas, which may affect Republic's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. In addition, most of the states in which Republic operates landfills have adopted plans or requirements which set goals for specified percentages of certain solid waste items to be recycled. To the extent these are not yet in place, it is anticipated that these recycling goals will be phased in over the next few years.

     In its waste collection business, in addition to national and regional firms and numerous local companies, Republic may compete with those municipalities that maintain waste collection or disposal operations. These municipalities may have financial advantages due to the availability of tax revenues and tax-exempt financing. Republic competes for collection accounts primarily on the basis of price and the quality of its services. From time to time, competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid municipal contract.

     Competition in the Electronic Security Services Industry. The security alarm industry is highly competitive and highly fragmented. Republic's electronic security services operations compete with several large national companies, as well as smaller regional and local companies. Certain of Republic's competitors have greater financial and other resources than Republic. Furthermore, new competitors are continuing to enter the industry and Republic may encounter additional competition from such future industry entrants.

     Competition in the Vehicle Retailing Business. The vehicle retailing industry in the United States is highly fragmented and highly competitive, and is in the early stages of consolidation. According to Automotive News and reports of financial analysts, the market is served by over 22,000 franchised new vehicle dealers most of which also have significant used vehicle operations (of which not more than approximately 70 franchises are believed to be owned by a single entity), by an additional 63,000 used vehicle dealers, and by hundreds of thousands of individual consumers who sell used vehicles primarily through classified ads and word of mouth transactions. Republic believes that there is no used vehicle retailer currently operating a national chain of megastores. In addition to AutoNation, several other companies have announced plans to roll out national chains of used vehicle megastores over the next few years. These include CarMax, which is a

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

division of Circuit City Inc., and Driver's Mart, which is owned by several large new vehicle dealers. In addition, several franchised new vehicle dealers, with significant used vehicle operations, have recently conducted initial public offerings of their securities, with proceeds targeted to be used for acquisitions of other dealers. Some of these competitors in the new and used vehicle retailing industry have significantly greater financial and operational resources and more established market positions than Republic. There can be no assurance that Republic will be able to compete effectively in the vehicle retailing industry or related automotive businesses.

LIABILITY INSURANCE AND BONDING

     Vehicle Rental Industry. For its domestic vehicle rental operations, Republic is a state qualified self-insurer for the financial responsibility resulting from accidents with its vehicles in most states in which its motor vehicles are registered. All general liability claims are retained by Republic up to a limit of $1.0 million, plus the cost of adjustment and settlement, for each accident. Umbrella coverage is maintained for the cost of claims in excess of retained limits, up to such umbrella policy limits. For its foreign vehicle rental operations, Republic does not act as a self-insurer. Instead, insurance is purchased to comply with local legal requirements. Republic also assumes responsibility for up to $200,000 per loss under its property insurance policy for its vehicle rental operations. Insurance policies are purchased for protection above these retained or self-insured amounts.

     Provisions for retained or self-insured claims are made by charges to expense based upon evaluations of the estimated ultimate liabilities on reported and unreported claims. At September 30, 1996, this liability was estimated at $125.8 million, against which Republic maintained $34.7 million of cash collateralized letters of credit. Republic's letter of credit requirements are set by insurance companies which underwrite Republic's self-insurance program. Republic's letter of credit requirements may change from time to time based on, among other things, Republic's claims experience. Republic believes its insurance policies are adequate to meet its vehicle rental operation needs.

     Solid Waste Services. The nature of Republic's solid waste management business exposes it to a significant risk of liability for legal damages arising out of its operations. Such potential liability could involve, for example, claims for cleanup costs, personal injury, property damage or damage to the environment in cases where Republic may be held responsible for the escape of harmful materials; claims of employees, customers or third parties for personal injury or property damage occurring in the course of Republic's operations; or claims alleging negligence or professional errors or omissions in the planning or performance of work. Republic could also be subject to fines and civil and criminal penalties in connection with alleged violations of regulatory requirements. Because of the nature and scope of the possible damages, liabilities imposed in environmental litigation can be significant. Although Republic strives to operate safely and prudently and has substantial general and vehicle liability insurance coverage, no assurance can be given that Republic will not be exposed to uninsured liabilities which would have a material adverse effect on its financial condition. The majority of Republic's solid waste operations have environmental liability insurance, subject to certain limitations and exclusions, with limits in excess of those required by permit regulations; however, there is no assurance that such limits would be adequate in the event of a major loss, nor is there assurance that Republic will continue to carry environmental liability insurance should market conditions in the insurance industry make such coverage cost prohibitive. Republic carries commercial general liability insurance, vehicle liability insurance, workers' compensation and employer's liability insurance, as well as umbrella policies to provide excess coverage over the underlying limits contained in these primary policies. Republic also carries property insurance.

     In the normal course of business, Republic may be required to post a performance bond or a bank letter of credit in connection with municipal residential collection contracts, the operation, closure or post-closure of landfills, certain remediation contracts and certain environmental permits. Bonds issued by surety companies operate as a financial guarantee of Republic's performance. To date, Republic has satisfied financial responsibility requirements for regulatory agencies by making cash deposits, obtaining bank letters of credit or by obtaining surety bonds.

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

EMPLOYEES

     As of November 30, 1996, Republic employed approximately 16,895 full time employees, 174 of whom were covered by collective bargaining agreements. The management of Republic believes that it has good relations with its employees.

SEASONALITY

     The vehicle rental industry is highly seasonal, particularly the leisure travel segment. The third quarter, which includes the peak summer travel months, has been the strongest quarter for Republic's vehicle rental operations. During the peak summer travel months, Republic increases its vehicle rental fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel in the summer months, such as protracted periods of inclement weather, could adversely affect Republic's vehicle rental business.

     Republic's solid waste operations can be adversely affected by extended periods of inclement weather, such as rain or snow, which could delay the collection and disposal of waste, reduce the volume of waste generated or delay the expansion of Republic's landfill sites.

     Republic's vehicle retailing operations can be adversely affected by extended periods of inclement weather by deterring customers from visiting retail stores (which have large open-air lots) or test driving vehicles.

GEOGRAPHICAL CONCENTRATION

     The existing subscriber base of Republic's electronic security system business is geographically concentrated in certain metropolitan areas of Florida, Colorado, Illinois and Maryland. Accordingly, their performance may be adversely affected by regional or local economic conditions, regulation or other factors.

TRADEMARKS

     Republic owns a number of registered trademarks which are used in its vehicle rental business, including the name "Alamo" and "Alamo Express," and has applications pending for the service marks "Just Ask Alamo" and "Quicksilver." These trademarks and service marks are important to the brand name recognition of Republic's vehicle rental business. The current registrations of these trademarks in the United States and foreign countries are effective for varying periods of time, and may be renewed periodically provided that the registered owner complies with all applicable laws. Republic is not aware of any material challenge to the ownership of its major trademarks.

PROPERTIES

     Republic's corporate headquarters are located in Fort Lauderdale, Florida in leased premises. Certain of the property and equipment of Republic and its subsidiaries are subject to liens securing payment of portions of Republic's and its subsidiaries' indebtedness. Republic and its subsidiaries also lease certain of their offices and equipment. For a description of Republic's landfill facilities, see "-- Operations -- Solid Waste Services -- Landfills" above.

     Republic owns or leases its vehicle rental facilities. The facilities serving airport locations are located on airport property or near the airport in locations convenient for bus transport of customers to the airport. Almost all of the airport locations are leased from governmental authorities charged with the operation of such airports under arrangements generally providing for either the payment of a fixed rent or the payment of rent based on a percentage of revenues at a location with a guaranteed annual minimum, while most of Republic's other facility leases provide for fixed rental payments. Republic's airport facility in each metropolitan area includes, in addition to concession space, vehicle storage and maintenance areas, as well as rental and return facilities. The typical airport facility leases are not necessarily coterminous with Republic's local airport concession agreement. Most of Republic's airport facility leases expire at varying times over the next ten years. Certain of such leases also have purchase options at the end of their terms.

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

     In August 1995, Republic's subsidiary, Alamo, entered into a ten-year lease agreement with TBC Realty V Corporation, an unrelated party, for its Fort Lauderdale, Florida corporate headquarters facility. This facility consists of approximately 382,000 square feet of space, of which Alamo occupies a substantial portion and the remainder is subleased to non-Republic tenants. The lease agreement provides for minimum monthly lease payments of approximately $227,000 payable from October 1995 through September 2005. The lease agreement also contains an option to purchase the property over the term of the lease for a base amount plus the outstanding balance on the lessor's mortgage loan, as defined in the lease agreement. At the end of the lease term, Alamo must either
(i) purchase the property for $17.4 million or (ii) terminate the lease upon payment to the lessor of approximately $10 million. Under certain conditions, if the lease is terminated and the property is sold, all or a portion of the $10 million payment may be refunded. In addition, under specified circumstances involving casualties, condemnations, environmental events and events of default under the lease, including a cross-acceleration of any indebtedness of Alamo of more than $20 million, Alamo would be required to purchase this facility.

     Alamo currently owns its vehicle rental reservation and data center in Fort Lauderdale, Florida and leases its reservation centers in Charlotte, North Carolina and Salt Lake City, Utah. The reservation centers collectively handle over 68,000 calls most weekdays and are linked to allow for the rerouting of calls among the centers depending on operational needs. During the peak season, up to 96,000 calls each weekday may be handled by the reservation centers. The Fort Lauderdale reservation center shares a 60,000 square foot facility which houses Alamo's fleet control and data processing departments. Republic believes that all of its facilities are sufficient for its needs.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

  General Corporate Proceedings

     On May 3, 1991, Republic filed an action against GI Industries, Inc. ("GI"), Manuel Asadurian, Sr. and Mike Smith in the United States District Court for the Central District of California (the "Court"). Republic requested a declaratory judgment that it did not anticipatorily breach a merger agreement between Republic and GI and that such merger agreement had been properly terminated. Republic also sought to recover $600,000 from GI, plus interest and costs, with respect to a certain financial guaranty provided by Republic in 1990 for the benefit of GI. In response to Republic's action, GI filed a counterclaim alleging that Republic breached such merger agreement and that it had suffered damages in excess of $16,000,000. In August 1993, the Court rendered a ruling favorable to Republic which GI appealed. In March 1995, the United States Court of Appeals for the Ninth Circuit at Pasadena, California reversed in part and vacated in part the August 1993 decision and remanded the case for further proceedings. The Court has commenced proceedings that may lead to a trial on damages. Subsequent to the commencement of Republic's litigation in this matter, GI filed for protection under Chapter 11 of the Bankruptcy Code.

     Western Waste Industries, Inc. ("Western") filed an action against Republic and others on July 20, 1990 in the District Court of Harris County, Texas alleging various causes of action, including interference with business relations, and seeking $24,000,000 in damages. The lawsuit stemed from Western's attempts to acquire Best Pak Disposal, Inc. The case was scheduled for trial in May 1996, but by stipulation of the parties the trial date had been postponed pending the outcome of settlement discussions. By mutual agreement of the parties, the litigation was settled and the matter was dismissed with prejudice in October 1996. Such settlement has no material impact on Republics' consolidated financial position, results of operations or cash flows.

     Republic is also a party to various other general corporate legal proceedings which have arisen in the ordinary course of its business. While the results of these matters, as well as matters described above, cannot be predicted with certainty, Republic believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on Republic's business.

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

  Environmental Matters

     Imperial Landfill Filter Waste Issue. In 1992, Republic received notices from Imperial County, California (the "County") and the Department of Toxic Substances Control ("DTSC"), a department under the California Environmental Protection Agency, alleging that spent filter elements (the "Filters") from geothermal power plants which had been deposited at Republic's Imperial Landfill for approximately five years were classified as hazardous waste under California environmental regulations. Under United States EPA regulations, the Filters are not deemed hazardous waste because waste associated with the production of geothermal energy is exempt from the federal classification of hazardous waste under federal regulations.

     Republic is currently conducting active discussions with all appropriate California regulatory agencies in order to obtain a variance under California regulations to reclassify the Filters as a special waste so that such Filters may remain in the landfill. In the event that the variance is not granted, remedial measures may be required based on the Filters' classification as a California hazardous waste. One of those measures could include the removal of the Filters or the closure of a portion of the landfill. Republic is currently unable to determine (i) whether the waste will ultimately be classified as hazardous, (ii) what action, if any, will be required if the waste is ultimately classified as hazardous, or (iii) what liability, if any, Republic will have as a result of this inquiry.

     In January 1994, Republic filed suit in the United States District Court for the Southern District of California against the known past and present owners and operators of the geothermal power plants, the Ormesa I, IE, IH and II plants in Holtville, California, for all losses, fines and expenses incurred by Republic in connection with the resolution of this matter, including loss of airspace at the landfill. The suit alleges claims for (i) CERCLA response costs recovery, (ii) intentional misrepresentation, (iii) negligent misrepresentation,
(iv) negligence, (v) strict liability, (vi) continuing trespass, (vii) nuisance,
(viii) breach of contract and (ix) breach of implied covenant of good faith and fair dealing. Republic seeks to recover actual expenses and punitive damages. Discovery in this matter has been stayed pending the outcome of settlement discussions that commenced in November 1996. Republic believes it will prevail, however, no amounts have been accrued for any recovery of damages.

     Imperial Landfill Permit. The Imperial Landfill currently exceeds its permitted daily tonnage capacity and Republic is involved in negotiations with the California Integrated Waste Management Board regarding expansion of its daily tonnage capacity. Republic received a notice of violation regarding the Imperial Landfill capacity in late 1989 and has since applied for a modification of its permit to increase the allowed daily tonnage from 50 tons up to a maximum of 1,000 tons. Temporary written approval has been given by Imperial County, California and the California Integrated Waste Management Board for Republic to operate the landfill and for the landfill to receive in excess of 50 tons per day while the permit modification is being reviewed.

     Republic is also a party to various other environmental proceedings related to its solid waste services operations which have arisen in the ordinary course of its business. Although it is possible that losses exceeding amounts already recorded may be incurred upon the ultimate resolution of these matters, as well as the matters described above, management believes that such losses, if any, will not have a material adverse effect on Republic's business or consolidated financial position; however, unfavorable resolution of each matter individually or in the aggregate could affect the consolidated results of operations for the quarterly periods in which they are resolved.

  Vehicle Rental Matters

     Republic's vehicle rental operations are subject to routine litigation incidental to its business, including various claims and legal actions involving automobile liability and personal injury, employee grievances, environmental matters, trade practices and other matters, some of which seek punitive damages. Republic's vehicle rental operations are not currently involved in any legal proceeding which Republic believes would, if determined adversely, have a material adverse effect upon Republic's business, financial condition or future prospects.

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

                       EXECUTIVE COMPENSATION OF REPUBLIC

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee was established by the Board of Directors of Republic in February 1993 and Messrs. DeGroote and Burdick were appointed to the Compensation Committee at that time. Mr. DeGroote was the Chairman of the Board, President and Chief Executive Officer of Republic until August 3, 1995. On August 3, 1995, the Board of Directors of Republic appointed Mr. DeGroote as its Vice Chairman (a non-officer position), and appointed three of its non-employee directors, Messrs. Melk, DeGroote and Bryan to the Compensation Committee. Mr. DeGroote resigned from, and Mr. Johnson, also a non-employee director, was appointed to, the Compensation Committee on February 12, 1996.

     Mr. Burdick is the sole shareholder of a professional corporation which is a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. which renders legal services to Republic.

COMPENSATION TABLES

     The following tables set forth information with respect to those persons who (i) served as the Chief Executive Officer of Republic during the year ended December 31, 1995, and (ii) were the most highly compensated executive officers of Republic at December 31, 1995 whose total annual salary and bonus exceeded $100,000 for the year (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                COMPENSATION AWARDS
                                                                        -----------------------------------
                                                                            SECURITIES
                                           ANNUAL COMPENSATION              UNDERLYING
                                    ---------------------------------        WARRANTS/
    NAME AND PRINCIPAL                                   OTHER ANNUAL   OPTIONS TO PURCHASE     ALL OTHER
        POSITION(6)          YEAR    SALARY     BONUS    COMPENSATION     COMMON STOCK(1)      COMPENSATION
---------------------------  ----   --------    -----    ------------   -------------------    ------------
H. Wayne Huizenga            1995         --     --           --             3,000,000              --
  (Chairman and Chief        1994         --     --           --                    --              --
  Executive Officer)(2)      1993         --     --           --                    --              --
Michael G. DeGroote          1995         --     --           --               100,000              --
  (Former Chairman,          1994         --     --           --                    --              --
  President and Chief        1993         --     --           --                    --              --
  Executive Officer)(3)
Harris W. Hudson             1995   $112,122     --           --               802,020              --
  (President)(4)             1994         --     --           --                    --              --
                             1993         --     --           --                    --              --
Donald E. Koogler            1995   $232,967     --           --               357,284              --
  (Executive Vice            1994   $235,425(5)  --           --                    --              --
  President)                 1993   $228,752     --           --               480,000              --

---------------

(1) The securities underlying warrants/options to purchase Republic Common Stock have been adjusted to reflect the Stock Split.
(2) Mr. Huizenga's employment with Republic began August 3, 1995, and he is not paid any cash salary or bonus.
(3) On August 3, 1995, Mr. DeGroote resigned his position of Chairman, President and Chief Executive Officer and was appointed as Vice Chairman of Republic. Mr. DeGroote did not receive any cash salary or bonus as an officer of Republic.
(4) Mr. Hudson's employment with Republic began August 3, 1995.
(5) Mr. Koogler elected to defer the receipt of 1994 compensation totaling $235,425 until January 1, 1997.
(6) Due to mid-year hirings and resignations, no other executive officer received more than $100,000 in compensation in 1995.

                   OPTION/WARRANT GRANTS IN LAST FISCAL YEAR

                                                                                                          POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED ANNUAL
                                                                                                          RATES OF STOCK PRICE
                                NUMBER OF SECURITIES%         OF TOTAL                                   APPRECIATION FOR OPTION
                                     UNDERLYING          OPTIONS/WARRANTS                                         TERM
                                  OPTIONS/WARRANTS     GRANTED TO EMPLOYEES   EXERCISE    EXPIRATION    -------------------------
             NAME                    GRANTED(1)           IN FISCAL YEAR      PRICE(2)       DATE           5%            10%
------------------------------  --------------------   --------------------   --------   ------------   -----------   -----------
H. Wayne Huizenga                     2,000,000                18.2%          $ 12.375    August 2004   $13,640,000   $33,650,000
  (Chairman and Chief                 1,000,000                 9.1             10.125   October 2005     6,365,000    16,150,000
  Executive Officer)
Michael G. DeGroote                     100,000                 0.9             12.375    August 2005       742,000     1,974,500
  (Former Chairman, President
  and Chief Executive Officer)
Harris W. Hudson                        300,000                 2.3             1.9375       May 2002       236,627       551,442
  (President)                           502,020                 4.6             12.375    August 2004     3,423,776     8,446,487
Donald E. Koogler                       200,000                 1.8             1.9375       May 2002       516,000       370,000
  (Executive Vice President)            157,284                 1.4             12.375    August 2004     1,072,677     2,646,303

---------------

(1) The securities underlying warrants/options granted have been adjusted to reflect the Stock Split.
(2) The exercise prices of warrants/options granted have been adjusted to reflect the Stock Split.

  AGGREGATED OPTION/WARRANT EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                              OPTION/WARRANT VALUE

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE- MONEY
                                                            OPTIONS/WARRANTS AT           OPTIONS/WARRANTS AT
                                                           DECEMBER 31, 1995(1)            DECEMBER 31, 1995
                           SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
          NAME               ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------  ---------------   --------   -----------   -------------   -----------   -------------
H. Wayne Huizenga                --             --        3,000,000           --      $19,312,500    $        --
  (Chairman and Chief
  Executive Officer)
Michael G. DeGroote              --             --        1,700,000      400,000       22,268,750      5,425,000
  (Former Chairman,
  President and Chief
  Executive Officer)
Harris W. Hudson                 --             --               --      802,020               --      7,692,739
  (President)
Donald E. Koogler                --             --          240,000      477,284        3,855,000      6,047,053
  (Executive Vice
  President)

---------------

(1) The securities underlying warrants/options granted have been adjusted to reflect the Stock Split.

EXECUTIVE WARRANTS

     In 1991, the Board of Directors of Republic approved the issuance of warrants to Mr. Koogler for the purchase of shares of Republic Common Stock at an exercise price based on the market price of Republic Common Stock on the date of issuance (the "Executive Warrants") as compensation for his continued service as an officer of Republic. Mr. Koogler was required to execute a non-competition agreement in connection with the Executive Warrants. The Executive Warrants issued to Mr. Koogler granted him the right to purchase 600,000 shares of Republic Common Stock at an exercise price of $4.50 per share. Mr. Koogler's warrants vested in increments of 20% per year over a five year period with the first 20% (or 120,000 shares) having vested May 31, 1992. In May 1993, Republic canceled the unvested portion of Mr. Koogler's Executive Warrants (or 480,000 warrants) and re-issued to Mr. Koogler Executive Warrants to purchase 480,000 shares of Republic Common Stock at an exercise price of $2.00 per share. The Executive Warrants granted in 1993 to Mr. Koogler vest in increments of 25% per year over a four year period commencing in May 1993. The

Executive Warrants are exercisable, with respect to each portion vested, for a period of four years following such vesting.

1994 NON-EMPLOYEE DIRECTOR WARRANTS

     In May 1994, the Board of Directors of Republic approved the issuance of warrants to purchase 100,000 shares of Republic Common Stock at an exercise price of $1.345 per share to each of Messrs. Bryan and Burdick, each non-employee directors of Republic, as compensation for continuing service on the Board of Directors of Republic (the "Non-Employee Director Warrants"). The Non-Employee Director Warrants vest over a five year period in increments of 20%, commencing in May 1995, are exercisable for a period of four years after vesting and terminate on or about the termination of the non-employee director's service as a director of Republic. In August 1995, the Board of Directors of Republic approved an amendment to the Non-Employee Director Warrants to accelerate the vesting of all of the Non-Employee Director Warrants and make them immediately exercisable in full. Such amendment to the Non-Employee Director Warrants became effective upon approval of Republic's stockholders, which was obtained in November 1995.

CONSULTING AGREEMENT

     In May 1995, Republic entered into a Consulting Agreement with Mr. Hudson pursuant to which he provided consulting services to Republic. In connection therewith, Republic granted Mr. Hudson options to purchase 300,000 shares of Republic Common Stock at an exercise price of $1.9375 per share, under Republic's 1991 Stock Option Plan. These options vest at a rate of one-third per year over a three-year period from the date of grant. In August 1995, upon being appointed as an officer of Republic, the Board of Directors of Republic terminated the Consulting Agreement and amended the stock option grant to allow Mr. Hudson's options to continue to vest through his tenure of service as an employee of Republic.

CHIEF EXECUTIVE OFFICER OPTIONS

     In August 1995, the Compensation Committee of the Board of Directors of Republic approved a grant of options under Republic's 1991 Stock Option Plan to purchase 2,000,000 shares of Republic Common Stock exercisable at a price of $12.375 per share, in October 1995, the Compensation Committee approved an additional grant of options under Republic's 1995 Stock Option Plan to purchase 1,000,000 shares of Republic Common Stock exercisable at $10.125 per share, and in April 1996, the Compensation Committee approved an additional grant of options under Republic's 1995 Stock Option Plan to purchase 467,117 shares of Republic Common Stock exercisable at $16.125 per share, to Mr. Huizenga for his services as Chairman and Chief Executive Officer of Republic (the "CEO Options"). The CEO Options vested immediately and are presently exercisable in full. Mr. Huizenga will not be paid any cash salary or bonuses for his services to Republic, given his substantial ownership position in Republic. Accordingly, any benefit realized by Mr. Huizenga from his compensation arrangement will be derived solely from increases in the value of Republic Common Stock, giving him an additional incentive in the success of Republic.

NON-EMPLOYEE DIRECTOR STOCK OPTIONS

     In August 1995, the Board of Directors of Republic approved amendments to the 1995 Non-Employee Director Stock Option Plan of Republic (the "Director Plan") principally to provide for an automatic grant of an option to purchase 100,000 shares of Republic Common Stock to each member of the Board of Directors of Republic who becomes or joins the Board of Directors of Republic as a non-employee director, and to further provide an additional automatic grant of an option to purchase 20,000 shares of Republic Common Stock on the first day of each fiscal year thereafter to each non-employee director continuing to serve on the Board of Directors of Republic at such dates. All options granted under the Director Plan, as amended, will be fully vested and immediately exercisable in full. Under the Director Plan, as amended, each automatic grant of options to a non-employee director remains exercisable so long as such Director remains a member of the Board of Directors of Republic, and are exercisable at a price per share equal to the market value of a share of Republic Common Stock on Nasdaq as of the date it was automatically granted. In accordance with the Director Plan, as amended, in August 1995, Messrs. DeGroote and Melk each received an automatic grant of options to purchase 100,000 shares of Republic Common Stock at an exercise price of $12.375 per share, in November 1995, Mr. Johnson received an automatic grant of an option to purchase 100,000 shares of Republic Common Stock at an exercise price of $12.25 per share, and in January 1996, Messrs. Bryan, Burdick, DeGroote, Johnson and Melk each received an automatic grant of options to purchase 20,000 shares of Republic Common Stock at an exercise price of $18.0625 per share. The amendment to the Director Plan, and the automatic grants made thereunder to Messrs. DeGroote, Melk and Johnson became effective upon approval of Republic's stockholders, which was obtained in November 1995.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                             MANAGEMENT OF REPUBLIC

     The following table sets forth certain information regarding beneficial ownership of Republic Common Stock as of October 31, 1996, by (i) each person who is known by Republic to own beneficially 5% or more of Republic Common Stock, (ii) each director of Republic, (iii) each executive officer of Republic named in the Summary Compensation Table and (iv) all directors and executive officers of Republic as a group. Share amounts and percentages shown for each entity, individual or group in the table are adjusted to give effect to shares of Republic Common Stock that are not outstanding but may be acquired by a person upon exercise of all options and warrants exercisable by such entity, individual or group within 60 days of October 31, 1996. However, such shares of Republic Common Stock are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

                                                                           SHARES BENEFICIALLY
                                                                                  OWNED
                                                                          ----------------------
                  NAME AND ADDRESS OF BENEFICIAL OWNER                    NUMBER(1)      PERCENT
------------------------------------------------------------------------  ----------     -------
H. Wayne Huizenga(2)....................................................  29,462,557       13.9%
  200 South Andrews Avenue
  Fort Lauderdale, Florida 33301
MGD Holdings Ltd.(3)....................................................  21,800,000       11.6
  Victoria Hall
  11 Victoria Street
  P.O. Box HM 1065
  Hamilton, HMEX Bermuda
Westbury (Bermuda) Ltd.(4)..............................................   8,100,000        4.1
  Victoria Hall
  11 Victoria Street
  P.O. Box HM 1065
  Hamilton, HMEX Bermuda
Michael G. DeGroote(5)..................................................  30,020,000       15.1
  Victoria Hall
  11 Victoria Street
  P.O. Box HM 1065
  Hamilton, HMEX Bermuda
Harris W. Hudson(6).....................................................  19,825,505       10.1
  200 East Las Olas Boulevard, Suite 1400
  Fort Lauderdale, Florida 33301
Steven R. Berrard(7)....................................................     400,000          *
  200 East Las Olas Boulevard, Suite 1400
  Fort Lauderdale, Florida 33301
Donald E. Koogler(8)....................................................     267,321          *
  200 East Las Olas Boulevard, Suite 1400
  Fort Lauderdale, Florida 33301
J.P. Bryan(9)...........................................................     150,000          *
  401 9th Avenue, S.W.
  Calgary, Alberta, Canada T2P2H7
Rick L. Burdick(10).....................................................     120,000          *
  1900 Pennzoil Place
  711 Louisiana Street
  Houston, Texas 77002

                                                                           SHARES BENEFICIALLY
                                                                                  OWNED
                                                                          ----------------------
                  NAME AND ADDRESS OF BENEFICIAL OWNER                    NUMBER(1)      PERCENT
------------------------------------------------------------------------  ----------     -------
John J. Melk(11)........................................................   3,940,000        2.0%
  676 North Michigan Ave., Suite 4000
  Chicago, Illinois 60611
George D. Johnson, Jr.(12)..............................................     848,361          *
  500 East Broward Boulevard, Suite 950
  Fort Lauderdale, Florida 33394
All directors and executive officers as a group (16 persons)............  86,452,630       38.6

---------------

   * Less than 1 percent
 (1) The number of shares of Republic Common Stock beneficially owned and the exercise prices of options/ warrants to purchase Republic Common Stock have been adjusted to reflect the Stock Split.
 (2) The aggregate amount of Republic Common Stock beneficially owned by Mr. Huizenga consists of (a) 8,997,440 shares owned directly by him, (b) 1,000,000 shares held by his wife, (c) presently exercisable warrants to purchase 8,000,000, 4,000,000 and 4,000,000 shares of Republic Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively, and
     (d) vested options to purchase 2,000,000, 1,000,000 and 465,117 shares of Republic Common Stock at exercise prices of $12.375, $10.125 and $16.125 per share, respectively. Mr. Huizenga disclaims beneficial ownership of the shares held by his wife.
 (3) The aggregate amount of Republic Common Stock beneficially owned by MGD Holdings, a Bermuda corporation controlled by Mr. DeGroote, consists of 20,200,000 shares directly owned by MGD Holdings. MGD Holdings also owns presently exercisable Management Warrants (as defined below) to purchase up to 1,600,000 shares of Republic Common Stock at an exercise price of $4.50 per share.
 (4) The aggregate amount of Republic Common Stock beneficially owned by Westbury (Bermuda) Ltd., a Bermuda corporation controlled by Mr. DeGroote ("Westbury"), consists of 2,700,000 shares owned directly by it and presently exercisable warrants to purchase 2,700,000, 1,350,000 and 1,350,000 shares of Republic Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively.
 (5) The aggregate amount of Republic Common Stock beneficially owned by Mr. DeGroote consists of the shares beneficially owned by MGD Holdings and Westbury, and vested options to purchase 100,000 and 20,000 shares of Republic Common Stock at exercise prices of $12.375 and $18.0625 per share, respectively. Mr. DeGroote is the sole stockholder, the President and a director of MGD Holdings and Westbury.
 (6) The aggregate amount of Republic Common Stock beneficially owned by Mr. Hudson consists of 17,200,000 shares owned directly by him, presently exercisable warrants to purchase 1,200,000, 600,000 and 600,000 shares of Republic Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively, and options exercisable within 60 days of October 31, 1996 to purchase 100,000 and 125,505 shares of Republic Common Stock at exercise prices of $1.9375 and $12.375 per share, respectively.
 (7) The aggregate amount of Republic Common Stock beneficially owned by Mr. Berrard consists of presently exercisable warrants to purchase 200,000, 100,000 and 100,000 shares of Republic Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively.
 (8) The aggregate amount of Republic Common Stock beneficially owned by Mr. Koogler consists of 267,321 shares owned by his wife. Mr. Koogler disclaims beneficial ownership of the shares owned by his wife.
 (9) The aggregate amount of Republic Common Stock beneficially owned by Mr. Bryan consists of presently exercisable warrants to purchase 80,000 shares of Republic Common Stock at an exercise price of $1.345 per share and vested options to purchase 20,000 and 50,000 shares of Republic Common Stock at exercise prices of $18.0625 and $5.125 per share, respectively.
(10) The aggregate amount of Republic Common Stock beneficially owned by Mr. Burdick consists of presently exercisable warrants to purchase 100,000 shares of Republic Common Stock at an exercise price of $1.345 per share, and vested options to purchase 20,000 shares of Republic Common Stock at an exercise price of $18.0625 per share.
(11) The aggregate amount of Republic Common Stock beneficially owned by Mr. Melk consists of (a) 1,600,002 shares owned by JJM Republic Limited Partnership, of which Mr. Melk is the general partner and his three adult children are limited partners, (b) 1,599,998 shares owned by JLM Republic Limited Partnership, of which Mr. Melk's wife is the general partner and his three adult children are limited partners, (c) vested warrants to purchase 200,000, 100,000 and 100,000 shares of Republic Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively, (d) vested options to purchase 100,000 and 20,000 shares of Republic Common Stock at exercise prices of $12.375 and $18.0625 per share, respectively, and (e) 220,000 shares owned by his wife. Mr. Melk disclaims beneficial ownership of the 1,599,998 owned by JLM Republic Limited Partnership and of the 220,000 shares owned by his wife.
(12) The aggregate amount of Republic Common Stock beneficially owned by Mr. Johnson consists of (a) 328,361 shares of Republic Common Stock owned directly by him, (b) presently exercisable warrants to purchase 200,000, 100,000 and 100,000 shares of Republic Common Stock at exercise prices of $2.25, $2.75 and $3.50 per share, respectively, and (c) vested options to purchase 100,000 and 20,000 shares of Republic Common Stock at exercise prices of $12.25 and $18.0625 per share, respectively.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF REPUBLIC

     The following is a summary of certain agreements and transactions between or among Republic and certain related parties. It is Republic's policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on, among other factors, Republic's experience in the waste industry and the terms of its transactions with unaffiliated parties, it is Republic's belief that all of the transactions described below involving Republic met that standard at the time such transactions were effected.

MANAGEMENT AGREEMENT AND MANAGEMENT WARRANTS

     In June 1991, Republic entered into a management agreement (the "Management Agreement") with MGD Holdings under which MGD Holdings provided executive, operational and management services to Republic. Warrants dated as of June 7, 1991, to purchase 2,300,000 shares of Republic Common Stock were issued by Republic to MGD Holdings at an exercise price of $4.50 per share (the "Management Warrants") for services to be rendered pursuant to the Management Agreement. In 1992, Management Warrants to purchase 300,000 shares of Republic Common Stock were assigned by MGD Holdings to a former employee of MGD Holdings who is currently an unrelated third party. The Management Warrants vested at the rate of 20% per year over the five year period ended June 1996. The Management Warrants are exercisable, with respect to each portion vested, for a period of four years following such vesting. In March 1996, MGD Holdings exercised certain of such vested Management Warrants to purchase 400,000 shares of Republic Common Stock. The Management Agreement was terminated by mutual agreement of the parties in July 1996.

TRANSACTIONS AND OTHER EVENTS

     Until November 1995, Mr. Hudson indirectly owned five parcels of real property in various locations in Florida which were leased to various subsidiaries of HMC, a subsidiary of Republic. Such leases were entered into several years prior to the August 1995 acquisition of HMC by Republic. Total lease payments aggregated approximately $27,000 per month. In October 1995, Republic commissioned independent appraisals of each parcel, and Republic's Board of Directors, absent Mr. Hudson, reviewed the resulting appraisal reports and considered the alternatives available to Republic, including purchasing one or more of the appraised parcels indirectly from Mr. Hudson at their appraised value, continuing to lease one or more of such parcels indirectly from Mr. Hudson or obtaining alternative parcels. Following such review, the Board of Directors of Republic, absent Mr. Hudson, and with Mr. Huizenga abstaining, approved the purchase of all five parcels for an aggregate purchase price of $3,295,000, less debt assumed, which was the aggregate appraised value of such parcels.

     In August 1995, Republic began making payments to Huizenga Holdings, Inc. ("Holdings"), a corporation owned by Mr. Huizenga, for the business use of certain aircraft owned by Holdings. In 1995, Republic made payments to Holdings totaling $417,447 for the business use of such aircraft. Also in 1995, Holdings made payments to Republic totaling $72,270 for the business use of certain aircraft owned by Republic. Republic believes that the terms of its use of the aircraft were more favorable to Republic than it could have obtained from an unaffiliated party.

     The AutoNation Agreement provides for the acquisition of AutoNation by Republic in the AutoNation Merger. Upon consummation of the AutoNation Merger, Republic will issue 17,467,248 shares of Republic Common Stock in exchange for all of the outstanding shares of common stock of AutoNation. Mr. Huizenga is Chairman of the Board of AutoNation, Mr. Berrard is Chief Executive Officer of AutoNation and Messrs. Huizenga, Berrard, Hudson, Melk, Johnson, Castell, Guerin, Hawkins and Henninger each have an ownership interest in AutoNation.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CONTINENTAL

     The following discussion should be read in connection with Continental's Consolidated Financial Statements and the notes related thereto and "Selected Consolidated Financial and Operating Data" included elsewhere in this Solicitation Statement/Prospectus.

GENERAL

     Continental's landfill operations earn revenue from disposal fees (known as "tipping fees"), which are generally billed on either a bi-weekly or monthly basis. Continental's landfills receive solid waste from its own collection companies as well as from independent haulers. Tipping fees earned by Continental's landfills from its own collection operations are considered intercompany revenue and are eliminated from Continental's consolidated collection revenue.

     Continental's revenue from waste collection consists of fees from residential, commercial and industrial collection and transfer station customers. A significant portion of Continental's residential collection services are provided on a contract basis in which Continental contracts with a county or municipal authority to collect from all residents in a specified area. These contracts, which are usually competitively bid, generally have terms of one to ten years and provide consistent cash flow during the term of the contract since Continental is paid regularly by the municipality or its residents. Continental also provides residential collection services on a subscription basis in which Continental contracts directly with the individual household. Subscription customers are billed in advance and the fee typically does not vary with the volume of solid waste collected. Residential subscription customers provide Continental with a stable source of revenue and an efficient means to utilize Continental's resources, including its equipment, manpower and automated reporting systems. Continental selectively bids for county or municipal contracts in areas near those where it already provides subscription residential collection services and in new markets.

     Continental also serves commercial and industrial customers in its residential collection markets, and derives a substantial portion of its collection revenue from these customers. Commercial and industrial waste streams improve operating efficiencies and provide additional volume for Continental's landfills. Commercial and industrial contracts, which typically have terms of one to three years, are individually negotiated and are typically billed monthly.

     Operating expenses for landfill operations include labor, equipment costs, the amortization of landfill site development costs, legal and administrative costs of ongoing environmental compliance, site maintenance and accruals for future closure and post-closure maintenance costs. Operating expenses for collection operations include direct labor, fuel, equipment maintenance and tipping fees paid to third-party landfills.

     Engineering, legal, permitting, construction and other costs directly associated with the development of new landfills and expansions of existing landfills, together with associated interest, are capitalized and, upon receipt of all necessary operating permits, are amortized based on utilization of available airspace. Continental charges against earnings any unamortized capitalized expenditures and advances (net of any portion that Continental estimates will be recoverable through sale or otherwise) relating to any operation that is permanently shut down, any pending acquisition that is not consummated, and any landfill development or expansion project that is not successfully completed. Continental accrues the estimated landfill closure and post-closure maintenance costs expected to be incurred upon and subsequent to the closing of existing operating landfill areas ratably in relation to the airspace consumed. Continental believes its landfills are in substantial compliance with the existing standards for landfill operation and closure in each of the states in which it operates, and Continental believes that it has adequately accrued for landfill closure and post-closure costs.

     General and administrative expenses include management salaries, clerical and administrative overhead, costs associated with Continental's sales force, royalties to former owners, and community relations expenses. Indirect project development costs, such as executive and corporate overhead, public relations and other corporate services, are expensed as incurred.

     Continental is required, from time to time, to post bid and/or performance bonds in connection with contracts or projects with governmental entities and, to a lesser extent, private sector customers. In addition to bid and performance bond requirements, existing or proposed legislation in various jurisdictions requires or will require Continental to provide financial assurance covering closure, post-closure monitoring and corrective activities, if necessary, of certain waste disposal facilities. In this respect, Continental has various performance bonds and letters of credit outstanding as of September 30, 1996, aggregating approximately $9.3 million. These instruments are not reflected in the accompanying Consolidated Financial Statements. In addition, Continental maintains separate escrow accounts to reserve funds necessary to pay for estimated future closure and post-closure costs. These funds are reflected as other assets on Continental's consolidated balance sheets. In some cases, a regulatory agency controls the escrow account and will release amounts to Continental upon receipt of written evidence that Continental will use the funds to pay for direct closure or post-closure expenses. As of September 30, 1996, the amount of closure funds in Continental accounts aggregated approximately $4.4 million, and the amount in state-controlled funds aggregated approximately $.9 million.

     Continental's business is affected by general economic and seasonal conditions. An economic downturn could result in a reduction in the volume of waste disposed at Continental's operations and/or the price that Continental can charge for its services. Continental's revenue may also be adversely affected by severe weather conditions. This is primarily attributable to: (i) the volume of waste relating to construction and demolition activities and activities relating to the remediation of contaminated soils tending to increase in the spring and summer months; and (ii) the volume of industrial and residential waste in the regions where Continental operates tending to decrease during the winter months. Particularly harsh weather conditions may result in the temporary suspension of certain of Continental's operations.

RESULTS OF OPERATIONS

     The following table presents, for the years indicated, the percentage relationship which the various items bear to total revenue:

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                        --------------------     -----------------------------------
                                        1996         1995           1995           1994        1993
                                        -----     ----------     ----------     ----------     -----
                                                  (RESTATED)     (RESTATED)     (RESTATED)
    Revenue...........................  100.0%       100.0%         100.0%         100.0%      100.0%
    Costs and expenses:
      Operating expenses..............   67.1         45.9           46.4           46.7        53.1
      General and administrative
         expenses.....................   13.9         16.7           16.5           16.5        12.7
      Depreciation and amortization...   15.0         13.7           14.4           13.3        16.1
      Special charges.................   14.2           --            6.8             --          --
                                        ------      ------         ------         ------       ------
      Income from operations..........  (10.2)        23.7           15.9           23.5        18.1
    Other (income) expense:
      Interest expense................    4.3          6.4            5.6            6.6         8.0
      Other (income) expense, net.....   (2.1)          --           (0.5)           0.4        (0.1)
                                        ------      ------         ------         ------       ------
      Income before income taxes and
         extraordinary gain...........  (12.4)        17.3           10.8           16.5        10.2
    Provision for income taxes........     .4          7.1            4.5            7.4         4.3
                                        ------      ------         ------         ------       ------
    Income before extraordinary
      gain............................  (12.8)%       10.2%           6.3%           9.1%        5.9%
                                        ======      ======         ======         ======       ======

  Three Months Ended September 30, 1996 Compared to Three Months Ended September 30, 1995
     (Restated)

     Revenue: Revenue increased by $7.9 million, or 61.2%, from $13.0 million to $20.9 million. The increase in revenue was primarily due to several 1995 and 1996 acquisitions: a landfill in the fourth quarter of 1995; two construction and demolition landfills and a recycling center in the first quarter of 1996; two hauling and collection companies, three recycling centers and three transfer stations in the third quarter of 1996; as well as growth in base waste collection services.

     Operating Expenses: Operating expenses increased by $12.0 million from $6.0 million to $18.0 million and increased as a percentage of revenue from 46.1% to 86.3%. The dollar and percentage increases are partially due to the fourth quarter 1995 and 1996 acquisitions of non-landfill operations which, on average, have significantly higher operating costs than do landfills. Additional increases are due to higher operating labor costs and costs incurred in converting collection routes. Additionally, Continental, pursuant to revised construction and operating permits and revised state agency mandates at two of its landfills and the necessity to incorporate a more expensive plastic liner in the closure plan at a third landfill, recorded expenses of $3.9 million during the third quarter of 1996.

     General and Administrative Expenses: General and administrative expenses increased by $1.3 million from $2.1 million to $3.4 million and increased as a percentage of revenues from 16.1% to 16.2%. The dollar increase was primarily due to the above mentioned acquisitions and the write-off of certain receivables related to the suspended operations of Continental's West Virginia landfill. The percentage increase resulted from the additional bad debt expense more than offsetting the lower general and administrative expenses as a percent of sales due to the synergies obtained with the acquired companies.

     Depreciation and Amortization Expenses: Depreciation and amortization expenses increased by $1.2 million, from $1.8 million to $3.0 million. The increase was due to the above mentioned acquisitions, increased capital expenditures and increased landfill cell amortization costs due to compliance with Subtitle D Regulations.

     Special Charge: Continental recorded a $7.6 million charge during the third quarter of 1996 for costs related to (a) the pending purchase of Continental by Republic, (b) the suspended operations at Continental's West Virginia landfill and (c) an impaired agreement not to compete.

     The costs related to Republic's acquisition of Continental ($1.3 million) primarily relate to obtaining an opinion from Continental's financial advisor regarding the fairness of the consideration offered by Republic for Continental's Shares and various legal, accounting and printing fees incurred in filing the required information regarding the Republic transaction with the Securities and Exchange Commission. In addition to this $1.3 million, Continental expects to incur another $1.1 million in completing the Republic deal in the fourth quarter of 1996. The majority of such additional costs relate to a fee payable at closing to a significant shareholder of Continental for services related to the deal.

     During the first quarter of 1996, Continental ceased operations at its West Virginia landfill and began evaluating its options regarding the facility. The evaluation was completed in the third quarter of 1996 after a critical analysis of current and expected future market conditions and various failed attempts to sell the facility at a reasonable price. Accordingly, management decided to write-off Continental's investment in the facility which consisted primarily of land, unamortized landfill costs and equipment. Additionally, since a sale was no longer being considered, Continental recorded the full amount of the estimated closure and post-closure costs related to the facility. The total charge related to this matter amounted to $5.3 million.

     The remaining portion of the special charge ($1.0 million) related to the write-off of the unamortized costs of an agreement not to compete entered into with the prior owner of a previously-acquired business. With the acquisitions completed during the third quarter of 1996, Continental believes that any new competition in the area covered by the agreement not to compete is remote.

     Interest Expense: Interest expense was $1.2 million for the third quarter of 1996 compared to $914,000 for the same period in 1995. The increase in interest expense is primarily due to a higher borrowing level resulting from the Statewide acquisition.

     Other Income: The $707,000 increase in other income in 1996 was primarily due to a gain from the sale of the remaining portion of Continental's minority investment in an unaffiliated company during the third quarter of 1996.

     Provision (Benefit) for Income Taxes: The provision (benefit) for income taxes was a $886,000 provision for the third quarter of 1995 and a benefit of $1.9 million for the same period of 1996. This change was the result of the special charge and the loss incurred in the third quarter of 1996. No income tax benefit was recorded for the losses associated with suspended operations at Continental's 66 2/3 owned landfill in West Virginia due to the significant uncertainty related to the realizability of such benefit.

     Net Income (Loss): For the reasons discussed above, Continental's net income decreased by $11.0 million from the comparable prior year period.

  Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995 (Restated)

     Revenue: Revenue increased by $20.3 million, or 60.6%, from $33.4 million to $53.7 million. The increase in revenue was primarily due to several 1995 and 1996 acquisitions: two hauling and collection companies in the second quarter and two hauling companies and a recycling facility in the third quarter of 1995; a landfill in the fourth quarter of 1995; two construction and demolition landfills and a recycling center in the first quarter of 1996; two hauling and collection companies, three recycling centers and three transfer stations in the third quarter of 1996; as well as growth in base waste collection services.

     Operating Expenses: Operating expenses increased by $20.7 million from $15.4 million to $36.0 million and increased as a percentage of revenue from 45.9% to 67.1%, respectively. The dollar and percentage increases are partially due to the fourth quarter 1995 and 1996 acquisitions of non-landfill operations which, on average, have significantly higher operating costs than do landfill operations. Additional increases are due to higher operating labor costs and costs incurred in converting collection routes. Additionally, Continental, pursuant to revised construction and operating permits and revised state agency mandates at two of its landfills and the necessity to incorporate a more expensive plastic liner in the closure plan at a third landfill, recorded expenses of $3.9 million during the third quarter of 1996.

     General and Administrative Expenses: General and administrative expenses increased by $1.9 million from $5.6 million to $7.5 million and decreased as a percentage of revenues from 16.7% to 13.9%. The percentage decrease was primarily attributable to synergies obtained with the 1995 acquired companies somewhat offset by the write-off in the third quarter of 1996 of certain receivables related to the suspended operations of Continental's West Virginia landfill. The dollar increase was primarily due to the above mentioned acquisitions and receivables write-off, offset by compensation expense related to certain officers who were terminated in December 1995.

     Depreciation and Amortization Expenses: Depreciation and amortization expenses increased by $3.5 million, from $4.6 million to $8.1 million. The increase was due to the above mentioned acquisitions, increased capital expenditures and increased landfill cell amortization due to compliance with Subtitle D Regulations.

     Special Charge: Continental recorded a $7.6 million charge during the third quarter of 1996 for costs related to (a) the pending purchase of Continental by Republic, (b) the suspended operations at Continental's West Virginia landfill and (c) an impaired agreement not to compete.

     The costs related to Republic's acquisition of Continental ($1.3 million) primarily relate to obtaining an opinion from Continental's financial advisor regarding the fairness of the consideration offered by Republic for Continental's Shares and various legal, accounting and printing fees incurred in filing the required information regarding the Republic transaction with the Securities and Exchange Commission. In addition to this $1.3 million, Continental expects to incur another $1.1 million in completing the Republic deal in the fourth quarter of 1996. The majority of such additional costs relate to a fee payable at closing to a significant shareholder of Continental for services related to the deal. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

     As described in Note 2, during the first quarter of 1996, Continental ceased operations at its West Virginia landfill and began evaluating its options regarding the facility. The evaluation was completed in the third quarter of 1996 after a critical analysis of current and expected future market conditions and various failed attempts to sell the facility. Accordingly, management decided to write-off Continental's investment in the facility which consisted primarily of land, unamortized landfill costs and equipment. Additionally, since a sale was no longer being considered, Continental recorded the full amount of the estimated closure and post-closure costs related to the facility. The total charge related to this matter amounted to $5.3 million.

     The remaining portion of the special charge ($1.0 million) related to the write-off of the unamortized costs of an agreement not to compete entered into with the prior owner of a previously-acquired business. With the acquisitions completed during the third quarter of 1996, Continental believes that any new competition in the area covered by the agreement not to compete is remote.

     Interest Expense: Interest expense increased by $.2 million from $2.1 million to $2.3 million. Interest remained comparable between the two periods due to Continental maintaining constant average borrowing levels.

     Other Income: The $1.1 increase in other income in 1996 was primarily due to a gain from the sale of Continental's minority investment in an unaffiliated company during the second and third quarters of 1996.

     Provision for Income Taxes: The provision for income taxes decreased by $2.2 million from $2.4 million to $208,000 as a result of the special charge and a loss in the 1996 period. No income tax benefit was recorded for the losses associated with suspended operation of Continental's 66 2/3 owned landfill in West Virginia due to the significant uncertainty related to the realizability of such benefits.

     Net Income (Loss): For the reasons discussed above, Continental's net income decreased by $10.3 million from the comparable prior year period.

  Year Ended December 31, 1995 (Restated) Compared to Year Ended December 31, 1994 (Restated)

     Revenue. Revenue increased by $19.1 million, or 66.4%, from $28.7 million to $47.8 million. The increase in revenue was primarily due to the acquisitions of Victory Waste Inc. ("Victory") in July 1994 (which accounted for $7.8 million of the increase); a Costa Rican landfill and hauling operation during the third quarter of 1994; two hauling and collection companies in the second quarter and two in the third quarter of 1995; a recycling facility in the third quarter of 1995; and a landfill in the fourth quarter of 1995, as well as increased waste collection.

     Operating Expenses. Such expenses increased by $8.8 million, from $13.4 million to $22.2 million, but decreased slightly as a percentage of revenue from 46.7% to 46.4%. The percentage decrease was primarily due to economies of scale in Continental's landfill operations achieved through higher activity levels. This decrease was achieved despite a shift in Continental's revenue mix towards collection operations, which tend to have higher operating expenses as a percentage of revenue than landfill operations. As a percentage of total revenues, collection operations grew from 38.1% to 45.7%. The dollar increase was primarily due to the above mentioned acquisitions.

     General and Administrative Expenses. General and administrative expenses increased by $3.2 million from $4.7 million to $7.9 million, and remained constant as a percentage of revenue at 16.5%. The dollar increase was primarily due to the above mentioned acquisitions and increased compensation expense.

     Depreciation and Amortization Expenses. Depreciation and amortization expenses increased by $3.1 million, from $3.8 million to $6.9 million. As a percentage of total revenue, depreciation and amortization expenses increased from 13.3% to 14.4%. This increase is attributable to increasing per unit landfill amortization costs related to compliance with Subtitle D landfill specifications. The dollar increases were due to the above mentioned acquisitions and increased capital expenditures.

     Office Closing Charge. Continental closed the former headquarters of Victory in Indianapolis, Indiana and recorded a related $3.3 million pretax charge for such closing. The major components of the charge include: (i) negotiated settlements of employment agreements for two officers of Continental who previously were owners of Victory (including the write-off of unamortized prepaid compensation costs and net of the reversal of the value of previously recorded stock options to be issued pursuant to these officers' employment agreements); (ii) costs related to future contractual payments to be made under several agreements in place at the time Continental acquired Victory; (iii) the write-off of certain office equipment; and (iv) other costs, such as lease obligations and severance pay to office employees, related to the closure of the office.

     Interest Expense. Interest expense increased from $1.9 million to $2.7 million. The increase was due primarily to increased levels of debt assumed or incurred in the acquisition of Victory, the other previously mentioned acquisitions and the financing of capital expenditures.

     Provision for Income Taxes. The provision for income taxes remained constant at $2.1 million. Continental's effective income tax rate decreased from 44.8% to 41.5% due to the reduced impact of non-deductible amortization of intangible assets.

     Income Before Extraordinary Gain. Continental's income before extraordinary gain increased by $374,000 from $2.6 million to $3.0 million.

     Extraordinary Gain. Continental recorded a $357,000 after-tax extraordinary gain on the early extinguishment of certain debt at a discount in 1994.

     Net Income. For the reasons described above, Continental's net income remained constant at $3.0 million.

  Year Ended December 31, 1994 (Restated) Compared to Year Ended December 31,
1993

     Revenue. Revenue increased by $12.5 million, or 77.3%, from $16.2 million to $28.7 million. The increase in revenue was primarily due to the acquisition of Victory in July 1994 (which accounted for $6.9 million of the increase), increased landfill activity and $1.9 million from a transfer station and hauling company acquired in the second half of 1993. Offsetting these increases was an absence of $1.1 million of revenue from Continental's waste brokerage business which ceased operations as of December 31, 1993.

     During 1993, Continental earned revenue of $1.4 million, or 8.7% of Continental's total revenue, from a single customer. This customer was acquired by a competitor of Continental in 1993 and Continental stopped doing any substantial business with this customer in June 1993. Despite the loss of revenue from this customer, Continental was still able to increase total revenue as discussed above. No customer accounted for greater than 10% of Continental's revenue in 1994 or 1993.

     Operating Expenses. Such expenses increased by $4.8 million, from $8.6 million to $13.4 million, but decreased as a percentage of revenue from 53.1% to 46.7%. The percentage decrease was primarily attributable to economies of scale in Continental's landfill operations achieved through higher activity levels. Additionally, the acquisition of Victory led to an increase in the proportion of Continental's revenue derived from landfill operations, which tend to incur lower operating expenses as a percentage of revenue than waste collection and other non-landfill operations.

     General and Administrative Expenses. General and administrative expenses increased by $2.6 million from $2.1 million to $4.7 million, and increased as a percentage of revenue from 12.7% to 16.5%. The increases were due to increased corporate staffing levels and increased professional fees.

     Depreciation and Amortization Expenses. Depreciation and amortization expenses increased by $1.2 million, from $2.6 million to $3.8 million. As a percentage of revenue, depreciation and amortization decreased from 16.1% to 13.3% due to lower unit costs for disposal and amortization associated with capacity expansions at two of Continental's landfills. The dollar increase was due to the above mentioned acquisitions and increased capital expenditures.

     Interest Expense. Interest expense increased from $1.3 million to $1.9 million. The increase was due to increased levels of debt assumed in the acquisition of Victory.

     Provision for Income Taxes. The provision for income taxes increased by $1.4 million, from $721,000 to $2.1 million, primarily as a result of a higher income level in 1994.

     Income Before Extraordinary Gain. Continental's income before extraordinary gain increased by $1.6 million, from $953,000 to $2.6 million.

     Extraordinary Gain. Continental recorded a $357,000 after-tax extraordinary gain on the early extinguishment of certain debt at a discount in 1994.

     Net Income. For the reasons described above, Continental's net income increased by $2.0 million, from $953,000 to $3.0 million.

LIQUIDITY AND CAPITAL RESOURCES

     Continental's cash applications consist principally of working capital, payments of principal and interest on its outstanding indebtedness, capital expenditures and acquisitions. At September 30, 1996, the Company had a working capital deficit of $2.9 million compared to a working capital deficit of $2.0 million at December 31, 1995 and working capital surplus of $5.2 million at December 31, 1994. Cash and cash equivalents balances were $1.6 million at September 30, 1996 versus $3.5 million and $4.7 million at December 31, 1995 and 1994, respectively. The decrease in working capital is primarily due to increased long-term equipment-related borrowings recorded as a current liability, short-term debt incurred or assumed in the 1995 business acquisitions and a larger portion of accrued landfill closure costs recorded as a current liability.

     Cash Flows from Operating Activities: During the nine months ended September 30, 1996 and 1995, net cash provided by operating activities was $6.5 million and $5.2 million, respectively. The increase is primarily due to reflecting the impact of revised construction and excavation requirements on Continental's landfill operations.

     Of the $7.6 million special charge recorded during the third quarter, $6.3 million represents the non-cash write-off of assets and accrual of closure/post-closure costs. The remaining $1.3 million (the Republic deal costs) have been spent or will be spent as the related invoices become due during the fourth quarter of 1996.

     During 1995, 1994 and 1993, net cash provided by operating activities was $8.6 million, $5.2 million and $3.7 million, respectively. Cash flows from operating activities have increased primarily due to higher earnings before the effect of noncash charges.

     Cash Flows from Investing Activities: During the nine months ended September 30, 1996 and 1995, Continental made capital expenditures of $19.0 million and $15.4 million respectively, for landfill expansion and equipment additions. Continental expects total expenditures for 1996 to be $21.0 million to $23.0 million primarily for existing landfill expansions and equipment additions. In March 1996, Continental sold its 72% interest in Procesa Continental S.A., de C.V., which encompassed all of Continental's Mexico City operations, for approximately $2.6 million in cash.

     In March 1996, Continental purchased two construction and demolition landfills in central Florida for approximately $2.1 million in Shares of common stock (195,864 Shares) and $2.1 million in cash. In May 1996, Continental purchased a residential and commercial collection business for $1.2 million in cash, which was combined into Continental's Terre Haute, Indiana collection division. In July 1996, Continental purchased a commercial and residential collection business and a related transfer and recycling facility in central New Jersey for $8.1 million in Shares of common stock (555,512 Shares), $7.5 million in cash and $3.0 million in sellers' debt. In September 1996, Continental acquired a residential and commercial collection business and two related transfer and recycling facilities in southwest Michigan for 457,001 Shares of common stock. This transaction was accounted for as a pooling of interests.

     During 1995, 1994 and 1993, Continental made cash capital expenditures of approximately $19.7 million, $12.8 million and $3.5 million, respectively, primarily for landfill expansions and equipment additions. Continental made cash expenditures for a landfill development project of $297,000 and $1.5 million in 1995 and 1994, respectively. For the previously mentioned acquisitions and an investment purchase Continental paid, net of cash acquired, $6.7 million, $475,000 and $18,000 in 1995, 1994 and 1993, respectively. Additionally, Continental spent $948,000 in 1995 to acquire the remaining interest in Victory and its subsidiary.

     Cash Flows from Financing Activities: During the nine months ended September 30, 1996 and 1995, cash flows from financing activities were $20.0 million and $16.6 million, respectively. The increase in cash provided by financing activities was primarily due to increased borrowings in 1996 primarily to fund acquisitions.

     On March 28, 1995, Continental entered into the Credit Facility with LaSalle National Bank. Borrowing under the Credit Facility refinanced certain existing indebtedness and provided additional funds for the growth and operation of Continental. The Credit Facility has been subsequently syndicated to include the Bank of America and the First National Bank of Boston.

     In the first quarter of 1996, Continental and the lenders amended the Credit Facility effective as of January 1, 1996. The Credit Facility expires in January 1999 and is secured by all corporate assets and a pledge of the stock of all subsidiaries. As amended, each borrowing under the Credit Facility bears interest based on Continental's leverage ratio, as defined, of funded debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"). If the leverage ratio is 2.0 to 1 or less, then the interest rate is, at Continental's option, prime or LIBOR plus 1.5% and the fee on outstanding letters of credit is .75%. If the leverage ratio falls between 2.01 to 2.5 compared to 1, then the interest rate is prime plus .5% or LIBOR plus 1.75% and the fee on outstanding letters of credit is 1.0%. If the leverage ratio falls between 2.51 and 3.0 compared to 1, then the interest rate is prime plus 1.0% or LIBOR plus 2.0% and the fee on outstanding letters of credit is 1.5%. If the leverage ratio is greater than 3.0 to 1, then the interest rate is prime plus 1% or LIBOR plus 2.5% and the fee on outstanding letters of credit is 2.0%. The Credit Facility includes provisions for letters of credit up to $10.0 million. Continental will also pay a 0.5% fee on the average unused portion of the Credit Facility. As of September 30, 1996, $23.3 million of unused credit under this facility remained available.

     In April 1996, Continental entered into a $10.0 million facility with B.A. Leasing & Capital Corporation which will provide funds for capital expenditures. The capital equipment financed must be delivered to and accepted by Continental no later than December 31, 1997. As of September 30, 1996, $6.3 million of unused credit under this facility remained available. Each lease Continental enters into has a term of six years. Such borrowings will bear interest at the prevalent market rates.

     Under the terms of the Credit Facility, Continental is required to meet certain covenants regarding, among other things, financial position and results of operations. The terms of the Credit Facility impose restrictions that affect, among other things, Continental's ability to (i) incur additional indebtedness,
(ii) create liens on assets, (iii) sell assets, (iv) engage in mergers, acquisitions or consolidations, (v) make investments, (vi) pay dividends or make distributions and (vii) engage in certain transactions with affiliates and subsidiaries.

     The Credit Facility also contains subjective covenants providing that Continental would be in default if, in the judgment of the lenders, there is a material adverse change in the financial condition of Continental.

     Under its debt facilities Continental is required to meet certain financial covenants. As of September 30, 1996, Continental was in violation of such covenants. The appropriate lenders have issued a waiver of noncompliance regarding this violation.

     During the nine months ended September 30, 1996 and 1995, the average monthly amount of debt outstanding was $34.8 million and $34.4 million, respectively. The average interest rate on such debt for those periods were 8.79% and 8.78% respectively. For the years ended December 31, 1995, 1994 and 1993, the average monthly amount of debt outstanding was $30.8 million, $23.0 million and $15.4 million, respectively. The average interest rates on such debt for those years were 8.69%, 8.17% and 8.07%, respectively.

     In October 1995, Continental and certain of its stockholders completed a public offering of 3,780,680 Shares (3,292,760 Shares were sold by Continental and 487,920 Shares were sold by certain stockholders of Continental). Continental received approximately $30.1 million of net proceeds from the sale. The proceeds were used to reduce the outstanding indebtedness under the Credit Facility which provided Continental with renewed borrowing capacity under the Credit Facility for future acquisitions, capital expenditures and general corporate purposes.

     Continental believes that cash on hand, cash from operating activities, additional borrowings under the Credit Facility and the lease facility and the issuance of additional debt as permitted by the Credit Facility will be sufficient to: (i) finance its planned 1996 and 1997 development projects and capital expenditures; (ii) meet its 1996 and 1997 operating cash requirements; and (iii) meet expected debt service obligations during the remainder of 1996 and 1997.

     It is the policy of Continental to accrue the estimated landfill closure and post-closure maintenance costs expected to be incurred upon and subsequent to the closing of existing operating landfill areas ratably in relation to the airspace consumed. Such costs will principally include costs for the final cap and cover of the landfill area, management of leachate, groundwater monitoring and general area maintenance.

     Continental constructs landfill cells with an average useful disposal life of two to three years. This construction policy usually results in partial or total cell closure within two to five years of a cell first accepting waste. Closure requirements and post-closure care requirements are governed by various state regulatory agencies and are typically a component of the landfill's operating permit. All of Continental's operating landfills are required to provide 30 years of post-closure care. Closure costs are determined by many factors including total acreage to be closed, composition of the closure cap, on-site availability of materials and others. While management estimates such future costs for each landfill site, such estimates of the amount and timings are fixed or reliably determinable. Accordingly, Continental's estimate of these costs in current dollars is inflated at a rate of 4% until the expected time of payment and then discounted to present value at 8%. Continental provides for such discounted costs ratably as the airspace in each cell is consumed. The resulting accrued landfill closure costs are not reduced by funds set aside by Continental, either voluntarily or by statute, to pay for such costs. Such funding, if appropriate, is recorded as a long-term asset. Had Continental not discounted this liability, the amounts recorded would have been increased by approximately $12.8 million as of December 31, 1995. Total estimated closure and post-closure costs to be spent after December 31, 1995, inflated as described above, are approximately $50.4 million of which approximately $1.6 million, on average, is expected to be expended each year over the next five years.

QUARTERLY RESULTS

     The following table sets forth unaudited summary financial information (restated) for the eight quarters ended September 30, 1996. All amounts are in thousands, except per share data.

                                                                       THREE MONTHS ENDED
                                                                      --------------------
                                    DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,      MARCH 31,   JUNE 30,   SEPT. 30,
                                      1994       1995        1995       1995        1995          1996        1996       1996
                                    --------   ---------   --------   ---------   --------      ---------   --------   ---------
Revenue............................ $ 9,593     $ 9,708    $10,770     $12,965    $14,372        $15,163    $17,647    $ 20,899
Income (loss) from operations......   2,509       2,147      2,697       3,097       (350) (a)     2,769      2,873     (11,175) (b)
Fully diluted earnings (loss) per
  share before extraordinary
  gain............................. $  0.10     $  0.08    $  0.10     $  0.12    $ (0.03) (a)   $  0.09    $  0.09    $  (0.63) (b)
Fully diluted weighted average
  number of shares.................  10,176      11,304     11,438      11,507     14,382         15,140     15,511      15,297

---------------

(a) Income from operations for the quarter ended December 31, 1995 has been reduced by a $3.3 million charge (equivalent to $0.16 per share after tax) related to the closure of Continental's office in Indianapolis, Indiana and the buyout of certain related employment contracts.
(b) Income from operations for the quarter ended September 30, 1996 has been reduced by a $7.6 million special charge (equivalent to $0.44 per share after tax) related to (i) the pending purchase of Continental by Republic,
    (ii) the suspended operations at a landfill and (iii) an impaired agreement not to compete.

                            BUSINESS OF CONTINENTAL

GENERAL

     Continental provides integrated solid waste management services to residential, commercial and industrial customers concentrated primarily in the eastern half of the United States. These services include non-hazardous landfill disposal, solid waste collection, transfer station operations and recycling programs. Continental conducts its operations in ten states and in Costa Rica, and operates ten landfills, ten waste collection operations, sixteen transfer stations and six recycling facilities. Since its founding in 1988, Continental has experienced significant growth in revenue and operating income, due primarily to the acquisition of 32 solid waste service businesses.

INDUSTRY OVERVIEW

     According to the Environmental Business Journal, an industry trade publication, the U.S. non-hazardous solid waste collection and disposal industry generated estimated revenue of approximately $31 billion in 1994. Industry revenues are derived primarily from collection and hauling services, disposal services (including landfilling and incineration) and processing/recycling services. Landfilling is presently the most common, and Continental believes it to be the lowest cost, disposal method for municipal solid waste ("MSW"), which consists primarily of refuse and garbage from residential, commercial and industrial sources. In 1995, according to BioCycle magazine, an estimated 63% of the MSW generated in the U.S. was managed through landfill disposal, 27% was recycled (including composting) and 10% was incinerated.

     In recent years, the solid waste collection and disposal industry has undergone a period of significant consolidation and integration. Continental believes that this has been caused primarily by three factors: (i) increasingly stringent environmental regulation and enforcement resulting in increased capital requirements; (ii) the inability of many smaller operators to achieve the economies of scale necessary to compete effectively with large integrated solid waste service providers; and (iii) the evolution of an industry competitive model where a single service provider controls both collection and disposal/recycling capabilities. Despite this consolidation and integration, Continental believes the industry remains primarily regional in nature and highly fragmented. The Environmental Business Journal estimates that one-third of industry revenue is accounted for by approximately 6,000 private, predominantly small, collection and disposal businesses; one-third by municipal governments that provide collection and disposal services; and the remainder by the publicly-traded solid waste companies.

     As a result of the Subtitle D Regulations, which generally became effective in October 1993, and similar state regulations, the technical, managerial and financial resources needed by most companies to operate a solid waste business have grown significantly. The increase in regulation has required, and will continue to require, commensurate increases in technical sophistication and capital expenditures to meet new standards for the construction and operation of landfills, transfer stations and other solid waste facilities. As a result, Continental believes that many private landfills are being sold to larger, better capitalized companies or have reduced their tipping fees in order to attract greater waste volume prior to their closure in anticipation of the full implementation of the Subtitle D Regulations. In addition, many municipalities are opting to privatize their collection and disposal services, due primarily to the ability of the private sector to perform these operations more efficiently and economically.

     Another factor expected to affect the solid waste industry is the increasing mandate to separate and recycle selected commodities found in the solid waste stream. This mandate is expected to reduce the volume of waste disposed in landfills, but may provide additional revenue for collection and processing operations. The ability of industry participants to engage profitably in recycling operations will depend in large part on the further development of markets for recycled products and the market prices available for recyclable materials.

GROWTH STRATEGY

     Continental's growth strategy has been centered around acquiring landfill and collection businesses and expanding landfill capacity primarily within mid-sized regional markets, as well as selected Latin American

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

markets. Continental has pursued a "hub and spoke" acquisition strategy, involving the acquisition of landfills in its target markets, as well as collection operations around landfills owned by Continental. Continental targets both profitable and underperforming landfills and collection businesses. Continental believes it enhances the productivity of acquired businesses through its expertise in regulatory and permitting matters and through its internal landfill remediation and construction capabilities. Continental also seeks to optimize the performance of acquired businesses and existing disposal capacity by securing a captive waste stream for each landfill site through an integrated network of collection companies and transfer stations; through long-term disposal contracts; through enhanced marketing initiatives; through the public contract bidding process; through acquisitions of customer lists; and through other programs that reduce dependence on waste volumes from unaffiliated haulers. Continental seeks to improve operating efficiencies and profitability through densifying collection routes, rationalizing operating and administrative costs, and selectively increasing prices. The key elements of Continental's operating strategy include:

          Vertical Integration. Continental seeks to maximize its profitability by clustering its collection operations around a landfill owned by Continental thereby eliminating the disposal costs otherwise paid to third party disposal facilities. As a result, Company collection operations are less sensitive to disposal price fluctuations at third party landfills and Continental's landfills capture greater waste volumes.

          Acquisitions. Continental actively seeks to acquire companies or assets within its existing regional markets and, where appropriate, in new markets. Continental believes it can identify disposal and collection operations for acquisition which provide attractive returns. Continental targets independent landfill operators with a strong local presence and collection companies whose waste streams can be combined with those of Continental and routed efficiently to landfills owned or operated by Continental.

          Market Prominence. Continental targets collection and transfer operations which will provide Continental with significant market share in those markets where it has sufficient permitted landfill capacity. Continental believes that it is currently one of the leading competitors in virtually all of its markets, with the exception of the Chicago metropolitan market.

          Latin American Expansion. Heightened environmental awareness in many Latin American countries has convinced Continental that significant expansion opportunities exist in the Latin American non-hazardous waste service market. Continental's strategy is targeted at governmental waste disposal and collection services which are being privatized under long-term operating and management contracts in large metropolitan markets in politically stable countries. In areas where it provides long-term municipal contract services, Continental will also pursue development of commercial and industrial collection and disposal services to achieve maximum operating efficiencies. Continental's goal is to enter foreign markets primarily through obtaining privatization contracts and secondarily through joint ventures with local entities or by acquiring existing waste collection and/or disposal businesses.

ACQUISITIONS

     Continental completed five acquisitions in 1993, six acquisitions in 1994 and twelve acquisitions since January 1, 1995. Continental seeks to acquire landfills with significant remaining permitted and/or potential disposal capacity and collection operations that provide a steady stream of waste to Continental's landfills or transfer facilities. Continental is presently in preliminary discussions with a number of parties regarding the acquisition of solid waste businesses or assets. These acquisition prospects vary greatly in scale and character. As of November 5 1996, Continental had five acquisitions under definitive contracts or non-binding letters of intent representing approximately $21.0 million in combined annual revenue. Four of the five entities are hauling companies: Linden Disposal, Inc., United Disposal, Inc., DeCuollo Carting and Raritan Valley Disposal and the fifth entity, Raritan Valley Recycling is engaged in the recycling business. Continental anticipates "tucking" the Linden Disposal, United Disposal and DeCuollo Carting operations into Statewide Environmental and operating the Raritan Valley entities as stand-alone entities. All of these companies conduct their operations throughout the State of New Jersey.

     The table below provides a summary description of Continental's 32 historical acquisitions:

             OPERATION                LOCATION                   BUSINESS               DATE ACQUIRED
     -------------------------  --------------------  -------------------------------  ---------------
  1. Prichard.................  Prichard, WV          Landfill                         August 1989
  2. Barker Brothers Waste....  Union City, TN        Collection/Recycling             January 1991
     Northwest Tennessee......  Union City, TN        Landfill                         January 1991
  3. Homer Refuse.............  Dyer County, TN       Collection Route                 April 1991
  4. Bluegrass Recycling &
     Transfer.................  Barlow, KY            Collection/Transfer              August 1991
  5. P.D.Q....................  Henry County, TN      Collection Company               March 1992
  6. Commercial Waste.........  Mayfield, KY          Collection/Transfer              April 1992
     Mayfield Cleanup.........  Mayfield, KY          Collection Route                 April 1992
  7. Forest Lawn..............  Three Oaks, MI        Landfill                         May 1992
  8. Jones Waste Services.....  Southeastern MO       Collection Company               August 1992
  9. CWI of Illinois..........  Mt. Vernon, IL        Transfer Stations                October 1992
                                Marion, IL
 10. Southern Illinois
     Regional.................  DeSoto, IL            Landfill                         January 1993
 11. CWI of Missouri..........  Southeastern MO       Collection/Transfer              July 1993
 12. Beardsley Trash..........  Southeastern MO       Collection Route                 September 1993
 13. Torrez Sanitation........  Southeastern MO       Collection Route                 October 1993
 14. Allstate Waste...........  Southeastern MO       Collection Route                 December 1993
 15. SEMO Waste...............  Southeastern MO       Collection Route                 January 1994
 16. Gila Bend Regional.......  Gila Bend, AZ         Development Project              March 1994
 17. CWI of Illinois..........  Sparta, IL            Transfer Station                 April 1994
 18. United Refuse............  Fort Wayne, IN        Landfill                         July 1994
     Jamax Corporation........  Terre Haute, IN       Collection Company               July 1994
     Victory Environmental....  Terre Haute, IN       Landfill                         July 1994
     Springfield
     Environmental............  Mt. Vernon, IN        Construction and Demolition      July 1994
                                                        Landfill
 19. WPP Continental..........  Los Mangos            Collection                       August 1994
                                Alajuela,
                                Costa Rica            Landfill                         August 1994
 20. Randolph County Landfill
     & Salvage................  Randolph Co., IL      Collection Company               October 1994
 21. Larry's Disposal.........  Brazil, IN            Collection/Recycling             April 1995
 22. ASCO Sanitation..........  Corinth, MS           Collection Company               May 1995
 23. Terre Haute Recycling....  Terre Haute, IN       Recycling                        July 1995
 24. Gilliam Sanitation.......  Southeastern MO       Collection/Recycling             July 1995
     Gilliam Transfer.........  Southeastern MO       Transfer Station                 July 1995
 25. Anderson Refuse..........  Anderson, IN          Collection Company               August 1995
     MV Dulworth..............  Anderson, IN          Transfer Station                 August 1995
 26. Procesa Continental(1)...  Mexico City, Mexico   Collection Company Engineering   August 1995
 27. Northeast Sanitary
     Landfill.................  Eastover, SC          Landfill                         October 1995
 28. Holland Excavating.......  DeLand, FL            Construction and Demolition      March 1996
                                                        Landfill
 29. Schofield................  Winter Haven, FL      Construction and Demolition      March 1996
                                                        Landfill
 30. Able Valley Disposal,
     Inc......................  Clinton, IN           Collection Company               May 1996
 31. Statewide
     Environmental............  South Planfield, NJ   Collection/Recycling and         July 1996
                                                        Transfer Station
 32. Reliable Disposal,
     Inc......................  Stevensville, MI      Collection/Recycling and         September 1996
                                South Haven, MI         Transfer Station

---------------

(1) Sold in March 1996.

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

REVENUE BREAKDOWN

     The following table sets forth the amount and percentage of Continental's consolidated revenue derived from its landfill, waste collection and waste brokerage activities for each year in the four year period ended December 31, 1995 and for the nine months ended September 30, 1996.

                                                                                                       NINE MONTHS
                                                    YEAR ENDED DECEMBER 31,                               ENDED
                             ---------------------------------------------------------------------    SEPTEMBER 30,
                                  1992              1993              1994              1995              1996
                             ---------------   ---------------   ---------------   ---------------   ---------------
                                                             (DOLLARS IN THOUSANDS)
Revenue:
  Landfill Operations(a).... $ 6,448    48.3%  $ 8,918    55.0%  $17,790    61.9%  $25,941    54.3%  $23,716    44.2%
  Waste Collection(b).......   4,434    33.2     6,185    38.2    10,938    38.1    21,874    45.7    29,993    55.8%
  Waste Brokerage...........   2,466    18.5     1,101     6.8        --      --        --      --        --      --
                             -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
         Total Revenue...... $13,348   100.0%  $16,204   100.0%  $28,728   100.0%  $47,815   100.0%  $53,709   100.0%
                             =======   =====   =======   =====   =======   =====   =======   =====   =======   =====

---------------

(a) Represents fees charged to dispose of waste at Continental's landfills (including fees charged to Continental's collection operations).
(b) Includes revenue attributable to Continental's transfer stations and recycling programs, but excludes the portion of collection revenue attributable to disposal charges for waste collected by Continental and disposed of at Continental's landfills.
(c) Revenue for the nine months ended September 30, 1996 is derived from Continental's unaudited consolidated financial statements.

LANDFILL OPERATIONS

     Landfill operations accounted for 44.2% of Continental's total revenue for the nine month period ended September 30, 1996. Continental currently operates ten solid waste landfills, seven of which are permitted to receive MSW and three of which are permitted to receive construction and demolition waste. Continental has approximately 891 acres permitted for disposal or in various stages of permitting approval. This represents potential additional disposal capacity of at least 40 million cubic yards. Continental accepted approximately 1.7 million tons of solid waste at its operating landfills for the year ended December 31, 1995. The waste streams that are permitted to be received at each of these landfills may include certain special wastes, some of the most common of which are asbestos, solidified sludge, and petroleum-contaminated soils. The tipping fee associated with these waste types is typically higher than those associated with MSW. The types of special waste accepted at each site and the procedure for permitting at each landfill varies based on the specific state regulations for special waste. Landfill operations also includes $2.7 million of landfill management fees for the nine months ended September 30, 1996.

     Continental has committed substantial resources to design and construct each of its landfills and expand existing landfills to substantially meet all applicable environmental regulations, including the Subtitle D Regulations. Continental believes that the increased capital commitment necessary to comply with these regulations will cause many smaller independent landfill operators (including some municipalities) to: (i) raise prices to fund the capital requirements; (ii) eventually cease operations; or (iii) sell their operations.

     For the year ended December 31, 1995, approximately 56% of the waste disposed of at Continental's landfills was generated by Continental's own collection and transfer station operations or delivered by customers that had a contract of more than one year in duration.

     The table below provides additional information pertaining to the eleven landfills that Continental owns:

                                                                                       TOTAL
                                                                                      ACREAGE
                            LANDFILL                                 LOCATION          OWNED
    ---------------------------------------------------------  ---------------------  -------
    Forest Lawn..............................................  Three Oaks, MI           141
    Victory Environmental....................................  Terre Haute, IN          461
    United Refuse............................................  Fort Wayne, IN           270
    Southern Illinois Regional...............................  DeSoto, IL               147
    Northwest Tennessee......................................  Union City, TN           386
    Prichard(1)..............................................  Prichard, WV             339
    Springfield Environmental................................  Mt. Vernon, IN            54
    Los Mangos...............................................  Alajuela, Costa Rica      41
    Northeast Sanitary.......................................  Eastover, SC              73
    Holland Excavating.......................................  DeLand, FL                31
    CWI Florida (f/k/a Schofield)............................  Winter Haven, FL          80

---------------

(1) Permanently ceased operations during the third quarter, 1996. Less than 3.5% of Continental's 1995 revenues were attributable to Prichard.

     Operations. A non-hazardous waste landfill is a facility located on suitable land and operated under a permit according to strict governmental regulations. A landfill site must have certain geological and hydrogeological properties and design features that restrict the possibility of environmental pollution. Continental has designed and implemented its own technical standards and operating procedures designed to optimize airspace utilization and to comply with the various rules and regulations regarding landfills.

     Continental has a standard procedure for waste disposal at each landfill that it operates. Following the arrival of a collection vehicle, a gatekeeper and the driver complete and sign an account record that indicates the tipping fee, based on the weight or volume of waste to be disposed at the site, and the method of payment. Once the customer account has been processed, the gatekeeper directs the collection vehicle driver to the "working face" of the active cell of the landfill. Assuming no hazardous or unacceptable materials are observed, landfill employees use heavy equipment to spread and compact the waste in order to contain the waste within the smallest practical area. At the end of each working day, landfill employees spread dirt or other acceptable cover material over the waste to comply with applicable permits. Successive layers of waste and cover material accumulate until the cell has been filled to the permitted elevation. At such time, a closure cap of impermeable clay or synthetic material is constructed over the area. A network of contiguous cells is developed until the permitted acreage is consumed.

LANDFILL DEVELOPMENT PROJECT

     Continental presently pursues new landfill development on a limited basis and does not intend to devote substantial resources to such development. In March 1994, Continental purchased from WPP Services, Inc. a landfill development project located in Gila Bend, Arizona. This development project currently involves, among other things, various geological studies on the site and a state permit application which has now been deemed administratively complete. In connection with this project, Continental has obtained: (i) an option to purchase approximately 1,200 acres of land to construct a solid waste landfill;
(ii) an annexation agreement, since consummated, for the option land with the City of Gila Bend; and (iii) a Host Community Agreement with the City of Gila Bend. Continental has an option to sell the project to USA Waste Services, Inc. for the sum of $5.0 million plus reimbursement for land purchase costs, exercisable upon final permitting of the landfill project.

WASTE COLLECTION

     With the exception of customers in the States of Mississippi and New Jersey as well as Indianapolis, Indiana, all of Continental's customers are served by landfills owned by Continental into which virtually all waste collected by Continental is channeled. Collection services accounted for 55.8% of Continental's total revenue for the nine months ended September 30, 1996.

     Continental's collection operations primarily serve small metropolitan and rural markets and have grown through acquisitions, new municipal contracts, enhanced marketing to commercial and industrial customers and development of new transfer stations. Continental generally purchases and continues to operate under the tradenames of the acquired businesses. Through marketing of the local name, additional market penetration, enhanced service and price increases, Continental has been able to expand the revenue base of acquired operations. The regional general managers are given autonomy, within corporate policy guidelines, to encourage development of the local operations. Continental's centralized management information systems provide the regional managers more time to devote to marketing and operating responsibilities. Regional managers are responsible for marketing local services, maintaining public relations, supervising the local sales force, maintaining equipment in accordance with planned maintenance schedules, hiring and training the hourly labor force and implementing Continental's safety programs and other operating procedures.

     Commercial and Industrial Services and Transfer Stations. Revenue from Continental's commercial and industrial collection services and transfer stations represented 34.0% of the collection service revenue for the nine months ended September 30, 1996. Continental's commercial customers generally utilize containers, ranging in size from one to eight cubic yards, which are provided to the customer by Continental as part of its service contract. Commercial collection enables Continental to increase revenue and improve equipment utilization within an existing market area. Commercial services are typically provided under contracts with terms of one to three years. Fees are determined by such factors as collection frequency and container volume capacity.

     To service industrial customers, Continental provides a 20 to 40 cubic yard roll-off waste container for placement at the customer's site and periodic transport to a disposal facility. These services are performed either according to an agreed schedule or upon customer request, and fees are negotiated on an individual contract basis. These services may be provided on a temporary basis, such as at a construction site. Fees charged for these services are based upon frequency of collection, volume or weight of the waste and the distance traveled by Continental's truck. In addition, Continental rents waste compactors to large industrial customers as part of Continental's roll-off container service for a fixed monthly fee. To date, no single industrial customer has provided a material amount of Continental's collection services revenue. Continental has implemented an aggressive marketing program in an effort to obtain additional contracts for the collection and disposal of industrial, non-hazardous waste streams.

     At transfer stations, solid waste collected from individual customers in vehicles owned by Continental or waste delivered by unaffiliated haulers is unloaded and reloaded to larger vehicles owned by Continental and transported, primarily to landfills owned by Continental. Continental operates transfer stations in Marion, Mt. Vernon and Sparta, Illinois; Anderson, Indiana; Potosi and Ste. Genevieve, Missouri; Paris, Covington, Union City and McKenzie, Tennessee; Mayfield, Barlow and Paducah, Kentucky; South Plainfield, New Jersey; and Stevensville and South Haven, Michigan. Continental has also permitted transfer stations in Jackson, Missouri and Sandoval, Illinois.

     Residential Services. Continental's residential collection services represented 18.5% of collection services revenue for the nine months ended September 30, 1996. Residential collection services are typically provided either on a subscription basis, in which the individual household contracts directly with Continental, or on a county or municipal contract basis, in which Continental contracts with the county or municipality to collect from all residences within a specified area. Continental's management believes subscription residential service operations generally require less capital investment than municipal contracts but more management and administrative resources. These administrative costs include the daily production of route sheets, the direct billing of customers and the maintenance of bad debt collection and tracking systems.

     A large residential subscription base allows Continental to absorb the costs associated with the commencement or loss of a municipal residential collection contract in a market where Continental has a subscription customer base. Municipal contracts provide consistent cash flow during the contract period and require less administration because individual billing and debt collection systems are not necessary and because all residents within the area are served. Continental is currently a party to approximately 60 governmental contracts, ranging from less than $1,000 to over $150,000 of collection and disposal revenue per month. These contracts are typically competitively bid and have initial terms of one to five years.

     Recycling. Continental's recycling services represented 3.3% of collection services revenue for the nine months ended September 30, 1996. In some of its collection markets, Continental also operates recycling facilities or other recycling operations. Continental's recycling facilities are located in Tennessee, Michigan, New Jersey, Florida and Indiana. The materials recovered for recycling by these facilities include paper, cardboard, concrete, plastic, aluminum, ferrous metals and wood. For the nine months ended September 30, 1996, Continental realized revenue of approximately $1,800,000 from the sale of recyclable commodities.

LATIN AMERICAN OPERATIONS

     Continental owns and operates the only private non-hazardous waste landfill operation in Costa Rica and a related waste collection operation. Continental holds municipal contracts to serve residential and commercial customers in San Jose, Alajuela and Heredia, the first, second and sixth largest cities in Costa Rica, a nation of three million persons. Continental's expansion plans in Costa Rica include: expanding commercial and industrial container service, which are presently virtually non-existent; siting, constructing and operating transfer stations to replace municipally-operated open dumps; and public bidding for and negotiating to secure landfill operations and management agreements with governmental units. Continental holds twelve municipal contracts in Costa Rica to provide collection and disposal services to approximately 80,000 households and commercial customers.

     Continental anticipates that its Costa Rican operations can achieve significant growth through a carefully coordinated program of participation in the government's efforts to privatize municipal solid waste collection, transfer and disposal services for both residential and commercial customers. Continental's goal is to enter into selected Latin American urban markets primarily through obtaining privatization contracts and secondarily through joint ventures with local entities or by acquiring existing private waste collection and/or disposal businesses. Continental believes that economic development in many Latin American countries and the trend towards privatizing waste collection services has heightened public awareness of environmental matters and alerted governments to the need for improvement in sanitary services and pollution control.

     In March 1996, Continental sold its interest in Procesa, which encompassed all of Continental's Mexico City operations, for approximately $2.6 million in cash. Continental decided to exit the Mexican market due to the unfavorable economic climate which has affected Mexican municipal governments and industry, both of which were the principal targeted customers for Procesa's proposed landfill projects in the metropolitan Mexico City area. In addition, given the risk of further currency devaluation, Continental's management did not feel it was prudent to make the large capital investments which would be required to fully develop the landfill projects when and if construction permits were issued.

LIABILITY INSURANCE AND BONDING

     Continental does not carry, and does not expect to carry, significant insurance coverage for environmental liability because Continental believes that the cost for such insurance is not economical. Continental carries a broad range of insurance coverage for the protection of its assets and operations, including workers compensation, automobile, general liability, fire and contractor's equipment. Continental does not carry insurance which would reimburse it for any loss of earnings incurred as a result of an interruption of its operations.

     Continental is required, from time to time, to provide financial assurance in connection with contracts or projects with governmental entities and, to a lesser extent, private sector customers. In addition to performance bond requirements, existing or proposed legislation in various jurisdictions requires or will require the posting of substantial bonds or the provision of other financial assurances concerning the closure, post-closure monitoring and corrective activities of certain waste disposal facilities. To date, Continental has satisfied these financial responsibility requirements by posting deposits of cash and/or securities or bank letters of credit. Continental expects that it will be able to satisfy any additional bonding requirements through a combination of cash deposits, securities, and bank letters of credit. If Continental were unable to obtain surety bonds or letters of credit in sufficient amounts or at reasonable rates, it might be precluded from entering into additional municipal collection contracts or obtaining or retaining landfill operating permits.

ENVIRONMENTAL REGULATION AFFECTING CONTINENTAL AND ITS OPERATIONS

     Continental is subject to extensive and evolving environmental laws and regulations. These regulations are administered by the EPA and various other federal, state and local environmental, zoning, health and safety agencies, many of which periodically inspect Continental's operations to monitor compliance with these laws and regulations.

     Continental's operation of landfills, transfer stations, recycling centers and other waste-related facilities subjects it to operational, monitoring, site maintenance, closure and post-closure obligations which are complex and costly. Governmental authorities have the power to enforce these obligations and to obtain injunctions, revoke operating permits, require corrective actions or impose civil or criminal penalties in case of violations. In addition, almost all of Continental's operating facilities are required to obtain state, local and federal permits in order to operate. Particularly in connection with Continental's existing landfills, it is often necessary to expend considerable time, effort and money to maintain existing permits and to obtain new permits required to increase the capacity of these landfills.

     Continental's businesses are significantly affected by federal, state, and local environmental laws and corresponding state laws and related regulations and enforcement practices. Because the business in which Continental is engaged is intrinsically connected with the protection of the environment and the potential discharge of materials into the environment, a material portion of Continental's expenditures are, directly or indirectly, related to compliance with environmental laws.

     The principal regulations applicable to Continental's operations include the following:

          The Resource Conservation and Recovery Act. RCRA is a federal statute that regulates the generation, treatment, storage, handling, transportation and disposal of hazardous and non-hazardous wastes and requires states to develop programs to insure the safe disposal of solid wastes. On October 9, 1991, the EPA promulgated Solid Waste Disposal Facility Criteria for Landfills under the Subtitle D Regulations. The Subtitle D Regulations, which were first proposed in August 1988, became effective in October 1993, and include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater remediation standards and corrective action requirements. The Subtitle D Regulations require, with limited exceptions, that new landfill units meet stringent liner criteria designed to keep leachate out of groundwater and have extensive collection systems to carry away leachate for treatment prior to disposal. Groundwater wells must also be installed at virtually all landfills to monitor groundwater quality and, indirectly, the leachate collection system operation. The Subtitle D Regulations also require, where threshold test levels are present, that methane gas generated at landfills be controlled in a manner that will protect human health and the environment. The Subtitle D Regulations apply to all solid waste landfill cells that received waste after October 9, 1991, and, with limited exceptions, all landfills were required to meet these requirements by October 9, 1993, except that the financial assurance requirements do not become effective until April 9, 1997, and groundwater monitoring requirements are phased in over a period ending October 9, 1996. Landfill disposal areas that are not in compliance with the Subtitle D Regulations or analogous state regulations on the applicable date of implementation must close.

          State by state implementation schedules for the Subtitle D Regulations vary. In some states, various state-level provisions allow landfills which do not comply with the Subtitle D Regulations to remain operating for a limited period of time. The failure of a state or other regulatory agency to enforce these regulations vigorously or consistently may give an advantage to Continental's competitors to the extent that competing facilities do not comply with Subtitle D Regulations.

          The Comprehensive Environmental Response, Compensation and Liability Act of 1980. CERCLA established a regulatory and remedial program intended to provide for the investigation and cleanup of facilities from which there has been, or is threatened, a release of any hazardous substance into the environment. CERCLA's primary mechanism for remedying such problems is to impose strict joint and several liability for cleanup of facilities on current owners and operators of the site, former owners and operators of the site at the time of the release of the hazardous substances, as well as the generators of the hazardous substances and the transporters who arranged for disposal or transportation of the hazardous substances. The costs of CERCLA investigation and cleanup can be very substantial. Liability under CERCLA does not depend upon the existence or disposal of "hazardous waste" but can also be founded upon the existence of even very small amounts of the numerous "hazardous substances" listed by the EPA, many of which can be found in household waste. If Continental were found to be a responsible party for a CERCLA cleanup, either at one of Continental's owned or operated facilities, or at a site where waste transported by Continental has been stored or disposed of, the enforcing agency could hold Continental completely responsible for all investigative and remedial costs even if others may also be liable. CERCLA also authorizes the imposition of a lien in favor of the United States upon all real property subject to or affected by a remedial action for all costs even if others may also be liable. Continental's ability to obtain reimbursement from others for their allocable share of such costs would be limited by Continental's ability to find other responsible parties and prove the extent of their responsibility and by the financial resources of such other parties. In the past, legislation has been introduced in Congress to limit the liability of municipalities and others under CERCLA as generators and transporters of municipal solid waste. If such legislation were to pass, it would limit Continentals ability to seek full contribution from municipalities for CERCLA cleanup costs even if the hazardous substances that were released and caused the need for cleanup at one of Continental's facilities were generated by or transported to the facility by a municipality. Other federal legislation proposing to amend CERCLA has been proposed from time to time. Although the various proposed bills differ in their approach, they all generally relax CERCLA's liability scheme for entities that cannot be proven to have actively contributed to contamination of a property. This legislation could have a material adverse effect on Continental's business and financial condition.

          The Federal Water Pollution Control Act (the "Clean Water Act"). The Clean Water Act establishes rules regulating the discharge of pollutants into lakes, streams, or other surface waters from a variety of sources, including solid waste disposal sites. If wastewater from a landfill is to be discharged, the Clean Water Act requires that the landfill apply for and obtain discharge permits, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in those discharges. The permit program has recently been expanded to include storm water discharges from landfills and other disposal sites that receive, or in the past received, industrial waste. In addition, if development may alter or affect "wetlands," a permit may have to be obtained before development may commence. This requirement is likely to affect the construction or expansion of many solid waste disposal sites. The Clean Water Act provides civil, criminal and administrative penalties for violations of its provisions.

          The Clean Air Act. The Clean Air Act provides for regulation, through state implementation of federal requirements, of the emission of air pollutants from certain landfills and ancillary facilities based upon the date of the landfill construction, landfill size and volume per year and type of emissions of regulated pollutants. The EPA has recently issued new source performance standards regulating air emissions of certain pollutants from municipal solid waste landfills. The EPA may also issue additional regulations controlling the emissions of other particular regulated air pollutants from municipal solid waste landfills. Landfills located in areas with air pollution problems may be subject to even more extensive air pollution controls and emission limitations. In addition, the EPA has issued standards regulating the disposal of asbestos-containing materials.

          The Occupational Safety and Health Act of 1970 (the "OSH Act"). The OSH Act authorizes OSHA to promulgate occupational safety and health standards. Various of these standards, including standards for notices of hazardous chemicals and the handling of asbestos, apply to Continental's operations.

          State and Local Regulation. Each state in which Continental now operates, or may operate in the future, has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid and hazardous waste; land, water and air pollution; and the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and transfer stations. In addition, many states have adopted "Superfund" statutes comparable to, and in some cases more stringent than, CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with such sites, and in some cases provide for the imposition of liens on property owned by responsible parties. Furthermore, many counties and municipalities also have ordinances, local laws and regulations affecting Company operations. These include zoning and health measures that limit solid waste management activities to specified sites or activities, flow control provisions that direct the delivery of solid wastes to specific facilities, laws that grant rights to establish franchises for collection services and then put out for bid the right to provide collection services, and bans or other restrictions on the movement of solid wastes into a county or municipality.

     In addition, in order to develop, operate and expand solid waste management facilities, it is generally necessary to obtain and maintain in effect one or more operating permits as well as zoning, environmental and other land use permits. These permits and approvals are difficult and time-consuming to obtain and are frequently subject to opposition by local elected officials or citizens. Facility operating permits may be subject to revocation, and it may be necessary to periodically renew the permit. Revocation or renewal of a permit may reopen opportunities for opposition to the permit. Loss of an operating permit would require that the affected facility be shut down until the permit is renewed or reissued, and this could have a material adverse effect on Continental's business and financial condition.

     Certain permits and approvals may limit the types of waste that may be accepted at a landfill or the quantity of waste that may be accepted at a landfill during a given time period. In addition, certain permits and approvals, as well as certain state and local regulations, may limit a landfill to accepting waste that originates from specified geographic areas or seek to restrict the import of out-of-state waste or otherwise discriminate against out-of-state waste. Generally, restrictions on the import of out-of-state waste have not withstood judicial challenge. However, federal legislation has been proposed from time to time that would give individual states greater authority to restrict the amount of out-of-state waste that could be imported for disposal and would require states, under certain circumstances, to reduce the amounts of waste exported to other states. If this or similar legislation is enacted, states in which Continental operates landfills could act to limit or prohibit the import of out-of-state waste. Such state actions could adversely affect Continental's landfills that receive a significant portion of waste originating from out-of-state.

     In addition, certain states and localities may for economic or other reasons restrict the export of waste from their jurisdiction or require that a specified amount of waste be disposed of at facilities within their jurisdiction. The United States Supreme Court invalidated as unconstitutional a local ordinance that sought to impose flow controls on taking waste out of the locality. However, certain state and local jurisdictions continue to seek to enforce these restrictions and some lower federal courts have upheld local enforcement of restrictions similar to those invalidated by the most recent Supreme Court decision. Federal legislation that would allow states and localities to impose certain flow control restrictions has been proposed from time to time. These restrictions could result in the volume of waste going to landfills being reduced in certain areas, may adversely affect Continental's ability to operate its landfills at their full capacity or may affect the prices that can be charged for landfill disposal services. These restrictions may also result in higher disposal costs for Continental's collection operations and may have a material adverse effect on Continental's business and financial condition.

     There has been an increasing trend at the state and local level to mandate and encourage waste reduction and waste recycling and to prohibit the disposal of certain types of solid wastes in landfills. For example, many states, including states in which Continental owns landfills, have adopted bans on the disposal of yard waste or leaves in landfills and many states have adopted rules restricting or limiting disposal of tires at landfills. The enactment of regulations reducing the volume and types of wastes available for transport to and disposal in landfills could affect Continental's ability to operate its facilities at their full capacity and may have a material adverse effect on Continental's business and financial condition.

     Latin American Environmental Regulations. Continental's operations in Latin America are subject to a variety of national and local regulations for governing, operating and permitting existing and new solid waste collection and disposal facilities. Continental believes it is likely that governments in Latin America will increase environmental regulation and enforcement over the next several years based generally on heightened environmental awareness in these countries. Continental is presently not able to determine what effect such increased regulation may have on its operations in Latin America.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

     A local citizens' group has filed objections to the issuance of a renewal permit for Continental's United Refuse landfill near Fort Wayne, Indiana. Continental believes the objections are without merit and intends to continue to defend the permit vigorously. However, if Continental is not successful in such defense, it could result in revocation or adverse modification of the permit, and this could have a material adverse effect on Continental's business and financial condition.

     Continental is currently involved in certain other routine legal and administrative proceedings. All such proceedings arose in the ordinary course of business, and Continental believes that although the outcome of such proceedings cannot be predicted with certainty, the cost of settlements or judgments arising from such proceedings will not have a material adverse effect on Continental's business and financial condition. However, a significant judgment against Continental or the imposition of a significant fine or penalty in the future could have a material adverse effect on Continental's business and financial condition.

     In the normal course of its business and as a result of the extensive governmental regulation of the waste industry, Continental periodically may become subject to various other judicial and administrative proceedings involving federal state or local agencies, or in some cases citizens groups. In these proceedings, an agency or a citizens group may seek to impose fines on Continental or to revoke, or to deny renewal of, an operating permit held by Continental or to deny issuance of a new permit to Continental. Even temporary loss of a material operating permit could have a material adverse effect on Continental's business and financial condition.

EMPLOYEES

     Continental has approximately 939 employees, 30 of whom are involved in management. A total of 123 employees of Continental are subject to a collective bargaining agreement. Continental believes its relations with its employees to be satisfactory.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                         AND MANAGEMENT OF CONTINENTAL

     The following table sets forth certain information regarding the beneficial ownership of shares of Continental Common Stock, including shares of Continental Common Stock which may be purchased within 60 days of September 30, 1996 upon the exercise of outstanding stock options, by (i) each stockholder known by Continental to beneficially own in excess of 5% of the outstanding shares of Continental Common Stock, (ii) each director of Continental, (iii) each executive officer of Continental, and (iv) all directors and executive officers of Continental as a group.

                                                              NUMBER OF SHARES
                    NAME AND ADDRESS OF                         BENEFICIALLY      PERCENTAGE OF COMMON
                     BENEFICIAL OWNER                              OWNED           STOCK OUTSTANDING
-----------------------------------------------------------  ------------------   --------------------
Republic Industries, Inc...................................     3,464,446(a)                23%
  200 East Las Olas Boulevard, Suite 1400
  Fort Lauderdale, Florida 33301
Bret R. Maxwell............................................     1,450,374(c)              10.1%
  C/O Venture Investors (b)
  First Analysis Corporation
  The Sears Tower
  Suite 9600
  233 S. Wacker Drive
  Chicago, IL 60606
Thomas A. Volini...........................................     1,210,514(d)               8.3%
  67 Walnut Ave., Suite 103
  Clark, NJ 07066
Carlos E. Aguero...........................................     1,205,343(e)               8.4%
  67 Walnut Ave., Suite 103
  Clark, NJ 07066
The Capital Group Companies, Inc.,.........................       833,330                  5.9%
  Capital Research and Management Company
  and SMALLCAP World Fund, Inc.
  C/O The Capital Group Companies, Inc.
  333 South Hope Street
  Los Angeles, CA 90071
Donald H. Haider...........................................        41,669(f)                 *
Richard J. Carlson.........................................        41,669(f)                 *
Michael J. Drury...........................................       139,192(g)                 *
Jeffrey E. Levine..........................................        21,667(h)                 *
Allen R. Brodbeck..........................................        14,451(i)                 *
Directors and executive officers as a group (8 persons)....     4,124,279(j)              27.5%

---------------

(a) Republic shares voting power with respect to 3,464,446 shares beneficially owned by the Principal Stockholders pursuant to the Voting Commitments. See "SOLICITATION OF WRITTEN CONSENTS -- Terms of the Irrevocable Proxies of the Principal Stockholders."
(b) First Analysis Corporation, the corporate parent of First Analysis Securities Corporation, is an affiliate of The Productivity Fund Limited Partnership, the Environmental Venture Fund Limited Partnership, Apex Investment Fund, L.P., (referred to collectively as the "Venture Investors").
(c) Includes currently exercisable options issued to Mr. Maxwell to purchase 41,669 shares of Continental Common Stock.
(d) Includes currently exercisable options and warrants to purchase 267,522 and 19,494 shares of Continental Common Stock, respectively.

(e) Includes currently exercisable warrants to purchase 73,100 shares of Continental Common Stock.
(f) Includes currently exercisable options for the purchase of 41,669 shares of Continental Common Stock.
(g) Includes currently exercisable options for the purchase of 64,329 shares of Continental Common Stock.
(h) Includes currently exercisable options for the purchase of 21,667 shares of Continental Common Stock.
(i) Includes currently exercisable options for the purchase of 10,105 shares of Continental Common Stock.
(j) Includes currently exercisable options and warrants to purchase 488,630 and 92,594 shares of Continental Common Stock, respectively.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for Republic by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys employed by Akerman, Senterfitt & Eidson, P.A. beneficially owned an aggregate of approximately 539,725 shares of Republic Common Stock as of the date of this Solicitation Statement/Prospectus. The federal income tax consequences of the Merger will be passed upon for Continental by Shefsky & Froelich Ltd., Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements and schedule of Republic as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, the consolidated financial statements of AutoNation as of December 31, 1995 and for the period from inception (September 12, 1995) to December 31, 1995, the consolidated financial statements of Continental as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, the combined financial statements of HMC as of September 30, 1994 and 1993 and for each of the three years in the period ended September 30, 1994 and the consolidated financial statements of Addington as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Solicitation Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of Alamo Rent-A-Car, Inc. and Affiliates ("Alamo") as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, the consolidated financial statements of Guy Salmon USA, Ltd. and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and the financial statements of DKBERT Assoc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, have been included (incorporated by reference) herein, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein (incorporated by reference), and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements as of and for the year ended December 31, 1995 of Acquired Solid Waste Companies included in this Solicitation Statement/Prospectus have been audited by Munson, Cronick & Associates, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements as of and for the year ended December 31, 1995 of Statewide Environmental Contractors, Inc. and the financial statements as of and for the year ended March 31, 1996 of Recycling Industries, Inc. included in this Solicitation Statement/Prospectus have been audited by Rosenberg Rich Baker Berman & Co., independent auditors, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 OTHER MATTERS

FEDERAL SECURITIES LAWS CONSEQUENCES

     Shares of Republic Common Stock issuable in connection with the Merger will be registered under the Securities Act. Accordingly, there will be no restrictions upon the resale or transfer of such shares by Continental's stockholders, except for those persons who are deemed to be "affiliates" of Continental under the Securities Act.

     With respect to those persons who may be deemed to be affiliates of Continental, Rule 144 and Rule 145 under the Securities Act place certain restrictions on the transfer of the shares of Republic Common Stock which may be received by them pursuant to the Merger. Persons who may be deemed to be affiliates of Continental generally include individuals who, or entities which, directly or indirectly, control, are controlled by or are under common control with Continental and may include certain officers and directors of Continental as well as principal stockholders of Continental. This Solicitation Statement/Prospectus does not cover resales of shares of Republic Common Stock received by any person pursuant to the Merger who may be deemed to be an affiliate of Continental.

REGULATORY APPROVAL

     Certain acquisition transactions such as the Merger are reviewed by the DOJ or the FTC to determine whether such transactions comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger could not be consummated until certain information was furnished to the DOJ and the FTC and certain waiting period requirements of the HSR Act were satisfied. Information was filed with the DOJ and the FTC under the HSR Act by Republic and Continental on September 9, 1996. The required waiting period under the HSR Act expired on October 9, 1996. At any time before or after consummation of the Merger, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of Republic or Continental. There can be no assurance that additional information or documentary material will not be requested. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of businesses of Republic or Continental by Republic. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                       ------
FINANCIAL STATEMENTS OF REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES AND BUSINESSES
  ACQUIRED OR TO BE ACQUIRED BY REPUBLIC
  REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES
     Report of Independent Certified Public Accountants..............................     F-4
     Consolidated Balance Sheets as of December 31, 1995 and 1994 (Restated).........     F-5
     Consolidated Statements of Operations for the Years Ended December 31, 1995,
      1994 and 1993 (Restated).......................................................     F-6
     Consolidated Statements of Shareholders' Equity for the Years Ended December 31,
      1995, 1994 and 1993 (Restated).................................................     F-7
     Consolidated Statements of Cash Flows for the Years Ended December 31, 1995,
      1994 and 1993 (Restated).......................................................     F-8
     Notes to Consolidated Financial Statements (Restated)...........................     F-9
     Supplemental Consolidated Balance Sheets as of September 30, 1996 (unaudited)
      and December 31, 1995 and 1994.................................................    F-23
     Supplemental Consolidated Statements of Operations for the Nine Months Ended
      September 30, 1996 and 1995 (unaudited) and for the Years Ended December 31,
      1995, 1994 and 1993............................................................    F-24
     Supplemental Consolidated Statements of Shareholders' Equity for the Years Ended
       December 31, 1995, 1994 and 1993..............................................    F-25
     Supplemental Consolidated Statements of Cash Flows for the Nine Months Ended
      September 30, 1996 and 1995 (unaudited) and for the Years Ended December 31,
      1995, 1994 and 1993............................................................    F-26
     Notes to Supplemental Consolidated Financial Statements.........................    F-27
     Unaudited Condensed Consolidated Balance Sheets as of September 30, 1996 and
      December 31, 1995 (Restated)...................................................    F-49
     Unaudited Condensed Consolidated Statements of Operations for the Three and Nine
      Months Ended September 30, 1996 and 1995 (Restated)............................    F-50
     Unaudited Condensed Consolidated Statement of Shareholders' Equity for the Nine
      Months Ended September 30, 1996................................................    F-51
     Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months
      Ended September 30, 1996 and 1995 (Restated)...................................    F-52
     Notes to Unaudited Condensed Consolidated Financial Statements..................    F-53
  AUTONATION INCORPORATED AND SUBSIDIARIES
     Report of Independent Certified Public Accountants..............................    F-61
     Consolidated Balance Sheets as of December 31, 1995 (audited) and September 29,
      1996 (unaudited)...............................................................    F-62
     Consolidated Statements of Operations for the Period From Inception (September
      12, 1995) to December 31, 1995 (audited) and for the Three and Nine Months
      Ended September 29, 1996 (unaudited)...........................................    F-63
     Consolidated Statements of Shareholders' Equity for the Period From Inception
      (September 12, 1995) to December 31, 1995 (audited) and for the Nine Months
      Ended September 29, 1996 (unaudited)...........................................    F-64
     Consolidated Statements of Cash Flows for the Period From Inception (September
      12, 1995) to December 31, 1995 (audited) and for the Nine Months Ended
      September 29, 1996 (unaudited).................................................    F-65
     Notes to Consolidated Financial Statements......................................    F-66

                                                                                        PAGE
                                                                                       ------
  ADDINGTON RESOURCES, INC. AND SUBSIDIARIES
     Report of Independent Public Accountants........................................    F-73
     Consolidated Balance Sheets as of December 31, 1995 and 1994....................    F-74
     Consolidated Statements of Operations for the Years Ended December 31, 1995,
      1994 and 1993..................................................................    F-75
     Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
      December 31, 1995, 1994 and 1993...............................................    F-76
     Consolidated Statements of Cash Flows for the Years Ended December 31, 1995,
      1994 and 1993..................................................................    F-77
     Notes to Consolidated Financial Statements......................................    F-78
     Unaudited Consolidated Balance Sheets as of September 30, 1996 and December 31,
      1995...........................................................................    F-95
     Unaudited Consolidated Statements of Operations for the Three and Nine Months
      Ended September 30, 1996 and 1995..............................................    F-96
     Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended
      September 30, 1996 and 1995....................................................    F-97
     Notes to Unaudited Consolidated Financial Statements............................    F-98
  ALAMO RENT-A-CAR, INC. AND AFFILIATES
     Independent Auditors' Report....................................................   F-103
     Combined Balance Sheets as of December 31, 1995 and 1994........................   F-104
     Combined Statements of Operations for the Years Ended December 31, 1995, 1994
      and 1993.......................................................................   F-105
     Combined Statements of Equity for the Years Ended December 31, 1995, 1994 and
      1993...........................................................................   F-106
     Combined Statements of Cash Flows for the Years Ended December 31, 1995, 1994
      and 1993.......................................................................   F-107
     Notes to Combined Financial Statements..........................................   F-108
     Unaudited Combined Condensed Balance Sheets as of September 30, 1996 and
      December 31, 1995..............................................................   F-126
     Unaudited Combined Condensed Statements of Operations for the Three and Nine
      Months Ended September 30, 1996 and 1995.......................................   F-127
     Unaudited Combined Condensed Statements of Cash Flows for the Nine Months Ended
      September 30, 1996 and 1995....................................................   F-128
     Notes to Unaudited Combined Condensed Financial Statements......................   F-129
  HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES AND ENVIROCYCLE, INC.
     Report of Independent Certified Public Accountants..............................   F-135
     Combined Balance Sheets as of June 30, 1995 (unaudited) and September 30, 1994
      and 1993.......................................................................   F-136
     Combined Statements of Income for the Nine Months Ended June 30, 1995 and 1994
      (unaudited) and the Years Ended September 30, 1994, 1993 and 1992..............   F-137
     Combined Statements of Stockholders' Equity for the Years Ended September 30,
      1994, 1993 and 1992............................................................   F-138
     Combined Statements of Cash Flows for the Nine Months Ended June 30, 1995 and
      1994 (unaudited) and the Years Ended September 30, 1994, 1993 and 1992.........   F-139
     Notes to Combined Financial Statements..........................................   F-140
  ACQUIRED SOLID WASTE COMPANIES
     Independent Auditor's Report....................................................   F-148
     Combined Balance Sheets as of December 31, 1995 (audited) and March 31, 1996
      (unaudited)....................................................................   F-149
     Combined Statements of Operations for the Year Ended December 31, 1995 (audited)
      and for the Three Months Ended March 31, 1996 and 1995 (unaudited).............   F-150
     Combined Statements of Changes In Equity for the Year Ended December 31, 1995
      (audited) and for the Three Months Ended March 31, 1996 (unaudited)............   F-151
     Combined Statements of Cash Flows for the Year Ended December 31, 1995 (audited)
      and for the Three Months Ended March 31, 1996 and 1995 (unaudited).............   F-152
     Notes to Combined Financial Statements..........................................   F-153

                                                                                        PAGE
                                                                                       ------
FINANCIAL STATEMENTS OF CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES AND
  BUSINESSES ACQUIRED
  CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES
     Report of Independent Public Accountants........................................   F-157
     Consolidated Balance Sheets as of December 31, 1995 (Restated) and 1994
      (Restated).....................................................................   F-158
     Consolidated Statements of Income for the Years Ended December 31, 1995
      (Restated), 1994 (Restated) and 1993...........................................   F-159
     Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
      1995 (Restated), 1994 (Restated) and 1993......................................   F-160
     Consolidated Statements of Cash Flows for the Years Ended December 31, 1995
      (Restated), 1994 (Restated) and 1993...........................................   F-161
     Notes to Consolidated Financial Statements......................................   F-162
     Unaudited Condensed Consolidated Balance Sheets as of September 30, 1996
      (Restated) and December 31, 1995 (Restated)....................................   F-178
     Unaudited Condensed Consolidated Statements of Income for the Three and Nine
      Months Ended September 30, 1996 and 1995 (Restated)............................   F-179
     Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months
      Ended September 30, 1996 and 1995 (Restated)...................................   F-181
     Notes to Unaudited Condensed Consolidated Financial Statements..................   F-182
  STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.
     Independent Auditor's Report....................................................   F-187
     Balance Sheet as of December 31, 1995...........................................   F-188
     Statement of Income for the Year Ended December 31, 1995........................   F-189
     Statement of Stockholders' Impairment for the Year Ended December 31, 1995......   F-190
     Statement of Cash Flows for the Year Ended December 31, 1995....................   F-191
     Notes to the Financial Statements...............................................   F-192
     Unaudited Balance Sheet as of June 30, 1996.....................................   F-200
     Unaudited Statement of Operations for the Six Months Ended June 30, 1996 and
      1995...........................................................................   F-201
     Unaudited Statement of Stockholders' Impairment for the Six Months Ended June
      30, 1996 and 1995..............................................................   F-202
     Unaudited Statement of Cash Flows for the Six Months Ended June 30, 1996 and
      1995...........................................................................   F-203
     Notes to the Unaudited Financial Statements.....................................   F-204
  RECYCLING INDUSTRIES, INC.
     Independent Auditor's Report....................................................   F-211
     Balance Sheet as of March 31, 1996..............................................   F-212
     Statement of Operations for the Year Ended March 31, 1996.......................   F-213
     Statement of Stockholders' Equity for the Year Ended March 31, 1996.............   F-214
     Statement of Cash Flows for the Year Ended March 31, 1996.......................   F-215
     Notes to the Financial Statements...............................................   F-216
     Unaudited Balance Sheet as of June 30, 1996.....................................   F-220
     Unaudited Statement of Income and Retained Earnings for the Three Months Ended
      June 30, 1996 and 1995.........................................................   F-221
     Unaudited Statement of Cash Flows for the Three Months Ended June 30, 1996 and
      1995...........................................................................   F-222
     Notes to the Unaudited Financial Statements.....................................   F-223

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Republic Industries, Inc.:

     We have audited the accompanying consolidated balance sheets of Republic Industries, Inc. (a Delaware corporation, formerly Republic Waste Industries, Inc.) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows (restated) for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Industries, Inc. and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows (restated) for each of the three years in the period ended December 31, 1995, all in conformity with generally accepted accounting principles.

     We have also made similar audits of the accompanying supplemental consolidated balance sheets of Republic Industries, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related supplemental consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. The supplemental consolidated statements give retroactive effect to the merger with Alamo Rent-A-Car, Inc. and Affiliates on November 25, 1996, which has been accounted for as a pooling of interests as described in Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We did not audit the financial statements of DKBERT Assoc. ("DKBERT") and Guy Salmon USA, Ltd. and subsidiaries, ("GUSA Ltd."), affiliates of Alamo Rent-A-Car, Inc. and Affiliates, companies acquired during 1996 in a transaction accounted for as a pooling of interests, as described in Note 1. Such statements are included in the supplemental consolidated financial statements of Republic Industries, Inc. and subsidiaries and reflect total assets and revenues constituting 13.7 percent and 7.8 percent, respectively, in 1995, 11.9 percent and 4.9 percent, respectively in 1994, and 4.3 percent of total revenue in 1993, of the related supplemental consolidated totals. These statements were audited by other auditors whose reports thereon have been furnished to us and our opinion expressed herein, insofar as it relates to the amounts included for DKBERT and GUSA Ltd., is based solely upon the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based upon our audits and the reports of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Industries, Inc. and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, after giving retroactive effect to the merger with Alamo Rent-A-Car, Inc. and Affiliates as described in Note 1, all in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  December 5, 1996.

                           REPUBLIC INDUSTRIES, INC.

                     CONSOLIDATED BALANCE SHEETS (RESTATED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995        1994
                                                                          --------    --------
                                            ASSETS
Current Assets:
  Cash and cash equivalents.............................................  $164,572    $ 11,485
  Accounts receivable, less allowance for doubtful accounts of $2,559
     and $1,581, respectively...........................................    38,092      26,159
  Prepaid expenses......................................................     3,757       2,735
  Inventory.............................................................    14,924       4,104
  Other current assets..................................................     7,323       2,389
                                                                          --------    --------
          Total Current Assets..........................................   228,668      46,872
Property and equipment, net.............................................   204,949     141,126
Investment in subscriber accounts, net of accumulated amortization of
  $11,446 and $6,977, respectively......................................    42,240      24,193
Intangible assets, net of accumulated amortization of $9,026 and $3,212,
  respectively..........................................................   101,363      15,605
Net assets of discontinued operations...................................        --      20,292
Other assets............................................................     5,246       9,119
                                                                          --------    --------
          Total Assets..................................................  $582,466    $257,207
                                                                          ========    ========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable......................................................  $ 18,732    $ 12,829
  Accrued liabilities...................................................    21,506      11,635
  Current portion of deferred revenue...................................    25,555      13,892
  Current maturities of long-term debt and notes payable................    11,996      11,210
  Current portion of accrued environmental and landfill costs...........     2,925       1,404
  Income taxes payable..................................................     3,625       1,281
                                                                          --------    --------
          Total Current Liabilities.....................................    84,339      52,251
                                                                          --------    --------
Long-term debt and notes payable, net of current maturities.............     3,791      40,703
Deferred revenue, net of current portion................................    18,012      20,353
Accrued environmental and landfill costs, net of current portion........     8,386       8,244
Deferred income taxes...................................................    14,414      11,597
Other liabilities.......................................................     2,976       8,841
                                                                          --------    --------
          Total Liabilities.............................................   131,918     141,989
                                                                          --------    --------
COMMITMENTS AND CONTINGENCIES...........................................
SHAREHOLDERS' EQUITY
  Preferred stock, par value $.01 per share; 5,000,000 shares
     authorized; none issued............................................        --          --
  Common stock, par value $.01 per share; 350,000,000 and 100,000,000 shares authorized, respectively; 161,820,630 and 96,456,334 shares
     issued, respectively...............................................     1,618         965
  Additional paid-in capital............................................   420,557     109,301
  Retained earnings.....................................................    28,373       5,625
  Notes receivable arising from stock purchase agreements...............        --        (673)
                                                                          --------    --------
          Total Shareholders' Equity....................................   450,548     115,218
                                                                          --------    --------
          Total Liabilities and Shareholders' Equity....................  $582,466    $257,207
                                                                          ========    ========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF OPERATIONS (RESTATED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1995         1994         1993
                                                             --------     --------     --------
Revenue....................................................  $295,238     $218,173     $182,495
Expenses:
  Cost of operations.......................................   192,311      143,375      121,640
  Selling, general and administrative......................    67,048       49,245       46,477
  Restructuring and unusual charges........................        --           --       10,040
                                                             --------     --------     --------
Operating income...........................................    35,879       25,553        4,338
Interest and other income..................................     5,715        1,081          760
Interest expense...........................................    (6,139)      (4,487)      (2,936)
                                                             --------     --------     --------
Income from continuing operations before income taxes......    35,455       22,147        2,162
Income tax provision.......................................    15,534        5,298        2,493
                                                             --------     --------     --------
Income (loss) from continuing operations...................    19,921       16,849         (331)
Discontinued operations:
  Income (loss) from discontinued operations, net..........      (293)       2,684      (14,579)
                                                             --------     --------     --------
Net income (loss)..........................................  $ 19,628     $ 19,533     $(14,910)
                                                             ========     ========     ========
Primary earnings (loss) per common and common equivalent
  share:
  Continuing operations....................................  $    .15     $    .17     $     --
  Discontinued operations..................................        --          .03         (.15)
                                                             --------     --------     --------
          Net income (loss)................................  $    .15     $    .20     $   (.15)
                                                             ========     ========     ========
Fully diluted earnings (loss) per common and common
  equivalent share:
  Continuing operations....................................  $    .14     $    .17     $     --
  Discontinued operations..................................        --          .03         (.15)
                                                             --------     --------     --------
          Net income (loss)................................  $    .14     $    .20     $   (.15)
                                                             ========     ========     ========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (RESTATED)
                                 (IN THOUSANDS)

                                                                                             NOTES
                                                                            RETAINED       RECEIVABLE
                                                             ADDITIONAL     EARNINGS      ARISING FROM
                                                    COMMON    PAID-IN     (ACCUMULATED   STOCK PURCHASE
                                                    STOCK     CAPITAL       DEFICIT)       AGREEMENTS
                                                    ------   ----------   ------------   --------------
Balance at December 31, 1992......................  $ 968     $ 103,353     $ 17,423         $ (673)
  Contributions to capital former owners of pooled
     companies....................................     --         4,167           --             --
  Distributions to former owners of pooled
     companies....................................     --            --       (6,350)            --
  Other...........................................     --          (679)        (418)            --
  Net loss........................................     --            --      (14,910)            --
                                                    ------     --------     --------          -----
Balance at December 31, 1993......................    968       106,841       (4,255)          (673)
  Distributions to former owners of pooled
     companies....................................     --            --       (9,671)            --
  Other...........................................     (3)        2,460           18             --
  Net income......................................     --            --       19,533             --
                                                    ------     --------     --------          -----
Balance at December 31, 1994......................    965       109,301        5,625           (673)
  Sales of common stock...........................    415       231,616           --             --
  Stock issued in acquisitions....................    172        82,811           --             --
  Exercise of stock options and warrants,
     including tax benefit of $4,068..............     28        13,346           --             --
  Payments received on notes......................     --            --           --            673
  Reclassification of additional paid-in capital
     to effect the spin-off.......................     --       (36,305)      36,305             --
  Spin-off of Republic Environmental Systems,
     Inc..........................................     --            --      (23,579)            --
  Distributions to former owners of pooled
     companies....................................     --            --       (9,718)            --
  Other...........................................     38        19,788          112             --
  Net income......................................     --            --       19,628             --
                                                    ------     --------     --------          -----
Balance at December 31, 1995......................  $1,618    $ 420,557     $ 28,373         $   --
                                                    ======     ========     ========          =====

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED)
                                 (IN THOUSANDS)

                                                                    YEARS ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                   1995       1994       1993
                                                                 --------   --------   --------
Cash Flows from Operating Activities of Continuing Operations:
  Income (loss) from continuing operations.....................  $ 19,921   $ 16,849   $   (331)
  Adjustments to reconcile income (loss) from continuing
     operations to net cash provided by continuing operations:
     Restructuring and unusual charges.........................        --         --     10,040
     Depreciation, depletion and amortization..................    22,673     19,525     15,591
     Provision for accrued environmental and landfill costs....       400        377        215
     Gain on the sale of equipment.............................      (311)      (286)      (143)
  Changes in assets and liabilities, net of effects from
     business acquisitions:
     Accounts receivable.......................................    (5,452)    (2,754)    (2,070)
     Prepaid expenses and other assets.........................   (13,387)      (708)    (2,348)
     Accounts payable and accrued liabilities..................     2,505      2,681        251
     Income taxes payable......................................     4,300      2,171        534
     Deferred and current revenue and other liabilities........   (13,356)   (10,985)    (2,928)
                                                                  -------    -------    -------
          Net cash provided by continuing operations...........    17,293     26,870     18,811
                                                                  -------    -------    -------
Cash Used by Discontinued Operations...........................      (261)      (736)    (4,360)
                                                                  -------    -------    -------
Cash Flows from Investing Activities:
  Advances and loans...........................................        --         --         --
  Business acquisitions, net of cash acquired..................    (7,304)    (4,776)    (5,664)
  Purchases of property and equipment..........................   (62,930)   (23,383)   (13,317)
  Investment in subscriber accounts............................   (15,980)   (17,512)    (9,569)
  Other........................................................       126       (901)    (2,357)
                                                                  -------    -------    -------
          Net cash used in investing activities................   (86,088)   (46,572)   (30,907)
                                                                  -------    -------    -------
Cash Flows from Financing Activities:
  Sales of common stock........................................   232,031         --         --
  Exercise of stock options and warrants.......................     9,306         --         --
  Capital contribution to Republic Environmental Systems,
     Inc.......................................................    (2,520)        --         --
  Payments of long-term debt and notes payable.................   (86,667)   (17,950)   (16,035)
  Proceeds from long-term debt and notes payable...............    39,693     21,717     23,201
  Proceeds from financing arrangements.........................    24,747     27,070     15,473
  Distributions to former owners of pooled companies...........    (7,434)    (9,041)    (6,044)
  Other........................................................    12,987     (1,240)       615
                                                                  -------    -------    -------
          Net cash provided by financing activities............   222,143     20,556     17,210
                                                                  -------    -------    -------
Increase in Cash and Cash Equivalents..........................   153,087        118        754
Cash and Cash Equivalents:
  Beginning of Period..........................................    11,485     11,367     10,613
                                                                  -------    -------    -------
  End of Period................................................  $164,572   $ 11,485   $ 11,367
                                                                  =======    =======    =======

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED) (000'S OMITTED IN ALL TABLES EXCEPT PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying Consolidated Financial Statements include the accounts of Republic Industries, Inc. (formerly Republic Waste Industries, Inc.) and its subsidiaries ("Republic" or the "Company"). All significant intercompany accounts and transactions have been eliminated. In 1994, the Board of Directors authorized management to pursue a plan to distribute its hazardous waste services segment, Republic Environmental Systems, Inc. ("RESI"), now known as International Alliance Services, Inc., to Republic shareholders. Accordingly, as discussed in Note 9, this segment has been accounted for as a discontinued operation and the accompanying Consolidated Financial Statements presented herein have been restated to report separately the net assets and operating results of these discontinued operations.

     In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made in the preparation of the accompanying Consolidated Financial Statements are estimated future cost requirements for closure and post-closure monitoring and maintenance for the Company's solid waste facilities and estimated customer lives utilized in amortizing the investment in subscriber accounts with respect to the Company's electronic security service segment. Although the Company believes its estimates are appropriate, changes in assumptions utilized in preparing such estimates could cause these estimates to change in the near term.

     The accompanying Consolidated Financial Statements include the financial position and results of operations of Kertz Security Systems II, Inc. and Kertz Security Systems, Inc. (collectively, "Kertz"), with which the Company merged in August 1995; United Waste Service, Inc. ("United") and Southland Environmental Services, Inc. ("Southland"), with which the Company merged in October 1995; J.C. Duncan Company, Inc. and affiliates ("Duncan"), Garbage Disposal Service, Inc. ("GDS"), Fennell Container Co., Inc. and affiliates ("Fennell") and Scott Security Systems and affiliates ("Scott"), with which the Company merged in November 1995; The Denver Fire Reporter & Protective Co. and affiliate ("Denver Alarm") and Incendere, Inc. and affiliates ("Schaubach"), with which the Company merged in February 1996; and CarChoice, Inc. ("CarChoice") which the Company acquired in August 1996. These transactions were accounted for under the pooling of interests method of accounting and, accordingly, the Consolidated Financial Statements have been previously restated as if the Company and Kertz, United, Southland, Duncan, GDS, Fennell, Scott, Denver Alarm, Schaubach and CarChoice had operated as one entity since inception. See Note 2 for further discussion of these transactions.

     All per share data and numbers of shares of common stock for all periods included in the financial statements and notes thereto have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend that was effected in June 1996, as more fully described in Note 5.

     Inventory. Inventory consists primarily of vehicles valued using the specific identification method. Cost includes acquisition expenses as well as charges to bring inventory units to their existing location and condition, including reconditioning cost. Parts and accessories are valued at the lower of cost, using the first-in, first-out method, or market.

     Property and Equipment. Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged

                           REPUBLIC INDUSTRIES, INC.

to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in current operations.

     The Company revises the estimated useful lives of property and equipment acquired through its business acquisitions to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, three to fifteen years for trucks and equipment and five to ten years for furniture and fixtures.

     Landfills are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain a landfill permit and direct costs incurred to construct and develop the site. These costs are depleted based on consumed airspace. No general and administrative costs are capitalized as landfills and landfill improvements.

     Depreciation, amortization and depletion expense related to property and equipment was $15,988,000, $14,815,000 and $12,817,000 in 1995, 1994 and 1993,
respectively.

     A summary of property and equipment is shown below:

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                        1995        1994
                                                                      --------    --------
    Land, landfills and improvements................................  $ 97,610    $ 84,864
    Trucks and equipment............................................   157,677     106,881
    Buildings and improvements......................................    29,386      17,127
    Furniture and fixtures..........................................     9,061       8,128
                                                                      --------    --------
                                                                       293,734     217,000
    Less: accumulated depreciation, amortization and depletion......   (88,785)    (75,874)
                                                                      --------    --------
                                                                      $204,949    $141,126
                                                                      ========    ========

     Investment in Subscriber Accounts. Investment in subscriber accounts consists of certain capitalized costs associated with new monitoring systems installed by the Company's electronic security service business and the cost of acquired subscriber accounts.

     The costs are amortized over periods ranging from eight to twelve years (based on estimated and historical customer attrition rates) on a straight-line basis. Amortization expense related to investment in subscriber accounts was $4,357,000, $3,377,000 and $1,801,000 in 1995, 1994 and 1993, respectively.

     Intangible Assets. Intangible assets consist primarily of the cost of acquired businesses in excess of the fair value of net tangible assets acquired. The cost in excess of the fair value of net tangible assets is amortized over forty years on a straight-line basis. Amortization expense related to intangible assets was $2,328,000, $1,333,000 and $973,000 in 1995, 1994 and 1993,
respectively.

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted net income over the remaining life of the intangible assets in measuring their recoverability.

     Deferred Revenue. Deferred revenue consists primarily of proceeds from the factoring of electronic security monitoring contracts by one of the Company's acquired security businesses. The use of factoring was discontinued by the Company subsequent to the date of acquisition of such business. Revenue is recognized over the period services are provided.

     Accrued Environmental and Landfill Costs. Accrued environmental and landfill costs include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include estimated costs to be

                           REPUBLIC INDUSTRIES, INC.

incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. Estimated aggregate closure and post-closure costs are to be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. Excluding existing accruals at the end of 1995, approximately $7,871,000 of such costs are to be expensed over the remaining lives of these facilities. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs.

     Environmental costs are accrued by the Company through a charge to income in the period such costs become probable and reasonably estimable.

     The Company periodically reassesses its method and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which the Company's facilities are located and the expectations regarding costs of securing environmental services.

     As discussed in Note 7, the Company is involved in litigation and is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in additional litigation which are in the normal course of business.

     Revenue Recognition. Revenue from the Company's solid waste services segment includes primarily waste collection and landfill tipping fees. Revenue from the Company's electronic security services business results from monitoring contracts for security systems and fees charged for the sale and installation of such systems. Revenue from the Company's vehicle retailing segment consists primarily of sales of used vehicles. The Company recognizes revenue from its solid waste, electronic security services and vehicle retailing segments in the period services are provided or products are sold.

     Statements of Cash Flows. The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents. The effect of non-cash transactions related to business combinations, as discussed in Note 2, and other non-cash transactions are excluded from the Statements of Cash Flows.

     Fair Value of Financial Instruments. The carrying values of cash, trade accounts receivable, trade accounts payable and financial instruments included in other current assets and other assets approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities. Under this method the Company's fair value of long-term debt was not significantly different than the stated value at December 31, 1995 and 1994.

     In the normal course of business, the Company has letters of credit, performance bonds and other guarantees which are not reflected in the accompanying Consolidated Balance Sheets. The Company's management believes that the likelihood of performance under these financial instruments is minimal and expects no material losses to occur in connection with these financial instruments.

     Concentrations of Credit Risk. Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and markets in which the Company's services are provided, as well as their dispersion across many different geographic areas. As a result, at December 31, 1995, the Company does not consider itself to have any significant concentrations of credit risk.

     New Accounting Pronouncements. In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which was adopted by the Company in the first

                           REPUBLIC INDUSTRIES, INC.

quarter of 1996 without material effect. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation", which requires adoption in 1996. SFAS No. 123 requires that the Company's financial statements include certain disclosures about stock-based employee compensation arrangements and permits the adoption of a change in accounting for such arrangements. Changes in accounting for stock-based compensation are optional and the Company will adopt only the disclosure requirements in its 1996 annual report on Form 10-K.

2.  BUSINESS COMBINATIONS

PENDING ACQUISITIONS

     In June 1996, the Company signed a definitive agreement to acquire Continental Waste Industries, Inc. ("Continental") in a merger transaction. Continental provides integrated solid waste management services to residential, commercial and industrial customers primarily in the mid-south and eastern United States. Under the terms of the agreement, each share of common stock of Continental would be exchanged, on a tax-free basis, for .80 of a share of the Company's common stock, par value $.01 per share ("Common Stock"). As of September 30, 1996, Continental had approximately 15,349,000 shares of common stock issued and outstanding. The transaction, which will be accounted for under the pooling of interests method of accounting, is subject to approval of Continental's shareholders and other customary closing conditions, including regulatory approvals. Certain shareholders of Continental, representing approximately 23% of Continental's outstanding common stock, have agreed to vote their shares in favor of the transaction and have granted to the Company irrevocable proxies to vote or to execute written consents with respect to their shares in favor of the transaction.

     In June 1996, the Company signed a definitive agreement to acquire Addington Resources, Inc. ("Addington") in a merger transaction. Addington provides integrated solid waste disposal services including landfill, collection and recycling services for cities and counties in the southeastern United States. Under the terms of the agreement, each share of common stock of Addington would be exchanged, on a tax-free basis, for .90 of a share of the Company's Common Stock. As of September 30, 1996, Addington had approximately 15,194,000 shares of common stock issued and outstanding. The transaction, which will be accounted for under the pooling of interests method of accounting, is subject to approval by the shareholders of Addington and other customary closing conditions, including regulatory approvals. Six of Addington's shareholders, representing approximately 45% of Addington's outstanding common stock, have granted to the Company irrevocable proxies to, and agreed to, vote or to execute written consents with respect to their shares in favor of the transaction.

     In May 1996, after approval by a special committee of disinterested members of the Company's Board of Directors, the Company signed a definitive agreement to acquire AutoNation. AutoNation is a privately-owned company developing a chain of megastores for the sale of new and used vehicles in a customer friendly environment and is partially owned by the Company's Chairman and Chief Executive Officer, and certain other officers and directors of the Company. The transaction, which will be accounted for under the purchase method of accounting, is subject to final approval by the shareholders of the Company and other customary closing conditions, including regulatory approvals. It is contemplated that the Company will issue approximately 17,467,000 shares of its Common Stock in connection with the transaction.

COMPLETED ACQUISITIONS

     Significant businesses acquired and accounted for under the pooling of interests method of accounting have been included retroactively in the financial statements as if the companies had operated as one entity

                           REPUBLIC INDUSTRIES, INC.

since inception. Businesses acquired through December 31, 1995 and accounted for under the purchase method of accounting are included in the financial statements from the date of acquisition.

     In August 1996, the Company acquired all of the net assets of CarChoice. CarChoice, which commenced operations in January 1995 and opened its first store in December 1995, is a developer and operator of used car superstores similar to those being developed by AutoNation.

     In February 1996, the Company acquired all of the outstanding capital stock of Denver Alarm. Denver Alarm provides installation, monitoring and maintenance services to residential and commercial customers throughout Colorado.

     In February 1996, the Company acquired Schaubach. Schaubach provides solid waste collection and recycling services to residential, commercial, and industrial customers in southeastern Virginia and eastern North Carolina and provides transportation of medical waste throughout the Mid-Atlantic states.

     The Company issued an aggregate of 9,707,664 shares of Common Stock to acquire CarChoice, Denver Alarm and Schaubach (the "Pooled Entities"), all of which have been accounted for under the pooling of interests method of accounting.

     Details of the results of operations of the previously separate companies for the periods before the pooling of interests combinations were consummated are as follows:

                                                                YEARS ENDED DECEMBER 31,
                                                             ------------------------------
                                                               1995       1994       1993
                                                             --------   --------   --------
    Revenue:
      The Company..........................................  $260,315   $187,111   $154,301
      Pooled Entities......................................    34,923     31,062     28,194
                                                             --------   --------   --------
                                                             $295,238   $218,173   $182,495
                                                             ========   ========   ========
    Net income (loss):
      The Company..........................................  $ 22,919   $ 17,116   $(17,052)
      Pooled Entities......................................    (3,291)     2,417      2,142
                                                             --------   --------   --------
                                                             $ 19,628   $ 19,533   $(14,910)
                                                             ========   ========   ========

     In August 1995, the Company merged with Kertz, which provides electronic security monitoring and maintenance predominantly in the South Florida area. In October 1995, the Company merged with United and Southland. United provides solid waste collection, transfer and recycling services in the Atlanta, Georgia metropolitan area, and Southland provides solid waste collection services in the Northeast Florida area. In November 1995, the Company merged with Duncan, GDS, Fennell and Scott. Duncan provides solid waste collection and recycling services in the Dallas-Fort Worth metropolitan area and throughout west Texas and also operates two landfills. GDS provides solid waste collection and recycling services throughout western North Carolina. Fennell is a full-service solid waste management company, providing services in and around Charleston and Greenville, South Carolina and also owns a landfill. Scott is an electronic security alarm company, providing installation, monitoring and maintenance services in Jacksonville, Orlando and Tallahassee, Florida, and other metropolitan areas in the southeastern United States, including Charlotte, North Carolina; Savannah, Georgia and Nashville, Tennessee. The Company issued an aggregate of 36,255,968 shares of the Company's Common Stock for the above acquisitions. These acquisitions were accounted for under the pooling of interests method of accounting and, accordingly, the accompanying Consolidated Financial Statements have previously been restated as if the Company and Kertz, United, Southland, Duncan, GDS, Fennell and Scott had operated as one entity since inception.

     In August 1995, the Company acquired all of the outstanding shares of capital stock of Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC"). The purchase price paid by the

                           REPUBLIC INDUSTRIES, INC.

Company was approximately $72,800,000 and consisted of 16,000,000 shares of Common Stock. HMC, as the third largest solid waste management company in Florida, provides solid waste collection and recycling services to commercial, industrial and residential customers. This acquisition, as well as several other minor business combinations from January 1, 1993 to December 31, 1995, have been accounted for under the purchase method of accounting.

     The following summarizes the preliminary purchase price allocation for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) consummated during the following periods:

                                                                 YEARS ENDED DECEMBER 31,
                                                                ---------------------------
                                                                  1995      1994     1993
                                                                --------   ------   -------
    Property and equipment....................................  $ 17,696   $1,619   $ 7,744
    Investment in subscriber accounts.........................        --       --        --
    Intangible assets.........................................    88,818    3,307       338
    Working capital (deficiency), net of cash acquired........    (4,693)     309        37
    Long-term debt assumed....................................   (11,519)    (459)   (1,322)
    Other liabilities, net....................................       (15)      --    (1,133)
    Common stock issued.......................................   (82,983)      --        --
                                                                ---------  ------   --------
    Cash used in acquisitions.................................  $  7,304   $4,776   $ 5,664
                                                                =========  ======   ========

     The Company's unaudited pro forma supplemental consolidated results of operations, assuming the acquisition of HMC had occurred at the beginning of each of the periods presented are as follows:

                                                                           YEARS ENDED
                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1995       1994
                                                                       --------   --------
    Revenue..........................................................  $328,439   $266,176
                                                                       ========   ========
    Net income from continuing operations............................  $ 20,773   $ 19,059
                                                                       ========   ========
    Fully diluted earnings per common and common equivalent share
      from continuing operations.....................................  $    .14   $    .17
                                                                       ========   ========

     The unaudited pro forma results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated HMC as of January 1, 1994.

     In September 1996, Republic announced that the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement"), by and among Republic, R.I./Triangle, Ltd. and ADT Limited, a Bermuda corporation ("ADT"), which provided for the acquisition of ADT by Republic, had been terminated by mutual agreement of the parties. In connection with the execution of the ADT Agreement, ADT granted to Republic a warrant (the "ADT Warrant") to purchase 15,000,000 common shares of ADT at a purchase price of $20 per share (which approximated fair market value), subject to certain anti-dilution adjustments. The warrant became exercisable upon the termination of the ADT Agreement and remains exercisable until March 1997. Pursuant to the terms of the warrant, ADT has granted to Republic certain registration rights with respect to the common shares of ADT issuable to Republic upon exercise of the warrant.

     In November 1996, the Company acquired Alamo Rent-A-Car, Inc. ("Alamo") in a merger transaction. Alamo is the fourth largest rental car company in the United States and operates a fleet of approximately 158,000 vehicles. Alamo operates in 42 states in the United States and has operations in 10 European

                           REPUBLIC INDUSTRIES, INC.

countries and Canada. The Company issued 22,123,893 shares of Common Stock to acquire Alamo which will be accounted for under the pooling of interests method of accounting. The Company's unaudited pro forma consolidated results of operations assuming the Alamo acquisition had been consummated as of December 31, 1995 are as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                 ----------------------------------------
                                                    1995           1994           1993
                                                 ----------     ----------     ----------
        Revenue................................  $1,686,892     $1,531,095     $1,331,693
                                                  =========      =========      =========
        Net income (loss)......................  $  (11,832)    $   31,337     $    4,150
                                                  =========      =========      =========
        Fully diluted earnings (loss) per
          common and common equivalent share...  $     (.08)    $      .26     $      .03
                                                  =========      =========      =========

3.  LONG-TERM DEBT AND NOTES PAYABLE

     Long-term debt and notes payable consisted of the following:

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                        1995        1994
                                                                      --------    --------
    Revolving credit facility, secured by the stock of the Company's subsidiaries, interest at prime or at a Eurodollar rate plus
      1.5%, principal repaid in 1995................................  $     --    $ 12,600
    Vehicle floorplan credit facility, secured by the Company's vehicle inventory, interest at LIBOR plus 2.75%, due on
      demand........................................................     9,909          --
    Notes to banks and financial institutions, secured by equipment and other assets, interest ranging from 7.2% to 13.0%,
      principal repaid in 1996......................................     4,590      31,937
    Other notes, secured by equipment and other assets, interest
      ranging from 8.3% to 9.0%.....................................     1,288       7,376
                                                                      --------    --------
                                                                        15,787      51,913
    Less current maturities.........................................   (11,996)    (11,210)
                                                                      --------    --------
                                                                      $  3,791    $ 40,703
                                                                      ========    ========

     In December 1995, the Company entered into a credit agreement (the "Credit Agreement") with certain banks pursuant to which such banks have agreed to advance the Company on an unsecured basis an aggregate of $250,000,000 for a term of 36 months. Outstanding advances, if any, are payable at the expiration of the 36-month term. At December 31, 1995, the Company had standby letters of credit of $5,386,000 which reduce availability under this facility. The Credit Agreement requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is payable monthly and generally determined using either a competitive bid feature or a LIBOR based rate. As of December 31, 1995, no amounts were outstanding and the Company was in material compliance with all covenants under the Credit Agreement.

     In August 1996, the Company refinanced its existing $21,000,000 vehicle floorplan credit facility with a new $25,000,000 vehicle floorplan credit facility. Advances under this facility bear interest at LIBOR plus 2.75% and are secured by the Company's vehicle inventory. In October 1996, the Company repaid all borrowings under this facility.

                           REPUBLIC INDUSTRIES, INC.

     At December 31, 1995, aggregate maturities of long-term debt were as follows:

    1996......................................................................   $11,996
    1997......................................................................     1,193
    1998......................................................................     1,001
    1999......................................................................       726
    2000......................................................................       735
    Thereafter................................................................       136
                                                                                 -------
                                                                                 $15,787
                                                                                 =======

     The Company made interest payments of approximately $5,894,000, $4,373,000 and $2,688,000 in 1995, 1994 and 1993, respectively.

4.  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     The Company files a consolidated federal income tax return which includes the operations of businesses acquired for periods subsequent to the dates of the acquisitions. Certain businesses acquired which were accounted for under the pooling of interests method of accounting were subchapter S corporations for income tax purposes prior to their acquisition by the Company. For purposes of these Consolidated Financial Statements, federal and state income taxes have been provided as if these companies had filed subchapter C corporation tax returns for the pre-acquisition periods, and the current income tax expense is reflected as an increase to additional paid-in capital. The subchapter S corporation status of these companies was terminated effective with the closing date of the acquisitions.

     The components of the income tax provision related to continuing operations for the years ended December 31 are shown below:

                                                                 1995      1994      1993
                                                                -------   -------   -------
    Current:
      Federal.................................................  $ 9,778   $ 5,270   $ 2,815
      State...................................................    1,038       751       405
                                                                -------    ------    ------
                                                                 10,816     6,021     3,220
    Federal deferred..........................................    3,010     2,482    (1,969)
    Tax reserve adjustments...................................      763    (1,963)       --
    Change in valuation allowance.............................      945    (1,242)    1,242
                                                                -------    ------    ------
    Income tax provision......................................  $15,534   $ 5,298   $ 2,493
                                                                =======    ======    ======

     Net operating loss carryforwards are recognized under SFAS No. 109 unless it is more likely than not that they will not be realized. In 1995, the Company recorded a $945,000 valuation allowance due to the uncertainty surrounding future realization of a portion of the deferred tax assets generated as a result of acquired net operating loss carryforwards. In 1993, the Company recorded a $1,242,000 valuation allowance related to the realization of deferred tax assets generated as a result of the 1993 restructuring and unusual charges. This valuation allowance was recorded due to the uncertainty surrounding the future utilization of such deferred tax assets. In 1994, the valuation allowance was eliminated based on the expected realization of such deferred tax assets.

                           REPUBLIC INDUSTRIES, INC.

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the years ended December 31 is shown below:

                                                                      1995    1994    1993
                                                                      ----    ----    -----
    Statutory federal income tax rate...............................  35.0%   34.0%    34.0%
    Amortization of intangible assets...............................   1.3      .4      3.6
    State income taxes, net of federal benefit......................   2.3     3.0     14.4
    Tax reserve adjustments.........................................   2.2    (8.9)      --
    Change in valuation allowance...................................   2.7    (5.1)    47.3
    Other, net......................................................    .3      .5     16.0
                                                                      ----    ----    -----
              Effective tax rate....................................  43.8%   23.9%   115.3%
                                                                      ====    ====    =====

     Components of the net deferred income tax liability at December 31 are shown below:

                                                                          1995      1994
                                                                         -------   -------
    Deferred income tax liabilities:
      Book basis in property over tax basis............................  $25,507   $23,773
      Deferred costs...................................................    8,067     8,954
                                                                         -------   -------
                                                                          33,574    32,727
                                                                         -------   -------
    Deferred income tax assets:
      Net operating losses.............................................   (5,414)   (5,186)
      Deferred revenue.................................................  (10,353)  (11,240)
      Accrued environmental and landfill costs.........................   (2,842)   (2,761)
      Accruals not currently deductible................................   (1,496)   (1,943)
                                                                         -------   -------
                                                                         (20,105)  (21,130)
                                                                         -------   -------
    Valuation allowance................................................      945        --
                                                                         -------   -------
    Net deferred income tax liability..................................  $14,414   $11,597
                                                                         =======   =======

     At December 31, 1995, the Company had available federal net operating loss carryforwards of approximately $15,500,000 which begin to expire in the year 2006.

     The Company made income tax payments of approximately $4,839,000, $2,278,000 and $1,260,000 in 1995, 1994 and 1993, respectively.

5.  SHAREHOLDERS' EQUITY

     In November 1996, the Company sold approximately 12,085,000 shares of Common Stock in a private placement transaction resulting in net proceeds of $353,000,000.

     In May 1996, the Company sold 9,878,400 shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $197,583,000.

     In May 1996, the Board of Directors declared a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend, payable June 8, 1996, to holders of record on May 28, 1996. As a result, $790,000 (par value of shares outstanding at December 31, 1995) has been transferred from additional paid-in capital to common stock.

     In May 1996, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 350,000,000 shares to 500,000,000 shares.

                           REPUBLIC INDUSTRIES, INC.

     In August 1995, the Company sold an aggregate of 16,700,000 shares of Common Stock and warrants to purchase an additional 33,400,000 shares of Common Stock to H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Michael G. DeGroote, former Chairman of the Board, President and Chief Executive Officer of Republic), Harris W. Hudson, and certain of their assigns for an aggregate purchase price of $37,500,000. Mr. Huizenga is the Chairman of the Board and Chief Executive Officer of the Company; Mr. DeGroote is the Vice Chairman of the Board of the Company and Mr. Hudson is President and a Director of the Company. The warrants are exercisable at prices ranging from $2.25 to $3.50 per share. In August 1995, the Company issued and sold an additional 2,000,000 shares of Common Stock each to Mr. Huizenga and John J. Melk (a Director of the Company) for $6.63 per share for aggregate proceeds of approximately $26,500,000.

     In July 1995, the Company sold 10,800,000 shares of Common Stock in a private placement transaction for $6.63 per share, resulting in net proceeds of approximately $69,000,000 after deducting expenses, fees and commissions. In September 1995, the Company sold 10,000,000 shares of Common Stock in an additional private placement transaction for $10.13 per share resulting in net proceeds of approximately $99,000,000.

     As a result of the 1995 transactions discussed above, the Company received approximately $232,000,000 in cash proceeds. The Company used a portion of these proceeds to repay all outstanding borrowings under its revolving line of credit facility and a substantial portion of the debt related to acquired businesses.

     The Company has 5,000,000 authorized shares of preferred stock par value, $.01 per share, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences and dividends.

6.  STOCK OPTIONS AND WARRANTS

     The Company has various stock option plans under which shares of Common Stock may be granted to key employees and directors of the Company. Options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Common Stock at the date of grant.

     A summary of stock option and warrant transactions for the following periods is as follows:

                                                           YEARS ENDED DECEMBER 31,
                                               -------------------------------------------------
                                                    1995              1994             1993
                                               ---------------   --------------   --------------
    Options and warrants outstanding at
      beginning of period....................            6,786            6,394           14,854
    Granted..................................           44,874              752            2,034
    Exercised................................           (2,804)              --               --
    Canceled.................................             (322)            (360)            (664)
    Expired..................................               --               --           (9,830)
                                               ---------------   --------------   --------------
    Options and warrants outstanding at end
      of period..............................           48,534            6,786            6,394
                                               ===============   ==============   ==============
    Average price of options and warrants
      exercised..............................            $4.02              $--              $--
    Average price of options and warrants
      outstanding at end of period...........            $4.77            $3.80            $3.99
    Prices of options and warrants
      outstanding at end of period...........  $1.05 to $15.50   $1.05 to $7.25   $1.05 to $7.25
    Vested options and warrants at end of
      period.................................           39,038            3,656            2,800
    Options available for future grants at
      end of period..........................            4,344            5,698            5,690

                           REPUBLIC INDUSTRIES, INC.

7.  COMMITMENTS AND CONTINGENCIES

     Legal Proceedings. On May 3, 1991, the Company filed an action against G.I. Industries, Inc. ("GI"), Manuel Asadurian, Sr. and Mike Smith in the United States District Court for the Central District of California (the "Court"). The Company requested a declaratory judgment that it did not anticipatorily breach a merger agreement (the "Merger Agreement") between the Company and GI and that the Merger Agreement had been properly terminated. The Company also sought to recover $600,000 from GI, plus interest and costs, with respect to a certain financial guaranty provided by the Company in 1990 for the benefit of GI. In response to the Company's action, GI filed a counterclaim alleging that the Company breached the Merger Agreement and that it had suffered damages in excess of $16,000,000. In August 1993, the Court rendered a ruling favorable to the Company which GI appealed. In March 1995, the United States Court of Appeals for the Ninth Circuit vacated the August 1993 decision and remanded the case for further proceedings. The Court has commenced proceedings that may lead to a trial on damages.

     Subsequent to the commencement of the Company's litigation in this matter, GI filed for protection under Chapter 11 of the Bankruptcy Code.

     Western Waste Industries, Inc. ("Western") filed an action against the Company and others on July 20, 1990 alleging various causes of action including interference with business relations and seeks $24,000,000 in damages. The lawsuit stems from Western's attempts to acquire Best Pak Disposal, Inc. This case was scheduled for trial in May 1996, but by stipulation of the parties the trial date has been postponed pending the outcome of settlement discussions. By mutual agreement of the parties, the litigation was settled and the matter was dismissed with prejudice in October 1996. Such settlement had no material impact on the Company's consolidated financial position, results of operations or cash flows.

     The Company's solid waste and environmental services activities are conducted in the context of a developing and changing statutory and regulatory framework, aggressive government enforcement and a highly visible political environment. Governmental regulation of the waste management industry requires the Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures which may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant.

     In 1992, the Company received notices from Imperial County, California (the "County") and the California Department of Toxic Substances Control ("DTSC") that spent filter elements (the "Filters") from geothermal power plants, which had been deposited at the Company's Imperial Landfill for approximately five years, were classified as hazardous waste under California environmental regulations. Under United States EPA regulations, the Filters are not deemed hazardous waste as they are associated with the production of geothermal energy.

     The Company is currently conducting active discussions with all appropriate California regulatory agencies in order to obtain a variance under California regulations to reclassify the Filters as a special waste so they may be left in the landfill. If this occurs, the State, regional and local regulatory agencies may nevertheless require that the affected area of the landfill be capped and closed. In the event that the variance is not granted, remedial measures may be required based on the Filters' classification as a California hazardous waste. One of those measures could include the removal of the Filters or the closure of a portion of the landfill.

     Management is currently unable to determine (i) whether the waste will ultimately be classified as hazardous, (ii) if so, what action, if any, will be required as a result of this issue or (iii) what liability, if any, the Company will have as a result of this inquiry. In January 1994, the Company filed suit against the known past and present owners and operators of the geothermal power plants for all losses, fines and expenses the Company incurs associated with the resolution of this matter, including loss of airspace at the landfill, in the United States District Court for the Southern District of California, alleging claims for CERCLA response

                           REPUBLIC INDUSTRIES, INC.

costs recovery and intentional misrepresentation among other claims. This suit was settled in November 1996 without material impact on the Company's consolidated financial position, results of operations or cash flows.

     While the results of the legal and environmental proceedings described above and other proceedings which arose in the normal course of business cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, consolidated cash flows or consolidated financial position. However, unfavorable resolution of each matter individually or in the aggregate could affect the consolidated results of operations or cash flows for the quarterly periods in which they are resolved.

     Lease Commitments. The Company and its subsidiaries lease portions of their premises and certain equipment under various operating lease agreements. At December 31, 1995, total minimum rental commitments becoming payable under all operating leases are as follows:

    1996........................................................................  $1,940
    1997........................................................................  $1,285
    1998........................................................................  $  733
    1999........................................................................  $  401
    2000........................................................................  $  119
    Thereafter..................................................................  $   94

     Total rental expense incurred under operating leases was $4,344,000, $3,672,000 and $2,688,000 in 1995, 1994 and 1993, respectively.

8.  EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

     Earnings per common and common equivalent share are based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing earnings per common and common equivalent share, the Company utilizes the modified treasury stock method.

     The computations of weighted average common and common equivalent shares used in the calculation of primary and fully diluted earnings per share for the following periods are presented below:

                                                                  YEARS ENDED DECEMBER 31,
                                                                  -------------------------
                                                                   1995      1994     1993
                                                                  -------   ------   ------
    Primary:
      Common shares outstanding.................................  161,821   96,456   96,782
      Common equivalent shares..................................   53,104      166      320
      Weighted average treasury shares purchased................  (14,202)     298       --
      Effect of using weighted average common and common
         equivalent shares outstanding..........................  (66,300)      --       --
                                                                  -------   ------   ------
                                                                  134,423   96,920   97,102
                                                                  =======   ======   ======
    Fully diluted:
      Common shares outstanding.................................  161,821   96,456   96,782
      Common equivalent shares..................................   53,104      166      320
      Weighted average treasury shares purchased................   (7,646)     298       --
      Effect of using weighted average common and common
         equivalent shares outstanding..........................  (66,000)      --       --
                                                                  -------   ------   ------
                                                                  141,279   96,920   97,102
                                                                  =======   ======   ======

                           REPUBLIC INDUSTRIES, INC.

9.  DISCONTINUED OPERATIONS

     In 1994, the Company announced the contemplation of a plan to spin-off RESI, its hazardous waste services segment. This segment of the Company's business has been accounted for as a discontinued operation and, accordingly, the Company restated its Consolidated Financial Statements presented prior to that date to report separately the operating results of these discontinued operations. In April 1995, Republic shareholders received one share of common stock of RESI for every ten shares of Common Stock of Republic owned on April 21, 1995 in connection with the spin-off of RESI. Approximately 5,400,000 RESI shares were distributed to Republic shareholders (the "Distribution"). Revenue of the discontinued operations of RESI was $12,148,000, $46,599,000 and $61,617,000 in 1995, 1994 and 1993, respectively. The net income (loss) of the discontinued operations of RESI was ($293,000), $2,684,000 and ($14,579,000) in 1995, 1994 and 1993, respectively.

     In connection with the Distribution, the Company entered into a distribution agreement with RESI which sets forth the terms of the Distribution. Under this agreement, Republic contributed the intercompany balance to RESI's equity at the date of the Distribution. In April 1995, Republic contributed approximately $2,500,000 to RESI to repay RESI's indebtedness and to provide working capital to RESI. Additionally, the Company reclassified approximately $36,300,000 to retained earnings from additional paid-in capital to effect the spin-off under Delaware law. As a result of these transactions, the Company's equity at the date of the Distribution was reduced by approximately $23,600,000.

10.  RESTRUCTURING AND UNUSUAL CHARGES

     During the three months ended December 31, 1993, the Company recorded restructuring and unusual charges of $10,040,000 based on the Company's reevaluation of each of its solid waste operations. As a result of this reevaluation, the Company decided to close one of its facilities due to low waste volumes and abandon its permitting effort at another facility because of limited market opportunity in that area and delays in the permitting process. In accordance with industry standards, the Company provides for closure and post-closure over the life of a facility. Accordingly, the Company fully provided for these costs on the closed facility. The provision for closure and post-closure and the write-off of property and equipment and accumulated permitting costs associated with these facilities totaled $6,600,000. In conjunction with the reevaluation, the Company also decided to terminate certain contracts and employees. Costs related to employee relocations and terminations and other contract terminations totaled $1,200,000. In addition, the Company also reevaluated its exposure related to litigation and environmental matters and provided additional accruals aggregating $2,200,000 for the costs to defend or settle certain litigation and environmental matters.

11.  OPERATIONS BY INDUSTRY SEGMENT

     The Company is a holding company with major business segments in solid waste collection, disposal and recycling services, electronic security services for commercial and residential use and vehicle retailing and related businesses.

     The following tables present financial information regarding the Company's different industry segments for the years ended December 31:

                                                               1995       1994       1993
                                                             --------   --------   --------
    Revenue:
      Solid waste services.................................  $245,339   $176,260   $146,107
      Electronic security services.........................    49,826     41,913     36,388
      Automobile retailing.................................        73         --         --
                                                             --------   --------   --------
                                                             $295,238   $218,173   $182,495
                                                             ========   ========   ========

                           REPUBLIC INDUSTRIES, INC.

                                                               1995       1994       1993
                                                             --------   --------   --------
    Operating income (loss):
      Solid waste services.................................  $ 31,687   $ 23,201   $  4,224
      Electronic security services.........................     8,255      2,352        114
      Automobile retailing.................................    (4,063)        --         --
                                                             --------   --------   --------
                                                             $ 35,879   $ 25,553   $  4,338
                                                             ========   ========   ========
    Depreciation, depletion and amortization:
      Solid waste services.................................  $ 17,727   $ 15,414   $ 13,238
      Electronic security services.........................     4,946      4,111      2,353
      Automobile retailing.................................        --         --         --
                                                             --------   --------   --------
                                                             $ 22,673   $ 19,525   $ 15,591
                                                             ========   ========   ========
    Capital expenditures and investment in subscriber
      accounts:
      Solid waste services.................................  $ 51,436   $ 22,620   $ 12,243
      Electronic security services.........................    17,459     18,275     10,643
      Automobile retailing.................................    10,015         --         --
                                                             --------   --------   --------
                                                             $ 78,910   $ 40,895   $ 22,886
                                                             ========   ========   ========
    Assets:
      Solid waste services.................................  $514,220   $202,468   $179,837
      Electronic security services.........................    43,834     34,447     20,678
      Automobile retailing.................................    24,412         --         --
      Net assets of discontinued operations................        --     20,292     16,872
                                                             --------   --------   --------
                                                             $582,466   $257,207   $217,387
                                                             ========   ========   ========

12.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following is an analysis of certain items in the Consolidated Statements of Operations by quarter for 1995 and 1994.

                                                              FIRST    SECOND     THIRD    FOURTH
                                                             QUARTER   QUARTER   QUARTER   QUARTER
                                                             -------   -------   -------   -------
Revenue.............................................  1995   $63,094   $69,531   $78,054   $84,559
                                                      1994   $50,131   $54,088   $56,070   $57,884
Gross profit........................................  1995   $22,183   $24,211   $24,133   $32,400
                                                      1994   $17,066   $17,593   $19,723   $20,416
Income from continuing operations...................  1995   $ 3,351   $ 3,729   $ 3,886   $ 8,955
                                                      1994   $ 2,878   $ 4,261   $ 5,097   $ 4,613
Net income..........................................  1995   $ 3,859   $ 3,729   $ 3,886   $ 8,154
                                                      1994   $ 2,732   $ 5,088   $ 6,085   $ 5,628
Earnings per share from continuing operations.......  1995   $   .03   $   .04   $   .03   $   .05
                                                      1994   $   .03   $   .04   $   .05   $   .05

                           REPUBLIC INDUSTRIES, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                     DECEMBER 31,
                                                                                SEPTEMBER 30,   -----------------------
                                                                                    1996           1995         1994
                                                                                -------------   ----------   ----------
                                                                                 (UNAUDITED)
                                                  ASSETS
CURRENT ASSETS
  Cash and cash equivalents...................................................   $   190,115    $  176,525   $   27,183
  Receivables, net............................................................       322,794       210,102      218,977
  Revenue earning vehicles, net...............................................     2,201,583     1,478,409    1,732,515
  Inventory...................................................................        27,954        14,924        4,104
  Prepaid expenses and other current assets...................................       283,208       119,353      147,465
                                                                                  ----------    ----------   ----------
        TOTAL CURRENT ASSETS..................................................     3,025,654     1,999,313    2,130,244
Property and equipment, net...................................................       547,391       418,934      352,077
Investment in subscriber accounts, net of accumulated amortization of $17,603,
  $11,446 and $6,977, respectively............................................        78,940        42,240       24,193
Intangible assets, net of accumulated amortization of $21,856, $11,402 and
  $4,406, respectively........................................................       197,640       117,478       31,730
Other assets..................................................................        12,449         5,246       29,411
                                                                                  ----------    ----------   ----------
        TOTAL ASSETS..........................................................   $ 3,862,074    $2,583,211   $2,567,655
                                                                                  ==========    ==========   ==========
                                   LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable............................................................   $   164,685    $  136,783   $  116,874
  Accrued liabilities.........................................................       112,115        32,556       40,747
  Estimated auto liability claims.............................................       125,761       112,448      125,331
  Revenue earning vehicle financing...........................................     2,254,703     1,546,122    1,794,802
  Current maturities of other long-term debt and notes payable................        37,258        32,380       40,294
  Other current liabilities...................................................        39,864        41,948       27,975
                                                                                  ----------    ----------   ----------
        TOTAL CURRENT LIABILITIES.............................................     2,734,386     1,902,237    2,146,023
Other long-term debt and notes payable, net of current maturities.............       215,153       120,673      128,882
Other liabilities.............................................................        80,282        79,258       94,374
                                                                                  ----------    ----------   ----------
        TOTAL LIABILITIES.....................................................     3,029,821     2,102,168    2,369,279
                                                                                  ----------    ----------   ----------
COMMITMENTS AND CONTINGENCIES.................................................
SHAREHOLDERS' EQUITY
  Preferred stock, par value $.01 per share; 5,000,000 shares authorized; none
    issued....................................................................            --            --           --
  Common stock, par value $.01 per share; 500,000,000, 350,000,000 and
    100,000,000 shares authorized, respectively; 213,152,330, 183,944,523 and
    118,580,227 shares issued and outstanding, respectively...................         2,131         1,839        1,186
  Additional paid-in capital..................................................       757,308       425,532      122,070
  Retained earnings...........................................................        70,499        51,087       73,013
  Translation adjustment......................................................         2,315         2,585        2,780
  Notes receivable arising from stock purchase agreements.....................            --            --         (673)
                                                                                  ----------    ----------   ----------
        TOTAL SHAREHOLDERS' EQUITY............................................       832,253       481,043      198,376
                                                                                  ----------    ----------   ----------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............................   $ 3,862,074    $2,583,211   $2,567,655
                                                                                  ==========    ==========   ==========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                                             -----------------------   ------------------------------------
                                                1996         1995         1995         1994         1993
                                             ----------   ----------   ----------   ----------   ----------
                                                   (UNAUDITED)
    Revenue:
      Vehicle rentals......................  $1,170,360   $1,065,501   $1,389,351   $1,311,967   $1,148,251
      Service revenue......................     371,714      210,679      295,238      218,173      182,495
      Vehicle sales........................      51,657           --           --           --           --
      Other................................       3,837        1,868        2,303          955          947
                                             ----------   ----------   ----------   ----------   ----------
                                              1,597,568    1,278,048    1,686,892    1,531,095    1,331,693
    Expenses:
      Vehicle rental operating expenses....     437,505      450,393      594,323      496,588      371,755
      Cost of services.....................     250,307      140,152      192,311      143,375      121,640
      Cost of vehicle sales................      47,309           --           --           --           --
      Selling, general and
        administrative.....................     787,254      683,668      906,931      835,296      783,502
      Restructuring and unusual charges....          --           --           --           --       10,040
                                             ----------   ----------   ----------   ----------   ----------
    Operating income (loss)................      75,193        3,835       (6,673)      55,836       44,756
    Interest income........................      12,984        5,795       11,392        4,993        3,931
    Interest expense.......................     (20,603)     (13,063)     (19,635)     (13,707)     (14,022)
    Other income...........................       4,303        2,500          992          927          593
                                             ----------   ----------   ----------   ----------   ----------
    Income (loss) from continuing
      operations before income taxes.......      71,877         (933)     (13,924)      48,049       35,258
    Income tax provision (benefit).........      32,454        1,272       (2,385)      19,396       16,529
                                             ----------   ----------   ----------   ----------   ----------
    Income (loss) from continuing
      operations...........................      39,423       (2,205)     (11,539)      28,653       18,729
    Discontinued operations:
      Income (loss) from discontinued
        operations, net....................          --          508         (293)       2,684      (14,579)
                                             ----------   ----------   ----------   ----------   ----------
    Net income (loss)......................  $   39,423   $   (1,697)  $  (11,832)  $   31,337   $    4,150
                                             ==========   ==========   ==========   ==========   ==========
    Fully diluted earnings (loss) per
      common and common equivalent share:
      Continuing operations................  $      .16   $     (.02)  $     (.08)  $      .24   $      .16
      Discontinued operations..............          --          .01           --          .02         (.13)
                                             ----------   ----------   ----------   ----------   ----------
             Net income (loss).............  $      .16   $     (.01)  $     (.08)  $      .26   $      .03
                                             ==========   ==========   ==========   ==========   ==========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                 NOTES
                                                                                              RECEIVABLE
                                                                                                ARISING
                                                       ADDITIONAL                             FROM STOCK
                                              COMMON    PAID-IN     RETAINED    TRANSLATION    PURCHASE
                                              STOCK     CAPITAL     EARNINGS    ADJUSTMENT    AGREEMENTS
                                              ------   ----------   ---------   -----------   -----------
BALANCE AT DECEMBER 31, 1992................  $1,189    $ 109,881   $  97,344     $ 3,015        $(673)
  Contributions to capital from former
     owners of pooled companies.............     --         3,480         279          --           --
  Distributions to former owners of pooled
     companies..............................     --            --     (42,005)         --           --
  Other.....................................     --         2,940        (418)        100           --
  Net income................................     --            --       4,150          --           --
                                              ------     --------    --------      ------        -----
BALANCE AT DECEMBER 31, 1993................  1,189       116,301      59,350       3,115         (673)
  Distributions to former owners of pooled
     companies..............................     --            --     (17,868)         --           --
  Other.....................................     (3)        5,769         194        (335)          --
  Net income................................     --            --      31,337          --           --
                                              ------     --------    --------      ------        -----
BALANCE AT DECEMBER 31, 1994................  1,186       122,070      73,013       2,780         (673)
  Sales of common stock.....................    415       231,616          --          --           --
  Stock issued in acquisitions..............    172        82,811          --          --           --
  Exercise of stock options and warrants,
     including tax benefit of $4,068........     28        13,346          --          --           --
  Reclassification of additional paid-in
     capital to effect the spin-off.........     --       (36,305)     36,305          --           --
  Spin-off of Republic Environmental
     Systems, Inc...........................     --            --     (23,579)         --           --
  Distributions to former owners of pooled
     companies..............................     --            --     (22,932)         --           --
  Other.....................................     38        11,994         112        (195)         673
  Net loss..................................     --            --     (11,832)         --           --
                                              ------     --------    --------      ------        -----
BALANCE AT DECEMBER 31, 1995................  $1,839    $ 425,532   $  51,087     $ 2,585        $  --
                                              ======     ========    ========      ======        =====

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,                YEARS ENDED DECEMBER 31,
                                                        -------------------------   ---------------------------------------
                                                           1996          1995          1995          1994          1993
                                                        -----------   -----------   -----------   -----------   -----------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING
  OPERATIONS:
  Income (loss) from continuing operations............  $    39,423   $    (2,205)  $   (11,539)  $    28,653   $    18,729
  Adjustments to reconcile income (loss) from
    continuing operations to net cash provided by
    continuing operations:
    Restructuring and unusual charges.................           --            --            --            --        10,040
    Depreciation and amortization.....................      368,328       336,218       445,287       392,069       305,207
    Changes in assets and liabilities, net of effects
      from business acquisitions:
      Accounts receivable.............................      (63,075)      (31,660)       (1,959)      (22,186)      (16,513)
      Prepaid expenses and other assets...............      (76,191)        5,861         1,679        (1,030)      (12,147)
      Accounts payable and accrued liabilities........       75,607        29,131         4,226        22,338        18,639
      Other liabilities...............................       26,773       (18,116)      (43,801)        1,673        35,758
                                                        -----------   -----------   -----------   -----------   -----------
        Net cash provided by continuing operations....      370,865       319,229       393,893       421,517       359,713
                                                        -----------   -----------   -----------   -----------   -----------
CASH USED BY DISCONTINUED OPERATIONS..................           --          (263)         (261)         (736)       (4,360)
                                                        -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Advances and loans..................................     (112,900)           --            --            --            --
  Purchases of revenue earning vehicles from third
    party suppliers...................................   (1,808,621)   (1,666,917)   (1,961,343)   (2,762,648)   (2,276,065)
  Purchases of revenue earning vehicles from related
    party suppliers...................................     (567,954)     (295,071)     (351,755)     (551,157)     (576,895)
  Sales of revenue earning vehicles...................    1,281,044     1,580,650     2,182,698     2,673,654     2,214,528
  Business acquisitions, net of cash acquired.........      (17,046)       (5,497)       (7,304)       (9,459)       (5,664)
  Purchases of property and equipment.................      (94,055)      (57,349)      (87,853)      (54,820)      (47,307)
  Investment in subscriber accounts...................      (24,943)      (10,775)      (15,980)      (17,512)       (9,569)
  Other...............................................        7,370        22,307        23,236        (5,920)       11,188
                                                        -----------   -----------   -----------   -----------   -----------
        Net cash used in investing activities.........   (1,337,105)     (432,652)     (218,301)     (727,862)     (689,784)
                                                        -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of revenue earning vehicle financing.......   (1,717,883)   (1,933,683)   (2,606,436)   (3,071,250)   (2,674,907)
  Proceeds from revenue earning vehicle financing.....    2,427,356     2,002,832     2,348,791     3,348,787     3,048,121
  Payments of other long-term debt and notes
    payable...........................................      (55,304)      (69,070)     (120,282)      (25,817)      (40,379)
  Proceeds from other long-term debt and notes
    payable...........................................      121,633        76,244        94,339        40,268        30,201
  Sales of common stock...............................      197,583       232,031       232,031            --            --
  Exercise of stock options and warrants..............        9,355         6,333         9,306            --            --
  Other...............................................       (2,770)       12,258        16,173        10,472       (24,742)
                                                        -----------   -----------   -----------   -----------   -----------
        Net cash provided by (used in) financing
          activities..................................      979,970       326,945       (26,078)      302,460       338,294
                                                        -----------   -----------   -----------   -----------   -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH...............         (140)        1,887            89        (1,344)       (1,243)
                                                        -----------   -----------   -----------   -----------   -----------
INCREASE IN CASH AND CASH EQUIVALENTS.................       13,590       215,146       149,342        (5,965)        2,620
CASH AND CASH EQUIVALENTS:
  Beginning of Period.................................      176,525        27,183        27,183        33,148        30,528
                                                        -----------   -----------   -----------   -----------   -----------
  End of Period.......................................  $   190,115   $   242,329   $   176,525   $    27,183   $    33,148
                                                         ==========    ==========    ==========    ==========    ==========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
             (000'S OMITTED IN ALL TABLES EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying Supplemental Consolidated Financial Statements include the accounts of Republic Industries, Inc. (formerly Republic Waste Industries, Inc.) and its subsidiaries ("Republic" or the "Company"). All significant intercompany accounts and transactions have been eliminated. In 1994, the Board of Directors authorized management to pursue a plan to distribute its hazardous waste services segment, Republic Environmental Systems, Inc. ("RESI"), now known as International Alliance Services, Inc., to Republic shareholders. Accordingly, as discussed in Note 10, this segment has been accounted for as a discontinued operation and the accompanying Supplemental Consolidated Financial Statements presented herein have been restated to report separately the net assets and operating results of these discontinued operations.

     In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, the unaudited Supplemental Consolidated Financial Statements contain all material adjustments, consisting of only normal recurring adjustments, necessary to present fairly the supplemental consolidated financial position of the Company at September 30, 1996, and the supplemental consolidated results of its operations and cash flows for the nine months ended September 30, 1996 and 1995. Operating results for these interim periods are not necessarily indicative of the results that can be expected for a full year.

     The accompanying Supplemental Consolidated Financial Statements include the financial position and results of operations of Kertz Security Systems II, Inc. and Kertz Security Systems, Inc. (collectively, "Kertz"), with which the Company merged in August 1995; United Waste Service, Inc. ("United") and Southland Environmental Services, Inc. ("Southland"), with which the Company merged in October 1995; J.C. Duncan Company, Inc. and affiliates ("Duncan"), Garbage Disposal Service, Inc. ("GDS"), Fennell Container Co., Inc. and affiliates ("Fennell") and Scott Security Systems and affiliates ("Scott"), with which the Company merged in November 1995; The Denver Fire Reporter & Protective Co. and affiliate ("Denver Alarm") and Incendere, Inc. and affiliates ("Schaubach"), with which the Company merged in February 1996; and CarChoice, Inc. ("CarChoice") which the Company acquired in August 1996. These transactions were accounted for under the pooling of interests method of accounting and, accordingly, the Supplemental Consolidated Financial Statements have been previously restated as if the Company and Kertz, United, Southland, Duncan, GDS, Fennell, Scott, Denver Alarm, Schaubach and CarChoice had operated as one entity since inception. See Note 2 for further discussion of these transactions.

     All per share data and numbers of shares of common stock for all periods included in the financial statements and notes thereto have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend that was effected in June 1996, as more fully described in Note 6.

     Supplemental Consolidated Financial Statements. The accompanying Supplemental Consolidated Financial Statements give retroactive effect to the acquisition of Alamo Rent-A-Car, Inc. and Affiliates ("Alamo") which took place in November 1996. The acquisition of Alamo has been accounted for under the pooling of interests method of accounting. See Note 2 for further discussion of this transaction.

     Accounts Receivable. Accounts receivable include trade receivables from the Company's various operating business segments which consist of amounts due from retail and service customers, travel agents and

                           REPUBLIC INDUSTRIES, INC.

tour operators. Accounts receivable also include vehicle receivables from automobile manufacturers which consist of amounts due under vehicle repurchase programs and incentive programs and also from vehicle renters for damages incurred on revenue earning vehicles.

     The components of accounts receivable, net of allowance for doubtful accounts are as follows:

                                                                          DECEMBER 31,
                                                      SEPTEMBER 30,    -------------------
                                                           1996          1995       1994
                                                      --------------   --------   --------
                                                       (UNAUDITED)
        Trade.......................................     $171,625      $113,283   $ 85,461
        Vehicle.....................................      141,605        94,408    111,519
        Other.......................................       18,099        10,184     26,307
                                                         --------      --------   --------
                                                          331,329       217,875    223,287
        Less: allowance for doubtful accounts.......       (8,535)       (7,773)    (4,310)
                                                         --------      --------   --------
                                                         $322,794      $210,102   $218,977
                                                         ========      ========   ========

     Investments. Investments have a maturity of three months or less, are classified as held-to-maturity securities, are recorded at amortized cost adjusted for the amortization or accretion of premiums or discounts, which approximates market value and are included in other current assets.

     Investments consist of the following:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1995        1994
                                                                   -------     -------
        Eurodollar deposits......................................  $26,727     $36,784
        Repurchase agreements....................................   24,000          --
        Certificate of deposit...................................    9,548      44,358
        Other....................................................    2,351       5,101
                                                                   -------     -------
                                                                   $62,626     $86,243
                                                                   =======     =======

     Investments serve as collateral for irrevocable letters of credit issued in favor of the Company's auto liability insurance carriers. Collateral equal to the stated amount of the letter of credit is required. At December 31, 1995, letters of credit totalling $31,800,000 expire October 1, 1996. The Company also has a $7,600,000 irrevocable letter of credit issued in connection with airport facilities, expiring October 15, 1996, under which no amounts were outstanding at December 31, 1995. The letter of credit is secured by investments of $3,800,000. Repurchase agreements are restricted for the settlement of specific estimated auto liability claims.

     Revenue Earning Vehicles and Depreciation. Revenue earning vehicles are stated at cost less accumulated depreciation and allowances for stolen vehicles. The straight-line method is used to depreciate revenue earning vehicles to their estimated residual values over the anticipated periods of use based on the Company's fleet plan, typically ranging from 4 to 20 months in the United States and from 4 to 9 months in Canada and Europe. Depreciation expense also includes those costs relating to losses from damaged and wrecked vehicles, and gains and losses on vehicle sales in the ordinary course of business.

     A summary of revenue earning vehicles is shown below:

                                                                        DECEMBER 31,
                                                SEPTEMBER 30,     -------------------------
                                                    1996             1995           1994
                                                -------------     ----------     ----------
                                                 (UNAUDITED)
        Revenue earning vehicles..............   $ 2,459,240      $1,701,945     $1,870,795
        Less accumulated depreciation.........      (257,657)       (223,536)      (138,280)
                                                  ----------      ----------     ----------
                                                 $ 2,201,583      $1,478,409     $1,732,515
                                                  ==========      ==========     ==========

                           REPUBLIC INDUSTRIES, INC.

     Revenue earning vehicles with depreciated cost of $1,310,000,000 and $1,640,000,000 at December 31, 1995 and 1994, respectively were acquired under programs that allow the Company to require counterparties to repurchase vehicles held for periods of up to 24 months. The Company estimates the future value of revenue earning vehicles under such repurchase programs to be $1,000,000,000 and $1,200,000,000 at December 31, 1995 and 1994, respectively. The agreements contain varying mileage and damage limitations.

     The Company also leases vehicles under operating lease agreements which require the Company to provide normal maintenance and liability coverage. The agreements generally have terms of 4 to 12 months. Many agreements provide for an option to terminate the leases early and allow the purchase of leased vehicles subject to certain restrictions. Most leases provide for an initial minimum monthly charge, with contingent rental charges for changes in interest rates and adjustments for wear, damage and mileage in excess of stipulated amounts. Contingent rental charges totaled $13,191,000, $2,774,000 and $1,983,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Gains (losses) on sales of revenue earning vehicles were $(6,431,000), $(852,000) and $871,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     Inventory. Inventory consists primarily of retail vehicles held for sale valued using the specific identification method. Cost includes acquisition expenses as well as charges to bring inventory units to their existing location and condition, including reconditioning cost. Parts and accessories are valued at the lower of cost, using the first-in, first-out method, or market.

     Property and Equipment. Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in current operations.

     The Company revises the estimated useful lives of property and equipment acquired through its business acquisitions to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, three to fifteen years for trucks and equipment and five to ten years for furniture and fixtures.

     Landfills are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain a landfill permit and direct costs incurred to construct and develop the site. These costs are depleted based on consumed airspace. No general and administrative costs are capitalized as landfills and landfill improvements.

     Depreciation, amortization and depletion expense related to property and equipment was $37,994,000, $34,230,000 and $30,501,000 in 1995, 1994 and 1993,
respectively.

     A summary of property and equipment is shown below:

                                                                             DECEMBER 31,
                                                         SEPTEMBER 30,   ---------------------
                                                             1996          1995        1994
                                                         -------------   ---------   ---------
                                                          (UNAUDITED)
    Land, landfills and improvements...................    $ 236,258     $ 200,930   $ 187,997
    Furniture, fixtures and equipment..................      366,388       235,004     191,534
    Buildings and improvements.........................      190,291       180,254     149,408
                                                           ---------     ---------   ---------
                                                             792,937       616,188     528,939
    Less: accumulated depreciation and amortization....     (245,546)     (197,254)   (176,862)
                                                           ---------     ---------   ---------
                                                           $ 547,391     $ 418,934   $ 352,077
                                                           =========     =========   =========

     Investment in Subscriber Accounts. Investment in subscriber accounts consists of certain capitalized costs associated with new monitoring systems installed by the Company's electronic security service business and the cost of acquired subscriber accounts.

                           REPUBLIC INDUSTRIES, INC.

     The costs are amortized over periods ranging from eight to twelve years (based on estimated and historical customer attrition rates) on a straight-line basis. Amortization expense related to investment in subscriber accounts was $4,357,000, $3,377,000 and $1,801,000 in 1995, 1994 and 1993, respectively.

     Intangible Assets. Intangible assets consist primarily of the cost of acquired businesses in excess of the fair value of net tangible assets acquired. The cost in excess of the fair value of net tangible assets is amortized over periods ranging from fifteen to forty years on a straight-line basis. Amortization expense related to intangible assets was $4,344,000, $1,939,000 and $1,579,000 in 1995, 1994 and 1993, respectively.

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted net income over the remaining life of the intangible assets in measuring their recoverability.

     Accrued Environmental and Landfill Costs. Accrued environmental and landfill costs are included in other liabilities and include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. Estimated aggregate closure and post-closure costs are to be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. Excluding existing accruals at the end of 1995, approximately $7,871,000 of such costs are to be expensed over the remaining lives of these facilities. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs.

     In addition to the Company's solid waste collection and disposal operations, the Company's vehicle rental operations also involve the storage and dispensing of petroleum products, primarily gasoline. The Company records as expense, on a current basis, costs associated with remediation of environmental pollution. The Company also accrues for its proportionate share of costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated. Estimated costs include anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and legal fees, as appropriate. The liability does not reflect possible recoveries from insurance companies or reimbursement of remediation costs.

     The Company periodically reassesses its method and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which the Company's facilities are located and the expectations regarding costs of securing environmental services.

     As discussed in Note 8, the Company is involved in litigation and is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in additional litigation which are in the normal course of business.

     Estimated Auto Liability Claims. The Company assumes responsibility for up to $1,000,000 per claim under its domestic automobile rental liability insurance program for property damage and bodily injury claims. Costs in excess of $1,000,000 and up to $50,000,000 per claim are insured under various contracts with insurance carriers. Estimated costs for claims up to $1,000,000 are actuarially determined based on historical claims experience, adjusted for current trends and changes in claims-handling procedures, and are discounted to the net present value. The assumptions used have a significant effect on the amounts reported. During the year ended December 31, 1994, the Company changed its methodology used to discount its estimated automobile rental liability claims to a weighted average rate based on Treasury notes with maturity dates related to the actuarially determined payout curve. Previously, the rate used for discounting was based on a

                           REPUBLIC INDUSTRIES, INC.

three-year average of U.S. Treasury notes with three-year maturities. Management believes its current methodology better reflects the anticipated payout of claims. The rates used at December 31, 1995 and 1994 were 5.30% and 7.62%, respectively. The effect of the change in 1994 was a reduction in the accrual of $3,700,000.

     In its foreign car rental operations, the Company assumes responsibility, subject to a deductible, per incident, under the auto liability insurance programs and for property and bodily injury claims.

     The Company also assumes responsibility, subject to a deductible, per incident, under its vehicle collision damage and theft insurance policy. Losses are accrued as incurred.

     Revenue Recognition. Revenue from the Company's automotive business segments consist primarily of vehicle rentals and retail sales of used vehicles. Revenue is recognized at the time vehicles are rented or sold. Revenue from the Company's solid waste services segment includes primarily waste collection and landfill tipping fees. Revenue from the Company's electronic security services business results from monitoring contracts for security systems and fees charged for the sale and installation of such systems. The Company recognizes revenue from its solid waste and electronic security services segments in the period services are provided or products are sold.

     Financial Instruments. The Company utilizes interest rate swaps in the management of interest rate risk. The differentials between the amounts paid and received from these swaps are recognized over the terms of the agreements and are recorded as adjustments to interest expense. Amounts receivable or payable under the agreements are included in other receivables or accrued expenses in the consolidated balance sheets and were not material at December 31, 1995 or 1994.

     Foreign Currency Translation. Assets and liabilities of foreign subsidiaries are translated into United States dollars at the current rates of exchange. Income and expenses are translated at the average rate of exchange in effect during the period. The related translation adjustments are reported as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included in determining net income and are not material.

     Advertising. The Company expenses the cost of advertising as incurred or when such advertising initially takes place. No advertising costs were capitalized at December 31, 1995 or 1994. Advertising expense was $62,554,000, $69,482,000 and $41,724,000 for the years ended December 31, 1995, 1994 and
1993, respectively.

     Statements of Cash Flows. The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents unless the investments are legally or contractually restricted for more than three months. The effect of non-cash transactions related to business combinations, as discussed in Note 2, and other non-cash transactions are excluded from the Statements of Cash Flows.

     New Accounting Pronouncements. In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which was adopted by the Company in the first quarter of 1996 without material effect. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation", which requires adoption in 1996. SFAS No. 123 requires that the Company's financial statements include certain disclosures about stock-based employee compensation arrangements and permits the adoption of a change in accounting for such arrangements. Changes in accounting for stock-based compensation are optional and the Company will adopt only the disclosure requirements in its 1996 annual report on Form 10-K.

                           REPUBLIC INDUSTRIES, INC.

2. BUSINESS COMBINATIONS

PENDING ACQUISITIONS

     In June 1996, the Company signed a definitive agreement to acquire Continental Waste Industries, Inc. ("Continental") in a merger transaction. Continental provides integrated solid waste management services to residential, commercial and industrial customers primarily in the mid-south and eastern United States. Under the terms of the agreement, each share of common stock of Continental would be exchanged, on a tax-free basis, for .80 of a share of the Company's Common Stock. As of September 30, 1996, Continental had approximately 15,349,000 shares of common stock issued and outstanding. The transaction, which will be accounted for under the pooling of interests method of accounting, is subject to approval of Continental's shareholders and other customary closing conditions, including regulatory approvals. Certain shareholders of Continental, representing approximately 23% of Continental's outstanding common stock, have agreed to vote their shares in favor of the transaction and have granted to the Company irrevocable proxies to vote or to execute written consents with respect to their shares in favor of the transaction.

     In June 1996, the Company signed a definitive agreement to acquire Addington Resources, Inc. ("Addington") in a merger transaction. Addington provides integrated solid waste disposal services including landfill, collection and recycling services for cities and counties in the southeastern United States. Under the terms of the agreement, each share of common stock of Addington would be exchanged, on a tax-free basis, for .90 of a share of the Company's Common Stock. As of September 30, 1996, Addington had approximately 15,194,000 shares of common stock issued and outstanding. The transaction, which will be accounted for under the pooling of interests method of accounting, is subject to approval by the shareholders of Addington and other customary closing conditions, including regulatory approvals. Six of Addington's shareholders, representing approximately 45% of Addington's outstanding common stock, have granted to the Company irrevocable proxies to, and agreed to, vote or to execute written consents with respect to their shares in favor of the transaction.

     In May 1996, after approval by a special committee of disinterested members of the Company's Board of Directors, the Company signed a definitive agreement to acquire AutoNation. AutoNation is a privately-owned company developing a chain of megastores for the sale of new and used vehicles in a customer friendly environment and is partially owned by the Company's Chairman and Chief Executive Officer, and certain other officers and directors of the Company. The transaction, which will be accounted for under the purchase method of accounting, is subject to final approval by the shareholders of the Company and other customary closing conditions, including regulatory approvals. It is contemplated that the Company will issue approximately 17,467,000 shares of its Common Stock in connection with the transaction.

COMPLETED ACQUISITIONS

     Significant businesses acquired and accounted for under the pooling of interests method of accounting have been included retroactively in the financial statements as if the companies had operated as one entity since inception. Businesses acquired through December 31, 1995 and accounted for under the purchase method of accounting are included in the financial statements from the date of acquisition.

     In November 1996, the Company acquired Alamo in a merger transaction. Alamo is the fourth largest rental car company in the United States and operates a fleet of approximately 158,000 vehicles. Alamo operates in 42 states in the United States and has operations in 10 European countries and Canada.

     In August 1996, the Company acquired all of the net assets of CarChoice. CarChoice, which commenced operations in January 1995 and opened its first store in December 1995, is a developer and operator of used car superstores similar to those being developed by AutoNation.

                           REPUBLIC INDUSTRIES, INC.

     In February 1996, the Company acquired all of the outstanding capital stock of Denver Alarm. Denver Alarm provides installation, monitoring and maintenance services to residential and commercial customers throughout Colorado.

     In February 1996, the Company acquired Schaubach. Schaubach provides solid waste collection and recycling services to residential, commercial, and industrial customers in southeastern Virginia and eastern North Carolina and provides transportation of medical waste throughout the Mid-Atlantic states.

     The Company issued an aggregate of 31,831,557 shares of Common Stock to acquire Alamo, CarChoice, Denver Alarm and Schaubach (the "Pooled Entities"), all of which have been accounted for under the pooling of interests method of accounting.

     Details of the results of operations of the previously separate companies for the periods before the pooling of interests combinations were consummated are as follows:

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                                   -----------------------   ------------------------------------
                                      1996         1995         1995         1994         1993
                                   ----------   ----------   ----------   ----------   ----------
                                         (UNAUDITED)
    Revenue:
      The Company................  $  376,548   $  185,207   $  260,315   $  187,111   $  154,301
      Pooled Entities............   1,221,020    1,092,841    1,426,577    1,343,984    1,177,392
                                   ----------   ----------   ----------   ----------   ----------
                                   $1,597,568   $1,278,048   $1,686,892   $1,531,095   $1,331,693
                                    =========    =========    =========    =========    =========
    Net income (loss):
      The Company................  $   44,057   $   13,136   $   22,919   $   17,116   $  (17,052)
      Pooled Entities............      (4,634)     (14,833)     (34,751)      14,221       21,202
                                   ----------   ----------   ----------   ----------   ----------
                                   $   39,423   $   (1,697)  $  (11,832)  $   31,337   $    4,150
                                    =========    =========    =========    =========    =========

     During the nine months ended September 30, 1996, the Company also acquired various other businesses in the solid waste and electronic security services industries which were immaterial to the Company. The aggregate purchase price paid by the Company related to immaterial acquisitions accounted for under the purchase method of accounting was approximately $101,039,000 and consisted of cash and 8,474,286 shares of Common Stock. With respect to immaterial acquisitions accounted for under the pooling of interests method of accounting, the Company issued 8,318,800 shares of Common Stock. These acquisitions were not significant in the aggregate and, consequently, prior period financial statements were not restated.

     In August 1995, the Company merged with Kertz, which provides electronic security monitoring and maintenance predominantly in the South Florida area. In October 1995, the Company merged with United and Southland. United provides solid waste collection, transfer and recycling services in the Atlanta, Georgia metropolitan area, and Southland provides solid waste collection services in the Northeast Florida area. In November 1995, the Company merged with Duncan, GDS, Fennell and Scott. Duncan provides solid waste collection and recycling services in the Dallas-Fort Worth metropolitan area and throughout west Texas and also operates two landfills. GDS provides solid waste collection and recycling services throughout western North Carolina. Fennell is a full-service solid waste management company, providing services in and around Charleston and Greenville, South Carolina and also owns a landfill. Scott is an electronic security alarm company, providing installation, monitoring and maintenance services in Jacksonville, Orlando and Tallahassee, Florida, and other metropolitan areas in the southeastern United States, including Charlotte, North Carolina; Savannah, Georgia and Nashville, Tennessee. The Company issued an aggregate of 36,255,968 shares of the Company's Common Stock for the above acquisitions. These acquisitions were accounted for under the pooling of interests method of accounting and, accordingly, the accompanying Supplemental

                           REPUBLIC INDUSTRIES, INC.

Consolidated Financial Statements have previously been restated as if the Company and Kertz, United, Southland, Duncan, GDS, Fennell and Scott had operated as one entity since inception.

     In August 1995, the Company acquired all of the outstanding shares of capital stock of Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC"). The purchase price paid by the Company was approximately $72,800,000 and consisted of 16,000,000 shares of Common Stock. HMC, as the third largest solid waste management company in Florida, provides solid waste collection and recycling services to commercial, industrial and residential customers. This acquisition, as well as several other minor business combinations from January 1, 1993 to December 31, 1995, have been accounted for under the purchase method of accounting.

     The following summarizes the preliminary purchase price allocation for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) consummated during the following periods:

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                                               -------------------   -------------------------
                                                 1996       1995      1995      1994     1993
                                               --------   --------   -------   ------   ------
                                                   (UNAUDITED)
    Property and equipment...................  $ 65,869   $ 23,822   $17,696   $2,654   $7,744
    Investment in subscriber accounts........    17,914         --        --       --       --
    Intangible assets........................    87,385     76,887    88,818   16,851      338
    Working capital (deficiency), net of cash
      acquired...............................   (33,695)    (7,559)   (4,693)  (1,908)      37
    Long-term debt assumed...................   (29,563)   (14,594)  (11,519)  (8,138)  (1,322)
    Other liabilities, net...................    (9,731)        --       (15)      --   (1,133)
    Common stock issued......................   (81,133)   (73,059)  (82,983)      --       --
                                               --------   --------   -------   ------   ------
      Cash used in acquisitions..............  $ 17,046   $  5,497   $ 7,304   $9,459   $5,664
                                               ========   ========   =======   ======   ======

     In September 1996, Republic announced that the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement"), by and among Republic, R.I./Triangle, Ltd. and ADT Limited, a Bermuda corporation ("ADT"), which provided for the acquisition of ADT by Republic, had been terminated by mutual agreement of the parties. Included in selling, general and administrative expenses for the nine months ended September 30, 1996 are approximately $3,000,000 of transaction costs associated with the terminated ADT Agreement. In connection with the execution of the ADT Agreement, ADT granted to Republic a warrant (the "ADT Warrant") to purchase 15,000,000 common shares of ADT at a purchase price $20 per share (which approximated fair market value), subject to certain anti-dilution adjustments. The warrant became exercisable upon the termination of the ADT Agreement and remains exercisable until March 1997. Pursuant to the terms of the warrant, ADT has granted to Republic certain registration rights with respect to the common shares of ADT issuable to Republic upon exercise of the warrant. Upon termination of the ADT Agreement, the Company recorded the estimated fair value of the ADT Warrant totaling approximately $5,670,000 based upon an option pricing model computation. The Company has recorded $3,000,000 of the $5,670,000 value attributed to the ADT Warrant as a credit to selling, general and administrative expenses for the nine months ended September 30, 1996 to offset the transaction costs incurred in connection with the ADT Agreement as described above. The remaining value of the ADT Warrant totalling $2,670,000 has been included as a component of other income for the nine months ended September 30, 1996.

                           REPUBLIC INDUSTRIES, INC.

3. NOTES PAYABLE AND LINES OF CREDIT SECURED BY REVENUE EARNING VEHICLES

     Notes payable and lines of credit secured by revenue earning vehicles consist of the following:

                                                                                DECEMBER 31,
                                                        SEPTEMBER 30,     -------------------------
                                                            1996             1995           1994
                                                        -------------     ----------     ----------
                                                         (UNAUDITED)
Amounts under $750 million revolving credit agreement
  and predecessor agreements with termination date of
  June 30, 1999; secured by eligible vehicle
  collateral and vehicle receivable balances; interest
  at formulas based on prime, Federal funds or LIBOR
  at the Company's discretion.........................   $   576,995      $   19,393     $  364,385
Amounts under $580 million loan agreement with
  termination date of June 10, 1997; secured by
  eligible vehicle collateral and vehicle receivable
  balances; interest based on market dictated
  commercial paper rates..............................       576,232         579,001        575,857
Senior secured notes payable with interest at fixed
  rates ranging from 5.58% to 7.08% with various
  maturity dates and amounts as follows: December 15,
  1996 -- $133 million; December 15, 1997 -- $25
  million; December 15, 1998 -- $113 million; December
  15, 2000 -- $94 million; and, December 15,
  2003 -- $80.5 million; secured by eligible vehicle
  collateral and vehicle receivable balances..........       445,500         445,500        445,500
Amounts under $250 million loan agreement with
  termination date of September 19, 1997; secured by
  eligible vehicle collateral and vehicle receivable
  balances; interest based on market dictated
  commercial paper rates..............................       246,982         236,357        247,965
Amounts under $175 million revolving credit agreement
  and predecessor agreements with termination date of
  December 1, 1997; secured by eligible vehicle
  collateral and vehicle receivable balances; interest
  at formulas based on prime or LIBOR at the Company's
  discretion..........................................       134,000              --             --
Amounts under various uncommitted revolving lease
  facilities with financing institutions in Great
  Britain; secured by eligible vehicle collateral;
  interest based on an as quoted basis dictated by
  market competition; no stated expiration dates,
  reviewed annually...................................       167,998         157,088         72,697
Other, including amounts to be financed after period
  end, under various revolving credit agreements and
  lease facilities....................................       106,996         108,783         88,398
                                                          ----------      ----------     ----------
                                                        $  2,254,703      $1,546,122     $1,794,802
                                                          ==========      ==========     ==========

                           REPUBLIC INDUSTRIES, INC.

     Certain of the notes payable and lines of credit secured by revenue earning vehicles contain various restrictive covenants, including provisions relating to the maintenance of tangible net worth and debt to tangible net worth ratios, incurrence of additional indebtedness, and limitations on the payment of dividends and certain investments. The effective economic interest rate on notes payable and lines of credit secured by revenue earning vehicles was 6.94%, 6.02% and 5.45% at December 31, 1995, 1994 and 1993, respectively. Interest expense on notes payable and lines of credit secured by revenue earning vehicles is included as a component of vehicle rental operating expenses in the accompanying Supplemental Consolidated Statements of Operations.

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Interest protection agreements with several counterparties are used to manage the impact of interest rate changes. At December 31, 1995 and 1994, the Company effectively converted interest rates on the following notional principal amounts:

                                                           DECEMBER 31,
                                                       ---------------------         LATEST
                                                         1995         1994          MATURITY
                                                       --------     --------     --------------
Variable-rate (capped) into fixed-rate obligations...  $175,000     $ 75,000      February 1997
Variable-rate into fixed-rate obligations............        --      100,000     September 1995
Fixed-rate into variable-rate obligations............        --      125,000      December 1995
                                                       --------     --------
Aggregate notional principal.........................  $175,000     $300,000
                                                       ========     ========

                           REPUBLIC INDUSTRIES, INC.

4. LONG-TERM DEBT AND NOTES PAYABLE

     Long-term debt and notes payable consisted of the following:

                                                                                 DECEMBER 31,
                                                             SEPTEMBER 30,   ---------------------
                                                                 1996          1995         1994
                                                             -------------   --------     --------
                                                              (UNAUDITED)
11 3/4% Senior Notes due 2006, interest payable
  semi-annually on January 31 and July 31 of each year,
  commencing July 31, 1996; unsecured......................    $ 100,000     $     --     $     --
Mortgages payable to GMAC and predecessor agreements with
  interest at 9.193%; payable in monthly installments, due
  July 2005; secured by real property......................      108,169      107,840       69,335
Note payable to bank with interest at a formula based on
  LIBOR or prime paid quarterly; secured by a building;
  principal payable in quarterly installments beginning
  March 1996 and based on the balance outstanding at that
  date, due December 2003..................................        7,800        8,700        8,700
Amounts under Great Britain pound (GBP) 10 million
  revolving credit commitment to expire December 21, 1996;
  interest based on Sterling LIBOR plus 125 basis points or
  base rate plus 125 basis points; secured by non-vehicle
  equipment and leaseholds.................................       13,563       11,431        9,708
Revolving credit facility, secured by the stock of the
  Company's subsidiaries, interest at prime or at a
  Eurodollar rate plus 1.5%, principal repaid in 1995......           --           --       12,600
Vehicle floorplan credit facility, secured by the Company's
  vehicle inventory, interest at LIBOR plus 2.75%, due on
  demand...................................................       18,805        9,909           --
Notes to banks and financial institutions, secured by real
  property, equipment and other assets, interest ranging
  from 7.2% to 13.0%.......................................          779        5,524       33,073
Other notes, secured by equipment and other assets,
  interest ranging from 8.3% to 9.0%.......................        3,295        9,649       35,760
                                                                --------     --------     --------
                                                                 252,411      153,053      169,176
Less current maturities....................................      (37,258)     (32,380)     (40,294)
                                                                --------     --------     --------
                                                               $ 215,153     $120,673     $128,882
                                                                ========     ========     ========

     The 11 3/4% Senior Notes due 2006 (the "Senior Notes") were issued in February 1996 by certain subsidiaries of the Company that were affiliated with Alamo (the "Alamo Issuers"). The Senior Notes are unsecured, joint and several obligations of each of the Alamo Issuers and rank pari passu in right of payment with all existing and future debt (as defined) of the Alamo Issuers. The Senior Notes are effectively subordinated to all existing and future secured indebtedness of each of the Alamo Issuers. In November 1996, a subsidiary of the Company conducted a Tender Offer for all outstanding Senior Notes. Concurrently with the Tender Offer, the Company conducted a Consent Solicitation in order to effect certain changes to the indenture relating to the Senior Notes. Aggregate consideration to Noteholders that tender and consent will be $1,206.25 per $1,000 principal amount plus accrued and unpaid interest to the tender date. Such amount consists of $1,196.25 per $1,000 principal amount plus accrued and unpaid interest for tendered notes and, for Noteholders providing their consent by December 10, 1996, $10 per $1,000 principal amount for their consent. The Consent Solicitation will expire December 10, 1996 and the Tender Offer will expire at 12:00 midnight December 23, 1996. As of December 10, 1996, virtually all of the Senior Notes were tendered and consents were received. The Company estimates that it will record an extraordinary charge of approximately $20,000,000 to $25,000,000, net of tax, during the fourth quarter of 1996 related to the early extinguishment of the Senior Notes and certain other debt. Included in the potential charge related to the early

                           REPUBLIC INDUSTRIES, INC.

extinguishment of debt is the premium related to the Tender Offer and capitalized debt costs, prepayment penalties and legal fees related to the Tender Offer and the repayment of other debt.

     In December 1995, the Company entered into a credit agreement (the "Credit Agreement") with certain banks pursuant to which such banks have agreed to advance the Company on an unsecured basis an aggregate of $250,000,000 for a term of 36 months. Outstanding advances, if any, are payable at the expiration of the 36-month term. At December 31, 1995, the Company had standby letters of credit of $5,386,000 which reduce availability under this facility. The Credit Agreement requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is payable monthly and generally determined using either a competitive bid feature or a LIBOR based rate. As of December 31, 1995, no amounts were outstanding and the Company was in material compliance with all covenants under the Credit Agreement.

     In August 1996, the Company refinanced its existing $21,000,000 vehicle floorplan credit facility with a new $25,000,000 vehicle floorplan credit facility. Advances under this facility bear interest at LIBOR plus 2.75% and are secured by the Company's retail vehicle inventory. In October 1996, the Company repaid all borrowings under this facility.

     At December 31, 1995, aggregate maturities of long-term debt were as follows:

    1996......................................................................  $ 32,380
    1997......................................................................     6,292
    1998......................................................................     6,313
    1999......................................................................     5,193
    2000......................................................................     5,146
    Thereafter................................................................    97,729
                                                                                --------
                                                                                $153,053
                                                                                ========

     The Company made interest payments on revenue earning vehicle financing and other long-term debt and notes payable of approximately $144,194,000, $119,862,000 and $105,258,000 in 1995, 1994 and 1993, respectively.

5. INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     The Company files a consolidated federal income tax return which includes the operations of businesses acquired for periods subsequent to the dates of the acquisitions. Certain businesses acquired which were accounted for under the pooling of interests method of accounting were subchapter S corporations for income tax purposes prior to their acquisition by the Company. For purposes of these Supplemental Consolidated Financial Statements, federal and state income taxes have been provided as if these companies had filed subchapter C corporation tax returns for the pre-acquisition periods, and the current income tax expense is reflected as an increase to additional paid-in capital. The subchapter S corporation status of these companies was terminated effective with the closing date of the acquisitions.

                           REPUBLIC INDUSTRIES, INC.

     The components of the income tax provision related to continuing operations for the years ended December 31 are shown below:

                                                                1995      1994       1993
                                                               -------   -------   --------
    Current:
      Federal................................................  $ 2,380   $ 8,026   $  6,192
      State..................................................     (267)    1,237        970
                                                               -------   -------    -------
                                                                 2,113     9,263      7,162
    Federal and state deferred...............................   (6,206)   13,338      8,125
    Foreign..................................................   (1,406)   (2,617)      (176)
    Tax reserve adjustments..................................      763    (1,963)        --
    Change in valuation allowance............................    2,351     1,375      1,418
                                                               -------   -------    -------
    Income tax provision (benefit)...........................  $(2,385)  $19,396   $ 16,529
                                                               =======   =======    =======

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the years ended December 31 is shown below:

                                                                   1995      1994     1993
                                                                   -----     ----     -----
    Statutory federal income tax rate............................  (35.0)%   35.0%     35.0%
    Amortization of intangible assets............................    3.8       .3        .5
    Non-deductible expenses......................................    6.1      1.6        .6
    State income taxes, net of federal benefit...................  (15.3)     4.6       6.6
    Tax reserve adjustments......................................    5.5     (4.1)       --
    Change in valuation allowance................................   16.9      3.1       4.0
    Other, net...................................................     .9      (.1)       .2
                                                                    ----     ----     -----
      Effective tax rate.........................................  (17.1)%   40.4%     46.9%
                                                                    ====     ====     =====

     Components of the net deferred income tax liability included in other liabilities in the accompanying Supplemental Consolidated Balance Sheets at December 31 are shown below:

                                                                       1995         1994
                                                                     --------     --------
    Deferred income tax liabilities:
      Book basis in property over tax basis........................  $104,793     $124,354
      Deferred costs...............................................     8,067        8,954
                                                                     --------     --------
                                                                      112,860      133,308
                                                                     --------     --------
    Deferred income tax assets:
      Net operating losses.........................................   (15,383)     (12,162)
      Deferred revenue.............................................   (10,353)     (11,240)
      Accrued environmental and landfill costs.....................    (2,842)      (2,761)
      Accruals not currently deductible............................   (44,546)     (58,659)
                                                                     --------     --------
                                                                      (73,124)     (84,822)
                                                                     --------     --------
    Valuation allowance............................................    10,149        7,798
                                                                     --------     --------
    Net deferred income tax liability..............................  $ 49,885     $ 56,284
                                                                     ========     ========

     At December 31, 1995, the Company had available federal net operating loss carryforwards of approximately $15,500,000 which begin to expire in the year 2006 and foreign net operating loss carryforwards of approximately $24,900,000 the majority of which have an indefinite carryforward. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has provided a valuation allowance to offset a portion of the federal and foreign net operating loss carryforwards due to uncertainty surrounding the future

                           REPUBLIC INDUSTRIES, INC.

realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

     The Company made income tax payments of approximately $5,077,000, $2,280,000 and $4,215,000 in 1995, 1994 and 1993, respectively.

6. SHAREHOLDERS' EQUITY

     In November 1996, the Company sold approximately 12,080,000 shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $353,000,000.

     In May 1996, the Company sold 9,878,400 shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $197,583,000.

     In May 1996, the Board of Directors declared a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend, payable June 8, 1996, to holders of record on May 28, 1996. As a result, $790,000 (par value of shares outstanding at December 31, 1995) has been transferred from additional paid-in capital to common stock.

     In May 1996, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 350,000,000 shares to 500,000,000 shares.

     In August 1995, the Company sold an aggregate of 16,700,000 shares of Common Stock and warrants to purchase an additional 33,400,000 shares of Common Stock to H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Michael G. DeGroote, former Chairman of the Board, President and Chief Executive Officer of Republic), Harris W. Hudson, and certain of their assigns for an aggregate purchase price of $37,500,000. Mr. Huizenga is the Chairman of the Board and Chief Executive Officer of the Company; Mr. DeGroote is the Vice Chairman of the Board of the Company and Mr. Hudson is President and a Director of the Company. The warrants are exercisable at prices ranging from $2.25 to $3.50 per share. In August 1995, the Company issued and sold an additional 2,000,000 shares of Common Stock each to Mr. Huizenga and John J. Melk (a Director of the Company) for $6.63 per share for aggregate proceeds of approximately $26,500,000.

     In July 1995, the Company sold 10,800,000 shares of Common Stock in a private placement transaction for $6.63 per share, resulting in net proceeds of approximately $69,000,000 after deducting expenses, fees and commissions. In September 1995, the Company sold 10,000,000 shares of Common Stock in an additional private placement transaction for $10.13 per share resulting in net proceeds of approximately $99,000,000.

     The Company has 5,000,000 authorized shares of preferred stock par value, $.01 per share, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences and dividends.

7. STOCK OPTIONS AND WARRANTS

     The Company has various stock option plans under which shares of Common Stock may be granted to key employees and directors of the Company. Options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Common Stock at the date of grant.

                           REPUBLIC INDUSTRIES, INC.

     A summary of stock option and warrant transactions for the following periods is as follows:

                                                           YEARS ENDED DECEMBER 31,
                                               -------------------------------------------------
                                                    1995              1994             1993
                                               ---------------   --------------   --------------
    Options and warrants outstanding at
      beginning of period....................            6,786            6,394           14,854
    Granted..................................           44,874              752            2,034
    Exercised................................           (2,804)              --               --
    Canceled.................................             (322)            (360)            (664)
    Expired..................................               --               --           (9,830)
                                               ---------------   --------------   --------------
    Options and warrants outstanding at end
      of period..............................           48,534            6,786            6,394
                                                 =============     ============     ============
    Average price of options and warrants
      exercised..............................            $4.02             $ --             $ --
    Average price of options and warrants
      outstanding at end of period...........            $4.77            $3.80            $3.99
    Prices of options and warrants
      outstanding at end of period...........  $1.05 to $15.50   $1.05 to $7.25   $1.05 to $7.25
    Vested options and warrants at end of
      period.................................           39,038            3,656            2,800
    Options available for future grants at
      end of period..........................            4,344            5,698            5,690

8. COMMITMENTS AND CONTINGENCIES

     Legal Proceedings. On May 3, 1991, the Company filed an action against G.I. Industries, Inc. ("GI"), Manuel Asadurian, Sr. and Mike Smith in the United States District Court for the Central District of California (the "Court"). The Company requested a declaratory judgment that it did not anticipatorily breach a merger agreement (the "Merger Agreement") between the Company and GI and that the Merger Agreement had been properly terminated. The Company also sought to recover $600,000 from GI, plus interest and costs, with respect to a certain financial guaranty provided by the Company in 1990 for the benefit of GI. In response to the Company's action, GI filed a counterclaim alleging that the Company breached the Merger Agreement and that it had suffered damages in excess of $16,000,000. In August 1993, the Court rendered a ruling favorable to the Company which GI appealed. In March 1995, the United States Court of Appeals for the Ninth Circuit vacated the August 1993 decision and remanded the case for further proceedings. The Court has commenced proceedings that may lead to a trial on damages. Subsequent to the commencement of the Company's litigation in this matter, GI filed for protection under Chapter 11 of the Bankruptcy Code.

     Western Waste Industries, Inc. ("Western") filed an action against the Company and others on July 20, 1990 alleging various causes of action including interference with business relations and seeks $24,000,000 in damages. The lawsuit stems from Western's attempts to acquire Best Pak Disposal, Inc. This case was scheduled for trial in May 1996, but by stipulation of the parties the trial date has been postponed pending the outcome of settlement discussions. By mutual agreement of the parties, the litigation was settled and the matter was dismissed with prejudice in October 1996. Such settlement had no material impact of the Company's consolidated financial position, results of operations or cash flows.

     The Company's solid waste and environmental services activities are conducted in the context of a developing and changing statutory and regulatory framework, aggressive government enforcement and a highly visible political environment. Governmental regulation of the waste management industry requires the

                           REPUBLIC INDUSTRIES, INC.

Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures which may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant.

     In 1992, the Company received notices from Imperial County, California (the "County") and the California Department of Toxic Substances Control ("DTSC") that spent filter elements (the "Filters") from geothermal power plants, which had been deposited at the Company's Imperial Landfill for approximately five years, were classified as hazardous waste under California environmental regulations. Under United States EPA regulations, the Filters are not deemed hazardous waste as they are associated with the production of geothermal energy.

     The Company is currently conducting active discussions with all appropriate California regulatory agencies in order to obtain a variance under California regulations to reclassify the Filters as a special waste so they may be left in the landfill. If this occurs, the State, regional and local regulatory agencies may nevertheless require that the affected area of the landfill be capped and closed. In the event that the variance is not granted, remedial measures may be required based on the Filters' classification as a California hazardous waste. One of those measures could include the removal of the Filters or the closure of a portion of the landfill.

     Management is currently unable to determine (i) whether the waste will ultimately be classified as hazardous, (ii) if so, what action, if any, will be required as a result of this issue or (iii) what liability, if any, the Company will have as a result of this inquiry. In January 1994, the Company filed suit against the known past and present owners and operators of the geothermal power plants for all losses, fines and expenses the Company incurs associated with the resolution of this matter, including loss of airspace at the landfill, in the United States District Court for the Southern District of California, alleging claims for CERCLA response costs recovery and intentional misrepresentation among other claims. This suit was settled in November 1996 without material impact on the Company's Supplemental Consolidated financial position, results of operations or cash flows.

     While the results of the legal and environmental proceedings described above and other proceedings which arose in the normal course of business cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, consolidated cash flows or consolidated financial position. However, unfavorable resolution of each matter individually or in the aggregate could affect the consolidated results of operations or cash flows for the quarterly periods in which they are resolved.

     Lease Commitments. The Company and its subsidiaries lease real property, equipment and software under various operating leases with terms from 1 to 20 years. The Company has also entered into various airport concession and permit agreements which generally provide for payment of a percentage of revenue from vehicle rentals with a guaranteed minimum.

     Expenses under real property, equipment and software leases and airport concession agreements (excluding amounts charged through to customers) for the years ended December 31, 1995, 1994 and 1993 were as follows:

                           REPUBLIC INDUSTRIES, INC.

                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                    1995       1994      1993
                                                                  --------   --------   -------
Real property...................................................  $ 21,127   $ 20,043   $20,668
Equipment and software..........................................    21,961     21,152    20,097
Airport concession and permit fees:
  Minimum fixed obligations.....................................    46,061     36,328    27,912
  Additional amounts, based on revenue from vehicle rentals.....    28,397     27,617    24,766
                                                                  --------   --------   -------
       Total....................................................  $117,546   $105,140   $93,443
                                                                  ========   ========   =======

     Future minimum lease obligations under noncancelable real property and equipment leases and airport agreements with initial terms in excess of one year at December 31, 1995 are as follows:

                                                          REAL PROPERTY,
                                                          EQUIPMENT AND     AIRPORT
                                                             SOFTWARE      AGREEMENTS    TOTAL
                                                          --------------   ----------   --------
Year ending December 31:
  1996..................................................     $ 43,380       $ 36,865    $ 80,245
  1997..................................................       15,629         26,833      42,462
  1998..................................................       10,626         21,446      32,072
  1999..................................................        7,306         14,151      21,457
  2000..................................................        6,079         10,685      16,764
  Thereafter............................................       17,913         14,270      32,183
                                                          --------------   ----------   --------
                                                             $100,933       $124,250    $225,183
                                                          =============    ==========   ========

     The Company has options to acquire or extend its leases through the year 2002 on certain properties and has rights of first refusal on certain other properties it currently leases.

     In August 1995, the Company entered into a ten-year lease agreement from an unrelated party for Alamo's Fort Lauderdale, Florida corporate headquarters facility. The lease agreement provides for minimum monthly lease payments of approximately $227,000 payable from October 1995 through September 2005. The lease agreement contains an option to purchase the property over the lease term for a base amount plus the outstanding balance on the lessor's mortgage loan, as defined in the lease agreement. At the end of the lease term, the Company must either purchase the property for $17,400,000 or terminate the lease upon payment to the lessor of approximately $10,000,000. Under certain conditions, if the lease is terminated and the property is sold, all or a portion of the $10,000,000 payment may be refunded to the Company. In addition, the Company has guaranteed a portion of the lessor's mortgage loan, which guarantee totaled $19,700,000 at December 31, 1995.

9. EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     Earnings (loss) per common and common equivalent share are based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing earnings per common and common equivalent share, the Company utilizes the modified treasury stock method. For the nine months ended September 30, 1995 and for the year ended December 31, 1995, common stock equivalents have been omitted since they are anti-dilutive.

                           REPUBLIC INDUSTRIES, INC.

     The computation of weighted average common and common equivalent shares used in the calculation of fully diluted earnings (loss) per share, which is substantially the same as the computation used to calculate primary earnings per share, for the following periods is presented below:

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,           YEARS ENDED DECEMBER 31,
                                       -------------------     -------------------------------
                                        1996        1995        1995        1994        1993
                                       -------     -------     -------     -------     -------
                                           (UNAUDITED)
      Common shares outstanding......  213,152     181,951     183,945     118,580     118,906
      Common equivalent shares.......   52,540          --          --         166         320
      Weighted average treasury
         shares purchased............  (12,682)         --          --         298          --
      Effect of using weighted
         average common and common
         equivalent shares
         outstanding.................  (12,218)    (49,520)    (37,318)         --          --
                                       -------     -------     -------     -------     -------
                                       240,792     132,431     146,627     119,044     119,226
                                       =======     =======     =======     =======     =======

10. DISCONTINUED OPERATIONS

     In 1994, the Company announced the contemplation of a plan to spin-off RESI, its hazardous waste services segment. This segment of the Company's business has been accounted for as a discontinued operation and, accordingly, the Company restated its Consolidated Financial Statements presented prior to that date to report separately the operating results of these discontinued operations. In April 1995, Republic shareholders received one share of common stock of RESI for every ten shares of Common Stock of Republic owned on April 21, 1995 in connection with the spin-off of RESI. Approximately 5,400,000 RESI shares were distributed to Republic shareholders (the "Distribution"). Revenue of the discontinued operations of RESI was $12,148,000, $46,599,000 and $61,617,000 in 1995, 1994 and 1993, respectively. The net income (loss) of the discontinued operations of RESI was ($293,000), $2,684,000 and ($14,579,000) in 1995, 1994 and 1993, respectively.

     In connection with the Distribution, the Company entered into a distribution agreement with RESI which sets forth the terms of the Distribution. Under this agreement, Republic contributed the intercompany balance to RESI's equity at the date of the Distribution. In April 1995, Republic contributed approximately $2,500,000 to RESI to repay RESI's indebtedness and to provide working capital to RESI. Additionally, the Company reclassified approximately $36,300,000 to retained earnings from additional paid-in capital to effect the spin-off under Delaware law. As a result of these transactions, the Company's equity at the date of the Distribution was reduced by approximately $23,600,000.

11. RESTRUCTURING AND UNUSUAL CHARGES

     During the three months ended December 31, 1993, the Company recorded restructuring and unusual charges of $10,040,000 based on the Company's reevaluation of each of its solid waste operations. As a result of this reevaluation, the Company decided to close one of its facilities due to low waste volumes and abandon its permitting effort at another facility because of limited market opportunity in that area and delays in the permitting process. In accordance with industry standards, the Company provides for closure and post-closure over the life of a facility. Accordingly, the Company fully provided for these costs on the closed facility. The provision for closure and post-closure and the write-off of property and equipment and accumulated permitting costs associated with these facilities totaled $6,600,000. In conjunction with the reevaluation, the Company also decided to terminate certain contracts and employees. Costs related to employee relocations and terminations and other contract terminations totaled $1,200,000. In addition, the Company also reevaluated its

                           REPUBLIC INDUSTRIES, INC.

exposure related to litigation and environmental matters and provided additional accruals aggregating $2,200,000 for the costs to defend or settle certain litigation and environmental matters.

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, investments, receivables, other assets (excluding goodwill, intangibles and deferred costs), accounts payable, accrued expenses (nonderivatives) and customer deposits, approximates fair value because of the short maturity of these instruments.

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.

     The Company has interest protection agreements with several counterparties to manage the impact of interest rate changes. The estimated fair values of the interest protection agreements were determined from dealer quotations and represent the discounted future cash flows through maturity or expiration using current rates, and are effectively the amounts the Company would pay or receive to terminate the agreements. The estimated fair values of the interest rate protection agreements at December 31, 1995 and 1994 was a net payable position of $(3,479,000) and $(2,247,000), respectively.

     The estimated fair value of the Company's secured notes payable at December 31, 1995 and 1994 was $440,506,000 and $401,885,000, respectively. The carrying amount was $445,500,000 for each period. The estimated fair value of mortgages payable to GMAC at December 31, 1995 and 1994 was $109,000,000 and $70,368,000
respectively. Estimated fair values were derived by discounting expected cash flows at the rates currently offered to the Company for debt of similar terms and remaining maturities. The carrying amount of the remaining debt approximates fair value because interest rates are variable and, accordingly, approximate current market rates.

13. BUSINESS AND CREDIT CONCENTRATIONS

Automotive Rental Industry Segment

     At December 31, 1995 the Company had 133 corporate owned vehicle rental facilities at airport, near-airport and downtown locations throughout the United States. The Company also had 28 corporate owned vehicle rental facilities in the United Kingdom, 22 in Germany, 4 in Switzerland, 2 in Canada, 1 in Belgium, 1 in The Netherlands and 1 in Austria. In addition to its corporate owned locations, the Company's licensee network operates 102 locations throughout Europe, including 86 locations in Germany. The automobile rental industry in which the Company operates is highly seasonal.

     Trade receivables at December 31, 1995 and 1994 include $57,207,000 and $39,681,000, respectively from travel agents and tour operators. Of the travel agent and tour operator receivable balances, $24,208,000 and $16,975,000 at December 31, 1995 and 1994, respectively are maintained outside the United States. The Company holds minimum collateral in the form of cash, letters of credit or insurance from most of these vendors. The Company continually evaluates the credit risk of these customers and believes that the allowance for doubtful accounts relative to its trade receivables is adequate. At December 31, 1995 and 1994, the Company had vehicle receivables from manufacturers of $65,015,000 and $90,615,000, respectively. Of the receivable balances from manufacturers, $12,701,000 and $7,785,000 are maintained outside the United States. Vehicle receivables also include amounts due from renters for damages incurred on revenue earning vehicles.

                           REPUBLIC INDUSTRIES, INC.

     The Company enters into vehicle repurchase programs with one principal vehicle manufacturer, as well as other vehicle manufacturers. During model year 1995, the Company purchased 68% of its vehicle fleet under repurchase programs with one vehicle manufacturer.

Automotive Retailing, Solid Waste Services and Electronic Security Services Industry Segments

     Concentrations of credit risk with respect to trade receivables related to the Company's automotive retailing, solid waste services and electronic security services segments are limited due to the wide variety of customers and markets in which the Company's products are sold and services are provided as well as their dispersion across many different geographic areas in the United States. As a result, at December 31, 1995, the Company does not consider itself to have any significant concentrations of credit risk in the automotive retailing, solid waste services and electronic security services segments.

14. RELATED PARTY TRANSACTIONS

     The Company purchased approximately $351,755,000, $551,157,000 and $576,895,000 of revenue earning vehicles from a group of dealerships owned primarily by a former director of Alamo during the years ended December 31, 1995, 1994 and 1993, respectively. Pursuant to an automobile purchase agreement which expired on December 31, 1995, the Company agreed to purchase and/or lease a minimum number of vehicles and pay to these dealerships a specific amount (in addition to the manufacturer's sales price) for each vehicle purchased. Although the Company does not expect to renew this agreement to purchase and/or lease a minimum number of vehicles, it intends to purchase vehicles on an annual basis from these dealerships, and to continue its agreement to pay these dealerships a specified amount (in addition to the manufacturer's sales price) for any vehicle purchased.

     Included in other current assets at September 30, 1996 are approximately $112,900,000 in advances made to AutoNation during the nine months ended September 30, 1996. Such advances were made pursuant to a loan agreement whereby the Company has agreed to provide advances at an interest rate of LIBOR plus 2% to fund AutoNation's cash flow requirements until consummation of the acquisition of AutoNation. Such advances mature on June 30, 1997 and are secured primarily by the common stock of AutoNation's principal operating subsidiary, all trademarks and other intellectual property of AutoNation and, until consummation of the Company's merger with AutoNation, AutoNation's remaining shareholder subscription commitments which commitments approximate $28,000,000. Interest income recognized on such advances was approximately $1,296,000 for the nine months ended September 30, 1996.

15. OPERATIONS BY INDUSTRY SEGMENT

     The Company is a holding company with major business segments in automotive rental and retailing, solid waste collection, disposal and recycling services and electronic security services for commercial and residential use. The Company operates primarily in the United States.

                           REPUBLIC INDUSTRIES, INC.

     The following tables present financial information regarding the Company's different industry segments as of and for the years ended December 31:

                                                            1995         1994         1993
                                                         ----------   ----------   ----------
    Revenue:
      Automotive rental................................  $1,391,654   $1,312,922   $1,149,198
      Solid waste services.............................     245,339      176,260      146,107
      Electronic security services.....................      49,826       41,913       36,388
      Automotive retailing.............................          73           --           --
                                                           --------     --------     --------
                                                         $1,686,892   $1,531,095   $1,331,693
                                                           ========     ========     ========
    Operating income (loss):
      Automotive rental................................  $  (42,552)  $   30,283   $   40,418
      Solid waste services.............................      31,687       23,201        4,224
      Electronic security services.....................       8,255        2,352          114
      Automotive retailing.............................      (4,063)          --           --
                                                           --------     --------     --------
                                                         $   (6,673)  $   55,836   $   44,756
                                                           ========     ========     ========
    Depreciation and amortization:
      Automotive rental................................  $  422,614   $  372,544   $  289,616
      Solid waste services.............................      17,727       15,414       13,238
      Electronic security services.....................       4,946        4,111        2,353
      Automotive retailing.............................          --           --           --
                                                           --------     --------     --------
                                                         $  445,287   $  392,069   $  305,207
                                                           ========     ========     ========
    Capital expenditures, purchases of revenue earning
      vehicles and investment in subscriber accounts:
      Automotive rental................................  $2,346,632   $3,347,988   $2,887,785
      Solid waste services.............................      51,436       22,620       12,243
      Electronic security services.....................      17,459       18,275       10,643
      Automotive retailing.............................      10,015           --           --
                                                           --------     --------     --------
                                                         $2,425,542   $3,388,883   $2,910,671
                                                           ========     ========     ========
    Assets:
      Automotive rental................................  $2,000,745   $2,310,448   $1,942,217
      Solid waste services.............................     514,220      202,468      179,837
      Electronic security services.....................      43,834       34,447       20,678
      Automotive retailing.............................      24,412           --           --
      Net assets of discontinued operations............          --       20,292       16,872
                                                           --------     --------     --------
                                                         $2,583,211   $2,567,655   $2,159,604
                                                           ========     ========     ========

                           REPUBLIC INDUSTRIES, INC.

16. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The automotive rental industry in which the Company operates, particularly the leisure travel segment, is highly seasonal. The Company's third quarter, which includes the peak summer travel months, has historically been the strongest quarter of the year. During the peak season the Company increases their fleet and workforce to accommodate increased rental activity. The Company's results during the first and fourth quarters are generally their weakest, when there is limited leisure family travel and a greater potential for adverse weather conditions. Many of the Company's operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

     The fourth quarter of 1995 included the recognition of approximately $2,600,000 of losses originally attributable to the minority shareholder of a business acquired in 1994.

     The following is an analysis of certain items in the Supplemental Consolidated Statements of Operations by quarter for 1995 and 1994.

                                                     FIRST      SECOND     THIRD      FOURTH
                                                    QUARTER    QUARTER    QUARTER     QUARTER
                                                    --------   --------   --------   ---------
    Revenue................................  1995   $363,444   $409,499   $505,105   $ 408,844
                                             1994   $320,296   $366,765   $470,072   $ 373,962
    Gross profit...........................  1995   $194,366   $218,145   $274,992   $ 212,755
                                             1994   $193,678   $212,349   $284,291   $ 200,814
    Income (loss) from continuing
      operations...........................  1995   $(15,014)  $ (5,804)  $ 18,942   $  (9,663)
                                             1994   $  2,396   $  5,724   $ 22,398   $  (1,865)
    Net income (loss)......................  1995   $(14,506)  $ (5,804)  $ 18,942   $ (10,464)
                                             1994   $  2,250   $  6,551   $ 23,386   $    (850)
    Earnings (loss) per share from
      continuing operations................  1995   $   (.13)  $   (.05)  $    .11   $    (.05)
                                             1994   $    .02   $    .05   $    .19   $    (.02)

                           REPUBLIC INDUSTRIES, INC.

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       SEPTEMBER 30,   DECEMBER 31,
                                                                           1996            1995
                                                                       -------------   ------------
                                                                                        (RESTATED)
                                              ASSETS
Current assets:
  Cash and cash equivalents..........................................    $ 154,826       $164,572
  Accounts receivable, less allowance for doubtful accounts..........       62,424         38,092
  Inventory..........................................................       27,954         14,924
  Prepaid expenses...................................................        9,399          3,757
  Other current assets...............................................      126,296          7,323
                                                                          --------       --------
          Total current assets.......................................      380,899        228,668
Property and equipment, net..........................................      331,591        204,949
Investment in subscriber accounts, net...............................       78,940         42,240
Intangible assets, net...............................................      182,986        101,363
Other assets.........................................................       12,449          5,246
                                                                          --------       --------
          Total assets...............................................    $ 986,865       $582,466
                                                                          ========       ========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................    $  24,000       $ 18,732
  Accrued liabilities................................................       62,767         24,431
  Current portion of deferred revenue................................       25,947         25,555
  Current maturities of long-term debt...............................       18,805         11,996
  Income taxes payable...............................................        3,251          3,625
                                                                          --------       --------
          Total current liabilities..................................      134,770         84,339
Long-term debt, net of current maturities............................           --          3,791
Deferred income taxes................................................       37,626         14,414
Deferred revenue, net of current portion.............................        9,794         18,012
Other liabilities....................................................       12,771         11,362
                                                                          --------       --------
          Total liabilities..........................................      194,961        131,918
                                                                          --------       --------
Commitments and contingencies
Shareholders' equity:
  Preferred stock, par value $.01 per share; 5,000,000 shares
     authorized; none issued.........................................           --             --
  Common stock, par value $.01 per share; 500,000,000 and 350,000,000 shares authorized, respectively; 191,028,437 and 161,820,630
     shares issued and outstanding, respectively.....................        1,910          1,618
  Additional paid-in capital.........................................      728,475        420,557
  Retained earnings..................................................       61,519         28,373
                                                                          --------       --------
          Total shareholders' equity.................................      791,904        450,548
                                                                          --------       --------
          Total liabilities and shareholders' equity.................    $ 986,865       $582,466
                                                                          ========       ========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     THREE MONTHS ENDED       NINE MONTHS ENDED
                                                        SEPTEMBER 30,           SEPTEMBER 30,
                                                     -------------------     --------------------
                                                       1996       1995         1996        1995
                                                     --------    -------     --------    --------
                                                                 (RESTATED)              (RESTATED)
Revenue............................................  $155,746    $78,054     $423,371    $210,679
Expenses:
  Cost of operations...............................   113,566     53,921      297,616     140,152
  Selling, general and administrative..............    24,139     17,645       76,744      49,294
                                                     --------    -------     --------    --------
Operating income...................................    18,041      6,488       49,011      21,233
Interest and other income..........................     7,102      1,717       13,083       2,770
Interest expense...................................      (513)    (1,264)      (2,324)     (4,263)
                                                     --------    -------     --------    --------
Income from continuing operations before income
  taxes............................................    24,630      6,941       59,770      19,740
Provision for income taxes.........................     8,638      3,055       21,816       8,774
                                                     --------    -------     --------    --------
Income from continuing operations..................    15,992      3,886       37,954      10,966
Income from discontinued operations, net...........        --         --           --         508
                                                     --------    -------     --------    --------
Net income.........................................  $ 15,992    $ 3,886     $ 37,954    $ 11,474
                                                     ========    =======     ========    ========
Fully diluted earnings per common and common
  equivalent share:
  Continuing operations............................  $    .07    $   .03     $    .17    $    .09
  Discontinued operations..........................        --         --           --         .01
                                                     --------    -------     --------    --------
  Net income.......................................  $    .07    $   .03     $    .17    $    .10
                                                     ========    =======     ========    ========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                             ADDITIONAL
                                                                    COMMON    PAID-IN     RETAINED
                                                                    STOCK     CAPITAL     EARNINGS
                                                                    ------   ----------   --------
Balance at December 31, 1995 (Restated)...........................  $1,618    $ 420,557   $ 28,373
  Sale of common stock............................................     99       197,484         --
  Exercise of stock options and warrants..........................     25         9,330         --
  Capital contributions from former owners of pooled companies....     --        20,669         --
  Distributions to former owners of pooled companies..............     --            --     (4,917)
  Stock issued in acquisitions....................................    168        80,965         --
  Other...........................................................     --          (530)       109
  Net income......................................................     --            --     37,954
                                                                    ------   ----------   --------
Balance at September 30, 1996.....................................  $1,910    $ 728,475   $ 61,519
                                                                    ======   ==========   ========

         The accompanying notes are an integral part of this statement.

                           REPUBLIC INDUSTRIES, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                          ----------------------
                                                                            1996         1995
                                                                          ---------   ----------
                                                                                      (RESTATED)
Cash flows from operating activities:
  Income from continuing operations.....................................  $  37,954    $  10,966
  Adjustments to reconcile income from continuing operations to net cash provided by operations:
     Depreciation, depletion and amortization...........................     27,878       18,090
     Gain on the sale of property and equipment.........................       (984)        (383)
     Changes in assets and liabilities, net of effects from business combinations:
       Accounts receivable..............................................    (12,054)      (4,736)
       Prepaid expenses and other assets................................    (24,551)      (2,777)
       Accounts payable and accrued liabilities.........................     (4,197)       5,586
       Deferred and current income taxes payable........................     19,719        1,110
       Deferred revenue and other liabilities...........................    (14,399)     (10,461)
                                                                          ---------     --------
          Net cash provided by continuing operations....................     29,366       17,395
                                                                          ---------     --------
Cash used in discontinued operations....................................         --         (263)
                                                                          ---------     --------
Cash flows from investing activities:
  Advances and loans....................................................   (112,900)          --
  Net cash used in business combinations................................    (17,046)      (5,497)
  Purchases of property and equipment...................................    (77,538)     (31,019)
  Investment in subscriber accounts.....................................    (24,943)     (10,775)
  Proceeds from the sale of property and equipment......................      2,440        1,068
  Other.................................................................      1,464       (1,013)
                                                                          ---------     --------
          Net cash used in investing activities.........................   (228,523)     (47,236)
                                                                          ---------     --------
Cash flows from financing activities:
  Sale of common stock..................................................    197,583      232,031
  Proceeds from long-term debt..........................................     17,104       23,432
  Payments of long-term debt............................................    (47,064)     (40,338)
  Exercise of stock options and warrants................................      9,355        6,333
  Capital contributions from former owners of pooled companies..........     17,876       11,828
  Distributions to former owners of pooled companies....................     (4,917)      (5,473)
  Other.................................................................       (526)      16,053
                                                                          ---------     --------
          Net cash provided by financing activities.....................    189,411      243,866
                                                                          ---------     --------
     (Decrease) increase in cash and cash equivalents...................     (9,746)     213,762
Cash and cash equivalents:
  Beginning of period...................................................    164,572       11,485
                                                                          ---------     --------
  End of period.........................................................  $ 154,826    $ 225,247
                                                                          =========     ========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
             (000'S OMITTED IN ALL TABLES EXCEPT PER SHARE AMOUNTS)

1.  INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited condensed consolidated financial statements include the accounts of Republic Industries, Inc. and its subsidiaries (the "Company") and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. All significant intercompany accounts and transactions have been eliminated. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited condensed consolidated financial statements reflect, in the opinion of management, all material adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Operating results for interim periods are not necessarily indicative of the results that can be expected for a full year. These interim financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto.

     In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

     The accompanying financial statements also include the financial position and results of operations of CarChoice, Inc. ("CarChoice") which the Company acquired in August 1996, and Incendere, Inc. and certain waste companies (collectively, "Schaubach") controlled by Dwight C. Schaubach and Denver Burglar Alarm and affiliate ("Denver Alarm"), which the Company acquired in February 1996. These business combinations have been accounted for under the pooling of interests method of accounting and, accordingly, these financial statements and notes thereto have been restated as if CarChoice, Schaubach and Denver Alarm (the "Pooled Entities") and the Company had operated as one entity since inception. See Note 2 for a further discussion of business combinations.

     In April 1995, the Company spun-off its hazardous waste services segment, Republic Environmental Systems, Inc. ("RESI"), now known as International Alliance Services, Inc., to the Company's shareholders. Accordingly, this segment has been accounted for as a discontinued operation in the accompanying unaudited condensed consolidated statements of operations.

     All per share data and numbers of shares of common stock for all periods included in the financial statements and notes have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend that was effected in June 1996, as more fully described in Note 11.

2.  BUSINESS COMBINATIONS

PENDING ACQUISITIONS

     In June 1996, the Company signed a definitive agreement to acquire Continental Waste Industries, Inc. ("Continental") in a merger transaction. Continental provides integrated solid waste management services to residential, commercial and industrial customers primarily in the mid-south and eastern United States. Under the terms of the agreement, each share of common stock of Continental would be exchanged, on a tax-free basis, for .80 of a share of the Company's common stock, par value $.01 per share ("Common Stock"). As of September 30, 1996, Continental had approximately 15,349,000 shares of common stock issued and outstanding. The transaction, which will be accounted for under the pooling of interests method of accounting, is subject to approval of Continental's shareholders and other customary closing conditions, including regulatory approvals. Certain shareholders of Continental, representing approximately 23% of Continental's outstanding common stock, have agreed to vote their shares in favor of the transaction and have granted to the

                           REPUBLIC INDUSTRIES, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

Company irrevocable proxies to vote or to execute written consents with respect to their shares in favor of the transaction.

     In June 1996, the Company signed a definitive agreement to acquire Addington Resources, Inc. ("Addington") in a merger transaction. Addington provides integrated solid waste disposal services including landfill, collection and recycling services for cities and counties in the southeastern United States. Under the terms of the agreement, each share of common stock of Addington would be exchanged, on a tax-free basis, for .90 of a share of the Company's Common Stock. As of September 30, 1996, Addington had approximately 15,194,000 shares of common stock issued and outstanding. The transaction, which will be accounted for under the pooling of interests method of accounting, is subject to approval of Addington's shareholders and other customary closing conditions, including regulatory approvals. Six of Addington's shareholders, representing approximately 45% of Addington's outstanding common stock, have granted to the Company irrevocable proxies to, and agreed to, vote or to execute written consents with respect to their shares in favor of the transaction.

     Both of the above pending acquisitions are expected to close during the fourth quarter of 1996.

     In May 1996, after approval by a special committee of disinterested members of the Company's board of directors, the Company signed a definitive agreement to acquire AutoNation Incorporated ("AutoNation"). AutoNation is a privately-owned company developing a chain of megastores for the sale of new and used vehicles and is partially owned by the Company's Co-Chief Executive Officers, and certain other officers and directors of the Company. The transaction, which will be accounted for under the purchase method of accounting, is subject to approval by the shareholders of the Company and other customary closing conditions, including regulatory approvals. It is contemplated that the Company will issue approximately 17,467,000 shares of Common Stock in connection with the transaction which is expected to close in the first quarter of 1997.

COMPLETED ACQUISITIONS

     Significant businesses acquired through September 30, 1996 and accounted for under the pooling of interests method of accounting have been included retroactively in the financial statements as if the companies had operated as one entity since inception. Businesses acquired through September 30, 1996 and accounted for under the purchase method of accounting are included in the financial statements from the date of acquisition.

     In August 1996, the Company acquired all of the net assets of CarChoice. CarChoice, which commenced operations in January 1995, is a developer and operator of used car superstores similar to those being developed by AutoNation.

     In February 1996, the Company acquired all of the outstanding capital stock of Denver Alarm. Denver Alarm provides installation, monitoring and maintenance services to residential and commercial customers throughout Colorado.

     In February 1996, the Company acquired Schaubach. Schaubach provides solid waste collection and recycling services to residential, commercial, and industrial customers in southeastern Virginia and eastern North Carolina and provides transportation of medical waste throughout the Mid-Atlantic states.

     The Company issued an aggregate of 9,707,664 shares of Common Stock to acquire CarChoice, Denver Alarm and Schaubach, all of which have been accounted for under the pooling of interests method of accounting.

                           REPUBLIC INDUSTRIES, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     Details of the results of operations of the previously separate companies for the periods before the pooling of interests combinations were consummated are as follows:

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
    Revenue:
      The Company..................................................  $376,548     $185,207
      Pooled Entities..............................................    46,823       25,472
                                                                     --------     --------
                                                                     $423,371     $210,679
                                                                     ========     ========
    Net income (loss):
      The Company..................................................  $ 44,057     $ 13,136
      Pooled Entities..............................................    (6,103)      (1,662)
                                                                     --------     --------
                                                                     $ 37,954     $ 11,474
                                                                     ========     ========

     During the nine months ended September 30, 1996, the Company also acquired various other businesses in the solid waste and electronic security services industries which were immaterial to the Company. The aggregate purchase price paid by the Company related to immaterial acquisitions accounted for under the purchase method of accounting was approximately $101,039,000 and consisted of cash and 8,474,286 shares of Common Stock. With respect to immaterial acquisitions accounted for under the pooling of interests method of accounting, the Company issued 8,318,800 shares of Common Stock. These acquisitions were not significant in the aggregate and, consequently, prior period financial statements were not restated.

     The following summarizes the preliminary purchase price allocation for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) consummated during the nine months ended September 30:

                                                                         1996       1995
                                                                       --------   --------
    Property and equipment...........................................  $ 65,869   $ 23,822
    Investment in subscriber accounts................................    17,914         --
    Intangible assets................................................    87,385     76,887
    Working capital deficiency, net of cash acquired.................   (33,695)    (7,559)
    Long-term debt assumed...........................................   (29,563)   (14,594)
    Other liabilities, net...........................................    (9,731)        --
    Common stock issued..............................................   (81,133)   (73,059)
                                                                       --------   --------
    Cash used in acquisitions........................................  $ 17,046   $  5,497
                                                                       ========   ========

     In August 1995, the Company acquired all of the outstanding shares of common stock of Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC"). The purchase price paid by the Company was approximately $72,800,000 and consisted of 16,000,000 shares of Common Stock. HMC, as the third largest solid waste management company in Florida, provides solid waste collection and recycling services to commercial, industrial and residential customers. This acquisition has been accounted for under the purchase method of accounting and, accordingly, is included in the Company's financial statements from the date of acquisition.

                           REPUBLIC INDUSTRIES, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     The Company's consolidated results of operations on an unaudited pro forma basis assuming the acquisition of HMC had occurred at the beginning of the period presented is as follows:

                                                                          NINE MONTHS ENDED
                                                                          SEPTEMBER 30, 1995
                                                                          ------------------
    Revenue.............................................................       $243,880
                                                                               ========
    Income from continuing operations...................................       $ 11,818
                                                                               ========
    Fully diluted earnings per common and common equivalent share from
      continuing operations.............................................       $    .09
                                                                               ========

     In September 1996, the Company announced that the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement") between Republic and ADT Limited ("ADT"), which provided for the acquisition of ADT by Republic, had been terminated by mutual agreement of the parties. Included in selling, general and administrative expenses for the three months ended September 30, 1996 are approximately $3,000,000 of transaction costs associated with the terminated ADT Agreement. In connection with the execution of the ADT Agreement, ADT granted to Republic a warrant (the "ADT Warrant") to purchase 15,000,000 common shares of ADT at a purchase price of $20 per share (which approximated fair market value) subject to certain anti-dilution adjustments. The warrant became exercisable upon the termination of the ADT Agreement and remains exercisable until March 1997. Pursuant to the terms of the warrant, ADT has granted to Republic certain registration rights with respect to the common shares of ADT issuable to Republic upon exercise of the warrant. Upon termination of the ADT Agreement, the Company recorded the estimated fair value of the ADT Warrant totaling approximately $5,670,000 based upon an option pricing model computation. The Company has recorded $3,000,000 of the $5,670,000 value attributed to the ADT Warrant as a credit to selling, general and administrative expenses for the three months ended September 30, 1996 to offset the transaction costs incurred in connection with the ADT Agreement as described above. The remaining value of the ADT Warrant totaling $2,670,000 has been included as a component of other income for the three months ended September 30, 1996.

     In November 1996, the Company acquired Alamo Rent-A-Car, Inc. and affiliated entities ("Alamo"), which are privately-owned, in merger transactions. Alamo is the fourth largest car rental company in the United States and operates a fleet of approximately 158,000 vehicles. Alamo operates in 42 states in the United States and has operations in 10 European countries and Canada. The Company issued 22,123,893 shares of Common Stock to acquire Alamo which will be accounted for under the pooling of interests method of accounting.

     The Company's unaudited pro forma consolidated results of operations assuming the Alamo acquisition had been consummated as of September 30, 1996 are as follows:

                                                                      NINE MONTHS ENDED
                                                                        SEPTEMBER 30,
                                                                  -------------------------
                                                                     1996           1995
                                                                  ----------     ----------
    Revenue.....................................................  $1,597,568     $1,278,048
                                                                   =========      =========
    Net income (loss)...........................................  $   39,423     $   (1,697)
                                                                   =========      =========
    Fully diluted earnings (loss) per common and common
      equivalent share..........................................  $      .16     $     (.01)
                                                                   =========      =========

                           REPUBLIC INDUSTRIES, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

3.  OTHER CURRENT ASSETS

     Included in other current assets at September 30, 1996 are approximately $112,900,000 in advances made to AutoNation during the nine months ended September 30, 1996. Such advances were made pursuant to a loan agreement whereby the Company has agreed to provide advances at an interest rate of LIBOR plus 2% to fund AutoNation's cash flow requirements until consummation of the acquisition of AutoNation. Such advances mature on June 30, 1997 and are secured primarily by the common stock of AutoNation's principal operating subsidiary, all trademarks and other intellectual property of AutoNation and, until consummation of the Company's merger with AutoNation, AutoNation's remaining shareholder subscription commitments which commitments approximate $28,000,000. Interest income recognized on such advances was approximately $1,117,000 and $1,296,000 for the three and nine months ended September 30, 1996, respectively. Also included in other current assets at September 30, 1996 is the value assigned to the ADT Warrant totaling $5,670,000 as discussed in Note 2.

4.  PROPERTY AND EQUIPMENT

     A summary of property and equipment is shown below:

                                                                   SEPTEMBER 30,   DECEMBER 31,
                                                                       1996            1995
                                                                   -------------   ------------
    Land, landfills and improvements.............................    $ 133,199       $ 97,610
    Trucks and equipment.........................................      277,412        157,677
    Buildings and improvements...................................       34,124         29,386
    Furniture and fixtures.......................................       13,241          9,061
                                                                     ---------       --------
                                                                       457,976        293,734
    Less: accumulated depreciation and depletion.................     (126,385)       (88,785)
                                                                     ---------       --------
                                                                     $ 331,591       $204,949
                                                                     =========       ========

5.  INVESTMENT IN SUBSCRIBER ACCOUNTS

     Investment in subscriber accounts consists of capitalized costs associated with new monitoring systems installed by the Company's electronic security services business and the cost of acquired subscriber accounts. These costs are amortized over periods ranging from eight to twelve years (based on estimated and historical customer attrition rates) on a straight-line basis.

     Accumulated amortization of investment in subscriber accounts at September 30, 1996 and December 31, 1995 was $17,602,000 and $11,446,000, respectively.

6.  INTANGIBLE ASSETS

     Intangible assets consist primarily of the cost of acquired businesses in excess of the fair value of net tangible assets acquired. The cost in excess of the fair value of net tangible assets is amortized over forty years on a straight-line basis.

     Accumulated amortization of intangible assets at September 30, 1996 and December 31, 1995 was $17,580,000 and $9,026,000, respectively.

                           REPUBLIC INDUSTRIES, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

7.  LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                   SEPTEMBER 30,   DECEMBER 31,
                                                                       1996            1995
                                                                   -------------   ------------
    Vehicle floorplan credit facility, secured by the Company's vehicle inventory, interest at LIBOR plus 2.75%, due on
      demand.....................................................    $  18,805       $  9,909
    Notes to banks and financial institutions, secured by
      equipment and other assets.................................           --          4,590
    Other notes, secured by equipment and other assets...........           --          1,288
                                                                      --------       --------
                                                                        18,805         15,787
    Less: current maturities.....................................      (18,805)       (11,996)
                                                                      --------       --------
                                                                     $      --       $  3,791
                                                                      ========       ========

     In December 1995, the Company entered into a credit agreement (the "Credit Agreement") with certain banks pursuant to which such banks have agreed to advance the Company on an unsecured basis an aggregate of $250,000,000 for a term of thirty-six months. Outstanding advances, if any, are payable at the expiration of the thirty-six month term. The Credit Agreement requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is payable monthly and generally determined using either a competitive bid feature or a LIBOR based rate. As of September 30, 1996, no amounts were outstanding and the Company was in compliance with all material covenants under the Credit Agreement.

     In August 1996, the Company refinanced its existing $21,000,000 vehicle floorplan credit facility with a new $25,000,000 vehicle floorplan credit facility. Advances under this facility bear interest at LIBOR plus 2.75% and are secured by the Company's vehicle inventory. In October 1996, the Company repaid all borrowings under this facility.

8.  INCOME TAXES

     Income taxes have been provided for based upon the Company's anticipated annual effective income tax rate.

9.  STOCK OPTIONS AND WARRANTS

     The Company has various stock option plans under which shares of Common Stock may be granted to key employees and directors of the Company. Options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Common Stock at the date of grant.

                           REPUBLIC INDUSTRIES, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of stock option and warrant transactions for the nine months ended September 30, 1996 is as follows:

    Options and warrants outstanding at January 1, 1996..................           48,534
    Granted..............................................................            4,007
    Exercised............................................................           (2,522)
    Canceled.............................................................              (44)
    Options and warrants outstanding at September 30, 1996...............           49,975
    Average price of options and warrants exercised......................            $3.81
    Prices of options and warrants outstanding at September 30, 1996.....  $1.05 to $30.75
    Average price of options and warrants outstanding at September 30,
      1996...............................................................            $5.71
    Vested options and warrants at September 30, 1996....................           39,436
    Options available for future grants at September 30, 1996............           12,380

10.  EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

     Earnings per common and common equivalent share are based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing earnings per common and common equivalent share, the Company utilizes the modified treasury stock method.

     The computation of weighted average common and common equivalent shares used in the calculation of fully diluted earnings per share, which is substantially the same as the computation used to calculate primary earnings per share, is as follows:

                                                          THREE MONTHS
                                                         ENDED SEPTEMBER    NINE MONTHS ENDED
                                                               30,            SEPTEMBER 30,
                                                        -----------------   -----------------
                                                         1996      1995      1996      1995
                                                        -------   -------   -------   -------
    Common shares outstanding.........................  191,028   159,827   191,028   159,827
    Common equivalent shares..........................   50,662    41,958    52,540    42,016
    Weighted average treasury shares purchased........  (13,451)   (8,434)  (12,682)   (5,302)
    Effect of using weighted average common and common
      equivalent shares outstanding...................     (925)  (38,938)  (12,218)  (77,014)
                                                        -------   -------   -------   -------
                                                        227,314   154,413   218,668   119,527
                                                        =======   =======   =======   =======

11.  SHAREHOLDERS' EQUITY

     In November 1996, the Company sold approximately 12,080,000 shares of Common Stock in a private placement transaction resulting in net proceeds of $353,000,000.

     In May 1996, the Company sold 9,878,400 shares of Common Stock in a private placement transaction resulting in net proceeds of $197,583,000.

     In May 1996, the Board of Directors declared a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend, payable June 8, 1996, to holders of record on May 28, 1996. As a result, $790,000 (par value of shares outstanding at December 31, 1995) has been transferred from additional paid-in capital to common stock.

     In May 1996, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 350,000,000 shares to 500,000,000 shares.

                           REPUBLIC INDUSTRIES, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

12.  LEGAL MATTERS

     The Company is subject to various lawsuits, claims and other legal matters arising in the ordinary course of conducting its business. The Company believes that such lawsuits, claims and other legal matters should not have a material adverse effect on the Company's consolidated results of operations, financial condition or cash flows.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of AutoNation Incorporated:

     We have audited the accompanying consolidated balance sheet of AutoNation Incorporated and subsidiaries (a Florida corporation in the development stage) as of December 31, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from inception (September 12, 1995) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AutoNation Incorporated and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the period from inception (September 12, 1995) to December 31, 1995 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
January 26, 1996 (except with respect to the matters discussed in Note 10, as to which the date is November 4, 1996).

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                                                                    SEPTEMBER 29,   DECEMBER 31,
                                                                        1996            1995
                                                                    -------------   ------------
                                                                     (UNAUDITED)
                                             ASSETS
Current Assets:
  Cash and equivalents............................................  $   8,598,870   $ 11,486,865
  Vehicle inventories.............................................     40,769,257             --
  Accounts receivable.............................................      6,266,234             --
  Other current assets............................................        166,551             --
                                                                     ------------   ------------
          Total Current Assets....................................     55,800,912     11,486,865
Site Costs........................................................    127,968,962      1,395,407
Property and Equipment, net.......................................      6,404,235        444,480
                                                                     ------------   ------------
          Total Assets............................................  $ 190,174,109   $ 13,326,752
                                                                     ============   ============
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Loan payable to related party...................................  $ 112,900,000   $         --
  Accounts payable................................................     13,073,934        741,230
  Accrued liabilities.............................................      4,247,682         44,754
  Vehicle financing with related party............................     29,218,219             --
                                                                     ------------   ------------
          Total Current Liabilities...............................    159,439,835        785,984
Commitments and Contingencies (Note 9 and 10)
Shareholders' Equity:
  Common stock, par value $.001 per share; 200,000,000 shares authorized; 80,200,000 (unaudited) and 79,300,000 shares
     issued and outstanding as of September 29, 1996 and December
     31, 1995, respectively.......................................         80,200         79,300
  Additional paid-in capital......................................     80,119,800     79,220,700
  Deficit accumulated during the development stage................    (21,395,726)    (3,063,732)
                                                                     ------------   ------------
                                                                       58,804,274     76,236,268
  Less: Subscription receivable...................................    (28,070,000)   (63,695,500)
                                                                     ------------   ------------
                                                                       30,734,274     12,540,768
                                                                     ------------   ------------
          Total Liabilities and Shareholders' Equity..............  $ 190,174,109   $ 13,326,752
                                                                     ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            PERIOD FROM      PERIOD FROM
                                                                             INCEPTION        INCEPTION
                                            NINE MONTHS    THREE MONTHS    (SEPTEMBER 12,   (SEPTEMBER 12,
                                               ENDED           ENDED          1995) TO         1995) TO
                                           SEPTEMBER 29,   SEPTEMBER 29,    DECEMBER 31,    SEPTEMBER 29,
                                               1996            1996             1995             1996
                                           -------------   -------------   --------------   --------------
                                            (UNAUDITED)     (UNAUDITED)                      (UNAUDITED)
Revenue..................................  $   9,190,184    $  5,814,931    $         --     $   9,190,184
Costs and Expenses:
  Cost of revenues.......................     11,637,767       7,467,557              --        11,637,767
  Store operating expenses...............      2,659,956       1,690,115              --         2,659,956
  General and administrative.............      7,750,029       3,597,827         886,978         8,637,007
  Information systems development........      1,541,862              --         816,649         2,358,511
  Marketing, market research and store
     design..............................      2,637,018       1,129,013       1,360,105         3,997,123
  Interest expense.......................      1,295,546       1,135,251              --         1,295,546
                                            ------------     -----------     -----------      ------------
          Total costs and expenses.......     27,522,178      15,019,763       3,063,732        30,585,910
                                            ------------     -----------     -----------      ------------
Net Loss.................................  $ (18,331,994)   $ (9,204,832)   $ (3,063,732)    $ (21,395,726)
                                            ============     ===========     ===========      ============

  The accompanying notes are an integral part of these consolidated financial statements.

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
          FOR THE NINE MONTHS ENDED SEPTEMBER 29, 1996 (UNAUDITED) AND
    FOR THE PERIOD FROM INCEPTION (SEPTEMBER 12, 1995) TO DECEMBER 31, 1995

                                                                     DEFICIT ACCUMULATED
                                COMMON STOCK                             DURING THE
                            --------------------     ADDITIONAL          DEVELOPMENT       SUBSCRIPTION
                              NUMBER     AMOUNT    PAID-IN CAPITAL          STAGE           RECEIVABLE       TOTAL
                            ----------   -------   ---------------   -------------------   ------------   -----------
Initial Capitalization,
  September 12, 1995......  79,300,000   $79,300     $79,220,700        $          --      $(79,300,000)  $        --
Capital Contributions,
  September 22, 1995......          --        --              --                   --         3,000,000     3,000,000
Capital Contributions,
  December 1, 1995........          --        --              --                   --        12,604,500    12,604,500
Net Loss..................          --        --              --           (3,063,732)               --    (3,063,732)
                            ----------   -------   ---------------   -------------- -----  -------------  -------------
Balance, December 31,
  1995....................  79,300,000    79,300      79,220,700           (3,063,732)      (63,695,500)   12,540,768
Additional Capitalization,
  January 3, 1996
  (unaudited).............     900,000       900         899,100                   --          (900,000)           --
Capital Contributions,
  January 3, 1996
  (unaudited).............          --        --              --                   --        16,475,500    16,475,500
Capital Contributions,
  March 1, 1996
  (unaudited).............          --        --              --                   --        20,050,000    20,050,000
Net Loss (unaudited)......          --        --              --          (18,331,994)               --   (18,331,994)
                            ----------   -------   ---------------   -------------- -----  -------------  -------------
Balance, September 29,
  1996 (unaudited)........  80,200,000   $80,200     $80,119,800        $ (21,395,726)     $(28,070,000)  $30,734,274
                            ==========   =======   ===============   ===================   =============  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        NINE MONTHS ENDED    PERIOD FROM INCEPTION     PERIOD FROM INCEPTION
                                          SEPTEMBER 29,     (SEPTEMBER 12, 1995) TO   (SEPTEMBER 12, 1995) TO
                                              1996             DECEMBER 31, 1995        SEPTEMBER 29, 1996
                                        -----------------   -----------------------   -----------------------
                                           (UNAUDITED)                                      (UNAUDITED)
Cash Flows from Operating Activities:
  Net loss............................    $ (18,331,994)          $(3,063,732)             $ (21,395,726)
  Adjustments to reconcile net loss to
     net cash used in operating
     activities:
     Depreciation and amortization....          300,578                    --                    300,578
     Increase in vehicle
       inventories....................      (40,769,257)                   --                (40,769,257)
     Increase in accounts
       receivable.....................       (6,266,234)                   --                 (6,266,234)
     Increase in other current
       assets.........................         (166,551)                   --                   (166,551)
     Increase in accounts payable.....       12,332,704               741,230                 13,073,934
     Increase in accrued
       liabilities....................        4,202,928                44,754                  4,247,682
                                          -------------           -----------              -------------
          Net cash used in operating
            activities................      (48,697,826)           (2,277,748)               (50,975,574)
                                          -------------           -----------              -------------
Cash Flows from Investing Activities:
  Purchases of land sites and
     associated development costs.....     (126,573,555)           (1,395,407)              (127,968,962)
  Purchases of property and
     equipment........................       (6,260,333)             (444,480)                (6,704,813)
                                          -------------           -----------              -------------
          Net cash used in investing
            activities................     (132,833,888)           (1,839,887)              (134,673,775)
                                          -------------           -----------              -------------
Cash Flows from Financing Activities:
  Proceeds from loan payable to
     related party....................      112,900,000                    --                112,900,000
  Capital contributions...............       36,525,500            15,604,500                 52,130,000
  Increase in vehicle financing with
     related party....................       29,218,219                    --                 29,218,219
                                          -------------           -----------              -------------
          Net cash provided by
            financing activities......      178,643,719            15,604,500                194,248,219
                                          -------------           -----------              -------------
          Net (decrease) increase in
            cash and equivalents......       (2,887,995)           11,486,865                  8,598,870
                                          -------------           -----------              -------------
Cash and Equivalents, beginning of
  period..............................       11,486,865                    --                         --
                                          -------------           -----------              -------------
Cash and Equivalents, end of period...    $   8,598,870           $11,486,865              $   8,598,870
                                          =============           ===========              =============

  The accompanying notes are an integral part of these consolidated financial statements.

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 29, 1996 IS UNAUDITED)

1.  ORGANIZATION AND DEVELOPMENT STAGE ACTIVITIES

     AutoNation Incorporated and subsidiaries (collectively the "Company") is a Florida corporation in the development stage. AutoNation Incorporated was incorporated on September 12, 1995 ("Inception") and was formed pursuant to a Shareholders' Agreement among the Company, H. Wayne Huizenga ("Huizenga"), JM Family Enterprises, Inc. ("Enterprises") and Steven R. Berrard ("Berrard"), collectively, the "Shareholders", and certain subscribers discussed further in
Note 5. The Company plans to develop, establish and operate a nationwide chain of retail stores to purchase, recondition, sell, finance and service new and used vehicles.

     Since Inception, the Company has been principally engaged in organizational and business activities associated with the opening of several retail stores in the future, the first of which opened in October 1996. In connection with these activities, the Company has purchased or has options to purchase certain land sites which will serve as locations for future retail stores and reconditioning centers. Such costs, including associated development and construction costs, are reflected as Site Costs in the accompanying consolidated balance sheets.

     The Deficit Accumulated During the Development Stage of $21,395,726 and $3,063,732 represents the net loss from Inception to September 29, 1996 and from Inception to December 31, 1995, respectively. The net loss consists primarily of expenses incurred during the development stage for general and administrative expenses, information systems development, market research and store design. While the Company has generated insignificant revenue during 1996, planned principal operations have not yet commenced.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of AutoNation Incorporated and its wholly owned subsidiaries, AutoNation USA Corporation, Courtesy Wholesale Corporation and Car Stop Corporation. All significant intercompany balances have been eliminated in consolidation.

VEHICLE INVENTORIES

     Vehicle inventories are stated at the lower of cost or market, on a specific unit basis.

SITE COSTS

     Site costs consist primarily of the cost to purchase land sites and costs associated with the development of the site, including construction in progress, related architectural and design costs, systems development and implementation costs, permits, taxes, fees and other costs.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments primarily consist of cash, contracts in-transit, accounts receivable, accounts payable, accrued liabilities and vehicle financing with related party, each of which approximates fair market value due to their short-term nature.

INTERIM FINANCIAL STATEMENTS

     The accompanying consolidated balance sheet as of September 29, 1996 and the related statements of operations, shareholders' equity and cash flows for the three months and nine months ended September 29, 1996 and for the period from Inception to September 29, 1996 are unaudited and, in the opinion of management, include all material adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of results for the interim period. The results of operations for the three months and nine months ended September 29, 1996 are not necessarily indicative of results to be expected for the entire year.

NEW ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", which requires adoption in 1996. SFAS No. 123 requires that the Company's financial statements include certain disclosures about stock-based employee compensation arrangements and permits the adoption of a change in accounting for such arrangements. Changes in accounting for stock-based compensation are optional and the Company plans to adopt only the disclosure requirements in 1996.

PRESENTATION OF FISCAL PERIODS

     The Company's fiscal year ends on the Sunday nearest December 31. Fiscal year 1995 ended on December 31 and fiscal year 1996 will end on December 29.

STATEMENTS OF CASH FLOWS

     For purposes of the statement of cash flows, the Company considers contracts in-transit to be cash equivalents. Additionally, the net change in vehicle financing is reflected as a financing activity.

3.  ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                   SEPTEMBER 29,   DECEMBER 31,
                                                                       1996            1995
                                                                   -------------   ------------
    Site costs...................................................   $ 1,114,287      $     --
    Property and equipment.......................................       204,405            --
    Costs of operations..........................................       605,231            --
    General and administrative...................................       931,460        44,754
    Marketing and store design...................................       267,200            --
    Interest.....................................................     1,125,099            --
                                                                     ----------       -------
                                                                    $ 4,247,682      $ 44,754
                                                                     ==========       =======

4.  CAPITALIZATION

     Pursuant to the Shareholders' Agreement and related subscription agreements discussed in Note 5, the Board of Directors (the "Board") of the Company determines the amount of capital required by the Company

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

to commence operations. The Shareholders and the Subscribers (the "Investors") are obligated to make capital contributions not to exceed $80,200,000 in the aggregate, consistent with the business plan budgets adopted by the Shareholders.

     The Board is required to provide the Investors with written notice, specifying the time or times when such amounts shall be deposited into the account of the Company. The Board will also determine, by unanimous vote, what portion of such capital contributions shall be classified as equity and what portion shall be classified as debt, and the terms of such debt.

     For capital contributions classified as debt, the Company shall issue and deliver a promissory note in the original principal amount equal to the amount of such contribution classified as debt. Such promissory note shall accrue interest at a rate established by the Board, based on then prevailing market rates.

     In the event any Investor fails to make any additional capital contributions described above (the "Defaulting Investor"), the Shareholders (other than a Shareholder which is a Defaulting Investor) shall have the right, but not the obligation, to contribute, in proportion to their respective common shares or as they may otherwise mutually agree, the additional funds required to be contributed by the Defaulting Investor.

     If such default occurs when the total capital of the Company contributed by the Investors is less than $80,200,000 (and with respect to all required additional capital up to $80,200,000), all funds then contributed to the Company by the contributing Investors shall be treated as equity and/or debt, as determined by the Board.

     If such default occurs when the total capital of the Company contributed by the Investors is between $80,200,000 and $100,000,000 (and with respect to all required additional capital above $80,200,000 and less than $100,000,000), notwithstanding the Board's classification of such capital contributions as equity or debt, all funds then contributed to the Company by the contributing Investors shall be treated as loans to the Company, which loans shall bear interest at a rate per annum equal to the Investors' cost of funds (as such rate may change from time to time) plus one percent (1%), and which loans shall be repayable from the cash flow of the Company prior to the making of additional distribution or dividends to the Investors.

     If such default occurs when the total capital of the Company contributed by the Investors is in excess of $100,000,000 (and with respect to all required capital above $100,000,000), notwithstanding the Board's classification of such capital contributions as equity or debt, the contributing Investors shall have the option of treating all funds then contributed to the Company by them as additional contributions to equity capital or as loans to the Company.

     The Company has legally issued 80,200,000 and 79,300,000 shares of common stock which are outstanding at September 29, 1996 and December 31, 1995, respectively; 58,195,000 of such issued and outstanding shares have been delivered to the Investors; 7,701,750 and 17,939,250 at September 29, 1996 and December 31, 1995, respectively, of such issued and outstanding shares are being held in escrow pursuant to subscription agreements and are released from escrow to the respective Subscribers (see Note 5) as payments are made.

     Since Inception to December 31, 1995, the Investors have made capital contributions of $15,604,500 all of which were classified by the Board as equity, $3,165,750 of those capital contributions were made pursuant to subscription agreements, and accordingly, the Company has released the related shares from escrow. For the nine months ended September 29, 1996, the Board called for additional capital contributions of $36,525,500, all of which was paid by September 29, 1996 and all of which were classified by the Board as equity. The Investors are committed to make additional capital contributions of at least $28,070,000 in the future.

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company is required to release from escrow shares paid for by the Subscribers and any shares remaining are released from escrow upon the first to occur of the following events: (i) payment in full by the Shareholders and Subscribers of their commitments; (ii) a determination by the Board that the Company will not require from the Investors all of the capital agreed to be contributed by such Investors pursuant to their commitments, and that all shares in escrow should be released; (iii) the consummation by the Company of an initial public offering ("IPO") of its common stock registered under the Securities Act of 1933; or (iv) December 1, 2001. Upon release of the last remaining shares held in escrow, Subscribers shall be released from any further liability to the Company to pay any remaining unpaid portion of their commitments.

     Each Shareholder has the right to transfer ownership of common shares to a corporation or other entity controlled by such Shareholder or any other person ("Transferee") provided that the Shareholder maintains direct voting control over the common shares and the Transferee agrees in writing to hold such shares pursuant to the Shareholders' Agreement and any amendments thereof. Each Shareholder also has the right to transfer ownership of common shares to any of Huizenga, Enterprises or Berrard. The right of each Shareholder to transfer ownership of common shares is also subject to certain other restrictions on transfers to third parties, including certain co-sale rights and rights of first refusal available to the Shareholders, all subject to the terms and conditions of the Shareholders' Agreement. Additionally, until the consummation of an IPO the Shareholders may implement a mandatory buy-sell procedure whereby the Shareholder may, upon compliance with certain provisions and conditions, purchase the common stock of the other Shareholder(s) or sell his common shares to the other Shareholder(s).

     At any time prior to the fifth anniversary date after an IPO of the Company's common stock registered under the Securities Act of 1933, the Investors have certain "piggyback" registration rights under which, subject to certain terms and conditions, the Investors may register a portion or all of their common shares.

5.  CAPITAL SUBSCRIPTION COMMITMENTS

     The Shareholders of the Company have assigned to certain subscribers a portion of their rights to acquire shares of the Company's common stock at the same price being paid by the assigning Shareholder. In addition to these subscribers, certain key executive officers, management and consultants (collectively, the "Subscribers") have signed Subscription Agreements to acquire shares of the Company's common stock.

     As of September 29, 1996 and December 31, 1995, the Subscribers had subscription commitments for 22,005,000 and 21,105,000 shares, respectively, and were required to pay 15% of the commitment at the time the Subscription Agreement was finalized. At September 29, 1996 and December 31, 1995, all Subscription Agreements have been signed and the Company has received $14,303,250 and $3,165,750, respectively.

     As discussed in Note 4, in the event the Company requires additional capital, the Board will provide written notice specifying the amount of capital to be contributed by each Investor and whether it will be classified as debt or equity.

6.  STOCK OPTION PLAN

     The Company has adopted the 1995 Employee Stock Option Plan (the "Plan") which is a qualified, incentive stock option plan offering certain present and future key employees and officers and independent contractors an opportunity to become shareholders of the Company. The Board is responsible for the administration of the Plan and may grant options to purchase shares of the Company's common stock and issue shares upon exercise of such options as provided in the Plan.

     The Board may grant options to purchase up to 3,200,000 shares of common stock. The maximum number of shares subject to option that can be granted to any executive officer is 1,000,000 during the first ten

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

years after the effective date of the Plan and 500,000 shares per year thereafter. The Plan also provides that the option price will not be less than the fair market value at the time the option is granted.

     Each option shall have a term of not less than five nor more than ten years and shall become exercisable with respect to 25% of the total number of shares subject to the option twelve months after the date of its grant and with respect to each additional 25% at the end of each twelve month period thereafter during the succeeding three years. The Board, in its discretion may (i) specifically provide for another time or times of vesting or exercise; (ii) accelerate the exercisability of any option subject to such terms and conditions as the Board deems necessary and appropriate; or (iii) at any time prior to the expiration or termination of any option previously granted, extend the term of any option (including such options held by officers or directors) for such additional period as the Board in its discretion shall determine. In no event, however, shall the aggregate option period with respect to any option, including the original term of the option and any extensions thereof, exceed ten (10) years.

     In the event of a change in control as defined in the Plan following an IPO, all outstanding options become exercisable immediately. Each officer or director holding such options has the right to require the Company to purchase from him any option granted under the Plan at a purchase price equal to the excess of the fair market value per share over the option price multiplied by the number of option shares specified for purchase.

     For the period from Inception to December 31, 1995, the Company granted options to acquire 1,105,000 shares of common stock at an exercise price of $1.00 per share, representing the fair market value at the date of the grant, as determined by the Board of Directors, all of which were outstanding at December 31, 1995. The Company has 2,095,000 options available for grant under the Plan at December 31, 1995.

     For the nine months ended September 29, 1996, the Company granted options to acquire 1,202,130 shares of common stock at exercise prices ranging from $1.00 to $6.07 per share, representing the fair market value at the respective dates of the grants, as determined by the Board of Directors, all of which were outstanding at September 29, 1996. The Company has 892,870 options available for grant under the Plan at September 29, 1996.

7.  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". As of December 31, 1995 the Company has a net operating loss ("NOL") carryforward for Federal income tax purposes of approximately $820,000, which is available to offset future taxable income through 2010. A valuation allowance has been provided for the deferred tax asset generated by the NOL due to the present development stage of the Company and accordingly, no income tax benefit has been recorded in the accompanying consolidated statements of operations.

8.  RELATED PARTY TRANSACTIONS

     Enterprises is a diversified automotive corporation engaged in the distribution of Toyota vehicles in the southeastern United States and other automotive related services, including retail automobile leasing, retail installment lending, wholesale floor plan and commercial lending, third party servicing, warranty and maintenance contracts, direct write and reinsurance of credit life and accident and health policies. Pursuant to the Shareholders' Agreement discussed in Note 1 and the Merger Agreement discussed in Note 10, Enterprises, or its affiliates, has a two year arrangement to be the "preferred" provider and servicer to the Company of all retail finance products, vehicle service contracts and insurance products sold by or through the Company and the preferred provider of wholesale inventory financing to the Company. Enterprises and its

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

affiliates will continue to be the preferred provider of those products and services so long as such products and services are provided on terms which are competitive with those of third-party providers.

     Through December 31, 1995, Enterprises had not provided to the Company any of the products or services described above. During the nine month period ended September 29, 1996, the Company entered into a financing arrangement with World Omni Financial Corp., a wholly owned subsidiary of Enterprises. The financing arrangement provides for up to $50 million in financing at LIBOR plus 2.75% to be used to finance vehicle inventory and is required to be repaid within a maximum of 120 days. At September 29, 1996, the Company has borrowed $29,218,219 under this arrangement and for the nine month period ended September 29, 1996, the Company has incurred $461,283 of interest expense under this financing arrangement which is included in Cost of Operations in the accompanying consolidated financial statements.

     Prior to the formation and capitalization of the Company, Huizenga and Enterprises incurred direct expenses in connection with the development of the business. Such expenses of $774,663 have been reimbursed by the Company and are included in the accompanying consolidated financial statements.

9.  COMMITMENTS AND CONTINGENCIES

LEASE AGREEMENTS

     As part of its development stage operations, the Company has entered into various lease agreements for its planned operating locations and corporate office. Aggregate future minimum lease payments under these leases as of September 29, 1996 are as follows:

    1996....................................................................  $   391,717
    1997....................................................................    2,051,668
    1998....................................................................    2,078,128
    1999....................................................................    2,059,471
    2000....................................................................    1,903,012
    Thereafter..............................................................    6,885,051
                                                                              -----------
                                                                              $15,369,047
                                                                              ===========

     Rent expense for the nine months ended September 29, 1996 is $445,092.

LAND PURCHASE AGREEMENTS

     The Company has entered into commitments to purchase land sites. At September 29, 1996 these commitments are as follows:

    1996...................................................................  $ 45,850,711
    1997...................................................................    78,759,384
                                                                             ------------
                                                                             $124,610,095
                                                                             ============

LITIGATION

     The Company is involved in certain lawsuits arising since the Company's Inception. In the opinion of management, the Company is not a party to any litigation, the probable outcome of which, would have a material adverse effect upon the Company's financial condition or results of operations.

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  SUBSEQUENT EVENTS

     In May 1996, the Company and the Shareholders entered into a definitive Merger Agreement (the "Agreement") with Republic Industries, Inc. ("Republic") and a wholly owned subsidiary of Republic. Republic's Chairman and Chief Executive Officer and certain other officers and directors of Republic are shareholders of the Company. Consummation of the transaction is subject to the final approval of Republic's shareholders and other customary conditions, including regulatory approvals. Pursuant to the Agreement, an aggregate of 17,467,248 shares of common stock, $.01 par value per share, of Republic will be issued in exchange for all of the issued and outstanding shares of common stock of the Company. Based on 80,200,000 shares of the Company's common stock issued and outstanding as of the Closing, each share of the Company's common stock will be converted into a 0.217796 fractional share of Republic common stock.

     In connection with the Plan of Merger, the Company has entered into a Loan Agreement with Republic to provide advances to the Company up to the amounts specified in a cash flow needs projection delivered by the Company to Republic. Such advances carry an interest rate of LIBOR plus 2%. The advances will be collateralized by the common stock of AutoNation USA Corporation pledged by the Company to Republic, all trademarks and other intellectual property of the Company, and the Company's subscription commitments discussed in Notes 4 and 5. If the merger transaction is consummated, these subscription commitments will no longer be required. The advances pursuant to the Loan Agreement mature on June 30, 1997. At September 29, 1996, the Company had outstanding $112,900,000 pursuant to the Loan Agreement and has incurred $1,295,546 of interest expense since inception of the Loan Agreement.

     On October 24, 1996, the Company repaid $40,309,941 to World Omni Financial Corp., the entire amount due under their vehicle financing arrangement as of that date. This financing arrangement has been terminated and the Company intends to finance its vehicle inventory through the Republic Loan Agreement discussed above.

     Pursuant to a management agreement with Republic, the Company manages the operations of CarChoice, Inc. ("CarChoice") a subsidiary of Republic engaged in developing and operating used car superstores. In connection with Republic's acquisition of CarChoice, Republic entered into a Management Agreement with the Company to manage and operate CarChoice and use the CarChoice facilities for certain developmental activities until the acquisition of CarChoice was consummated. Also pursuant to the Management Agreement, the Company is required to absorb certain expenses relating to the operations of CarChoice. For the three months ended September 29, 1996, the Company earned $100,000 in management fees from Republic and absorbed $623,000 of expenses from CarChoice.

     The accounts receivable balance of $6,266,234 included in the accompanying consolidated balance sheets primarily represents amounts due from CarChoice. Such amounts result from the procurement of vehicles on behalf of CarChoice in the ordinary course of business.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Addington Resources, Inc.:

     We have audited the accompanying consolidated balance sheets of Addington Resources, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Addington Resources, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Louisville, Kentucky,
February 29, 1996.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                           AS OF DECEMBER 31,
                                                                           -------------------
                                                                             1995       1994
                                                                           --------   --------
                                            ASSETS
Current Assets:
  Cash and cash equivalents..............................................  $  3,387   $  2,719
  Short-term investments.................................................        --      1,474
  Accounts receivable, net of allowance for doubtful accounts of $1,100
     and $358 for 1995 and 1994, respectively............................     9,090      7,011
  Prepaid expenses and other.............................................     2,626        193
  Deferred tax benefits..................................................       620         --
                                                                           --------   --------
          Total current assets...........................................    15,723     11,397
                                                                           --------   --------
Property, Plant and Equipment, at cost...................................   119,414     89,537
  Less accumulated depreciation..........................................   (13,667)    (8,020)
                                                                           --------   --------
                                                                            105,747     81,517
                                                                           --------   --------
Property, Plant and Equipment and other long-term assets of discontinued
  operations, net........................................................        --     91,490
Deferred Tax Benefits....................................................     4,922         --
Restricted Cash..........................................................        40      4,348
Other....................................................................     1,850      5,569
                                                                           --------   --------
          Total Assets...................................................  $128,282   $194,321
                                                                           ========   ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.......................................................  $  4,743   $  3,183
  Current portion of long-term debt......................................     1,823        880
  Accrued expenses and other.............................................     3,504      5,386
  Net current liabilities of discontinued operations.....................        --        689
                                                                           --------   --------
          Total current liabilities......................................    10,070     10,138
                                                                           --------   --------
Non-Current Liabilities:
  Long-term debt, less current portion...................................    14,407     32,767
  Accrued closure and post-closure costs.................................     5,168      2,784
  Other long-term liabilities............................................     7,451      2,981
  Deferred income taxes..................................................        --        566
  Long-term liabilities of discontinued operations.......................        --     24,864
                                                                           --------   --------
          Total non-current liabilities..................................    27,026     63,962
                                                                           --------   --------
Commitments and Contingencies (Note 11)
Stockholders' Equity:
  Common stock, $1.00 par value; 30,000,000 shares authorized, 16,054,301 shares and 15,852,851 shares outstanding at December 31, 1995 and
     1994, respectively..................................................    16,054     15,853
  Paid-in capital........................................................    85,934     83,789
  Retained earnings......................................................     2,823     20,579
  Less treasury stock; 1,000,000 shares in 1995, at cost.................   (13,625)        --
                                                                           --------   --------
          Total stockholders' equity.....................................    91,186    120,221
                                                                           --------   --------
          Total liabilities and stockholders' equity.....................  $128,282   $194,321
                                                                           ========   ========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEARS ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                    1995      1994       1993
                                                                  --------   -------   --------
Revenues........................................................  $ 56,739   $36,057   $ 22,600
Costs and Expenses:
  Cost of operations............................................    30,574    19,665     10,966
  Provision for asset write-down................................        --       670      5,122
  Depreciation and amortization.................................     7,506     4,133      2,728
  Selling, general and administrative...........................     6,631     7,119      6,503
                                                                  --------   -------   --------
                                                                    44,711    31,587     25,319
                                                                  --------   -------   --------
Income (Loss) from Operations...................................    12,028     4,470     (2,719)
                                                                  --------   -------   --------
Interest and Other Income (Expense):
  Interest income...............................................       444       772         --
  Interest expense..............................................      (955)     (277)        --
  Other, net....................................................       (17)   (7,775)    (5,790)
                                                                  --------   -------   --------
                                                                      (528)   (7,280)    (5,790)
                                                                  --------   -------   --------
  Income (loss) before income tax provision (benefit)...........    11,500    (2,810)    (8,509)
Income Tax Provision (Benefit)..................................     4,426    (1,124)    (3,233)
                                                                  --------   -------   --------
          Net income (loss) from continuing operations..........     7,074    (1,686)    (5,276)
                                                                  --------   -------   --------
Discontinued Operations:
  Income (loss) from operations of discontinued segment (less applicable income taxes (benefit) of $1,899, $(2,660) and
     $(3,184) for 1995, 1994 and 1993, respectively)............     5,707    (5,448)   (10,913)
  Loss on disposal of segment (less applicable income tax
     benefit of $10,000)........................................   (30,537)       --         --
                                                                  --------   -------   --------
  Loss from discontinued operations.............................   (24,830)   (5,448)   (10,913)
                                                                  --------   -------   --------
          Net Loss..............................................  $(17,756)  $(7,134)  $(16,189)
                                                                  ========   =======   ========
Earnings Per Share:
  Income (loss) from continuing operations......................  $   0.45   $ (0.11)  $  (0.34)
  Income (loss) from discontinued operations....................      0.36     (0.34)     (0.70)
  Loss on disposal of segment...................................     (1.94)       --         --
                                                                  --------   -------   --------
  Net loss per share............................................  $  (1.13)  $ (0.45)  $  (1.04)
                                                                  --------   -------   --------
  Equivalent shares of stock outstanding........................    15,748    15,798     15,563
                                                                  ========   =======   ========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                       COMMON STOCK
                               -----------------------------
                                     SHARES
                               -------------------             PAID-IN   RETAINED   TREASURY
                               AUTHORIZED   ISSUED   AMOUNT    CAPITAL   EARNINGS    STOCK      TOTAL
                               ----------   ------   -------   -------   --------   --------   --------
Balance, December 31, 1992...    30,000     15,241   $15,241   $77,668   $ 43,902   $     --   $136,811
  Issuance of common stock
     upon exercise of stock
     options.................        --        434       434     3,877         --         --      4,311
          Net loss...........        --         --        --        --    (16,189)        --    (16,189)
                                 ------     ------   -------   -------   --------   --------   --------
Balance, December 31, 1993...    30,000     15,675   $15,675   $81,545   $ 27,713   $     --   $124,933
  Issuance of common stock
     upon exercise of stock
     options.................        --         29        29       312         --         --        341
  Issuance of common stock
     upon acquisition of
     subsidiary..............        --        149       149     1,932         --         --      2,081
          Net loss...........        --         --        --        --     (7,134)        --     (7,134)
                                 ------     ------   -------   -------   --------   --------   --------
Balance, December 31, 1994...    30,000     15,853   $15,853   $83,789   $ 20,579   $     --   $120,221
  Issuance of common stock
     upon exercise of stock
     options.................        --         75        75       645         --         --        720
  Issuance of common stock
     upon exercise of stock
     grants..................        --        126       126     1,500         --         --      1,626
  Treasury stock received
     upon disposal of
     subsidiary..............        --         --        --        --         --    (13,625)   (13,625)
          Net loss...........        --         --        --        --    (17,756)        --    (17,756)
                                 ------     ------   -------   -------   --------   --------   --------
Balance, December 31, 1995...    30,000     16,054   $16,054   $85,934   $  2,823   $(13,625)  $ 91,186
                                 ======     ======   =======   =======   ========   ========   ========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1995       1994        1993
                                                                --------   ---------   --------
Cash Flows from Operating Activities:
  Net loss....................................................  $(17,756)  $  (7,134)  $(16,189)
                                                                --------   ---------    -------
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation.............................................    11,178       7,535     28,469
     Amortization.............................................       886       1,398      2,089
     (Gain) loss on sale of assets............................       544        (166)      (630)
     Asset write-downs........................................        --      10,495     19,111
     Loss on sale of subsidiaries.............................        --       6,157         --
     Loss on disposal of discontinued operations..............    30,537          --         --
  Change in assets and liabilities, net of effects from
     acquisitions and disposals:
     (Increase) decrease in:
       Cash held for disposal.................................       (91)         --       (103)
       Accounts receivable....................................      (867)    (11,466)   (11,899)
       Inventories............................................      (489)        379     (6,358)
       Prepaid expenses and other.............................    (2,331)      4,053     (5,271)
       Deferred income taxes..................................    (6,200)     (3,149)    (4,510)
       Other assets...........................................    (1,297)     (2,656)       560
     Increase (decrease) in:
       Accounts payable.......................................     5,891       8,291      5,406
       Accrued expenses and other liabilities.................    11,465     (15,371)    12,081
                                                                --------   ---------    -------
          Total adjustments...................................    49,226       5,500     38,945
                                                                --------   ---------    -------
          Net cash provided by (used in) operating
            activities........................................    31,470      (1,634)    22,756
                                                                --------   ---------    -------
Cash Flows from Investing Activities:
  Proceeds from sale of assets, net of disposal costs.........    10,017       1,120      3,846
  Proceeds from sale of discontinued operations, net of
     disposal costs...........................................    34,286     181,641         --
     (Increase) decrease in --
     Other assets.............................................     4,308      (4,000)        --
     Short-term investments...................................    (2,426)     (8,474)        --
     Advance royalties........................................     1,134          --         --
  Additions to property, plant and equipment..................   (56,819)    (63,158)   (51,245)
  Acquisition of environmental companies, net of cash
     acquired.................................................        --      (1,863)        --
                                                                --------   ---------    -------
          Net cash (used in) provided by investing
            activities........................................    (9,500)    105,266    (47,399)
                                                                --------   ---------    -------
Cash Flows from Financing Activities:
  Issuance of long-term debt..................................    16,676      27,620     10,388
  Repayments of long-term debt................................   (36,773)     (3,743)    (7,147)
  Repayments on revolving line of credit......................    (2,400)     (8,321)    (1,593)
  Retirements of senior secured notes, including redemption
     premium..................................................        --    (129,287)        --
  Issuance of common stock....................................       720         341      4,311
  Financing costs incurred....................................      (275)       (517)      (527)
                                                                --------   ---------    -------
          Net cash provided by (used in) financing
            activities........................................   (22,052)   (113,907)     5,432
                                                                --------   ---------    -------
     Decrease in discontinued operations' cash & cash
       equivalents............................................       750      12,195     19,676
          Net increase in cash and cash equivalents...........       668       1,920        465
Cash and Cash Equivalents, beginning of year..................     2,719         799        334
                                                                --------   ---------    -------
Cash and Cash Equivalents, end of year........................  $  3,387   $   2,719   $    799
                                                                ========   =========    =======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FINANCIAL STATEMENT PRESENTATION AND PREPARATION

     The accompanying consolidated financial statements as of December 31, 1995, 1994 and 1993 include the accounts of Addington Resources, Inc. (the Company) and its wholly-owned subsidiary, Addington Holding Company, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made in the accompanying financial statements to amounts as previously reported that relate to the presentation of results of operations and cash flows for continuing and discontinued operations, respectively. In addition, certain 1994 and 1993 amounts have been reclassified to conform to 1995 presentation with no effect on net loss.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPANY ENVIRONMENT AND RISKS

     The Company's continuing operations are within one segment (Environmental) and consist of providing waste collection services to residential and commercial customers and operating landfills for waste disposal. The majority of these operations (and revenues) are located in the Southeastern United States (U.S.), with emphasis in Kentucky and North Carolina.

     The environmental industry exposes the Company to a number of risks including: the possibility of the termination of waste service agreements, fluctuating market and competitive conditions, changing governmental regulations, loss of key employees and the ability of the Company to obtain the necessary permits to construct, expand and operate its landfills.

     The Company recognizes revenue for its waste collection services as such services are provided. Services are generally billed in advance and are recorded as deferred revenues until services are performed. Revenues for the Company's landfills are recognized as waste is received.

     The Company grants credit to its customers based on their creditworthiness and generally does not secure collateral for its receivables.

DEPRECIATION AND AMORTIZATION

     Property, plant and equipment are stated at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to operations as incurred. Depreciation and amortization are provided using either the straight-line or units produced or consumed methods. The following estimated useful lives are used under the straight-line method:

                                                                                   YEARS
                                                                                   -----
    Buildings and improvements...................................................  10-20
    Machinery and transportation equipment.......................................   3-15
    Furniture, fixtures and office equipment.....................................   5-10

     Capitalized landfill development costs (included in Property, Plant and Equipment) are amortized as permitted airspace of the landfill or the related cell, as applicable, is consumed. Units-of-consumption amortization rates applicable to each of the Company's operating landfills are determined annually. The rates

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES are based on estimates made by Company and independent engineers, considering the information provided by aerial surveys which are generally performed annually.

     Financing costs (included in Other Assets) are being amortized using the straight-line method, over the life of the related debt, which approximates the effective interest rate method.

     Intangible assets (included in Other Assets) primarily consist of customer lists and covenants not to compete. These assets are amortized over their estimated useful lives, usually no longer than twenty years and five years, respectively, using the straight-line method.

RESTRICTED CASH

     The Company sometimes pays amounts into escrow as required under state regulations related to closure and post-closure costs of its landfills. The Company also issues letters of credit as an alternative for securing funding for the closure and post-closure costs relating to its landfills. During 1995, the Company issued letters of credit in exchange for reducing or eliminating virtually all of its escrow accounts.

ASSETS HELD FOR SALE (INCLUDED IN OTHER ASSETS)

     Assets held for sale at December 31, 1994 represented the Company's corporate jet. The net book value of the corporate jet approximated $3,200 as of December 31, 1994. During 1995, the Company sold the corporate jet for $4,125.

NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is based on the weighted average number of common shares and common equivalent shares outstanding, as applicable, using the treasury stock method during the periods. The dilutive effect between primary and fully-dilutive earning per share is less than 3% or is anti-dilutive for all periods presented and is therefore not disclosed in the accompanying statements of operations.

STATEMENTS OF CASH FLOWS

     For purposes of the statements of cash flows, the Company considers investments having maturities of three months or less at the time of purchase to be cash equivalents.

     The cash amounts of interest and income taxes paid by the Company in 1995, 1994 and 1993 are as follows:

                                                                   1995     1994     1993
                                                                  ------   ------   -------
    Interest, net of amounts capitalized of $2,012, $1,464 and
      $2,111....................................................  $  782   $2,156   $16,434
    Income taxes................................................   1,222      785     2,281

     As discussed in Note 3b, during 1995 the Company sold all of its citrus properties in exchange for 1,000 shares of common stock of the Company, valued at $13,625. This non-cash activity has been excluded from the 1995 statement of cash flows.

     During 1995, the Company issued 126 shares of common stock upon the exercise, by their employees, of stock grants (Note 12). This non-cash activity has been excluded from the 1995 statement of cash flows.

     During 1995, 1994 and 1993, the Company acquired certain assets, primarily property, plant and equipment, by assuming liabilities, primarily notes and other payables, issuing common stock, and making cash payments. The non-cash portions of approximately $7,947, $4,440 and $14,788 for the years ended December 31, 1995, 1994 and 1993, respectively, have been excluded from the statements of cash flows.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

     During 1994, the Company wrote off certain assets of approximately $10,275 against previously established contingency reserves and other accruals recorded in connection with the Company's de-emphasis on its mining operations. Such non-cash activity has been excluded from the 1994 Statements of Cash Flows.

LANDFILL CLOSURE COST

     The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for solid waste operating landfills based on its interpretation of the technical standards of the U.S. Environmental Protection Agency's Subtitle D regulations and the proposed air emissions standards under the Clean Air Act as they are being applied on a state-by-state basis. Closure and post-closure monitoring and maintenance costs represent the cash expenditures yet to be incurred when a landfill facility ceases to accept waste and closes. Accruals for closure and post-closure monitoring and maintenance requirements consider final capping of the site, site inspections, groundwater monitoring, leachate management, methane gas control and recovery, and operation and maintenance costs to be incurred during the period after the facility closes. The Company provides accruals for these costs as the remaining permitted airspace of such facilities is consumed. Engineering reviews of the future cost requirements for closure and post-closure monitoring and maintenance for the Company's operating landfills are performed at least annually. These engineering reviews are the basis upon which the Company's estimates of these future costs and the related accrual rates are revised. Though it is not expected to be significant, these estimates could change over the life of the landfill based upon these engineering reviews.

INCOME TAXES

     Deferred income taxes are recorded based upon temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss carryforwards and tax credits available for income tax purposes.

2.  DISCONTINUED OPERATIONS

     During the third quarter of 1995, the Company implemented a formal plan to dispose of all of its non-environmental operations. These discontinued operations consisted primarily of the following: coal mining, mining equipment manufacturing and licensing, citrus properties in Belize, precious and industrial metals mining and incidental limestone properties. Accordingly, the Company's continuing operations are comprised of integrated solid waste management, which includes landfill operations and waste collection and recycling services. The Company initially recorded a loss on the disposal of the discontinued operations of approximately $30,500 (net of income tax benefits of approximately $10,000) which represents the estimated loss on the disposal of the non-environmental operations and a provision of approximately $2,000 for expected operating losses through the final disposition of such operations.

     Upon ultimate disposal of its discontinued operations, the Company determined its initial estimates did not require adjustment.

     As discussed in Note 3, as of December 31, 1995, the Company has sold all of its subsidiaries included in discontinued operations, hence fully disposing of all non-environmental operations. The recorded transactions reflect the disposal of all of the Company's non-environmental segments and, accordingly, the operating results of these segments have been classified as discontinued operations for all periods presented in the

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES accompanying consolidated financial statements. Operating results from the discontinued operations for the years ended December 31, were as follows:

                                                               1995       1994       1993
                                                             --------   --------   --------
    Operating revenues.....................................  $105,056   $115,099   $359,218
                                                             --------   --------   --------
    Income (loss) before income taxes......................     7,606     (8,108)   (14,097)
    Income tax provision (benefit).........................     1,899     (2,660)    (3,184)
                                                             --------   --------   --------
    Income (loss) from discontinued operations.............  $  5,707   $ (5,448)  $(10,913)
                                                             --------   --------   --------

     Included in income from discontinued operations for 1995 is approximately $14,000 of revenue and $13,000 of pre-tax income from the sale of the Company's mining technology patent rights in Australia, offset by a $5,300 disposal loss accrual recorded for Addwest Minerals.

     Included in the loss from discontinued operations in 1994 are the following pretax items: $6,157 loss on disposal in connection with Pittston Minerals Group, Inc. (Pittston) (Note 3e) and $3,400 loss on limestone project.

     Included in the loss from discontinued operations in 1993 are the following pretax items: $9,384 loss on sulfur project and $4,050 loss on litigation settlements.

     Most of the Company's revenues from discontinued operations have been generated under long-term coal sales contracts with electric utilities or other coal-related organizations located in the Eastern U.S. Revenues are recognized on coal sales in accordance with the sales agreement, which is usually when the coal is shipped to the customer.

     The discontinued operations leased various machinery and equipment. Lease expense for the discontinued operations was $678, $7,183 and $26,422 for 1995, 1994 and 1993, respectively.

     The assets and liabilities of the discontinued operations have been reclassified in the accompanying consolidated balance sheets from the historical classification in order to separately identify them as net assets of discontinued operations. These net assets consist primarily of net working capital, tangible and intangible noncurrent assets and other long-term liabilities.

3.  SALE OF SUBSIDIARIES (INCLUDED IN DISCONTINUED OPERATIONS)

COAL MINING, MINING EQUIPMENT MANUFACTURING AND LICENSING

     On September 22, 1995, in a related party transaction, the Company entered into a stock purchase agreement with Addington Enterprises, Inc. (a company f/k/a Addington Acquisition Company, Inc., owned by Larry Addington, Robert Addington and Bruce Addington; collectively, the Addington Brothers) whereby the Company would receive $30,000, subject to a working capital adjustment, in exchange for all the issued and outstanding shares of common stock of its subsidiaries, Addington Mining, Inc., Mining Technologies, Inc., Addwest Mining, Inc. and Addington Coal Holding, Inc. This agreement closed on November 2, 1995, at which time the proceeds received were used by the Company to pay down its revolving line of credit. In addition, the Company retained the right to receive certain contingent payments due under the Company's technology sale to BHP Australia Coal Pty. Ltd. (Note 4). As of December 31, 1995, the Company estimates such payments may aggregate $3,000.

     Included in the transaction described above and pursuant to an option agreement dated August 4, 1995, the Company sold to the Addington Brothers all the issued and outstanding shares of common stock of its subsidiary, Tennessee Mining, Inc. According to the terms of the option agreement, the Addington Brothers will pay the Company a royalty based on tons of coal delivered under a certain coal sales contract, up to a maximum aggregate royalty of $12,500. The Company had not received any payments from the Addington

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

Brothers under this agreement as of December 31, 1995. Due to contingencies, no receivable for this royalty has been recorded.

CITRUS PROPERTIES

     On September 22, 1995, in a related party transaction, the Company entered into an agreement to sell all of the issued and outstanding shares of common stock of its subsidiary, Belize River Fruit Co., to Larry and Bruce Addington in exchange for 1,000 shares of common stock of the Company owned by Larry and Bruce Addington. This transaction was consummated on November 2, 1995, at which time the Company acquired the 1,000 shares valued at $13,625 (based on quoted share market price) and recorded them, at cost, as treasury stock. The Company retained no obligations in connection with the sale and has fully divested its investment in citrus operations.

ADDWEST MINERALS, INC.

     Addwest Minerals, Inc. (Addwest), a wholly-owned subsidiary of the Company, was organized to mine, extract and market precious and industrial metals. On November 1, 1995, the Company entered into a letter agreement, which was later finalized as a Stock Purchase Agreement (the Agreement), that provided for the sale to an unrelated party of all the capital stock of Addwest. On December 29, 1995, the Company consummated the Agreement to dispose of Addwest.

     The terms of the Agreement required the Company to contribute additional capital to Addwest in an amount sufficient to pay substantially all existing liabilities of Addwest through the date of the Agreement, with the exception of the remaining balance on the Rothschild gold loan. The proceeds received from the sale ($3,525) were used to retire the remaining balance on the Rothschild gold loan and the Company has been fully released from its obligations under that loan.

     In accordance with the Company's plan to dispose of Addwest, during 1995 it closed all previously existing hedging positions (i.e. forward sales contracts and option collars related to gold bullion). A small gain was realized upon closing these positions and has been reflected within the discontinued operations' disposal loss.

NEW RIVER LIME

     On November 17, 1995, the Company sold all of the real property, as well as all buildings, structures and improvements of its wholly-owned subsidiary, New River Lime, Inc. (NRL), to an unrelated party for $2,500 in cash. The Company retained no obligations in connection with the sale and has fully divested its investment in NRL.

PITTSTON DISPOSAL

     During September 1993, the Company entered into an agreement to sell the stock of five of its coal subsidiaries to Pittston. This transaction was consummated on January 14, 1994 and a loss on disposal was recorded during 1994 of $6,157. In connection with the sale, the Company provided certain guarantees to Pittston (Note 11g).

4.  SALE OF AUSTRALIAN MINING TECHNOLOGY PATENT RIGHTS

     During 1995, the Company entered into a mining technology exchange agreement with BHP Australia Coal Pty Ltd. (BHPAC) whereby the Company sold its Australian patent right on highwall mining machines and certain other related technology. In consideration for the sale, the Company received cash during 1995 of $14,000. The agreement also provides for contingent payments to the Company (estimated to aggregate

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

$3,000) upon the satisfaction of certain production requirements related to BHPAC's use of a highwall mining system incorporating the sold technology.

     The Company's subsidiary which developed the sold patent rights and technology is one of the subsidiaries which have been sold to Addington Acquisition Company, Inc. (see Note 3a). However, certain rights to receive contingent payments from BHPAC under the mining technology exchange agreement have been retained by the Company.

5.  SHORT-TERM INVESTMENTS

     At December 31, 1994, the Company's short-term investments, which are deemed to be available-for-sale, consisted of investments in municipal obligations. The fair value of these instruments approximate their cost of $1,474 as of December 31, 1994. As the fair value approximates the cost of these investments, there are no unrealized holding gains or losses associated with such investments as of December 31, 1994.

     During 1995, the Company sold these investments at fair value. As the fair value of such investments approximated their cost (using the specific identification method), there were no realized gains or losses associated with the sale of such investments in 1995.

6.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are summarized by major classification as follows:

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                        1995        1994
                                                                      --------     -------
                                                                         (IN THOUSANDS)
    Land............................................................  $  2,713     $ 2,450
    Buildings and improvements......................................     1,121       1,073
    Machinery and transportation equipment..........................    18,448      13,383
    Furniture, fixtures and office equipment........................       505         710
    Landfill and other development costs............................    70,867      55,881
    Construction in progress........................................    25,760      16,040
                                                                      --------     -------
                                                                      $119,414     $89,537
                                                                      ========     =======

     Environmental development costs include the costs to develop landfills, which consist of expenditures for land and related airspace, permitting costs and preparation costs. Landfill permitting and preparation costs represent only direct costs related to these activities, including legal, engineering, construction of landfill improvements, cell development costs and the direct costs of Company personnel dedicated for these purposes.

     Included in property, plant and equipment as of December 31, 1995 and 1994 are approximately $25,760 and $16,040, respectively, related to start-up development projects for which depreciation and amortization have not yet commenced. The Company reviews the realization of these projects on a periodic basis.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

7.  ACCRUED EXPENSES AND OTHER

     As of December 31, 1995 and 1994, accrued expenses and other consisted of:

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1995       1994
                                                                         ------     ------
                                                                          (IN THOUSANDS)
    Payroll and employee benefits......................................  $  697     $1,125
    Workers' compensation costs........................................     314        477
    Deferred revenue...................................................     858        939
    Property taxes.....................................................     106        224
    Disposal reserves and other........................................   1,529      2,621
                                                                         ------     ------
                                                                         $3,504     $5,386
                                                                         ======     ======

8.  OTHER NON-CURRENT LIABILITIES

     As of December 31, 1995 and 1994, other non-current liabilities consisted of:

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1995       1994
                                                                         ------     ------
                                                                          (IN THOUSANDS)
    Accrued royalties..................................................  $  600     $  675
    Accrued income taxes...............................................   3,385        616
    Disposal reserves and other........................................   3,466      1,690
                                                                         ------     ------
                                                                         $7,451     $2,981
                                                                         ======     ======

9.  CLOSURE AND POST-CLOSURE COSTS

     The Company, during its normal course of business, is required to expend funds for environmental protection and remediation. Such expenditures are not expected to have a materially adverse effect on its financial condition or results of operations considering its business is based upon compliance with environmental laws and regulations and its services are priced accordingly.

     As of December 31, 1995, the Company operates several solid waste landfills. The Company is responsible for closure and post-closure monitoring and maintenance costs at virtually all of these landfills which are currently operating or are engaged in expansion efforts. Estimated aggregate closure and post-closure costs are to be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. Considering existing accruals at the end of 1995, approximately $70 million of additional accruals are to be provided over the remaining lives of these facilities. This estimate is calculated with the assistance of independent engineers and is based on the need for significant future capital costs to complete expansion efforts over the lives of the landfills. Such additional accruals to be provided have been estimated based on current costs and existing regulatory requirements, and assume that the landfills will be filled to capacity. Due to uncertainties and significant judgments used in determining this amount, the actual amount to be expended may differ substantially.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

10.  DEBT

     As of December 31, 1995 and 1994 the Company's debt consisted of the following:

  Revolving Line of Credit

          During 1995, the Company's environmental subsidiaries amended their line of credit agreement with a bank. This amended agreement, which is secured by virtually all of the assets and common stock of the environmental subsidiaries, provides for maximum borrowings of $50 million and bears interest at either a rate driven by the bank's base rate plus 0% to .75% or the Eurodollar rate plus 1.75% to 2.75%. As of December 31, 1995, the Company had no outstanding balance under this credit agreement. The available balance under the credit agreement is reduced by approximately $26,474 in letters of credit issued primarily as security for solid waste revenue bonds and the closure and post-closure monitoring and maintenance of landfills. Accordingly, borrowings available under the credit agreement approximated $23,526 as of December 31, 1995.

          As of December 31, 1994, $21,000 was outstanding under the credit agreement, of which $6,000 was at the bank's base driven rate (9.25%) and $15,000 was at the Eurodollar rate (9.125%). Since no principal payments are required under this credit agreement until its expiration in May 1997, the outstanding balance as of December 31, 1994, was classified as long-term. In January 1996, the expiration was amended to July 31, 1997.

          In connection with the credit agreement, which has been guaranteed by ARI, the Company has agreed to certain restrictive covenants which, among others, limit the amount of dividends that the Company can pay, limit its ability to incur additional indebtedness, and require the Company to maintain certain financial ratios. The Company is in compliance with these covenants as of December 31, 1995.

  Revenue Bonds

          In June, 1994, one of the Company's environmental subsidiaries, Broadhurst Environmental, Inc., together with the Wayne County Solid Waste Management Authority, issued $7,400 of tax exempt revenue bonds to finance the construction and development of a landfill in Wayne County, Georgia. These bonds mature on July 1, 2014 and bear interest at a rate that floats on a weekly basis, with a maximum interest rate of 12% per annum. The interest rate as of December 31, 1995 and 1994 was 5.55% and 5.95% per annum, respectively. The bonds are supported by an irrevocable letter of credit issued under the Company's credit agreement (see Note 10a). The fee charged for the letter of credit as of December 31, 1995 is 1.75% per annum.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

  Long-term Debt

          As of December 31, 1995 and 1994, long-term debt consisted of the following:

                                                                      1995      1994
                                                                     -------   -------
                                                                      (IN THOUSANDS)
        Solid waste revenue bonds, see Note 10b....................  $ 7,400   $ 7,400
        Note Payable, revolving line of credit, see Note 10a.......       --    21,000
        Various capital leases, secured by equipment, bearing
          interest ranging from 8.4% to 9.6%, maturing through
          2002, see Note 11a.......................................    8,389        --
        Note payable, secured by aircraft, bearing interest at 6%,
          retired in 1995..........................................       --     3,346
        Note payable, unsecured, with annual payments of $180,000, non-interest bearing (imputed at 7%), maturing June 12,
          1997.....................................................      338       472
        Various other notes payable, bearing interest ranging from
          7.5% to 21%..............................................      103     1,429
                                                                     -------   -------
                                                                     $16,230   $33,647
        Less-current portion.......................................    1,823       880
                                                                     -------   -------
                                                                     $14,407   $32,767
                                                                     =======   =======

          Principal payments required for long-term debt after December 31, 1995 are as follows:

                                     YEAR                                    AMOUNT
        ---------------------------------------------------------------  --------------
                                                                         (IN THOUSANDS)
        1996...........................................................      $  192
        1997...........................................................         185
        1998...........................................................          18
        1999...........................................................          19
        2000...........................................................          21
        Thereafter.....................................................       7,406
                                                                             ------
                  Total................................................      $7,841
                                                                             ======

11.  COMMITMENTS AND CONTINGENCIES

LEASES

     The Company has various operating and capital leases for transportation and other equipment. Lease expense for continuing operations for the years ending December 31, 1995, 1994 and 1993 was approximately $2,552, $1,738 and $1,078 respectively. Property under capital leases, included with property, plant and equipment in the accompanying consolidated balance sheet at December 31, 1995 was $6,174, less accumulated depreciation of $667. Depreciation of assets under capital leases is included in depreciation expense.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

     Approximate noncancelable future minimum payments are as follows:

                                   YEAR                                 OPERATING   CAPITAL
    ------------------------------------------------------------------  ---------   -------
                                                                          (IN THOUSANDS)
    1996..............................................................   $ 1,834    $ 2,350
    1997..............................................................     1,629      2,350
    1998..............................................................       979      2,181
    1999..............................................................       564      1,675
    2000..............................................................       213        889
    Thereafter........................................................        --      1,124
                                                                          ------    -------
              Total minimum lease payments............................   $ 5,219    $10,569
                                                                          ======
    Less -- amount representing interest..............................                2,180
                                                                                    -------
    Present value of minimum lease payments (Note 10c)................                8,389
    Less -- current portion...........................................                1,631
                                                                                    -------
                                                                                    $ 6,758
                                                                                    =======

LEGAL MATTERS

     The Company is named as defendant in various actions in the ordinary course of its business. These actions generally involve disputes related to contract performance, personal injuries, as well as other civil actions that could result in additional litigation or other adversary proceedings.

     While the final resolution of any matter may have an impact on the Company's consolidated financial results for a particular reporting period, management believes that the ultimate disposition of these matters will not have a materially adverse effect upon the consolidated financial position of the Company.

ENVIRONMENTAL SERVICE CONTRACTS

     The Company has commitments (primarily with municipalities) to operate landfills and provide waste hauling services under various contracts for terms of up to 40 years. Revenues for such contracts are generally at stated rates but may be adjusted periodically for inflation.

ENVIRONMENTAL PROCEEDINGS

     The Company is involved in various environmental matters and proceedings, including permit application proceedings, in connection with the establishment, operation and expansion activities of certain landfill facilities, as well as other matters or claims that could result in additional environmental proceedings.

     While the final resolution of any matter may have an impact on the Company's consolidated financial results for a particular reporting period, management believes that the ultimate disposition of these matters will not have a material adverse effect upon the consolidated financial position of the Company.

ENVIRONMENTAL INSURANCE

     In order to meet existing government requirements, the Company has obtained environmental impairment liability insurance coverage for certain environmental risks arising from the operation of their landfill facilities. However, if an environmental impairment was of a magnitude that exceeded the Company's coverage, it could have a material adverse effect on the Company's business or its financial condition and results of operations.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

EMPLOYMENT CONTRACTS

     The Company has employment contracts with certain members of management which include termination benefits based on the occurrence of certain events.

SALE OF CERTAIN SUBSIDIARIES

     During January 1994, the Company sold the stock of five of its coal subsidiaries to Pittston. In connection with the sale, the Company provided certain guarantees of indemnification to Pittston. In connection with the sale of coal subsidiaries to the Addington Brothers (see Note 3a), the Company received indemnification related to its guarantees to Pittston as well as other matters, including its guaranty of certain mineral lease royalty obligations and workers' compensation benefits.

     In connection with the sale of Addwest (Note 3c), the Company agreed to remain liable for the performance of an Addwest obligation for $175. Certain royalty rights are being held in escrow until the buyers pay the Addwest obligation.

12.  STOCK OPTION AND STOCK GRANT PLANS

     The Company has a non-qualified stock option plan pursuant to which 1,500 shares of common stock were reserved for issuance and may be granted to officers, directors, and key employees of the Company and to key independent contractors of the Company in amounts and upon terms and conditions to be determined from time to time by the Compensation Committee of the Board of Directors. Stock options generally are exercisable either three years or five years from the date of issuance and have historically been issued with an exercise price equal to fair market value. The following stock options have been issued, exercised or canceled as of December 31:

                                                       1995           1994           1993
                                                   ------------   ------------   ------------
    Outstanding at beginning of year.............           685            490            924
      Issued.....................................           220            282             --
      Canceled...................................          (369)           (58)            --
      Exercised..................................           (75)           (29)          (434)
                                                   ------------   ------------   ------------
    Outstanding at end of year...................           461            685            490
                                                   ============   ============   ============
    Exercisable at end of year...................           187            101            278
    Available for future grants at end of year...           482            276            500
    Price range per share:
      Issued.....................................  $       9.50   $       9.75   $         --
      Canceled...................................  7.50 - 14.75    7.50 - 9.63             --
      Exercised..................................   7.50 - 9.75   9.75 - 14.75   9.75 - 14.75
      Outstanding at end of year.................  7.50 - 14.75    7.50 -14.75   7.50 - 14.75

     In connection with the sale of subsidiaries discussed in Note 3, the Company terminated all non-vested stock options previously granted under its stock option plan to individuals who ceased being employees of the Company as a result of the transactions.

     In 1994, options for a total of 59 shares of the Company's common stock previously granted to eleven employees were terminated. The Company compensated each of these employees in the amount of the number of options held by each employee multiplied by the difference between the per share option exercise price and $16. The total cost for such terminations was approximately $416.

     The Company also has a non-qualified stock grant plan pursuant to which 500 shares of common stock were reserved for issuance to employees of the Company, except that officers, directors and owners of more

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES than 10% of the Company's common stock are not eligible to receive stock grants. All stock grants issued to date specify that the recipient of the stock grant must remain employed by the Company for 5 years from the date of grant in order to exercise the grant. As of December 31, the following stock grants were issued or canceled:

                                                                         1995   1994   1993
                                                                         ----   ----   ----
    Outstanding at beginning of year...................................   161   174    193
      Issued...........................................................    --    --     --
      Canceled.........................................................    --   (13)   (19)
      Exercised........................................................  (126)   --     --
                                                                         ----   ---    ---
    Outstanding at end of year.........................................    35   161    174
                                                                         ====   ===    ===
    Available for issue at year end....................................   339   339    326
                                                                         ====   ===    ===

     In connection with the transaction discussed in Note 3e, the Company has amended the stock grant plan to provide, among other things, that service by an employee with Pittston or an affiliate as a result of the transaction will be counted toward the time of service required under the stock grants. Employees holding stock grants for a total of 92 shares of common stock became employees of Pittston as a result of the transaction. The Company has included the compensation related to this matter in its measurement of the loss on the Pittston transaction (see Note 3e).

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), issued in October 1995 and effective for fiscal years beginning after December 15, 1995, encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. It also allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB No. 25), but requires pro forma disclosures of net income and earning per share as if the fair value based method of accounting had been applied. The Company expects to adopt SFAS 123 in 1996. While the Company is still evaluating SFAS 123, it currently expects it will continue to measure compensation cost under APB No. 25 and comply with the pro forma disclosure requirements.

13.  INCOME TAXES

     The Company follows the accounting for income taxes under SFAS No.
109 -- "Accounting for Income Taxes". A requirement of SFAS No. 109 is that deferred income tax liabilities or assets at the end of each period will be determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Accordingly, income tax provisions will increase or decrease in the same period in which a change in tax rates is enacted.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

     The income tax provision (benefit) for the years ended December 31, 1995, 1994, and 1993 consists of the following:

                                                                 YEARS ENDED DECEMBER 31,
                                                                ---------------------------
                                                                 1995      1994      1993
                                                                -------   -------   -------
                                                                      (IN THOUSANDS)
    Current:
      Federal.................................................  $(1,901)  $ 1,926   $  (285)
      State...................................................      393       683        34
                                                                 ------    ------   -------
                                                                 (1,508)    2,609      (251)
                                                                 ------    ------   -------
    Deferred:
      Federal.................................................    5,745      (850)     (506)
      State...................................................      189      (163)     (272)
                                                                 ------    ------   -------
                                                                  5,934    (1,013)     (778)
                                                                 ------    ------   -------
                                                                $ 4,426   $ 1,596   $(1,029)
                                                                 ======    ======   =======

     The following is a reconciliation (in thousands) of the income tax provision (benefit) at the statutory tax rate of 35% to the Company's effective rate for the years ended December 31, 1995, 1994 and 1993.

                                                           YEARS ENDED DECEMBER 31,
                                          ----------------------------------------------------------
                                                1995               1994                  1993
                                          ----------------   -----------------     -----------------
                                          AMOUNT   PERCENT   AMOUNT    PERCENT     AMOUNT    PERCENT
                                          ------   -------   -------   -------     -------   -------
    Federal taxes at statutory rate.....  $4,025     35.0%   $  (984)   (35.0)%    $(2,978)   (35.0)%
    Other, net..........................      17       .1        101      3.6          238      2.8
    State taxes, net of Federal tax
      benefit...........................     384      3.4       (241)    (8.6)        (493)    (5.8)
                                          ------     ----     ------     ----      -------    -----
                                          $4,426     38.5%   $(1,124)   (40.0)%    $(3,233)   (38.0)%
                                          ======     ====     ======     ====      =======    =====

     Deferred tax assets and liabilities as of December 31, 1995 and 1994 consisted of the following:

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1995      1994
                                                                         -------   -------
                                                                          (IN THOUSANDS)
    Deferred tax assets:
      Alternative minimum tax credits..................................  $ 8,062   $ 7,662
      Accrued expenses and reserves....................................    2,807       491
      Contingent royalty receivable....................................    4,560        --
      Other............................................................       --       375
                                                                         -------   -------
                                                                          15,429     8,528
      Valuation allowance..............................................   (4,000)   (3,600)
                                                                         -------   -------
              Total deferred tax assets................................   11,429     4,928
                                                                         -------   -------
    Deferred tax liabilities:
      Property, plant and equipment....................................   (5,887)   (5,494)
                                                                         -------   -------
              Total deferred tax liabilities...........................   (5,887)   (5,494)
                                                                         -------   -------
      Net deferred tax asset (liability)...............................  $ 5,542   $  (566)
                                                                         =======   =======

     The alternative minimum tax credits and their accompanying valuation allowance (described above) were generated by the Company's discontinued operations and, accordingly, they have no effect on the income tax provision (benefit) from continuing operations. In connection with the disposal transactions described in

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

Note 3, however, the Company retained this deferred tax asset and it will be available for future use by the continuing operations. The increase (decrease) in the valuation allowance for the years ended December 31, 1995, 1994 and 1993 was $400, $(198) and $3,788, respectively and is included in discontinued operations.

     As of December 31, 1995 and 1994, the Company's alternative minimum tax credit carryforwards have an unlimited carryforward period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has recorded a valuation allowance against these credits due to uncertainties in realization using the "more likely than not" valuation method.

     As of December 31, 1995, the Company has Federal alternative minimum tax net operating loss carryforwards of $4,700, which if not utilized will expire in 2008.

14.  401(K) SAVINGS PLAN

     The Company has a qualifying 401(k) savings plan covering substantially all employees. Under this plan, the Company matches (up to a maximum of 6% gross wages) 50% of the employee's contributions. The Company's expense under this plan was approximately $70 and $18 for 1995 and 1994, respectively.

15.  PROVISION FOR ASSET WRITE-DOWNS AND OTHER CHARGES

     During 1994 and 1993, the Company recorded certain provisions for asset write-downs and other one-time charges. These charges are reflected in the Company's 1994 and 1993 consolidated statement of operations as follows:

          (a) During 1994, the Company wrote off approximately $670 associated with certain environmental projects as they were no longer being pursued by the Company.

          (b) During 1994, the Company wrote off approximately $1,200 associated with the Company's investment in a recycling technologies company. The Company wrote off its entire investment in this company in 1994 (included in other expense) due to the investee experiencing substantial financial difficulties.

          (c) During 1993 the Company wrote off approximately $5,122 of assets relating to experimental composting and recycling technology.

          (d) During April, 1992, the Company sold all of the outstanding stock of one of its subsidiaries, Southern Illinois Mining Company, Inc. ("SIMC"), to Marion Mining Corporation ("Marion") for $1,000 in cash and an approximately $10,400 promissory note (the "SIMC Note"). On February 1, 1993, both Marion and SIMC filed bankruptcy. On November 5, 1993, the Company filed a foreclosure action in state court in Illinois to foreclose the security interest in the real property and personal property of SIMC. SIMC subsequently filed an adversary proceeding against the Company.

          During 1993, the Company established a $5,800 reserve for the SIMC assets. Such valuation was determined considering the estimated ultimate realizable value of the mining assets that would be recovered from bankruptcy. During the third quarter of 1994, the Company determined that the net value of the assets to be recovered from bankruptcy would be substantially less than previously expected. Accordingly, the Company fully reserved for these assets and reserved for certain other costs to be incurred in connection with bringing the bankruptcy proceeding to a conclusion (total charge of $6,800).

          On November 14, 1994, the U.S. Bankruptcy Court approved a settlement of all issues between the Company and SIMC. Rights to any property or proceeds to be received from this settlement were included with the sale of the coal mining, mining equipment manufacturing and licensing operation as described in Note 3a.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

16.  RELATED PARTY TRANSACTIONS

     The Company has dealt with certain companies or individuals which are related parties either by having stockholders/officers in common or because they are controlled by stockholders/officers or by relatives of stockholders/officers of the Company. The Company recorded various expenses (included in discontinued operations) to related parties consisting of approximately $3,809, $7,517 and $19,296 for trucking services, office rent, flight fees and royalties for the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company had amounts receivable from related parties of $5 as of December 31, 1995 and amounts payable to related parties of $134 as of December 31, 1994. (See Note 3 for additional related-party transactions).

17.  ACQUISITIONS

MID STATE ENVIRONMENTAL, INC.

     During 1994, one of the Company's subsidiaries, Mid State Environmental, Inc., acquired a landfill near Macon, Georgia. The purchase price included 149 shares of Addington Resources, Inc. stock, cash of approximately $1,453, future royalties based on revenue generated from the landfill operations and a contingent payment of approximately $3,600 upon receipt of a permit allowing the landfill to accept municipal and solid waste. This acquisition was accounted for as a purchase.

     The landfill, at the date of acquisition, was permitted to accept construction and demolition waste and certain industrial waste. In October, 1995, a permit allowing the landfill to accept municipal and solid waste became final and nonappealable. Accordingly, the Company made the $3,600 payment due to the seller.

     During 1995, the seller requested that the Company register the 149 shares for resale. The sales agreement provided that under certain conditions the Company is obligated to the seller for the difference, if any, between the per share market price on the date of receipt of the seller's request for registration (approximately $13.75 per share) and the per share market price on the date immediately preceding the effective date of the registration statement for resale. The Company has not yet filed the requested registration statement.

DOZIT COMPANY, INC.

     During 1994, one of the Company's subsidiaries, Addington Environmental, Inc., acquired all of the outstanding stock of Dozit Company, Inc. for approximately $330, as well as future royalty payments based primarily on tons of waste received at the landfill. This acquisition was accounted for as a purchase.

     The landfill is located in Union County, Kentucky. The acquisition included a newly issued contained landfill construction permit. The new facility is located adjacent to the existing landfill, was built to current federal and state landfill standards, and opened in November 1994.

18.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosures of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosure about Fair Value of Financial Instruments". The Company has used the following methods and assumptions to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS

     The fair value approximates the carrying amount due to the short maturity (three months or less) of the instruments.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

SHORT-TERM INVESTMENTS

     The fair value is based on quoted market prices for the same or similar financial instruments.

RESTRICTED CASH

     The estimated fair value of financial instruments that reprice or mature in less than three months approximates the carrying amount due to the short maturities of the instruments. The fair value of financial instruments with maturities greater than three months are estimated based on quoted market prices for the same or similar financial instruments.

LONG-TERM DEBT

     The fair value of the Company's debt maturing within one year approximates the carrying amount due to the short-term maturities involved.

     The fair value of the solid waste revenue bonds approximates the carrying amount, as the interest rates on the bonds are reset weekly based on the rate of interest that competitive securities would bear having similar credit and maturity characteristics.

     The fair value of the other debt is estimated by discounting future cash flows using an interest rate considered market for borrowings of similar credit quality and maturity.

     The carrying and estimated fair values of the Company's financial instruments are as follows:

                                                                   AS OF DECEMBER 31,
                                                      ---------------------------------------------
                                                              1995                    1994
                                                      ---------------------   ---------------------
                                                      CARRYING                CARRYING
                                                       AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                      --------   ----------   --------   ----------
                                                                     (IN THOUSANDS)
    Cash and cash equivalents.......................  $  3,387    $  3,387    $  2,719    $  2,719
    Short-term investments..........................        --          --       1,474       1,474
    Restricted cash.................................        40          40       4,348       4,348
    Long-term debt (including current portion)......   (16,230)    (16,230)    (33,647)    (33,647)

     The fair value estimates are made at discrete points in time based on relevant market information and information about the financial instruments. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision.

     In the normal course of business, the Company has letters of credit, performance bonds and other guarantees which are not reflected in the accompanying consolidated balance sheets. In the past, no significant claims have been made against these financial instruments. Management believes that the likelihood of performance under these financial instruments is minimal and expects no material losses to occur in connection with these financial instruments.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

19.  QUARTERLY FINANCIAL DATA

                                               FIRST    SECOND     THIRD        FOURTH
                                              QUARTER   QUARTER   QUARTER       QUARTER     YEAR
                                              -------   -------   --------      -------   --------
                                                  (UNAUDITED -- IN THOUSANDS OF DOLLARS EXCEPT
                                                               PER SHARE AMOUNTS)
1995
Net revenues................................  $10,748   $14,253   $ 16,578      $15,160   $ 56,739
                                              -------   -------   --------      -------   --------
Income from operations......................    1,511     3,195      3,309        4,013     12,028
Net income from continuing operations.......    1,077     1,926      1,899        2,172      7,074
Income from discontinued operations.........      863     3,066      1,778           --      5,707
Loss on disposal of segment.................       --        --    (30,537)(3)       --    (30,537)(3)
                                              -------   -------   --------      -------   --------
          Net income (loss).................  $ 1,940   $ 4,992   $(26,860)     $ 2,172   $(17,756)
                                              =======   =======   ========      =======   ========
Earnings per share(1):
  Income (loss) from continuing
     operations.............................  $  0.07   $  0.12   $   0.12      $  0.14   $   0.45
  Income (loss) from discontinued
     operations.............................     0.05      0.19       0.11           --       0.36
  Loss on disposal..........................       --        --      (1.91)          --      (1.94)
                                              -------   -------   --------      -------   --------
          Net income (loss).................  $  0.12   $  0.31   $  (1.68)     $  0.14   $  (1.13)
                                              =======   =======   ========      =======   ========
1994
Net revenues................................  $ 6,851   $ 8,867   $  9,942      $10,397   $ 36,057
                                              -------   -------   --------      -------   --------
Income from operations......................    1,094     1,121        674        1,581      4,470
Net income (loss) from continuing
  operations................................      525     1,022     (4,324)(2)    1,091     (1,686)(2)
Income (loss) from discontinued
  operations................................    2,344       521     (7,495)        (818)    (5,448)
                                              -------   -------   --------      -------   --------
          Net income (loss).................  $ 2,869   $ 1,543   $(11,819)     $   273   $ (7,134)
                                              =======   =======   ========      =======   ========
Earnings per share(1):
  Income (loss) from continuing
     operations.............................  $  0.03   $  0.07   $  (0.28)     $  0.07   $  (0.11)
  Income (loss) from discontinued
     operations.............................     0.15      0.03      (0.47)       (0.05)     (0.34)
                                              -------   -------   --------      -------   --------
          Net income (loss).................  $  0.18   $  0.10   $  (0.75)     $  0.02   $  (0.45)
                                              =======   =======   ========      =======   ========

---------------

(1) Quarters may not add to annual net income (loss) per share due to changes in shares outstanding
(2) Includes the asset write-downs and other charges described in Note 15
(3) Represents sale of discontinued operations as described in Note 2

20.  SUBSEQUENT EVENT (UNAUDITED)

     During June 1996, the Company entered into an Agreement and Plan of Merger with Republic Industries, Inc. (Republic), pursuant to which the parties will enter into a business combination for which each share of the Company's common stock will be exchanged for 0.9 shares of Republic's common stock. The proposed transaction, which is intended to be accounted for as a pooling-of-interests business combination, is subject to the approval of regulators and Company shareholders and other customary terms and conditions.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                       SEPTEMBER 30,   DECEMBER 31,
                                                                           1996            1995
                                                                       -------------   ------------
                                                                               (UNAUDITED)
                                       ASSETS
Current Assets:
  Cash and cash equivalents..........................................    $   1,165       $  3,387
  Accounts receivable, net...........................................        8,567          9,090
  Prepaid expenses and other.........................................        2,882          3,246
                                                                          --------       --------
          Total current assets.......................................       12,614         15,723
                                                                          --------       --------
Property, Plant and Equipment, at cost...............................      140,611        119,414
  Less accumulated depreciation......................................      (18,563)       (13,667)
                                                                          --------       --------
                                                                           122,048        105,747
                                                                          --------       --------
Other................................................................        7,109          6,812
                                                                          --------       --------
          Total assets...............................................    $ 141,771       $128,282
                                                                          ========       ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...................................................    $   3,788       $  4,743
  Current portion of long-term debt..................................        2,710          1,823
  Accrued expenses and other.........................................        5,920          3,504
                                                                          --------       --------
          Total current liabilities..................................       12,418         10,070
                                                                          --------       --------
Non-current Liabilities:
  Long-term debt, less current portion...............................       17,073         14,407
  Accrued closure and post-closure costs.............................        6,738          5,168
  Other long-term liabilities........................................        7,544          7,451
                                                                          --------       --------
          Total non-current liabilities..............................       31,355         27,026
                                                                          ========       ========
Commitments and Contingencies
Stockholders' Equity:
  Common stock, $1.00 par value; 30,000,000 shares authorized,
     16,194,034 shares and 16,054,301 shares outstanding at September
     30, 1996 and December 31, 1995, respectively....................       16,194         16,054
  Paid-in capital....................................................       87,187         85,934
  Retained earnings..................................................        8,242          2,823
  Less treasury stock; 1,000,000 shares, at cost.....................      (13,625)       (13,625)
                                                                          --------       --------
          Total stockholders' equity.................................       97,998         91,186
                                                                          --------       --------
          Total liabilities and stockholders' equity.................    $ 141,771       $128,282
                                                                          ========       ========

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                          THREE MONTHS ENDED   NINE MONTHS ENDED
                                                            SEPTEMBER 30,        SEPTEMBER 30,
                                                          ------------------   ------------------
                                                           1996       1995      1996       1995
                                                          -------   --------   -------   --------
                                                                        (UNAUDITED)
Revenues................................................  $16,317   $ 16,578   $46,012   $ 41,579
                                                          -------   ---------  -------   ---------
Costs and Expenses:
  Cost of operations....................................    9,174      9,377    26,680     23,370
  Depreciation and amortization.........................    1,873      2,081     5,752      5,272
  Selling, general and administrative...................    1,939      1,811     4,100      4,922
                                                          -------   ---------  -------   ---------
                                                           12,986     13,269    36,532     33,564
                                                          -------   ---------  -------   ---------
  Income from operations................................    3,331      3,309     9,480      8,015
                                                          -------   ---------  -------   ---------
Interest and Other Income (Expense):
  Interest income.......................................       11         82        38        366
  Interest expense......................................     (487)      (210)     (629)      (384)
  Other, net............................................     (569)       (16)     (777)       171
                                                          -------   ---------  -------   ---------
                                                           (1,045)      (144)   (1,368)       153
                                                          -------   ---------  -------   ---------
  Income before income tax provision....................    2,286      3,165     8,112      8,168
Income Tax Provisions:
  Federal...............................................      960      1,076     2,191      2,777
  State.................................................      160        190       502        490
                                                          -------   ---------  -------   ---------
                                                            1,120      1,266     2,693      3,267
                                                          -------   ---------  -------   ---------
  Income from continuing operations.....................    1,166      1,899     5,419      4,901
                                                          -------   ---------  -------   ---------
Discontinued Operations:
  Income from operations of discontinued segment (less
     applicable income taxes of $480 and $1,899 for the
     three and nine months ended September 30, 1995)....       --      1,778        --      5,707
  Loss on disposal of segment (less applicable income
     tax benefit of $10,000)............................       --    (30,537)       --    (30,537)
                                                          -------   ---------  -------   ---------
  Loss from discontinued operations.....................       --    (28,759)       --    (24,830)
                                                          -------   ---------  -------   ---------
Net Income (Loss).......................................  $ 1,166   $(26,860)  $ 5,419   $(19,929)
                                                          =======   =========  =======   =========
Earnings Per Share:
  Income from continuing operations.....................  $   .08   $    .12   $   .35   $    .31
  Income (loss) from discontinued operations............       --        .11        --        .36
  Loss on disposal of segment...........................       --      (1.91)       --      (1.92)
                                                          -------   ---------  -------   ---------
  Net income (loss).....................................  $   .08   $  (1.68)  $   .35   $  (1.25)
                                                          =======   =========  =======   =========
  Equivalent shares of stock outstanding................   15,377     15,983    15,348     15,911
                                                          =======   =========  =======   =========

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                             1996       1995
                                                                           --------   --------
                                                                               (UNAUDITED)
Cash Flow from Operating Activities:
  Net income(loss).......................................................  $  5,419   $(19,929)
                                                                           ---------  ---------
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation........................................................     2,146      9,168
     Amortization........................................................     3,606        662
     Loss on disposal of discontinued operation..........................        --     30,537
     Loss on sale of assets..............................................        --        614
  Change in assets and liabilities, net of effects from acquisitions and disposals --
     (Increase) decrease in --
       Cash held for disposal............................................        --        (91)
       Accounts receivable...............................................       523     (5,661)
       Inventories.......................................................        --       (489)
       Prepaid expenses and other........................................       364        925
       Deferred income taxes.............................................        --       (858)
       Other assets......................................................    (1,154)    (3,051)
     Increase (decrease) in --
       Accounts payable..................................................      (955)     5,490
       Accrued expenses and other........................................     3,397      5,310
       Accrued closure and post-closure costs............................     1,570         --
                                                                           ---------  ---------
          Total adjustments..............................................     9,497     42,556
                                                                           ---------  ---------
          Net cash provided by operating activities......................    14,916     22,627
                                                                           ---------  ---------
Cash Flow from Investing Activities:
  Proceeds from sale of assets, net of disposition costs.................        --      5,892
  Decrease in advance royalties..........................................        --      1,134
  Decrease in short term investments.....................................        --      3,871
  Additions to property, plant and equipment.............................   (21,197)   (43,165)
                                                                           ---------  ---------
          Net cash used in investing activities..........................   (21,197)   (32,268)
                                                                           ---------  ---------
Cash Flow from Financing Activities:
  Issuance of long-term debt.............................................        --     11,129
  Repayments of long-term debt...........................................      (334)      (263)
  Issuance of common stock...............................................     1,393        339
  Borrowings (repayments) on revolving line of credit....................     3,000     (2,400)
  Financing cost incurred................................................        --       (275)
                                                                           ---------  ---------
          Net cash provided by financing activities......................     4,059      8,530
                                                                           ---------  ---------
          Less -- decrease in discontinued operations' cash and cash
           equivalents...................................................        --       (692)
                                                                           ---------  ---------
          Net decrease in cash and cash equivalents......................    (2,222)    (1,803)
Cash and cash equivalents, beginning of period...........................     3,387      2,719
                                                                           ---------  ---------
Cash and cash equivalents, end of period.................................  $  1,165   $    916
                                                                           =========  =========

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  FINANCIAL STATEMENT PRESENTATION

     The accompanying consolidated unaudited financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, it is suggested that the accompanying financial statements be read in conjunction with the financial statements and notes thereto included in the Company's latest annual report on Form 10-K.

     The accompanying consolidated financial statements as of September 30, 1996 and 1995 include the accounts of Addington Resources, Inc. (the Company) and its wholly-owned direct and indirect subsidiaries.

     In the opinion of management, the accompanying consolidated unaudited financial statements include all adjustments necessary to present fairly the Company's financial position as of September 30, 1996, and results of operations for the three and nine months ended September 30, 1996 and 1995. All adjustments were of a normal recurring nature, except as discussed in Note 2 below. The results of operations for such interim periods are not necessarily indicative of the results to be expected for the full year.

2.  MERGER TRANSACTION

     On June 25, 1996, the Company signed a definitive agreement to merge with Republic Industries, Inc. ("Republic"). Under the terms of the merger transaction, each outstanding share of the Company's common stock would be converted into the right to receive .90 of a share of Republic common stock.

     The merger transaction, which will be accounted for on a pooling of interests basis, is subject to customary terms and conditions, including compliance with covenants, accuracy of representations by the companies to the merger agreement, approval by the stockholders of the Company, the clearance of the Republic registration statement and the Company's related proxy statement by the Securities and Exchange Commission and the receipt by the Company of confirmation of the fairness opinion by Oppenheimer & Co., Inc. as of the date the proxy statement is mailed to Company shareholders. The merger transaction received HSR clearance on July 31, 1996.

     The Company's largest stockholders, HPB Associates, L.P., and Larry, Robert and Bruce Addington, who collectively own approximately 45% of the Company's outstanding common stock, have agreed to vote their shares in favor of the merger transaction, and have delivered to Republic their irrevocable proxies.

     During the three and nine months ended September 30, 1996, $750 and $1,500, respectively, is included in other expense in the accompanying September 30, 1996, Consolidated Statements of Operations in connection with professional fees and related costs incurred by the Company related to this merger transaction.

     The Company anticipates that the merger transaction will be consummated in the fourth quarter of 1996.

3.  DISCONTINUED OPERATIONS

     During the third quarter of 1995, the Company implemented a formal plan to dispose of all of its non-environmental operations. These discontinued operations consisted primarily of the following: coal mining, mining equipment manufacturing and licensing, citrus properties in Belize, precious and industrial metals mining and incidental limestone properties. Accordingly, the Company's continuing operations are comprised of integrated solid waste management, which includes landfill operations and waste collection and recycling services. During the quarter ended September 30, 1995 the Company recorded a loss on the disposal of the discontinued operations of approximately $30,500 (net of income tax benefits of approximately $10,000)

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES which represents the estimated loss on the disposal of the non-environmental operations and a provision of approximately $2,000 for expected operating losses through the final disposition of such operations.

     Upon ultimate disposal of its discontinued operations, the Company determined its initial estimates did not require adjustment.

     As discussed in Note 4, as of December 31, 1995, the Company had sold all of its subsidiaries included in discontinued operations, hence fully disposing of all non-environmental operations. The recorded transactions reflect the disposal of all of the Company's non-environmental segments and, accordingly, the operating results of these segments have been classified as discontinued operations for all periods presented in the accompanying consolidated financial statements. Operating results from the discontinued operations were as follows:

                                                         THREE MONTHS ENDED   NINE MONTHS ENDED
                                                           SEPTEMBER 30,        SEPTEMBER 30,
                                                                1995                1995
                                                         ------------------   -----------------
    Operating revenue..................................       $ 27,811             $92,486
                                                              --------            --------
    Income before income taxes.........................          2,258               7,606
    Income tax provision...............................            480               1,899
                                                              --------            --------
    Net income from discontinued operations............       $  1,778             $ 5,707
                                                              ========            ========

     Most of the Company's revenues from discontinued operations were generated under long-term coal sales contracts with electric utilities or other coal-related organizations located in the Eastern U.S. Revenues were recognized on coal sales in accordance with the sales agreement, which was usually when the coal was shipped to the customer.

4.  SALE OF SUBSIDIARIES (INCLUDED IN DISCONTINUED OPERATIONS)

COAL MINING, MINING EQUIPMENT MANUFACTURING AND LICENSING

     On September 22, 1995, in a related party transaction, the Company entered into a stock purchase agreement with Addington Enterprises, Inc. (a company f/k/a Addington Acquisition Company, Inc., owned by Larry Addington, Robert Addington and Bruce Addington; collectively, the Addington Brothers) whereby the Company would receive $30,000, subject to a working capital adjustment, in exchange for all the issued and outstanding shares of common stock of its subsidiaries, Addington Mining, Inc., Mining Technologies, Inc., Addwest Mining, Inc. and Addington Coal Holding, Inc. This sale was consummated on November 2, 1995, at which time the proceeds received were used by the Company to pay down its revolving line of credit. In addition, the Company retained the right to receive certain contingent payments due under the Company's technology sale to BHP Australia Coal Pty. Ltd. As of September 30, 1996, the Company estimates such payments may aggregate $3,000.

     Included in the transaction described above and pursuant to an option agreement dated August 4, 1995, the Company sold to the Addington Brothers all the issued and outstanding shares of common stock of its subsidiary, Tennessee Mining, Inc. According to the terms of the option agreement, the Addington Brothers will pay the Company a royalty based on tons of coal delivered under a certain coal sales contract, up to a maximum aggregate royalty of $12,500. During the nine months ended September 30, 1996, the Company has recorded royalty income of $613 (included in other income in the accompanying September 30, 1996, Consolidated Statement of Operations) from the Addington Brothers under this agreement.

CITRUS PROPERTIES

     On September 22, 1995, in a related party transaction, the Company entered into an agreement to sell all of the issued and outstanding shares of common stock of its subsidiary, Belize River Fruit Co., to Larry and

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

Bruce Addington in exchange for 1,000 shares of common stock of the Company owned by Larry and Bruce Addington. This transaction was consummated on November 2, 1995, at which time the Company acquired the 1,000 shares valued at $13,625 (based on quoted share market price) and recorded them, at cost, as treasury stock. The Company retained no obligations in connection with the sale and has fully divested its investment in citrus operations.

ADDWEST MINERALS, INC.

     Addwest Minerals, Inc. (Addwest), a wholly-owned subsidiary of the Company, was organized to mine, extract and market precious and industrial metals. On November 1, 1995, the Company entered into a letter agreement, which was later finalized as a Stock Purchase Agreement (the Agreement), that provided for the sale to an unrelated party of all the capital stock of Addwest. On December 29, 1995, the Company consummated the sale of Addwest.

     The terms of the Agreement required the Company to contribute additional capital to Addwest in an amount sufficient to pay substantially all existing liabilities of Addwest through the date of the Agreement, with the exception of the remaining balance on the Rothschild gold loan. The proceeds received from the sale ($3,525) were used to retire the remaining balance on the Rothschild gold loan and the Company has been fully released from its obligations under that loan.

NEW RIVER LIME

     On November 17, 1995, the Company sold all of the real property, as well as all buildings, structures and improvements of its wholly owned subsidiary, New River Lime, Inc. (NRL), to an unrelated party for $2,500 in cash. The Company retained no obligations in connection with the sale and has fully divested its investment in NRL.

5.  COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

     In the normal course of its operations, the Company may become involved in a variety of legal disputes. Currently, the Company is a party to certain litigation, including workers' compensation matters and other minor business disputes.

     While the final resolution of any matter may have an impact on the Company's consolidated financial results for a particular reporting period, management believes that the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial position of the Company.

ENVIRONMENTAL PROCEEDINGS

     The Company is involved in various environmental matters and proceedings, including permit application proceedings, in connection with the establishment, operation and expansion activities of certain landfill facilities, as well as other matters or claims that could result in additional environmental proceedings.

     While the final resolution of any matter may have an impact on the Company's consolidated financial results for a particular reporting period, management believes that the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial position of the Company.

ENVIRONMENTAL SERVICE CONTRACTS

     The Company has commitments (primarily with municipalities) to operate landfills and provide waste hauling services under various contracts for terms of up to 40 years. Revenues for such contracts are generally at stated rates but may be adjusted periodically for inflation.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

ENVIRONMENTAL INSURANCE

     In order to meet existing government requirements, the Company has obtained environmental impairment liability insurance coverage for certain environmental risks arising from the operation of its landfill facilities. However, if an environmental impairment were of a magnitude that exceeded the Company's coverage, it could have a material adverse effect on the Company's business or its financial condition and results of operations.

SALE OF CERTAIN SUBSIDIARIES

     During January 1994, the Company sold the stock of five of its coal subsidiaries to Pittston Minerals Group, Inc. (Pittston). In connection with the sale, the Company provided certain guarantees of indemnification to Pittston. In connection with the sale of coal subsidiaries to the Addington Brothers (see
Note 4), the Company received indemnification related to its guarantees to Pittston as well as other matters, including its guaranty of certain mineral lease royalty obligations and workers' compensation benefits.

6.  RELATED-PARTY TRANSACTIONS

     The Company has dealt with certain companies or individuals which are related parties either by having stockholders in common or because they are controlled by stockholders/officers or by relatives of stockholders/officers of the Company. The Company recorded various expenses (included in results of discontinued operations) to related parties consisting of approximately $2,895 for trucking services, office rent and flight fees for the nine months ended September 30, 1995. There were no related party transactions during the nine months ended September 30, 1996.

     The Company had amounts receivable from related parties of $5 as of December 31, 1995.

7.  STOCKHOLDERS' EQUITY

     During the nine months ended September 30, 1996, and 1995, 124 and 46 respectively, shares of common stock were issued in connection with the exercise of stock options.

     During the nine months ended September 30, 1996 and 1995, 16 and 68 respectively, shares of common stock were issued in connection with stock grants issued to employees in 1989 and 1990. These stock grants specified that the recipient of the stock grant remain employed by the Company for five years from the date of the grant in order to exercise the grant.

     As a result of these options and grants being exercised and shares being issued, common stock increased $140 and $114 respectively, and paid-in capital increased $1,253 and $1,330 respectively, during the nine months ended September 30, 1996 and 1995.

8.  STATEMENT OF CASH FLOWS

     For purposes of this statement, the Company considers short-term investments having maturation of three months or less at the time of purchase to be cash equivalents. The cash amounts of interest and income taxes paid by the Company during the nine months ended September 30, 1996 and 1995 are as follows:

                                                                            1996    1995
                                                                            ----   ------
    Interest, net of amounts capitalized of $1,133 and $1,739.............  $115   $  384
    Income taxes..........................................................  $375   $1,093

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

9.  INCOME TAXES

     During the three and nine months ended September 30, 1996, the Company reduced its deferred tax asset valuation reserve by approximately $0 and $890 respectively. The reason for the change in the valuation allowance is due to the Company's ongoing evaluation of the realization of its alternative minimum tax
(AMT) credit carryforwards, which are a component of deferred tax assets. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has recorded a valuation allowance against a portion of these AMT credits due to uncertainties in realization using the "more likely than not" valuation method.

10.  NEW ACCOUNTING PRONOUNCEMENTS

LONG LIVED ASSETS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121), effective for fiscal years beginning after December 15, 1995. The new standard requires that long-lived assets and certain identified intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing such impairment review, companies are required to estimate the sum of future cash flows from an asset and compare such amount to the asset's carrying amount. Any excess of carrying amount over expected cash flows will result in a possible write-down of an asset to its fair value. The Company adopted the provisions of SFAS No. 121 as of January 1, 1996. The adoption had no effect on the results of operations or financial position of the Company.

STOCK-BASED COMPENSATION

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), effective for fiscal years beginning after December 15, 1995. The new standard encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. It also allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB No. 25), but requires pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The Company expects to adopt SFAS No. 123 for its annual 1996 financial statements. In addition, the Company will elect to continue to measure compensation cost under APB No. 25 and comply with the pro forma disclosure requirements.

ENVIRONMENTAL REMEDIATION LIABILITIES

     In October 1996, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 96-1, "Environmental Remediation Liabilities," effective for fiscal years beginning after December 15, 1996. This statement provides that environmental remediation liabilities should be accrued when the criteria of Statement of Financial Accounting Standards (SFAS) No. 5, "Accounting for Contingencies," are met, and it includes benchmarks to aid in the determination of when environmental remediation liabilities should be recognized in accordance with SFAS No. 5. SOP 96-1 also states that an accrual for environmental liabilities should include incremental direct costs of the remediation effort and costs of compensation and benefits for those employees who are expected to devote a significant amount of time directly to the remediation effort. The Company believes that implementation of SOP 96-1 will not have a material adverse effect on its results of operations or financial position.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Alamo Rent-A-Car, Inc. and Affiliates:

     We have audited the accompanying combined balance sheets of Alamo Rent-A-Car, Inc. and Affiliates (as defined in note 1 to the combined financial statements) as of December 31, 1995 and 1994, and the related combined statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 1995. These companies are under common ownership and common management. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Alamo Rent-A-Car, Inc. and Affiliates as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Fort Lauderdale, Florida
March 8, 1996, except as to the
  second paragraph of Note 13, which
  is as of April 19, 1996 and the second
  paragraph of Note 18, which is as
  of November 26, 1996

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                             DECEMBER 31,
                                                                        -----------------------
                                                                           1995         1994
                                                                        ----------   ----------
                                            ASSETS
Cash and cash equivalents.............................................  $   11,446   $   15,698
Investments, at cost..................................................      63,133       86,243
Receivables:
  Trade, less allowance for doubtful accounts of $5,214 and $2,729 in
     1995 and 1994, respectively......................................      67,418       54,992
  Vehicle.............................................................      94,408      111,519
  Notes, mortgages and other due from affiliates......................       2,409          708
  Other...............................................................       7,775       25,599
                                                                        ----------   ----------
                                                                           172,010      192,818
                                                                        ----------   ----------
Revenue earning vehicles, net.........................................   1,478,409    1,732,515
Property and equipment, net...........................................     213,985      210,951
Other assets..........................................................      61,762       72,223
                                                                        ----------   ----------
                                                                        $2,000,745   $2,310,448
                                                                        ==========   ==========
                                    LIABILITIES AND EQUITY
Notes payable and lines of credit secured by revenue earning
  vehicles............................................................  $1,546,122   $1,794,802
Estimated auto liability claims.......................................     112,448      125,331
Accounts payable to affiliates........................................       1,677           --
Accounts payable......................................................     116,374      104,045
Other debt............................................................     137,266      117,263
Accrued expenses......................................................      11,050       29,112
Customer deposits.....................................................       9,843       11,398
                                                                        ----------   ----------
          Total liabilities...........................................   1,934,780    2,181,951
                                                                        ----------   ----------
Minority interest.....................................................          --          652
Equity (note 9):
  Common stock........................................................           5            4
  Additional paid-in capital..........................................       9,494        8,387
  Retained earnings and partners' capital.............................      53,881      116,674
  Translation adjustment..............................................       2,585        2,780
                                                                        ----------   ----------
          Total equity................................................      65,965      127,845
                                                                        ----------   ----------
Commitments and contingencies
                                                                        ----------   ----------
                                                                        $2,000,745   $2,310,448
                                                                        ==========   ==========

            See accompanying notes to combined financial statements.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                         DECEMBER 31,
                                                             ------------------------------------
                                                                1995         1994         1993
                                                             ----------   ----------   ----------
Revenue:
  Vehicle rentals..........................................  $1,389,351   $1,311,967   $1,148,251
  Interest.................................................       6,199        4,839        3,764
  Other....................................................       2,303          955          947
                                                             ----------   ----------   ----------
                                                              1,397,853    1,317,761    1,152,962
                                                             ----------   ----------   ----------
Costs and expenses:
  Vehicle depreciation.....................................     398,591      352,523      271,326
  Vehicle interest.........................................     127,227      109,290       88,388
  Vehicle leases...........................................      68,505       34,775       12,041
  Selling, general and administrative......................     840,083      787,036      738,625
  Other interest, net of amounts capitalized of $808, $994
     and $223 in 1995, 1994 and 1993, respectively.........      13,496        9,220       11,086
  Minority interest in net loss of consolidated
     subsidiaries..........................................        (470)          --           --
                                                             ----------   ----------   ----------
                                                              1,447,432    1,292,844    1,121,466
                                                             ----------   ----------   ----------
          Net income (loss)................................  $  (49,579)  $   24,917   $   31,496
                                                             ==========   ==========   ==========

            See accompanying notes to combined financial statements.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                         COMBINED STATEMENTS OF EQUITY
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                              ADDITIONAL
                                     COMMON    PAID-IN     PARTNERS'   RETAINED   TRANSLATION    TOTAL
                                     STOCK     CAPITAL      CAPITAL    EARNINGS   ADJUSTMENT     EQUITY
                                     ------   ----------   ---------   --------   -----------   --------
Balance at December 31, 1992........   $3       $6,746     $(111,107)  $214,765     $ 3,015     $113,422
  Contributions.....................   --          590           279         --          --          869
  Dividends and distributions.......   --           --        (1,138)   (34,517)         --      (35,655)
  Net income (loss).................   --           --       (17,528)    49,024          --       31,496
  Translation adjustment............   --           --            --         --         100          100
                                      ---       ------     ---------   --------      ------     --------
Balance at December 31, 1993........    3        7,336      (129,494)   229,272       3,115      110,232
  Contributions.....................    1        1,051           176         --          --        1,228
  Dividends and distributions.......   --           --        (1,518)    (6,679)         --       (8,197)
  Net income (loss).................   --           --       (15,277)    40,194          --       24,917
  Translation adjustment............   --           --            --         --        (335)        (335)
                                      ===       ======     =========   ========      ======     ========
Balance at December 31, 1994........    4        8,387      (146,113)   262,787       2,780      127,845
  Contributions.....................    1        1,107            --         --          --        1,108
  Dividends and distributions.......   --           --        (1,986)   (11,228)         --      (13,214)
  Net income (loss).................   --           --       (14,820)   (34,759)         --      (49,579)
  Translation adjustment............   --           --            --         --        (195)        (195)
                                      ---       ------     ---------   --------      ------     --------
Balance at December 31, 1995........   $5       $9,494     $(162,919)  $216,800     $ 2,585     $ 65,965
                                      ===       ======     =========   ========      ======     ========

            See accompanying notes to combined financial statements.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                             DECEMBER 31,
                                                                                ---------------------------------------
                                                                                   1995          1994          1993
                                                                                -----------   -----------   -----------
Cash flows from operating activities:
  Cash received from customers................................................  $ 1,383,717   $ 1,297,998   $ 1,135,295
  Cash paid to vendors and employees..........................................     (872,917)     (792,699)     (692,632)
  Interest received...........................................................        4,338         4,839         3,764
  Interest paid...............................................................     (138,300)     (115,489)     (102,570)
  Income taxes paid, net of refunds...........................................         (238)           (2)       (2,955)
                                                                                -----------   -----------   -----------
        Net cash provided by operating activities.............................      376,600       394,647       340,902
                                                                                -----------   -----------   -----------
Cash flows from investing activities:
  Cash received from sale of revenue earning vehicles.........................    2,182,698     2,673,654     2,214,528
  Cash paid to third party suppliers of revenue earning vehicles..............   (1,961,343)   (2,762,648)   (2,276,065)
  Cash paid to related party suppliers of revenue earning vehicles............     (351,755)     (551,157)     (576,895)
  (Purchase) sale of investments..............................................       23,110        (5,019)       13,545
  Capital expenditures........................................................      (33,534)      (34,183)      (34,825)
  Proceeds from sale of property and equipment................................        8,611         2,746           835
  Payment for business acquired net of cash received..........................           --        (4,683)           --
                                                                                -----------   -----------   -----------
        Net cash used in investing activities.................................     (132,213)     (681,290)     (658,877)
                                                                                -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from revenue earning vehicle financing.............................    2,348,791     3,348,787     3,048,121
  Principal payments on revenue earning vehicle financing.....................   (2,606,436)   (3,071,250)   (2,674,907)
  Proceeds from other debt....................................................       54,646        18,551         7,000
  Principal payments on other debt............................................      (33,615)       (7,867)      (24,344)
  Dividends and distributions.................................................      (13,214)       (8,197)      (35,655)
  Capital contributions.......................................................        1,100         1,228           869
  Contributions from minority interest........................................           --           652            --
                                                                                -----------   -----------   -----------
        Net cash provided by (used by) financing activities...................     (248,728)      281,904       321,084
                                                                                -----------   -----------   -----------
Effect of exchange rate changes on cash.......................................  $        89   $    (1,344)  $    (1,243)
Net (decrease) increase in cash and cash equivalents..........................       (4,252)       (6,083)        1,866
Cash and cash equivalents at beginning of year................................       15,698        21,781        19,915
                                                                                -----------   -----------   -----------
Cash and cash equivalents at end of year......................................  $    11,446   $    15,698   $    21,781
                                                                                ===========   ===========   ===========
Reconciliation of net income (loss) to net cash provided by operating activities:
  Net income (loss)...........................................................      (49,579)       24,917        31,496
  Vehicle depreciation........................................................      398,592       352,523       271,326
  Property and equipment depreciation and amortization........................       22,006        19,415        17,684
  (Loss) on sale of property and equipment....................................         (287)         (248)         (122)
  Amortization of intangible assets...........................................        2,016           606           606
  Other.......................................................................         (469)           --            --
  Bad debt expense............................................................        3,374           865         1,015
  Cash flows from operating activities affecting assets and liabilities:
    Receivables...............................................................          119       (20,297)      (15,458)
    Other assets..............................................................       15,664           212        (9,534)
    Estimated auto liability claims...........................................      (12,871)       (4,315)       23,870
    Accounts payable..........................................................        9,600        15,779        24,344
    Accrued expenses..........................................................       (7,879)        3,878        (5,956)
    Customer deposits.........................................................       (3,686)        1,312         1,631
                                                                                -----------   -----------   -----------
        Net cash provided by operating activities.............................  $   376,600   $   394,647   $   340,902
                                                                                ===========   ===========   ===========

     Supplemental schedule of noncash investing and financing activities (in thousands):

     In December 1994, a subsidiary of GUSA Ltd. purchased approximately 75% of the outstanding capital stock of Dose and Peters, GmbH for approximately $13.7 million (see note 13). In conjunction with the acquisition, liabilities were assumed as follows:

    Fair value of assets acquired....................................................................  $(30,556)
    Costs in excess of net assets of company acquired................................................   (13,779)
    Liabilities assumed..............................................................................    39,652
                                                                                                       --------
    Cash paid, net of cash received..................................................................  $ (4,683)
                                                                                                       ========

     In 1994, DKBERT sold real property in exchange for $440 of trade credits.

            See accompanying notes to combined financial statements.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND PRINCIPLES OF COMBINATION

     The accompanying combined financial statements include the accounts of the following entities, each entity affiliated with each other as a result of common ownership and common management: (i) Alamo Rent-A-Car, Inc. and Affiliate (Alamo), (ii) DKBERT, Assoc., (DKBERT or the Partnership), (iii) Guy Salmon USA, Ltd. and Subsidiaries (GUSA Ltd.), and (iv) Alamo Rent-A-Car (Belgium), Inc. (Alamo Belgium), Alamo Rent-A-Car (Canada), Inc. (Alamo Canada), Green Corn, Inc. (Green Corn), Guy Salmon (USA), Inc. (GUSA Inc.), Territory Blue, Inc. (Territory Blue), and Tower Advertising Group, Inc. (Tower) (collectively, the Alamo Affiliated Companies). The combined financial statements of each of the above entities (collectively referred to as the "Companies") include the accounts of the Companies and their respective majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in combination. Following is a description of the Companies and their majority-owned subsidiaries:

          (I) The consolidated financial statements of Alamo and Alamo Funding, L.P. (AFL). Alamo has a 99 percent limited partnership interest in AFL and AFL's 1 percent general partner is a corporation owned by the shareholders of Alamo. All significant intercompany balances and transactions have been eliminated in consolidation. Alamo is engaged in the car rental business throughout the United States, primarily on a daily or weekly basis. AFL provides financing to Alamo for the financing or refinancing of revenue earning vehicles. AFL and Alamo have separate corporate existences and separate financial conditions and records. The assets of AFL will be available only to satisfy the claims of its creditors and will not be available to any creditors of Alamo or its other affiliates.

          (II) The financial statements of DKBERT, a Florida partnership, which owns and leases real property.

          (III) The consolidated financial statements of GUSA Ltd., a Florida limited partnership and the holding company for certain European car rental affiliates of Alamo. The subsidiaries of GUSA Ltd. and their respective periods of inclusion in these financial statements are (i) Alamo Rent-A-Car
     (UK) Limited (acquired 1990), which conducts the Company's operations in the United Kingdom; (ii) Alamo Rent-A-Car, AG, Zurich (organized November
     1992) which conducts the Company's Swiss operations; (iii) Alamo Autovermietung GmbH (the surviving entity of the merger between Dose and Peters, GmbH (acquired December 1994) and Alamo Rent-A-Car GmbH) (organized in February 1994), which conducts the Company's German operations; and (iv) Alamo Rent-A-Car (Vienna) GmbH (organized April 1995) which conducts the Company's Austrian operations. All significant intercompany balances and transactions have been eliminated in consolidation.

          (IV) The combined financial statements of the Alamo Affiliated Companies, as follows: (i) Alamo Belgium which conducts car rental operations in Belgium at one location; (ii) Alamo Canada which conducts car rental operations in Canada at two locations; (iii) Green Corn, an entity with limited assets; (iv) GUSA Inc., which owns 79% of Alamo Rent-A-Car B.V. (which conducts car rental operations in The Netherlands at two locations) and a minority interest in Guy Salmon USA, Ltd. (GUSA Ltd.), which conducts car rental operations in Europe through its respective subsidiaries and combined partnerships; (v) Territory Blue, a management company which contracts with certain employees of Alamo Rent-A-Car, Inc. (Alamo) and offers management services to certain other entities; and (vi) Tower, which provides advertising services to Alamo. The combined financial statements include the accounts of the Alamo Affiliated Companies and their majority-owned subsidiaries. Minority interest represents GUSA Ltd.'s 21% ownership in Alamo Rent-A-Car B.V. All significant intercompany accounts and transactions are eliminated in combination.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

     The Companies operate in one principal industry and geographic segment -- the rental of automobiles in the United States which represents more than 90% of combined revenues.

CASH EQUIVALENTS AND INVESTMENTS

     The Companies consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents, unless the investments are legally or contractually restricted for longer than three months. Investments are classified as held-to-maturity securities and are recorded at amortized cost adjusted for the amortization or accretion of premiums or discounts, which approximates market value.

REVENUE EARNING VEHICLES AND DEPRECIATION

     Revenue earning vehicles are stated at cost less accumulated depreciation and allowances for stolen vehicles. The straight-line method is used to depreciate revenue vehicles to their estimated residual values over the anticipated periods of use based on the respective Company's fleet plan, typically ranging from 4 to 20 months in the United States and from 4 to 9 months in Canada and Europe. Depreciation expense also includes those costs relating to losses from damaged and wrecked vehicles, and gains and losses on vehicle sales in the ordinary course of business.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided over the estimated useful lives of the respective assets using the straight-line method. DKBERT capitalizes interest as part of the cost of constructing car rental and other facilities.

OTHER ASSETS

     Other assets include goodwill (in thousands) of $18,491 and $17,319 at December 31, 1995 and 1994. Accumulated amortization of goodwill (in thousands) was $2,376 and $1,194 at December 31, 1995 and 1994, respectively. Goodwill is amortized on a straight-line basis combined. The Companies evaluate the recoverability of intangible assets as well as the amortization periods to determine whether an adjustment to the carrying value is appropriate. The primary indicators of recoverability are the associated current and forecasted operating cash flows.

     Debt issuance and origination fees and costs are amortized to interest expense on a straight-line basis over the terms of the related debt agreements. The difference in interest expense between the straight-line method and interest method of amortization, where applicable, is not material.

ESTIMATED AUTO LIABILITY CLAIMS

     Alamo assumes responsibility for up to $1 million per claim under its auto liability insurance program for property damage and bodily injury claims. Costs in excess of $1 million per claim are insured under various contracts with insurance carriers. Estimated costs for claims up to $1 million are actuarially determined based on historical claims experience, adjusted for current trends and changes in claims-handling procedures, and are discounted to the net present value. The assumptions used have a significant effect on the amounts reported. During the year ended December 31, 1994, Alamo changed its methodology used to discount its estimated auto liability claims to a weighted average rate based on Treasury notes with maturity dates related to the actuarially determined payout curve. Previously, the rate used for discounting was based on a three-year average of U.S. Treasury notes with three-year maturities. Management believes its current methodology better reflects the anticipated payout of Alamo's claims. The rates used at December 31, 1995 and 1994 were 5.30% and 7.62%, respectively. The effect of the change in 1994 was a reduction in the accrual of $3.7 million.

     In its foreign car rental operations, the foreign companies assume responsibility, subject to a deductible, per incident, under the auto liability insurance programs and for property and bodily injury claims.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

     The Companies also assume responsibility, subject to a deductible, per incident, under its vehicle collision damage and theft insurance policy. Losses are accrued as incurred.

REVENUE RECOGNITION

     DKBERT recognizes rental income on a straight-line basis over the terms of the respective leases.

INCOME TAXES

     Alamo elected "Small Business Corporation" status effective January 1, 1980. Under S corporation status, each stockholder is individually responsible for reporting his share of taxable income or loss. Accordingly, no provision for federal income taxes has been reflected in the accompanying financial statements. A provision for state income taxes is made where applicable.

     Each partner of DKBERT is individually responsible for reporting his share of federal taxable partnership income or loss. Accordingly, no provision for federal taxes is reflected in the financial statements. A provision for state income taxes is made where applicable.

     Each partner of GUSA Ltd. is individually responsible for reporting his share of federal taxable partnership income or loss. Subsidiaries operating in foreign jurisdictions are subject to corporate income tax in their respective jurisdictions. Accordingly, a provision for foreign corporate income taxes has been made for each company established in a foreign jurisdiction, where applicable. A provision for state income taxes is also made where applicable.

     Certain of the Alamo Affiliated Companies described in note 1(a)(iv) are taxed as pass-through entities for U.S. income tax purposes. As a pass-through company for U.S. income tax purposes, each shareholder is individually responsible for reporting his share of taxable income or loss. The companies operating in foreign jurisdictions are subject to corporate income tax in their respective jurisdictions. Accordingly, a provision for foreign corporate income taxes has been made for each company established in a foreign jurisdiction. A provision for state income taxes is also made where applicable.

FINANCIAL INSTRUMENTS

     Certain of the Companies utilize interest rate swaps in the management of interest rate risk. The differentials between the amounts paid and received from these swaps are recognized over the terms of the agreements and are recorded as adjustments to interest expense. Amounts receivable or payable under the agreements are included in other receivables or accrued expenses in the combined balance sheets and were not material at December 31, 1995 or 1994.

ENVIRONMENTAL COSTS

     Certain of the Companies' operations involve the storage and dispensing of petroleum products, primarily gasoline. The Companies record as expense, on a current basis, costs associated with remediation of environmental pollution. The Companies also accrue for their proportionate share of costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated. Estimated costs include anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and legal fees, as appropriate. The liability does not reflect possible recoveries from insurance companies or reimbursement of remediation costs.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of foreign affiliates are translated into United States dollars at the current rates of exchange. Income and expenses are translated at the average rate of exchange in effect during the period. The

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES
related translation adjustments are reported as a separate component of equity. Foreign currency transaction gains and losses are included in determining net income and are not material.

ADVERTISING

     The Companies expense the cost of advertising as incurred or the first time advertising takes place. No advertising costs were capitalized at December 31, 1995 or 1994. Advertising expense (in thousands) was $60,288, $67,565 and $39,889 for the years ended December 31, 1995, 1994 and 1993, respectively.

USE OF ESTIMATES

     Management of the Companies have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARD

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which became effective for fiscal years beginning after December 15, 1995. This standard establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain intangibles to be disposed of. The Companies believe that adoption of this standard will not have a material impact on the financial condition or operating results of the Companies.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1994 financial statements to conform to the presentation used in 1995.

2.  INVESTMENTS

     Investments have a maturity of three months or less and are classified as held-to-maturity securities. Investments consist of the following:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Eurodollar deposits..............................................  $26,727     $36,784
    Repurchase agreements............................................   24,000          --
    Certificate of deposit...........................................    9,548      44,358
    Commercial paper.................................................    2,221       3,521
    U.S. treasury bills..............................................      130       1,580
    Money Market.....................................................      507          --
                                                                       -------     -------
                                                                       $63,133     $86,243
                                                                       =======     =======

     Investments serve as collateral for irrevocable letters of credit issued in favor of the Companies' liability insurance carriers. Collateral equal to the stated amount of the letter of credit is required. At December 31, 1995, letters of credit for $23.0, $3.7, $3.5, and $1.6 million expire October 1, 1996. The Companies also have a $7.6 million irrevocable letter of credit issued in connection with airport facilities, expiring October 15, 1996, under which no amounts were outstanding at December 31, 1995. The letter of credit is secured by

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES
investments of $3.8 million. Repurchase agreements are restricted for the settlement of specific estimated auto liability claims.

3.  BUSINESS AND CREDIT CONCENTRATIONS

     Business and credit concentrations for each of the Companies included in the combined financial statements are as follows:

          Alamo -- At December 31, 1995, the Company had 133 corporate owned vehicle rental facilities at airport, near-airport and downtown locations throughout the United States. The industry in which Alamo operates is also highly seasonal. For the year ended December 31, 1995, approximately 24% of Alamo's revenue was generated in Florida.

          Trade receivables (in thousands) include $32,999 and $22,706 from travel agents and tour operators at December 31, 1995 and 1994, respectively. Alamo holds minimum collateral in the form of cash, letters of credit or insurance from most of these vendors. Alamo continually evaluates the credit risk of these customers and believes that its allowance for doubtful accounts relative to its trade receivables is adequate. Vehicle receivables (in thousands) include $52,314 and $82,830 from manufacturers at December 31, 1995 and 1994, respectively. Vehicle receivables also include amounts due from renters for damages incurred on revenue earning vehicles. Other receivables (in thousands) include $1,041 and $8,535 from a manufacturer for vehicle incentives at December 31, 1995 and 1994, respectively.

          Alamo enters into vehicle repurchase programs with one principal vehicle manufacturer, as well as other vehicle manufacturers. During model year 1995, Alamo purchased approximately 68% of its vehicle fleet under repurchase programs with one vehicle manufacturer.

          DKBERT -- The majority of DKBERT's property is leased to Alamo, which has guaranteed a substantial portion of DKBERT's indebtedness. DKBERT is economically dependent on Alamo for rental income sufficient to service its indebtedness.

          GUSA Ltd. -- At December 31, 1995, GUSA Ltd. had 55 corporate owned locations including 28 in the United Kingdom, 22 in Germany, 4 in Switzerland and 1 in Austria. In addition to its corporate owned locations, GUSA Ltd.'s licensee network operates 102 locations throughout Europe, including 86 locations in Germany. The industry in which GUSA Ltd. operates is also seasonal.

          Trade receivables (in thousands) include $23,677 and $16,703 from travel agents and tour operators at December 31, 1995 and 1994, respectively. GUSA Ltd. holds minimum collateral in the form of cash, letters of credit or insurance from most of these vendors. GUSA Ltd. continually evaluates the credit risk of these customers and believes that its allowance for doubtful accounts relative to its trade receivables is adequate. Vehicle receivables (in thousands) include $12,442 and $7,409 from manufacturers at December 31, 1995 and 1994, respectively.

          During model year 1995, GUSA Ltd. purchased approximately 61% of its vehicle fleet under repurchase programs with one vehicle manufacturer.

          Alamo Affiliated Companies -- At December 31, 1995, the Alamo Affiliated Companies had two corporate owned car rental locations in Canada, one in Belgium, and one in The Netherlands.

          Trade receivables (in thousands) include $531 and $272 from travel agents and tour operators at December 31, 1995 and 1994, respectively. The Alamo Affiliated Companies hold minimum collateral in the form of cash, letters of credit or insurance from most of these vendors. The Alamo Affiliated Companies continually evaluates the credit risk of these customers and believes that its allowance for doubtful accounts relative to its trade receivables is adequate. Vehicle receivables (in thousands) include $259 and $376 from manufacturers at December 31, 1995 and 1994, respectively.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

          During model year 1995, Alamo Canada purchased 100% of its vehicle fleet under repurchase programs with one vehicle manufacturer. During model year 1995, Alamo Belgium purchased 100% of its vehicle fleet under repurchase programs with one vehicle manufacturer.

4.  REVENUE EARNING VEHICLES

     Revenue earning vehicles consist of the following:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                       1995         1994
                                                                    ----------   ----------
                                                                        (IN THOUSANDS)
    Revenue earning vehicles......................................  $1,701,945   $1,870,795
    Less accumulated depreciation.................................    (223,536)    (138,280)
                                                                    ----------   ----------
                                                                    $1,478,409   $1,732,515
                                                                    ==========   ==========

     Revenue earning vehicles with depreciated cost of $1.31 billion and $1.64 billion at December 31, 1995 and 1994, respectively were acquired under programs that allow the Companies to require counterparties to repurchase vehicles held for periods of up to 24 months. The Companies estimate the future value of revenue earning vehicles under such repurchase programs to be $1.0 billion and $1.2 billion at December 31, 1995 and 1994, respectively. The agreements contain varying mileage and damage limitations.

     The Companies also lease vehicles under operating lease agreements which require the Companies to provide normal maintenance and liability coverage. The agreements generally have terms of 4 to 12 months. Many agreements provide for an option to terminate the leases early and allow the purchase of leased vehicles subject to certain restrictions. Most leases provide for an initial minimum monthly charge, with contingent rental charges for changes in interest rates and adjustments for wear, damage and mileage in excess of stipulated amounts. Contingent rental charges totaled (in thousands) $13,191, $2,774 and $1,983 for the years ended December 31, 1995, 1994 and 1993, respectively. Gains (losses) (in thousands) on sales of revenue earning vehicles was $(6,431), $(852) and $871 for the years ended December 31, 1995, 1994 and 1993, respectively.

5.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                          DECEMBER 31,
                                                      ---------------------      ESTIMATED
                                                        1995        1994       USEFUL LIVES
                                                      ---------   ---------   ---------------
                                                         (IN THOUSANDS)
    Land............................................  $ 103,320   $ 103,133
    Buildings.......................................     64,259      59,247   Up to 18 years
    Lease rights....................................      1,560       1,560         (1)
    Leasehold improvements..........................     83,773      68,953         (1)
    Furniture, fixtures and equipment...............     55,685      49,868   Up to 10 years
    Service vehicles................................     12,581      26,657    Up to 8 years
    Construction in progress........................      1,276       2,521         --
                                                      ---------   ---------
                                                        322,454     311,939
    Less accumulated depreciation and
      amortization..................................   (108,469)   (100,988)
                                                      ---------   ---------
                                                      $ 213,985   $ 210,951
                                                      =========   =========

---------------

(1) Shorter of the lease term or life of the assets, ranging from 10 to 20 years.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

     Depreciation expense (in thousands) was $22,006, $19,415 and $17,684 for the years ended December 31, 1995, 1994 and 1993, respectively. DKBERT has an option to acquire real property in Fort Lauderdale, Florida for $800,000 through January 1999, and a purchase agreement to purchase additional real property for $2,079,000 (subsequently purchased in 1996).

6.  LEASES

     The Companies lease real property, equipment and software under various operating leases with terms from 1 to 20 years. The Companies have also entered into various airport concession and permit agreements which generally provide for payment of a percentage of gross revenue with a guaranteed minimum.

     Expenses under real property, equipment and software leases and airport concession agreements (excluding amounts charged through to customers) for the years ended December 31, 1995, 1994 and 1993 were as follows:

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                1995       1994      1993
                                                              --------   --------   -------
                                                                     (IN THOUSANDS)
    Real property...........................................  $ 16,783   $ 16,371   $17,980
    Equipment and software..................................    21,961     21,152    20,097
    Airport concession and permit fees:
      Minimum fixed obligations.............................    46,061     36,328    27,912
      Additional amounts, based on gross revenue............    28,397     27,617    24,766
                                                              --------   --------   -------
              Total.........................................  $113,202   $101,468   $90,755
                                                              ========   ========   =======

     Future minimum lease obligations under noncancelable real property and equipment leases and airport agreements with initial terms in excess of one year at December 31, 1995 are as follows:

                                                   REAL     EQUIPMENT AND    AIRPORT
                                                 PROPERTY     SOFTWARE      AGREEMENTS    TOTAL
                                                 --------   -------------   ----------   --------
                                                                  (IN THOUSANDS)
    Year ending December 31:
      1996.....................................  $ 26,210      $15,230       $ 36,865    $ 78,305
      1997.....................................    10,951        3,393         26,833      41,177
      1998.....................................     7,339        2,554         21,446      31,339
      1999.....................................     5,645        1,260         14,151      21,056
      2000.....................................     4,700        1,260         10,685      16,645
      Thereafter...............................    17,819           --         14,270      32,089
                                                  -------      -------       --------    --------
                                                 $ 72,664      $23,697       $124,250    $220,611
                                                  =======      =======       ========    ========

     The Companies have options to acquire or extend its leases through the year 2002 on certain properties and has rights of first refusal on certain other properties it currently leases.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

7.  NOTES PAYABLE AND LINES OF CREDIT SECURED BY REVENUE EARNING VEHICLES

     Notes payable and lines of credit secured by revenue earning vehicles consist of the following:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                       1995         1994
                                                                    ----------   ----------
                                                                        (IN THOUSANDS)
    ALAMO
      Amounts under $750 million revolving credit agreement and
         predecessor agreements with termination date of June 30,
         1999; secured by eligible vehicle collateral and vehicle
         receivable balances; interest for incremental borrowings
         at formulas based on prime, fed funds or LIBOR at the
         Companies' discretion....................................  $   19,393   $  364,385
      Amounts under $580 million loan agreement with termination date of June 17, 1996; secured by eligible vehicle
         collateral and vehicle receivable balances; interest is
         based on market dictated commercial paper rates..........     579,001      575,857
      Senior secured notes payable with interest at fixed rates
         ranging from 5.58% to 7.08% with various maturity dates
         and amounts as follows: December 15, 1996 -- $133
         million; December 15, 1997 -- $25 million; December 15,
         1998 -- $113 million; December 15, 2000 -- $94 million;
         and, December 15, 2003 -- $80.5 million; secured by
         eligible vehicle collateral and vehicle receivable
         balances.................................................     445,500      445,500
      Amounts under $250 million loan agreement with termination date of October 2, 1996; secured by eligible vehicle
         collateral and vehicle receivable balances; interest is
         based on market dictated commercial paper rates..........     236,357      247,965
      Amounts under $90 million term loan and predecessor
         agreements with maturity dates and amounts as follows:
         December 1, 1997 -- $15 million; December 1, 1998 -- $75
         million; secured by eligible vehicle collateral and
         vehicle receivable balances; interest at a formula based
         on LIBOR or prime at the Companies' discretion...........      25,000       24,000
      Amounts to be financed after December 31 under various
         revolving credit agreements..............................      41,400       22,969
      Other.......................................................          --        6,806
                                                                    ----------   ----------
              Alamo subtotal......................................   1,346,651    1,687,482
    GUSA LTD.
      Amounts under various uncommitted revolving lease facilities with financing institutions in Great Britain; secured by
         eligible vehicle collateral; interest is based on an as
         quoted basis dictated by market competition..............     126,874       37,372
      Amounts outstanding to mature within six months; secured by eligible vehicle collateral; interest is based on an as
         quoted basis dictated by marketing competition...........      30,214       35,325
      Amounts under deutsche mark (DM) 20,513,000 term loan and
         predecessor agreements; secured by eligible vehicle
         collateral and vehicle receivable balances; interest is
         based on FIBOR plus 125 basis points or ICM rate plus 150
         basis points.............................................      14,139        9,614

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                       1995         1994
                                                                    ----------   ----------
                                                                        (IN THOUSANDS)
      Amounts under DM 21,500,000 revolving credit agreement with various maturity dates and amounts as follows (in
         thousands): 1995 -- $11,233; 1996 -- $835; 1997 -- $70;
         and, 1998 -- $220; secured by eligible vehicle collateral
         and certain real property; interest ranging from
         4.75% -- 9.0%............................................      11,368        9,439
      Other, including amounts to be financed after December 31,
         under various revolving lease facilities.................      11,341       14,713
                                                                    ----------   ----------
              GUSA Ltd. subtotal..................................     193,936      106,463
                                                                    ----------   ----------
    ALAMO AFFILIATED COMPANIES
    ALAMO BELGIUM
      Amounts under Belgium Franc (BEF) 155,520,000 credit
         facility; secured by eligible vehicle collateral;
         interest at Brussels Interbank offered rate plus 110
         basis points; termination date, June 1996; guaranteed by
         Alamo....................................................  $    1,946   $      857
      Alamo Canada Amounts under Canadian dollar $10,000,000
         credit agreement; secured by eligible vehicle collateral;
         interest at Agent's Bankers Acceptances plus 62.5 basis
         points; termination date, June 1998; guaranteed by
         Alamo....................................................       3,539           --
      Other.......................................................          50           --
                                                                    ----------   ----------
              Alamo Affiliated Companies subtotal.................       5,535          857
                                                                    ----------   ----------
              Combined............................................  $1,546,122   $1,794,802
                                                                     =========    =========

     Certain of the notes payable and lines of credit secured by revenue earning vehicles contain various restrictive covenants, including provisions relating to the maintenance of tangible net worth and debt to tangible net worth ratios, incurrence of additional indebtedness, and limitations on the payment of dividends and certain investments. The effective economic interest rate on notes payable and lines of credit secured by revenue earning vehicles was 6.94%, 6.02% and 5.45% at December 31, 1995, 1994 and 1993, respectively.

     The Companies have only limited involvement with derivative financial instruments and do not use them for trading purposes. Interest protection agreements with several counterparties are used to manage the impact of interest rate changes. At December 31, 1995 and 1994, Alamo effectively converted interest rates on the following notional principal amounts:

                                                           DECEMBER 31,
                                                        -------------------
                                                          1995       1994     LATEST MATURITY
                                                        --------   --------   ---------------
                                                          (IN THOUSANDS)
    Variable-rate (capped) into fixed-rate
      obligations.....................................  $175,000   $ 75,000   February 1997
    Variable-rate into fixed-rate obligations.........        --    100,000   September 1995
    Fixed-rate into variable-rate obligations.........        --    125,000   December 1995
                                                        --------   --------
    Aggregate notional principal......................  $175,000   $300,000
                                                        ========   ========

     At December 31, 1995, of the aggregate $175 million in interest swap agreements, $150 million is paying at a fixed rate of 6.94%, receiving at a variable rate which is capped at 7.75% and $25 million is paying at an average fixed rate of 7.00%, receiving at a variable rate which is capped at 7.90%. Alamo has also entered into an interest rate protection agreement, which becomes effective January 1997, covering a notional principal amount of $50 million, paying a fixed rate of 5.80%, receiving a floating rate which is capped at 7.50% and

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES
expiring January 1998. The Companies are exposed to credit loss in the event of nonperformance by the counterparties to the interest protection agreements. The Companies do not anticipate nonperformance by the counterparties because the agreements are with counterparties with a short-term rating of no less than A-1 or P-1.

8.  OTHER DEBT

     Other debt consists of the following:

                                                                              DECEMBER 31,
                                                                           -------------------
                                                                             1995       1994
                                                                           --------   --------
                                                                             (IN THOUSANDS)
ALAMO
  Note payable to bank with interest at a formula based on LIBOR or prime paid quarterly; secured by a building; principal payable in quarterly installments beginning March 1996 and based on the balance
     outstanding at that date, due December 2003.........................  $  8,700   $  8,700
  Note payable to bank with interest at optional variable rates; secured by a portion of outstanding stock of one of the Companies; payable in quarterly installments of $464,000 plus interest, paid off and
     terminated in 1995..................................................        --      4,642
  Demand note payable to stockholder.....................................        --        350
                                                                           --------   --------
          Alamo subtotal.................................................     8,700     13,692
                                                                           --------   --------
DKBERT
  Mortgages payable to GMAC and predecessor agreements with interest at
     9.193%; payable in monthly installments, due July 2005; secured by
     real property guaranteed by Alamo...................................   107,840     69,335
  Mortgages payable to bank with interest at 0.75% over prime; due
     December 2000; secured by real property guaranteed by Alamo.........       934      1,136
  Other..................................................................       354     10,076
                                                                           --------   --------
          DKBERT subtotal................................................   109,128     80,547
                                                                           --------   --------
GUSA LTD.
  Note payable to minority shareholder of a combined affiliate, in connection with the purchase agreement; secured by a portion of the
     outstanding stock of one of the Companies, due March 1996...........     3,722      5,322
  Term loan agreement with bank, interest at LIBOR plus 125 basis points, payable monthly; principal payable in quarterly installments of
     $331,000, due January 1999; secured by non-vehicle equipment, trade
     receivables and leasehold improvements..............................     4,285      5,288
  Amounts under Great Britain pound (GBP) 10,000,000 revolving credit commitment to expire December 21, 1996; interest is based on
     Sterling LIBOR plus 125 basis points or Base Rate plus 125 basis
     points; secured by non-vehicle equipment and leaseholds.............    11,431      9,708
  Other..................................................................        --      2,460
                                                                           --------   --------
          GUSA Ltd. subtotal.............................................    19,438     22,778
                                                                           --------   --------

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                                                                              DECEMBER 31,
                                                                             1995       1994
                                                                           --------   --------
                                                                             (IN THOUSANDS)
ALAMO AFFILIATED COMPANIES
GUSA INC.
  Note payable issued in connection with asset purchase agreement;
     unsecured, due October 1995.........................................        --        246
                                                                           --------   --------
  Alamo Affiliated Companies subtotal....................................        --        246
                                                                           --------   --------
          Combined.......................................................  $137,266   $117,263
                                                                           ========   ========

     Certain of the other debt contains various restrictive covenants, including provisions relating to the maintenance of tangible net worth and debt to equity ratios, incurrence of additional indebtedness, and limitations on the payment of dividends and certain investments.

     The effective economic interest rate on other debt was 8.64%, 7.33% and 6.23% at December 31, 1995, 1994 and 1993, respectively.

     The aggregate maturities of other debt at December 31, 1995 are as follows:

                                                                                COMBINED
                                                                             --------------
                                                                             (IN THOUSANDS)
    Year ending December 31:
      1996.................................................................     $ 20,384
      1997.................................................................        5,099
      1998.................................................................        5,312
      1999.................................................................        4,467
      2000.................................................................        4,411
      Thereafter...........................................................       97,593
                                                                                --------
                                                                                $137,266
                                                                                ========

9.  EQUITY

     All of the Companies are affiliated through common ownership and common management and the capital structures of all entities are similar and not complex. Equity has been combined as follows:

                              COMMON     ADDITIONAL      PARTNERS'   RETAINED   TRANSLATION
                              STOCK    PAID-IN CAPITAL    CAPITAL    EARNINGS   ADJUSTMENT     TOTAL
                              ------   ---------------   ---------   --------   -----------   --------
                                                           (IN THOUSANDS)
    DECEMBER 31, 1995
    Alamo US................    $1         $ 9,568       $      --   $ 73,114     $    --     $ 82,683
    DKBERT..................    --              --          11,869         --          --       11,869
    Tower...................     1              --              --       (499)         --         (498)
    GUSA Inc................     1           1,257              --     (3,552)        (47)      (2,341)
    GUSA Ltd................    --              --         (29,326)        --       2,673      (26,653)
    Green Corn..............    --              65              --        480          --          545
    Alamo Belgium...........     1             581              --       (602)        (16)         (36)
    Alamo Canada............     1             199              --     (1,136)        (25)        (961)
    Territory Blue..........    --              --              --         --          --           --
                                --
                                           -------       ---------   --------      ------       ------
                                 5          11,670         (17,457)    67,805       2,585       64,608
    Eliminations............    --          (2,176)       (145,462)   148,995          --        1,357
                                --
                                           -------       ---------   --------      ------       ------
              Total.........    $5         $ 9,494       $(162,919)  $216,800     $ 2,585     $ 65,965
                                ==         =======       =========   ========      ======       ======

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                              COMMON     ADDITIONAL      PARTNERS'   RETAINED   TRANSLATION
                              STOCK    PAID-IN CAPITAL    CAPITAL    EARNINGS   ADJUSTMENT     TOTAL
                              ------   ---------------   ---------   --------   -----------   --------
                                                           (IN THOUSANDS)
    DECEMBER 31, 1994
    Alamo US................    $1         $ 6,492       $      --   $111,842     $    --     $118,335
    DKBERT..................    --              --          15,949         --          --       15,949
    Tower...................     1              --              --        799          --          800
    GUSA Inc................     1           1,257              --     (2,486)        (38)      (1,266)
    GUSA Ltd................    --              --         (10,849)        --       2,859       (7,990)
    Green Corn..............    --              57              --        464          --          521
    Alamo Belgium...........     1             581              --       (257)        (41)         284
                                --         -------       ---------   --------      ------       ------
                                 4           8,387           5,100    110,362       2,780      126,633
    Eliminations............    --              --        (151,213)   152,425          --        1,212
                                --         -------       ---------   --------      ------       ------
              Total.........    $4         $ 8,387       $(146,113)  $262,787     $ 2,780     $127,845
                                ==         =======       =========   ========      ======       ======

10.  PROFIT SHARING AND RETIREMENT PLANS

     Certain of the Companies have a defined contribution retirement plan offered to all employees after twelve months of service. Certain employee contributions may be matched and additional amounts may be contributed to the plan at the discretion of the Board of Directors. Contributions by the Companies (in thousands) were $1,467, $2,994, and $2,838 for the years ended December 31, 1995, 1994 and 1993, respectively.

11.  RELATED PARTY TRANSACTIONS

     The following table summarizes business transactions (in thousands) with uncombined affiliates for the years ended December 31, 1995, 1994 and 1993, respectively:

                                                               1995       1994       1993
                                                             --------   --------   --------
    Revenue earning vehicle purchases(1)...................  $351,755   $551,157   $576,895
                                                             ========   ========   ========
    Vehicle revenue........................................     8,504      8,151      6,923
                                                             ========   ========   ========
    Vehicle lease expense..................................        --         --      1,618
                                                             ========   ========   ========
    Selling, general and administrative....................     1,021        616        467
                                                             ========   ========   ========
    Interest expense.......................................       499        460        361
                                                             ========   ========   ========
    Legal and consulting services..........................     6,250      6,914      6,008
                                                             ========   ========   ========

---------------

(1) Alamo purchases certain of its rental vehicles from a group of dealerships owned primarily by a director of Alamo. Pursuant to an automobile purchase agreement which expired on December 31, 1995, Alamo-US agreed to purchase and/or lease a minimum number of vehicles and pay to these dealerships a specific amount (in addition to the manufacturer's sales price) for each vehicle purchased. Although Alamo does not expect to renew this agreement to purchase and/or lease a minimum number of vehicles, it intends to purchase vehicles on an annual basis from these dealerships, and to continue its agreement to pay these dealerships a specified amount (in addition to the manufacturer's sales price) for any vehicle purchased.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

     The following table summarizes account balances (in thousands) with uncombined affiliates at December 31, 1995 and 1994, respectively:

                                                                              1995   1994
                                                                              ----   ----
    Prepaid expenses and other assets and rent deposits.....................  $ --   $345
                                                                              ====   ====
    Accounts payable........................................................   442    593
                                                                              ====   ====

     Certain of the Companies guarantee the mortgage of Tripperoo Wings, Inc., an uncombined affiliate, which had a balance of $7.0 million and $7.8 million at December 31, 1995 and 1994, respectively.

12.  INCOME TAXES

     As described in note 1(h), a tax provision is provided for each company that is subject to corporate income taxes. The tax effects of temporary differences that give rise to significant portions of the deferred assets and liabilities are as follows:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                 1995      1994      1993
                                                                -------   -------   -------
                                                                      (IN THOUSANDS)
    Deferred tax assets:
      Net operating loss carryforwards........................  $ 9,969   $ 6,976   $ 5,304
                                                                --------  --------  --------
    Total gross deferred tax assets...........................    9,969     6,976     5,304
    Less valuation allowances.................................   (9,204)   (5,125)   (3,140)
                                                                --------  --------  --------
    Net deferred tax assets...................................      765     1,851     2,164
    Deferred tax liabilities:
      Property and equipment, principally due to differences
         in depreciation......................................      765     1,851     2,164
                                                                --------  --------  --------
    Total gross deferred tax liabilities......................      765     1,851     2,164
                                                                --------  --------  --------
    Net deferred tax liability................................  $    --   $    --   $    --
                                                                ========  ========  ========

     As of December 31, 1995, 1994 and 1993, certain of the Companies had foreign net operating loss carryforwards available to offset future taxable income (in thousands) of $25,036, $18,660 and $15,300, respectively. The income tax benefit associated with the net operating loss carryforwards has been fully offset by a valuation allowance in the accompanying financial statements. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income.

     For U.S. income tax purposes, certain of the pass-through Companies use accelerated methods of depreciation for reporting income or loss, which is passed through to their owners. The tax effect of the cumulative gross temporary differences at December 31, 1995, 1994 and 1993 was $37.3, $38.5 and $29.4
million, respectively. Although management has no intention to do so, if certain of the Companies should terminate their pass-through status, additional state and federal deferred income taxes attributable to the temporary differences at the time of termination would be recorded as a deferred tax liability with a corresponding reduction in net income. Assuming termination of their pass-through status, this amount would be payable in future years as the net accumulated temporary differences reverse.

     State income tax expense recorded by certain of the Companies was (in thousands) of $200, $985 and $1,600 for the years ended December 31, 1995, 1994 and 1993, respectively.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

     As a matter of policy, the board of directors declares capital distributions or dividends to allow payments for the owners' income taxes on the Companies' earnings.

13.  ACQUISITION

     Effective December 31, 1994, a subsidiary of GUSA Ltd. acquired approximately 75% of the outstanding capital stock of Dose and Peters, GmbH, a German company with car rental operations in Germany for DM 21.3 million ($13.7 million). The purchase price consisted of cash in the amount of DM 8.3 million, ($5.4 million), the assumption of net liabilities of DM 7.6 million ($4.9 million) and a note payable due in December 1995 (subsequently extended to April
1996) of DM 5.4 million, ($3.5 million). The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets and liabilities acquired based on their estimated fair values. The excess of the purchase price over the fair values of acquired assets and liabilities amounted to approximately DM 21.3 million ($13.7 million), which has been accounted for as goodwill and is being amortized over 15 years using the straight-line method.

     On April 19, 1996, GUSA Ltd. reached an agreement with the minority shareholder of Dose and Peters, GmbH whereby the minority shareholder's obligation to fund his proportionate share of the losses incurred in 1995 was forgiven in exchange for a dilution of the minority shareholder's investment to approximately 16%. This resulted in the Company's recognition of DM 17.5 million ($12.2 million) of the Dose and Peters, GmbH 1995 loss. The minority shareholder has also agreed to fund up to DM 960,000 of 1996 calendar year losses.

     Pursuant to the shareholders agreement, if additional funds are required for the business of the Company, each shareholder, if requested, shall contribute their respective share. If a shareholder fails to meet required contributions, the contributing shareholder may either elect to treat his contribution as a loan or receive additional shares. From the date of the purchase agreement to December 31, 1997, the value of Dose and Peters is deemed to be DM 25,000,000, or as may be unanimously agreed to by the shareholders at least annually. If no value is agreed to by the shareholders for an annual period when a value must be determined, the value shall continue to be the last value established by the shareholders.

     Pursuant to the purchase agreement, from December 1, 1997 through November 30, 2000, the subsidiary may elect to purchase the minority shareholders' interests or the minority shareholder may elect to have the subsidiary purchase his interest. Such agreement provides that the value of the acquired company will be DM 50,000,000 for purposes of the subsidiary election and will be DM 16,666,667 for purposes of the minority shareholder's election.

     Pro forma unaudited combined operating results of the Companies and Dose and Peters, GmbH for the years ended December 31, 1994 and 1993, assuming the acquisition had been made as of the beginning of the periods presented, are summarized below (in thousands):

                                                                 1994           1993
                                                              ----------     ----------
        Revenue.............................................  $1,337,690     $1,174,289
                                                              ==========     ==========
        Net income (loss)...................................  $   22,533     $   30,084
                                                              ==========     ==========

     These pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of January 1, 1993, nor are they necessarily indicative of future operating results.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

14.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, investments, receivables, other assets (excluding goodwill, intangibles and deferred costs), accounts payable, accrued expenses (nonderivatives) and customer deposits, approximates fair value because of the short maturity of these instruments.

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.

     The Companies have interest protection agreements with several counterparties to manage the impact of interest rate changes. The estimated fair values of the interest protection agreements were determined from dealer quotations and represent the discounted future cash flows through maturity or expiration using current rates, and are effectively the amounts Alamo would pay or receive to terminate the agreements. The estimated fair values of the interest rate protection agreements at December 31, 1995 and 1994 was a net payable position (in thousands) of $(3,479) and $(2,247), respectively.

     The estimated fair value of the Alamo's secured notes payable at December 31, 1995 and 1994 (in thousands) was $440,506 and $401,885, respectively. The carrying amount (in thousands) was $445,500 for each period. The estimated fair value of DKBERT's mortgages payable to GMAC at December 31, 1995 and 1994 was (in thousands) $109,000 and $70,368, respectively. Estimated fair values were estimated by discounting expected cash flows at the rates currently offered to Alamo for debt of similar terms and remaining maturities. The carrying amount of the remaining debt approximates fair value because interest rates are variable and, accordingly, approximate current market rates.

15.  QUARTERLY DATA

     The industry in which the Companies operate, particularly the leisure travel segment, is highly seasonal. The Companies' third quarter, which includes the peak summer travel months, has historically been the strongest quarter of the year. During the peak season the Companies increase their fleet and workforce to accommodate increased rental activity. The Companies' results during the first and fourth quarters are generally their weakest, when there is limited leisure family travel and a greater potential for adverse weather conditions. Many of the Companies' operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

     In connection with an agreement dated April 19, 1996, the fourth quarter of 1995 included the recognition of approximately $2.6 million of losses originally attributable to the minority shareholder of Dose and Peters, GmbH. See note 13.

                                                                        QUARTERS
                                                        -----------------------------------------
                                                         FIRST      SECOND     THIRD      FOURTH
                                                        --------   --------   --------   --------
                                                                     (IN THOUSANDS)
                                                                       (UNAUDITED)
Revenue:
  1995................................................  $301,721   $340,079   $429,106   $326,947
  1994................................................   271,008    313,710    419,529    313,514
Net income (loss):
  1995................................................   (29,301)   (15,436)    23,164    (28,006)
  1994................................................    (1,304)     2,963     37,695    (14,437)

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

16.  SUPPLEMENTAL FINANCIAL DATA

BALANCE SHEET

                                                                  DECEMBER 31, 1995
                                             -----------------------------------------------------------
                                                          EUROPEAN OPERATING                   COMBINED
                                             ISSUERS(1)    SUBSIDIARIES(2)     ELIMINATIONS    ISSUERS
                                             ----------   ------------------   ------------   ----------
                                                                   (IN THOUSANDS)
Assets.....................................  $1,805,783        $250,334          $(55,372)    $2,000,745
                                             ==========        ========        ==========     ==========
Liabilities................................   1,732,611         264,096           (61,927)     1,934,780
Equity.....................................      73,172         (13,762)            6,555         65,965
                                             ----------        --------        ----------     ----------
                                             $1,805,783        $250,334          $(55,372)    $2,000,745
                                             ==========        ========        ==========     ==========

                                                                  DECEMBER 31, 1994
                                             -----------------------------------------------------------
                                                          EUROPEAN OPERATING                   COMBINED
                                             ISSUERS(1)    SUBSIDIARIES(2)     ELIMINATIONS    ISSUERS
                                             ----------   ------------------   ------------   ----------
Assets.....................................  $2,165,884        $173,299          $(28,735)    $2,310,448
                                             ==========        ========          ========     ==========
Liabilities................................   2,032,451         168,597           (19,097)     2,181,951
Minority interest..........................          --             652                --            652
Equity.....................................     133,433           4,050            (9,638)       127,845
                                             ----------        --------          --------     ----------
                                             $2,165,884        $173,299          $(28,735)    $2,310,448
                                             ==========        ========          ========     ==========

                                                                  DECEMBER 31, 1993
                                             -----------------------------------------------------------
                                                          EUROPEAN OPERATING                   COMBINED
                                             ISSUERS(1)    SUBSIDIARIES(2)     ELIMINATIONS    ISSUERS
                                             ----------   ------------------   ------------   ----------
Assets.....................................  $1,882,503        $ 72,017          $(12,303)    $1,942,217
                                             ==========        ========          ========     ==========
Liabilities................................   1,767,108          80,827           (15,950)     1,831,985
Equity.....................................     115,395          (8,810)            3,647        110,232
                                             ----------        --------          --------     ----------
                                             $1,882,503        $ 72,017          $(12,303)    $1,942,217
                                             ==========        ========          ========     ==========

INCOME STATEMENT AND CASH FLOW

                                                                  DECEMBER 31, 1995
                                             -----------------------------------------------------------
                                                          EUROPEAN OPERATING                   COMBINED
                                             ISSUERS(1)    SUBSIDIARIES(2)     ELIMINATIONS    ISSUERS
                                             ----------   ------------------   ------------   ----------
Revenue....................................  $1,268,302        $138,956          $ (9,405)    $1,397,853
                                             ==========        ========          ========     ==========
Net income (loss)..........................  $  (48,201)       $(18,422)         $ 17,044     $  (49,579)
                                             ==========        ========          ========     ==========
Cash flows from operating activities.......  $  359,142        $ 12,090          $  5,368     $  376,600
                                             ==========        ========          ========     ==========

                                                                  DECEMBER 31, 1994
                                             -----------------------------------------------------------
                                                          EUROPEAN OPERATING                   COMBINED
                                             ISSUERS(1)    SUBSIDIARIES(2)     ELIMINATIONS    ISSUERS
                                             ----------   ------------------   ------------   ----------
Revenue....................................  $1,242,164        $ 79,441          $ (3,844)    $1,317,761
                                             ==========        ========          ========     ==========
Net income.................................  $   25,048        $    611          $   (742)    $   24,917
                                             ==========        ========          ========     ==========
Cash flows from operating activities.......  $  375,811        $ 13,725          $  5,111     $  394,647
                                             ==========        ========          ========     ==========

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                                                                  DECEMBER 31, 1993
                                             -----------------------------------------------------------
                                                          EUROPEAN OPERATING                   COMBINED
                                             ISSUERS(1)    SUBSIDIARIES(2)     ELIMINATIONS    ISSUERS
                                             ----------   ------------------   ------------   ----------
Revenue....................................  $1,103,853        $ 59,348          $(10,239)    $1,152,962
                                             ==========        ========          ========     ==========
Net income.................................  $   31,497        $  3,947          $ (3,948)    $   31,496
                                             ==========        ========          ========     ==========
Cash flows from operating activities.......  $  335,695        $  3,726          $  1,481     $  340,902
                                             ==========        ========          ========     ==========

---------------

(1) Represents the entities which are the issuers of the Senior Notes referred to in Note 18.
(2) Represents the European operating subsidiaries of certain of the issuers.

17.  COMMITMENTS AND CONTINGENCIES

     The Companies have entered into agreements with vehicle manufacturers under which ultimate realization of incentives is dependent on attaining certain volume purchase and vehicle mix requirements.

     The Companies have a $15 million working capital line of credit expiring April 12, 1996, under which no amounts were outstanding at December 31, 1995.

     In August 1995, Alamo entered into a ten-year lease agreement from an unrelated party for its Fort Lauderdale, Florida corporate headquarters facility. The lease agreement provides for minimum monthly lease payments of approximately $227,000 payable from October 1995 through September 2005. The lease agreement contains an option to purchase the property over the lease term for a base amount plus the outstanding balance on the lessor's mortgage loan, as defined in the lease agreement. At the end of the lease term, Alamo must either purchase the property for $17.4 million or terminate the lease upon payment to the lessor of approximately $10 million. Under certain conditions, if the lease is terminated and the property is sold, all or a portion of the $10 million payment may be refunded to Alamo. In addition, Alamo and DKBERT have guaranteed a portion of the lessor's mortgage loan, which guarantee totaled $19.7 million at December 31, 1995.

     In 1995, the Companies entered into employment agreements with certain of its executive officers which provide for aggregate compensation of $6,875,000 for the years from 1996 through 2000. These agreements also provide for minimum additional aggregate compensation of $1,750,000 through 1997, and provide for adjustments to salary and bonuses based on certain performance criteria.

     Certain of the Companies entered into management agreements with Rising Moon Inc., an entity controlled by the majority shareholder of Alamo. Commencing January 1, 1996, Rising Moon Inc. will provide strategic market planning, executive resource management, oversight and steering, legal consulting and certain other services to the Companies. In consideration for these services, certain of the Companies will pay an aggregate base amount of $6 million in 1996 (which amount will be increased annually by 5%), and a payment of 13.4% of combined net profits before taxes, as defined, subject to certain adjustments. The agreements will terminate on June 30, 2006, subject to one-year renewals, and upon certain other events.

     The Companies are party to various claims and legal actions involving automobile liability and personal injury claims, employee grievances, trade practices and other matters arising in the ordinary course of business. In some cases, plaintiffs are seeking compensatory and punitive damages. It is the opinion of management of the Companies that the ultimate disposition of these matters will not have a material adverse effect on the Companies' financial condition or results of operations.

18.  SUBSEQUENT EVENTS

     On February 12, 1996, the Companies completed their offering of $100 million of 11.75% Senior Notes due January 31, 2006 ("Senior Notes") on Form S-1 with the Securities and Exchange Commission. Semiannual interest payments are due January 31 and July 31 of each year commencing July 31, 1996. The Senior Notes are unsecured joint and several obligations of each of the Companies.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

     On November 25, 1996, the Companies and certain affiliated entities entered into a definitive merger agreement with Republic Industries, Inc. The transaction is valued at $625 million and will be accounted for under the pooling of interests method of accounting. On November 26, 1996, the Companies announced a tender offer for all outstanding $100 million Senior Notes due January 31, 2006.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                       COMBINED CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                       SEPTEMBER 30,   DECEMBER 31,
                                                                           1996            1995
                                                                       -------------   ------------
                                              ASSETS
Cash and cash equivalents............................................   $    35,289     $   11,953
Investments..........................................................        59,160         62,626
Receivables:
  Trade, less allowance for doubtful accounts of $3,897 and $5,214 in
     1996 and 1995, respectively.....................................       100,666         67,418
  Vehicle............................................................       141,605         94,408
  Notes, mortgages and other due from affiliates.....................         5,468          2,409
  Other..............................................................        12,631          7,775
                                                                         ----------     ----------
                                                                            260,370        172,010
                                                                         ----------     ----------
Revenue earning vehicles, net........................................     2,201,583      1,478,409
Property and equipment, net..........................................       215,800        213,985
Other assets.........................................................       103,007         61,762
                                                                         ----------     ----------
                                                                        $ 2,875,209     $2,000,745
                                                                         ==========     ==========
                                      LIABILITIES AND EQUITY
Notes payable and lines of credit secured by revenue earning
  vehicles...........................................................   $ 2,254,703     $1,546,122
Estimated auto liability claims......................................       125,761        112,448
Accounts payable to affiliates.......................................         3,892          1,677
Accounts payable.....................................................       136,793        116,374
Other debt...........................................................       233,606        137,266
Accrued expenses.....................................................        50,552         11,050
Customer deposits....................................................         9,462          9,843
                                                                         ----------     ----------
          Total liabilities..........................................     2,814,769      1,934,780
                                                                         ----------     ----------
Minority interest (deficiency in assets).............................          (259)            --
Equity:
  Common stock.......................................................             5              5
  Additional paid-in capital.........................................         9,494          9,494
  Retained earnings and partners' capital............................        48,885         53,881
  Cumulative translation adjustment..................................         2,315          2,585
                                                                         ----------     ----------
          Total equity...............................................        60,699         65,965
                                                                         ----------     ----------
                                                                        $ 2,875,209     $2,000,745
                                                                         ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                  COMBINED CONDENSED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                   THREE MONTHS ENDED         NINE MONTHS ENDED
                                                      SEPTEMBER 30,             SEPTEMBER 30,
                                                   -------------------     -----------------------
                                                     1996       1995          1996         1995
                                                   --------   --------     ----------   ----------
Revenue:
  Vehicle rentals................................  $469,680   $426,429     $1,170,360   $1,065,501
  Interest.......................................     1,577        690          3,551        3,537
  Revenue from affiliates........................       428         --          1,053           --
  Other..........................................     1,432        804          2,784        1,868
                                                   --------   --------     ----------   ----------
                                                    473,117    427,923      1,177,748    1,070,906
                                                   --------   --------     ----------   ----------
Costs and expenses:
  Vehicle depreciation...........................   129,286    118,532        325,144      300,436
  Vehicle interest...............................    37,589     35,846         93,153       97,073
  Vehicle leases.................................     9,554     21,814         19,208       52,884
  Selling, general and administrative............   265,681    227,412        712,410      635,274
  Other interest.................................     6,493      3,335         18,279        8,800
  Minority interest in net loss of consolidated
     subsidiaries................................        --       (827)          (653)      (1,988)
                                                   --------   --------     ----------   ----------
                                                    448,603    406,112      1,167,541    1,092,479
                                                   --------   --------     ----------   ----------
          Net income (loss)......................  $ 24,514   $ 21,811     $   10,207   $  (21,573)
                                                   ========   ========     ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                  COMBINED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                      -------------------------
                                                                         1996          1995
                                                                      -----------   -----------
Cash flows from operating activities................................  $   341,499   $   301,834
                                                                      -----------   -----------
Cash flows from investing activities:
  Cash received from sale of revenue earning vehicles...............    1,281,044     1,580,650
  Cash paid to suppliers of revenue earning vehicles................   (2,376,575)   (1,961,988)
  Sale of investments...............................................        3,466        22,252
  Capital expenditures..............................................      (19,629)      (27,185)
  Proceeds from sale of property and equipment......................        3,112           855
                                                                      -----------   -----------
          Net cash used in investing activities.....................   (1,108,582)     (385,416)
                                                                      -----------   -----------
Cash flows from financing activities:
  Proceeds from revenue earning vehicle financing...................    2,427,356     2,002,832
  Principal payments on revenue earning vehicle financing...........   (1,717,883)   (1,933,683)
  Proceeds from other debt..........................................      104,529        52,812
  Principal payments on other debt..................................       (8,240)      (28,732)
  Dividends and distributions.......................................      (15,203)      (11,258)
  Contributions.....................................................           --         1,108
                                                                      -----------   -----------
          Net cash provided by financing activities.................      790,559        83,079
                                                                      -----------   -----------
Effect of exchange rate changes on cash.............................         (140)        1,887
Net increase in cash and cash equivalents...........................       23,336         1,384
Cash and cash equivalents at beginning of period....................       11,953        15,698
                                                                      -----------   -----------
Cash and cash equivalents at end of period..........................  $    35,289   $    17,082
                                                                      ===========   ===========
Supplemental disclosures:
  Interest paid.....................................................  $    99,405   $    95,657
                                                                      ===========   ===========
  Income tax payments...............................................  $       399   $       930
                                                                      ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS AND BASIS OF PRESENTATION

     The accompanying condensed financial statements include the accounts of the following entities, each entity affiliated with each other as a result of common ownership and common management: (i) Alamo Rent-A-Car, Inc. and Affiliate (Alamo), (ii) DKBERT, Assoc., (DKBERT), (iii) Guy Salmon USA, Ltd. and Subsidiaries (GUSA Ltd.), and (iv) Alamo Rent-A-Car (Belgium), Inc. (Alamo Belgium), Alamo Rent-A-Car (Canada), Inc. (Alamo Canada), Green Corn, Inc. (Green Corn), Guy Salmon (USA), Inc. (GUSA Inc.), Territory Blue, Inc. (Territory Blue), and Tower Advertising Group, Inc. (Tower) (collectively, the Alamo Affiliated Companies). The combined financial statements of each of the above entities (collectively referred to as the "Companies") include the accounts of the Companies and their respective majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in combination. The following is a description of the financial statements included in the accompanying combined financial statements:

          (i) The consolidated financial statements of Alamo and Alamo Funding, L.P. (AFL). Alamo has a 99 percent limited partnership interest in AFL and AFL's 1 percent general partner is a corporation owned by the shareholders of Alamo. All significant intercompany balances and transactions have been eliminated in consolidation. Alamo is engaged in the car rental business throughout the United States, primarily on a daily or weekly basis. AFL provides financing to Alamo for the financing or refinancing of revenue earning vehicles. AFL and Alamo have separate corporate existences and separate financial conditions and records. The assets of AFL will be available only to satisfy the claims of its creditors and will not be available to any creditors of Alamo or its other affiliates.

          (ii) The financial statements of DKBERT, a Florida partnership, which owns and leases real property. DKBERT is economically dependent on Alamo for rental income sufficient to service its indebtedness.

          (iii) The consolidated financial statements of GUSA Ltd., a Florida limited partnership and the holding company for certain European car rental affiliates of Alamo. The subsidiaries of GUSA Ltd. are (i) Alamo Rent-A-Car
     (UK) Limited, which conducts operations in the United Kingdom; (ii) Alamo Rent-A-Car, AG, Zurich which conducts Swiss operations; (iii) Alamo Autovermietung GmbH, which conducts German operations; and (iv) Alamo Rent-A-Car (Vienna) GmbH, organized April 1995 and closed April 1996. All significant intercompany balances and transactions have been eliminated in consolidation. GUSA Ltd. and its subsidiaries are economically dependent on Alamo for administrative support and working capital required to supplement its cash flow needs and to provide interim funding for capital expenditures.

          (iv) The combined financial statements of the Alamo Affiliated Companies, as follows: (i) Alamo Belgium which conducts car rental operations in Belgium; (ii) Alamo Canada which conducts car rental operations in Canada; (iii) Green Corn, an entity with limited assets; (iv) GUSA Inc., which owns 79% of Alamo Rent-A-Car B.V. which conducts car rental operations in The Netherlands and also owns a minority interest in GUSA Ltd.; (v) Territory Blue, a management company which contracts with certain employees of Alamo and offers management services to certain other entities; and (vi) Tower, which provides advertising services to Alamo. The combined financial statements include the accounts of the Alamo Affiliated Companies and their majority-owned subsidiaries. Minority interest represents GUSA Ltd.'s 21% ownership in Alamo Rent-A-Car B.V. All significant intercompany accounts and transactions are eliminated in combination. The Alamo Affiliated Companies are economically dependent on Alamo for administrative support and working capital required to supplement their cash flow needs and to provide interim funding for capital expenditures.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                                  (UNAUDITED)

     The accompanying unaudited combined condensed financial statements have been prepared by the Companies in accordance with the accounting policies described in the 1995 Annual Report and should be read in conjunction with the combined financial statements and notes which appear in that report. These statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1995 financial statements to conform to the presentation used in 1996.

2.  REVENUE EARNING VEHICLES

     Revenue earning vehicles consist of the following:

                                                                                ALAMO
                                                                              AFFILIATED
                                                       ALAMO      GUSA LTD.   COMPANIES    COMBINED
                                                     ----------   ---------   ---------   ----------
                                                                     (IN THOUSANDS)
AS OF SEPTEMBER 30, 1996
  Revenue earning vehicles.........................  $2,228,650   $ 212,207    $18,383    $2,459,240
  Less accumulated depreciation....................    (235,997)    (20,466)    (1,194)     (257,657)
                                                        -------    --------    -------    ----------
                                                     $1,992,653   $ 191,741    $17,189    $2,201,583
                                                        -------    --------    -------    ----------
AS OF DECEMBER 31, 1995
  Revenue earning vehicles.........................  $1,539,814   $ 156,113    $ 6,018    $1,701,945
  Less accumulated depreciation....................    (212,242)    (10,572)      (722)     (223,536)
                                                        -------    --------    -------    ----------
                                                     $1,327,572   $ 145,541    $ 5,296    $1,478,409
                                                        =======    ========    =======    ==========

3.  NOTES PAYABLE AND LINES OF CREDIT SECURED BY REVENUE EARNING VEHICLES

     Notes payable and lines of credit secured by revenue earning vehicles consist of the following:

                                                           SEPTEMBER 30, 1996   DECEMBER 31, 1995
                                                           ------------------   -----------------
                                                                       (IN THOUSANDS)
    ALAMO
      Amounts under $750 million revolving credit
         agreement and predecessor agreements with
         termination date of June 30, 1999; secured by
         eligible vehicle collateral and vehicle
         receivable balances; interest at formulas based
         on prime, Federal funds or LIBOR at Alamo's
         discretion......................................      $  576,995          $    19,393
      Amounts under $580 million loan agreement with
         termination date of June 10, 1997; secured by
         eligible vehicle collateral and vehicle
         receivable balances; interest based on market
         dictated commercial paper rates.................         576,232              579,001

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                                  (UNAUDITED)

                                                           SEPTEMBER 30, 1996   DECEMBER 31, 1995
                                                           ------------------   -----------------
                                                                       (IN THOUSANDS)
      Senior secured notes payable with interest at fixed
         rates ranging from 5.58% to 7.08% with various
         maturity dates and amounts as follows: December
         15, 1996 -- $133 million; December 15,
         1997 -- $25 million; December 15, 1998 -- $113
         million; December 15, 2000 -- $94 million; and,
         December 15, 2003 -- $80.5 million; secured by
         eligible vehicle collateral and vehicle
         receivable balances.............................  $        445,500     $       445,500
      Amounts under $250 million loan agreement with
         termination date of September 19, 1997; secured
         by eligible vehicle collateral and vehicle
         receivable balances; interest based on market
         dictated commercial paper rates.................           246,982             236,357
      Amounts under $175 million revolving credit
         agreement and predecessor agreements with
         termination date of December 1, 1997; secured by
         eligible vehicle collateral and vehicle
         receivable balances; interest at formulas based
         on prime or LIBOR at Alamo's discretion.........           134,000                  --
      Amounts to be financed after period end under
         various revolving credit agreements.............            46,038              66,400
                                                                 ----------          ----------
              Alamo subtotal.............................  $      2,025,747     $     1,346,651
                                                                 ----------          ----------
    GUSA LTD.
      Amounts under various uncommitted revolving lease
         facilities with financing institutions in Great
         Britain; secured by eligible vehicle collateral;
         interest based on an as quoted basis dictated by
         market competition; no stated expiration dates,
         reviewed annually...............................  $        167,998     $       157,088
      Amounts under deutsche mark (DM) 27.5 million
         credit agreement; secured by eligible vehicle
         collateral and vehicle receivable balances;
         interest based on LIBOR; termination date,
         February 1997...................................            17,351                  --
      Amounts under DM 23.0 million revolving credit
         agreement with various maturity dates; secured
         by eligible vehicle collateral and certain real
         property; interest ranging from 3.8%-9.0%.......            13,100              11,368
      Amounts under DM term loan and predecessor
         agreements; secured by eligible vehicle
         collateral and vehicle receivable balances;
         interest based on FIBOR plus 125 basis points or
         ICM rate plus 150 basis points..................                --              14,139
      Other, including amounts to be financed after
         period end, under various revolving lease
         facilities......................................             9,932              11,341
                                                                 ----------          ----------
              GUSA Ltd. subtotal.........................  $        208,381     $       193,936
                                                                 ----------          ----------

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                                  (UNAUDITED)

                                                           SEPTEMBER 30, 1996   DECEMBER 31, 1995
                                                           ------------------   -----------------
                                                                       (IN THOUSANDS)
    ALAMO AFFILIATED COMPANIES
      Amounts under Belgium franc (BEF) 155.52 million
         credit facility; secured by eligible vehicle
         collateral; interest at Brussels Interbank
         offered rate plus 110 basis points; termination
         date, June 1997; guaranteed by Alamo............  $          4,326     $         1,946
      Amounts under Canadian dollar C$20.0 million credit
         agreement; secured by eligible vehicle
         collateral; interest at Agent's Bankers
         Acceptances plus 62.5 basis points; termination
         date, June 1998; guaranteed by Alamo............            11,791               3,539
      Other, including amounts to be financed after
         period end, under various revolving credit
         agreements......................................             4,458                  50
                                                                 ----------          ----------
              Alamo Affiliated Companies subtotal........  $         20,575     $         5,535
                                                                 ----------          ----------
              Combined...................................  $      2,254,703     $     1,546,122
                                                                 ==========          ==========

4.  OTHER DEBT

     Other debt consists of the following:

                                                           SEPTEMBER 30, 1996   DECEMBER 31, 1995
                                                           ------------------   -----------------
                                                                       (IN THOUSANDS)
    ALAMO
      11 3/4% Senior Notes due 2006, interest payable
         semi-annually on January 31 and July 31 of each
         year, commencing July 31, 1996; unsecured.......      $   90,000          $        --
      Note payable to bank with interest at a formula
         based on LIBOR or prime paid quarterly; secured
         by a building; principal payable in quarterly
         installments beginning March 1996 and based on
         the balance outstanding at that date, due
         December 2003...................................           7,800                8,700
                                                           ------------------   -----------------
              Alamo subtotal.............................          97,800                8,700
                                                           ------------------   -----------------
    DKBERT
      Mortgages payable to GMAC and predecessor
         agreements with interest at 9.193%; payable in
         monthly installments, due July 2005; secured by
         real property; guaranteed by Alamo..............         108,169              107,840
      11 3/4% Senior Notes due 2006, interest payable
         semi-annually on January 31 and July 31 of each
         year, commencing July 31, 1996; unsecured.......          10,000                   --
      Mortgages payable to bank with interest at 0.75%
         over prime; variable principal payments due
         December 2000; secured by real property;
         guaranteed by Alamo.............................             779                  934
      Other mortgages payable............................              --                  354
                                                           ------------------   -----------------
              DKBERT subtotal............................      $  118,948          $   109,128
                                                           ------------------   -----------------

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                                  (UNAUDITED)

                                                           SEPTEMBER 30, 1996   DECEMBER 31, 1995
                                                           ------------------   -----------------
                                                                       (IN THOUSANDS)
    GUSA LTD.
      Term loan agreement with bank, interest at LIBOR
         plus 125 basis points, payable monthly;
         principal payable in quarterly installments of
         $331,000, due January 1999; secured by
         non-vehicle equipment, trade receivables and
         leasehold improvements..........................      $    3,295          $     4,285
      Amounts under Great Britain pound (GBP) 10 million
         revolving credit commitment to expire December
         21, 1996; interest based on Sterling LIBOR plus
         125 basis points or base rate plus 125 basis
         points; secured by non-vehicle equipment and
         leaseholds......................................          13,563               11,431
      Note payable to minority shareholder of combined
         affiliate, paid April 1996......................              --                3,722
                                                           ------------------   -----------------
              GUSA Ltd. subtotal.........................      $   16,858          $    19,438
                                                           ------------------   -----------------
              Combined...................................      $  233,606          $   137,266
                                                           ==============        =============

     The 11 3/4% Senior Notes due 2006 (the "Senior Notes") were issued by the entities described in Note 1 (the "Issuers") in connection with a registration statement on Form S-1 with the Securities and Exchange Commission. The Senior Notes are unsecured, joint and several obligations of each of the Issuers and rank pari passu in right of payment with all existing and future debt (as defined) of the Issuers. The Senior Notes are effectively subordinated to all existing and future secured indebtedness of each of the Issuers.

5.  SUPPLEMENTAL FINANCIAL DATA:

                                                 EUROPEAN OPERATING                COMBINED
                                            ----------------------------   -------------------------
                                            ISSUERS(1)   SUBSIDIARIES(2)   ELIMINATIONS    ISSUERS
                                            ----------   ---------------   ------------   ----------
                                                                 (IN THOUSANDS)
    Balance Sheet:
      September 30, 1996
         Assets...........................  $2,626,061      $ 276,661        $(27,513)    $2,875,209
                                            ==========       ========        ========     ==========
         Liabilities......................  $2,565,330      $ 299,888         (50,449)    $2,814,769
         Minority interest................          --           (259)             --           (259)
         Equity...........................      60,731        (22,968)        (22,936)        60,699
                                            ----------       --------        --------     ----------
                                            $2,626,061      $ 276,661         (27,513)    $2,875,209
                                            ==========       ========        ========     ==========
      December 31, 1995
         Assets...........................  $1,805,783      $ 250,334        $(55,372)    $2,000,745
                                            ==========       ========        ========     ==========
         Liabilities......................  $1,732,611      $ 264,096        $(61,927)    $1,934,780
         Equity...........................      73,172        (13,762)          6,555         65,965
                                            ----------       --------        --------     ----------
                                            $1,805,783      $ 250,334        $(55,372)    $2,000,745
                                            ==========       ========        ========     ==========

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                                  (UNAUDITED)

                                                 EUROPEAN OPERATING                COMBINED
                                            ISSUERS(1)   SUBSIDIARIES(2)   ELIMINATIONS    ISSUERS
                                            ----------      --------         --------     ----------
                                                                 (IN THOUSANDS)
    Income Statement and Cash Flows:
      Nine months ended September 30, 1996
         Revenue..........................  $1,066,674      $ 114,423        $ (3,349)    $1,177,748
         Net income (loss)................      23,840         (9,394)         (4,239)        10,207
         Cash flows from operating
           activities.....................     304,736         44,157          (7,394)       341,499
      September 30, 1995
         Revenue..........................  $  969,155      $ 104,033        $ (2,282)    $1,070,906
         Net income (loss)................     (22,837)        (4,695)          5,959        (21,573)
         Cash flows from operating
           activities.....................     295,480          2,308           4,046        301,834

---------------

(1) Represents the entities which are the issuers of the Senior
     Notes -- referred to in note 4.
(2) Represents the European operating subsidiaries of certain of the issuers.

6.  SUBSEQUENT EVENT

     On November 25, 1996, the Companies and certain affiliated entities entered into a definitive merger agreement with Republic Industries, Inc. The transaction is valued at $625 million and will be accounted for under the pooling of interests method of accounting. On November 26, 1996, the Companies announced a tender offer for all $100 million Senior Notes due January 31, 2006.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Boards of Directors of
Hudson Management Corporation and Envirocycle, Inc.:

     We have audited the accompanying combined balance sheets of Hudson Management Corporation and subsidiaries and Envirocycle, Inc. (a Florida corporation and a Florida S-corporation, respectively, affiliated through common ownership) as of September 30, 1994 and 1993, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1994. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hudson Management Corporation and subsidiaries and Envirocycle, Inc. as of September 30, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1994 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
June 1, 1995 (except with respect to the matter discussed in Note 10, as to which the date is August 3, 1995).

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                  SEPTEMBER 30,
                                                                   JUNE 30,     -----------------
                                                                     1995        1994      1993
                                                                  -----------   -------   -------
                                                                  (UNAUDITED)
                                             ASSETS
Current Assets:
  Cash..........................................................    $   630     $   538   $ 2,007
  Accounts receivable, less allowance for doubtful accounts of
     $510 (unaudited), $330 and $220, respectively..............      5,765       5,371     4,400
  Prepaid expenses and other....................................      1,353       1,179       634
  Deferred income taxes.........................................        864         845       911
                                                                    -------     -------   -------
          Total current assets..................................      8,612       7,933     7,952
Property and equipment, net.....................................     18,589      14,088    11,405
Intangible assets, net..........................................      2,679       2,557     2,669
Other assets....................................................         51          58        50
                                                                    -------     -------   -------
          Total assets..........................................    $29,931     $24,636   $22,076
                                                                    =======     =======   =======
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..............................................    $ 2,725     $ 2,556   $ 2,170
  Current portion of long-term debt.............................      3,596       2,736     3,263
  Deferred revenue and other credits............................      2,316       1,930     1,702
  Accrued liabilities...........................................      4,294       3,243     3,291
  Customer deposits.............................................        135         145       135
                                                                    -------     -------   -------
          Total current liabilities.............................     13,066      10,610    10,561
Deferred income taxes...........................................      1,320       1,471     1,369
Long-term debt, less current portion............................      8,937       7,022     4,570
                                                                    -------     -------   -------
          Total liabilities.....................................     23,323      19,103    16,500
                                                                    -------     -------   -------
Commitments and Contingencies (Notes 5, 6, 7 and 10)
Stockholders' Equity:
  Capital stock.................................................         --          --        --
  Additional paid-in capital....................................         73          73        73
  Retained earnings.............................................      6,535       5,460     5,503
                                                                    -------     -------   -------
          Total stockholders' equity............................      6,608       5,533     5,576
                                                                    -------     -------   -------
          Total liabilities and stockholders' equity............    $29,931     $24,636   $22,076
                                                                    =======     =======   =======

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                     FOR THE NINE
                                                        MONTHS             FOR THE YEAR ENDED
                                                    ENDED JUNE 30,            SEPTEMBER 30,
                                                   -----------------   ---------------------------
                                                    1995      1994      1994      1993      1992
                                                   -------   -------   -------   -------   -------
                                                      (UNAUDITED)
Revenue..........................................  $41,439   $34,055   $48,003   $45,582   $38,788
Operating Expenses:
  Cost of operations.............................   29,957    24,154    35,048    32,025    27,738
  Selling, general and administrative............    7,328     7,377     9,444     8,573     8,305
Interest Expense.................................      474       329       505       552       737
                                                   -------   -------   -------   -------   -------
                                                    37,759    31,860    44,997    41,150    36,780
                                                   -------   -------   -------   -------   -------
  Income before income taxes.....................    3,680     2,195     3,006     4,432     2,008
Income Tax Provision.............................      455       254       377       901       874
                                                   -------   -------   -------   -------   -------
          Net income.............................    3,225     1,941     2,629     3,531     1,134
Unaudited Pro Forma Adjustment to Reflect Income
  Taxes for Envirocycle, Inc. (Note 1)...........    1,014       608       892       952        54
                                                   -------   -------   -------   -------   -------
  Unaudited pro forma net income (Note 1)........  $ 2,211   $ 1,333   $ 1,737   $ 2,579   $ 1,080
                                                   =======   =======   =======   =======   =======

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                 CAPITAL     ADDITIONAL      RETAINED
                                                                  STOCK    PAID-IN CAPITAL   EARNINGS
                                                                 -------   ---------------   ---------
Balance, September 30, 1991....................................   $   --         $73          $ 1,893
  Net income...................................................       --          --            1,134
  Stockholder distributions....................................       --          --             (220)
                                                                     ---         ---          -------
Balance, September 30, 1992....................................       --          73            2,807
  Net income...................................................       --          --            3,531
  Stockholder distributions....................................       --          --             (835)
                                                                     ---         ---          -------
Balance, September 30, 1993....................................       --          73            5,503
  Net income...................................................       --          --            2,629
  Stockholder distributions....................................       --          --           (2,672)
                                                                     ---         ---          -------
Balance, September 30, 1994....................................   $   --         $73          $ 5,460
                                                                     ===         ===          =======

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               FOR THE NINE
                                                             MONTHS ENDED JUNE       FOR THE YEARS ENDED
                                                                    30,                 SEPTEMBER 30,
                                                             -----------------   ---------------------------
                                                              1995      1994      1994      1993      1992
                                                             -------   -------   -------   -------   -------
                                                                (UNAUDITED)
Cash Flows From Operating Activities:
  Net income...............................................  $ 3,225   $ 1,941   $ 2,629   $ 3,531   $ 1,134
  Adjustments to reconcile net income to net cash provided
    by operating activities -- Depreciation and
    amortization...........................................    2,013     1,950     2,614     2,495     2,642
    Deferred income tax provision (benefit)................     (170)      134       168      (156)      115
    Gain on disposition of property and equipment..........       (8)       --       (82)       (2)       --
    Changes in assets and liabilities -- (increase)
      decrease in:
      Accounts receivable..................................     (686)     (583)     (971)     (488)     (563)
      Prepaid expenses and other...........................     (180)   (1,282)     (545)      (15)      (11)
      Other assets.........................................        7        (3)       (8)       42        58
    Increase (decrease) in:
      Accounts payable.....................................      542      (250)      386      (447)      930
      Deferred revenue and other credits...................      446       185       228        59       529
      Accrued liabilities..................................    1,025       960       (48)       44       867
      Customer deposits....................................       (7)        4        10         2         2
                                                             -------   -------   -------   -------   -------
         Total adjustments.................................    2,982     1,115     1,752     1,534     4,569
                                                             -------   -------   -------   -------   -------
         Net cash provided by operating activities.........    6,207     3,056     4,381     5,065     5,703
                                                             -------   -------   -------   -------   -------
Cash Flows from Investing Activities:
  Proceeds from the disposition of property and
    equipment..............................................        6       294       327        35        --
  Purchases of property and equipment......................   (6,502)   (4,625)   (5,380)   (2,759)   (4,303)
  Purchases of intangible assets...........................     (201)      (50)      (50)       --       (11)
                                                             -------   -------   -------   -------   -------
         Net cash used in investing activities.............   (6,697)   (4,381)   (5,103)   (2,724)   (4,314)
                                                             -------   -------   -------   -------   -------
Cash Flows From Financing Activities:
  Proceeds from debt.......................................    5,386     5,917     6,441     2,396     3,261
  Principal repayments on debt.............................   (2,626)   (4,353)   (4,516)   (4,262)   (3,216)
Stockholder distributions..................................   (2,922)   (1,230)   (2,672)     (835)     (220)
                                                             -------   -------   -------   -------   -------
         Net cash used in financing activities.............     (162)      334      (747)   (2,701)     (175)
                                                             -------   -------   -------   -------   -------
Effect of Envirocycle, Inc. Change in Cash for the Period
  October 1-December 31 (Note 1)...........................      744      (109)       --        --        --
                                                             -------   -------   -------   -------   -------
         Net increase (decrease) in cash...................       92    (1,100)   (1,469)     (360)    1,214
Cash, beginning of period..................................      538     2,007     2,007     2,367     1,153
                                                             -------   -------   -------   -------   -------
Cash, end of period........................................  $   630   $   907   $   538   $ 2,007   $ 2,367
                                                             =======   =======   =======   =======   =======
Supplemental Disclosure of Cash Paid For:
  Interest.................................................  $   575   $   420   $   591   $   658   $   804
  Income taxes.............................................  $    58   $   404   $   730   $   948   $   824

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
 (INFORMATION WITH RESPECT TO THE JUNE 30, 1995 AND 1994 PERIODS IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of Hudson Management Corporation and its wholly-owned subsidiaries and Envirocycle, Inc. (together, the "Companies"), which are affiliated through common ownership. All material intercompany transactions between Hudson Management Corporation, its subsidiaries and Envirocycle, Inc. have been eliminated.

     The accounts of Envirocycle, Inc. have been combined on the basis of a calendar year and include the years ended December 31, 1994 and 1993 and the period from commencement of operations (March 23, 1992) through December 31, 1992. For comparative purposes, the unaudited combined statements of income and cash flows for the nine month periods ended June 30, 1995 and 1994 include the accounts of Envirocycle, Inc. for the periods from October 1 through June 30.

     In the opinion of management, the unaudited combined financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the combined financial position of the Companies at June 30, 1995, and the combined results of their operations and cash flows for the nine months ended June 30, 1995 and 1994.

REVENUE RECOGNITION

     Collection services may be billed up to four months in advance. Revenue on such advance billings is deferred until services are performed. Such amounts are included in deferred revenue and other credits in the accompanying combined balance sheets.

PROPERTY AND EQUIPMENT

     The Companies provide for depreciation using the straight-line method over the following estimated useful lives:

    Vehicles..............................................................       5-7 years
    Containers and compactors.............................................        10 years
    Equipment.............................................................       5-7 years
    Leasehold improvements................................................       5-7 years
    Buildings.............................................................   31.5-40 years

     Maintenance and repairs are charged to expense when incurred. Additions and major renewals are capitalized.

     Depreciation and amortization expense for property and equipment for the years ended September 30, 1994, 1993 and 1992 was $2,452,000, $2,216,000 and
$2,039,000, respectively.

INTANGIBLE ASSETS

     Intangible assets consist of the cost of purchased businesses in excess of the market value of net assets acquired (goodwill), the costs of certain franchise service areas obtained as part of businesses acquired, and noncompete agreements obtained from former owners and management of businesses acquired.

     Intangible assets are amortized using the straight-line method over their estimated useful lives and are comprised of the following as of September 30, 1994 and 1993 (in thousands):

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                USEFUL LIVES    1994     1993
                                                                ------------   ------   ------
    Goodwill..................................................      40 years   $2,585   $2,585
    Franchise agreements......................................    4-16 years      666      674
    Customer lists............................................       5 years       10       10
    Noncompete agreements.....................................    5-15 years       51      311
                                                                               ------   ------
                                                                                3,312    3,580
    Less accumulated amortization.............................                   (755)    (911)
                                                                               ------   ------
                                                                               $2,557   $2,669
                                                                               ======   ======

     The Companies continually evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Companies use an estimate of the related undiscounted net income over the remaining life of intangible assets in measuring whether the intangible assets are recoverable.

     Amortization expense for intangible assets was $162,000, $279,000 and $603,000 in 1994, 1993 and 1992, respectively.

ACCRUED LIABILITIES

     The Companies accrue estimated insurance claims for the self-funded portion of their workers' compensation and health insurance plans. At September 30, 1994 and 1993, insurance claim reserves of $2,101,000 and $2,199,000, respectively, were included in accrued liabilities.

INCOME TAXES

     Hudson Management Corporation accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes have been provided for the effect of temporary differences between the income tax bases of assets and liabilities and their reported amounts in the combined financial statements.

     For the nine months ended June 30, 1995 and 1994, income taxes have been provided based upon Hudson Management Corporation's anticipated effective annual income tax rate.

     Envirocycle, Inc. has elected S-corporation status for income tax reporting purposes since its inception in 1992. Therefore, since that date, net income and the related differences that arise in the recording of income and expense items for financial reporting and income tax reporting purposes are included in the individual tax returns of the stockholders of Envirocycle, Inc.

     Upon closing of the merger transactions described in Note 10, Envirocycle, Inc. will no longer be eligible for S-corporation status. At that time, deferred income taxes will be recorded in accordance with SFAS No. 109 and an adjustment to record Envirocycle, Inc. retained earnings as a capital contribution will be recorded. Although the ultimate amount is not presently determinable, if deferred taxes were recorded at June 30, 1995, retained earnings would be decreased by approximately $46,000 (unaudited). In addition, $1,453,000 (unaudited) of retained earnings at June 30, 1995 would have been reclassified to additional paid-in capital.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The unaudited pro forma effect of converting Envirocycle, Inc. from S-corporation status is as follows:

                                                                         ADDITIONAL
                                                                COMMON    PAID-IN     RETAINED
                                                                STOCK     CAPITAL     EARNINGS
                                                                ------   ----------   --------
                                                                        (IN THOUSANDS)
    Balance, June 30, 1995 (unaudited)........................  $  --      $   73      $6,535
    Recording of deferred tax liability.......................     --          --         (46)
    Reclassification of retained earnings to additional
      paid-in capital.........................................     --       1,453      (1,453)
                                                                ------     ------      ------
                                                                $  --      $1,526      $5,036
                                                                ======     ======      ======

     The unaudited pro forma adjustment to reflect income taxes for Envirocycle, Inc. included in the accompanying combined statements of income is for informational purposes only. Income taxes have been provided at an estimated effective tax rate of 40%.

ENVIRONMENTAL COSTS

     The Companies are subject to environmental laws and regulations that have been enacted in response to technological advances and increased concern over environmental issues. These regulations are administered by the Environmental Protection Agency and various other federal, state and local environmental, transportation, health and safety agencies. The Companies have not incurred any material environmental costs nor experienced any significant regulatory problems in the past and believe that they are in substantial compliance with all applicable rules and regulations. Future environmental liabilities, if any, would be recorded in the period in which they become probable and can be reasonably estimated.

CONCENTRATIONS OF CREDIT RISK

     The Companies provide solid waste collection and recycling services to commercial, industrial and residential customers located in the State of Florida primarily through franchise agreements with municipalities. Depending on the terms of the franchise agreements, the Companies either bill services to the municipality or directly to the customer. Deposits are generally received from residential customers billed directly by the Companies. As of September 30, 1994 and 1993, approximately 33% and 44% of outstanding accounts receivable, respectively, were due directly from municipalities while the remainder was due directly from individual customers. The Companies continually evaluate the collectibility of accounts receivable and maintain allowances for potential credit losses. Overall, the Companies believe their credit exposure is minimal given the creditworthiness of municipal customers and the wide dispersion of non-municipal bill customers.

     Additionally, the Companies provide services to a major municipality customer which comprised 25%, 23% and 26% of combined revenues in 1994, 1993 and 1992, respectively.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2.  PROPERTY AND EQUIPMENT

     A summary of property and equipment is shown below:

                                                                          SEPTEMBER 30,
                                                                       -------------------
                                                                         1994       1993
                                                                       --------   --------
                                                                         (IN THOUSANDS)
    Land.............................................................  $    505   $    510
    Vehicles.........................................................    13,328     12,337
    Containers and compactors........................................     8,495      7,006
    Equipment........................................................     1,546      1,189
    Leasehold improvements...........................................     1,109        938
    Buildings........................................................     1,268      1,183
                                                                       --------   --------
                                                                         26,251     23,163
    Less accumulated depreciation and amortization...................   (12,163)   (11,758)
                                                                       --------   --------
                                                                       $ 14,088   $ 11,405
                                                                       ========   ========

3.  LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                            SEPTEMBER 30,
                                                                           ---------------
                                                                            1994     1993
                                                                           ------   ------
                                                                           (IN THOUSANDS)
    Notes payable to banks, interest adjusts based on fluctuations in the banks' prime lending rate (7.75% at September 30, 1994), due
      1994-2000, collateralized by substantially all property and equipment and other assets, publicly traded common stock owned by the Companies' stockholders and the personal guarantee of a
      stockholder........................................................  $7,642   $6,813
    Mortgage note payable monthly at $3,350 principal plus interest at
      10% through January 1999, at which time the remaining principal balance is due. This note is collateralized by the Company's real property with a net book value of approximately $1,161,000 and
      $1,091,000 as of September 30, 1994 and 1993, respectively.........     566      606
    Note payable to stockholder, unsecured, interest only at 9% payable
      semi-annually, principal balance due December 1997.................   1,154       --
    Note payable to stockholder, unsecured, payable at $1,478 per month principal plus interest at the prime lending rate (7.75% at
      September 30, 1994) through February 1997, at which time the
      remaining principal balance is due.................................     216      234
    Other notes payable..................................................     180      180
                                                                           ------   ------
                                                                            9,758    7,833
    Less current portion of long-term debt...............................  (2,736)  (3,263)
                                                                           ------   ------
                                                                           $7,022   $4,570
                                                                           ======   ======

     The Companies had a $2.0 million working capital line of credit with a bank which expired February 28, 1995. Borrowings under the line of credit were immediately converted to term notes payable. At September 30, 1994, the Companies had approximately $380,000 available under the line of credit. Upon expiration of the line of credit on February 28, 1995, the Companies obtained a $1.5 million line of credit expiring February 28, 1996.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following are estimated aggregate future debt principal payments as of September 30, 1994:

                                  YEAR ENDING
                                 SEPTEMBER 30,                           (IN THOUSANDS)
                                ---------------
        1995...........................................................      $2,736
        1996...........................................................       1,936
        1997...........................................................       2,102
        1998...........................................................       2,197
        1999...........................................................         787
                                                                             ------
                                                                             $9,758
                                                                             ======

4.  RELATED PARTY TRANSACTIONS

     The Companies lease various office and garage space and land from a stockholder. The operating leases expire at various dates through September 1998 and provide for monthly rentals of approximately $30,000 with a provision for a rental increase each year based on the consumer price index.

     During the years presented, there were funds advanced to and received from a stockholder. At September 30, 1994 and 1993, there were notes payable to such stockholder totaling $1,370,000 and $234,000, respectively (see Note 3).

     Hudson Management Corporation has utilized the personal guarantee and certain assets of a stockholder as well as certain assets of a person related to the Companies' stockholders as additional collateral on a significant portion of their debt (see Notes 3 and 10).

5.  LEASES

     In addition to the related party leases discussed above, the Companies lease corporate office space at a base rental amount of $4,300 per month through September 1995. Also, the Companies must pay their share of the operating expenses for the building which were estimated to be $1,300 per month through September 1995. Subsequent to September 30, 1994, this lease was renewed (and additional space was obtained) for a base rental amount of $4,700 per month through January 2000, plus a share of building operating expenses estimated to be $2,900 per month. Total rent expense for the years ended September 30, 1994, 1993 and 1992 was approximately $482,000, $384,000 and $372,000, respectively (including related party leases of approximately $350,000, $317,000 and $304,000, respectively).

     The approximate future minimum lease payments (including related party leases and the lease renewal described above) are as follows:

                                  YEAR ENDING
                                 SEPTEMBER 30,                           (IN THOUSANDS)
                                ---------------
        1995...........................................................      $  436
        1996...........................................................         304
        1997...........................................................         304
        1998...........................................................         304
        1999...........................................................          91
        Thereafter.....................................................          30
                                                                             ------
                                                                             $1,469
                                                                             ======

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6.  INCOME TAXES

     The components of the income tax provision are as follows:

                                                                            YEAR ENDED
                                                                          SEPTEMBER 30,
                                                                        ------------------
                                                                        1994   1993   1992
                                                                        ----   ----   ----
                                                                          (IN THOUSANDS)
    Current:
      Federal.........................................................  $182   $945   $677
      State...........................................................    27    112     82
                                                                        ----   ----   ----
                                                                         209   1,057   759
                                                                        ----   ----   ----
    Deferred:
      Federal.........................................................   143   (139)    14
      State...........................................................    25    (17)   101
                                                                        ----   ----   ----
                                                                         168   (156)   115
                                                                        ----   ----   ----
                                                                        $377   $901   $874
                                                                        ====   ====   ====

     A reconciliation of the statutory federal income tax rate to the Companies' actual and pro forma effective tax rates as reported in the accompanying combined statements of income is shown below:

                                                               YEAR ENDED SEPTEMBER 30,
                                                       -----------------------------------------
                                                              ACTUAL              PRO FORMA
                                                       --------------------   ------------------
                                                       1994    1993    1992   1994   1993   1992
                                                       -----   -----   ----   ----   ----   ----
                                                                                 (UNAUDITED)
    Statutory federal income tax rate................   34.0%   34.0%  34.0%  34.0%  34.0%  34.0%
    Amortization of goodwill.........................    0.8     0.6    1.0    0.8    0.6    1.0
    State income taxes, net of federal benefit.......    1.1     1.4    6.0    4.1    3.5    6.1
    Nondeductible expenses...........................    2.0     1.4    3.0    2.0    1.4    3.0
    Envirocycle, Inc. earnings (S-corporation).......  (25.2)  (18.3)  (2.3)    --     --     --
    Other, net.......................................   (0.2)    1.2    1.8    1.3    2.3    2.1
                                                        ----    ----   ----   ----   ----   ----
      Effective tax rate.............................   12.5%   20.3%  43.5%  42.2%  41.8%  46.2%
                                                        ====    ====   ====   ====   ====   ====

     In 1993, Hudson Management Corporation adopted SFAS No. 109 with no material impact. Under SFAS No. 109, deferred tax assets or liabilities at the end of each period are determined by applying the current tax rate to the difference between the financial reporting and income tax bases of assets and liabilities.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Components of the net deferred income tax liability are shown below:

                                                                           SEPTEMBER 30,
                                                                         -----------------
                                                                          1994      1993
                                                                         -------   -------
                                                                          (IN THOUSANDS)
    Deferred income tax liability:
      Book basis in property over tax basis............................  $(1,471)  $(1,369)
                                                                         -------   -------
    Deferred income tax assets:
      Non-deductible self insurance reserves...........................      779       816
      Non-deductible allowance for doubtful accounts...................       57        83
      Other, net.......................................................        9        12
                                                                         -------   -------
                                                                             845       911
                                                                         -------   -------
         Net deferred income tax liability.............................  $  (626)  $  (458)
                                                                         =======   =======

     Prepaid expenses and other as of September 30, 1994 include current income taxes receivable totaling approximately $464,000.

     The Companies' federal income tax returns for 1993 are currently under examination by the Internal Revenue Service. In the opinion of the Companies' management, the outcome of such examination will not have a material impact on the combined financial position and results of operations of the Companies.

7.  COMMITMENTS AND CONTINGENCIES

     The Companies provide commercial, industrial and residential waste collection and recycling services under terms of contracts or franchise agreements with several governmental agencies (municipalities and counties). Among other things, these contracts and agreements specify the terms and conditions of performance, rates, geographical boundaries and types of services to be provided. The contracts and agreements expire at various times through September 2002 and, in most cases, must be competitively bid for renewal.

     The Companies have adopted a maximum premium group health insurance plan. The plan calls for the Companies to pay approximately $65 per employee each month to a third party administrator. This payment is used to purchase stop loss insurance, group life insurance, and pay the fees of the third party administrator, who processes all claims. The Companies are then responsible for paying all claims up to the stop loss limits which are $30,000 per year per individual or an aggregate amount equal to a maximum premium amount per employee, per year. The Companies have accrued their estimate of the claims liability under the plan which management believes is adequate to cover claims incurred as of September 30, 1994 and 1993.

     The Companies participate in a workers' compensation employers' self insurance plan. The Companies' maximum liability under the self insurance plan is limited to a percentage of the standard premium, as defined. Reserves are estimated for both reported and unreported claims using industry loss development factors. Revisions to estimated reserves are recorded in the period in which they become known. The estimated workers' compensation reserves as of September 30, 1994 and 1993 totaling $2,071,000 and $2,169,000, respectively, represent management's best estimate, and in the opinion of the Companies' management, any future adjustments to estimated reserves will not have a material impact on the combined financial statements.

     At September 30, 1994, the Companies had a $2.0 million letter of credit line with a bank of which $1.0 million has been used to guarantee the payment of claims under the Companies' workers' compensation self insurance plan.

                 HUDSON MANAGEMENT CORPORATION AND SUBSIDIARIES
                             AND ENVIROCYCLE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     In the normal course of business, the Companies have performance and surety bonds which are not reflected in the accompanying combined balance sheets. The aggregate value of these off balance sheet financial instruments totaled approximately $5.3 million at September 30, 1994. The Companies' management believes that the likelihood of performance under these financial instruments is minimal and expects no material losses to occur in connection with these financial instruments.

     The Companies are involved in certain legal actions and claims arising in the ordinary course of business. Based on advice of legal counsel, it is the opinion of management that such litigation and claims will be resolved without material effect on the Companies' combined financial position.

8.  401(K) SAVINGS PLAN

     Employees of the Companies may participate in a Section 401(k) savings plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon meeting certain age and length-of-service requirements. Effective January 1, 1995, the Companies elected to provide an employer matching contribution of 10% of each employee's contribution for fiscal 1995. The Companies made no matching contribution to the plan in 1994, 1993 or 1992.

9.  STOCKHOLDERS' EQUITY

     Capital stock consists of the following authorized, issued and outstanding shares as of September 30, 1994 and 1993:

                                                       SHARES      SHARES ISSUED     PAR
                                                     AUTHORIZED   AND OUTSTANDING   VALUE   AMOUNT
                                                     ----------   ---------------   -----   ------
    Hudson Management Corporation..................       500           200          $ 1     $200
    Envirocycle, Inc...............................     1,000           100            1      100
                                                                                             ----
                                                                                             $300
                                                                                             ====

10.  SUBSEQUENT EVENT

     On May 21, 1995, the Companies entered into merger agreements with Republic Industries, Inc. ("Republic") whereby Republic would acquire all of the outstanding capital stock of the Companies for sixteen million shares of Republic common stock. The merger agreements were consummated on August 3, 1995 upon approval by Republic's stockholders and regulatory agencies and completion of other customary closing conditions.

                          INDEPENDENT AUDITOR'S REPORT

Republic Industries, Inc.
Ft. Lauderdale, Florida

     We have audited the accompanying combined balance sheet of Acquired Solid Waste Companies as of December 31, 1995, and the related combined statements of operations, equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Acquired Solid Waste Companies as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     The combined balance sheets and related statements of operations, equity, and cash flows for the three months ended March 31, 1995 and 1996, are unaudited. We did not audit or review those financial statements, and, accordingly, we express no opinion or other form of assurance on them.

                                          MUNSON, CRONICK & ASSOCIATES

Fullerton, California,
July 18, 1996

                         ACQUIRED SOLID WASTE COMPANIES

                            COMBINED BALANCE SHEETS

                                                                       MARCH 31,    DECEMBER 31,
                                                                         1996           1995
                                                                      -----------   ------------
                                                                      (UNAUDITED)
                                             ASSETS
Current:
  Cash..............................................................  $ 2,680,000   $  2,377,000
  Certificates of deposit and marketable securities.................    1,265,000      1,265,000
  Accounts receivable, net..........................................    2,272,000      2,602,000
  Deferred taxes....................................................       15,000         15,000
  Prepaid expenses and other........................................      127,000        291,000
                                                                      -----------    -----------
          Total current assets......................................    6,359,000      6,550,000
Property and equipment, net.........................................    3,853,000      3,891,000
Long-term note receivable from related party........................      605,000        612,000
Long-term portion of deferred taxes.................................       61,000         61,000
Intangible assets, net..............................................    2,889,000      2,968,000
Other assets........................................................      698,000        432,000
                                                                      -----------    -----------
          Total assets..............................................  $14,465,000   $ 14,514,000
                                                                      ===========    ===========
                                     LIABILITIES AND EQUITY
Current:
  Accounts payable..................................................  $ 1,042,000   $  1,150,000
  Accrued liabilities...............................................      768,000        722,000
  Current portion of long-term debt.................................    1,016,000      1,095,000
  Deferred income...................................................           --        108,000
  Income taxes payable..............................................           --         53,000
                                                                      -----------    -----------
          Total current liabilities.................................    2,826,000      3,128,000
Long-term debt, net of current portion..............................    3,325,000      3,834,000
Other liabilities...................................................      721,000        724,000
                                                                      -----------    -----------
          Total liabilities.........................................    6,872,000      7,686,000
Commitments and contingencies
Equity..............................................................    7,593,000      6,828,000
                                                                      -----------    -----------
          Total liabilities and equity..............................  $14,465,000   $ 14,514,000
                                                                      ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                         ACQUIRED SOLID WASTE COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS

                                                            THREE MONTHS ENDED
                                                                 MARCH 31,             YEAR ENDED
                                                          -----------------------     DECEMBER 31,
                                                             1996         1995            1995
                                                          ----------   ----------     ------------
                                                                (UNAUDITED)
Revenues................................................  $7,838,000   $7,731,000     $ 31,488,000
                                                          ----------   ----------      -----------
Expenses:
  Cost of operations....................................   5,041,000    4,765,000       21,225,000
  General and administrative............................   1,618,000    1,856,000        6,558,000
  Interest expense......................................      78,000       50,000          428,000
                                                          ----------   ----------      -----------
          Total expenses................................   6,737,000    6,671,000       28,211,000
                                                          ----------   ----------      -----------
Other income............................................      56,000       68,000          845,000
                                                          ----------   ----------      -----------
  Income before income taxes............................   1,157,000    1,128,000        4,122,000
Provision for income taxes..............................          --           --          104,000
                                                          ----------   ----------      -----------
          Net income....................................  $1,157,000   $1,128,000     $  4,018,000
                                                          ==========   ==========      ===========

    The accompanying notes are an integral part of the financial statements.

                         ACQUIRED SOLID WASTE COMPANIES

                    COMBINED STATEMENTS OF CHANGES IN EQUITY

                                                              ADDITIONAL
                                                               PAID-IN        C-CORP       S-CORP       PARTNERS'
                                      COMMON    PREFERRED      CAPITAL       RETAINED    ACCUMULATED     CAPITAL
                                      STOCK       STOCK      CORPORATIONS    EARNINGS     EARNINGS     PARTNERSHIPS      TOTAL
                                     --------   ----------   ------------   ----------   -----------   ------------   -----------
Balance, December 31, 1994.......... $193,000   $1,317,000     $504,000     $2,022,000   $ 2,119,000   $    (79,000)  $ 6,076,000
Distribution to owners..............                                                      (2,044,000)    (1,091,000)   (3,135,000)
Dividends...........................                                          (131,000)                                  (131,000)
Net income..........................                                            35,000     2,674,000      1,309,000     4,018,000
                                     --------   ----------     --------     ----------   -----------    -----------   -----------
Balance, December 31, 1995..........  193,000    1,317,000      504,000      1,926,000     2,749,000        139,000     6,828,000
Distribution to owners
  (unaudited).......................                                                        (392,000)                    (392,000)
Net income (unaudited)..............                                           179,000       851,000        127,000     1,157,000
                                     --------   ----------     --------     ----------   -----------    -----------   -----------
Balance, March 31, 1996
  (unaudited)....................... $193,000   $1,317,000     $504,000     $2,105,000   $ 3,208,000   $    266,000   $ 7,593,000
                                     ========   ==========     ========     ==========   ===========    ===========   ===========

    The accompanying notes are an integral part of the financial statements.

                         ACQUIRED SOLID WASTE COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                          THREE MONTHS ENDED MARCH
                                                                     31,               YEAR ENDED
                                                          -------------------------   DECEMBER 31,
                                                             1996          1995           1995
                                                          -----------   -----------   ------------
                                                          (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net income............................................  $ 1,157,000   $ 1,128,000   $  4,018,000
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization......................      189,000       179,000      1,110,000
     Gain on disposal of property and equipment.........       (8,000)           --       (120,000)
     Changes in assets and liabilities:
     (Increase) decrease in:
       Accounts receivable..............................      330,000        48,000        102,000
       Prepaid expenses.................................           --       (47,000)         2,000
       Deferred taxes...................................           --            --        (76,000)
       Other assets.....................................       63,000       211,000        (13,000)
     Increase (decrease) in:
       Accounts payable and accrued liabilities.........      (61,000)       22,000        819,000
       Income taxes payable.............................      (72,000)           --         48,000
                                                           ----------    ----------     ----------
          Net cash provided by operating activities.....    1,598,000     1,541,000      5,890,000
                                                           ----------    ----------     ----------
Cash flows from investing activities:
  Acquisition of route purchase.........................      (10,000)      (85,000)      (885,000)
  Payments of note receivable to related party..........        5,000            --       (650,000)
  Acquisition of property and equipment.................      (81,000)     (186,000)    (1,257,000)
  Collection of loans and other.........................        8,000            --        121,000
                                                           ----------    ----------     ----------
          Net cash (used in) investing activities.......      (78,000)     (271,000)    (2,671,000)
                                                           ----------    ----------     ----------
Cash flows from financing activities:
  Proceeds from long-term debt..........................  $        --   $ 1,687,000   $  2,274,000
  Payment of shareholder loans..........................     (151,000)     (937,000)    (1,399,000)
  Payment of notes payable..............................     (675,000)     (381,000)      (955,000)
  Payment of shareholder distribution...................     (391,000)   (1,286,000)    (3,135,000)
                                                           ----------    ----------     ----------
          Net cash (used in) financing activities.......   (1,217,000)     (917,000)    (3,215,000)
                                                           ----------    ----------     ----------
Net increase in cash and cash equivalents...............      303,000       353,000          4,000
Cash, beginning of period...............................    2,377,000     1,649,000      2,373,000
                                                           ----------    ----------     ----------
Cash, end of period.....................................  $ 2,680,000   $ 2,002,000   $  2,377,000
                                                           ==========    ==========     ==========
Supplemental disclosure
  Cash paid for:
     Interest...........................................           --            --   $    428,000
     Taxes..............................................           --            --         66,000

    The accompanying notes are an integral part of the financial statements.

                         ACQUIRED SOLID WASTE COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  ACQUIRED SOLID WASTE COMPANIES

     Republic Industries, Inc. (the Company) acquired nine solid waste and related businesses during April and May 1996. The acquisitions were accounted for using the pooling of interests method of accounting except for Cal Waste Industries, Inc. which was accounted for as a purchase. The following table summarizes these acquisitions:

                            COMPANY                                     BUSINESS
    -------------------------------------------------------  -------------------------------
    Cal Waste Industries, Inc..............................  Refuse Collection And Disposal
    Expert Disposal Service, Inc...........................  Refuse Collection And Disposal
    Fat Man, Inc...........................................  Refuse Collection And Disposal
    ASA Leasing, Inc.......................................  Equipment Leasing
    M-G Disposal Services, Inc.............................  Refuse Collection And Disposal
    Solid Waste Equipment Maintenance, Inc.................  Equipment Maintenance
    RWP Services, Inc......................................  Recycling
    Oillag.................................................  Land And Building Owner
    ET Leasing.............................................  Equipment Leasing

     These companies are collectively referred to as the Acquired Solid Waste Companies.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

     The accompanying combined financial statements include the accounts of the Acquired Solid Waste Companies, as defined in Note 1. All significant intercompany accounts and transactions have been eliminated.

PROPERTY, EQUIPMENT AND INTANGIBLE ASSETS

     Property and equipment are recorded at cost. Depreciation is provided using straight-line and accelerated methods over estimated useful lives ranging from three to thirty-nine years.

     Certain intangible assets are amortized using the straight-line method over periods ranging from five to fifteen years. Repairs and maintenance costs are charged to operations as incurred.

INCOME TAXES

     The Acquired Solid Waste Companies (nine entities) include two partnerships and five corporations that have elected to be taxed as S corporations for federal and state purposes. Income tax liabilities for these seven entities are the responsibility of the owners.

CASH AND CASH EQUIVALENTS

     Highly liquid debt instruments with a maturity of three months or less are considered cash equivalents.

     Cash balances are maintained at various institutions that are in excess of FDIC insurance limits of $100,000.

INVESTMENTS

     Investments in debt securities and investments in equity securities that have readily determinable fair values are classified into one of three categories: trading, held-to-maturity, and available-for-sale. These categories are based on the type of security and the company's ability and intent to hold the security.

                         ACQUIRED SOLID WASTE COMPANIES

Certificates of deposit and marketable securities held by the Company are considered trading investments and are carried at fair value.

INTERIM FINANCIAL INFORMATION

     The unaudited combined financial statements as of March 31, 1995 and 1996, and for the three months ended March 31, 1995 and 1996, reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the respective periods. Operating results for interim periods are not necessarily indicative of the results which can be expected for a full year.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

3.  PROPERTY, EQUIPMENT AND INTANGIBLE ASSETS

     Property, equipment and the related accumulated depreciation as of December 31, 1995, are comprised of:

    Buildings...............................................................  $ 1,403,000
    Transportation equipment................................................    6,515,000
    Bins and boxes..........................................................    3,025,000
    Equipment...............................................................    1,192,000
    Leasehold improvements..................................................      363,000
    Land....................................................................      956,000
                                                                              -----------
                                                                               13,454,000
    Less, accumulated depreciation and amortization.........................   (9,563,000)
                                                                              -----------
                                                                              $ 3,891,000
                                                                              ===========

     Depreciation expense for the year ended December 31, 1995, totalled
$679,000.

     Intangible assets of December 31, 1995, consisted of the following:

    Covenants...............................................................  $ 4,850,000
    Routes..................................................................    3,347,000
    Goodwill................................................................      256,000
                                                                              -----------
                                                                                8,453,000
    Less, accumulated amortization..........................................   (5,485,000)
                                                                              -----------
                                                                              $ 2,968,000
                                                                              ===========

     Amortization expense for the year ended December 31, 1995, totalled
$431,000.

                         ACQUIRED SOLID WASTE COMPANIES

4.  LONG-TERM DEBT:

     Long-term debt as of December 31, 1995, is comprised of:

    Note payable, City National Bank, collateralized by company assets and personal guarantees by two shareholders. Payable in monthly
      installments of $54,103 including interest at the bank prime rate.....  $   762,000
    Note payable, City National Bank, collateralized by company assets and personal guarantees by two shareholders. Payable in monthly installments of $2,332 plus interest at the bank's prime rate plus
      1.5%, maturing May 31, 1998...........................................      128,000
    Note payable, City National Bank, collateralized by company assets and personal guarantees by two shareholders. Payable in monthly installments of $3,533 plus interest at the bank's prime rate plus
      1.25%, maturing June 30, 1998.........................................      200,000
    Note payable, A One Disposal, collateralized by letter of credit issued through City National Bank, payable in monthly installments including interest on portion of note related to lost route at 13%, maturing
      September 1, 2003.....................................................      266,000
    Note payable, AB Disposal, payable in monthly installments of $2,592
      including interest at 5%, maturing April 1, 1998......................      129,000
    Note payable, City National Bank collateralized by company assets and personal guarantees by two shareholders. Payable in monthly installments of $8,515 plus interest at the bank's prime rate plus
      1.5%, maturing June 1, 2000...........................................      868,000
    Note payable, related party, payable in quarterly installments of
      $10,767 including interest at 5%......................................      783,000
    Note payable, TransAmerica, collateralized by transportation equipment purchased. Payable in monthly installments of $9,034 including
      interest at 10.5%, final installment due June, 2000...................      387,000
    Mortgage note payable, Fullerton Savings and Loan, collateralized by land. Payable in monthly installments of $9,685 plus interest of
      8.375%................................................................      896,000
    Other...................................................................      510,000
                                                                              -----------
                                                                                4,929,000
    Less, current portion...................................................   (1,095,000)
                                                                              -----------
              Long-term debt, net...........................................  $ 3,834,000
                                                                              ===========

5.  RELATED PARTY TRANSACTIONS

     Note receivable from related party is collateralized by a second trust deed for a percentage interest in two properties located in the City of Los Angeles.

     The long-term receivable at December 31, 1995, matures as follows:

                             YEAR ENDING DECEMBER 31,                            AMOUNT
    --------------------------------------------------------------------------  --------
    1996......................................................................  $ 26,000
    1997......................................................................    28,000
    1998......................................................................    30,000
    1999......................................................................    32,000
    2000 and thereafter.......................................................   522,000
                                                                                --------
                                                                                $638,000
                                                                                ========

     Interest received on this note receivable was $23,000 for 1995.

                         ACQUIRED SOLID WASTE COMPANIES

     Notes payable to related parties are included in Note 4. Interest expense on these notes totalled $90,000 for 1995.

6.  LEASE COMMITMENTS

     Cal Waste Industries, Inc. rents its main office and two storage yards from two shareholders for $12,700 per month with a consumer price index adjustment each January in years three, four, and five. This is a five year lease, expiring in January, 2001.

     Expert Disposal Service, Inc., Fat Man, Inc., and ASA Leasing, Inc. rent facilities and equipment from a company owned by a shareholder on a month to month basis. The main facility is leased from an unrelated party for $11,000 per month with a consumer price index adjustment each September. This lease expires in March, 1997, but can be extended for an additional two and one-half years.

     Rent expense for the year ended December 31, 1995, was $333,436.

7.  OTHER INCOME

     Other income at December 31, 1995, consists of the following:

    Interest income...........................................................  $271,000
    Dividend income...........................................................    90,000
    Unrealized gains on investments...........................................    95,000
    Gain on sale of assets....................................................   119,000
    Cash surrender value, life insurance......................................    13,000
    Forfeited customer deposits...............................................   241,000
    Miscellaneous.............................................................    16,000
                                                                                --------
              Total other income..............................................  $845,000
                                                                                ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Continental Waste Industries, Inc.:

     We have audited the accompanying consolidated balance sheets of CONTINENTAL WASTE INDUSTRIES, INC. (a Delaware corporation) and SUBSIDIARIES as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, as restated-see Note 1. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Continental Waste Industries, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Chicago, Illinois,
February 20, 1996 (except with
respect to the matter discussed
in Note 1, as to which the
date is December 11, 1996)

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1994

                                                                                   1995          1994
                                                                               ------------   -----------
                                                                                 (RESTATED-SEE NOTE 1)
                                                 ASSETS
Current Assets:
  Cash and cash equivalents..................................................  $  3,483,154   $ 4,677,237
  Accounts receivable, net...................................................     8,169,121     5,295,770
  Prepaid expenses...........................................................     2,458,141     3,214,902
  Deferred income taxes......................................................       377,447       523,752
                                                                               ------------   -----------
         Total current assets................................................    14,487,863    13,711,661
                                                                               ------------   -----------
Property and Equipment, at cost:
  Land, landfill sites and improvements......................................    59,427,605    48,472,232
  Buildings and improvements.................................................     4,423,169     2,426,922
  Vehicles and equipment.....................................................    32,827,833    19,127,148
  Office furniture and equipment.............................................       618,413       692,514
                                                                               ------------   -----------
                                                                                 97,297,020    70,718,816
  Less -- Accumulated depreciation and amortization..........................    14,215,696     7,941,916
                                                                               ------------   -----------
         Net property and equipment..........................................    83,081,324    62,776,900
                                                                               ------------   -----------
Other Assets:
  Excess cost over fair value of net assets acquired, net....................    14,614,475     6,471,632
  Agreements not to compete, net.............................................     1,164,493     1,245,368
  Cash held in escrow........................................................     3,749,038     1,121,220
  Land purchase option.......................................................     1,000,000     1,000,000
  Other......................................................................     6,124,138     2,551,247
                                                                               ------------   -----------
         Total other assets..................................................    26,652,144    12,389,467
                                                                               ------------   -----------
                                                                               $124,221,331   $88,878,028
                                                                               ============   ===========
                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable..............................................................  $  2,117,500   $        --
  Current maturities of long-term debt.......................................     2,528,741       856,731
  Accounts payable...........................................................     2,543,768     2,908,686
  Income taxes payable.......................................................     3,244,662     1,454,678
  Other accrued liabilities..................................................     6,042,677     3,338,848
                                                                               ------------   -----------
         Total current liabilities...........................................    16,477,348     8,558,943
                                                                               ------------   -----------
Long-Term Liabilities:
  Long-term debt, less current maturities....................................    20,774,991    24,491,315
  Deferred income taxes......................................................     7,160,625     8,432,804
  Accrued landfill closure costs, less current portion.......................     6,748,474     6,647,577
  Other long-term liabilities................................................     2,788,640     3,722,788
                                                                               ------------   -----------
         Total long-term liabilities.........................................    37,472,730    43,294,484
                                                                               ------------   -----------
Commitments and Contingencies:
Stockholders' Equity:
  Common stock, $.0006 par value, 40,000,000 and 16,666,666 shares authorized in 1995 and 1994, respectively, 14,089,742 and 10,335,540 shares issued
    in 1995 and 1994, respectively...........................................         8,454         6,201
  Additional paid-in capital.................................................    63,063,241    32,455,361
  Retained earnings..........................................................     7,671,657     4,669,588
  Treasury stock (79,375 and 18,450 common shares at cost in 1995 and 1994,
    respectively)............................................................      (472,099)     (106,549)
                                                                               ------------   -----------
         Total stockholders' equity..........................................    70,271,253    37,024,601
                                                                               ------------   -----------
                                                                               $124,221,331   $88,878,028
                                                                               ============   ===========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                             1995          1994          1993
                                                          -----------   -----------   -----------
                                                          (RESTATED-SEE NOTE 1)
Revenue.................................................  $47,815,275   $28,728,298   $16,203,848
Costs and Expenses:
  Operating expenses....................................   22,181,707    13,421,788     8,603,304
  General and administrative expenses...................    7,915,790     4,736,856     2,066,668
  Depreciation and amortization.........................    6,863,120     3,802,461     2,605,576
  Office closing charge.................................    3,264,000            --            --
                                                          -----------   -----------   -----------
     Income from operations.............................    7,590,658     6,767,193     2,928,300
                                                          -----------   -----------   -----------
Other Income (Expenses):
  Interest expense......................................   (2,658,912)   (1,881,173)   (1,303,110)
  Other, net............................................      205,006      (125,878)       48,671
                                                          -----------   -----------   -----------
     Other income (expense), net........................   (2,453,906)   (2,007,051)   (1,254,439)
                                                          -----------   -----------   -----------
     Income before income taxes and extraordinary
       gain.............................................    5,136,752     4,760,142     1,673,861
Provision for Income Taxes..............................   (2,134,683)   (2,131,659)     (721,070)
                                                          -----------   -----------   -----------
  Income before extraordinary gain......................    3,002,069     2,628,483       952,791
Extraordinary Gain, net of $280,280 of income taxes.....           --       356,720            --
                                                          -----------   -----------   -----------
          Net income....................................  $ 3,002,069   $ 2,985,203   $   952,791
                                                          ===========   ===========   ===========
Earnings Per Share:
  Primary:
     Income before extraordinary gain...................  $      0.25   $      0.39   $      0.21
     Extraordinary gain.................................           --          0.05            --
                                                          -----------   -----------   -----------
          Net income....................................  $      0.25   $      0.44   $      0.21
                                                          ===========   ===========   ===========
  Fully diluted:
     Income before extraordinary gain...................  $      0.25   $      0.34   $      0.19
     Extraordinary gain.................................           --          0.05            --
                                                          -----------   -----------   -----------
          Net income....................................  $      0.25   $      0.39   $      0.19
                                                          ===========   ===========   ===========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                      SERIES A      SERIES B              ADDITIONAL
                                      PREFERRED     PREFERRED    COMMON     PAID-IN      RETAINED    TREASURY
                                        STOCK         STOCK      STOCK      CAPITAL      EARNINGS      STOCK
                                     -----------   -----------   ------   -----------   ----------   ---------
Balance, December 31, 1992.........  $ 2,642,120   $ 2,379,000   $2,178   $   664,595   $  861,584   $      --
  Net income.......................           --            --      --             --      952,791          --
  Preferred stock dividends
    declared.......................           --            --      --             --     (129,990)         --
  Finet Acquisition................           --            --     267        698,225           --          --
  Exchange of common stock for
    preferred stock................     (243,992)           --      43        243,949           --          --
  Additional common stock issued in
    Finet Acquisition..............           --            --     133        745,447           --          --
  Issuance of common stock.........           --            --      44        244,001           --          --
                                     -----------   -----------   ------   -----------   ----------   ---------
Balance, December 31, 1993.........    2,398,128     2,379,000   2,665      2,596,217    1,684,385          --
  Net income (Restated-See Note
    1).............................           --            --      --             --    2,985,203          --
  Issuance of common stock, net of
    offering costs.................           --            --   2,184     16,517,493           --          --
  Conversion of preferred stock
    into common stock..............   (2,398,128)           --     425      2,397,703           --          --
  Redemption of preferred stock....           --    (2,379,000)     --             --           --          --
  Warrants exercised for common
    stock..........................           --            --     137      1,233,673           --          --
  Victory Waste Acquisition........           --            --     746      9,230,769           --          --
  Issuance of warrants and options
    as obligation settlements......           --            --      --        165,000           --          --
  Purchase of treasury stock.......           --            --      --             --           --    (106,549)
  Common stock issued for acquired
    businesses.....................           --            --      44        314,506           --          --
                                     -----------   -----------   ------   -----------   ----------   ---------
Balance, December 31, 1994
  (Restated-See Note 1)............           --            --   6,201     32,455,361    4,669,588    (106,549)
  Net income (Restated-See Note
    1).............................           --            --      --             --    3,002,069          --
  Issuance of common stock, net of
    offering costs.................           --            --   2,007     30,376,294           --          --
  Common stock issued for acquired
    businesses and investment......           --            --      99      1,099,671           --          --
  Cancellation of previously
    recorded stock options.........           --            --      --     (2,016,000)          --          --
  Issuance of common stock and
    warrants as obligation
    settlements....................           --            --     108        925,193           --          --
  Purchase of treasury stock.......           --            --      --             --           --    (365,550)
  Warrants and options exercised
    for common stock...............           --            --      39        222,722           --          --
                                     -----------   -----------   ------   -----------   ----------   ---------
Balance, December 31, 1995
  (Restated-See Note 1)............  $        --   $        --   $8,454   $63,063,241   $7,671,657   $(472,099)
                                     ===========   ===========   ======   ===========   ==========   =========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                      1995           1994          1993
                                                                  ------------   ------------   -----------
                                                                     (RESTATED-SEE NOTE 1)
Cash Flows from Operating Activities:
  Net income....................................................  $  3,002,069   $  2,985,203   $   952,791
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation................................................     6,219,778      3,418,506     2,336,288
    Amortization................................................       643,342        383,955       269,288
    Office closing charge.......................................     3,264,000             --            --
    Extraordinary gain, net of income taxes.....................            --       (356,720)           --
    Provision (benefit) for deferred income taxes...............    (1,218,365)       845,404       552,786
    Compensatory options, warrants and common shares............     1,063,819        364,836            --
    Changes in operating assets and liabilities, net of effect of business acquisitions:
      Accounts receivable, net..................................    (2,261,776)    (1,283,722)     (891,621)
      Prepaid expenses..........................................    (1,406,557)      (289,984)     (116,310)
      Other assets..............................................    (1,208,643)      (480,112)     (207,065)
      Accounts payable..........................................      (829,354)       483,638       656,657
      Income taxes payable......................................     1,789,984        650,544        68,797
      Accrued landfill closure costs............................    (1,302,103)       712,941       129,586
      Other accrued liabilities.................................       834,240     (2,229,541)      (14,543)
                                                                  ------------   ------------   -----------
         Net cash provided by operating activities..............     8,590,434      5,204,948     3,736,654
                                                                  ------------   ------------   -----------
Cash Flows from Investing Activities:
  Capital expenditures..........................................   (19,680,791)   (12,826,591)   (3,485,177)
  Landfill development project additions........................      (296,937)    (1,514,547)           --
  Cash paid for businesses and investment, net of cash
    acquired....................................................    (6,664,520)      (475,000)      (18,087)
  Cash paid for common and preferred stock of minority
    interest....................................................      (948,482)            --            --
  Cash acquired in businesses purchased with stock..............            --        323,633       699,707
  (Increase) decrease in cash held in escrow, net of effect of
    business acquisitions.......................................    (2,627,818)      (483,873)      324,410
                                                                  ------------   ------------   -----------
         Net cash used in investing activities..................   (30,218,548)   (14,976,378)   (2,479,147)
                                                                  ------------   ------------   -----------
Cash Flows from Financing Activities:
  Net (payments) borrowings under revolving lines of credit.....    16,400,000       (240,000)     (160,000)
  Issuance of long-term debt....................................       782,000     13,496,468     4,030,355
  Payments on long-term debt....................................   (26,074,009)   (14,659,801)   (5,105,108)
  Issuance of common stock, net of offering costs...............    30,378,301     16,369,800        64,015
  Deferred financing costs paid.................................      (909,472)      (119,946)     (133,565)
  Redemption of Series B preferred stock........................            --     (2,379,000)           --
  Preferred stock dividends paid................................            --       (208,164)      (44,620)
  Warrants and options exercised for common stock...............       222,761      1,233,810            --
  Purchase of treasury stock....................................      (365,550)      (106,549)           --
                                                                  ------------   ------------   -----------
         Net cash provided by (used in) financing activities....    20,434,031     13,386,618    (1,348,923)
                                                                  ------------   ------------   -----------
         Net increase (decrease) in cash and cash equivalents...    (1,194,083)     3,615,188       (91,416)
Cash and Cash Equivalents, beginning of year....................     4,677,237      1,062,049     1,153,465
                                                                  ------------   ------------   -----------
Cash and Cash Equivalents, end of year..........................  $  3,483,154   $  4,677,237   $ 1,062,049
                                                                  ============   ============   ===========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

1.  ORGANIZATION

BASIS OF PRESENTATION

     On September 9, 1993, Continental Waste Industries, Inc. ("Former Continental") was acquired by (the "Finet Acquisition") Finet, Inc. ("Finet"). Finet was a public corporation which had no operations. The acquisition has been recorded in accordance with generally accepted accounting principles as a reverse acquisition under the purchase method. The consolidated financial statements presented herein for the year ended December 31, 1993, include only the financial results of Former Continental through September 8, 1993, with all Former Continental share and per share information being adjusted by the conversion rate at which such shares were converted into Finet shares. The consolidated financial information for the periods subsequent to September 8, 1993 include the results of both Continental Waste Industries, Inc. and Finet in their consolidated form. As part of the acquisition, Finet changed its name to Continental Waste Industries, Inc. (the "Company"). The Company changed its state of incorporation from New York to Delaware on February 28, 1994.

     On December 28, 1995, the Company effected a 5 for 3 stock split of its common stock. All common share information has been restated for all periods to reflect the 5 for 3 stock split. As a result of the restatement, presented per share and weighted average share information is not comparable to amounts disclosed in documents previously filed with the Securities and Exchange Commission. The Company's $.0006 par value common stock is hereinafter referred to as Shares.

     The Company's previously filed 1995 and 1994 consolidated financial statements have been restated herein to reflect certain costs as compensatory rather than as consideration paid in a business combination. The income statement effect of this restatement was as follows:

                                                      1995                          1994
                                           ---------------------------   ---------------------------
                                           AS PREVIOUSLY                 AS PREVIOUSLY
                                               FILED       AS RESTATED       FILED       AS RESTATED
                                           -------------   -----------   -------------   -----------
General and administrative expenses......   $ 6,882,790    $7,915,790     $ 4,484,856    $4,736,856
Office closing charge....................   $ 1,500,000    $3,264,000              --            --
Income from operations...................    10,387,658     7,590,658       7,019,193     6,767,193
Income before income taxes and
  extraordinary gain.....................     7,933,752     5,136,752       5,012,142     4,760,142
Net income...............................     4,636,636     3,002,069       3,124,357     2,985,203
Primary earnings per share...............          0.38          0.25            0.45          0.44
Fully-diluted earnings per share.........          0.38          0.25            0.41          0.39

     The restatement's effect on total stockholders' equity was a decrease of $1,773,721 to $70,271,253 as of December 31, 1995 and a decrease of $121,154 to
$37,024,601 as of December 31, 1994.

     In addition to the above restatement, the Company also reclassified certain landfill cell development costs which were previously reflected as a component of prepaid expenses into land, landfill site and improvements. Such amounts were $4,420,587 and $3,763,908 as of December 31, 1995 and 1994.

OPERATIONS

     The Company provides integrated solid waste management services to residential, commercial and industrial customers concentrated primarily in the eastern half of the United States. These services include non-hazardous landfill disposal, solid waste collection, transfer station operations and recycling programs. The Company also provides solid waste management services in Costa Rica.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

     The Company conducts its domestic solid waste operations in Indiana, Michigan, Missouri, Illinois, Kentucky, Tennessee, South Carolina, Mississippi and West Virginia. The Company operates primarily in smaller metropolitan markets and in rural areas, although some sites are economically accessible from Chicago and other large cities. At December 31, 1995, the Company owned and operated a total of nine landfills, eight waste collection operations, thirteen transfer stations and three municipal recycling facilities.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

CASH EQUIVALENTS

     The Company considers those investments which are highly liquid in nature and have an original maturity of three months or less at the date of purchase to be cash equivalents.

REVENUE AND RECEIVABLES

     The Company recognizes revenue upon receipt of waste at the Company's facilities. Landfill revenues are reported net of certain governmental taxes which are collected from customers and remitted to the governments primarily to assure proper closure and post-closure of the landfill sites. The Company grants credit to the majority of its customers on terms which range from fifteen to forty days. Potential loss amounts associated with the granting of credit are included in management's estimate of the allowance for doubtful accounts. It is not the policy of the Company to require collateral from its customers in order to obtain credit.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives as follows:

                                                                              ESTIMATED
                              ASSET DESCRIPTION                              USEFUL LIVES
    ----------------------------------------------------------------------  --------------
    Buildings and improvements............................................   19 to 32 Yrs.
    Vehicles and equipment................................................    2 to 12 Yrs.
    Office furniture and equipment........................................     5 to 7 Yrs.

     Repairs and maintenance costs are expensed as incurred, while major renewals and betterments are capitalized. Repair and maintenance costs in 1995, 1994 and 1993 were $2,091,625, $1,046,946 and $569,480, respectively. Gains or losses on retirements and disposals of property and equipment are reflected in current operations.

     Landfill sites represent costs to develop individual landfill cells for usage which are capitalized as incurred and are amortized as the airspace in each cell is consumed. Fully amortized cells are written off in the period in which the cell accepts its last receipt of waste. Landfill site improvement costs include design, licensing and construction costs necessary to make the cell ready for receipt of waste. Pursuant to current Subtitle D Regulations which govern the construction of landfills, such costs, and their related amortization, continue to grow. Interest costs are also capitalized while development activities are undertaken to prepare cells for their intended use. Interest costs capitalized in 1995, 1994 and 1993 were $457,250, $224,345 and $114,240, respectively.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

EXCESS COST OVER THE FAIR VALUE OF NET ASSETS ACQUIRED

     The excess cost over the fair value of net assets acquired ("goodwill") is amortized on a straight-line basis over twenty-five to thirty years. Such costs are reflected net of accumulated amortization of $1,395,054 and $831,642 at December 31, 1995 and 1994, respectively. Amortization expense was $563,412, $317,026 and $255,428 in 1995, 1994 and 1993, respectively. Should events or circumstances occur subsequent to the acquisition of a business which bring into question the realizable value or impairment of the related goodwill, the Company will evaluate the remaining useful life and balance of goodwill and make appropriate adjustments. The Company's principal considerations in determining impairment include the strategic benefit to the Company of the particular business and the current and expected future operating income levels of that particular business.

AGREEMENTS NOT TO COMPETE

     Agreements not to compete represent the cost of obtaining such agreements pursuant to various business acquisitions. Such costs are amortized over the term of the related agreement, typically five to ten years. Some such terms do not commence until after certain consulting arrangements have terminated. Such costs are reflected net of amortization of $250,758 and $204,205 at December 31, 1995 and 1994, respectively. Amortization expense in 1995, 1994 and 1993 was $55,248, $57,899 and $64,674, respectively.

LANDFILL CLOSURE COSTS

     It is the policy of the Company to accrue the estimated landfill closure and post-closure maintenance costs expected to be incurred upon and subsequent to the closing of existing operating landfill areas ratably in relation to the airspace consumed. Such costs will principally include costs for the final cap and cover of the landfill area, management of leachate, groundwater monitoring and general area maintenance.

     The Company constructs landfill cells with an average useful disposal life of two to three years. This construction policy usually results in partial or total cell closure within two to five years of a cell first accepting waste. Closure requirements and post-closure care requirements are governed by various state regulatory agencies and are typically a component of the landfill's operating permit. All of the Company's operating landfills are required to provide 30 years of post-closure care. Closure costs are determined by many factors including total acreage to be closed, composition of the closure cap, on-site availability of materials and others. While management estimates such future costs for each landfill site, such estimates of the amount and timing of such costs are fixed or reliably determinable. Accordingly, the Company's estimate of these costs in current dollars is inflated at a rate of 4% until the expected time of payment and then discounted to present value at 8%.

     The Company provides for such discounted costs ratably as the airspace in each cell is consumed. The resulting accrued landfill closure costs are not reduced by funds set aside by the Company, either voluntarily or by statute, to pay for such costs. Such funding, if appropriate, is recorded as a long-term asset. Had the Company not discounted this liability, the amounts recorded would have been increased by approximately $12.8 million as of December 31, 1995. Total estimated closure and post-closure costs to be spent after December 31, 1995, inflated as described above, are approximately $50.4 million of which approximately $1.6 million, on average, is expected to be expended each year over the next five years.

TRANSLATION OF FOREIGN CURRENCY

     The Company translates the financial statements of its foreign subsidiaries in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." The cumulative translation adjustment and translation loss were immaterial to the consolidated financial statements.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

LAND PURCHASE OPTION

     The $1,000,000 land purchase option is an option to purchase 200 acres of land adjacent to the Company's Forest Lawn Landfill in Three Oaks, Michigan. Forty acres of the 200 acres have already been approved by Berrien County for landfill use and 110 acres have been similarly approved for composting of waste and various other related activities. The expiration date of the option is October 16, 2000. The option must be exercised prior to the expiration date or the date on which the 40 acres of the 200 acres is licensed by the State of Michigan to receive solid waste for disposal, whichever occurs first. The exercise price of this option is $4,250,000.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" was issued in March 1995 and is to be adopted by the Company in 1996. This new pronouncement establishes standards on when to review long-lived assets and certain identifiable intangible assets for impairment and how to measure that impairment. Management has not determined the impact, if any, that adoption of this standard will have on the Company's financial position or results of operations.

     SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995 and is to be adopted by the Company in 1996. This new pronouncement establishes financial accounting and reporting standards for stock-based employee compensation plans and requires a fair value based method to determine the compensation cost of such plans. Management has not determined if the Company will adopt the accounting method prescribed by the new standard or if it will, as allowed by the standard, only provide supplemental pro forma disclosure of the effect of such adoption. Management has not determined the effect of adopting the prescribed accounting on the Company's financial position or results of operations.

RECLASSIFICATIONS

     Certain amounts in previously issued financial statements have been reclassified to conform to 1995 classifications.

3.  BUSINESS COMBINATIONS

     In January 1993, the Company purchased a landfill disposal business from a current stockholder and Chairman of the Company's Board of Directors, Thomas A. Volini, for one Share and the assumption of $214,000 notes payable by Mr. Volini to the previous business owner.

     On September 9, 1993, the Company completed the Finet Acquisition. Finet issued 3,660,050 Shares in exchange for all of Former Continental's issued and outstanding common shares, 72,107 Shares in exchange for certain Former Continental Series A preferred shares and 196,708 Shares and a cash payment of $44,620 as payment of accrued dividends on Former Continental Series A preferred shares and indebtedness to certain stockholders. Finet sold 25,000 Shares for $.0006 per share and issued 425,200 Series A preferred shares and 118,950 Series B preferred shares in exchange for certain issued and outstanding Former Continental Series A and Series B preferred shares.

     Former Continental common shares were converted into Finet common shares at a 1 for 4.458705 per share conversion rate. Former Continental Series A preferred stock was converted into Finet Series A

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES preferred stock at a 1 for 2.675223 per share conversion rate. Former Continental Series B preferred stock was converted into Finet Series B preferred stock on a 1 for 1 basis.

     In July 1994, the Company acquired approximately 73% of the issued and outstanding stock of Victory Waste Incorporated ("Victory") for 831,425 Shares. Since July 1994, the Company has issued 482,854 Shares and $948,482 in cash to acquire the remaining interest in Victory and its subsidiary.

     In conjunction with the Victory acquisition, two former directors and officers of Victory entered into employment agreements with the Company which included a provision for payment in Shares contingent upon the net income of Victory for the year ended December 31, 1995. Based on such income, management estimates the Company will issue 22,740 Shares to each officer. Such Shares are reflected as outstanding as of December 31, 1995. Such deemed issuance increased general and administrative expenses by $529,000. The officers will also receive 52,778 Shares each if certain permits are issued for a certain landfill.

     These employment agreements also provided for the annual issuance of stock options with an aggregate fair market value of $2,520,000. As these options were contractually issuable, the Company recorded prepaid compensation costs for their full value and an increase to additional paid-in capital as of the acquisition date. The prepaid compensation costs were to be amortized ratably over the five-year term of the employment agreements. In June 1995, $504,000 of such value was granted in the form of stock options. On December 31, 1995, both employees terminated their agreements with the Company each in exchange for $600,000 of cash paid in January 1996 and a $500,000 non-interest bearing note due in two installments maturing in January 1997 and 1998. The termination of these agreements prompted the Company to close its administrative office in Indianapolis, Indiana, and to write-off certain related Victory contracts as described in Note 4 -- Office Closing Charge. Due to the cancellation of the employment agreements under which the aforementioned stock options were to be issued, the Company included the unissued value of such options as an offset to the office closing charge and fully expensed the $1,764,000 unamortized balance of the prepaid compensation costs in such charge.

     In August 1994, for $700,000, the Company purchased the only privately-owned, non-hazardous waste landfill operation in Costa Rica. The definitive agreements provide for the assumption of the residential and commercial collection contracts of certain cities. The Company paid half of the purchase price during the first year following the acquisition with the remainder payable over a seven year period in equal quarterly payments without interest.

     From January 1, 1995 to August 15, 1995, the Company expanded its operations through the acquisition of six businesses engaged in waste management operations. The aggregate of these business acquisitions was significant to the Company. These entities included ASCO Sanitation, Inc., Larry's Disposal, Inc., Terre Haute Recycling, Inc., Gilliam Sanitation, Inc./Gilliam Transfer, Inc., Anderson Refuse Company, Inc./M.V. Dulworth, and a 72% interest in Procesa Continental S.A., de C.V. The aggregate purchase price of these businesses was $8.9 million, plus the assumption or refinancing of $2.1 million of debt and $0.6 million of future contingent payments. The purchase prices were paid by issuing 164,846 Shares with a market value of $1.1 million at the time of issuance, paying $5.8 million of cash obtained from the Company's $45 million credit facility (the "Credit Facility") and issuing $2.0 million of notes payable to the sellers.

     In October 1995, the Company purchased, through one of its subsidiaries, a sanitary landfill in Richland County, South Carolina ("Richland"). The acquiring subsidiary, which is 85% owned by the Company, was organized recently to make acquisitions of landfills and related solid waste management operations and to pursue privatization and public-private partnership opportunities in the Southeastern United States. The Company has an option to acquire the remaining 15% of the subsidiary for approximately $2.4 million of common stock of the Company. The Company, on behalf of its subsidiary, paid $2.4 million in cash and notes, and assumed $1.1 million of debt for Richland. As a condition of the landfill purchase, a South Carolina collection company has entered into, among other things, a 10-year put-or-pay disposal contract with the

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

Company to provide a minimum of 300 tons of waste per day, and a 120-day disposal contract for 500 tons of waste per day, with a right of first refusal to the Company for a long-term extension.

     The following table summarizes the pro forma operating results in 1994 and 1993 as if Victory had been acquired as of the beginning of the applicable year (and as if Victory acquired G.E.M. Environmental Management, Inc. ("GEM") and GEM acquired several businesses as of January 1, 1993), and the pro forma operating results in 1995 and 1994 as if the 1995 business acquisitions (including the acquisition of the minority interests in Victory and GEM and excluding Richland) occurred on January 1, 1994.

                                                         1995          1994          1993
                                                      -----------   -----------   -----------
    Pro forma revenue...............................  $54,167,940   $46,866,140   $28,913,757
                                                      ===========   ===========   ===========
    Pro forma income before extraordinary gain......  $ 2,877,875   $ 2,461,386   $   577,890
                                                      ===========   ===========   ===========
    Pro forma net income............................  $ 2,877,875   $ 2,818,106   $   577,890
                                                      ===========   ===========   ===========
    Pro forma primary earnings per share before
      extraordinary gain............................  $      0.24   $      0.36   $      0.08
                                                      ===========   ===========   ===========
    Pro forma fully diluted earnings per share
      before extraordinary gain.....................  $      0.24   $      0.33   $      0.08
                                                      ===========   ===========   ===========

     The pro forma operating results include each acquiree's pre-acquisition results of operations for the indicated years with adjustments to reflect amortization of goodwill, additional depreciation on the increases to the fair market value of fixed assets, interest expense on the acquisition borrowings, the effect of income taxes thereon and the issuance of Shares in such acquisitions. The pro forma information given above does not purport to be indicative of the results that actually would have been obtained if the operations were combined during the periods presented and is not intended to be a projection of future results or trends.

     Excluding the acquisitions described above, the Company also acquired in 1994 and 1993 the common stock, net assets (consisting primarily of hauling equipment) or customer routes of various independent hauling operations for cash, notes and Shares. The effect on consolidated operating results and financial condition from these acquisitions was not material.

     All of the above acquisitions were accounted for as purchases and, accordingly, the purchase price, in some cases based on the estimated market value of the Shares issued as consideration, was allocated to the related assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. Those estimated fair values have been adjusted as of December 31, 1995. Future adjustments, if any, as a result of pending analyses of certain judgmental reserves and functionality of certain equipment will be made prior to the one year anniversary of the related acquisition and are not expected to be material. Operating results of acquired businesses have been included in the consolidated financial statements from the date of acquisition.

     In March 1996, the Company purchased two construction and demolition landfills in central Florida for approximately $5.3 million.

     In March 1996, the Company sold its 72% interest in Procesa Continental S.A. de C.V., which encompassed all of the Company's Mexico City operations, for approximately $2.6 million in cash.

4.  OFFICE CLOSING CHARGE

     Concurrent with the termination of the two officers' employment agreements, the Company closed its Victory headquarters in Indianapolis, Indiana and recorded a related $3,264,000 pretax charge for such closing. The major components of the charge include approximately (i) $2,237,000 of severance package costs for the two officers (including the write-off of unamortized prepaid compensation costs and net of the reversal

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES of the value of previously recorded stock options to be issued pursuant to the employment agreements), (ii) $917,000 of costs related to future contractual payments to be made under several agreements in place at the time the Company acquired Victory, (iii) $110,000 of the write-off of certain office equipment and (iv) other costs, such as lease obligations and severance pay to office employees, related to the physical closure of the office.

5.  EARNINGS PER SHARE

     Earnings per share information presented herein for 1993 reflect the conversions described in Note 3 related to the Finet Acquisition and for all years reflect the effect of the stock split described in Note 1.

     Earnings per share for the years ended December 31, 1995 and 1994 were computed based on the following weighted average common and common equivalent shares:

                                                                          1995          1994
                                               1995          1994         FULLY        FULLY
                                              PRIMARY      PRIMARY       DILUTED      DILUTED
                                            -----------   ----------   -----------   ----------
    Weighted average common and common
      equivalent shares:
      Shares outstanding..................   11,277,572    6,275,485    11,277,572    6,275,485
      Dilutive stock options, warrants and
         convertible Series A preferred
         stock............................      701,828      530,918       731,735    1,197,605
      Contingent shares and options
         related to the Victory
         acquisition......................           --       51,347       105,556      140,031
                                            -----------   ----------   -----------   ----------
                                             11,979,400    6,857,750    12,114,863    7,613,121
                                            ===========   ==========   ===========   ==========

     Primary earnings per share for the year ended December 31, 1993 was based upon the weighted average number of common and common equivalent shares outstanding during such year and income available to common stockholders. Common equivalent shares for that year resulted from dilutive stock options and warrants. Primary weighted average common and common equivalent shares for the year ended December 31, 1993 was 3,950,085. Income available to common stockholders excludes dividends declared on the Company's preferred stock. No such dividends were declared in 1995 or 1994.

     Fully diluted earnings per share for 1993 are similarly computed but include the dilutive effect of the Company's convertible Series A preferred stock. Fully dilutive weighted average common and common equivalent shares were 4,739,270 for the year ended December 31, 1993. The Series A preferred stock converted into Shares in November 1994.

6.  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The following table reflects the activity of the allowance for doubtful accounts for the years ended December 31, 1995, 1994 and 1993:

                                                              CHARGED TO
                                                   BALANCE    COSTS AND
                                                  BEGINNING    EXPENSE                    BALANCE
                                                   OF YEAR     ACCOUNTS    DEDUCTIONS   END OF YEAR
                                                  ---------   ----------   ----------   -----------
    Year ended December 31, 1995................  $ 360,000    $ 95,000    $  (59,000)   $ 396,000
    Year ended December 31, 1994................  $ 102,000    $368,000    $ (110,000)   $ 360,000
    Year ended December 31, 1993................  $  77,000    $ 50,000    $  (25,000)   $ 102,000

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

7.  ACCRUED LIABILITIES

     Current accrued liabilities as of December 31, 1995 and 1994, consisted of the following:

                                                                       1995         1994
                                                                    ----------   ----------
    Accrued landfill closure costs................................  $1,769,823   $  221,174
    Accrued local landfill taxes..................................     819,866      904,143
    Unearned revenue..............................................   1,507,019      766,423
    Other accrued liabilities.....................................   1,945,969    1,447,108
                                                                    ----------   ----------
                                                                    $6,042,677   $3,338,848
                                                                    ==========   ==========

     Unearned revenue primarily represents quarterly or monthly billings in advance of service.

8.  DEBT

     The $2,117,500 of notes payable as of December 31, 1995, consist of non-interest bearing promissory notes of $1,537,000 (paid on January 1, 1996) to the sellers of three of the 1995 acquired businesses and a $580,500 note due in March 1996 which was assumed in one of the 1995 business acquisitions. This note has an interest rate of 9.75%.

     Long-term debt, including capital lease obligations which are not material, at December 31, 1995 and 1994 consisted of the following:

                                                                     1995          1994
                                                                  -----------   -----------
    Credit Facility.............................................  $16,400,000   $        --
    Notes payable to LaSalle National Bank ("LNB")..............           --     8,843,750
    Notes payable to banks and finance companies................    2,124,370     9,107,310
    Notes payable to individuals and companies..................    4,779,362     7,396,986
                                                                  -----------   -----------
                                                                   23,303,732    25,348,046
              Less current maturities...........................    2,528,741       856,731
                                                                  -----------   -----------
                                                                  $20,774,991   $24,491,315
                                                                  ===========   ===========

     Of the various notes payable to LNB as of December 31, 1994, the proceeds from one such loan were used to retire $3.5 million of notes and accrued interest due to certain individuals at a discount. This early retirement of debt resulted in an extraordinary gain, net of related expenses and income taxes of $356,720. Related to this transaction, the Company also issued warrants to purchase 33,333 shares of common stock currently at a price of $5.40 per share to the note holders. The warrants expire in 1997.

     On March 28, 1995, the Company entered into the Credit Facility with LNB which expires in March 1998. Borrowing under the Credit Facility refinanced certain existing indebtedness and provided additional funds for the operation of the Company. The Credit Facility has been subsequently syndicated to include the Bank of America and the First National Bank of Boston. Borrowings under the Credit Facility bore a weighted average interest rate of 9.18% during 1995 with a weighted average interest rate of 9.05% on outstanding loans as of December 31, 1995.

     The Company deferred approximately $909,000 of costs incurred in obtaining the Credit Facility. Such costs are being amortized over the term of the Facility. Such accumulated amortization was $258,000 as of December 31, 1995.

     In the first quarter of 1996, the Company and the lenders amended the Credit Facility (the "Amended Credit Facility") effective as of January 1, 1996 with covenants effective as of December 31, 1995. The Amended Credit Facility expires in January 1999 and is secured by all corporate assets and a pledge of the

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES stock of all subsidiaries. As amended, each borrowing under the Amended Credit Facility bears interest based on the Company's leverage ratio, as defined, of funded debt to earnings before interest, taxes, depreciation and amortization. If the leverage ratio is 2.0 to 1 or less, then the interest rate is, at the Company's option, prime or LIBOR plus 1.5% and the fee on outstanding letters of credit is .75%. If the leverage ratio falls between 2.01 to 2.5 compared to 1, then the interest rate is prime plus 0.5% or LIBOR plus 1.75% and the fee on outstanding letters of credit is 1.0%. If the leverage ratio falls between 2.51 and 3.0 compared to 1, then the interest rate is prime plus 1.0% or LIBOR plus 2.0% and the fee on outstanding letters of credit is 1.5%. If the leverage ratio is greater than 3.0 to 1, then the interest rate is prime plus 1% or LIBOR plus 2.5% and the fee on outstanding letters of credit is 2.0%. The Amended Credit Facility includes provisions for letters of credit up to $10.0 million. The Company will also pay a 0.5% fee on the average unused portion of the Amended Credit Facility. As of December 31, 1995, $23.6 million of unused credit under this facility remained available.

     Notes payable to banks and finance companies have principal amounts payable monthly through May 1999, bear interest at rates from 4.8% to 26.6% and are secured by certain land and buildings, vehicles, equipment and accounts receivable.

     Notes payable to individuals and companies have principal amounts payable monthly, quarterly, semi-annually and annually through February 2002, bear interest at rates from 0% to 9.75% and are secured by certain land, vehicles and equipment.

     Under the terms of the Amended Credit Facility, the Company is required to meet certain covenants regarding, among other things, financial position and results of operations. Based on the Company's December 31, 1995 financial position and results of operations, the Company was in compliance with such covenants. The terms of the Amended Credit Facility impose restrictions that affect, among other things, the Company's ability to (i) incur additional indebtedness, (ii) create liens on assets, (iii) sell assets, (iv) engage in mergers, acquisitions or consolidations, (v) make investments, (vi) pay dividends or make distributions and (vii) engage in certain transactions with affiliates and subsidiaries.

     The Amended Credit Facility also contains subjective covenants providing that the Company would be in default if, in the judgment of the lenders, there is a material adverse change in the financial condition of the Company. Management is not aware of, nor does it anticipate, any facts, events or occurrences which could reasonably be expected to have a material adverse effect on the operations of the Company that would cause the lenders to demand repayment of the amounts borrowed under the Amended Credit Facility prior to its termination.

     Principal payments on long-term debt, based on scheduled maturities after the amendment described above, are due as follows during the years ending December 31:

    1996....................................................................  $ 2,528,741
    1997....................................................................    2,362,055
    1998....................................................................    1,134,542
    1999....................................................................   16,832,576
    2000....................................................................      231,005
    After 2001..............................................................      214,813
                                                                              -----------
                                                                              $23,303,732
                                                                              ===========

9.  COMMON STOCK

     In June 1993, Former Continental issued 12,988 Shares with an aggregate value of $6,236 in settlement of outstanding liabilities and sold 17,593 Shares to current stockholders for $64,000.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

     On October 12, 1993, as a result of the Finet Acquisition, the Company issued 4,398,310 Shares in replacement of previously outstanding Finet common shares, including the 3,953,865 Shares issued to Former Continental stockholders in the Finet Acquisition. Subsequent to the Finet Acquisition in 1993, an additional 43,217 Shares with an aggregate value of $173,810 were issued as settlement of outstanding liabilities. Pursuant to the 5 for 3 stock split, on December 28, 1995 the Company's authorized Shares were increased to 40,000,000 from 10,000,000 (unadjusted).

     In November 1994, the Company and certain stockholders completed a public offering of 2,556,027 Shares (2,333,333 Shares were sold by the Company and 222,694 Shares were sold by certain stockholders of the Company). The Company received approximately $11.6 million of net proceeds from the sale of which approximately $3.1 million was used to redeem all of the outstanding Series B preferred shares and pay related accrued interest and dividends. The remaining $8.5 million became available for general corporate purposes.

     Concurrent with the public offering, in order to eliminate the accrual of any further dividends on the Series A preferred stock, the Series A preferred stockholders agreed to and have converted the 425,200 Series A preferred shares into 708,667 Shares. The Company, in consideration of the conversion, issued warrants to purchase 71,093 Shares at an exercise price of $5.70 to the holders of the Series A preferred shares. The warrants expire in 1999.

     Had this public offering, the redemption of the Series B preferred shares and payment of related accrued interest and dividends and the conversion of the Series A preferred stock and related issuance of warrants occurred on January 1, 1994, earnings per share after the extraordinary gain in 1994 would have been $0.38. Only the portion of the public offering (605,373 Shares) which was necessary to fund the redemption and related payment was considered for purposes of this pro forma earnings per share disclosure.

     During 1995 and 1994, the Company issued 179,448 Shares and 1,308,203 Shares, respectively, in private placements or in settlement of certain compensation, debt or service fee obligations. The aggregate value of such issuances was $925,301 in 1995 and $4,919,946 in 1994. In 1995, the Company
issued 164,846 Shares as consideration paid in two business acquisitions and an investment purchase with an aggregate value of $1,099,770. In 1994, the Company also issued 72,458 Shares as consideration paid in two business acquisitions with an aggregate value of $314,550. The value of such issuances was determined based on the quoted market price on or near the date of the respective transactions.

     See Note 3 for a description of the Victory Waste acquisition and the resulting 1,314,279 Shares issued at an aggregate value of $6,696,999 over 1995 and 1994.

     In October 1995, the Company and certain of its stockholders completed a public offering of 3,780,680 Shares (3,292,760 Shares were sold by the Company and 487,920 Shares were sold by certain stockholders of the Company). The Company received approximately $30.1 million of net proceeds from the sale. The proceeds were used to reduce the outstanding indebtedness under the Credit Facility which provided the Company with renewed borrowing capacity under the Credit Facility for future acquisitions, capital expenditures and general corporate purposes. Had this public offering and reduction in outstanding indebtedness occurred on January 1, 1995, earnings per share would have been $0.38.

10.  PREFERRED STOCK

     On October 27, 1993, as a result of the Finet Acquisition, the Company authorized 644,200 new shares of preferred stock of which 425,200 of such shares were designated as Series A preferred stock with a par value of $5.64 per share, 119,000 of such shares were designated as Series B preferred stock with a par value of $20.00 per share, and 100,000 of such shares were designated as additional preferred stock with a par value of $.001 per share. The 425,200 shares of Series A preferred stock and 118,950 shares of Series B preferred stock were issued in replacement of the then outstanding shares of Former Continental Series A and Series B preferred stock, respectively. By agreement of the holders of the preferred stock, dividends on such stock had been

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES suspended since April 1, 1993. None of the 100,000 shares of additional preferred stock has been issued as of December 31, 1995.

     In November 1994, all of the Series A preferred stock was converted into Shares and all of the Series B preferred stock, including related accrued interest and dividends, were retired with a portion of the proceeds from the public offering described in Note 9.

11.  STOCK OPTIONS AND WARRANTS

INCENTIVE STOCK OPTIONS

     Prior to June 1995, the Board of Directors adopted a policy of issuing annual stock options to selected employees. The issuance and amount of such stock option grants were reviewed annually by the Board of Directors and such grants were solely in its discretion. Options were granted at an exercise price equal to the then prevailing market value as determined by the Board of Directors. Granted options vest in equal percentages over a three year period commencing on the date of the grant and expire five years from such date. No future options will be granted under this arrangement.

     In June 1995, the Company adopted a 1995 Employee Stock Option Plan (the "1995 Plan") for all officers and employees. The 1995 Plan provides for the granting of options to purchase not more than an aggregate of 166,667 Shares. The 1995 Plan is administered by the Stock Option Committee appointed by the Board of Directors. Upon granting options under the 1995 Plan, the Stock Option Committee, at its discretion, determines the type of option (incentive or non-qualified), the exercise price (not less than 100% of the fair market value for incentive stock options), the vesting period and manner, and the expiration (not to exceed five years from the date of grant) of such option. As of December 31, 1995, no options have been granted under the 1995 Plan.

DIRECTOR STOCK OPTIONS

     Prior to December 31, 1995, the Board of Directors adopted a policy of issuing stock options to certain directors. Granted options vest immediately and expire from 5 to 10 years from date of grant. The options were granted at an exercise price equal to the then prevailing market value as determined by the Board of Directors except for certain issuances in May 1994 which were granted at less than market value and resulted in a $57,150 charge.

     In December 1995, the Company adopted a 1995 Stock Option Plan for Outside Directors (the "Director Plan"). The Director Plan provides for the granting of options to purchase not more than an aggregate of 166,667 Shares. Upon election to the Company's Board of Directors, each new outside director will receive an option to purchase 8,334 Shares. Upon adoption of the Director Plan, all three outside directors received an option to purchase an additional 8,334 Shares. Three days following the date of each Annual Meeting of the Stockholders of the Company, each outside director will receive an option to purchase an additional 8,334 Shares. Options are granted at an exercise price equal to the then prevailing market value. All options vest after one year from the date of grant and expire on the earlier of 10 years from such date or 1 year from the date the director ceases to be an outside director of the Company. As of December 31, 1995, there were 141,665 Shares available under this plan.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

     The following table summarizes certain information regarding stock options during the years ended December 31, 1995, 1994 and 1993:

                                                    EMPLOYEE PLANS               DIRECTOR PLANS
                                              --------------------------   ---------------------------
                                                 SHARES      PRICE RANGE      SHARES      PRICE RANGE
                                              UNDER OPTION    PER SHARE    UNDER OPTION    PER SHARE
                                              ------------   -----------   ------------   ------------
Balance, December 31, 1992..................      31,367           $1.12        2,230            $3.38
  Granted...................................      98,086           $1.34      319,752      $2.36-$3.38
  Cancelled.................................      (2,969)    $1.12-$1.34           --
                                                  ------      ----------      -------       ----------
Balance, December 31, 1993..................     126,484     $1.12-$1.34      321,982      $2.36-$3.38
  Granted...................................      77,340     $4.50-$5.40       25,000            $6.15
  Cancelled.................................      (6,756)    $1.34-$4.50           --
                                                  ------      ----------      -------       ----------
Balance, December 31, 1994..................     197,068     $1.12-$5.40      346,982      $2.36-$6.15
  Granted...................................      25,000           $5.70       25,000           $11.14
  Exercised.................................     (14,842)    $1.12-$1.34           --
  Cancelled.................................      (1,237)    $1.34-$4.50           --
                                                  ------      ----------      -------       ----------
Balance, December 31, 1995..................     205,989     $1.12-$5.70      371,982     $2.36-$11.14
                                                  ======      ==========      =======       ==========
Vested options:
December 31, 1993...........................      54,812                      321,982
                                                  ======                      =======
December 31, 1994...........................     106,760                      346,982
                                                  ======                      =======
December 31, 1995...........................     155,453                      371,982
                                                  ======                      =======

WARRANTS

     In connection with the Finet initial public offering, Finet sold detachable redeemable warrants to purchase up to 333,333 Shares. A majority of those warrants were exercised in the fourth quarter of 1994 or the first quarter of 1995. Remaining warrants have expired.

     Also in connection with the Finet initial public offering, Finet sold to its underwriter, for $20.00, warrants to purchase from Finet an aggregate of 33,333 Shares. These warrants are exercisable at a price of $3.60 per share for a four-year period which commenced in October 1992. During 1995, 26,667 warrants have been exercised into 26,667 Shares. As of December 31, 1995, 6,666 warrants remain outstanding.

     In January 1994, the Company issued warrants to purchase 33,333 Shares at an exercise price of $5.40 per share. See Note 8 for further description. No such warrants have been exercised or cancelled.

     In November 1994, the Company issued warrants to purchase 71,093 Shares at an exercise price of $5.70 per share. See Note 9 for further description. No such warrants have been exercised or cancelled.

     In November 1994, the Company issued warrants to its primary underwriter in connection with the public offering described in Note 9. The warrants allow for the purchase of 83,334 Shares at an exercise price of $7.98 per share and expire in 1999. No such warrants have been exercised or cancelled.

     During 1994, the Company issued warrants to certain officers as consideration for compensatory services, as settlement of outstanding debt and as payment for certain equipment purchases. The warrants issued in 1994 allow for the purchase of an aggregate of 92,593 Shares at an exercise price of $2.36 per share and expire in 1999. Compensation expense of $30,819 and $12,850 was recorded as these warrants vested in 1995 and 1994, respectively. No such warrants have been exercised or cancelled.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

12.  LANDFILL DEVELOPMENT PROJECT

     In March 1994, the Company purchased from WPP Services, Inc. a landfill development project located in Gila Bend, Arizona. This development project currently involves, among other things, various geological studies on the site and work on permitting portions of the site. In connection with this project, the Company has obtained: (i) an option to purchase approximately 1,200 acres of land to construct a solid waste landfill; (ii) an annexation agreement for the option land with the City of Gila Bend; and (iii) a Host Community Agreement with the City of Gila Bend. Upon final permitting of the landfill project, the Company has a put option to sell the project to USA Waste Services, Inc. ("USA") for the sum of $5.0 million plus reimbursement for land purchase costs.

13.  INCOME TAXES

     The Company, except for its two-thirds owned subsidiary, Prichard Landfill Corporation ("Prichard"), reports taxes on a consolidated basis for federal tax purposes and by legal entity for state income tax purposes. Income taxes are provided at statutory rates based on income reported for financial statement purposes. A summary of income tax expense is shown below:

                                                             1995         1994        1993
                                                          ----------   ----------   --------
    Taxes currently payable:
      Federal...........................................  $2,604,903   $1,052,016   $125,884
      State.............................................     748,145      234,239     42,400
    Prepaid and deferred taxes..........................  (1,218,365)     845,404    552,786
                                                          ----------   ----------   --------
                                                          $2,134,683   $2,131,659   $721,070
                                                          ==========   ==========   ========

     The table below reconciles the differences between the statutory federal income tax rate and the Company's effective income tax rate:

                                                             1995         1994        1993
                                                          ----------   ----------   --------
    Statutory federal income tax........................  $1,746,496   $1,657,983   $559,861
    State income taxes, net of the federal income tax
      benefit...........................................     304,088      290,188     76,865
    Nondeductible amortization..........................     146,741       90,331     73,619
    Change in valuation allowance.......................      39,807      (25,020)    47,165
    Others, net.........................................    (102,449)     118,177    (36,440)
                                                          ----------   ----------   --------
    Reported provision for income taxes.................  $2,134,683   $2,131,659   $721,070
                                                          ==========   ==========   ========

     Deferred tax benefits and obligations result from the differences in the timing of the recognition of certain income and expense items for financial and tax accounting purposes. The sources of these differences and the related tax effects were as follows:

                                              DECEMBER 31, 1995           DECEMBER 31, 1994
                                           ------------------------   -------------------------
                                            BENEFITS    OBLIGATIONS    BENEFITS    OBLIGATIONS
                                           ----------   -----------   ----------   ------------
    Property basis differences...........  $       --   $(9,547,449)  $       --   $(10,736,103)
    Reserves for landfill site closure
      costs..............................   1,928,361            --    1,976,134             --
    Office closing charge accrual........     409,365            --           --             --
    Credit carryforwards.................      92,930            --      175,543             --
    Nondeductible bonus accruals.........      68,163            --      136,325             --
    Other nondeductible accruals.........     372,716            --      524,509             --
    Other, net...........................          --      (107,264)      14,539             --
                                           ----------    ----------   ----------     ----------
              Total......................  $2,871,535   $(9,654,713)  $2,827,050   $(10,736,103)
                                           ==========    ==========   ==========     ==========

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

     In the consolidated balance sheets, these deferred benefits and deferred obligations are classified as deferred income tax assets or deferred income tax liabilities based on the classification of the related asset or liability for financial reporting. A deferred tax liability or asset that is not related to an asset or liability for financial reporting, including deferred tax assets related to carryforwards, are classified according to the expected reversal date of the temporary difference. Credit carryforwards primarily consist of net operating losses subject to various limitations under the current tax laws. Credit carryforwards as of December 31, 1995 expire, if unused, in 2008.

     Valuation allowances of $139,094 and $99,287 as of December 31, 1995 and 1994, respectively, have been recorded to offset credit carryforwards and the entire net deferred tax assets related to Prichard. As of December 31, 1995, no other valuation allowances are deemed necessary as management expects to be able to benefit from all other recognizable future tax deductions.

14.  COMMITMENTS AND CONTINGENCIES

     The Company is subject to extensive and evolving environmental and land use laws and regulations which have become increasingly stringent in recent years as a result of greater public interest in protecting the environment. These laws and regulations affect the Company's business in many ways and will continue to impose substantial costs on the Company. Such laws and regulations dictate extensive permitting, landfill design, operation and closure requirements, impose civil or criminal penalties on the Company for violations thereof, impose liability on the Company for environmental damage caused by the Company and in certain circumstances, limit the type, quantity and source of the waste streams that the Company manages. Additionally, any reduction in enforcement or relaxation of environmental regulations could have a material adverse effect on the Company's business and financial condition.

     The Company is sometimes required to post bid and/or performance bonds in connection with contracts or projects with government entities and, to a lesser extent, private sector customers. In addition to bid and performance bond requirements, existing legislation in various jurisdictions requires or will require the posting of substantial bonds or the provision of other financial assurances covering the closure, post-closure monitoring and corrective activities of certain waste disposal facilities. In this respect, the Company has various performance bonds and letters of credit outstanding as of December 31, 1995, aggregating to $6.0 million. These instruments are not reflected in the accompanying consolidated financial statements.

     The Company also maintains five separate escrow funds to accumulate money necessary to pay for estimated future closure and post-closure costs. These funds are reflected as long-term assets on the accompanying consolidated balance sheets. In some cases, a regulatory agency controls the escrow account and will release withdrawals to the Company upon written evidence of permitted closure or post-closure or of expenditures paid in such an effort. In the fourth quarter of 1995, the Company recorded $460,000 of revenue at its Forest Lawn Landfill in Three Oaks, Michigan upon receiving clarification of certain state regulations. The State of Michigan will return to the Company half of the dump taxes collected upon the Company fulfilling all closure and post-closure requirements. These costs were previously subtracted from revenue.

     A local citizens' group has filed objections to issuance of a renewal permit for the Company's United Refuse landfill near Fort Wayne, Indiana. The Company believes the objections are without merit and intends to vigorously defend the permit. However, if the Company is not successful in such defense, it could result in revocation or adverse modification of the permit, and this could have a material adverse effect on the Company's business and financial condition.

     The Company is involved in various legal proceedings and litigation arising in the ordinary course of business. In the opinion of the Company's management and legal counsel, the outcome of such proceedings and litigation will not materially affect the Company's financial position or results of operations.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

     The Company does not carry, and does not expect to carry for the foreseeable future, significant insurance coverage for environmental liability because the Company believes that the cost for such insurance is not economical. Accordingly, if the Company were to incur liability for environmental damage, its financial condition could be materially adversely affected.

     Rental expense amounted to $692,794, $503,005 and $168,325 in 1995, 1994 and 1993, respectively. Future minimum payments under noncancellable leases are less than $250,000 annually. The Company's Union City, Tennessee collection and hauling business property was purchased for $450,000 in April 1995 from Obion Realty, Inc. ("Obion"). The Company leased this property on a month-to-month basis, at the rate of $3,100 per month prior to purchasing it. Obion is owned primarily by certain officers of the Company.

     The Company purchases material from Mid-America Lining Co. which is partially owned by certain officers of the Company. Such purchases aggregated $1,755,091 in 1995 and $391,278 in 1994.

15.  SUPPLEMENTAL CASH FLOWS AND NON-CASH TRANSACTIONS DISCLOSURE

                                                              1995          1994          1993
                                                           -----------   -----------   ----------
Cash paid during year for:
  Interest, net of interest capitalized..................  $ 2,440,379   $ 1,969,891   $1,308,792
  Income taxes...........................................    1,218,011       441,105       46,206
                                                           ===========   ===========   ==========
Business acquisitions and investment (excluding Finet):
  Shares issued..........................................  $ 1,099,770   $ 6,476,049   $       --
  Issuable common stock and options......................           --       550,008           --
  Notes and other payables issued to sellers.............    3,796,240     1,222,500      290,091
  Receivables forgiven...................................           --       100,000           --
  Cash paid..............................................    6,664,520       475,000       81,846
                                                           -----------   -----------   ----------
     Total consideration paid............................   11,560,530     8,823,557      371,937
     Assets received.....................................   17,518,297    33,658,649    1,108,784
                                                           -----------   -----------   ----------
     Liabilities assumed.................................  $ 5,957,767   $24,835,092   $  736,847
                                                           ===========   ===========   ==========
Conversion of Series A preferred stock into shares.......  $        --   $ 2,398,128   $       --
                                                           ===========   ===========   ==========
Shares and warrants issued in settlement of certain
  obligations............................................  $   925,301   $   314,885   $  180,000
                                                           ===========   ===========   ==========
Property received in settlement of accounts receivable...  $        --   $        --   $  716,000
                                                           ===========   ===========   ==========
Finet Acquisition:
  Cash acquired..........................................  $        --   $        --   $  856,212
  Shares issued in replacement of preferred stock........           --            --      243,992
  Shares issued in settlement of amounts due to certain
     stockholders........................................           --            --      750,000
                                                           ===========   ===========   ==========

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

16.  FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

     Unless otherwise indicated below, the fair value of the Company's financial instruments approximates their carrying value. No quoted market values are available unless otherwise indicated.

                                                                    ESTIMATED FAIR
                           DESCRIPTION                               MARKET VALUE    CARRYING VALUE
------------------------------------------------------------------  --------------   --------------
Investment in unaffiliated company................................   $     597,750    $     561,382
Cash held in escrow...............................................       3,749,038        3,749,038
Land purchase option -- Francis Property..........................       1,000,000        1,000,000
Option to acquire remaining 15% of South Carolina subsidiary......              --               --
Notes payable.....................................................      (2,117,500)      (2,117,500)
Long-term debt, with current maturities...........................     (23,303,732)     (23,303,732)

     The estimated fair market value of (i) the investment in unaffiliated company is based on that company's quoted market price per share, (ii) the cash held in interest-bearing escrow accounts is based on current rates of interest available to the Company for similar cash investments on similar terms, (iii) the land purchase option is based on management's estimate of the current value of similar land in similar geographical areas and (iv) debt is based on borrowing rates currently available to the Company for borrowings with similar terms and maturities.

     The option to acquire the remaining 15% of the South Carolina subsidiary was granted to the Company in conjunction with the original formation of such subsidiary. As the option price approximates the value of the remaining 15% interest (estimated by management), no market value is assigned to the option.

17.  SUBSEQUENT EVENT (UNAUDITED)

     During June 1996, the Company entered into an Agreement and Plan of Merger with Republic Industries, Inc. (Republic), pursuant to which the parties will enter into a business combination for which each share of the Company's common stock will be exchanged for 0.8 shares of Republic's common stock. The proposed transaction, which is intended to be accounted for as a pooling-of-interests business combination, is subject to the approval of regulators and Company shareholders and other customary terms and conditions.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                  SEPTEMBER 30,     DECEMBER 31,
                                                                      1996              1995
                                                                  -------------     ------------
                                                                           (UNAUDITED)
                                                                                     (RESTATED-
                                                                                    SEE NOTE 1)
                                             ASSETS
Current assets:
  Cash and cash equivalents.....................................  $   1,601,079     $  3,483,154
  Accounts receivable -- net....................................     11,881,059        8,169,121
  Other current assets..........................................      3,871,616        2,835,588
                                                                   ------------     ------------
          Total current assets..................................     17,353,754       14,487,863
Landfill sites, property and equipment -- net...................    110,029,274       83,081,324
Excess cost over the fair value of net assets acquired -- net...     23,526,951       14,614,475
Other assets....................................................     12,585,432       12,037,669
                                                                   ------------     ------------
          Total assets..........................................  $ 163,495,411     $124,221,331
                                                                   ============     ============
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current maturities of long-term debt........  $   5,198,782     $  4,646,241
  Accounts payable..............................................      3,089,624        2,543,768
  Other accrued liabilities.....................................     11,945,405        9,287,339
                                                                   ------------     ------------
          Total current liabilities.............................     20,233,811       16,477,348
Long-term debt, less current maturities.........................     45,096,996       20,774,991
Accrued landfill closure costs, less current portion............      7,369,475        6,748,474
Other long-term liabilities.....................................     15,251,684        9,949,265
Stockholders' equity:
  Common stock, $.0006, authorized 40,000,000 shares, 15,428,210 and 14,089,742 shares issued in 1996 and 1995,
     respectively...............................................          9,257            8,454
  Additional paid-in capital....................................     74,808,221       63,063,241
  Retained earnings.............................................      1,198,066        7,671,657
  Treasury stock (79,375 common shares at cost).................       (472,099)        (472,099)
                                                                   ------------     ------------
          Total stockholders' equity............................     75,543,445       70,271,253
                                                                   ------------     ------------
          Total liabilities and stockholders' equity............  $ 163,495,411     $124,221,331
                                                                   ============     ============

     The accompanying Notes to Condensed Consolidated Financial Statements
                 are an integral part of these balance sheets.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                         THREE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                     --------------------------
                                                                         1996          1995
                                                                     ------------   -----------
                                                                            (UNAUDITED)
                                                                                    (RESTATED-
                                                                                    SEE NOTE 1)
Revenue............................................................  $ 20,899,082   $12,964,500
Costs and expenses:
  Operating expenses...............................................    18,027,449     5,974,828
  General and administrative expenses..............................     3,377,587     2,085,693
  Depreciation and amortization....................................     3,045,930     1,807,220
  Special charge...................................................     7,623,124            --
                                                                      -----------   -----------
Income (loss) from operations......................................   (11,175,008)    3,096,759
                                                                      -----------   -----------
Other income (expenses):
  Interest expense.................................................    (1,166,738)     (913,875)
  Other, net.......................................................       779,672        72,653
                                                                      -----------   -----------
     Other income (expenses), net..................................      (387,066)     (841,222)
                                                                      -----------   -----------
Income before income taxes.........................................   (11,562,074)    2,255,537
(Provision) benefit for income taxes...............................     1,946,029      (885,893)
                                                                      -----------   -----------
Net income (loss)..................................................  $ (9,616,045)  $ 1,369,644
                                                                      ===========   ===========
Earnings (loss) per share..........................................  $      (0.63)  $      0.12
                                                                      ===========   ===========

     The accompanying Notes to Condensed Consolidated Financial Statements
                   are an integral part of these statements.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
                                                                            (UNAUDITED)
                                                                                    (RESTATED-
                                                                                    SEE NOTE 1)
Revenue...........................................................  $53,708,980     $33,442,798
Costs and expenses:
  Operating expenses..............................................   36,049,688      15,351,100
  General and administrative expenses.............................    7,489,697       5,586,128
  Depreciation and amortization...................................    8,080,115       4,566,201
  Special charge..................................................    7,623,124              --
                                                                    -----------     -----------
Income (loss) from operations.....................................   (5,533,644)      7,939,369
                                                                    -----------     -----------
Other income (expenses):
  Interest expense................................................   (2,293,831)     (2,126,457)
  Other, net......................................................    1,129,655         (13,005)
                                                                    -----------     -----------
     Other income (expenses), net.................................   (1,164,176)     (2,139,462)
                                                                    -----------     -----------
Income (loss) before income taxes.................................   (6,697,820)      5,799,907
Provision for income taxes........................................     (207,711)     (2,394,206)
                                                                    -----------     -----------
Net income (loss).................................................  $(6,905,531)    $ 3,405,701
                                                                    ===========     ===========
Earnings (loss) per share.........................................  $     (0.45)    $      0.30
                                                                    ===========     ===========

     The accompanying Notes to Condensed Consolidated Financial Statements
                   are an integral part of these statements.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                      -------------------------
                                                                         1996          1995
                                                                      -----------   -----------
                                                                      (UNAUDITED)
                                                                                    (RESTATED-
                                                                                    SEE NOTE 1)
Cash flows from operating activities:
  Net income (loss).................................................  $(6,905,531)  $ 3,405,701
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation...................................................    7,489,064     4,125,948
     Amortization...................................................      986,659       440,253
     Non-cash components of special charge..........................    6,298,735            --
  Changes in operating assets and liabilities, net of effect of acquired businesses:
     Accounts receivables, net......................................   (1,351,477)   (1,281,920)
     Other current assets...........................................     (523,307)     (261,326)
     Accounts payable...............................................     (327,991)      324,631
     Other current liabilities......................................   (1,559,313)     (674,713)
     Other long-term liabilities....................................    2,810,986        31,413
     Other long-term assets.........................................     (417,316)     (897,088)
                                                                      -----------   -----------
          Net cash provided by operating activities.................    6,500,509     5,212,899
                                                                      -----------   -----------
Cash flows from investing activities:
  Proceeds from sale of Mexico operations...........................    2,574,089            --
  Capital expenditures..............................................  (19,043,729)  (15,412,583)
  Cash paid for businesses, net of cash acquired....................  (11,139,535)   (5,328,309)
  Cash paid for common and preferred stock of minority interest.....           --    (1,219,739)
  Increase in cash held in escrow...................................     (662,080)   (1,901,355)
                                                                      -----------   -----------
          Net cash used in investing activities.....................  (28,271,255)  (23,861,986)
                                                                      -----------   -----------
Cash flows from financing activities:
  Net borrowings under revolving line of credit.....................   22,200,000    41,550,000
  Issuance of long-term debt........................................    4,078,716       262,968
  Payments on long-term debt........................................   (6,991,746)  (24,767,867)
  Deferred financing costs paid.....................................      (90,505)     (607,877)
  Issuance of common stock..........................................       80,930       305,479
  Purchase of treasury stock........................................           --      (365,550)
  Exercise of warrants for common stock.............................      688,997       218,715
  Other.............................................................      (77,721)           --
                                                                      -----------   -----------
          Net cash provided by financing activities.................   19,888,671    16,595,868
                                                                      -----------   -----------
Net decrease in cash and cash equivalents...........................   (1,882,075)   (2,053,219)
Cash and cash equivalents, beginning of year........................    3,483,154     4,677,237
                                                                      -----------   -----------
Cash and cash equivalents, end of period............................  $ 1,601,079   $ 2,624,018
                                                                      ===========   ===========

     The accompanying Notes to Condensed Consolidated Financial Statements
                   are an integral part of these statements.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation (consisting of normal recurring accruals) have been included. Operating results for the three and nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the financial statements and footnotes thereto included in Continental Waste Industries, Inc.'s (the "Company") Form 10-KSB for the year ended December 31, 1995.

     On December 28, 1995, the Company effected a 5 for 3 stock split of its common stock (the "Shares"). All common share information has been restated for all periods to reflect the 5 for 3 stock split. The Company's $0.0006 par value common stock is hereinafter referred to as Shares.

     On June 27, 1996, the Company signed a definitive agreement to be acquired by Republic Industries, Inc. ("Republic"). Under the terms of the agreement, each Share of the Company's common stock would be converted into .8 of a share of Republic's common stock.

     The proposed transaction would be accounted for on a pooling of interests basis and is subject to final approval by the stockholders of the Company, the filing and clearance of the Republic registration statement and the Company's related proxy statement by the Securities and Exchange Commission. The Company anticipates that the merger with Republic will be consummated in the fourth quarter of 1996.

     Certain amounts in previously issued financial statements have been reclassified to conform to 1996 classifications.

     The Company's previously filed consolidated balance sheet as of December 31, 1995 (restated) and condensed consolidated statements of income and cash flows for the nine months ended September 30, 1995 have been restated herein to reflect certain costs as compensatory rather than as consideration paid in a business combination. The income statement effect of this restatement was as follows:

                                                                    NINE MONTHS ENDED
                                                                   SEPTEMBER 30, 1995
                                                              -----------------------------
                                                              AS PREVIOUSLY
                                                                  FILED         AS RESTATED
                                                              -------------     -----------
    General and administrative expenses.....................   $ 4,811,381      $5,586,128
    Income from operations..................................     8,714,116       7,939,369
    Net income..............................................     3,858,463       3,405,701
    Earnings per share......................................          0.34            0.30

     The restatement's effect on total stockholders' equity was a decrease of $1,773,721 to $70,271,253 as of December 31, 1995.

     In addition to the above restatement, the Company also reclassified certain landfill cell development costs which were previously reflected as a component of prepaid expenses into land, landfill site and improvements. Such costs were $4,048,465 and $4,420,587 as of September 30, 1996 and December 31, 1995,
respectively.

2.  BUSINESS COMBINATIONS AND DISPOSITIONS

     From January 1, 1995 to August 15,1995, the Company expanded its operations through the acquisition of six businesses engaged in waste management operations. The aggregate of these business acquisitions (the "1995 Acquisitions") was significant to the Company. These entities included ASCO Sanitation, Inc., Larry's

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

Disposal, Inc., Terre Haute Recycling, Inc., Gilliam Sanitation, Inc./Gilliam Transfer, Inc., Anderson Refuse Company, Inc./M.V. Dulworth, and a 72% interest in Procesa Continental S.A., de C.V. The aggregate purchase price of these businesses was $8.9 million, plus the assumption or refinancing of $2.1 million of debt and $0.6 million of future contingent payments. The purchase prices were paid by issuing 164,846 Shares with a market value of $1.1 million at the time of issuance, paying $5.8 million of cash obtained from the Company's credit facility (the "Credit Facility") with LaSalle National Bank ("LNB") and issuing $2.0 million of notes payable to the sellers.

     In October 1995, the Company purchased, through one of its subsidiaries, a sanitary landfill in Richland County, South Carolina ("Richland"). The acquiring subsidiary, which is 85% owned by the Company, was organized recently to make acquisitions of landfills and related solid waste management operations and to pursue privatization and public-private partnership opportunities in the Southeastern United States. The Company has an option to acquire the remaining 15% of the subsidiary for approximately $2.4 million of common stock of the Company. The Company, on behalf of its subsidiary, paid $2.4 million in cash and notes, and assumed $1.1 million of debt for Richland. As a condition of the landfill purchase, a South Carolina collection company has entered into, among other things, a 10-year put-or-pay disposal contract with the Company to provide a minimum of 300 tons of waste per day.

     In March 1996, the Company purchased two construction and demolition landfills in central Florida for approximately $2.1 million in Shares (195,864 Shares) and $2.3 million in cash.

     In March 1996, the Company sold its 72% interest in Procesa Continental S.A., de C.V., which encompassed all of the Company's Mexico City operations, for approximately $2.6 million in cash resulting in a pre-tax gain of approximately $500,000 which was recorded in the first quarter of 1996.

     In March 1996, the Company ceased operations at its West Virginia landfill. The site had been experiencing declining volumes and was not in a position to effectively compete with two Kentucky landfills which were less than 25 miles away. Management began an evaluation of the sale of the assets or the marketing of special waste into the facility to allow for reopening. As a result of the suspension, the Company recorded an approximate $500,000 charge. The charge consisted primarily of costs to place a temporary cap on the active cell and identified severance and miscellaneous costs. During the third quarter of 1996, the Company completed its evaluation and recorded additional charges related to the suspension of this operation. See Note 4 for a description of these additional charges.

     In May 1996, the Company purchased a residential and commercial collection business for $1.2 million in cash, which was combined into the Company's Jamax division in Terre Haute, Indiana.

     On July 1, 1996, the Company completed its acquisition of Statewide Environmental Contractors, Inc. and its affiliated companies, Recycling Industries, Inc. and Lomac Realty (collectively, "Statewide"). These three companies are engaged in the waste management business in central New Jersey. The purchase price of Statewide was $18.6 million and consisted of $7.5 million in cash, 555,512 Shares (valued at $8.1 million based on the quoted market price as of the date of the definitive letter of intent to acquire Statewide) and $3.0 million in notes payable to the sellers. The cash portion of the purchase price was financed from borrowings under the Company's Credit Facility. The total purchase price of Statewide was allocated to various assets and liabilities based on management's best estimate using the latest information as possible. The major categories of the purchase price are as follows:

        Property and equipment..........................................  $12,315,000
        Accounts receivable.............................................    1,546,000
        Goodwill........................................................    8,680,000
        Other insignificant assets......................................    1,030,000
        Accruals........................................................   (4,971,000)
                                                                          -----------
                                                                          $18,600,000
                                                                           ==========

     All of the business acquisitions described above were accounted for under the purchase method.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

     The following summarizes the pro forma operating results of the Company for the nine months ended September 30, 1996 and 1995 as if the 1995 Acquisitions (for 1995) and the Statewide acquisition had occurred at the beginning of the applicable period:

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                         -----------------
                                                                          1996      1995
                                                                         -------   -------
                                                                            (IN 000'S)
    Pro forma revenue..................................................  $59,799   $49,011
                                                                         =======   =======
    Pro forma net income (loss)........................................  $(7,245)  $ 3,745
                                                                         =======   =======
    Pro forma earnings (loss) per share................................  $ (0.46)  $  0.50
                                                                         =======   =======

     The pro forma operating results include each acquiree's pre-acquisition results of operations for the indicated periods with adjustments to reflect amortization of goodwill, additional depreciation on the increases to the fair market value of fixed assets, interest expense on the acquisition borrowings, the effect of income taxes thereon and the effect of the issuance of Shares. Future adjustments, if any as a result of pending analyses of certain judgmental reserves and functionality of certain equipment, will be made prior to the one year anniversary of the related acquisition and are not expected to be material. Operating results of acquired businesses have been included in the condensed consolidated financial statements from the date of acquisition. The pro forma information given above does not purport to be indicative of the results that actually would have been obtained if the operations were combined during the periods presented and is not intended to be a projection of future results or trends.

     On September 13, 1996, the Company acquired Reliable Disposal, Inc., Reliable Recycle (a partnership) and various properties owned by certain shareholders of Reliable Disposal, Inc. or their wholly-owned partnership (collectively, "Reliable"). All entities and properties of Reliable were commonly owned and integral to the Reliable business. The Company exchanged 457,001 Shares for all of the outstanding shares and interests and for the properties of Reliable. The acquisition was accounted for as a pooling of interests. Accordingly, Continental's historical statement of income for the nine months ended September 30, 1996 includes the operating results of Reliable for the entire nine month period. The acquisition of Reliable was not significant and, as a consequence, prior period financial statements were not restated. Separate financial data of the Company and Reliable for the nine months ended September 30, 1996 are as follows:

                                                                CONTINENTAL   RELIABLE    TOTAL
                                                                -----------   --------   -------
                                                                  (IN 000'S, EXCEPT PER SHARE
                                                                             DATA)
    Revenue...................................................    $48,791      $4,918    $53,709
    Net loss..................................................     (6,880)        (25)    (6,905)
    Loss per share............................................      (0.45)         --      (0.45)

3.  EARNINGS PER SHARE

     Earnings per share for the three and nine months ended September 30, 1996 and 1995 was based on the following:

                                             THREE MONTHS ENDED           NINE MONTHS ENDED
                                          -------------------------   -------------------------
                                            9/30/96       9/30/95       9/30/96       9/30/95
                                          -----------   -----------   -----------   -----------
    Weighted average common and common
      equivalent shares:
      Shares outstanding................   15,297,000    10,612,000    14,819,000    10,462,000
      Dilutive stock options and
         warrants.......................           --       687,000       398,000       751,000
                                          -----------   -----------   -----------   -----------
                                           15,297,000    11,299,000    15,217,000    11,213,000
                                          ===========   ===========   ===========   ===========

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

4.  SPECIAL CHARGE

     The Company recorded a $7.6 million charge during the third quarter of 1996 for costs related to (a) the pending purchase of the Company by Republic, (b) the suspended operations at the Company's West Virginia landfill and (c) an impaired agreement not to compete.

     The costs related to Republic's acquisition of the Company ($1.3 million) primarily relate to obtaining an opinion from the Company's financial advisor regarding the fairness of the consideration offered by Republic for the Company's Shares and various legal, accounting and printing fees incurred in filing the required information regarding the Republic transaction with the Securities and Exchange Commission. In addition to this $1.3 million, the Company expects to incur another $1.1 million in completing the Republic deal in the fourth quarter of 1996. The majority of such additional costs relate to a fee payable at closing to a significant shareholder of the Company for services related to the deal.

     As described in Note 2, during the first quarter of 1996, the Company ceased operations at its West Virginia landfill and began evaluating its options regarding the facility. The evaluation was completed in the third quarter of 1996 after a critical analysis of current and expected future market conditions and various failed attempts to sell the facility. Accordingly, management decided to write-off the Company's investment in the facility which consisted primarily of land, unamortized landfill costs and equipment. Additionally, since a sale was no longer being considered, the Company recorded the full amount of the estimated closure and post-closure costs related to the facility. The total charge related to this matter amounted to $5.3 million.

     The remaining portion of the special charge ($1.0 million) related to the write-off of the unamortized costs of an agreement not to compete entered into with the prior owner of a previously-acquired business. With the acquisitions completed during the third quarter of 1996, the Company believes that any new competition in the area covered by the agreement not to compete is remote.

     Of the $7.6 million charge, $6.3 million represents the non-cash write-off of assets and accrual of closure/post-closure costs. The remaining $1.3 million (the Republic deal costs) have been spent or will be spent as the related invoices become due during the fourth quarter of 1996.

5.  SUPPLEMENTAL CASH FLOWS DISCLOSURE

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                       ------------------------
                                                                          1996          1995
                                                                       -----------   ----------
Cash paid during the period for:
  Interest, net of interest capitalized..............................  $ 1,684,663   $2,069,170
                                                                       ===========   ==========
  Income taxes.......................................................  $ 2,820,215   $1,233,011
                                                                       ===========   ==========
  Business acquisitions:
     Shares issued...................................................  $10,212,351   $  496,688
     Notes issued to sellers.........................................    3,000,000    2,034,284
     Cash paid.......................................................   11,228,806    5,328,309
                                                                       -----------   ----------
          Total consideration paid...................................   24,441,157    7,859,281
          Assets received............................................   34,149,798   10,789,901
                                                                       -----------   ----------
          Liabilities assumed........................................  $ 9,708,641   $2,930,620
                                                                       ===========   ==========

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

6.  OTHER INFORMATION

     Selected balance sheet account disclosures follow:

                                                                  SEPTEMBER 30,   DECEMBER 31,
                                                                      1996            1995
                                                                  -------------   ------------
    Allowance for doubtful accounts.............................   $  1,102,575   $    396,000
                                                                    ===========    ===========
    Accumulated depreciation and amortization of property and
      equipment.................................................   $ 19,883,121   $ 14,215,696
                                                                    ===========    ===========
    Accumulated amortization of excess cost over the fair value
      of net assets acquired....................................   $  1,898,171   $  1,395,054
                                                                    ===========    ===========

7.  DEBT

     In the first quarter of 1996, the Company and its lenders amended the Credit Facility effective as of January 1, 1996. As amended, each borrowing under the Credit Facility bears interest based on the Company's leverage ratio, as defined, of funded debt to earnings before interest, taxes, depreciation and amortization. If the leverage ratio is 2.0 to 1 or less, then the interest rate is, at the Company's option, prime or LIBOR plus 1.5% and the fee on outstanding letters of credit is .75%. If the leverage ratio falls between 2.01 to 2.5 compared to 1, then the interest rate is prime plus 0.5% or LIBOR plus 1.75% and the fee on outstanding letters of credit is 1.0%. If the leverage ratio falls between 2.51 and 3.0 compared to 1, then the interest rate is prime plus 1.0% or LIBOR plus 2.0% and the fee on outstanding letters of credit is 1.5%. If the leverage ratio is greater than 3.0 to 1, then the interest rate is prime plus 1% or LIBOR plus 2.5% and the fee on outstanding letters of credit is 2.0%. The Company and its lenders amended the Credit Facility again during the second quarter of 1996 to increase the line of credit from $45 million to $70 million. The Credit Facility now expires in June 1999 and is secured by all corporate assets and a pledge of the stock of all subsidiaries. The Credit Facility includes provisions for letters of credit up to $15.0 million. The Company will also pay a 0.5% fee on the average unused portion of the Credit Facility. As of September 30, 1996, $23.3 million of unused credit under this facility remained available. Borrowings under the Credit Facility bore a weighted average interest rate of 7.0% on outstanding loans as of September 30, 1996.

     In April 1996, the Company entered into a $10.0 million facility ("Lease Agreement") with B.A. Leasing and Capital Corporation which has provided funds for capital expenditures. The capital equipment financed must be delivered to and accepted by the Company no later than December 31, 1997. As of September 30, 1996, $6.3 million of unused credit under this facility remained available. Each lease the Company enters into has a term of six years. Such borrowings will bear interest at the prevalent market rates. As of September 30, 1996, the outstanding borrowings bore a weighted average interest rate of 8.51%.

     Under the Credit Facility and the Lease Agreement, the Company is required to meet certain financial covenants. As of September 30, 1996, the Company was in violation of such covenants. LNB and B.A. Leasing and Capital Corporation have issued waivers of non-compliance regarding these covenant violations.

8.  EXCESS COST OVER THE FAIR VALUE OF NET ASSETS ACQUIRED

     Prior to 1996, the excess cost over the fair value of assets acquired ("goodwill") was amortized on a straight-line basis over twenty-five to thirty years. In the first quarter of 1996, the Company changed the amortization period for goodwill generated from all non-landfill acquisitions to 40 years consistent with industry trend and due to the life of operating conditions at such businesses not being dependent on the capacity of available landfill airspace. This change in accounting estimate is applied prospectively from January 1, 1996 for non-landfill acquisitions through that date. The effect of the change in the third quarter and first nine months of 1996 was to decrease amortization expense by approximately $59,000 and $177,000, respectively.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Statewide Environmental Contractors, Inc.

     We have audited the accompanying balance sheet of Statewide Environmental Contractors, Inc. as of December 31, 1995 and the related statement of income, and stockholders' impairment and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Statewide Environmental Contractors, Inc. as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ROSENBERG RICH BAKER BERMAN & COMPANY

Bridgewater, New Jersey
July 30, 1996

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1995

                                                ASSETS
Current Assets:
  Cash....................................................................................  $   209,561
  Accounts receivable, net of allowance for doubtful accounts of $118,832.................    1,050,124
  Note receivable -- related company......................................................      100,743
  Prepaid expenses........................................................................       45,129
  Mortgage receivable, current portion, related party.....................................        4,081
  Deferred tax asset......................................................................       40,000
  Bid deposit.............................................................................        3,012
                                                                                            -----------
         Total Current Assets.............................................................    1,452,650
                                                                                            -----------
Fixed Assets
  Vehicles................................................................................    2,526,959
  Containers..............................................................................    1,421,984
  Machinery and equipment.................................................................      153,569
  Leasehold improvements..................................................................      274,936
  Furniture and fixtures..................................................................      257,506
                                                                                            -----------
         Subtotal.........................................................................    4,634,954
  Less: accumulated depreciation and amortization.........................................    3,642,247
                                                                                            -----------
         Total............................................................................      992,707
                                                                                            -----------
Other Assets
  Mortgage receivable -- non-current portion..............................................      161,302
  Customer accounts (net of amortization of $608,273).....................................      133,979
  Security deposits.......................................................................        3,215
                                                                                            -----------
         Total Other Assets...............................................................      298,496
                                                                                            -----------
         Total Assets.....................................................................  $ 2,743,853
                                                                                            ===========
                               LIABILITIES AND STOCKHOLDERS' IMPAIRMENT
Current Liabilities:
  Current maturities of long-term debt....................................................  $   287,668
  Current maturities of capital lease obligations.........................................       74,526
  Accounts payable........................................................................       97,284
  Accrued expenses........................................................................      178,674
  Payroll taxes payable...................................................................       17,260
  Due to related companies................................................................      334,476
  Income taxes payable....................................................................       17,000
                                                                                            -----------
         Total Current Liabilities........................................................    1,006,888
                                                                                            -----------
Long-Term Liabilities:
  Notes payable, less current maturities..................................................    3,239,298
  Capital lease obligations, less current maturities......................................      187,312
  Deferred income taxes...................................................................      182,000
                                                                                            -----------
         Total Long-Term Liabilities......................................................    3,608,610
                                                                                            -----------
         Total Liabilities................................................................    4,615,498
                                                                                            -----------
Stockholders' Impairment
  8% noncumulative convertible preferred stock, $1,000 par value, 7,050 shares authorized
    and issued; 5,875 outstanding.........................................................    5,875,000
  Class A common stock, $1.00 par value; 3,000 shares authorized and issued; 2,500
    outstanding...........................................................................        2,500
  Class B nonvoting common stock, no par value, 3,000 shares authorized and issued; 2,500
    outstanding...........................................................................        2,500
  Accumulated deficit.....................................................................   (6,927,645)
                                                                                            -----------
                                                                                             (1,047,645)
  Less: treasury stock....................................................................      824,000
                                                                                            -----------
         Total Stockholders' Impairment...................................................   (1,871,645)
                                                                                            -----------
         Total Liabilities and Stockholders' Impairment...................................  $ 2,743,853
                                                                                            ===========

                     See notes to the financial statements.

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

                              STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995

Sales............................................................................  $9,416,042
                                                                                   ----------
Operating expenses (includes related party expenses of $2,612,209)...............   6,706,466
Depreciation.....................................................................     255,425
                                                                                   ----------
          Total Operating Expenses...............................................   6,961,891
                                                                                   ----------
Gross Profit.....................................................................   2,454,151
                                                                                   ----------
General and administrative expenses (includes related party expenses of
  $207,684)......................................................................   1,933,486
Depreciation and amortization....................................................     195,795
                                                                                   ----------
          Total General and Administrative Expenses..............................   2,129,281
                                                                                   ----------
Income From Operations...........................................................     324,870
                                                                                   ----------
Other Income (Expenses)
  Interest expense, net of interest income of $22,806............................    (281,265)
  Gain on sale of fixed assets...................................................      17,191
  Miscellaneous income...........................................................       3,866
                                                                                   ----------
          Total Other Income (Expense)...........................................    (260,208)
                                                                                   ----------
Income Before Income Taxes.......................................................      64,662
Income Taxes.....................................................................      16,701
                                                                                   ----------
Net Income.......................................................................  $   47,961
                                                                                   ==========

                     See notes to the financial statements.

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

                     STATEMENT OF STOCKHOLDERS' IMPAIRMENT
                          YEAR ENDED DECEMBER 31, 1995

                                8% NONCUMULATIVE          CLASS A             CLASS B
                                 PREFERRED STOCK        COMMON STOCK       COMMON STOCK
                               -------------------   ------------------   ---------------   TREASURY    ACCUMULATED
                               SHARES   $1,000 PAR   SHARES   $1.00 PAR   SHARES   NO PAR     STOCK       DEFICIT        TOTAL
                               ------   ----------   ------   ---------   ------   ------   ---------   -----------   -----------
Balance -- January 1, 1995,
  as previously reported.....   7,050   $  616,770   3,000     $ 1,000    3,000    $1,000   $      --   $  (215,289)  $   403,481
Capital stock conversions
  prior period adjustment....      --    6,433,230      --       2,000       --    2,000           --    (6,437,230)           --
                               ------   ----------   -----      ------    -----    ------   ---------   -----------   -----------
Other prior period
  adjustments................      --           --      --          --       --       --           --      (323,087)     (323,087)
                               ------   ----------   -----      ------    -----    ------   ---------   -----------   -----------
Balance at January 1, 1995,
  as restated................   7,050    7,050,000   3,000       3,000    3,000    3,000           --    (6,975,606)       80,394
Purchase of 1,000 shares of
  its common and 1,175 shares
  of its preferred stock from
  deceased shareholder.......  (1,175)  (1,175,000)   (500)       (500)    (500)    (500)    (824,000)           --    (2,000,000)
Net income year ended
  December 31, 1995..........      --           --      --          --       --       --           --        47,961        47,961
                               ------   ----------   -----      ------    -----    ------   ---------   -----------   -----------
Balance --  December 31,
  1995.......................   5,875   $5,875,000   2,500     $ 2,500    2,500    $2,500   $(824,000)  $(6,927,645)  $(1,871,645)
                               ======   ==========   =====      ======    =====    ======   =========   ===========   ===========

                     See notes to the financial statements.

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

Cash Flows From Operating Activities
Net Income.......................................................................  $  47,961
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
  Depreciation...................................................................    376,990
  Amortization...................................................................     74,230
  Gain on sale of fixed assets...................................................    (17,191)
  Deferred income taxes..........................................................    (77,000)
  Provision for losses on accounts receivable....................................     33,339
Changes in Assets and Liabilities
  Accounts receivable............................................................    (95,731)
  Prepaid expenses...............................................................    122,131
  Employee loan..................................................................      1,200
  Bid deposit....................................................................     (3,013)
  Accounts payable...............................................................   (235,887)
  Accrued expenses...............................................................     (2,753)
  Payroll taxes payable..........................................................     10,380
  Due to related companies.......................................................    (57,657)
  Income taxes payable...........................................................     12,828
                                                                                   ---------
          Net Cash Provided by Operating Activities..............................    189,827
                                                                                   ---------
Cash Flows From Investing Activities
  Purchase of containers.........................................................    (46,399)
  Proceeds from sale of fixed assets.............................................     31,656
  Purchase of equipment..........................................................    (16,407)
  Principal payments on mortgage receivable, related party.......................      3,730
  Loan to related company........................................................   (100,743)
                                                                                   ---------
          Net Cash Used in Investing Activities..................................   (128,163)
                                                                                   ---------
Cash Flows From Financing Activities
  Principal payments, capitalized lease obligations..............................   (101,858)
  Principal payments on notes payable............................................   (498,457)
  Officer loan repayments........................................................    (45,070)
  Proceeds from notes payable....................................................    239,000
                                                                                   ---------
          Net Cash Used in Financing Activities..................................   (406,385)
                                                                                   ---------
Net (Decrease) in Cash...........................................................   (344,721)
Cash, January 1, 1995............................................................    554,282
                                                                                   ---------
Cash, December 31, 1995..........................................................  $ 209,561
                                                                                   =========
Supplemental Disclosure of Cash Flow Information
  Cash paid during the year for:
     Interest....................................................................  $ 304,071
     Income taxes................................................................     82,172
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
  The Company purchased 1,000 and 1,175 shares of its common and preferred stock in January 1995 which was financed with a $2,000,000 note.

                     See notes to the financial statements.

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF ORGANIZATION

     Statewide Environmental Contractors, Inc. (the "Company") was incorporated in the state of New Jersey in February, 1963. The Company is licensed by the State of New Jersey Board of Public Utilities to engage in the business of solid waste collection and disposal. The Company services commercial businesses throughout central New Jersey.

DEPRECIATION AND AMORTIZATION

     The cost of property, plant and equipment is depreciated for financial reporting purposes on a straight-line basis over the estimated useful lives of the assets: 7 years for vehicles, 10 years for containers and 5-10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the estimated useful lives or the underlying lease term. Repairs and maintenance expenditures which do not extend the useful lives of the related assets are expensed as incurred.

     For Federal income tax purposes, depreciation is computed under accelerated methods over the asset's class life.

AMORTIZATION

     Customer accounts are being amortized over 10 years on a straight-line basis.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF BUSINESS AND CREDIT RISK

     The Company provides credit in the normal course of business to customers located in New Jersey. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

     As of the balance sheet date, cash at the Company's financial banking institution exceeded the federally insured limit of $100,000 by $237,000.

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

LONG-TERM DEBT

     Long-term debt consists of the following installment notes:

Charles Macaluso               Under an agreement dated August 10, 1992,
                               Statewide Environmental Contractors, Inc.
                               will pay $586,941 to Charles Macaluso in 144
                               equal monthly installments (beginning August
                               15, 1992 at $6,515) with interest at 8.5% for
                               the first 60 payments and prime plus 1% for
                               the next 84 payments subject to a minimum
                               rate of 8.5% and a maximum rate of 10%. Real
                               estate, owned by Lomac Realty shall act as
                               collateral, under a fourth mortgage. Certain
                               officers of Statewide Environmental
                               Contractors, Inc. have guaranteed payment of
                               this obligation. This loan was paid off in
                               July 1996 by the officers....................  $  475,221
Joseph Macaluso                Under an agreement dated October 23, 1992,
                               Statewide Environmental Contractors, Inc.
                               will pay $112,838 to Joseph Macaluso in 99
                               equal monthly installments of $1,561 which
                               will include interest at 8% beginning
                               November 25, 1992. Macaluso accepted this
                               note as full and complete settlement of all
                               deferred obligations due to Macaluso under a
                               January 2, 1984 stock transfer and sale of
                               partnership interest. This note is secured
                               with a second mortgage in real property owned
                               by Lomac Realty. This loan was paid off in
                               July, 1996 by the officers...................  $   78,009
Joseph Macaluso                Under a January 1984 agreement for stock
                               transfer and sale of partnership interest,
                               Statewide Environmental Contractors, Inc.
                               agreed to pay $445,384 to Macaluso in 120
                               equal monthly installments of $5,642 with
                               interest at 9%, beginning February 1, 1991
                               until January 1, 2001. This note is secured
                               with a second mortgage in real property owned
                               by Lomac Realty. This loan was paid off in
                               July 1996 by the officers....................     275,368
Margaret Macaluso              Under a January 1984 agreement for stock
                               transfer and sale of partnership interest,
                               Statewide Environmental Contractors, Inc.
                               agreed to pay Robert Macaluso (which was
                               subsequently assigned to Margaret Macaluso)
                               $445,480 beginning February 1, 1991 in 120
                               equal monthly installments of $5,642
                               including interest at 9% per annum. This note
                               is secured with a third mortgage interest in
                               real property owned by Lomac Realty. This
                               loan was paid off in July, 1996 by the
                               officers.....................................     275,388

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

Margaret Macaluso              Under an agreement dated November 1, 1993
                               Statewide Environmental Contractors, Inc.
                               agreed to pay Margaret Macaluso $107,197 in
                               settlement of all unpaid obligations under
                               the original January 1984 stock transfer and
                               sale of partnership interest agreement. The
                               $107,197 is payable in 88 equal monthly
                               installments of $1,358, including interest at
                               3%, beginning November 5, 1993 until February
                               5, 2001. This note is secured with a third
                               mortgage interest in real property owned by
                               Lomac Realty. The loan was paid off in July,
                               1996 by the officers.........................      77,930
State of New Jersey            $400,000 damage claim settlement payable in
                               60 monthly installments beginning January
                               1992 with a $25,000 down payment. The initial
                               12 monthly installments were $4,583 principal
                               only with no interest. The remaining 48
                               monthly installments are $8,051 (principal of
                               $6,667 and interest of $1,385) with the final
                               payment in February, 1997. The loan was paid
                               off in July, 1996 by the officers............      93,334
Valley National Bank           $239,000 vehicle note payable in 60 monthly
                               installments of $3,983 plus interest at the
                               bank's prime lending rate, plus 1%. This loan
                               is secured by Valley National's lien and
                               right of set-off on twelve (12) trucks listed
                               in the loan agreement. This loan was paid off
                               in July 1996 by the officers.................     239,000
Estate of Former Shareholder   Under the Company's shareholders' agreement
                               the Company was obligated to purchase all
                               shares (common and preferred) of a deceased
                               shareholder (December 1994). The sale and
                               loan agreement was executed in 1996, with an
                               effective date of January 11, 1995 at an
                               agreed price of $2,000,000. The note requires
                               payments of interest only at 6% from January
                               1995 to March 1996 and 2% above the one year
                               treasury bill rate thereafter until January
                               1, 2000 at which time the principal will be
                               paid in 120 equal monthly installments
                               including interest at 2% above the one year
                               treasury bill rate. The loan is secured by a
                               mortgage and collateral assignment of leases
                               on real property located in South Plainfield
                               (owned by Lomac Realty, a related company).
                               Lomac Realty and Recycling Industries, Inc.
                               also guaranteed payment on the loan. The loan
                               was paid off in July, 1996 by Continental
                               Waste Industries in closing of the
                               acquisition (see subsequent event note)......  $2,000,000

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

Ford Motor Credit              Vehicle note payable in 48 monthly
                               installments including interest at 9.9%, of
                               $422. Final payment is due November 1, 1988.
                               The note was paid off in July 1996 by the
                               officers of the Company......................      12,716
                                                                              ----------
Total.......................................................................   3,526,966
Less: current portion.......................................................     287,668
                                                                              ----------
Long-Term Portion...........................................................  $3,239,298
                                                                              ==========

     Following are maturities of long-term debt as of December 31, 1995 for each of the next five years:

        1996.............................................................  $  287,668
        1997.............................................................     234,789
        1998.............................................................     235,962
        1999.............................................................     247,502
        2000.............................................................     477,547
        Thereafter.......................................................   2,043,498
                                                                           ----------
                                                                           $3,526,966
                                                                           ==========

CAPITAL LEASE OBLIGATIONS

     The Company leases certain vehicles under capital leases expiring in various years through 1999. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset at the inception of the lease. The assets are amortized over their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense.

     Properties under capital leases are as follows:

    Vehicles..................................................................  $227,932
    Office equipment..........................................................    36,997
    Machinery and equipment...................................................   139,101
                                                                                --------
                                                                                 404,030
    Less: accumulated depreciation............................................    94,923
                                                                                --------
                                                                                $309,107
                                                                                ========

     The Company is the lessee of vehicles, communication equipment and computer equipment under capital leases expiring in various years through December 1999. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense.

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

     The Company is obligated under the following capital leases:

                                         NET PRESENT
                                          VALUE OF
                                           MINIMUM      FINAL
                             ORIGINAL       LEASE      PAYMENT    MONTHLY LEASE                       CAPITALIZED
            LESSOR          LEASE DATE    PAYMENTS       DATE      OBLIGATION     CAPITALIZED COST   INTEREST RATE
    ----------------------  ----------   -----------   --------   -------------   ----------------   -------------
    RDL Leasing...........      7-93      $   7,179     7-01-97     $  437.84         $ 14,842             19%
    Bell Atlantic
      Tricon..............      8-91          2,519     5-01-96        308.19           11,355             24
    Bell Atlantic
      Tricon..............      8-93          5,349     7-01-97        306.80           10,800             17
    Texton Financial......      6-94         56,261     3-15-98      2,417.00           91,832             13
    Texton Financial......      7-94         84,505     7-01-99      2,444.00          136,100             13
    Texton Financial......     12-94        106,025    12-15-99      2,825.60          139,101             13
                                           --------                 ---------         --------
                                          $ 261,838                 $8,739.43         $404,030
                                           ========                 =========         ========

     Minimum future lease payments under capital leases as of December 31, 1995 for the next five years are:

    1996......................................................................  $102,716
    1997......................................................................    97,452
    1998......................................................................    70,486
    1999......................................................................    51,015
    2000......................................................................        --
                                                                                --------
    Total Minimum Lease Payments..............................................   321,669
    Less: Amount representing interest........................................    59,831
                                                                                --------
    Present Value of Net Minimum Lease Payments...............................   261,838
    Less: current maturities of capital lease obligations.....................    74,526
                                                                                --------
    Obligations under capital leases, excluding current maturities............  $187,312
                                                                                ========

RELATED PARTY TRANSACTIONS

     Statewide Environmental Contractors, Inc. rents office, yard and garage space from the entities listed below whose owners are officers and shareholders of Statewide Environmental Contractors, Inc. For the years ended December 31, 1995 rent expense was paid to the following related entities under operating leases:

    Lomac Realty..............................................................  $ 25,308
    Lincoln Blvd. Associates..................................................    34,308
    Nick Lemmo................................................................    19,200
    Dilex Realty..............................................................   128,868
                                                                                --------
              Total...........................................................  $207,684
                                                                                ========

DISPOSAL COSTS

     For the year ended December 31, 1995, Statewide Environmental Contractors, Inc. was charged $3,029,203 by Recycling Industries, Inc. a company controlled by officers/shareholders of Statewide Environmental Contractors, Inc. for disposal at Recycling Industries' material recovery facility.

REVENUE

     For the year ended December 31, 1995, Statewide Environmental Contractors, Inc. charged Recycling Industries, Inc. $82,500 for outbound hauling from Recycling Industries material recovery facility.

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

EQUIPMENT REPAIRS

     For the year ended December 31, 1995, Statewide Environmental Contractors, Inc. was charged $237,798 by Recycling Industries, Inc. for its vehicle and equipment repairs.

INSURANCE

     Statewide Environmental Contractors, Inc.'s insurance policies included Recycling Industries, Inc. operations. For the year ended December 31, 1995, Statewide charged Recycling Industries, Inc. $96,696 for workers' compensation coverage.

     The liability due to related companies of $334,476 is to Recycling Industries, Inc.

MORTGAGE RECEIVABLE

     Statewide Environmental Contractors, Inc. assumed a mortgage receivable from Edison Disposal, Inc. under the plan of merger adopted July 20, 1993. The original note, dated July 1983, of $194,700 calls for 360 monthly payments of $1,566 including interest at 9% per annum. The balance as of December 31, 1995 was $165,383. The note is due from a shareholder and is secured by real estate located in South Plainfield, NJ.

NOTE RECEIVABLE, RELATED COMPANY

     In August 1995, Statewide advanced $100,743 to Lomac Realty which includes interest at 8% calculated through December 31, 1995.

OPERATING LEASE COMMITMENTS

     The Company leases certain space and equipment under operating leases.

     The following is a schedule of future minimum rental payments (exclusive of common area charges) required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1995.

                             YEAR ENDING DECEMBER 31,
    --------------------------------------------------------------------------
      1996....................................................................  $201,624
      1997....................................................................   201,624
      1998....................................................................   201,624
      1999....................................................................    84,010
                                                                                --------
              Total Minimum Lease Payments....................................  $688,882
                                                                                ========

     The leases also contain provisions for the Company to pay a proportionate share of real estate taxes and utilities.

INCOME TAXES

     The income tax provision consists of the following:

                                                              FEDERAL     STATE     TOTAL
                                                              --------   -------   --------
    Current.................................................  $ 77,000   $16,701   $ 93,701
    Deferred................................................   (77,000)       --    (77,000)
                                                              --------   -------   --------
                                                              $     --   $16,701   $ 16,701
                                                              ========   =======   ========

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

     A reconciliation of the provision for income taxes at the federal statutory rates, with the provision reflected in the financial statement follows.

     Provision of federal statutory income tax rates, with the provision reflected as follows:

    Provision of federal statutory income tax rate............................  $ 21,985
    State taxes, net of federal provision.....................................    16,701
    Provision for accounts receivable.........................................    11,300
    Other, net................................................................   (33,285)
                                                                                --------
                                                                                $ 16,701
                                                                                ========

     The tax effect of the primary temporary differences giving rise to the Company's deferred tax liability are as follows:

    Provision for accounts receivable reserves................................  $(40,000)
                                                                                ========
    Depreciation..............................................................  $182,000
                                                                                ========

     Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (using accelerated depreciation methods for income tax purposes) and to the allowance for doubtful accounts (deductible for financial statement purposes but not for income tax purposes).

PENSION

     The Company has adopted a pension plan under IRC Section 401(k). Contributions are discretionary and determined annually by management up to a maximum of 6%. This plan covers all non-union employees. Company contributions totaled $47,390 for the year ended December 31, 1995.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     For cash, accounts receivable, notes receivable, mortgages receivable, accounts payable and accrued expenses, the carrying value amount approximates fair value because of the short maturity of these instruments. Based on borrowing rates currently available to the Company for borrowings with similar terms and maturities, the fair value of the Company's notes payable was approximately $3.1 million as of December 31, 1995. No quoted market value is available.

COMMITMENTS AND CONTINGENCIES

     The Company is contingently liable for claims made for union health benefits. A hearing assessing these benefits was subsequently overturned by an arbitrator and two subsequent hearings have been cancelled by the Union's counsel. The range of potential liability is from $0 to $75,000. Management believes that the outcome of this action will not have a material adverse effect on the Company's financial position or results of operations.

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

PRIOR PERIOD ADJUSTMENT

     Accumulated deficit at the beginning of 1995 has been adjusted to correct errors made in 1994 and prior. The errors made were as follows:

          Per a July 20, 1993 agreement, the Company converted shares of its preferred stock from a stated value to stock with a par value of $1,000 per share. The prior period adjustment increases the value of the preferred stock to a par value with a corresponding offset to retained earnings.

    Conversion of preferred and common stock.................................  $6,437,230
                                                                               ----------
    Overstatement of assets..................................................     527,139
    Understatement of accounts receivable provision..........................     127,078
    Understatement of deferred tax liability.................................     219,000
    Under accrual of accrued expenses........................................      84,933
    Adjustment of depreciation from accelerated methods to the straight-line
      method.................................................................    (635,063)
                                                                               ----------
      Other prior period adjustments.........................................     323,087
                                                                               ----------
              Total prior period adjustments.................................  $6,760,317
                                                                               ==========

SUBSEQUENT EVENT

     On April 11, 1996 Statewide executed an agreement of sale for all the issued and outstanding shares of its capital stock of the Company for an amount not to be less than $5,500,000. The purchaser, Continental Waste Industries, Inc. (CWI) shall issue to stockholders of Statewide shares of CWI common stock with a value of $3,500,000 and $2,000,000 in cash.

     The transaction closed and shares of common and preferred stock were exchanged on July 1, 1996. Proceeds of $2,000,000 were used to pay off the treasury stock note. The original shareholders of Statewide paid off all remaining note and capital lease obligations with proceeds from sale of the common stock of Recycling Industries and real estate held by Lomac Realty (related parties), which was also purchased by CWI on July 1, 1996.

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

                            UNAUDITED BALANCE SHEET

                                                                                             JUNE 30,
                                                                                               1996
                                                                                            -----------
                                                ASSETS
Current Assets
  Cash....................................................................................  $     9,993
  Accounts receivable, net of allowance for doubtful accounts of $107,124.................    1,197,296
  Note receivable -- related company......................................................      100,743
  Prepaid expenses........................................................................       75,383
  Mortgage receivable, current portion....................................................        4,267
  Deferred tax asset......................................................................       91,000
  Bid deposit.............................................................................        3,012
                                                                                            -----------
         Total Current Assets.............................................................    1,481,694
                                                                                            -----------
Fixed Assets
  Vehicles................................................................................    2,677,070
  Containers..............................................................................    1,424,452
  Machinery and equipment.................................................................      153,569
  Leasehold improvements..................................................................      274,936
  Furniture and fixtures..................................................................      257,506
                                                                                            -----------
         Subtotal.........................................................................    4,787,533
  Less: accumulated depreciation and amortization.........................................    3,785,884
                                                                                            -----------
         Total............................................................................    1,001,649
                                                                                            -----------
Other Assets
  Mortgage receivable, non-current portion................................................      159,121
  Customer accounts, net of amortization of $645,827......................................       96,875
  Security deposits.......................................................................        3,215
                                                                                            -----------
         Total Other Assets...............................................................      259,211
                                                                                            -----------
         Total Assets.....................................................................  $ 2,742,554
                                                                                            ===========
                               LIABILITIES AND STOCKHOLDERS' IMPAIRMENT
Current Liabilities
  Current maturities of long-term debt....................................................  $   316,651
  Current maturities of capital lease obligations.........................................       78,688
  Accounts payable........................................................................       92,740
  Accrued expenses........................................................................      320,306
  Payroll taxes payable...................................................................       13,830
  Due to related company..................................................................      687,744
  Income taxes payable....................................................................       13,000
                                                                                            -----------
         Total Current Liabilities........................................................    1,522,959
                                                                                            -----------
Long-Term Liabilities
  Long-term debt, less current maturities.................................................    3,224,316
  Capital lease obligations, less current maturities......................................      147,304
  Deferred tax liability..................................................................      176,000
                                                                                            -----------
         Total Long-Term Liabilities......................................................    3,547,620
                                                                                            -----------
         Total Liabilities................................................................    5,070,579
                                                                                            -----------
Stockholders' Impairment
  8% noncumulative convertible preferred stock, $1,000 par value, 7,050 shares authorized
    and issued; 5,875 shares outstanding..................................................    5,875,000
  Class A common stock, $1 par value; 3,000 shares authorized and issued; 2,500 shares
    outstanding...........................................................................        2,500
  Class B nonvoting common stock, no par value, 3,000 shares authorized and issued; 2,500
    shares outstanding....................................................................        2,500
  Accumulated deficit.....................................................................   (7,384,025)
                                                                                            -----------
                                                                                             (1,504,025)
  Less: treasury stock....................................................................      824,000
                                                                                            -----------
         Total Stockholders' Impairment...................................................   (2,328,025)
                                                                                            -----------
         Total Liabilities And Stockholders' Impairment...................................  $ 2,742,554
                                                                                            ===========

                     See notes to the financial statements.

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

                       UNAUDITED STATEMENT OF OPERATIONS
                    SIX MONTHS ENDED JUNE 30, 1996 AND 1995

                                                                           1996         1995
                                                                        ----------   ----------
Revenue...............................................................  $4,694,555   $4,762,276
                                                                        ----------   ----------
Operating expenses (includes related party expenses of $1,896,544 and
  $1,110,622 in 1996 and 1995, respectively)..........................   3,856,158    3,066,083
Depreciation..........................................................     126,501      139,470
                                                                        ----------   ----------
          Total Operating Expenses....................................   3,982,659    3,205,553
                                                                        ----------   ----------
Gross Profit..........................................................     711,896    1,556,723
                                                                        ----------   ----------
General and administrative expenses (includes related party expenses
  of $103,842 and $107,137 in 1996 and 1995, respectively)............     938,664      808,953
Depreciation and amortization.........................................      54,240       60,966
                                                                        ----------   ----------
          Total General and Administrative Expenses...................     992,904      869,919
                                                                        ----------   ----------
Income (Loss) From Operations.........................................    (281,008)     686,804
                                                                        ----------   ----------
Other Income (Expense)
  Interest expense, net of interest income of $8,776 and $11,385 in
     1996 and 1995, respectively......................................    (121,627)    (148,425)
  Prepayment penalties................................................    (113,537)          --
  Miscellaneous income................................................       2,792       17,933
                                                                        ----------   ----------
          Total Other (Expense).......................................    (232,372)    (130,492)
                                                                        ----------   ----------
Income (Loss) Before Income Taxes.....................................    (513,380)     556,312
Benefit (Provision) for Income Taxes..................................      57,000     (200,000)
                                                                        ----------   ----------
Net Income (Loss).....................................................  $ (456,380)  $  356,312
                                                                        ==========   ==========

                     See notes to the financial statements.

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

                UNAUDITED STATEMENT OF STOCKHOLDERS' IMPAIRMENT
                         SIX MONTHS ENDED JUNE 30, 1996

                              8% NONCUMULATIVE
                              PREFERRED STOCK            CLASS A           CLASS B
                          ------------------------    COMMON STOCK      COMMON STOCK
                          CONVERTIBLE                ---------------   ---------------   TREASURY    ACCUMULATED
                            SHARES      $1,000 PAR   SHARES   $1 PAR   SHARES   NO PAR     STOCK       DEFICIT        TOTAL
                          -----------   ----------   ------   ------   ------   ------   ---------   -----------   -----------
Balance -- January 1,
  1996..................     5,875      $5,875,000   2,500    $2,500   2,500    $2,500   $(824,000)  $(6,927,645)  $(1,871,645)
Six Months Ended
  June 30, 1996.........        --             --       --       --       --       --           --     (456,380)      (456,380)
                             -----      ----------   -----    ------   -----    ------   ---------   -----------   -----------
Balance -- June 30,
  1996..................     5,875      $5,875,000   2,500    $2,500   2,500    $2,500   $(824,000)  $(7,384,025)  $(2,328,025)
                             =====      ==========   =====    ======   =====    ======   =========   ===========   ===========
Balance -- January 1,
  1995..................     5,875      $5,875,000   2,500    $2,500   2,500    $  --    $      --   $(6,975,695)  $(1,095,695)
Six Months Ended
  June 30, 1995.........        --             --       --       --       --       --     (824,000)     356,312       (467,688)
                             -----      ----------   -----    ------   -----    ------   ---------   -----------   -----------
Balance -- June 30,
  1995..................     5,875      $5,875,000   2,500    $2,500   2,500    $  --    $(824,000)  $(6,619,383)  $(1,563,383)
                             =====      ==========   =====    ======   =====    ======   =========   ===========   ===========

                     See notes to the financial statements.

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

                       UNAUDITED STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JUNE 30, 1996

                                                                           1996        1995
                                                                         ---------   ---------
Cash Flows From Operating Activities
Net Income (Loss)......................................................  $(456,380)  $ 356,312
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in
  Operating Activities
  Depreciation and amortization........................................    180,741     200,436
  Deferred income taxes................................................    (57,000)    (34,000)
Changes in Assets and Liabilities
  Accounts receivable..................................................   (147,172)   (115,371)
  Employee loan........................................................         --       1,200
  Prepaid expenses.....................................................    (30,254)   (131,926)
  Accounts payable.....................................................     (4,544)   (208,424)
  Accrued expenses.....................................................    138,845     (13,882)
  Payroll taxes payable................................................     (3,430)      8,219
  Due to related company...............................................    353,268     (23,518)
  Income taxes payable.................................................     (4,000)    193,503
                                                                         ---------   ---------
          Net Cash Used in Operating Activities........................    (29,926)    232,549
                                                                         ---------   ---------
Cash Flows From Investing Activities
  Purchase of containers...............................................     (2,468)    (40,000)
  Purchase of equipment................................................         --     (55,560)
  Payments on officer loans............................................         --     (45,200)
  Principal payments on mortgage receivable............................      1,995       1,823
                                                                         ---------   ---------
          Net Cash Used in Investing Activities........................       (473)   (138,937)
                                                                         ---------   ---------
Cash Flows From Financing Activities
  Principal payments on capitalize lease obligations...................    (35,847)    (52,489)
  Principal payments on notes payable..................................   (133,322)   (143,615)
                                                                         ---------   ---------
          Net Cash Used in Financing Activities........................   (169,169)   (196,104)
                                                                         ---------   ---------
Net Decrease in Cash...................................................   (199,568)   (102,492)
Cash, January 1........................................................    209,561     554,282
                                                                         ---------   ---------
Cash, June 30..........................................................  $   9,993   $ 451,790
                                                                         =========   =========
Supplemental Disclosure of Cash Flow Information
  Cash paid for:
     Interest..........................................................  $ 129,774   $ 159,809
     Income taxes......................................................  $   6,650   $  30,000
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
  The Company purchased equipment in January, 1996 which was financed with a $150,111 promissory note.

                     See notes to the financial statements.

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

                  NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF ORGANIZATION

     Statewide Environmental Contractors, Inc. (the Company) was incorporated in the state of New Jersey in February, 1963. The company is licensed by the State of New Jersey Board of Public Utilities to engage in the business of solid waste collection and disposal. The Company services commercial businesses throughout central New Jersey.

DEPRECIATION AND AMORTIZATION

     The cost of property, plant and equipment is depreciated for financial reporting purposes on a straight line basis over the estimated useful lives of the assets: 7 years for vehicles, 10 years for containers and 5-10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the estimated useful lives or the underlying lease term. Customer accounts are amortized over 10 years on a straight-line basis. Repairs and maintenance expenditures which do not extend the useful lives of the related assets are expensed as incurred. For Federal income tax purposes, depreciation is computed under accelerated methods over the asset's class life.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF BUSINESS AND CREDIT RISK

     The Company provides credit in the normal course of business to customers located in New Jersey. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

LONG-TERM DEBT

     Long-term debt consists of the following installment notes:

Charles Macaluso                Under an agreement dated August 10, 1992, Statewide
                                Environmental Contractors, Inc. will pay $586,941
                                to Charles Macaluso in 144 equal monthly
                                installments (beginning August 15, 1992 at $6,515)
                                with interest at 8.5% for the first 60 payments and
                                prime plus 1% for the next 84 payments subject to a
                                minimum rate of 8.5% and a maximum rate of 10%.
                                Real estate, owned by Lomac Realty shall act as
                                collateral, under a fourth mortgage. Certain
                                officers of Statewide Environmental Contractors,
                                Inc. have guaranteed payment of this obligation.
                                This loan was paid off in July, 1996 by the
                                officers...........................................  $  453,312

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

Joseph Macaluso                 Under an agreement dated October 23, 1992,
                                Statewide Environmental Contractors, Inc. will pay
                                $112,838 to Joseph Macaluso in 99 equal monthly
                                installments of $1,561 which will include interest
                                at 8% beginning November 25, 1992. Macaluso
                                accepted this note as full and complete settlement
                                of all deferred obligations due to Macaluso under a
                                January 2, 1984 stock transfer and sale of
                                partnership interest. This note is secured with a
                                second mortgage in real property owned by Lomac
                                Realty. This loan was paid off in July, 1996 by the
                                officers...........................................      73,805
Joseph Macaluso                 Under a January, 1984 agreement for stock transfer
                                and sale of partnership interest, Statewide
                                Environmental Contractors, Inc. agreed to pay
                                $445,384 to Macaluso in 120 equal monthly
                                installments of $5,642 with interest at 9%,
                                beginning February 1, 1991 until January 1, 2001.
                                This note is secured with a second mortgage in real
                                property owned by Lomac Realty. This loan was paid
                                off in July, 1996 by the officers..................     260,899
Margaret Macaluso               Under a January, 1984 agreement for stock transfer
                                and sale of partnership interest, Statewide
                                Environmental Contractors, Inc. agreed to pay
                                Robert Macaluso (which was subsequently assigned to
                                Margaret Macaluso) $445,480 beginning February 1,
                                1991 in 120 equal monthly installments of $5,642
                                including interest at 9% per annum. This note is
                                secured with a third mortgage interest in property
                                owned by Lomac Realty. This loan was paid off in
                                July, 1996 by the officers.........................     257,243
Margaret Macaluso               Under an agreement dated November 1, 1993 Statewide
                                Environmental Contractors, Inc. agreed to pay
                                Margaret Macaluso $107,197 in settlement of all
                                unpaid obligations under the original January, 1984
                                stock transfer and sale of partnership interest
                                agreement. The $107,197 is payable in 88 equal
                                monthly installments of $1,358, including interest
                                at 3%, beginning November 5, 1993 until February 5,
                                2001. This note is secured with a third mortgage
                                interest in real property owned by Lomac Realty.
                                The loan was paid off in July, 1996 by the
                                officers...........................................      72,080
State of New Jersey             $400,000 damage claim settlement payable in 60
                                monthly installments beginning January, 1992 with a
                                $25,000 down payment. The initial 12 monthly
                                installments were $4,583 principal only with no
                                interest. The remaining 48 monthly installments are
                                $8,051 (principal of $6,667 and interest of $1,385)
                                with the final payment in February, 1997. The loan
                                was paid off in July, 1996 by the officers.........      60,000

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

Valley National Bank            $239,000 vehicle note payable in 60 monthly
                                installments of $3,983 plus interest at the bank's
                                prime lending rate plus 1%. This loan is secured by
                                Valley National's lien and right of set-off on
                                twelve (12) trucks listed in the loan agreement.
                                This loan was paid off in July, 1996 by the
                                officers...........................................     215,201
Estate of Former Shareholder    Under the Company's shareholders' agreement, the
                                Company was obligated to purchase all shares
                                (common and preferred) of a deceased shareholder
                                (December 1994). The sale and loan agreement was
                                executed in 1996, with an effective date of January
                                11, 1995 at an agreed price of $2,000,000. The note
                                requires payments of interest only at 6% from
                                January, 1995 to March, 1996, and 2% above the one
                                year treasury bill rate thereafter, until January
                                1, 2000 at which time the principal will be paid in
                                120 equal monthly installments including interest
                                at 2% above the one year treasury bill rate. The
                                loan is secured by a mortgage and collateral
                                assignment of leases on real property located in
                                South Plainfield (owned by Lomac Realty, a related
                                company). Lomac Realty and Recycling Industries,
                                Inc. also guaranteed payment on the loan. The loan
                                was paid off in July, 1996 by Continental Waste
                                Industries in closing of the acquisition (See
                                Subsequent Event note).............................   2,000,000
Ford Motor Credit               Vehicle note payable in 48 monthly installments of
                                $422 including interest at 9.9%. Final payment is
                                due November 1, 1998. The note was paid off by the
                                officers of the Company............................      10,772
Associates Commercial           $150,931 vehicle note payable in 60 monthly
                                installments of $3,064 including interest at 8.06%
                                beginning 1996. The note is secured by a vehicle...     137,655
                                                                                     ----------
          Total....................................................................   3,540,967
Less: current portion..............................................................     316,651
                                                                                     ----------
Long-Term Portion..................................................................  $3,224,316
                                                                                      =========

     Following are maturities of long-term debt as of June 30, 1996 for each of the next five years:

    1997.....................................................................  $  316,651
    1998.....................................................................     257,269
    1999.....................................................................     272,187
    2000.....................................................................     389,465
    2001.....................................................................     400,289
    Thereafter...............................................................   1,905,106
                                                                               ----------
                                                                               $3,540,967
                                                                               ==========

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

CAPITAL LEASE OBLIGATIONS

     The Company leases certain vehicles under capital leases expiring in various years through 1999. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset at the inception of the lease. The assets are amortized over their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense.

     Properties under capital leases included within fixed assets as of June 30, 1996, are as follows:

    Vehicles..................................................................  $227,932
    Office equipment..........................................................    36,997
    Machinery and equipment...................................................   139,101
                                                                                --------
                                                                                 404,030
    Less: accumulated amortization............................................   129,355
                                                                                --------
                                                                                $274,675
                                                                                ========

     The Company is the lessee of vehicles, communication equipment and computer equipment under capital leases expiring in various years through March, 1999. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense.

     The Company is obligated under the following capital leases:

                                             NET PRESENT
                                              VALUE OF
                                  ORIGINAL     MINIMUM      FINAL      MONTHLY                   CAPITALIZED
                                   LEASE        LEASE      PAYMENT      LEASE      CAPITALIZED    INTEREST
               LESSOR               DATE      PAYMENTS       DATE     OBLIGATION      COST          RATES
    ----------------------------  --------   -----------   --------   ----------   -----------   -----------
    RDL Leasing.................     7-93     $   9,050     7-01-97     $  438      $  14,842         19%
    Bell Atlantic Tricon........     8-91         3,970     5-01-96        308         11,355         24
    Bell Atlantic Tricon........     8-93         6,694     7-01-97        307         10,800         17
    Texton Financial............     6-94        81,985     3-15-98      2,417         91,832         13
    Texton Financial............     7-94        93,599     7-01-99      2,444        136,100         13
    Texton Financial............    12-94       115,909    12-15-99      2,826        139,101         13
                                               --------                 ------       --------
                                              $ 311,207                 $8,740      $ 404,030
                                               ========                 ======       ========

     All leases were paid in July, 1996.

     Minimum future lease payments under capital leases as of June 30, 1996 for the next five years are:

    1997......................................................................  $102,099
    1998......................................................................    86,784
    1999......................................................................    63,235
    2000......................................................................    19,398
    2001......................................................................        --
                                                                                --------
    Total Minimum Lease Payments..............................................   271,516
    Less: Amount representing interest........................................    45,524
                                                                                --------
    Present Value of Net Minimum Lease Payments...............................   225,992
    Less: current maturities of capital lease obligations.....................    78,688
                                                                                --------
    Obligations under capital leases, excluding current maturities............  $147,304
                                                                                ========

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

RELATED PARTY TRANSACTIONS

     Statewide Environmental Contractors, Inc. rents office, yard and garage space from the entities and individuals listed below whose owners are officers and shareholders of Statewide Environmental Contractors, Inc. For the six months ended June 30, 1996 and 1995, rent expense was paid to the following related entities under operating leases:

                                                                         1996       1995
                                                                       --------   --------
    Lomac Realty.....................................................  $ 12,654   $ 15,949
    Lincoln Blvd. Associates.........................................    17,154     17,154
    Nick Lemmo.......................................................     9,600      9,600
    Dilex Realty.....................................................    64,434     64,434
                                                                       ---------- ----------
              Total..................................................  $103,842   $107,137
                                                                       ========== ==========

DISPOSAL COSTS

     For the six months ended June 30, 1996 and 1995, Statewide Environmental Contractors, Inc. was charged $2,090,704 and $1,328,360, respectively, by Recycling Industries, Inc., a company controlled by officers/shareholders of Statewide Environmental Contractors, Inc. for disposal at Recycling Industries, Inc.'s material recovery facility.

REVENUE

     For the six months ended June 30, 1996 and 1995, Statewide Environmental Contractors, Inc. charged Recycling Industries, Inc. $23,100 and $47,700, respectively, for outbound hauling from Recycling Industries, Inc.s' material recovery facility.

EQUIPMENT REPAIRS

     For the six months ended June 30, 1996 and 1995, Statewide Environmental Contractors, Inc. charged Recycling Industries, Inc. $99,556 and $119,790, respectively, for its vehicle and equipment repairs.

INSURANCE

     Statewide Environmental Contractors, Inc.'s insurance policies included Recycling Industries, Inc. operations. For the six months ended June 30, 1996 and 1995, Statewide charged Recycling Industries, Inc. $71,504 and $50,248, respectively, for workers' compensation coverage.

     The liability due to related companies of $687,744 as of June 30, 1996 is to Recycling Industries, Inc.

SHARES REPURCHASE

     In 1995, the Company purchased 1,175 shares of preferred stock and 1,000 shares of common stock from a shareholder financed by a $2,000,000 note payable to the seller.

MORTGAGE RECEIVABLE

     Statewide Environmental Contractors, Inc. assumed a mortgage receivable from Edison Disposal, Inc. under the plan of merger adopted July 20, 1993. The original note, dated July, 1983, of $194,700 calls for 360 monthly payments of $1,566 including interest at 9% per annum. The balance as of June 30, 1996 was $163,388. The note is due from a shareholder and is secured by real estate located in South Plainfield, NJ.

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

NOTE RECEIVABLE -- RELATED COMPANY

     Statewide advanced $100,743 to Lomac Realty which included interest at 8% calculated through June 30, 1996.

OPERATING LEASE COMMITMENTS

     The Company leases certain space and equipment under operating leases.

     The following is a schedule of future minimum rental payments (exclusive of common area charges) required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of June 30, 1996.

                               YEAR ENDING JUNE 30,
    --------------------------------------------------------------------------
    1997......................................................................  $201,624
    1998......................................................................   201,624
    1999......................................................................   184,822
                                                                                --------
              Total Minimum Lease Payments....................................  $588,070
                                                                                ========

     The leases also contain provisions for Statewide to pay a proportionate share of real estate taxes and utilities.

INCOME TAXES

     The benefit (provision) for income taxes consists of the following:

                                             1996                             1995
                                  ---------------------------   --------------------------------
                                  FEDERAL    STATE     TOTAL     FEDERAL     STATE       TOTAL
                                  -------   -------   -------   ---------   --------   ---------
    Current.....................  $    --   $    --   $    --   $(178,000)  $(52,000)  $(230,000)
    Deferred....................   46,000    11,000    57,000      20,000     10,000      30,000
                                  -------   -------   -------   ---------   --------   ---------
                                  $46,000   $11,000   $57,000   $(158,000)  $(42,000)  $(200,000)
                                  =======   =======   =======   =========   ========   =========

     A reconciliation of the provision for income taxes at the federal statutory rates, with the provision reflected in the financial statement follows.

     Provision of federal statutory income tax rates, with the provision reflected as follows:

                                                                      1996         1995
                                                                     -------     ---------
    Provision of federal statutory income tax rate.................  $46,000     $(158,000)
    State taxes, net of federal provision..........................   11,000       (42,000)
                                                                     -------     ---------
                                                                     $57,000     $(200,000)
                                                                     =======     =========

     The tax effect of the primary temporary differences giving rise to the Company's deferred taxes at June 30, 1996 are as follows:

    Tax effect of net operating loss..........................................  $ 51,000
    Provision for accounts receivable reserves................................    40,000
                                                                                --------
    Deferred Tax Asset........................................................  $ 91,000
                                                                                ========
    Deferred Tax Liability -- Depreciation....................................  $176,000
                                                                                ========

     Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (using

                   STATEWIDE ENVIRONMENTAL CONTRACTORS, INC.

accelerated depreciation methods for income tax purposes), the allowance for doubtful accounts (deductible for financial statement purposes but not for income tax purposes), and the net operating losses.

PENSION

     The Company has adopted a pension plan under IRC Section 401(k). Contributions are discretionary and are determined annually by management up to a maximum of 6% of qualifying salaries. This plan covers all non-union employees. Company contributions totaled $26,475 for the six months ended June 30, 1996.

COMMITMENT AND CONTINGENCIES

     The Company is contingently liable for claims made for union health benefits. A hearing assessing these benefits was subsequently overturned by an arbitrator and two subsequent hearings have been canceled by the Union's counsel. The range of potential liability is from $0 to $75,000. Management believes that the outcome of this action will not have a materially adverse effect on the Company's financial position or results of operations.

SUBSEQUENT EVENT

     On April 11, 1996, Statewide executed an agreement of sale for all the issued and outstanding shares of its capital stock of the Company for an amount not to be less than $5,500,000. The purchaser, Continental Waste Industries, Inc. (CWI) shall issue to stockholders of Statewide shares of CWI common stock with a value of $3,500,000 and $2,000,000 in cash.

     The transaction closed and shares of its common and preferred stock were exchanged on July 1, 1996. Proceeds of $2,000,000 were used to pay off the treasury stock note. The original shareholders of Statewide paid off all remaining note and capital lease obligations with proceeds from sale of the common stock of Recycling Industries, Inc. and real estate held by Lomac Realty (related parties), which were also purchased by CWI on July 1, 1996. The early retirement of these debt obligations resulted in a $113,537 charge which was recorded on June 30, 1996.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Recycling Industries, Inc.

     We have audited the accompanying balance sheet of Recycling Industries, Inc. as of March 31, 1996 and the related statements of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Recycling Industries, Inc. as of March 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                        ROSENBERG RICH BAKER BERMAN & COMPANY

Bridgewater, New Jersey
July 30, 1996

                           RECYCLING INDUSTRIES, INC.

                                 BALANCE SHEET
                                 MARCH 31, 1996

                                           ASSETS
Current Assets
  Cash...........................................................................  $   26,201
  Accounts receivable trade, net of allowance for doubtful accounts of $35,965...     237,688
  Accounts receivable, related party.............................................     439,580
  Prepaid expenses...............................................................       1,500
                                                                                   ----------
          Total Current Assets...................................................     704,969
                                                                                   ----------
Fixed Assets
  Containers.....................................................................     727,021
  Vehicles.......................................................................     134,462
  Computers......................................................................      13,189
  Leasehold improvements.........................................................         810
                                                                                   ----------
          Total..................................................................     875,482
Less: accumulated depreciation...................................................     427,687
                                                                                   ----------
          Net Fixed Assets.......................................................     447,795
                                                                                   ----------
          Total Assets...........................................................   1,152,764
                                                                                   ==========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of capital lease obligations................................      13,928
  Accounts payable...............................................................      57,743
  Accrued expenses...............................................................     125,005
  Payroll taxes payable..........................................................      24,074
  Deferred income taxes..........................................................     198,000
                                                                                   ----------
          Total Current Liabilities..............................................     418,750
                                                                                   ----------
Long-Term Liabilities
  Obligations under capital lease................................................      37,301
  Deferred income taxes..........................................................     103,000
                                                                                   ----------
          Total Long-Term Liabilities............................................     140,301
                                                                                   ----------
Stockholders' Equity
  Common stock -- no par value 100 shares authorized; 100 shares issued and
     outstanding.................................................................       3,000
  Retained earnings..............................................................     590,713
                                                                                   ----------
          Total Stockholders' Equity.............................................     593,713
                                                                                   ----------
          Total Liabilities and Stockholders' Equity.............................  $1,152,764
                                                                                   ==========

                     See notes to the financial statements.

                           RECYCLING INDUSTRIES, INC.

                            STATEMENT OF OPERATIONS

                                                                                   YEAR ENDED
                                                                                   MARCH 31,
                                                                                      1996
                                                                                   ----------
Revenue (includes related party revenue of $3,188,370)...........................  $5,600,611
                                                                                   ----------
Operating expenses (includes related party expenses of $448,810).................   5,359,692
Depreciation.....................................................................      85,500
                                                                                   ----------
          Total Operating Expenses...............................................   5,445,192
                                                                                   ----------
Gross Profit.....................................................................     155,419
General and Administrative Expenses (includes related party expenses of
  $43,560).......................................................................     471,687
                                                                                   ----------
Loss From Operations.............................................................    (316,268)
                                                                                   ----------
Other Income (Expense)
  Interest income................................................................         871
  Interest expense...............................................................      (5,137)
                                                                                   ----------
          Total..................................................................      (4,266)
                                                                                   ----------
Loss Before Income Taxes.........................................................    (320,534)
Benefit From Income Taxes........................................................     123,000
                                                                                   ----------
Net Loss.........................................................................  $ (197,534)
                                                                                   ==========

                     See notes to the financial statements.

                           RECYCLING INDUSTRIES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                   YEAR ENDED MARCH 31, 1996
                                                             -------------------------------------
                                                                               RETAINED
                                                             SHARES   NO PAR   EARNINGS    TOTAL
                                                             ------   ------   --------   --------
Balance -- April 1, 1995 as originally reported............    100    $3,000   $699,751   $702,751
Prior period adjustments...................................     --        --     88,496     88,496
                                                               ---    ------   --------   --------
Balance -- April 1, 1995 as restated.......................    100     3,000    788,247    791,247
Net Loss -- Year Ended March 31, 1996......................     --        --   (197,534)  (197,534)
                                                               ---    ------   --------   --------
Balance -- March 31, 1996..................................    100    $3,000   $590,713   $593,713
                                                               ===    ======   ========   ========

                     See notes to the financial statements.

                           RECYCLING INDUSTRIES, INC.

                            STATEMENT OF CASH FLOWS

                                                                                   YEAR ENDED
                                                                                   MARCH 31,
                                                                                      1996
                                                                                   ----------
Cash Flows From Operating Activities
Net Loss.........................................................................  $ (197,534)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities
  Depreciation...................................................................      85,500
  Deferred income taxes..........................................................    (182,000)
Changes in Assets and Liabilities
  Decrease in accounts receivable -- trade.......................................     389,120
  Increase in accounts receivable -- related party...............................    (102,472)
  Decrease in prepaid expenses...................................................       1,500
  Decrease in security deposits..................................................       3,664
  Increase in accounts payable...................................................      27,449
  Increase in accrued expenses...................................................      31,992
  (Decrease) in payroll taxes payable............................................     (21,030)
  (Decrease) in income taxes payable.............................................      (9,479)
                                                                                    ---------
          Net Cash Provided by Operating Activities..............................      26,710
                                                                                    ---------
Cash Flows From Investing Activities
  Purchase of vehicles...........................................................     (43,036)
                                                                                    ---------
          Net Cash (Used) in Investing Activities................................     (43,036)
                                                                                    ---------
Cash Flows From Financing Activities
  Principal payments on vehicle equipment notes..................................     (17,785)
                                                                                    ---------
          Net Cash (Used) in Financing Activities................................     (17,785)
                                                                                    ---------
Net Decrease in Cash.............................................................     (34,111)
Cash at Beginning of Year........................................................      60,312
                                                                                    ---------
Cash at End of Year..............................................................  $   26,201
                                                                                    =========
Supplemental Disclosures Of Cash Flow Information
  Cash paid during the year for
     Interest....................................................................  $    5,137
     Income taxes................................................................         100
Supplemental Disclosure Of Non-Cash Transactions
  Purchase of vehicle through issuance of capital lease..........................  $   29,125

                     See notes to the financial statements.

                           RECYCLING INDUSTRIES, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF ORGANIZATION

     Recycling Industries, Inc. operates a material recovery facility to process recyclable material under licensing granted by the State of New Jersey.

DEPRECIATION

     The cost of property and equipment is depreciated for financial reporting purposes on a straight-line basis over the estimated useful lives of the assets:
5 years for containers, vehicles, and computers and 10 years for leasehold improvements. Repairs and maintenance expenditures which do not extend the useful lives of the related assets are expensed as incurred.

INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in financial statements and consist of deferred taxes related to differences of reporting depreciation differently for financial and income tax reporting. In addition, the Company reports its income tax returns on a cash basis accounting method. The deferred tax liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the liabilities are recovered or settled.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF BUSINESS AND CREDIT RISK/ECONOMIC DEPENDENCY

     The Company provides credit in the normal course of business to customers located in New Jersey. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

     The Company's primary customer is Statewide Environmental Contractors, Inc. a related party.

CAPITAL LEASES

     The Company leases certain vehicles under capital leases expiring in various years through 1999. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset at the inception of the lease. The assets are amortized over their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense.

     Properties under capital leases are as follows:

    Vehicles...................................................................  $66,355
    Less: accumulated depreciation.............................................   23,585
                                                                                 -------
                                                                                 $42,770
                                                                                 =======

                           RECYCLING INDUSTRIES, INC.

     The following is a schedule of minimum lease payments due under capital leases as of March 31, 1996.

                               YEAR ENDING MARCH 31,
    ---------------------------------------------------------------------------
    1997.......................................................................  $19,130
    1998.......................................................................   19,130
    1999.......................................................................   17,456
    2000.......................................................................    6,058
                                                                                 -------
              Total Net Minimum Capital Lease Payments.........................   61,774
    Less: amounts representing interest........................................   10,545
                                                                                 -------
    Present value of net minimum capital lease obligations.....................   51,229
    Less: current maturities of capital leases.................................   13,928
                                                                                 -------
    Obligations under capital leases, excluding current maturities.............  $37,301
                                                                                 =======

OPERATING LEASE COMMITMENTS

     The Company leases certain office and warehouse space and vehicles under operating leases.

     The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of March 31, 1996.

                         YEAR ENDING MARCH 31,                        OFFICE SPACE   EQUIPMENT
    ----------------------------------------------------------------  ------------   ---------
           1997.....................................................    $ 64,176     $  72,000
           1998.....................................................      64,176        32,000
           1999.....................................................      26,740            --
                                                                        --------      --------
                                                                        $155,092     $ 104,000
                                                                        ========      ========

INCOME TAXES

     The income tax benefit is comprised of the following:

                                                            FEDERAL     STATE       TOTAL
                                                           ---------   --------   ---------
    Current..............................................  $  40,000   $ 19,000   $  59,000
    Deferred.............................................   (134,000)   (48,000)   (182,000)
                                                           ---------   --------   ---------
                                                           $ (94,000)  $(29,000)  $(123,000)
                                                           =========   ========   =========

     The components of the deferred tax liability consists of the following:

    Cash basis for tax reporting..............................................  $198,000
    Depreciation..............................................................   103,000
                                                                                --------
                                                                                $301,000
                                                                                ========

RELATED PARTY TRANSACTIONS

     The following transactions occurred between the Company and Statewide Environmental Contractors, Inc. and Lomac Realty, related parties.

EQUIPMENT REPAIRS AND MAINTENANCE

     Amounts incurred for equipment maintenance to Statewide Environmental Contractors, Inc. for the year ended March 31, 1996 totaled $277,729.

                           RECYCLING INDUSTRIES, INC.

DISPOSAL INCOME

     The Company bills Statewide Environmental Contractors, Inc. monthly for disposal of refuse and recyclable materials collected at the recycling facility operated by Recycling Industries, Inc., in South Plainfield, New Jersey. For the year ended March 31, 1996, the Company billed $3,188,370 to Statewide Environmental Contractors, Inc. for disposal of waste and recyclable materials.

HAULING EXPENSE

     The Company subcontracts hauling of processed materials to Statewide Environmental Contractors, Inc. During the year ended March 31, 1996, these costs incurred amounted to $66,900.

FACILITY RENTAL

     The Company leases office and warehouse space in South Plainfield, New Jersey from Lomac Realty and Maurice Kirchoffer. During the year ended March 31, 1996, these costs incurred amounted to $43,560.

INSURANCE EXPENSE

     Statewide Environmental Contractors, Inc. pays insurance premiums on behalf of Recycling Industries, Inc. The Company is charged its pro rata share of premiums based upon the coverages allocable. For the year ended March 31, 1996 these premiums totaled $104,181.

     Amounts due from related companies at March 31, 1996 are $439,580.

FAIR VALUE OF FINANCIAL STATEMENTS

     For cash, accounts receivable, accounts payable and accrued expenses, the carrying value amounts approximates fair value because of the short maturity of these instruments. The fair value of capital lease obligations approximate their carrying value.

PRIOR PERIOD ADJUSTMENT

     Retained earnings at the beginning of the audit period has been adjusted to correct errors made in prior periods.

     These errors are comprised of the following:

    Adjustment of depreciation from accelerated methods to the straight-line method..................................................................  $289,278
    Understatement of allowance for doubtful accounts.........................   (33,563)
    Understatement of accrued expenses........................................   (75,067)
    Understatement of deferred tax liability..................................   (92,152)
                                                                                --------
                                                                                $ 88,496
                                                                                ========

COMMITMENTS AND CONTINGENCIES

     The Company is contingently liable for claims made for union health benefits. A hearing assessing these benefits was subsequently overturned by an arbitrator and two subsequent hearings have been cancelled by the Union's counsel. The range of potential liability is from $0 to $42,000. Management believes that the outcome of this action will not have a material adverse effect on the Company's financial position or results of operations.

                           RECYCLING INDUSTRIES, INC.

SUBSEQUENT EVENTS

     On April 11, 1996, Recycling Industries, Inc. executed an agreement of sale for all the issued and outstanding shares of its capital stock of the Company for $6,400,000. The transaction closed on July 1, 1996. The purchaser, Continental Waste Industries, Inc. (CWI) paid $4,900,000 and issued a note of $1,500,000 for one year with an option to renew the note for an additional year. The shareholders were to retain current assets to pay off any remaining current liabilities.

                           RECYCLING INDUSTRIES, INC.

                            UNAUDITED BALANCE SHEET

                                                                                  JUNE 30, 1996
                                                                                  -------------
                                            ASSETS
Current Assets
  Cash..........................................................................   $       356
  Accounts receivable -- trade, net of allowance for doubtful accounts of
     $35,965....................................................................       265,543
  Accounts receivable -- related parties........................................       687,744
  Prepaid expenses..............................................................         1,500
                                                                                    ----------
          Total Current Assets..................................................       955,143
                                                                                    ----------
Fixed Assets
  Containers....................................................................       747,688
  Vehicles......................................................................       134,462
  Computers.....................................................................        13,189
  Leasehold improvements........................................................           810
                                                                                    ----------
          Total.................................................................       896,149
  Less: accumulated depreciation................................................       449,998
                                                                                    ----------
          Net Fixed Assets......................................................       446,151
                                                                                    ----------
          Total Assets..........................................................     1,401,294
                                                                                    ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of capital lease obligations...............................        14,845
  Accounts payable..............................................................       336,068
  Accrued expenses..............................................................        66,399
  Payroll taxes payable.........................................................        13,805
  Deferred income taxes.........................................................       215,000
                                                                                    ----------
          Total Current Liabilities.............................................       646,117
                                                                                    ----------
Long-Term Liabilities
  Obligations under capital leases..............................................        33,560
  Deferred income taxes.........................................................       115,000
                                                                                    ----------
          Total Long-Term Liabilities...........................................       148,560
                                                                                    ----------
Stockholders' Equity
  Capital stock -- no par value, 100 shares authorized, issued and
     outstanding................................................................         3,000
  Retained earnings.............................................................       603,617
                                                                                    ----------
          Total Stockholders' Equity............................................       606,617
                                                                                    ----------
          Total Liabilities And Stockholders' Equity............................   $ 1,401,294
                                                                                    ==========

                     See notes to the financial statements.

                           RECYCLING INDUSTRIES, INC.

              UNAUDITED STATEMENT OF INCOME AND RETAINED EARNINGS
                   THREE MONTHS ENDED JUNE 30, 1996 AND 1995

                                                                           1996         1995
                                                                        ----------   ----------
Revenue (includes related party revenue of $1,161,793 and $538,621 for
  1996 and 1995, respectively)........................................  $2,000,985   $1,394,390
                                                                        ----------   ----------
Operating expenses (includes related party expenses of $88,463 and
  $110,481 for 1996 and 1995, respectively)...........................   1,865,059    1,402,154
Depreciation..........................................................      22,310       21,144
                                                                        ----------   ----------
          Total Operating Expenses....................................   1,887,369    1,423,298
                                                                        ----------   ----------
Gross Profit (Loss)...................................................     113,616      (28,908)
General and Administrative Expenses (includes related party expenses
  of $13,840 and $17,490 for 1996 and 1995, respectively).............      70,518     (151,022)
                                                                        ----------   ----------
Income (Loss) From Operations.........................................      43,098     (179,930)
                                                                        ----------   ----------
Other Income (Expense)
  Miscellaneous.......................................................           7           --
  Interest expense, net of interest income............................      (1,201)        (491)
                                                                        ----------   ----------
          Total Other (Expense).......................................      (1,194)        (491)
                                                                        ----------   ----------
Income (Loss) Before Income Taxes.....................................      41,904     (180,421)
Income Taxes..........................................................     (29,000)      87,000
                                                                        ----------   ----------
Net Income (Loss).....................................................      12,904      (93,421)
Retained Earnings -- Beginning........................................     590,713      788,248
                                                                        ----------   ----------
Retained Earnings -- Ending...........................................  $  603,617   $  694,827
                                                                        ==========   ==========

                     See notes to the financial statements.

                           RECYCLING INDUSTRIES, INC.

                       UNAUDITED STATEMENT OF CASH FLOWS
                   THREE MONTHS ENDED JUNE 30, 1996 AND 1995

                                                                           1996        1995
                                                                         ---------   ---------
Cash Flows From Operating Activities
Net Income (Loss)......................................................  $  12,904   $ (93,421)
Adjustments to Reconcile Net Income (Loss) to Net Cash Used in
  Operating Activities
  Depreciation.........................................................     22,311      21,114
  Deferred income taxes................................................     29,000    (127,000)
Changes in Assets and Liabilities
  Accounts receivable -- trade.........................................    (27,855)     28,865
  Accounts receivable -- related party.................................   (248,164)    163,376
  Prepaid expenses.....................................................         --     (18,058)
  Accounts payable.....................................................    278,325      12,295
  Accrued expenses.....................................................    (58,606)     83,376
  Payroll taxes payable................................................    (10,269)    (26,319)
                                                                         ---------   ---------
          Net Cash Provided by (Used in) Operating Activities..........     (2,354)     44,228
                                                                         ---------   ---------
Cash Flows From Investing Activities
  Purchase of containers...............................................    (20,667)    (14,311)
                                                                         ---------   ---------
          Net Cash Used in Investing Activities........................    (20,667)    (14,311)
                                                                         ---------   ---------
Cash Flows From Financing Activities
  Principal payments on capital lease obligations......................     (2,824)     (8,120)
                                                                         ---------   ---------
  Net Cash Used in Financing Activities................................     (2,824)     (8,120)
                                                                         ---------   ---------
Net Change in Cash.....................................................    (25,845)     21,797
Cash -- Beginning of Period............................................     26,201      60,312
                                                                         ---------   ---------
Cash -- End of Period..................................................  $     356   $  82,109
                                                                         =========   =========
Supplemental Disclosures of Cash Flow Information
  Cash paid during the six months for Interest.........................  $   1,194   $     891

                     See notes to the financial statements.

                           RECYCLING INDUSTRIES, INC.

                  NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF ORGANIZATION

     Recycling Industries, Inc. operates a material recovery facility to process recyclable material under licensing granted by the State of New Jersey.

DEPRECIATION

     The cost of property and equipment is depreciated for financial reporting purposes on a straight-line basis over the estimated useful lives of the assets:
5 years for containers, vehicle, and computers and 10 years for leasehold improvements. Repairs and maintenance expenditures which do not extend the useful lives of the related assets are expensed as incurred.

INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in financial statements and consist of deferred taxes related to differences of reporting depreciation differently for financial and income tax reporting. In addition, the Company reports its income tax returns on a cash basis accounting method. The deferred tax liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the liabilities are recovered or settled.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF BUSINESS AND CREDIT RISK / ECONOMIC DEPENDENCY

     The Company provides credit in the normal course of business to customers located in New Jersey. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

     The Company's primary customer is Statewide Environmental Contractors, Inc. a related party.

CAPITAL LEASES

     The Company leases certain vehicles under capital leases expiring in various years through 1999. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset at the inception of the lease. The assets are amortized over their estimated productive lives. Amortization of assets under capital leases is included in depreciation expense.

     Properties under capital leases included within fixed assets at June 30, 1996, are as follows:

    Vehicles...................................................................  $66,355
    Less: accumulated depreciation.............................................   25,955
                                                                                 -------
                                                                                 $40,400
                                                                                 =======

                           RECYCLING INDUSTRIES, INC.

     The following is a schedule of minimum lease payments due under capital leases as of June 30, 1996.

                               YEAR ENDING JUNE 30,
    ---------------------------------------------------------------------------
    1997.......................................................................  $19,887
    1998.......................................................................   19,130
    1999.......................................................................   15,782
    2000.......................................................................    3,786
                                                                                 -------
    Total Net Minimum Capital Lease Payments...................................   58,585
    Less: amounts representing interest........................................   10,180
                                                                                 -------
    Present value of net minimum capital lease obligations.....................   48,405
    Less: current maturities of capital lease obligations......................   14,845
                                                                                 -------
    Obligations under capital leases, excluding current maturities.............  $33,560
                                                                                 =======

OPERATING LEASE COMMITMENTS

     The Company leases certain office and warehouse space and vehicles under operating leases.

     The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of June 30, 1996.

                     YEAR ENDING JUNE 30,                    RENTAL SPACE   VEHICLES    TOTAL
    -------------------------------------------------------  ------------   --------   --------
    1997...................................................    $ 64,176     $ 78,000   $142,176
    1998...................................................      64,176       14,000     78,176
    1999...................................................      10,696           --     10,696
                                                               --------      -------   --------
                                                               $139,048     $ 92,000   $231,048
                                                               ========      =======   ========

INCOME TAXES

     The income tax benefit (provision) is comprised of the following:

                                              1996                             1995
                                  -----------------------------   ------------------------------
                                  FEDERAL     STATE     TOTAL     FEDERAL     STATE      TOTAL
                                  --------   -------   --------   --------   --------   --------
    Current.....................  $     --   $    --   $     --   $(28,000)  $(12,000)  $(40,000)
    Deferred....................   (20,300)   (8,700)   (29,000)    89,000     38,000    127,000
                                  --------   -------   --------   --------   --------   --------
                                  $(20,300)  $(8,700)  $(29,000)  $ 61,000   $ 26,000   $ 87,000
                                  ========   =======   ========   ========   ========   ========

     The components of the deferred tax liability at June 30, 1996 consist of the following:

    Cash basis for tax reporting..............................................  $215,000
    Depreciation..............................................................   115,000
                                                                                ----------
                                                                                $330,000
                                                                                ==========

RELATED PARTY TRANSACTIONS

     The following transactions occurred between the Company and Statewide Environmental Contractors, Inc. and Lomac Realty, related parties.

                           RECYCLING INDUSTRIES, INC.

EQUIPMENT REPAIRS AND MAINTENANCE

     Amounts incurred for equipment maintenance to Statewide Environmental Contractors, Inc. for the three months ended June 30, 1996 and 1995, totaled $53,092 and $63,257, respectively.

DISPOSAL INCOME

     The Company bills Statewide Environmental Contractors, Inc. monthly for disposal of refuse and recyclable materials collected at the recycling facility operated by Recycling Industries, Inc., in South Plainfield, New Jersey. For the three months ended June 30, 1996 and 1995, the Company billed $1,161,793 and $538,621, respectively, to Statewide Environmental Contractors, Inc. for disposal of waste and recyclable materials.

HAULING EXPENSE

     The Company subcontracts hauling of processed materials to Statewide Environmental Contractors, Inc. For the three months ended June 30, 1996 and 1995, the Company incurred costs of $14,100 and $23,100, respectively, to Statewide Environmental Contractors, Inc.

FACILITY RENTAL

     The Company leases office and warehouse space in South Plainfield, New Jersey from Lomac Realty and Maurice Kirchoffer. For the three months ended June 30, 1996 and 1995, these costs incurred amounted to $13,840 and $17,490, respectively.

INSURANCE EXPENSE

     Statewide Environmental Contractors, Inc. pays insurance premiums on behalf of the Recycling Industries, Inc. Recycling Industries, Inc. is charged its pro rata share of premiums based upon the coverages allocable to that company. For the three months ended June 30, 1996 and 1995, these premiums totaled $21,271 and $24,124, respectively.

     Accounts receivable from related companies at June 30, 1996 totalled $687,744.

COMMITMENTS AND CONTINGENCIES

     The Company is contingently liable for claims made for union health benefits. A hearing assessing these benefits was subsequently overturned by an arbitrator and two subsequent hearings have been cancelled by the Union's counsel. The range of potential liability is from $0 to $42,000. Management believes that the outcome of this action will not have a materially adverse effect on the Company's financial position or results of operations.

SUBSEQUENT EVENTS

     On April 11, 1996, Recycling Industries, Inc. executed an agreement of sale for all the issued and outstanding capital stock of the Company for $6,400,000. The transaction closed on July 1, 1996. The purchaser, Continental Waste Industries, Inc. (CWI) paid $4,900,000 and issued a note of $1,500,000 for one year with an option to renew the note for an additional one year. Recycling Industries, Inc. shareholders were to retain current assets to pay off any remaining current liabilities.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JUNE 27, 1996
                                  BY AND AMONG
                 REPUBLIC INDUSTRIES, INC, RI/CW MERGER CORP.,
                     AND CONTINENTAL WASTE INDUSTRIES, INC.

                                     INDEX

   PROVISION                                                                             PAGE
---------------                                                                          ----
ARTICLE 1 -- THE MERGER................................................................   A-4
  Section 1.1    The Merger............................................................   A-4
  Section 1.2    Closing...............................................................   A-4
  Section 1.3    Effective Time........................................................   A-4
  Section 1.4    Effect of the Merger..................................................   A-5
  Section 1.5    Certificate of Incorporation: By-Laws.................................   A-5
  Section 1.6    Directors and Officers................................................   A-5
ARTICLE II -- CONVERSION OF SECURITIES: EXCHANGE OF CERTIFICATES.......................   A-5
  Section 2.1    Conversion of Securities..............................................   A-5
  Section 2.2    Exchange of Certificates..............................................   A-6
  Section 2.3    Stock Transfer Books..................................................   A-7
  Section 2.4    Stock Options and Warrants............................................   A-7
ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MANAGEMENT
               STOCKHOLDERS............................................................   A-8
  Section 3.1    Organization and Good Standing........................................   A-8
  Section 3.2    Subsidiaries..........................................................   A-8
  Section 3.3    Capital Structure.....................................................   A-8
  Section 3.4    Authority: Noncontravention...........................................   A-9
  Section 3.5    SEC Documents and Financial Statements................................  A-10
  Section 3.6    Information Supplied..................................................  A-10
  Section 3.7    Absence of Certain Changes or Events..................................  A-11
  Section 3.8    Litigation............................................................  A-11
  Section 3.9    Compliance With Laws: Permits.........................................  A-11
  Section 3.10   Environmental Matters.................................................  A-12
  Section 3.11   Benefit Plan Compliance...............................................  A-14
  Section 3.12   Taxes.................................................................  A-15
  Section 3.13   No Excess Parachute Payments..........................................  A-16
  Section 3.14   Contracts.............................................................  A-16
  Section 3.15   Voting Requirements...................................................  A-17
  Section 3.16   Real Estate...........................................................  A-17
  Section 3.17   Good Title To Condition and Adequacy of Assets........................  A-18
  Section 3.18   Labor and Employment Matters..........................................  A-18
  Section 3.19   Insurance.............................................................  A-18
  Section 3.20   Related Party Transactions............................................  A-19
  Section 3.21   Names: Prior Acquisitions.............................................  A-19
  Section 3.22   State Takeover Statutes...............................................  A-19
  Section 3.23   Brokers...............................................................  A-19
  Section 3.24   Accounting Matters....................................................  A-19
  Section 3.25   Tax Matters...........................................................  A-19

   PROVISION                                                                             PAGE
---------------                                                                          ----
ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF REPUBLIC...............................  A-19
  Section 4.1    Organization and Good Standing........................................  A-19
  Section 4.2    Capital Structure.....................................................  A-20
  Section 4.3    Authority: Noncontravention...........................................  A-20
  Section 4.4    SEC Documents and Financial Statements................................  A-21
  Section 4.5    Information Supplied..................................................  A-21
  Section 4.6    Absence of Certain Changes or Events..................................  A-21
  Section 4.7    Litigation............................................................  A-22
  Section 4.8    Compliance With Laws..................................................  A-22
  Section 4.9    Contracts.............................................................  A-22
  Section 4.10   Brokers...............................................................  A-22
  Section 4.11   Accounting Matters....................................................  A-22
  Section 4.12   Tax Matters...........................................................  A-22
  Section 4.13   Ownership of Company Common Stock.....................................  A-22
  Section 4.14   Interim Operations of Mergersub.......................................  A-23
ARTICLE V -- COVENANTS OF THE COMPANY..................................................  A-23
  Section 5.1    Conduct of Business of the Company....................................  A-23
  Section 5.2    No Solicitation: Competing Transactions...............................  A-24
  Section 5.3    Approval by the Company's Stockholders................................  A-25
  Section 5.4    Access to Information.................................................  A-26
  Section 5.5    Affiliate Letters.....................................................  A-26
  Section 5.6    Letter of the Company's Accountants...................................  A-27
  Section 5.7    Covenant Not to Compete...............................................  A-27
  Section 5.8    Indemnification by Management Stockholders............................  A-27
  Section 5.9    Certain Pending Transactions..........................................  A-27
  Section 5.10   Irrevocable Proxies...................................................  A-28
  Section 5.11   Landfill Operations...................................................  A-28
ARTICLE VI -- COVENANTS OF REPUBLIC AND MERGERSUB......................................  A-28
  Section 6.1    Certain Actions.......................................................  A-28
  Section 6.2    Access to Information.................................................  A-28
  Section 6.3    Letter of Republic's Accountants......................................  A-28
  Section 6.4    Compliance with NASDAQ and SEC Requirements...........................  A-28
  Section 6.5    Benefit Plans.........................................................  A-28
ARTICLE VII -- COVENANTS OF THE COMPANY, REPUBLIC AND MERGERSUB........................  A-29
  Section 7.1    Legal Conditions to Merger............................................  A-29
  Section 7.2    Preparation of Proxy Statement and Registration Statement.............  A-29
  Section 7.3    Best Efforts..........................................................  A-30
  Section 7.4    Notification of Certain Matters.......................................  A-30
  Section 7.5    Brokers or Finders....................................................  A-30
  Section 7.6    Public Announcements..................................................  A-30
  Section 7.7    Tax Treatment.........................................................  A-30
  Section 7.8    Indemnification and Insurance of Company Officers and Directors.......  A-30
  Section 7.9    Further Assurances....................................................  A-31
ARTICLE VIII -- CONDITIONS TO CLOSING..................................................  A-31
  Section 8.1    Conditions to Obligations of the Company, Republic and Mergersub......  A-31
  Section 8.2    Conditions to Obligations of the Company..............................  A-32
  Section 8.3    Conditions to Obligations of Republic and Mergersub...................  A-33
ARTICLE IX -- TERMINATION..............................................................  A-34
  Section 9.1    Termination...........................................................  A-34
  Section 9.2    Effect of Termination.................................................  A-35
  Section 9.3    Covenant not to Purchase..............................................  A-35

   PROVISION                                                                             PAGE
---------------                                                                          ----
ARTICLE X -- MISCELLANEOUS PROVISIONS..................................................  A-35
  Section 10.1   Amendment and Modification............................................  A-35
  Section 10.2   Waiver of Compliance: Consents........................................  A-35
  Section 10.3   Fees and Expenses.....................................................  A-35
  Section 10.4   No Third-Party Beneficiaries..........................................  A-36
  Section 10.5   Survival of and Reliance on Representations and Warranties............  A-36
  Section 10.6   Notices...............................................................  A-36
  Section 10.7   Assignment............................................................  A-37
  Section 10.8   Governing Law.........................................................  A-37
  Section 10.9   Headings..............................................................  A-37
  Section 10.10  Entire Agreement......................................................  A-37
  Section 10.11  Severability..........................................................  A-37
  Section 10.12  Counterparts..........................................................  A-37

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 27, 1996 (this "Agreement"), by and among REPUBLIC INDUSTRIES, INC., a Delaware corporation ("Republic"), RI/CW MERGER CORP., a Delaware corporation and wholly-owned subsidiary of Republic ("Mergersub"), CONTINENTAL WASTE INDUSTRIES, INC., a Delaware corporation (the "Company"), and THOMAS A. VOLINI and CARLOS E. AGUERO (the "Management Stockholders").

                                  WITNESSETH:

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), the parties desire to enter into a business combination transaction pursuant to which Mergersub will be merged with and into the Company (the "Merger");

     WHEREAS, the Board of Directors of the Company has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, has approved and adopted this Agreement and the Merger, and has recommended approval and adoption of this Agreement and the Merger by the stockholders of the Company;

     WHEREAS, the Board of Directors of Republic has determined that the Merger is fair to, and in the best interests of, Republic and its stockholders and has approved and adopted this Agreement and the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling-of-interests business combination.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.3), Mergersub shall be merged with and into the Company, with the Company being the surviving corporation in the Merger (the "Surviving Corporation") and thereby becoming a wholly-owned subsidiary of Republic, and the separate corporate existence of Mergersub shall cease.

     Section 1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 9.1 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the "Closing") will take place at a date and time determined by the parties as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions precedent set forth in Article VIII at the offices of Akerman, Senterfitt & Eidson, P.A., One S.E. Third Avenue, Miami, Florida, unless another date, time or place is agreed to in writing by the parties hereto.

     Section 1.3. Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing, or such later date or time as set forth therein, being the "Effective Time").

     Section 1.4. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all property, rights, privileges, powers and franchises of the Company and Mergersub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Mergersub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.5. Certificate of Incorporation: By-Laws. At the Effective Time, the Certificate of Incorporation and the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation thereafter, unless and until amended in accordance with their terms and as provided by law.

     Section 1.6. Directors and Officers. At the Effective Time, the directors of Mergersub at such time shall be the directors of the Surviving Corporation, and the officers of the Company at such time shall be the officers of the Surviving Corporation, each to hold a directorship or office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, until their respective successors are duly elected and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Mergersub or the stockholders of the Company or Mergersub:

          (a) Each share of common stock, par value $0.0006 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b)) shall be converted, subject to Section 2.2(d), into the right to receive 4/5 of one share (the "Exchange Ratio") of common stock, par value $0.01 per share, of Republic ("Republic Common Stock"); provided, however, that if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or Republic Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. Nothing stated in the immediately preceding sentence shall be construed as providing the holders of Company Common Stock any preemptive or antidilutive rights other than in the case of a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, and there shall be no adjustment to the Exchange Ratio in the event that Republic issues or agrees to issue any shares of Republic Common Stock between the date hereof and the Effective Time, whether for cash, through option grants, option or warrant exercises, in acquisitions, or in other transactions. At the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior thereto shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 2.2, certificates evidencing such number of whole shares of Republic Common Stock into which such Company Common Stock was converted in accordance with the Exchange Ratio and any cash in lieu of fractional shares of Republic Common Stock paid in consideration therefor pursuant to Section 2.2(d). The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law.

          (b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Republic or any direct or indirect wholly owned subsidiary of Republic or of the Company immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

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

          (c) Each share of common stock of Mergersub issued and outstanding at the Effective Time shall be converted into one share of the common stock, $0.0006 par value per share, of the Surviving Corporation.

     Section 2.2. Exchange of Certificates. (a) Exchange Agent. Republic shall deposit, or shall cause to be deposited, with Wells Fargo Bank (Texas), National Association, or such other bank or trust company as may be designated by Republic (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, at the Effective Time, (i) certificates evidencing the shares of Republic Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock and (ii) upon the request of the Exchange Agent, cash in an amount sufficient to make any cash payment in lieu of fractional shares of Republic Common Stock pursuant to Section 2.2(d) (such certificates for shares of Republic Common Stock, together with any dividends or distributions with respect thereto, and cash in lieu of fractional shares of Republic Common Stock being hereafter collectively referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Republic Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund to holders of shares of Company Common Stock. Except as contemplated by Section 2.2(e) hereof, the Exchange Fund shall not be used for any other purpose. Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of Republic.

     (b) Exchange Procedures. Republic shall instruct the Exchange Agent to mail, within five (5) business days after the Effective Time, to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates")
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Republic may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Republic Common Stock and cash (if any). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Republic Common Stock that such holder has the right to receive in accordance with the Exchange Ratio in respect of the shares of Company Common Stock formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to
Section 2.2(c), and (C) cash in lieu of fractional shares of Republic Common Stock to which such holder is entitled pursuant to Section 2.2(d) (the shares of Republic Common Stock, and the dividends, distributions and cash described in clauses (A), (B) and (C) being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, Merger Consideration may be issued and paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid or by the transferee requesting such payment paying to the Exchange Agent any such transfer tax. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

     (c) Distributions with Respect to Unexchanged Shares of Republic Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Republic Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Republic Common Stock represented thereby and no cash payment in lieu of fractional shares of Republic Common Stock shall be paid to any such holder pursuant to Section 2.2(d), until the holder of such Certificate shall surrender such Certificate. Upon such surrender, there shall be paid to the person or entity (hereinafter, any person or entity being referred to as a "Person") in whose name the certificates representing the shares of Republic Common Stock into which such Certificates were converted and registered, all dividends and other distributions payable in respect of such Republic Common Stock on a date after, and in respect of a record date after, the Effective Time.

     (d) Fractional Shares. No fraction of a share of Republic Common Stock shall be issued in the Merger and any such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a stockholder of Republic. In lieu of any such fractional shares, each holder of Company Common Stock upon surrender of a Certificate for exchange pursuant to this Section 2.2 shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price on The Nasdaq Stock Market-National Market ("Nasdaq") of Republic Common Stock on the date of the Effective Time (or, if shares of Republic Common Stock are not quoted on the Nasdaq on such date, the first date of trading of such Republic Common Stock on the Nasdaq after the Effective Time) by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock then held of record by such holder).

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Republic, upon demand, and any holders of Company Common Stock who have not theretofore complied with this
Article II shall thereafter look only to Republic for the Merger Consideration to which they are entitled pursuant to this Article II.

     (f) No Liability. Neither Republic nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Republic Common Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Withholding Rights. Republic or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Republic or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Republic or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Republic or the Exchange Agent.

     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Republic Common Stock, any cash in lieu of fractional shares and any unpaid dividends and distributions on shares of Republic Common Stock deliverable in respect thereof, pursuant to this Agreement.

     Section 2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further recordation of transfers of shares of the Company Common Stock thereafter on the stock transfer books of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Republic in accordance with
Section 2.2(b) shall be converted into the Merger Consideration.

     Section 2.4. Stock Options and Warrants. At the Effective Time, the Company's obligations with respect to each outstanding Company Stock Option (as defined in Section 3.3) and each outstanding Company Warrant (as defined in
Section 3.3), in each case to purchase shares of Company Common Stock, as amended in the manner described in the following sentence, shall be assumed by Republic. The Company Stock Options and Company Warrants so assumed by Republic shall continue to have, and be subject to, the same terms and conditions as set forth in the stock option plans and agreements pursuant to which such Company Stock Options were issued and any other agreements evidencing such options and warrants, as in effect immediately prior to the Effective Time, except that from and after the Effective Time each such

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

Company Stock Option and Company Warrant shall be exercisable for that number of whole shares of Republic Common Stock equal to the product of the number of shares of Company Common Stock covered by such option or warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded up to the nearest whole number of shares of Republic Common Stock, with an exercise price per share equal to the exercise price per share of such option or warrant immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of the requirements of Section 421 of the Code, the option price, the number of shares purchasable pursuant thereto and the terms and conditions of exercise thereof shall be determined in order to comply with Section 424(a) of the Code. Republic shall (i) reserve for issuance the number of shares of Republic Common Stock that will become issuable upon the exercise of such Company Stock Options and Company Warrants pursuant to this
Section 2.4 and (ii) promptly after the Effective Time issue to each holder of an outstanding Company Stock Option or Company Warrant a document evidencing the assumption by Republic of the Company's obligations with respect thereto under this Section 2.4.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                    THE COMPANY AND MANAGEMENT STOCKHOLDERS

     The Company and the Management Stockholders, jointly and severally, represent and warrant to Republic that:

     Section 3.1. Organization and Good Standing. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a material adverse effect on the Company. The Company has delivered to Republic complete and correct copies of its Certificate of Incorporation and By-Laws and the certificates of incorporation and by-laws (or similar organizational documents) of its subsidiaries, in each case as amended to the date hereof.

     Section 3.2. Subsidiaries. Schedule 3.2 lists each subsidiary of the Company, together with its jurisdiction of incorporation or organization. Except as set forth on Schedule 3.2, all the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company or by another subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries set forth on Schedule 3.2, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

     Section 3.3. Capital Structure. The authorized capital stock of the Company consists of: (a) 40,000,000 shares of Company Common Stock, and (b) an aggregate total of 644,200 shares of preferred stock (the "Company Preferred Stock"), consisting of (1) 425,200 shares of preferred stock, $5.64 par value,
(2) 119,000 shares of preferred stock, $20.00 par value, and (3) 100,000 shares of preferred stock, $0.001 par value. At the close of business on June 17, 1996:
(i) 14,243,748 shares of Company Common Stock were issued and outstanding; (ii) 79,375 shares of Company Common Stock were held by the Company in its treasury;
(iii) an aggregate total of 619,941 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding stock options ("Company Stock Options") granted pursuant to the Company 1995 Employee Stock Option Plan, the Company 1995 Stock Option Plan for Outside Directors, the Company's prior stock option plans, and certain employment agreements and other contracts with officers and key employees of the Company; (iv) 287,023 shares of Company Common Stock were reserved for issuance upon exercise of outstanding warrants, all of which warrants are presently exercisable ("Company Warrants"); and (v) no shares of Company Preferred Stock are issued and outstanding. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. A list of the names of the holders of all outstanding Company Stock Options and Company Warrants, with the respective amounts of shares, exercise prices, vesting dates and expiration dates thereof, is set forth on Schedule 3.3, as are descriptions of other obligations to issue shares of Company Common Stock, and copies of the Company Warrants, Company 1995 Employee Stock Option Plan and Company 1995 Stock Option Plan for Outside Directors are attached to Schedule 3.3. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options and Company Warrants will be, when issued against payment therefor in accordance with the terms thereof, duly authorized, validly issued, fully-paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above and except for the matters listed on Schedule 5.9, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries, or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date hereof, there are no outstanding contractual obligations which require or will require or obligate the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries.

     Section 3.4. Authority; Noncontravention. Each of the Company and the Management Stockholders has the requisite corporate or other power and authority to execute and deliver this Agreement and, subject, in the case of the Company, to approval of this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the Management Stockholders and the consummation by the Company and the Management Stockholders of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other action on their respective parts, subject, in the case of the Company, to approval of this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock. This Agreement has been duly executed and delivered by the Company and the Management Stockholders and constitutes a valid and binding obligation of the Company and the Management Stockholders, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' generally and general equitable principles. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement does not, and performance of the respective obligations hereunder by the Company and the Management Stockholders will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (a) the Certificate of Incorporation or By-laws of the Company or any provision of the comparable charter or organizational documents of any of its subsidiaries, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license to which the Company or any of its subsidiaries is a party or by which their respective properties or assets are bound, or (c) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (b) and clause (c), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company or its subsidiaries, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or

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

authorization of, or registration, declaration or filing with, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Authority"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company, except for: (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (ii) the filing with the Securities and Exchange Commission ("SEC") of (y) a proxy statement relating to the approval by the Company's stockholders of this Agreement and the Merger (as amended or supplemented from time to time, the "Proxy Statement"), and (z) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (iv) the consents set forth on Schedule 3.4; and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     Section 3.5. SEC Documents And Financial Statements. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (the "SEC Documents"). As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document, filed and publicly available prior to the date of this Agreement, as of the date of this Agreement, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position, results of the Company's operations and cash flows as at the dates and for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto which individually or in the aggregate, could reasonably be expected to have material adverse effect on the Company.

     Section 3.6. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Republic in connection with the issuance of Republic Common Stock in the Merger (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act, and the rules and regulations thereunder. No representation is made by the Company in this
Section 3.6 with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Republic or Mergersub specifically for inclusion or incorporation by reference in the Proxy Statement.

     Section 3.7. Absence Of Certain Changes Or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement, and except as expressly contemplated by this Agreement, since the date of the most recent audited financial statements included in such SEC Documents, the Company has conducted its business only in the ordinary course, and there has not been: (i) any material adverse change in the business, assets, results of operations, customer and employee relations, or business prospects of the Company and its subsidiaries, taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock; (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iv) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in such SEC Documents; (v) any granting by the Company or any of its subsidiaries to any officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in such SEC Documents; (vi) an entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any officer; (vii) any damage, destruction or loss, whether or not covered by insurance, that has had or is likely to have a material adverse effect on the Company; (viii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; or (ix) any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its subsidiaries (each, a "Benefit Plan" and, collectively, "Benefit Plans").

     Section 3.8. Litigation. Except as disclosed on Schedule 3.8 or in the SEC Documents filed and publicly available prior to the date of this Agreement, there is no suit, action or proceeding pending or threatened in writing against the Company or any of its subsidiaries challenging the acquisition by Republic or Mergersub of any shares of the Company Common Stock or any provision of this Agreement or seeking to restrain or prohibit the consummation of the Merger, or that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company or any of its subsidiaries having, or which could reasonably be expected to have, any such effect.

     Section 3.9. Compliance with Laws; Permits.  Except as disclosed on
Schedule 3.9 or in the SEC Documents filed and publicly available prior to the date of this Agreement, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Authority applicable to its business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on the Company or its subsidiaries. Except as set forth on Schedule 3.9, each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which, individually or in the aggregate, would not have a material adverse effect on the Company or its subsidiaries. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement, or consummation of the transactions contemplated hereby provided that the consents or filings referred to in Schedule 3.4 are obtained or made prior to the Closing.

     Section 3.10. Environmental Matters.  (a) Except as set forth on Schedule
3.10 or where the failure to comply could not reasonably be expected to have a material adverse effect on the Company, the Company and each of its subsidiaries is and has at all times been in full compliance with all Environmental Laws (as defined in clause (h) below) governing its business, operations, properties and assets, including, without limitation: (i) all requirements relating to the Discharge (as defined in clause (h) below) and Handling (as defined in clause
(h) below) of Hazardous Substances (as defined in clause (h) below) or other Wastes (as defined in clause (h) below); (ii) all requirements relating to notice, record keeping and reporting; (iii) all requirements relating to obtaining and maintaining Licenses (as defined in clause (h) below) for the ownership of its properties and assets and the operation of its business as presently conducted, including Licenses relating to the Handling and Discharge of Hazardous Substances and other Wastes; or (iv) all applicable writs, orders, judgements, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

     (b) Except as set forth on Schedule 3.10, there are no (and to the knowledge of the Company there is no basis for any) non-compliance orders, warning letters, notices of violation (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or proceedings (collectively "Proceedings") pending or threatened against or involving the Company or any of its subsidiaries, or any of their respective businesses, operations, properties, or assets, issued by any Governmental Authority or third party with respect to any Environmental Laws or Licenses issued to the Company or any of its subsidiaries thereunder in connection with, related to or arising out of the ownership by the Company of its properties or assets or the operation of its business, which have not been resolved to the satisfaction of the issuing Governmental Authority or third party in a manner that would not impose any obligation, burden or continuing liability on Republic or the Surviving Corporation in the event that the transactions contemplated by this Agreement are consummated, or which could have a material adverse effect on the Company, including, without limitation: (i) Notices or Proceedings related to the Company or any of its subsidiaries being a potentially responsible party for a federal or state environmental cleanup site or for corrective action under any applicable Environmental Laws; (ii) Notices or Proceedings in connection with any federal or state environmental cleanup site, or in connection with any of the real property or premises where the Company or any of its subsidiaries has transported, transferred or disposed of other Wastes; (iii) Notices or Proceedings relating to the Company or any of its subsidiaries being responsible to undertake any response or remedial actions or clean-up actions of any kind; or (iv) Notices or Proceedings related to the Company or any of its subsidiaries being liable under any Environmental Laws for personal injury, property damage, natural resource damage, or clean up obligations.

     (c) Except as set forth on Schedule 3.10, neither the Company nor any of its subsidiaries has not Handled or Discharged, nor have any of them allowed or arranged for any third party to Handle or Discharge, Hazardous Substances or other Waste to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Substances or other Waste; (ii) any of the Owned Properties (as defined in Section 3.16(a)) or Leased Premises (as defined in Section 3.16(b)); or (iii) any site which, pursuant to CERCLA (as defined in clause (h) below) or any similar state law (x) has been placed on the National Priorities List or its state equivalent; or (y) the Environmental Protection Agency or the relevant state agency or other Governmental Authority has notified the Company or any of its subsidiaries that such Governmental Authority has proposed or is proposing to place on the National Priorities List or its state equivalent. There has not occurred, nor is there presently occurring, a Discharge, or threatened Discharge, of any Hazardous Substance on, into or beneath the surface of, or adjacent to, any of the Owned Properties or Leased Premises in an amount or otherwise requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws.

     (d) Schedule 3.10 identifies the operations and activities, and locations thereof, which have been conducted and are being conducted by the Company on any of the Owned Properties or Leased Premises which have involved the Handling or Discharge of Hazardous Substances.

     (e) Schedule 3.10 identifies the locations to which the Company has transferred, transported, hauled, moved, or disposed of Waste over the past five
(5) years and the types and volumes of Waste transferred, transported, hauled, moved, or disposed of to each such location.

     (f) Except as set forth on Schedule 3.10, neither the Company nor any of its subsidiaries uses, nor has any of them used, any Aboveground Storage Tanks (as defined in clause (h) below) or Underground Storage Tanks (as defined in clause (h) below), and there are not now nor have they ever been any Underground Storage Tanks beneath any of the Owned Properties or Leased Premises.

     (g) Schedule 3.10 identifies (i) all environmental audits, assessments or occupational health studies undertaken since January 1, 1994 by the Company or its agents or, to the knowledge of the Company, undertaken by any Governmental Authority, or any third party, relating to or affecting the Company or any of the Owned Properties or Leased Premises; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by the Company or its agents or, to the knowledge of the Company, undertaken by any Governmental Authority or any third party, relating to or affecting the Company or any of the Owned Properties or Leased Premises which indicate the presence of Hazardous Substances at levels requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws; (iii) all material written communications between the Company and any Governmental Authority arising under or related to Environmental Laws; and (iv) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting either the Company or any of the Owned Properties or Leased Premises.

     (h) For purposes of this Section 3.10, the following terms shall have the meanings ascribed to them below:

          "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks.

          "Discharge" means any manner of spilling, leaking, dumping, discharging, releasing or emitting, as any of such terms may further be defined in any Environmental Law, into any medium including, without limitation, ground water, surface water, soil or air.

          "Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company or any of its subsidiaries conducts business, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. sec. 9601, et seq. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C.
     sec. 6901 et seq. (hereinafter, collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. sec. 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. sec. 1311, et seq.; the Clean Air Act, as amended (42 U.S.C. sec. 7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. sec. 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. sec. 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. sec. 11001, et seq. (Title III of SARA) ("EPCRA"); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. sec. 651, et seq. ("OSHA").

          "Handle" means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law, of any Hazardous Substances or Waste.

          "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Laws, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA, or any similar state statute, or any future amendments to, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree.

          "Licenses" means all licenses, certificates, permits, approvals and registrations.

          "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Underground Storage Tanks.

          "Waste" shall be construed broadly to include agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods, and yard trash as those terms are defined under any applicable Environmental Laws.

     Section 3.11. Benefit Plan Compliance. (a) Schedule 3.11 contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, or required to be contributed to, by the Company or any of its subsidiaries or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other Person, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries. The Company has delivered or made available to Republic true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, and (iv) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and all applicable collective bargaining agreements except where the failure to comply would not be reasonably expected to result in a material adverse effect on the Company.

     (b) All Pension Plans have been the subject of determination letters from the Internal Revenue Service, or have filed a timely application therefor, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

     (c) No Commonly Controlled Entity has incurred any liability which has not been fully paid to a Pension Plan under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) that, when aggregated with other such liabilities, would result in a material adverse effect on the Company.

     (d) As of the most recent valuation date for each Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA subject to Title IV of ERISA (other than a multiemployer plan) (hereinafter a "Defined Benefit Plan")), there was not any material amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such Defined Benefit Plan, and the Company is not aware of any facts or circumstances that would materially adversely change the funded status of any such Defined Benefit Plan. The Company has furnished or made available to Republic the most recent actuarial report or valuation with respect to each Defined Benefit Plan and has no reason to believe that the conclusions expressed in those reports or valuations are incorrect.

     (e) No Commonly Controlled Entity has been required at any time within the five calendar years preceding the date hereof or is required currently to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

     (f) With respect to any Benefit Plan that is an employee welfare benefit plan, (i) no such Benefit Plan is funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, and (ii) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies substantially with the applicable requirements of Section 4980(B)(f) of the Code.

     (g) Except with respect to certain of the Company Stock Options as indicated on Schedule 3.3, no employee of the Company or any of its subsidiaries will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

     (h) Neither the Company or any of its subsidiaries nor any Person acting on behalf of the Company or any of its subsidiaries has, in contemplation of any corporate transaction involving Republic, issued any written communication to, or otherwise made or entered into any legally binding commitment with, any employees of the Company or of any of its subsidiaries to the effect that, following the date hereof, (i) any benefits or compensation provided to such employees under existing Benefit Plans or under any other plan or arrangement will be enhanced, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plans will be continued for any period of time, or (iv) any plans or arrangements provided by Republic or Mergersub will be made available to such employees.

     Section 3.12. Taxes. As used in this Section 3.12, "Taxes" shall include all federal, state, local and foreign income, property, sales, payroll, employee withholding, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto. Except as set forth on Schedule 3.12, the Company and each of its subsidiaries, and each affiliated, consolidated, combined or unitary group of which the Company or any of its subsidiaries is a member (an "Affiliated Group"), has filed timely all material income tax returns and reports required to be filed by the Company and its subsidiaries, each such tax return is true and correct to the knowledge of the Company and has been prepared in material compliance with all applicable laws and regulations, and the Company and each of its subsidiaries has paid (or the Company has paid on their behalf) all Taxes required to be paid by it and them. The most recent financial statements contained in the SEC Documents filed and publicly available prior to the date of this Agreement reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Except as set forth on Schedule 3.12, no deficiency or proposed adjustment which has not been settled or otherwise resolved for any Taxes has been asserted or assessed by any taxing authority against the Company or any of its subsidiaries or any Affiliated Group. Except as set forth on Schedule 3.12, the Company and each of its subsidiaries has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority, and the Company and each of its subsidiaries has not requested or been granted an extension of the time for filing any tax return to a date later than the Effective Time. The Company and each of its subsidiaries has not made an election under Section 341(f) of the Code, or any corresponding provision of state, local or foreign law. None of the assets or properties of the Company or any of its subsidiaries is subject to any material tax lien except for taxes not yet due and payable. Except as set forth on Schedule 3.12, the Company and each of its subsidiaries will not be required to (A) as a result of a change in method of accounting for a taxable period ending at or prior to the Effective Time, to include any adjustment under
Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Effective Time, or (B) as a result of any "closing agreement" as defined in Section 7121 of the Code (or any corresponding provision of state, local or foreign law) to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Effective Time. Neither the Company nor any of its subsidiaries is a party to or bound by any tax allocation or tax sharing agreement and, except as set forth on Schedule 3.12, has no current or potential contractual obligation to indemnify any other Person with respect to Taxes. The Company and each of its subsidiaries has not been a United States real property holding corporation within the meaning of Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local, or foreign law). No material claim has ever been received by the Company from a taxing authority in a jurisdiction where the Company or any of its subsidiaries do not file tax returns that the Company or any such subsidiary is or may be subject to Taxes assessed by such jurisdiction. The Company and each of its subsidiaries has no permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country, except Costa Rica. The federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have not been examined or audited by the Internal Revenue Service, except as set forth on Schedule 3.12, and the Company has not received notice of any proposed tax audit. True, correct and complete copies of all federal and state income tax returns filed by or with respect to the Company and each of its subsidiaries for the past three years have been made available to Republic.

     Section 3.13. No Excess Parachute Payments. Neither the Company nor any affiliates has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments, that will not be deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law).

     Section 3.14. Contracts. (a) Neither the Company nor any of its subsidiaries is a party to or bound by, and neither they nor their properties are subject to, any contracts, agreements or arrangements required to be disclosed in a Form 10-K or 10-Q under the Exchange Act which is not filed as an exhibit to one or more of the SEC Documents filed and publicly available prior to the date of this Agreement.

     (b) Schedule 3.14 sets forth (x) a list of all written and oral contracts, agreements or arrangements to which the Company or any of its subsidiaries is a party or by which the Company or such subsidiary or any of their respective assets is bound which would be required to be filed as exhibits to the Company's Annual Report on Form 10-K for the year ending December 31, 1996 and (y) the following written and oral arrangements (all such written or oral agreements, arrangements or commitments as are required to be set forth on Schedule 3.14 or filed as an exhibit to any SEC Document, collectively the "Designated Contracts"), which schedule further identifies each of the Designated Contracts which contain change of control provisions:

          (i) each partnership, joint venture or similar agreement of the Company or any of its subsidiaries with another Person;

          (ii) each contract or agreement under which the Company or any of its subsidiaries have created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness of more than $1,000,000 in principal amount or under which the Company or any of its subsidiaries have imposed (or may impose) a security interest or lien on any of their respective assets, whether tangible or intangible securing indebtedness in excess of $1,000,000;

          (iii) each contract or agreement to which the Company or any of its subsidiaries is a party which involves an obligation or commitment to pay or be paid an amount in excess of $1,000,000 per year;

          (iv) each contract or agreement which involves or contributes to the Company or any of its subsidiaries aggregate annual remuneration which exceeds 5% of the Company's and its subsidiaries' consolidated annual net revenues for the twelve months ended December 31, 1994 or December 31, 1995;

          (v) each contract or agreement relating to employment or consulting which provides for annual compensation in excess of $100,000 and each severance, termination, confidentiality, non-competition or indemnification agreement or arrangement with any of the directors, officers, consultants or employees of the Company or any of its subsidiaries;

          (vi) each contract or agreement to which the Company or any of its subsidiaries or affiliates is a party limiting, in any material respect, the right of the Company or any of its subsidiaries prior to the Effective Time, or the Surviving Corporation or any of its subsidiaries or affiliates at or after the Effective Time (i) to engage in, or to compete with any Person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or any of its subsidiaries or affiliates prior to the Effective Time, or the Surviving Corporation or any of its subsidiaries or affiliates after the Effective Time or (ii) to solicit any customer or client;

          (vii) all contracts or agreements between the Company or any of its subsidiaries, and any Person controlling, controlled by or under common control with the Company;

          (viii) each contract, agreement and franchise with any municipality, county or city for waste collection, disposal, recycling or other services which is for a term of one year or longer;

          (ix) all other contracts or agreements which are material to the Company and its subsidiaries, taken as a whole, or the conduct of their respective business, other than those made in the ordinary course of business or those which are terminable by the Company or any of its subsidiaries upon no greater than 60 days prior notice and without penalty or other adverse consequence.

     (c) All the Designated Contracts are valid, subsisting, in full force and effect, binding upon the Company or one of its subsidiaries in accordance with their terms, and binding upon the other parties thereto in accordance with their terms. The Company and its subsidiaries have paid in full or accrued all amounts now due from them under the Designated Contracts and have satisfied in full or provided for all of their liabilities and obligations under the Designated Contracts which are presently required to be satisfied or provided for, and are not (with or without notice or lapse of time or both) in default in any material respect under any of the Designated Contracts nor is any other party to any such Designated Contract (with or without notice or lapse of time or both) in default in any material respect thereunder, except for any defaults that could not be reasonably expected to have a material adverse effect on the Company and its subsidiaries taken as a whole.

     Section 3.15. Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Merger.

     Section 3.16. Real Estate. (a) The Company and its subsidiaries does not own any real property or any interest therein except as set forth on Schedule
3.16 (the "Owned Properties"), which Schedule sets forth the location and size of, and principal improvements and buildings on, the Owned Properties, together with a list of all title insurance policies relating to such properties, all of which policies have previously been delivered or made available to Republic by the Company. With respect to each such parcel of Owned Property, except as set forth on Schedule 3.16: (i) the Company has good and marketable title to the parcel of Owned Property, free and clear of any Lien other than (x) Liens for real estate taxes not yet due and payable, (y) recorded easements, covenants, and other restrictions which do not impair the current use, occupancy or value of the property subject thereto, and (z) encumbrances and restrictions described in the title insurance policies listed on Schedule 3.16; (ii) there are no pending or threatened condemnation proceedings, suits or administrative actions relating to the Owned Properties or other matters affecting adversely the current use, occupancy or value thereof; (iii) the legal descriptions for the parcels of Owned Property contained in the deeds thereof describe such parcels fully and adequately; the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), building code requirements, permits, licenses or other forms of approval by any Governmental Authority, and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and the Owned Properties are not located within any flood plain (such that a mortgagee would require a mortgagor to obtain flood insurance) or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained; (iv) all facilities have received all material approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, ordinances, rules and regulations; (v) there are no outstanding options or rights of first refusal to purchase the parcels of Owned Property, or any portion thereof or interest therein; and (vii) there are no parties (other than the Company and its subsidiaries) in possession of the parcels of Owned Property.

     (b) Schedule 3.16 sets forth a list of all leases, licenses or similar agreements to which the Company or its subsidiaries is a party, which are for the use or occupancy of real estate owned by a third party and which are material to the operations or the business of the Company or its subsidiaries ("Leases")(copies of which have previously been furnished to Republic), in each case, setting forth (A) the lessor and lessee thereof and the date and term of each of the Leases, (B) the street address of each property covered thereby, and
(C) a brief description (including size and function) of the principal improvements and buildings thereon (the "Leased Premises"). The Leases are in full force and effect and have not been amended, and neither the Company or its subsidiaries nor, to the knowledge of the Company, any other party thereto is in material default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Leases, except for breaches or defaults which in the aggregate could not be expected to have a material adverse effect on the Company.

     Section 3.17. Good Title to, Condition and Adequacy of Assets. Except as set forth on Schedule 3.17, the Company and its subsidiaries have good title to all of their respective Assets (as hereinafter defined), free and clear of any Liens or restrictions on use. The Assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of the Company and its subsidiaries in the manner in which and to the extent to which such business is currently being conducted. All vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures constituting part of the Assets and which are used by or located on the premises of the Company or its subsidiaries and which are currently in use or necessary for the business and operations of the Company or its subsidiaries are in operating condition, normal wear and tear excepted. For purposes of this Agreement, the term "Assets" means all of the properties and assets owned by the Company and its subsidiaries, whether personal or mixed, tangible or intangible, wherever located.

     Section 3.18. Labor and Employment Matters. Schedule 3.18 sets forth the name, address, social security number and current rate of compensation of each of the officers and key employees of the Company and its subsidiaries. Except as set forth on Schedule 3.18, neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Company or any of its subsidiaries into one or more collective bargaining units. There is no pending or threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or any of its subsidiaries. As of the date hereof, the Company is not aware that any officer, key employee or group of employees has any plans to terminate his or their employment with the Company or any of its subsidiaries as a result of the Merger or otherwise.

     Section 3.19. Insurance. Section 3.19 sets forth a list of all insurance policies maintained as of the date hereof by the Company and its subsidiaries. There are valid and enforceable policies of insurance covering the respective properties, assets and business of the Company and its subsidiaries against risks of the nature normally insured against by entities in the same or similar lines of business and in coverage amounts typically and reasonably carried by such entities. Such policies are in full force and effect, and all premiums due thereon have been paid. None of such policies will lapse or terminate as a result of the transactions contemplated by this Agreement. The Company has not failed to give, in a timely manner, any notice required under any of such policies to preserve its material rights thereunder.

     Section 3.20. Related Party Transactions. Except as set forth in the SEC Documents, since January 1, 1995, none of the officers or directors of the Company or any of its subsidiaries, and no Person owning of record or beneficially more than 5% of the Company Common Stock, or any members of their immediate families, has been a party to any transaction, or series of similar transactions, with the Company or any of its subsidiaries, in which the amount involved exceeds $60,000 per annum, and in which any such Persons had or will have a direct or indirect material interest.

     Section 3.21. Names; Prior Acquisitions. All names under which the Company and its subsidiaries do business as of the date hereof are specified on Schedule
3.21. Except as set forth on Schedule 3.21, neither the Company nor any of its subsidiaries has changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years.

     Section 3.22. State Takeover Statutes. The Board of Directors of the Company has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 203 of the Delaware Law, to the extent, if any, such provisions of Section 203 are applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

     Section 3.23. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or SEC in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except that the Company has retained Raymond James & Associates, Inc. and First Analysis Corporation as financial advisors. A true and correct copy of the Company's agreements with Raymond James & Associates, Inc. and with First Analysis Corporation have been delivered to Republic.

     Section 3.24. Accounting Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action that (without regard to any action taken or agreed to be taken by Republic or any of its affiliates) would prevent Republic from accounting for the business combination to be effected by the Merger as a pooling of interests.

     Section 3.25. Tax Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Republic or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF REPUBLIC

     Republic hereby represents and warrants to the Company that:

     Section 4.1. Organization and Good Standing. Each of Republic and Mergersub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Republic and Mergersub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a material adverse effect on Republic. Republic has delivered to the Company complete and correct copies of the Certificate of Incorporation and By-Laws of Republic and of Mergersub, in each case as amended to the date hereof. Mergersub is controlled by Republic within the meaning of
Section 368(a)(2)(E) of the Code.

     Section 4.2. Capital Structure. The authorized capital stock of Republic consists 500,000,000 shares of Republic Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share ("Republic Preferred Stock"). At the close of business on June 19, 1996, (i) 184,023,886 shares of Republic Common Stock were issued and outstanding, (ii) no shares of Republic Common Stock were held by Republic in its treasury, (iii) 15,735,194 shares of Republic Common Stock were reserved for issuance upon the exercise of outstanding stock options granted pursuant to Republic's various stock option plans, (iv) 34,853,900 shares of Common Stock were reserved for issuance upon the exercise of outstanding and vested warrants, and (v) no shares of Republic Preferred Stock were issued or outstanding. All outstanding shares of capital stock of Republic are, and all shares which may be issued pursuant to outstanding options and warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Republic having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Republic may vote. Except as set forth above and except in connection with other acquisitions of businesses and business combinations by Republic and its subsidiaries, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Republic or any of its subsidiaries is a party or by which any of them is bound, obligating Republic or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Republic or of any of its subsidiaries, or obligating Republic or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations which require or will require or obligate Republic or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Republic or any of its subsidiaries.

     Section 4.3. Authority; Noncontravention. Republic and Mergersub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Republic and Mergersub has been duly authorized by all necessary corporate action on the part of Republic and Mergersub, respectively. This Agreement has been duly executed and delivered by Republic and Mergersub and constitutes a valid and binding obligation of Republic and Mergersub, enforceable against Republic and Mergersub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and general equitable principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Republic or any of its subsidiaries under, any provision of (a) the Certificate of Incorporation or By-laws of Republic or any provision of the comparable charter or organizational documents of any of its subsidiaries, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license applicable to Republic or any of its subsidiaries or their respective properties or assets, or (c) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to Republic or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (b) and clause (c), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Republic, (y) impair in any material respect the ability of Republic or Mergersub to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to Republic or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement by Republic or Mergersub, except for: (i) the filing of a premerger notification and report form by Republic under the HSR Act; (ii) the filing with the SEC of the Registration Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement;

(iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on Republic or Mergersub or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

     Section 4.4. Sec Documents and Financial Statements. Republic has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (the "Republic SEC Documents"). As of their respective dates, the Republic SEC Documents complied as to form in all material respects with the requirements of Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Republic SEC Documents, and none of the Republic SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Republic SEC Document has been revised or superseded by a later-filed Republic SEC Document, filed and publicly available prior to the date of this Agreement, as of the date of this Agreement, none of the Republic SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Republic included in the Republic SEC Documents complied as of their respective dates of filing with the SEC in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position, results of operations and cash flows as at the dates and for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Republic SEC Documents and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, neither Republic nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Republic and its consolidated subsidiaries or in the notes thereto which individually or in the aggregate, could reasonably be expected to have material adverse effect on Republic.

     Section 4.5. Information Supplied. None of the information supplied or to be supplied by Republic specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation is made by Republic in this Section
4.5 with respect to statements made or incorporated by reference in the Registration Statement based on information supplied by the Company or the Management Stockholders specifically for inclusion or incorporation by reference in the Registration Statement.

     Section 4.6. Absence of Certain Changes or Events. Except as disclosed in the Republic SEC Documents filed and publicly available prior to the date of this Agreement, and except as expressly contemplated by this Agreement, since the date of the most recent audited financial statements included in such Republic SEC Documents, Republic has conducted its business only in the ordinary course, and there has not been: (i) any material adverse change in Republic's business, results of operation, or business prospects; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Republic's capital stock; (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any insurance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iv) any damage, destruction or loss, whether or not covered by insurance, that has had or is likely to have a material adverse effect on Republic; or (v) any change in accounting methods, principles or practices by Republic materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

     Section 4.7. Litigation. Except as disclosed in the Republic SEC Documents filed and publicly available prior to the date of this Agreement, there is no suit, action or proceeding pending or threatened against Republic or any of its subsidiaries challenging the acquisition by Republic or Mergersub of any shares of Company Common Stock or any provision of this Agreement or seeking to restrain or prohibit the consummation of the Merger, or that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Republic, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Republic or any of its subsidiaries having, or which could reasonably by expected to have, any such effect.

     Section 4.8. Compliance with Laws. Except as disclosed in the Republic SEC Documents filed and publicly available prior to the date of this Agreement, Republic and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Authority applicable to its business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on Republic. Each of Republic and its subsidiaries has in effect all Permits, necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which, individually or in the aggregate, would not have a material adverse effect on Republic. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement, or consummation of the transactions contemplated hereby.

     Section 4.9. Contracts. Neither Republic nor any of its subsidiaries is a party to or bound by, and neither they nor their properties are subject to, any contracts, agreements or arrangements required to be disclosed in its most recently filed Form 10-K, 10-Q or 8-K under the Exchange Act which has not been filed as an exhibit to one or more of the Republic SEC Documents filed and publicly available prior to the date of this Agreement.

     Section 4.10. Brokers. No broker, investment banker, financial advisor or other Person, is entitled to any broker's, finder's, financial advisor's or other similar fee or SEC in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Republic.

     Section 4.11. Accounting Matters. Neither Republic nor any of its affiliates has taken or agreed to take any action that (without regard to any action taken or agreed to be taken by Republic or any of its affiliates) would prevent Republic from accounting for the business combination to be effected by the Merger as a pooling of interests.

     Section 4.12. Tax Matters. Neither Republic nor any of its affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(2)(E) of the Code.

     Section 4.13. Ownership of Company Common Stock. As of the date hereof, except for the voting proxies granted to Republic as described in Section 5.10, neither Republic nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding providing for the acquisition, holding, voting or disposition of, in each case, shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for capital stock of the Company, which in the aggregate represent 10% or more of the outstanding shares of the Company Common Stock after giving effect to the conversion, exercise or exchange of all such securities beneficially owned by Republic and its affiliates and associates which are convertible into or exercisable or exchangeable for capital stock of the Company.

     Section 4.14. Interim Operations of Mergersub. Mergersub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE V

            COVENANTS OF THE COMPANY AND THE MANAGEMENT STOCKHOLDERS

     Section 5.1. Conduct of Business of the Company. Except for those items described in Section 5.9 and as may be agreed to in writing by Republic, from the date hereof to the Effective Time, the Company shall, and shall cause its subsidiaries to, (i) use its and their best efforts to conduct its and their operations according to its and their ordinary and usual course of business, consistent with past practice, (ii) preserve intact its and their business organization, (iii) keep or cause to be kept in full force and effect all of its and their material rights, contracts and agreements, (iv) maintain all of its and their property in good operating condition and repair, (v) use its and their best efforts to maintain satisfactory relationships with licensors, licensees, supplies, contractors, distributors, customers and others having business relationships with any of them, consistent with the Company's past practices, and (vi) maintain continuously insurance coverage substantially equivalent to the insurance coverage in existence on the date of this Agreement. Subject to the exercise of the applicable fiduciary duties of the Board of Directors of the Company as set forth in Section 5.2(a), the Company and its subsidiaries shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to the obligations of the Company or Republic to consummate the Merger set forth in Article VIII not being satisfied. Without limiting the generality of the foregoing and except as provided above, the Company shall not, and shall not permit any of its subsidiaries to:

          (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional employee or other options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any options or rights to acquire, or any securities convertible into, shares of stock of any class; provided that the Company shall be entitled to issue shares of the Company Common Stock (1) upon exercise of Company Stock Options and Company Warrants against payment therefor in accordance with their terms, and (2) in connection with the closing of any of the Company's pending acquisitions described on and in accordance with Schedule 5.9;

          (b) split, combine or reclassify any shares of its or any of its subsidiaries' capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) to its stockholders whether or not in respect of its capital stock; or redeem, purchase or otherwise acquire any shares of, or rights to acquire shares of, its or any of its subsidiaries' capital stock;

          (c) amend its charter or by-laws;

          (d) voluntarily sell, transfer, surrender, abandon or dispose of any of its material assets or property rights (tangible or intangible), other than in the ordinary course of business consistent with past practices;

          (e) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisitions of stock or assets) any interest in any corporation, partnership or other business organization or division thereof, or make any investment in any such entity either by purchase of securities, contributions of capital or transfer of property, or make any loans or advances to any Person;

          (f) grant or make any mortgage or pledge or subject itself or any of its material properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due;

          (g) create, incur or assume any liability or indebtedness for borrowed money (contingent or otherwise), in an amount exceeding $1,000,000 individually or $2,500,000 in the aggregate, except borrowings under the Company's credit facilities with LaSalle National Bank and certain other lenders to the extent such borrowings are in the ordinary course of business consistent with past practices;

          (h) make or commit to make any capital expenditures in excess of $1,000,000 individually or $2,500,000 in the aggregate, other than as set forth on the capital expenditure budget provided by the Company to Republic, a copy of which is attached as Schedule 5.1;

          (i) grant any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any Benefit Plan or otherwise), other than merit increases to employees of the Company or its subsidiaries who are not directors or officers of the Company, in the ordinary course of business and consistent with past practices;

          (j) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;

          (k) enter into any material commitment, transaction or agreement, other than in the ordinary course of business consistent with past practices and other than commitments, transactions or agreements that are terminable by the Company without cost or penalty on no more than 60 days prior notice;

          (l) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any affiliate of the Company or any of its subsidiaries, except in the ordinary course of business consistent with past practices;

          (m) modify any provision of any Benefit Plan, any stock option plans of the Company or the terms of any stock options granted thereunder;

          (n) modify any of the Designated Contracts other than in the ordinary course of business consistent with past practices;

          (o) enter into any agreement or transaction with any Person controlling, controlled by or under common control with the Company; or

          (p) agree, whether in writing or otherwise, to do any of the foregoing.

     Section 5.2. No Solicitation; Competing Transactions. (a) From the date hereof until the earlier of (A) the Effective Time, or (B) the date this Agreement shall terminate in accordance with its terms (the "Non-Solicitation Period"), neither the Company nor the Management Stockholders shall, directly or indirectly, solicit or initiate discussion with, enter into negotiations or agreements with, or furnish any information about the Company that is not publicly available to, or otherwise assist, facilitate or encourage, any Person or group (other than Republic, an affiliate of Republic or their authorized representatives) concerning any proposal for a merger, sale of substantial assets, sale of shares of capital stock or other securities, recapitalization or other business combination transactions involving the Company or any of the subsidiaries of the Company, other than the transactions set forth on Schedule
5.9 (a "Competing Transaction"). The Company and the Management Stockholders will instruct the respective officers, directors, employees, advisors, affiliates, counsel and agents of the Company and its subsidiaries (collectively, the "Representatives") not to take any action contrary to the provisions of the previous sentence; provided, however, that the Company and the Representatives shall not be prohibited from entering into any negotiations (or entering into an agreement resulting from such negotiations) which were not so solicited or initiated to the extent such action is taken by, or upon the authority of, the Board of Directors of the Company due to the applicable fiduciary duties of such Board of Directors to the stockholders of the Company, as determined by such directors in the exercise of good faith judgment based upon the written advice of independent, outside legal counsel that a failure of the Board of Directors of the Company to take such action would be likely to constitute a breach of its fiduciary duties to the stockholders of the Company; and provided, further, that for a period of thirty (30) days following the date hereof, if the Company receives an offer or proposal involving a Competing Transaction it may furnish all information pertaining to the Company and its subsidiaries as the Board of Directors of the Company believes in good faith to be appropriate, if the Board of Directors of the Company (after consultation with its independent, outside legal counsel) determines in good faith that such action is required due to the applicable fiduciary duties of the directors. The Company will notify Republic immediately in writing if the Company becomes aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with, the Company or its subsidiaries with respect to a Competing Transaction. Each time, if any, that the Board of Directors of the Company determines, upon written advice of such legal counsel and in the exercise of its good faith judgment as to its fiduciary duties to the Company's stockholders, that it must enter into negotiations with, or furnish any information that is not publicly available to, any Person or group (other than Republic, an affiliate of Republic or their authorized representatives) concerning any Competing Transaction, the Company will give Republic prompt notice of such determination (which shall include a copy of the written advice of such legal counsel), the Company will promptly provide Republic copies of the information provided to such other Person or group, and the Company will fully inform Republic of the status and substance of such negotiations in a prompt manner.

     (b) To induce Republic to commit to expend its resources and money to perform the due diligence investigation of the Company and to enter into this Agreement, the Company agrees that should it or any of the Management Stockholders or the Representatives during the Non-Solicitation Period either
(i) receive an unsolicited proposal for a Competing Transaction (an "Acquisition Proposal"), other than from Republic or an affiliate of Republic or their authorized representatives, and, during the Non-Solicitation Period or, provided that this Agreement has not been terminated by the Company pursuant to Section 9.1(j), within one (1) year after the date hereof, consummate a transaction of a kind that would constitute a Competing Transaction with (x) the offeror or any affiliate of the offeror who made the Acquisition Proposal (the "Original Offeror") or (y) another party who makes an Acquisition Proposal prior to the termination of negotiations with the Original Offeror, or (ii) solicit or initiate any discussions for a Competing Transaction (regardless of whether it is consummated); then, in either instance, (A) the Company shall pay to Republic, as liquidated damages (and not as a penalty) to compensate Republic for the effort and expense which Republic will be expending in entering into and performing this Agreement and for its lost opportunity, the sum of $1,000,000 (which shall be paid contemporaneously with consummation of the Competing Transaction if the Acquisition Proposal was not solicited, or contemporaneously with the solicitation or initiation of any discussion if the Acquisition Proposal was solicited) and (B) each Management Stockholder shall pay to Republic an amount in cash equal to the consideration paid by the acquiror (the "Third Party Acquisition Consideration") on a per share of Company Common Stock basis in excess of (1) $16.00 (in the case of proposals noted in (i) above, and then this provision shall apply only to the individual Management Stockholders) or (2) $13.375 (in the case of solicitations under (ii) above) (in either case, the "Base Amount") multiplied by the number of shares beneficially owned by each such Management Stockholder (which additional amounts shall be paid contemporaneously with consummation of the acquisition, whether or not such Acquisition Proposal was solicited); provided, that number of shares and the Base Amount shall be appropriately adjusted for stock splits, stock dividends, stock combinations, recapitalizations, reclassifications and other similar transactions. The Third Party Acquisition Consideration shall be deemed to include both cash and any securities or other property received in the transaction, as well as debts assumed in the transaction. In the event that any Third Party Acquisition Consideration shall be payable in securities; debt securities shall be valued at the greater of par or market value on the day of delivery; preferred stock shall be valued at the greater of par, liquidation preference or market value on the day of delivery; and common stock shall be valued by its market value on the day of delivery based on the ten day average closing price of such common stock on the principal stock exchange or Nasdaq market on which it is traded or quoted for the period prior to the consummation of such acquisition. In the event that any Third Party Acquisition Consideration shall be payable in other property, such other property shall be valued at an amount to be reasonably determined by Republic.

     Section 5.3. Approval by the Company's Stockholders. The Company shall, as soon as practicable following the date hereof, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable after the date of this Agreement, for the purpose of voting upon the Merger and this Agreement (the "Company Special Meeting"). The Company, through its Board of Directors, shall recommend that the Company's stockholders approve of this Agreement and the Merger and include such recommendation in the Proxy Statement, provided that the Board of Directors shall not be obligated to make such recommendation if the Company shall have received an offer for a Competing

Transaction that the Board of Directors determines in good faith is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement. Subject to the exercise of its applicable fiduciary duties under Delaware Law to the stockholders of the Company, the Board of Directors of the Company shall use its reasonable best efforts to solicit from stockholders of the Company votes in favor of the Merger and the transactions contemplated hereby. The parties will use their respective best efforts to cause the Company Special Meeting to be held and to close the transactions contemplated hereby on or before August 12, 1996.

     Section 5.4. Access to Information. From the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries and its and their representatives, officers, directors, employees, auditors and agents to, afford the representatives, officers, employees and agents of Republic reasonable access at all reasonable times to its representatives, officers, employees, agents, properties, offices, and other facilities and to all books and records, and shall furnish Republic with all financial, operating and other data and information Republic, through its representatives, officers, employees or agents, may reasonably request. Republic shall be entitled to conduct prior to Closing an environmental assessment of the Owned Properties, and to the extent permitted under the terms of the Leases, the Leased Premises (hereinafter referred to as the "Environmental Assessment"), and to otherwise conduct a due diligence investigation of the Company and its assets and financial condition. The Environmental Assessment may include, but not be limited to, a physical examination of such real property, and any structures, facilities, or equipment located thereon, soil samples, ground and surface water samples, storage tank testing, review of pertinent records, documents, and licenses of the Company. The Company shall provide Republic or its designated agents or consultants with the access to such property which Republic, its agents or consultants require to conduct the Environmental Assessment and due diligence review. If the results of the Environmental Assessment or due diligence review are not satisfactory to Republic in its sole discretion, then Republic may elect not to close, in which event the provisions of Section 5.2(b) shall not thereafter apply provided that the Company and the Management Stockholders had complied with Section 5.2(a) in all respects prior to the date of their receipt of notice of Republic's election not to close in accordance with this Section 5.4.

     Section 5.5. Affiliate Letters. (a) Schedule 5.5 sets forth a list of names and addresses of those persons who may be deemed "affiliates" of the Company within the meaning of Rule 145 under the Securities Act ("Rule 145"), including the Management Stockholders and all other officers and directors of the Company (each an "Affiliate"). The Company shall provide Republic such information and documents as Republic shall reasonably request for purposes of reviewing the accuracy and completeness of such list. There shall be added to such list the names and addresses of any other Person who becomes an Affiliate of the Company at any time after the date hereof up to and including the time of the Company Special Meeting or who Republic reasonably identifies (by written notice to the Company) as being a Person who may be deemed to be an Affiliate of the Company. The Company shall deliver or cause to be delivered to Republic, concurrent herewith, from each of the Affiliates identified on Schedule 5.5 (as the same may be supplemented as aforesaid), a letter in the form of Exhibit A hereto (the "Affiliate Letter"), which shall contain (i) a representation that on the date hereof, such Affiliate had no plan or intention to sell, exchange or otherwise dispose of the Republic Common Stock received by it pursuant to the Merger, (ii) a covenant that such Affiliate shall not sell or otherwise dispose of any shares of Republic Common Stock issued to it in the Merger until such time as final results of operations of Republic covering at least thirty (30) days of combined operations of Republic and the Company have been published and
(iii) a covenant that such Affiliate will not sell or otherwise dispose of any shares of Republic Common Stock issued to it in the Merger, except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 or another exemption from registration under the Securities Act.

     (b) Republic shall be entitled to place appropriate legends on the certificates evidencing the Republic Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stock transfer instructions to the transfer agent for the Republic Common Stock, to the effect that the shares of the Republic Common Stock received or to be received by such Affiliates pursuant to the terms of this Agreement may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his interest in or risks relating to such shares of Republic Common Stock, pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 or another exemption from registration under the Securities Act and, in any event, only after financial results covering at least 30 days of combined operations of Republic and the Company after the Effective Time shall have been published. The foregoing restrictions on the transferability of the Republic Common Stock shall apply to all purported sales, transfers and other conveyances of the shares of Republic Common Stock received or to be received by such Affiliates pursuant to this Agreement and to all purported reductions in the interest in or risks relating to such shares of the Republic Common Stock whether or not such Affiliate has exchanged the certificates previously evidencing such Affiliate's shares of the Company Common Stock for certificates evidencing the shares of Republic Common Stock into which such shares of the Company Common Stock were converted. The Proxy Statement and the Registration Statement shall disclose the foregoing in a reasonably prominent manner.

     Section 5.6. Letter of Company's Accountants. The Company shall cause to be delivered to Republic a letter of Arthur Andersen LLP, the Company's independent public accountants, dated a date within two business days before (a) the date on which the Registration Statement shall become effective, (b) the date of the Company Special Meeting, and (c) the Effective Time, and addressed to Republic in form and substance reasonably satisfactory to Republic and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with the Company's efforts to obtain such letter, if requested by Arthur Andersen LLP, Republic shall provide a representation letter to Arthur Andersen LLP complying with SAS 72 (as amended), if then required.

     Section 5.7. Covenant Not to Compete. On the date hereof, the Management Stockholders shall execute and deliver to Republic a covenant not to compete and non-disclosure agreement in the form of Exhibit B hereto (the "Covenant Letters").

     Section 5.8. Indemnification by Management Stockholders. The Management Stockholders covenant and agree that, from and after the Closing, they shall jointly indemnify and hold Republic harmless from any losses, claims, liabilities, damages, and expenses (including attorneys' fees) arising out of any breach or inaccuracy in any representation, warranty or covenant made by them in this Agreement or in any certificate delivered pursuant hereto, provided that each Management Stockholder will be liable only to the extent of the lesser of (i) the amount of such losses, claims, damages, liabilities, and expenses resulting to Republic or the Surviving Corporation from such breach or inaccuracy in excess of $500,000 or (ii) 15% of the aggregate Merger Consideration (valued as of the Effective Time) multiplied by the percentage ownership of such Management Stockholder (and members of such Management Stockholder's immediate family and the affiliates and associates of such Management Stockholder as owned by such persons on May 20, 1996) of the outstanding Company Common Stock on May 20, 1996, and further provided, that Republic has furnished written notice to the Management Stockholders of any such losses, claims, liabilities, damages, and expenses, prior to the date on which Republic files its annual report on Form 10-K for the year ending December 31, 1996.

     Section 5.9. Certain Pending Transactions. Notwithstanding anything to the contrary contained herein, from the date hereof until the Effective Time, the Company may (a) continue to pursue certain acquisition opportunities which are set forth on Schedule 5.9 to the extent approved in writing by Republic, such approval to be withheld or granted by Republic in its sole and absolute discretion, provided, that the Company shall promptly provide Republic copies of all material agreements and due diligence with respect to such transactions and will keep Republic fully informed of the status and substance of all negotiations related thereto, and, further provided that the Company shall not bind itself to closing any such acquisition without the prior written approval of Republic, such approval to be withheld or granted by Republic in its sole and absolute discretion, and (b) expand its existing credit facility from $45,000,000 to $70,000,000 and borrow thereunder in the ordinary course of business, consistent with past practices, for usual corporate purposes, including funding the purchase price incurred in closing (if and to the extent approved by Republic) any of the acquisitions set forth on Schedule 5.9 and/or paying off all indebtedness for borrowed money of any business acquired in accordance with Schedule 5.9.

     Section 5.10. Irrevocable Proxies. On the date hereof, each of Thomas A. Volini, Carlos E. Aguero, Environmental Venture Fund, Limited Partnership, Apex Investment Funds L.P., and The Productivity Fund Limited Partnership shall execute and deliver to Republic an irrevocable voting proxy in the form of Exhibit C hereto (the "Irrevocable Proxies").

     Section 5.11. Landfill Operations. Without the prior written approval of Republic, which approval may be withheld or granted in Republic's sole and absolute discretion, the Company agrees not to directly or indirectly acquire any ownership interest or joint venture interest in any additional landfill facility, and, unless Republic otherwise approves in writing, the Company further agrees that it shall, prior to the Effective Time, terminate or dispose of any and all of its or its subsidiaries' landfill management or remediation contracts or operations with respect to any and all landfill facilities which the Company or a subsidiary thereof does not own as of the date hereof.

                                   ARTICLE VI

                      COVENANTS OF REPUBLIC AND MERGERSUB

     Section 6.1. Certain Actions. Republic and its subsidiaries shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to the obligations of Republic to consummate the Merger set forth in Article VIII not being satisfied.

     Section 6.2. Access to Information. From the date of this Agreement to the Effective Time, Republic shall furnish the Company with all publicly available information relating to Republic and allow Representatives of the Company to engage in discussions with such senior management of Republic as the parties mutually agree upon.

     Section 6.3. Letter of Republic's Accountants. Republic shall cause to be delivered to the Company a letter of Arthur Andersen LLP, Republic's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with Republic's efforts to obtain such letter, if requested by Arthur Andersen LLP, the Company shall provide a representation letter to Arthur Andersen LLP complying with SAS 72 (as amended), if then required.

     Section 6.4. Compliance With Nasdaq and SEC Requirements. From the date hereof to the Effective Time, Republic shall comply in all material respects with all applicable requirements of Nasdaq and the SEC with respect to the filing of information and reports.

     Section 6.5. Benefit Plans. As soon as practicable after the Effective Time but in no event later than January 1, 1997, Republic shall provide benefits to employees of the Company and its subsidiaries which are substantially similar to the benefits provided to similarly situated employees of Republic and its subsidiaries (the date(s) on which employees of the Company and its subsidiaries are provided such benefits is hereinafter referred to as the "Benefit Plan Transition Dates"). Subject to requirements of applicable law, after the Effective Time, Republic shall cause the Surviving Corporation to maintain the Benefit Plans in substantially the same form as in effect on the date of this Agreement until the applicable Benefit Plan Transition Date. With respect to employee benefit plans and other benefit arrangements covering employees of Republic and its subsidiaries ("Republic Benefit Plans"), Republic shall grant all employees of the Company and its subsidiaries who become participants in such plans after the applicable Benefit Plan Transition Date credit for all service with the Company and its subsidiaries and their respective predecessors prior to the applicable Benefit Plan Transition Date for all purposes for which such service was recognized by the Company. To the extent the Republic Benefit Plans provide medical or dental welfare benefits after the applicable Benefit Plan Transition Date, for all employees who have already met the pre-existing conditions and actively at work requirements under the Benefit Plans that provide medical or dental welfare benefits, Republic shall cause all pre-existing conditions exclusions and actively at work requirements to be waived. For all other employees of the Company and its subsidiaries, Republic shall credit all service with the Company and its subsidiaries that counted toward the pre-existing conditions and actively at work requirements of such Benefit Plans toward satisfying the pre-existing conditions and actively at work requirements of the Republic Benefit Plans. Republic shall provide that any expenses incurred on or before the applicable Benefit Plan Transition Date shall be taken into account under the Republic Benefit Plans for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents. On and after the Effective Time, Republic shall cause the Benefit Plans that provide medical or dental welfare benefits to provide continuation coverage (within the meaning of Section 4980B of the Code) to employees of the Company and its subsidiaries who terminated employment prior to the Effective Time and their dependents.

                                  ARTICLE VII

                COVENANTS OF THE COMPANY, REPUBLIC AND MERGERSUB

     Section 7.1. Legal Conditions to Merger. Each of the Company, Republic and Mergersub, shall use its best efforts to comply promptly with all legal requirements which may be imposed on it with respect to the Merger, this Agreement and the transactions contemplated hereby. Such actions shall include, without limitation, filing or causing to be filed under the HSR Act a premerger notification and report form, with respect to the transactions contemplated hereby, furnishing all additional information required under the HSR Act and in connection with approvals of or filings with any Governmental Authority. Each of the Company, Republic and Mergersub promptly shall cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with such transactions. Each of the Company, Republic and Mergersub shall, and shall cause each of its subsidiaries to, use its best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party, required to be obtained or made by the Company, Republic or any of their subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. In connection with the filings under the HSR Act, each party shall request early termination of the HSR waiting period.

     Section 7.2. Preparation of Proxy Statement and Registration
Statement. (a) Republic promptly shall prepare, with the Company's cooperation and assistance, and file with the SEC the Proxy Statement and Republic promptly shall prepare and file with the SEC the Registration Statement relating to the issuance of the Merger Consideration, in which the Proxy Statement will be included as a prospectus. Each of Republic and the Company shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

     (b) Republic shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals in connection with the issuance of Republic Common Stock in the Merger and under the Stock Plans, except that Republic shall not be required to execute or file any general consent to service of process in any jurisdiction in which it is not qualified to transact business or to register as a dealer in any jurisdiction. Republic shall advise the Company (promptly after it receives notice thereof) of the time when the Registration Statement has become effective, of any supplement or amendment that has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of Republic Common Stock for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or for additional information.

     (c) If at any time prior to the Effective Time any event relating to Republic or any of its subsidiaries or Mergersub should be discovered which should be set forth in an amendment of, or a supplement to, the Proxy Statement, Republic promptly shall so inform the Company and shall furnish all necessary information to the Company relating to such event. If at any time prior to the Effective Time any event relating to the Company or any of its subsidiaries should be discovered which should be set forth in an amendment of, or a supplement to, the Registration Statement, the Company promptly shall so inform Republic and shall furnish all necessary information to Republic relating to such event.

     Section 7.3. Best Efforts. Upon the terms and subject to the conditions of this Agreement (including, without limitation, the provisions of Section 5.2(a) relating to the exercise of the applicable fiduciary duties of the Board of Directors of the Company), each of the parties to this Agreement shall use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, and shall use its best efforts to obtain all necessary waivers, consents and approvals, including the actions described in Sections 7.1 and 7.2 above.

     Section 7.4. Notification of Certain Matters. The Company shall give prompt notice to Republic and Republic shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would, in the reasonable judgment of their respective management, be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (ii) any condition set forth herein to be unsatisfied in any material respect at any time from the date of this Agreement to the Effective Time, and (b) any material failure of the Company, Republic or Mergersub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 7.5. Brokers or Finders. Each of the Company and Republic represents that no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any brokers' or finder's fee or any other SEC or similar fee in connection with any of the transactions contemplated by this Agreement (except as set forth in Section 3.24), and each of the Company and Republic shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, SECs or expenses asserted by any Person on the basis of any act or statement alleged to have been made by such party.

     Section 7.6. Public Announcements. Neither the Company nor Republic shall issue any press release or public announcement, including announcements by any party for general reception by or dissemination to employees, agents or customers, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be withheld unreasonably), provided that the Company or Republic may make any disclosure or announce with such party, in the opinion of its counsel, is obligated to make pursuant to applicable law or regulation of the Nasdaq or any national securities exchange, as applicable, in which case the party desiring to make the disclosure shall reasonably consult with the other party prior to making such disclosure or announcement.

     Section 7.7. Tax Treatment. Until the Effective Time, the Company and Republic shall, and from and after the Effective Time Republic shall, use its best efforts to qualify the Merger, and shall use best efforts not to take any action to cause the Merger not to qualify, as a reorganization within Section 368(a) of the Code. From and after the Effective Time, (a) Republic shall cause the Surviving Corporation to continue the Company's historic business or use a significant portion of the Company's historic business assets in a business within the meaning of the Treasury regulation Section 1.368-1(d), and (b) Republic and Mergersub shall, and Republic shall cause the Surviving Corporation to, treat the Merger as a "reorganization" within the meaning of Section 368(a) of the Code and shall file such information with their income tax returns as may be required by Treasury regulation Section 1.368-3 or other applicable law.

     Section 7.8. Indemnification and Insurance of Company Officers and Directors. (a) The Company shall, and from and after the Effective Time Republic and the Surviving Corporation shall, indemnify, defend and hold harmless each Person who is now, or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be withheld unreasonably) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director, officer or employee of the Company or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated by this Agreement, in each case to the full extent provided under the Certificate of Incorporation and By-laws of the Company as in effect as of the date hereof or permitted under Delaware Law, as applicable, to indemnify directors and officers. Prior to the Effective Time, the Company shall cause each Person eligible for indemnification pursuant to this Section 7.8(a) to execute and deliver to Republic, and/or to the insurance company providing the insurance referred to in clause (b) below, a writing confirming, among other matters, that he or she has no knowledge of any pending or threatened claims, actions or other matters which reasonably could give rise to Indemnified Liabilities, in such form as shall be reasonably satisfactory to Republic and/or such insurance company.

     (b) The Company shall, and from and after the Effective Time Republic shall, use its reasonable best efforts to cause the Surviving Corporation to obtain and maintain in effect an extended reporting period under the Company's existing directors' and officers' liability insurance policy or comparable coverage through a "tail" or other policy for a period of at least five years from the Effective Time. The Certificate of Incorporation and the Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company's Certificate of Incorporation and Bylaws on the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of the Company, unless such modification is required by law.

     (c) The provisions of this Section 7.8 are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and executors to the extent that each Indemnified Party has executed and delivered the writing with respect to himself or herself in accordance with Section 7.8(a) prior to the Effective Time.

     Section 7.9. Further Assurances. In the event that at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Company, Republic and Mergersub shall take such necessary action.

                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

     Section 8.1. Conditions to Obligations of the Company, Republic and Mergersub. The obligations of the Company, Republic and Mergersub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Special Meeting.

          (b) Approvals of Governmental Authorities and Other Persons. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or termination of any notice and waiting period imposed by, any Governmental Authority or any other Person upon the consummation of the transactions contemplated by this Agreement, the failure of which to obtain could reasonably be expected to have a material adverse effect on Republic and its subsidiaries or the Company and its subsidiaries, in each case taken as a whole, shall have been filed or obtained or shall have occurred. All of such authorizations, consents, orders or approvals shall have been obtained without the imposition of any conditions which would require the divestiture of any of the Company's or Republic's assets or would otherwise materially adversely effect Republic's ability to operate the businesses of the Company and its subsidiaries following the Effective Time.

          (c) Registration Statement. The Registration Statement shall have been declared effective, and no stop order terminating the effectiveness of the Registration Statement shall have been issued or threatened.

          (d) No Order or Injunction. The consummation of the Merger shall not be precluded, enjoined, prohibited or materially restricted by any order or injunction of a court of competent jurisdiction (each party agreeing to use its best efforts to have any such order reversed or injunction lifted), and no litigation, arbitration, or other proceeding initiated by any Governmental Authority shall be pending which seeks to enjoin prohibit or materially restrict the consummation of the Merger.

          (e) Pooling Letter. The Company and Republic shall have received a letter from Arthur Andersen LLP, addressed to each of them, dated the date the Proxy Statement is first mailed to the stockholders of the Company and confirmed in writing as of the Effective Time, stating that the Merger shall qualify as a pooling of interests business combination under applicable accounting and SEC rules.

          (f) Accountants Letters. The Company and Republic shall have received the letters of Arthur Andersen LLP described in Sections 5.6 and 6.3 above.

          (g) Nasdaq Listing. The shares of Republic Common Stock included in the Merger Consideration shall have been duly listed for trading on the Nasdaq National Market, subject to official notice of issuance.

     Section 8.2. Conditions to Obligations of the Company. Except as otherwise provided below, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

          (a) Performance of Obligations of Republic and Mergersub. Republic and Mergersub shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by them at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of each of Republic and Mergersub by an executive officer of each such company to such effect.

          (b) Representations and Warranties; Change in Condition. The representations and warranties of Republic and Mergersub set forth in this Agreement shall be true and correct on and as of the date hereof and at and as of the Effective Time, with the same force and effect as through such representations and warranties had been made at and as of the Effective Time, and the Company shall have received a certificate signed on behalf of each of Republic and Mergersub by an executive officer of each such company to such effect. Since the date hereof, no event or condition shall have occurred (or shall be discovered) that could reasonably be expected to have a material adverse effect on Republic and its subsidiaries taken as a whole. Notwithstanding the foregoing, the Company acknowledges and agrees that: (i) the enactment or proposal of any legislation relating to solid waste flow control, (ii) the occurrence of any event (or series of events) which materially effects solid waste companies and/or electronic security services companies generally, or (iii) the commencement of any litigation by Republic stockholders in the name of or against Republic or any of its subsidiaries or affiliates arising as a result of the transactions contemplated by this Agreement, shall in no event be deemed to have had or reasonably be expected to have a material adverse effect on Republic and its subsidiaries taken as a whole.

          (c) Corporate Action.  The Company shall have received from Republic
     (i) copies of the certificates of incorporation and bylaws of Republic and Mergersub, (ii) copies of resolutions of Republic's and Mergersub's Boards of Directors approving and adopting this Agreement and the transactions contemplated hereby, certified on behalf of each of Republic and Mergersub by the corporate secretary of each such company, and (iii) a certificate of good standing from the Secretary of State of the State of Delaware for each of Republic and Mergersub (dated as of a date not more than 10 days prior to the Closing).

          (d) Opinion of Counsel. The Company shall have received an opinion of counsel to Republic and Mergersub, dated the Effective Time, in the form of Exhibit D.

          (e) Opinion of Financial Advisor. The Company shall have received the opinion of Raymond James & Associates, Inc. dated as of the date of this Agreement and confirmed or updated in writing as of the date that the Proxy Statement is first mailed to stockholders of the Company to the effect that, as of such respective dates, the consideration to be received in the Merger by the Company's stockholders is fair to such stockholders from a financial point of view and such opinion shall not have been withdrawn prior to the Effective Time.

          (f) Tax Opinion. The Company shall have received the opinion, based on appropriate representations of the Company and Republic, of Shefsky Froelich & Devine Ltd., counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company, Republic and Mergersub each will be a party to that reorganization within the meaning of Section 368(b) of the Code, which opinion shall have been dated on or about the date the Proxy Statement is first mailed to stockholders of the Company.

     Section 8.3. Conditions to Obligations of Republic and Mergersub. The obligations of Republic and Mergersub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Republic and Mergersub:

          (a) Performance of Obligations of the Company and the Management Stockholders. The Company and the Management Stockholders shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by them at or prior to the Effective Time, and each of Republic and Mergersub shall have received a certificate of the Company and the Management Stockholders (in the case of the Company, signed by the chief executive officer, the chief operating officer, and the chief financial officer of the Company) to such effect.

          (b) Representations and Warranties; Change in Condition. The representations and warranties of the Company and the Management Stockholders set forth in this Agreement shall be true and correct on and as of the date hereof and at and as of the Effective Time, with the same force and effect as though such representations and warranties had been made at and as of the Effective Time, and each of Republic and Mergersub shall have received a certificate of the Company and the Management Stockholders (in the case of the Company, signed by the chief executive officer and the chief financial officer of the Company) to such effect. Since the date hereof, no event or condition shall have occurred (or shall be discovered of any previously existing event or condition) that could reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole. Notwithstanding the foregoing, each of Republic and Mergersub acknowledges and agrees that: (i) the enactment or proposal of any legislation relating to solid waste flow control, (ii) the occurrence of any event (or series of events) which materially effects solid waste companies generally, or (iii) the commencement of any litigation by the Company stockholders in the name of or against the Company or any of its subsidiaries or affiliates arising as a result of the transactions contemplated by this Agreement, shall in no event be deemed to have had or reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole.

          (c) Corporate Action. Each of Republic and Mergersub shall have received from the Company (i) copies of the certificates of incorporation and bylaws of the Company and each of its subsidiaries, (ii) copies of resolutions of the Company's Board of Directors approving and adopting this Agreement and the transactions contemplated hereby, certified on behalf of the Company and each of its subsidiaries by the corporate secretary of each such company, and (iii) a certificate of good standing from the Secretary of State of the State of Delaware for the Company (dated as of a date not more than 10 days prior to the Closing).

          (d) Opinion of Counsel. Each of Republic and Mergersub shall have received an opinion of counsel to the Company, dated the Effective Time, in the form of Exhibit E.

          (e) Environmental Assessment and Due Diligence. Republic shall be satisfied with the results of its Environmental Assessment and due diligence review of the Company pursuant to Section 5.4.

          (f) Tax Opinion. Republic shall have received the opinion, based on appropriate representations of the Company and Republic, of Akerman, Senterfitt & Eidson, P.A., counsel to Republic, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company, Republic and Mergersub each will be a party to that reorganization within the meaning of Section 368(b) of the Code, which opinion shall have been dated on or about the date the Proxy Statement is first mailed to stockholders of the Company.

                                   ARTICLE IX

                                  TERMINATION

     Section 9.1. Termination. This Agreement may be terminated and the Merger contemplated by this Agreement may be abandoned at any time after the occurrence of any of the following events, but prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company);

          (a) by mutual written consent of Republic and the Company;

          (b) by either Republic or the Company, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealing;

          (c) by either Republic or the Company, if the Merger has not been consummated by November 18, 1996 (such date, or such later date mutually agreed to in writing by the parties hereto, referred to as the "End Date") (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

          (d) by either Republic or the Company, if the Company's Special Meeting shall have been held, and the stockholders of the Company shall have failed to approve and adopt this Agreement and the Merger at the Company Special Meeting (or any adjournment thereof);

          (e) by Republic, if a tender offer or exchange offer for more than 30% of the outstanding shares of the Company Common Stock is commenced, and the Board of Directors of the Company, within ten business days after such tender offer or exchange offer is so commenced, fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to such offer;

          (f) by Republic, if any Person or group (as that term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), other than the Management Stockholders, shall have acquired beneficial ownership or the right to acquire beneficial ownership of more than 50% of the then combined voting power of all classes of the capital stock of the Company;

          (g) by Republic, if the Board of Directors of the Company does not recommend to its stockholders the approval of the Merger, this Agreement and the transactions contemplated hereby, or withdraws, modifies or changes its recommendation to approve the Merger, this Agreement and the transactions contemplated hereby, or shall have resolved to do any of the foregoing, except as permitted in accordance with the terms of Section 9.1(h) below;

          (h) by either Republic or the Company, if the Company or its stockholders receives an offer for a Competing Transaction that the Board of Directors of the Company determines in good faith is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement, and the Board of Directors of the Company accepts, recommends or resolves to accept or recommend to the Company's stockholders such a Competing Transaction;

          (i) by Republic, if any of the representations and warranties of the Company in this Agreement are not true and correct and could not reasonably be expected to become true and correct prior to the End

     Date, or if the Company breaches in any material respects any covenant of the Company contained in this Agreement and such breach could not reasonably be expected to be cured prior to the End Date; or

          (j) by the Company, if any of the representations and warranties of Republic in this Agreement are not true and correct and could not reasonably be expected to become true and correct prior to the End Date, or if Republic breaches in any material respect any covenant of Republic contained in this Agreement and such breach could not reasonably be expected to be cured prior to the End Date.

     Section 9.2. Effect of Termination. In the event this Agreement is terminated pursuant to Section 9.1, this Agreement shall terminate and become void and of no force and effect, the Merger shall be abandoned without further action by any of the parties to this Agreement, and no party to this Agreement shall have any liability or further obligation under this Agreement, except for the agreements contained in Sections 5.2 (No Solicitations), 7.5 (Brokers or Finders), 9.3 (Covenant Not to Purchase), 10.3 (Fees and Expenses) and 10.8 (Governing Law); provided that any termination of this Agreement pursuant to Sections 9.1(i) or 9.1(j) of this Agreement shall not relieve any party from any liability for the breach of any material representation, warranty or covenant contained in this Agreement or be deemed to constitute a waiver of any remedy available for such breach; provided, further, and notwithstanding the foregoing to the contrary, no party to this Agreement shall have any continuing liability or further obligation under Section 5.2 of this Agreement if this Agreement is terminated pursuant to Sections 9.1(b) or (j). Upon termination of this Agreement, each party shall return all documents and other materials of any other party which constitute confidential or proprietary information or trade secrets, whether so obtained before or after the execution of this Agreement, to the party furnishing the same.

     Section 9.3. Covenant Not to Purchase. In the event that this Agreement is terminated pursuant to Sections 9.1(a), (b), (c) or (j), Republic agrees, for a period of one year following such date of termination, not to purchase or acquire, by means of a stock purchase, asset purchase, merger or other business combination, any of the entities proposed to be acquired by the Company which are set forth on Schedule 5.9.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

     Section 10.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the Company, on the one hand, and Republic and Mergersub, on the other hand, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after the adoption of this Agreement by the Company's stockholders, no such amendment or modification shall reduce the amount or change the form of the consideration to be delivered to the stockholders of the Company as contemplated by Article II of this Agreement.

     Section 10.2. Waiver of Compliance; Consents. Any failure of the Company, or of Republic or Mergersub, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Republic or Mergersub, or by the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.2.

     Section 10.3. Fees and Expenses. (a) Except as otherwise provided in this Agreement or by law, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, except that the expenses payable in connection with printing and mailing the Proxy Statement and the Registration Statement, all SEC filing fees relating to the transactions contemplated herein, and the fees for filing under the HSR Act, shall be borne by Republic.

     (b) If this Agreement is terminated pursuant to Sections 9.1(d), (e), (f),
(g), or (i), then the Company shall pay Republic an amount equal to $1,000,000, plus out-of-pocket expenses (including reasonable attorneys and advisors fees) incurred by Republic and Mergersub in connection with this Agreement and the transactions contemplated by this Agreement, except that if this Agreement is terminated pursuant to Section 9.1(d), then the Company only shall be obligated to pay such amounts to Republic in the event that the Company's Board of Directors did not recommend that the Company's stockholders approve and adopt this Agreement and the Merger, or the Management Stockholders did not use their respective reasonable best efforts to solicit votes in favor of approval of this Agreement and the Merger prior to and at the Company Special Meeting, in accordance with Section 5.3.

     (c) If this Agreement shall be terminated pursuant to Section 9.1(h), or if within the period described in Section 5.2(b), the Company consummates a Competing Transaction, then the Company and the Management Stockholders shall pay Republic the amounts described in Section 5.2(b), which amounts shall be independent of any amounts payable pursuant to Section 10.3(b).

     (d) Each party agrees that the actual damages accruing to Republic from termination of this Agreement pursuant to those termination provisions referenced in Sections 10.3(b) and (c) are incapable of precise estimation and would be difficult to prove, and that the damages stipulated herein bear a reasonable relationship to the potential injury likely to be sustained in the event of termination pursuant to such occurrence. The payments stipulated in Sections 10.3(b) and (c) are intended by the parties to provide just compensation in the event of termination pursuant to such provisions and are not intended to compel performance or to constitute a penalty for nonperformance.

     (e) Any payment required to be made by the Company pursuant to Section 10.3(b) shall be made to Republic not later than five business days after the occurrence of the event for which Republic is entitled to payment as provided for herein. All payments required to be made pursuant to this Section 10.3 shall be made by wire transfer of immediately available funds to an account designated by Republic.

     Section 10.4. No Third-Party Beneficiaries. Except as provided in Section 7.8, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed or is intended to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

     Section 10.5. Survival of and Reliance on Representations and
Warranties. The representations and warranties of the Company and the Management Stockholders in this Agreement or in any schedule or certificate or other documents delivered pursuant to this Agreement shall survive the Effective Time, until the date on which Republic files its Annual Report on Form 10-K for the fiscal year in which the Merger is consummated. The representations and warranties of Republic and Mergersub in this Agreement or in any schedule or certificate or other document delivered pursuant to this Agreement shall expire at the Effective Time. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations and warranties of the other parties contained in this Agreement or in any other documents or certificates delivered in connection herewith. Each representation and warranty contained in this Agreement is independent of each other representation and warranty. None of the covenants in this Agreement or in any Schedule, certificate, or other document delivered pursuant to this Agreement shall survive beyond the Effective Time, except for the agreements in Article I (The Merger), Article II (Conversion of Securities; Exchange of Certificates), Section 6.5 (Benefit Plans), Section 7.7 (Tax Treatment), Section 7.8 (Indemnification and Insurance of Company Officers and Directors), Section 7.9 (Further Assurances), and Section 10.8 (Governing
Law), and for those set forth in the Affiliate Letters, the Covenant Letters, and the Irrevocable Proxies.

     Section 10.6. Notices. All notice and other communications required or permitted hereunder shall be in writing and shall be deemed duly given if delivered by hand, faxed (provided a confirmation is sent by guaranteed overnight delivery), guaranteed overnight delivery or mailed, first class certified mail with postage prepaid, to the parties at the following addresses, or such other addresses as such party shall furnish to the other in writing:

          (a) If to Republic or Mergersub to:

              Republic Industries, Inc.
              200 East Las Olas Blvd., Suite 1400
              Fort Lauderdale, FL 33301
              Attn: Richard L. Handley, General Counsel
              Fax: (954) 522-8219

                  with a copy to:

              Akerman, Senterfitt & Eidson, P.A.
              One S.E. Third Avenue, 28th Floor
              Miami, FL 33131
              Attn: Jonathan L. Awner, Esq.
              Fax: (305) 374-5095

          (b) If to the Company or any Management Stockholder to:

              Continental Waste Industries, Inc.
              67 Walnut Avenue, Suite 103
              Clark, New Jersey 07066
              Attn: Jeffrey E. Levine, General Counsel
              Fax: (908) 396-4381

     Section 10.7. Assignment. This Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties to this Agreement, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise.

     Section 10.8. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts executed and to be wholly performed within such State.

     Section 10.9. Headings. The table of contents and the article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

     Section 10.10. Entire Agreement. This Agreement (which term as used throughout includes the Exhibits and Schedules hereto) and the other documents and certificates contemplated herein embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.

     Section 10.11. Severability. Wherever possible, each provision or portion of any provisions of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     Section 10.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement on the date set forth above.

                                          REPUBLIC INDUSTRIES, INC., a Delaware
                                            corporation

                                          By     /s/  H. WAYNE HUIZENGA
                                            ------------------------------------
                                                     H. Wayne Huizenga
                                            Chairman and Chief Executive Officer

                                          RI/CW MERGER CORP., a Delaware
                                            corporation

                                          By     /s/  RICHARD L. HANDLEY
                                            ------------------------------------
                                                     Richard L. Handley
                                                       Vice President

                                          CONTINENTAL WASTE INDUSTRIES, INC.,
                                            a Delaware corporation

                                          By      /s/  THOMAS A. VOLINI
                                            ------------------------------------
                                                      Thomas A. Volini
                                                 Chairman of the Board and
                                                  Chief Operating Officer

                                                  /s/  THOMAS A. VOLINI
                                          --------------------------------------
                                              Thomas A. Volini, individually

                                                  /s/  CARLOS E. AGUERO
                                          --------------------------------------
                                              Carlos E. Aguero, individually

                                                                         ANNEX B

                                    RJ LOGO

December 13, 1996
The Board of Directors
Continental Waste Industries, Inc.
67 Walnut Avenue
Suite 103
Clark, NJ 07066

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Continental Waste Industries, Inc. ("Continental" or the "Company") of the consideration to be received by them in connection with the proposed merger (the "Merger") of RI/CW Merger Corp. ("RICW"), a wholly-owned subsidiary of Republic Industries, Inc. ("Republic"), with and into the Company pursuant to the terms and subject to the conditions contained within the proposed Agreement and Plan of Merger (the "Merger Agreement") among Continental, Republic and RICW. The Merger Agreement provides, among other things, that each outstanding share of Continental common stock will be converted into the right to receive 0.80 shares (the "Exchange Ratio") of Republic common stock at closing.

     In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined (i) the financial terms and conditions of the Merger Agreement; (ii) the audited financial statements of the Company and Republic; (iii) certain unaudited financial statements and operating reports of the Company and Republic; (iv) certain internal financial analyses and forecasts for the Company and certain internal financial analyses and "run-rate" forecasts for Republic prepared by each company's respective management; and (v) certain other publicly available information relating to the Company and Republic. We have also held discussions with members of the senior management of the Company and Republic to discuss the foregoing and have considered other matters which we have deemed relevant to our inquiry.

     We have assumed and relied upon the accuracy and completeness of all such historical information and have not attempted to verify independently any of such information, nor have we made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or Republic. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of each company's management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

     Our opinion is necessarily based upon the market, economic, financial and other circumstances and conditions, both existing and as disclosed to us, as of November 11, 1996. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. In particular, we are expressing no opinion herein as to the price at which the common stock of Republic will trade at any future time. Because the consideration to be received by the Company's shareholders is governed solely by the Exchange Ratio, the market value of the shares of common stock of Republic to be issued in exchange for each share of common stock of the Company may vary significantly. The common stock of Republic is being issued to stockholders of Continental at approximately the same time as other significant acquisition-related share issuances are expected to occur, and this may cause such securities to trade initially at prices below those at which they would trade on a fully distributed basis.

                  RAYMOND JAMES & ASSOCIATES, INC. LETTERHEAD

     In conducting our investigation and in arriving at the opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and analyses as we have deemed relevant, including our review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company, Republic and certain other publicly held companies we believe to be comparable to Continental; (ii) the current financial position and results of operations of the Company and Republic and forecasted results of such entities; (iii) the historical market prices and trading activity of the common stock of Continental and Republic; (iv) financial and operating information concerning selected completed business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

     Raymond James & Associates, Inc. is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. For our services, including the rendering of this opinion, the Company will pay us a fee upon the issuance of this opinion. In addition, Raymond James will receive a financial advisory fee upon the closing of the Merger, and the Company has agreed to indemnify Raymond James against certain liabilities arising out of the rendering of this opinion.

     In the ordinary course of our business, we actively trade in the equity securities of Continental and Republic for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has acted in various investment banking capacities for Continental, including as managing underwriter of the Company's two most recent public equity offerings. Raymond James also currently publishes investment research on Continental.

     It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger. This opinion is not to be quoted or referred to, in whole or in part, without our written consent.

     Based upon and subject to the foregoing, it is our opinion that, as of December 13, 1996, the consideration to be received by the stockholders of the Company pursuant to the proposed Merger Agreement is fair, from a financial point of view, to the stockholders of the Company.

                                          Very truly yours,

                                          RAYMOND JAMES & ASSOCIATES, INC.

                     RAYMOND JAMES & ASSOCIATES LETTERHEAD

                                                                         ANNEX C

                               IRREVOCABLE PROXY

     This Irrevocable Proxy (this "Proxy") is entered into and delivered as of June 27, 1996 by the undersigned stockholders of Continental Waste Industries, Inc., a Delaware corporation ("Stockholder"), in favor of REPUBLIC INDUSTRIES, INC., a Delaware corporation ("Republic").

                                    RECITALS

     As of the date of this Proxy, Stockholder owns beneficially and of record such number of shares of common stock, par value $0.0006 per share ("Company Common Stock") of Continental Waste Industries, Inc., a Delaware corporation (the "Company") as is set forth next to its name on the signature page hereof. All such shares, together with any shares acquired by Stockholder prior to the termination of this Proxy, are sometimes referred to herein as the "Shares".

     On the date hereof, Republic, RI/CW Merger Corp., a Delaware corporation and wholly-owned subsidiary of Republic ("Mergersub"), the Company and certain stockholders of the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides for the merger of Mergersub with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Republic.

     Republic has required, in connection with its execution and delivery of the Merger Agreement that Stockholder grant Republic a proxy to vote its shares on the terms set forth below.

                                 TERMS OF PROXY

     In consideration of the mutual representations, warranties, covenants and agreements set forth in the Merger Agreement and in order to induce Republic to execute and deliver the Merger Agreement, and, in each case, to consummate the transactions contemplated thereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     Stockholder hereby represents and warrants to Republic as follows:

          1.1 Due Organization, Etc. Stockholder is either a limited partnership duly organized, validly existing and in good standing under the laws of its state of formation or an individual residing in the United States. Stockholder has the power and authority to execute and deliver this Proxy and to consummate the transactions contemplated hereby. Stockholder has taken all necessary actions to authorize the execution, delivery and performance of this Proxy and the grant of the rights covered hereby. This Proxy has been duly executed and delivered by or on behalf of Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

          1.2 Title to Shares. Stockholder is the record and beneficial owner of the Shares and owns the Shares free and clear of liens, claims, charges or encumbrances of any kind or any proxy or voting restriction other than that granted pursuant to this Proxy.

                                   ARTICLE II

                         TRANSFER AND VOTING OF SHARES

     2.1 Restriction on Transfer of Shares. During the Term (as defined below), Stockholder shall not (a) sell, transfer, pledge, grant a security interest in or lien on or otherwise dispose of or encumber any of the Shares, (b) deposit any of the Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy with respect to any of the Shares, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, grant of a security interest in or lien on or other disposition of or encumbrance on the Shares.

     2.2 Voting of Shares. Stockholder does hereby irrevocably constitute and appoint Republic, or any nominee of Republic, with full power of substitution, during and for the Term, as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of the Shares as its proxy, at every annual, special or adjourned meeting of the shareholders of the Company (including the right to sign its name (as shareholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require) (i) in favor of the approval of the Merger Agreement and the consummation of all other transactions contemplated by the Merger Agreement, (ii) against any Competing Transaction (as defined in the Merger Agreement) involving the Company, or any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Stockholder further agrees to cause the Shares owned by it beneficially to be voted in accordance with the foregoing.

     2.3 Further Assurances. Stockholder shall take such further actions and execute such further documents and instruments as may reasonably be requested by Republic to vest in Republic (or its designee) the power to vote the Shares and carry out the provisions of this Proxy.

     2.4 Term. The term of this Proxy (the "Term") shall commence on the date hereof and shall remain valid until the earlier of (a) consummation of the Merger, (b) consummation of a Competing Transaction, or (c) termination of the Merger Agreement for any reason (other than as a result of a Competing Transaction). THIS PROXY IS IRREVOCABLE AND IS COUPLED WITH AN INTEREST.

                                  ARTICLE III

                               GENERAL PROVISIONS

     3.1 Severability. If any term or other provision of this Proxy is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Proxy shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Stockholder agrees to negotiate with Republic in good faith to modify this Proxy so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     3.2 Entire Agreement. This Proxy constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between Stockholder and Republic, with respect to the subject matter hereof.

     3.3 Assignment. Except as provided herein, this Proxy shall not be assigned by operation of law or otherwise. This Proxy shall be binding upon Stockholder and its successors and assigns.

     3.4 Parties in Interest. This Proxy shall be binding upon and inure solely to the benefit of Republic, and nothing in this Proxy, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Proxy.

     3.5 Specific Performance. Stockholder agrees that irreparable damage would occur in the event any provision of this Proxy was not performed in accordance with the terms hereof and that Republic shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     3.6 Governing Law, Jurisdiction. Except to the extent that Delaware law is mandatorily applicable to the rights of the stockholders of the Company, this Proxy shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed and to be performed entirely within that State. Any legal actions, suit or proceeding arising out of or relative to this Proxy shall be instituted only in the state and federal courts situate in the States of Florida and Delaware, and Stockholder hereby waives any objection which it may now or hereafter have to the laying of venue of such action, suit or proceeding in, and hereby irrevocably submits to the jurisdiction of, any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against Stockholder if given by mail, postage, prepaid, mailed to Stockholder at the Company's principal place of business.

     3.7 Counterparts. This Proxy may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Stockholder has caused this Proxy to be duly executed and delivered as of the day and year first written above.

                                                /s/  CARLOS E. AGUERO
                                          --------------------------------------
                                                     Carlos E. Aguero

                                               Number of Shares: 1,299,251
AGREED AND ACCEPTED:

REPUBLIC INDUSTRIES, INC.

By:    /s/  RICHARD L. HANDLEY
    ----------------------------------
            Richard L. Handley
          Senior Vice President

                                                                         ANNEX D

                               IRREVOCABLE PROXY

     This Irrevocable Proxy (this "Proxy") is entered into and delivered as of June 27, 1996 by the undersigned stockholders of Continental Waste Industries, Inc., a Delaware corporation ("Stockholder"), in favor of REPUBLIC INDUSTRIES, INC., a Delaware corporation ("Republic").

                                    RECITALS

     As of the date of this Proxy, Stockholder owns beneficially and of record such number of shares of common stock, par value $0.0006 per share ("Company Common Stock") of Continental Waste Industries, Inc., a Delaware corporation (the "Company") as is set forth next to its name on the signature page hereof. All such shares, together with any shares acquired by Stockholder prior to the termination of this Proxy, are sometimes referred to herein as the "Shares".

     On the date hereof, Republic, RI/CW Merger Corp., a Delaware corporation and wholly-owned subsidiary of Republic ("Mergersub"), the Company and certain stockholders of the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides for the merger of Mergersub with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Republic.

     Republic has required, in connection with its execution and delivery of the Merger Agreement that Stockholder grant Republic a proxy to vote its shares on the terms set forth below.

                                 TERMS OF PROXY

     In consideration of the mutual representations, warranties, covenants and agreements set forth in the Merger Agreement and in order to induce Republic to execute and deliver the Merger Agreement, and, in each case, to consummate the transactions contemplated thereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     Stockholder hereby represents and warrants to Republic as follows:

     1.1 Due Organization, Etc. Stockholder is either a limited partnership duly organized, validly existing and in good standing under the laws of its state of formation or an individual residing in the United States. Stockholder has the power and authority to execute and deliver this Proxy and to consummate the transactions contemplated hereby. Stockholder has taken all necessary actions to authorize the execution, delivery and performance of this Proxy and the grant of the rights covered hereby. This Proxy has been duly executed and delivered by or on behalf of Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

     1.2 Title to Shares. Stockholder is the record and beneficial owner of the Shares and owns the Shares free and clear of liens, claims, charges or encumbrances of any kind or any proxy or voting restriction other than that granted pursuant to this Proxy.

                                   ARTICLE II

                         TRANSFER AND VOTING OF SHARES

     2.1 Restriction on Transfer of Shares. During the Term (as defined below), Stockholder shall not (a) sell, transfer, pledge, grant a security interest in or lien on or otherwise dispose of or encumber any of the Shares, (b) deposit any of the Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy with respect to any of the Shares, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, grant of a security interest in or lien on or other disposition of or encumbrance on the Shares.

     2.2 Voting of Shares. Stockholder does hereby irrevocably constitute and appoint Republic, or any nominee of Republic, with full power of substitution, during and for the Term, as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of the Shares as its proxy, at every annual, special or adjourned meeting of the shareholders of the Company (including the right to sign its name (as shareholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require) (i) in favor of the approval of the Merger Agreement and the consummation of all other transactions contemplated by the Merger Agreement, (ii) against any Competing Transaction (as defined in the Merger Agreement) involving the Company, or any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Stockholder further agrees to cause the Shares owned by it beneficially to be voted in accordance with the foregoing.

     2.3 Further Assurances. Stockholder shall take such further actions and execute such further documents and instruments as may reasonably be requested by Republic to vest in Republic (or its designee) the power to vote the Shares and carry out the provisions of this Proxy.

     2.4 Term. The term of this Proxy (the "Term") shall commence on the date hereof and shall remain valid until the earlier of (a) consummation of the Merger, (b) consummation of a Competing Transaction, or (c) termination of the Merger Agreement for any reason (other than as a result of a Competing Transaction). THIS PROXY IS IRREVOCABLE AND IS COUPLED WITH AN INTEREST.

                                  ARTICLE III

                               GENERAL PROVISIONS

     3.1 Severability. If any term or other provision of this Proxy is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Proxy shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Stockholder agrees to negotiate with Republic in good faith to modify this Proxy so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     3.2 Entire Agreement. This Proxy constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between Stockholder and Republic, with respect to the subject matter hereof.

     3.3 Assignment. Except as provided herein, this Proxy shall not be assigned by operation of law or otherwise. This Proxy shall be binding upon Stockholder and its successors and assigns.

     3.4 Parties in Interest. This Proxy shall be binding upon and inure solely to the benefit of Republic, and nothing in this Proxy, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Proxy.

     3.5 Specific Performance. Stockholder agrees that irreparable damage would occur in the event any provision of this Proxy was not performed in accordance with the terms hereof and that Republic shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     3.6 Governing Law, Jurisdiction. Except to the extent that Delaware law is mandatorily applicable to the rights of the stockholders of the Company, this Proxy shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed and to be performed entirely within that State. Any legal actions, suit or proceeding arising out of or relative to this Proxy shall be instituted only in the state and federal courts situate in the States of Florida and Delaware, and Stockholder hereby waives any objection which it may now or hereafter have to the laying of venue of such action, suit or proceeding in, and hereby irrevocably submits to the jurisdiction of, any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against Stockholder if given by mail, postage, prepaid, mailed to Stockholder at the Company's principal place of business.

     3.7 Counterparts. This Proxy may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Stockholder has caused this Proxy to be duly executed and delivered as of the day and year first written above.

                                                   /s/ THOMAS A. VOLINI
                                          --------------------------------------
                                                     Thomas A. Volini

                                               Number of Shares: 1,208,890

AGREED AND ACCEPTED:

REPUBLIC INDUSTRIES, INC.

By:    /s/  RICHARD L. HANDLEY
    ----------------------------------
            Richard L. Handley
          Senior Vice President

                                                                         ANNEX E

                               IRREVOCABLE PROXY

     This Irrevocable Proxy (this "Proxy") is entered into and delivered as of June 27, 1996 by the undersigned stockholders of Continental Waste Industries, Inc., a Delaware corporation ("Stockholder"), in favor of REPUBLIC INDUSTRIES, INC., a Delaware corporation ("Republic").

                                    RECITALS

     As of the date of this Proxy, Stockholder owns beneficially and of record such number of shares of common stock, par value $0.0006 per share ("Company Common Stock") of Continental Waste Industries, Inc., a Delaware corporation (the "Company") as is set forth next to its name on the signature page hereof. All such shares, together with any shares acquired by Stockholder prior to the termination of this Proxy, are sometimes referred to herein as the "Shares".

     On the date hereof, Republic, RI/CW Merger Corp., a Delaware corporation and wholly-owned subsidiary of Republic ("Mergersub"), the Company and certain stockholders of the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides for the merger of Mergersub with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Republic.

     Republic has required, in connection with its execution and delivery of the Merger Agreement that Stockholder grant Republic a proxy to vote its shares on the terms set forth below.

                                 TERMS OF PROXY

     In consideration of the mutual representations, warranties, covenants and agreements set forth in the Merger Agreement and in order to induce Republic to execute and deliver the Merger Agreement, and, in each case, to consummate the transactions contemplated thereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     Stockholder hereby represents and warrants to Republic as follows:

          1.1 Due Organization, Etc. Stockholder is either a limited partnership duly organized, validly existing and in good standing under the laws of its state of formation or an individual residing in the United States. Stockholder has the power and authority to execute and deliver this Proxy and to consummate the transactions contemplated hereby. Stockholder has taken all necessary actions to authorize the execution, delivery and performance of this Proxy and the grant of the rights covered hereby. This Proxy has been duly executed and delivered by or on behalf of Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

          1.2 Title to Shares. Stockholder is the record and beneficial owner of the Shares and owns the Shares free and clear of liens, claims, charges or encumbrances of any kind or any proxy or voting restriction other than that granted pursuant to this Proxy.

                                   ARTICLE II

                         TRANSFER AND VOTING OF SHARES

     2.1 Restriction on Transfer of Shares. During the Term (as defined below), Stockholder shall not (a) sell, transfer, pledge, grant a security interest in or lien on or otherwise dispose of or encumber any of the Shares, (b) deposit any of the Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy with respect to any of the Shares, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, grant of a security interest in or lien on or other disposition of or encumbrance on the Shares.

     2.2 Voting of Shares. Stockholder does hereby irrevocably constitute and appoint Republic, or any nominee of Republic, with full power of substitution, during and for the Term, as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of the Shares as its proxy, at every annual, special or adjourned meeting of the shareholders of the Company (including the right to sign its name (as shareholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require) (i) in favor of the approval of the Merger Agreement and the consummation of all other transactions contemplated by the Merger Agreement, (ii) against any Competing Transaction (as defined in the Merger Agreement) involving the Company, or any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Stockholder further agrees to cause the Shares owned by it beneficially to be voted in accordance with the foregoing.

     2.3 Further Assurances. Stockholder shall take such further actions and execute such further documents and instruments as may reasonably be requested by Republic to vest in Republic (or its designee) the power to vote the Shares and carry out the provisions of this Proxy.

     2.4 Term. The term of this Proxy (the "Term") shall commence on the date hereof and shall remain valid until the earlier of (a) consummation of the Merger, (b) consummation of a Competing Transaction, or (c) termination of the Merger Agreement for any reason (other than as a result of a Competing Transaction). THIS PROXY IS IRREVOCABLE AND IS COUPLED WITH AN INTEREST.

                                  ARTICLE III

                               GENERAL PROVISIONS

     3.1 Severability. If any term or other provision of this Proxy is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Proxy shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Stockholder agrees to negotiate with Republic in good faith to modify this Proxy so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     3.2 Entire Agreement. This Proxy constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between Stockholder and Republic, with respect to the subject matter hereof.

     3.3 Assignment. Except as provided herein, this Proxy shall not be assigned by operation of law or otherwise. This Proxy shall be binding upon Stockholder and its successors and assigns.

     3.4 Parties in Interest. This Proxy shall be binding upon and inure solely to the benefit of Republic, and nothing in this Proxy, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Proxy.

     3.5 Specific Performance. Stockholder agrees that irreparable damage would occur in the event any provision of this Proxy was not performed in accordance with the terms hereof and that Republic shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     3.6 Governing Law, Jurisdiction. Except to the extent that Delaware law is mandatorily applicable to the rights of the stockholders of the Company, this Proxy shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed and to be performed entirely within that State. Any legal actions, suit or proceeding arising out of or relative to this Proxy shall be instituted only in the state and federal courts situate in the States of Florida and Delaware, and Stockholder hereby waives any objection which it may now or hereafter have to the laying of venue of such action, suit or proceeding in, and hereby irrevocably submits to the jurisdiction of, any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against Stockholder if given by mail, postage, prepaid, mailed to Stockholder at the Company's principal place of business.

     3.7 Counterparts. This Proxy may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Stockholder has caused this Proxy to be duly executed and delivered as of the day and year first written above.

                                          APEX INVESTMENT FUND LIMITED
                                            PARTNERSHIP, a Delaware limited
                                            partnership

                                          By: Apex Management Partnership,
                                              General Partner of
                                              Apex Investment Fund
                                              Limited Partnership

                                          By: First Analysis Corporation,
                                              General Partner of Apex
                                              Management Partnership

                                          By:     /s/  BRET R. MAXWELL
                                             -----------------------------------
                                                      Bret R. Maxwell,
                                                     Managing Director

                                          Number of Shares:
                                                            --------------------

                                          ENVIRONMENTAL VENTURE FUND LIMITED
                                            PARTNERSHIP, a Delaware limited
                                            partnership

                                          By: Environmental Venture Management,
                                              a Limited Partnership, General
                                              Partner of Environmental Venture
                                              Fund Limited Partnership

                                          By: First Analysis Corporation,
                                              General Partner of Apex
                                              Management Partnership

                                          By:     /s/  BRET R. MAXWELL
                                          --------------------------------------
                                                     Bret R. Maxwell
                                                    Managing Director

                                          Number of Shares:
                                                     ---------------------------

                                          THE PRODUCTIVITY FUND LIMITED
                                            PARTNERSHIP, an Illinois limited
                                          partnership

                                          By: First Analysis Management Company,
                                            General Partner of The Productivity
                                              Fund
                                            Limited Partnership

                                          By: First Analysis Corporation,
                                              General
                                            Partner of First Analysis Management
                                            Company

                                          By:      /s/  BRET R. MAXWELL
                                            ------------------------------------
                                                      Bret R. Maxwell
                                                     Managing Director

                                              Number of Shares:
                                                       -------------------------

AGREED AND ACCEPTED:

REPUBLIC INDUSTRIES, INC.

By:    /s/  RICHARD L. HANDLEY
    ----------------------------------
            Richard L. Handley
    Senior Vice President and General
                 Counsel

December 13, 1996
                                Republic (LOGO)

VIA FAX

James Allegretto, Staff Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

           RE: PROXY MATERIALS OF CONTINENTAL WASTE INDUSTRIES

Dear Mr. Allegretto:

     Pursuant to my call today with Leslie Overton, enclosed for your review are revised pages to the Consent Solicitation/Prospectus of Continental Waste/Republic Industries reflecting the resolution of the Staff's comments as agreed to by telephone today.

     Please call our counsel, Jonathan Awner, as early as is possible Friday at 305-982-5615 to confirm that these revisions are satisfactory or if the Staff otherwise has any questions. Assuming that the Staff's review of this and the other pending filings is complete, we will file, via Edgar, all of the pending Form S-4's, Form S-3 and Form 8-K, on Friday with a request for acceleration of the effectiveness of the registration statements. Thank you.

Sincerely,

Christopher S. Morter
Senior Counsel

cc: Jonathan L. Awner, Esq.

                                  CONSENT FORM

                       CONTINENTAL WASTE INDUSTRIES, INC.

         THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Unless otherwise indicated below, the undersigned, being a stockholder of record of Continental Waste Industries, Inc., a Delaware corporation ("Continental"), on November 15, 1996 (the "Record Date"), hereby consents, pursuant to Section 228 of the General Corporation Law of the State of Delaware and the Bylaws of Continental, with respect to all shares of common stock of Continental held of record by the undersigned on the Record Date, to the taking of the following action without a meeting of the stockholders of Continental:

     Approval and adoption of the Merger Agreement as set forth in the Solicitation Statement/Prospectus dated December 13, 1996 relating thereto.

          [ ] CONSENT          [ ] DOES NOT CONSENT         [ ] ABSTAIN

              A consent is recommended by the Board of Directors.

                                    (Continued and to be signed on reverse side)

    THIS CONSENT FORM WHEN PROPERLY EXECUTED, DATED, AND DELIVERED WILL BE GIVEN EFFECT IN ACCORDANCE WITH THE DIRECTION ON THE OTHER SIDE. IF NO DIRECTION IS GIVEN, THIS CONSENT WILL BE DEEMED A CONSENT IN FAVOR OF THE PROPOSAL SET FORTH ON THE OTHER SIDE.

                                                Change of Address and/or
                                                Comments Mark Here

                                                Please sign exactly as name
                                                appears hereon. When shares are
                                                held by joint tenants, both
                                                should sign. If acting as an
                                                attorney, executor, trustee or
                                                in any other representative
                                                capacity, sign name and title.

                                                Dated                     , 1996
                                                     ---------------------


                                                --------------------------------
                                                           Signature

                                                --------------------------------
                                                   Signature if held jointly

                                                VOTES MUST BE INDICATED BY AN
                                                [X] MARKED IN BLACK OR BLUE INK.

                PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS
                   CONSENT FORM USING THE ENCLOSED ENVELOPE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Certificate of Incorporation of the Registrant entitles the Board of Directors to provide for indemnification of directors and officers to the fullest extent provided by law, except for liability (i) for any breach of a director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

    Article VII of the Bylaws of the Registrant provides that to the fullest extent and in the manner permitted by the laws of the State of Delaware and specifically as is permitted under Section 145 of the General Corporation Law of the State of Delaware, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in and not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

    The Bylaws provide that any decision as to indemnification shall be made:
(a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (b) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the stockholders. The Board of Directors may authorize indemnification of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer. The Registrant may purchase and maintain insurance on behalf of any person who is or was a director or officer.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) A list of the exhibits filed as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits.

    (b) Financial Statement Schedule

Report of Independent Certified Public Accountants on Schedule...........  II-2
Schedule II--Valuation and Qualifying Accounts and Reserves..............  II-3

         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE

To the Shareholders and Board of Directors of Republic Industries, Inc.:

    We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Republic Industries, Inc. included in this Registration Statement and have issued our report thereon dated December 5, 1996. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item 21(b) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida
December 5, 1996.

                           REPUBLIC INDUSTRIES, INC.
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                  SCHEDULE II
                                 (IN THOUSANDS)

                                                             BALANCE AT    ADDITIONS   ACCOUNTS                 BALANCE
                                                              BEGINNING   CHARGED TO    WRITTEN                AT END OF
                      CLASSIFICATIONS                          OF YEAR      INCOME        OFF      OTHER (1)     YEAR
-----------------------------------------------------------  -----------  -----------  ---------  -----------  ---------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
  1995.....................................................   $   1,581    $   1,505   $  (1,148)  $     621   $   2,559
  1994.....................................................   $   1,555    $     858   $    (836)  $       4   $   1,581
  1993.....................................................   $   1,382    $     936   $    (846)  $      83   $   1,555

------------------------

    (1) Allowance of acquired businesses.

    (c) The opinion of Raymond James & Associates, Inc. is attached as Annex B to the Solicitation Statement/Prospectus enclosed in this Registration Statement.

ITEM 22.  UNDERTAKINGS

    (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


    (6) The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

             iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on December 13, 1996.

                                REPUBLIC INDUSTRIES, INC.

                                By:  /s/ H. Wayne Huizenga
                                     -----------------------------------------
                                                 H. Wayne Huizenga
                                             CHAIRMAN OF THE BOARD AND
                                             CO-CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
/s/ H. Wayne Huizenga             Co-Chief Executive
------------------------------    Officer (Principal         December 13, 1996
      H. Wayne Huizenga           Executive Officer)

/s/ Steven R. Berrard           Co-Chief Executive
------------------------------    Officer, President and     December 13, 1996
      Steven R. Berrard           Director

/s/ Harris W. Hudson
------------------------------  Vice Chairman of the Board   December 13, 1996
       Harris W. Hudson

                                Senior Vice President and
/s/ Michael S. Karsner            Chief Financial Officer
------------------------------    (Principal Financial       December 13, 1996
      Michael S. Karsner          Officer)

/s/ Michael R. Carpenter        Vice President and
------------------------------    Controller (Principal      December 13, 1996
     Michael R. Carpenter         Accounting Officer)

/s/ Michael G. DeGroote
------------------------------  Director                     December 13, 1996
     Michael G. DeGroote

/s/ J.P. Bryan
------------------------------  Director                     December 13, 1996
          J.P. Bryan

/s/ Rick L. Burdick
------------------------------  Director                     December 13, 1996
       Rick L. Burdick

/s/ George D. Johnson, Jr.
------------------------------  Director                     December 13, 1996
    George D. Johnson, Jr.

/s/ John J. Melk
------------------------------  Director                     December 13, 1996
         John J. Melk

                                 EXHIBIT INDEX

 EXHIBITS    DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger and Reorganization, dated May 30, 1991, by and between Republic Waste
               Industries, Inc., an Oklahoma corporation, and Republic Waste Industries, Inc., a Delaware corporation
               (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1991).

       3.1   Second Amended and Restated Certificate of Incorporation of Republic Industries, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Post-Effective Amendment No. 3 to Registration Statement
               on Form S-1, No. 33-63209).

       3.2   Bylaws of Republic Industries, Inc., as amended to date (incorporated by reference to Exhibit 3.2 to the
               Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

       4.1   Credit Facilities and Reimbursement Agreement, dated December 19, 1995 ("Credit Facilities and Reimbursement
               Agreement"), by and among Republic Industries, Inc., as Borrower, NationsBank of Florida, National Association,
               The First National Bank of Boston, The Bank of Nova Scotia, The First National Bank of Chicago, SunTrust Bank,
               South Florida, National Association, United States National Bank of Oregon, ABN AMRO Bank, N.V., The Bank of New
               York, Barnett Bank of Broward County, N.A., Credit Lyonnais New York Branch, Credit Lyonnais Cayman
               Island Branch, and LTCB Trust Company, as Lenders and NationsBank of Florida, National Association, as
               Agent and The First National Bank of Boston, as Co-Agent (incorporated by reference to Exhibit 10.32 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

       4.2   Amendment Agreement Number One to Credit Facilities and Reimbursement Agreement, dated June 11, 1996 (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-4 Commission File No. _________).

       4.3   Amendment Agreement Number Two to Credit Facilities and Reimbursement Agreement, dated November 25, 1996 (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-4 Commission File No. _________).

       4.4   Form of Indenture among Alamo Rent-A-Car, Inc., Alamo Rent-A-Car (Belgium), Inc., Alamo Rent-A-Car (Canada),
               Inc., DKBERT Assoc., Green Corn, Inc., Guy Salmon USA, Inc., Guy Salmon USA, Ltd., Tower Advertising Group, Inc.,
               Territory Blue, Inc., as co-issuers, and The Bank of New York, as Trustee (incorporated by reference to
               Exhibit 4.1 to the Registration Statement on Form S-1 of Alamo Rent-A-Car, Inc. Commission File No. 33-80271).

       4.5   Loan Agreement, dated as of June 20, 1994 ("Alamo Funding Loan Agreement"), between Alamo Rent-A-Car, Inc.
               and Alamo Funding, L.P. (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-1 of
               Alamo Rent-A-Car, Inc. Commission File No. 33-80271).

       4.6   Amendment to Alamo Funding Loan Agreement, dated as of December 29, 1994 (incorporated by reference to Exhibit
               4.9 to the Registration Statement on Form S-1 of Alamo Rent-A-Car, Inc. Commission File No. 33-80271).

       4.7   Second Amendment to Alamo Funding Loan Agreement, dated as of June 11, 1996 (incorporated by reference to
               Exhibit 4.1 to the Quarterly Report on Form 10-Q of Alamo Rent-A-Car, Inc. for the period ending June 30, 1996).

       4.8   Third Amendment to Alamo Funding Loan Agreement, dated as of November 25, 1996 (incorporated by reference to
               Exhibit 4.8 to the Registrant's Registration Statement on Form S-4 Commission File No. _________).

       4.9   Liquidity Loan Agreement, dated as of June 20, 1994 ("Liquidity Loan Agreement"), among Alamo Funding, L.P.,
               AFL Fleet Funding, Inc., certain financial institutions, as the liquidity lenders, and Citibank N.A., as the liquidity agent for the liquidity lenders (incorporated by reference to Exhibit 4.10 to the Registration
               Statement on Form S-1 of Alamo Rent-A-Car, Inc. Commission File No. 33-80271).

       4.10  Consent of Liquidity Lenders to Extension of the Scheduled Liquidity Commitment Termination Date (incorporated by reference to Exhibit 4.11 to the Registration Statement on Form S-1 of Alamo Rent-A-Car, Inc. Commission File
               No. 33-80271).

       4.11  First Amendment to Liquidity Loan Agreement dated June 11, 1996 (incorporated by reference to Exhibit 4.1 to the
               Quarterly Report on Form 10-Q of Alamo Rent-A-Car, Inc. for the period ending June 30, 1996).

       4.12  Second Amendment to Liquidity Loan Agreement, dated as of November 25, 1996 (incorporated by reference to
               Exhibit 4.12 to the Registrant's Registration Statement on Form S-4 Commission File No. _________).

       4.13  Letter of Credit Reimbursement Agreement, dated as of June 20, 1994 ("Letter of Credit Reimbursement Agreement"),
               among Alamo Rent-A-Car, Inc., Alamo Funding, L.P., AFL Fleet Funding, Inc. and Credit Suisse, as Credit Enhancer
               (incorporated by reference to Exhibit 4.12 to the Registration Statement on Form S-1 of Alamo Rent-A-Car, Inc.
               Commission File No. 33-80271).

       4.14  Amendment to Letter of Credit Reimbursement Agreement, dated as of December 29, 1994 (incorporated by reference to
               Exhibit 4.13 to the Registration Statement on  Form S-1 of Alamo Rent-A-Car, Inc. Commission File No. 33-80271).

       4.15  Second Amendment to Letter of Credit Reimbursement Agreement, dated as of November 25, 1996 (incorporated by reference to Exhibit 4.15 to the Registrant's Registration Statement on Form S-4 Commission File No. _________).

       4.16  Guaranty, dated as of November 25, 1996, by Republic Industries, Inc. in favor of Credit Suisse (incorporated by reference to Exhibit 4.16 to the Registrant's Registration Statement on Form S-4 Commission File No. _________).

       4.17  Amended and Restated Security Agreement, dated as of December 17, 1993 ("Restated Security Agreement"), between
               Alamo Rent-A-Car, Inc. and NationsBank of Georgia N.A., as collateral agent (incorporated by reference to Exhibit 4.14 to the Registration Statement on Form S-1 of Alamo Rent-A-Car, Inc. Commission File No. 33-80271).

       4.18  First Amendment to Restated Security Agreement, dated as of November 30, 1994 (incorporated by reference to
               Exhibit 4.15 to the Registration Statement on Form S-1 of Alamo Rent-A-Car, Inc. Commission File No. 33-80271).

                   Note:  Pursuant to the provisions of Item 601(b)(4)(iii) of Regulation S-K, the registrant hereby undertakes to furnish to the Commission upon request copies of any instruments governing long-term debt of Republic and its consolidated subsidiaries that does not exceed 10% of the total assets of Republic and its subsidiaries on a consolidated basis.

       5.1*  Opinion of Akerman, Senterfitt & Eidson, P.A. as to the validity of the Shares.

       8.1*  Opinion of Shefsky & Froelich Ltd. as to certain federal income tax consequences.

       8.2*  Opinion of Akerman, Senterfitt & Eidson, P.A. as to certain federal income tax consequences.

      10.1   Republic Waste Industries, Inc. 1990 Stock Option and Stock Purchase Plan (incorporated by reference to
               Exhibit 10.1(a) to the Registrant's Registration Statement on Form S-1, No. 33-37191).

      10.2   Form of Stock Option Agreement (incorporated by reference to Exhibit 10.1(b) to the Registrant's
               Registration Statement on Form S-1, No. 33-37191).

      10.3   Letter Agreement, dated March 18, 1991, by and among MGD Holdings Ltd., Republic Waste Industries, Inc.,
               Tom J. Fatjo, Jr., Republic Investors, Ltd., Investors, Inc., Robert Alpert, First Financial
               Environmental Investors, Pete Boyas, James D. Lee, Richard K. Reiling, William M. DeArman, Frank C.
               Payton, David C. Payton and Richard Morton (incorporated by reference to Exhibit 10.31 to the
               Registrant's Annual Report on Form 10-K for the year ended December 31, 1990).

      10.4   Warrant to Purchase 1,150,000 Shares of Republic Waste Industries, Inc. Common Stock issued to MGD Holdings Ltd.
               (incorporated by reference to Exhibit 10.18 to the Registrant's Registration Statement on Form S-1, No. 33-42530).

      10.5   Stock Exchange Agreement between Republic Waste Industries, Inc. and MGD Holdings Ltd. (incorporated by reference to Exhibit 10.22 to the Registrant's Registration Statement on Form S-1, No. 33-42530).

      10.6   Republic Waste Industries, Inc. 1991 Stock Option Plan (incorporated by reference to Exhibit 10.42 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1992).

      10.7   Form of Stock Option Agreement (incorporated by reference to Exhibit 10.43 to the Registrant's Annual
               Report on Form 10-K for the year ended December 31, 1992).

      10.8   Form of Warrant to purchase 300,000 shares of Republic Waste Industries, Inc. Common Stock, issued to
               Donald E. Koogler (incorporated by reference to Exhibit 10.54 to the Registrant's Annual Report on
               Form 10-K for the year ended December 31, 1992).

 EXHIBITS    DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
      10.9   Agreement of Settlement and Mutual Release by and among Republic Waste Industries, Inc. and Michael G.
               DeGroote, Donald E. Koogler, Gary W. DeGroote, Kevin J. Comeau, Rick L. Burdick, Douglas R. Gowland,
               Lance R. Ruud, August C. Schultes, III, Mark S. Alsentzer, Gary J. Ziegler, Eugene J. Kerins, Edward
               A. Schultes, Richard J. Schultes, Peter Schultes, Barbara Schultes ITF Elizabeth Schultes (Minor),
               Barbara Schultes ITF Deborah Schultes (Minor) and August C. Schultes, IV, dated as of January 29, 1994
               (incorporated by reference to Exhibit 10.46 to the Registrant's Annual Report on Form 10-K for the
               year ended December 31, 1993).

      10.10  Form of Warrant to purchase 100,000 shares of Republic Waste Industries, Inc. Common Stock issued to MGD
               Holdings Ltd. (incorporated by reference to Exhibit 10.33 to the Registrant's Annual Report on Form
               10-K for the year ended December 31, 1994).

      10.11  Form of Warrant to purchase 50,000 shares of Republic Waste Industries, Inc. Common Stock issued to J.P.
               Bryan (incorporated by reference to Exhibit 10.34 to the Registrant's Annual Report on Form 10-K for
               the year ended December 31, 1994).

      10.12  Form of Warrant to purchase 50,000 shares of Republic Waste Industries, Inc. Common Stock issued to Rick
               L. Burdick (incorporated by reference to Exhibit 10.35 to the Registrant's Annual Report on Form 10-K
               for the year ended December 31, 1994).

      10.13  Distribution Agreement, dated February 14, 1995, by and between Republic Waste Industries, Inc. and
               Republic Environmental Systems, Inc. (incorporated by reference to Exhibit 10.36 to the Registrant's
               Annual Report on Form 10-K for the year ended December 31, 1994).

      10.14  Stock Purchase Agreement, dated May 21, 1995, by and between H. Wayne Huizenga and Republic Waste
               Industries, Inc. (incorporated by reference to Exhibit (c)(1) to the Registrant's Current Report on
               Form 8-K/A, dated July 17, 1995).

      10.15  Agreement and Plan of Merger, dated May 21, 1995, by and among Republic Waste Industries, Inc., Republic
               Hudson Acquisition Corporation, Hudson Management Corporation and Harris W. Hudson and Bonnie J.
               Hudson (incorporated by reference to Exhibit (c)(2) to the Registrant's Current Report on Form 8-K/A,
               dated July 17, 1995).

      10.16  Agreement and Plan of Merger, dated May 21, 1995, by and among Republic Waste Industries, Inc., Republic
               Hudson Acquisition Corporation, Envirocycle, Inc. and Harris W. Hudson and Bonnie J. Hudson
               (incorporated by reference to Exhibit (c)(3) to the Registrant's Current Report on Form 8-K/A, dated
               July 17, 1995).

      10.17  Stock Purchase Agreement, dated May 21, 1995, by and between Harris W. Hudson and Republic Waste
               Industries, Inc. (incorporated by reference to Exhibit (c)(4) to the Registrant's Current Report on
               Form 8-K/A, dated July 17, 1995).

      10.18  Stock Purchase Agreement, dated May 21, 1995, by and between Westbury (Bermuda) Ltd. and Republic Waste
               Industries, Inc. (incorporated by reference to Exhibit (c)(5) to the Registrant's Current Report on
               Form 8-K/A, dated July 17, 1995).

      10.19  Proxy, dated as of May 21, 1995, by MGD Holdings Ltd., in favor of H. Wayne Huizenga (incorporated by reference to Exhibit (c)(6) to the Registrant's Current Report on Form 8-K/A, dated July 17, 1995).

      10.20  Stockholder Stock Option Agreement, dated as of May 21, 1995, by MGD Holdings Ltd., in favor of H. Wayne
               Huizenga (incorporated by reference to Exhibit (c)(7) to the Registrant's Current Report on Form
               8-K/A, dated July 17, 1995).

      10.21  First Amendment to Stock Purchase Agreement, dated July 17, 1995, by and between Republic Waste
               Industries, Inc. and H. Wayne Huizenga (incorporated by reference to Exhibit (c)(8) to the
               Registrant's Current Report on Form 8-K/A, dated July 17, 1995).

 EXHIBITS    DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
      10.22  Republic Industries, Inc. 1995 Amended and Restated Employee Stock Option Plan (incorporated by reference to Appendix B to the Registrant's Proxy Statement for the 1996 Annual Meeting of
               Stockholders).

      10.23  Republic Industries, Inc. Amended and Restated 1995 Non-employee Director Stock Option Plan
               (incorporated by reference to Exhibit B to the Registrant's Information Statement dated November 8,
               1995).

      10.24  Merger Agreement, dated August 24, 1995, by and among Republic Waste Industries, Inc., RS Mergersub,
               Inc., Southland Environmental Services, Inc., Felix A. Crawford, Individually and as Trustee of the
               Felix A. Crawford Revocable Living Trust, and CFP, Ltd. (incorporated by reference to Exhibit (c)(1)
               to the Registrant's Current Report on Form 8-K, dated August 24, 1995).

      10.25  Merger Agreement, dated as of August 24, 1995, by and among Republic Waste Industries, Inc., RKSA, Inc.,
               RKSA II, Inc., Kertz Security Systems, Inc., Kertz Security System II, Inc., Leon W. Brauser, Michael
               Brauser, Robert Brauser and Joel Brauser (incorporated by reference to Exhibit (c)(2.1) to the
               Registrant's Current Report on Form 8-K, dated August 28, 1995).

      10.26  First Amendment to Merger Agreement, dated as of October 17, 1995, to the Merger Agreement, dated August
               24, 1995, by and among Republic Waste Industries, Inc., RS Mergersub, Inc., Southland Environmental
               Services, Inc., Felix A. Crawford, Individually and as Trustee of the Felix A. Crawford Revocable
               Living Trust, and CFP, Ltd. (incorporated by reference to Exhibit 2.2 to the Registrant's Current
               Report on Form 8-K, dated October 17, 1995).

      10.27  Merger Agreement, dated as of October 31, 1995, by and among Republic Waste Industries, Inc., RWI/GDS
               Mergersub, Inc., Garbage Disposal Service, Inc., Lee G. Brown and Mina Brown McLean (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K, dated October 31, 1995).

      10.28  Merger Agreement, dated as of November 11, 1995, by and among Republic Waste Industries, Inc., RWI/JCD
               Inc., RWI/Grand Inc., RWI/Trashaway Inc., RWI/Tos-It Inc., RWI/WestTex Inc., RWI Pantego I Inc.,
               RWI/Pantego II Inc., J.C. Duncan Company, Inc., Arlington Disposal Company, Inc., Grand Prairie
               Disposal Company, Inc., Trashaway Services, Inc., Tos-It Service Company, Inc., Wes Tex Waste
               Services, Inc., Pantego Service Company, Pantego I, Inc., Pantego II, Inc., E & E Truck Leasing, Ltd.,
               EETL I, Inc., EETL II, Inc., Robert C. Duncan, Janette T. Duncan, Dan R. Duncan, Debra A. Duncan,
               DeeDee Duncan Elliot, George Martin Duncan, Melinda Duncan Vince and Robert C. Duncan as Trustee of
               the Robert C. Duncan Annuity Trusts Nos. One, Two, Three and Four (incorporated by reference to
               Exhibit 2.2 to the Registrant's Current Report on Form 8-K, dated October 31, 1995).

      10.29  Merger Agreement, dated as of November 13, 1995, by and among Republic Waste Industries, Inc., RI/FCC
               Mergersub, Inc., RI/FWS Mergersub, Inc., RI/FV Mergersub, Inc., RI/PD Mergersub, Inc., RI Investment
               Co., Inc., Fennell Waste Systems, Inc., Fennell Container Co., Inc., Fenn-Vac, Inc., Pepperhill
               Development Co., Inc., GF/WWF, Inc., George W. Fennell, Robert N. Shepard, G. Scott Fennell, S.
               Allison Fennell, Debra A. Haschker, James R. Bland, John H. Chapman, Jeffrey A. Forslund and Leo J.
               Zolnierowicz (incorporated by reference to Exhibit 2.3 to the Registrant's Current Report on Form 8-K,
               dated October 31, 1995).

 EXHIBITS    DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
      10.30  Merger Agreement, dated as of February 15, 1996, by and among Republic Industries, Inc., RI/DFRP, Inc.,
               RI/GS Merger Corp., The Denver Fire Reporter & Protective Co., Guardian Security Services, Inc., and
               John Stewart Jackson (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on
               Form 8-K, dated February 14, 1995).

      10.31  Reorganization Agreement, dated as of February 14, 1996, by and among Republic Industries, Inc.,
               RI/Area, Inc., RI/Smith, Inc., Incendere, Inc., Area Container Services, Inc., Smithton Sanitation
               Service, Inc., Dwight C. Schaubach, James D. Schaubach, Emmett K. Moore, Charles F. Moore and R.D.
               Cuthrell (incorporated by reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K,
               dated February 14, 1996).

      10.32  Merger Agreement, dated as of May 8, 1996 ("AutoNation Merger Agreement"), by and among Republic Industries,
               Inc., RI/ANI Merger Corp., AutoNation Incorporated, H. Wayne Huizenga, Steven R. Berrard and JM Family
               Enterprises, Inc. (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K,
               dated May 8, 1996).

      10.33  Loan Agreement, dated May 8, 1996 ("AutoNation Loan Agreement"), by and between AutoNation Incorporated and Republic
               Industries, Inc. (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K,
               dated May 8, 1996).

      10.34  Employment Agreement, dated as of May 8, 1996, among Republic Industries, Inc. and Steven R. Berrard
               (incorporated by reference to Exhibit 10.34 to the Registrant's Registration Statement on Form S-4 Commission
               File No. _______________).

      10.35  First Amendment to AutoNation Merger Agreement, dated as of September 30, 1996 (incorporated by reference to Annex A to the Registrant's Schedule 14A Proxy Statement, dated December 13, 1996).

      10.36  Second Amendment to AutoNation Merger Agreement and First Amendment to AutoNation Loan Agreement and Related
               Loan Documents, dated as of October 31, 1996 (incorporated by reference to Annex A to the Registrant's
               Schedule 14A Proxy Statement dated December 13, 1996).

      10.37  Agreement and Plan of Merger, dated as of June 25, 1996, among Addington Resources, Inc., Republic
               Industries, Inc. and RI/AR Merger Corp. (incorporated by reference to Exhibit 99.1 to the Registrant's
               Current Report on Form 8-K dated June 25, 1996).

      10.38  Agreement and Plan of Merger, dated as of June 27, 1996, among Continental Waste Industries, Inc.,
               Republic Industries, Inc., and RI/CW Merger Corp. (incorporated by reference to Exhibit 99.1 to the
               Registrant's Current Report on Form 8-K, dated June 27, 1996).

      10.39  Agreement and Plan of Reorganization, dated November 6, 1996, among Republic Industries, Inc., certain acquisition subsidiaries of Republic Industries, Inc., Michael S. Egan, Norman D. Tripp, William H.
               Kelly, Michael S. Egan as trustee of certain trusts, Alamo Rent-A-Car, Inc., and certain affiliated entities of Alamo Rent-A-Car, Inc. (incorporated by reference to Exhibit 2 to the Registrant's
               Current Report on Form 8-K dated November 25, 1996).

      10.40  Letter Agreement between Alamo Rent-A-Car, Inc. and General Motors Corporation (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 of Alamo Rent-A-Car, Inc. Commission
               File No. 33-80271)

      21.1   Subsidiaries of Republic Industries, Inc. as of December 13, 1996 (incorporated by reference to Exhibit 21.1 of the Registrant's Registration Statement on Form S-4 Commission File No. _________).

      23.1*  Consent of Arthur Andersen LLP.

      23.2*  Consent of KPMG Peat Marwick LLP

      23.3*  Consent of Munson, Cronick & Associates.

      23.4*  Consent of Rosenberg Rich Baker Berman & Co.

      23.5   Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibits 5.1 and 8.2 above).

      23.6   Consent of Shefsky & Froelich Ltd. (included in Exhibit 8.1 above).

      23.7*  Consent of Lawrence S. Rich

      23.8*  Consent of Raymond James & Associates, Inc.

      99.1   Historical Financial Statements of DKBERT Assoc. and Guy Salmon USA, Ltd. and Subsidiaries
               (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K
               dated November 25, 1996)

------------------------

*Filed herewith.